J. Ronald Trost (JT-4745)
Kelley A. Cornish (KC-0754)
Shalom L. Kohn (SK-2626)
Elizabeth R. McColm (EM-8532)
SIDLEY AUSTIN BROWN & WOOD LLP
787 Seventh Avenue
New York, New York 10019
Telephone: (212) 839-5300
Counsel for Debtors and Debtors-in-Possession

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

- - - - - - - - - - - - - - - - - - - - - - - - x
                                                :       Chapter 11
In re:                                          :
                                                :       Case Nos. 01-41643 (RLB)
                                                :       through  01-41680 (RLB)
     THE WARNACO GROUP, INC., et al.,           :
                                                :
                                                :       (Jointly Administered)
                                 Debtors.       :
                                                :
- - - - - - - - - - - - - - - - - - - - - - - - x

                        DISCLOSURE STATEMENT PURSUANT TO
                       SECTION 1125 OF THE BANKRUPTCY CODE
                  WITH RESPECT TO THE FIRST AMENDED JOINT PLAN
                OF REORGANIZATION OF THE WARNACO GROUP, INC. AND
                ITS AFFILIATED DEBTORS AND DEBTORS IN POSSESSION
                     UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

Dated:   New York, New York
         November 8, 2002

================================================================================
            THIS DISCLOSURE STATEMENT HAS NOT YET BEEN APPROVED BY THE
         BANKRUPTCY COURT AND, THEREFORE, IN ACCORDANCE WITH 11 U.S.C. 'SS'
       1125, THIS DISCLOSURE STATEMENT SHOULD NOT BE CONSTRUED AS SOLICITING
       ACCEPTANCES OF THE FIRST AMENDED PLAN UNTIL IT HAS BEEN SO APPROVED.
================================================================================

                                Table of Contents

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INTRODUCTORY STATEMENT/DISCLAIMER.............................................................................2

I.   EXECUTIVE SUMMARY........................................................................................4

     A.   Overview of Chapter 11 Filing.......................................................................4
     B.   The Debtors.........................................................................................5
     C.   The Disclosure Statement; Voting Requirements.......................................................6
     D.   Sources of Information..............................................................................8
     E.   General Structure of the Plan.......................................................................8
     F.   Summary of the Treatment Under the Plan of Holders of Claims and Interests.........................13
     G.   Conditions to Effectiveness of the Plan............................................................16

II.  DESCRIPTION OF THE DEBTORS..............................................................................16

     A.   Background Information Regarding the Debtors.......................................................16
          1.    Overview of History and Operations...........................................................16
          2.    Pre-Petition Capital Structure...............................................................19
                (a)   Pre-Petition Secured Indebtedness......................................................19
                (b)   6% Convertible Trust Originated Preferred Securities and 6%
                      Convertible Common Securities..........................................................21
                (c)   Group Common Stock.....................................................................23
     B.   The Debtors' Operations in Chapter 11..............................................................24
          1.    Overview of the Debtors' Operations and Business Plan........................................24
          2.    Parties-in-Interest; Retention of Professionals and Appointment of Creditors' Committee......25
                (a)   Advisors to the Debtors................................................................25
                (b)   The Creditors' Committee and its Advisors..............................................26
                (c)   United States Trustee..................................................................26
          3.    Operating Results During Chapter 11..........................................................26
          4.    Summary of Significant Orders Entered and Other Actions Taken
                During the Cases.............................................................................28
                (a)   Significant "First Day" Orders.........................................................28
                      (i)   Interim DIP Financing............................................................28
                      (ii)  Interim Order Employing Antonio C. Alvarez II as Chief Restructuring Officer.....29
                      (iii) Employee Matters.................................................................29
                      (iv)  Cash Management System...........................................................30
                      (v)   Reclamation Claims...............................................................30
                      (vi)  Pre-Petition Shipping Charges....................................................30
                      (vii) Essential Trade Creditors and Licensees..........................................30
                      (viii)Pre-Petition Customer Accommodation Programs.....................................31
                      (ix)  Payment of Pre-Petition Sales, Use and Other Taxes...............................31
                      (x)   Warnaco of Canada................................................................31


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                                Table of Contents
                                   (continued)

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                (b)   Debtor-In-Possession Financing.........................................................31
                (c)   Change In Chief Executive Officer......................................................32
                (d)   Exclusivity Orders.....................................................................32
                (e)   Sales of Certain Real and Personal Property............................................32
                (f)   Store Closing Sales....................................................................33
                (g)   Sale of Business Units.................................................................33
                (h)   Orders and Claims Relating to the Debtors' Employees and Executives....................34
                      (i)   "First Day" Order to Pay Employee Wages, etc.....................................34
                      (ii)  Employee Retention Plan..........................................................35
                      (iii) Rejection of Wachner Employment Agreement. ......................................35
                      (iv)  Antonio C. Alvarez II Employment Agreement.......................................36
                (i)   Claim by ILGWU National Retirement Fund for Withdrawal Liability
                      Under MultiEmployer Pension Plan Under ERISA...........................................37
                (j)   Administrative Orders - Schedules; Bar Date............................................38
                (k)   Other Legal Proceedings................................................................39
                      (i)   Speedo Litigation................................................................39
                      (ii)  Shareholder Class Actions........................................................40
                      (iii) SEC Investigation................................................................41
                (l)   Restatement of Financial Statements....................................................42
                (m)   Property Leases........................................................................42
                (n)   Personal Property Leases and Executory Contracts.......................................43
                (o)   Termination of License Agreement with Weight Watchers..................................43
                (p)   Termination of Fruit of the Loom License...............................................44
                (q)   Customs Duties.........................................................................44
                (r)   Transaction with Floor Ready Apparel...................................................46
                (s)   Administrative Claims..................................................................47
          5.    Settlement of Significant Claims.............................................................47
                (a)   Bancomext Claim....................................................................... 47
                (b)   Amster Claim...........................................................................49
                (c)   HIS Claim..............................................................................49
                (d)   GE Capital Secured Claims..............................................................50
          6.    Current Executive Officers and Directors.....................................................52
                (a)   Antonio C. Alvarez II..................................................................52
                (b)   James P. Fogarty.......................................................................52
                (c)   Stanley P. Silverstein.................................................................53
                (d)   Stuart D. Buchalter....................................................................53
                (e)   Joseph A. Califano, Jr.................................................................53
                (f)   Donald G. Drapkin......................................................................53
                (g)   Richard Karl Goeltz....................................................................54
                (h)   Harvey Golub...........................................................................54
                (i)   Dr. Manuel T. Pacheco..................................................................54

                                Table of Contents
                                   (continued)

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                (j)   Linda J. Wachner.......................................................................54

III. FUTURE BUSINESS OF THE REORGANIZED DEBTORS..............................................................54

     A.   Structure and Business of the Reorganized Debtors..................................................54
     B.   Executive Officers and Directors of the Reorganized Debtors........................................55
     C.   Projected Financial Information....................................................................55
          1.    Risk Factors.................................................................................56
                (a)   Adverse Retail Industry Conditions.....................................................56
                (b)   Fluctuations in Price, Availability and Quality of Raw Materials.......................56
                (c)   Relationships with Suppliers and Vendors...............................................57
                (d)   Relationships with Customers...........................................................57
                (e)   Substantial Competition................................................................57
                (f)   Licensing Risks........................................................................57
                (g)   Changing Fashion Trends................................................................58
                (h)   International Operations...............................................................59
                (i)   Fluctuations in Foreign Exchange Rates.................................................59
                (j)   Import Restrictions....................................................................59
                (k)   Dependence on Key Personnel............................................................60

IV.  SUMMARY OF THE PLAN OF REORGANIZATION...................................................................60

     A.   Brief Explanation of Chapter 11 Plan of Reorganization.............................................60
     B.   Structure of the Plan..............................................................................61
     C.   Classification and Treatment of Claims and Interests...............................................63
          1.    General......................................................................................63
          2.    Treatment of Unclassified Claims.............................................................64
                (a)   Administrative Claims..................................................................64
                (b)   Priority Tax Claims....................................................................65
                (c)   DIP Facility Claim.....................................................................65
          3.    Treatment of Classified Claims and Interests.................................................66
     D.   Conditions to Effective Date.......................................................................70
     E.   Executory Contracts and Unexpired Leases...........................................................70
          1.    General......................................................................................71
          2.    Assumption and Rejection of Executory Contracts and Unexpired Leases.........................71
          3.    Payments Related to Assumption of Executory Contracts and Unexpired Leases...................72
          4.    Post-Petition Contracts and Leases...........................................................72
          5.    Rejection Damages Bar Date...................................................................72
     F.   Implementation of the Plan.........................................................................73
          1.    Pre-Effective Date Management and Operation of Debtors.......................................73
          2.    Post-Effective Date Committee; Dissolution of Committee......................................73


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

                                Table of Contents
                                   (continued)

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          3.    Merger of Certain Debtors....................................................................74
          4.    Amended Certificates of Incorporation and Bylaws.............................................74
          5.    Post-Effective Date Management and Operation of Reorganized Debtors..........................74
          6.    Repayment of DIP Facility/Exit Financing.....................................................75
          7.    Issuance of New Warnaco Second Lien Notes....................................................75
          8.    Issuance of New Warnaco Common Shares........................................................76
          9.    Adoption of Rights Plan......................................................................77
          10.   Registration Rights Agreement................................................................77
          11.   Management Stock Incentive Program and Confirmation Bonuses..................................81
          12.   Continuation of Pension Plan.................................................................82
          13.   Employment, Retirement, and Incentive Compensation Plans and Programs........................83
     G.   Distributions Under the Plan.......................................................................83
          1.    Distributions................................................................................83
                (a)   Distributions to Holders of Senior Secured Bank Claims.................................83
                (b)   Distributions to Holders of Allowed Class 5 Claims.....................................83
                (c)   Distributions to Holders of TOPrS Claims, if Any.......................................84
                (d)   Fractional Interests...................................................................85
                (e)   Disputed Claims and Payments...........................................................86
                (f)   Unclaimed Property.....................................................................86
     H.   Procedure For Determination of Claims and Interests................................................86
     I.   Effect of the Plan on Claims and Interests.........................................................87
     J.   Miscellaneous Provisions...........................................................................90
     K.   Exemption From Securities Laws.....................................................................92
                (a)   Initial Offer and Sale of Securities...................................................92
                (b)   Subsequent Transfers of Securities.....................................................93
                (c)   Certain Transactions by Stockbrokers...................................................94

V.   CERTAIN FEDERAL INCOME TAX CONSEQUENCES.................................................................95

     A.   General Tax Considerations.........................................................................95
     B.   Tax Consequences of the Plan on the Debtors........................................................95
     C.   Federal Income Tax Consequences to U.S. Holders of Certain Claims..................................98

VI.  CONFIRMATION OF THE PLAN UNDER THE CODE................................................................102

     A.   The Confirmation Hearing and Objections...........................................................102
     B.   Confirmation Requirements Under the Code..........................................................102
     C.   Satisfaction of Conditions Precedent to Confirmation Under the Code...............................105
          1.    Acceptance by Impaired Classes..............................................................105
          2.    Best Interests of Claim Holders.............................................................106
                (a)   Generally.............................................................................106
                (b)   Enterprise Valuation of the Reorganized Debtors.......................................107


                                       iv




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                                Table of Contents
                                   (continued)

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                (c)   Liquidation Value of the Debtors......................................................108
                (d)   Application of the Best Interests Test................................................109
                      (i)   Class 2 Senior Secured Bank Claims..............................................109
                      (ii)  Class 5 Allowed Unsecured Claims................................................111
                      (iii) Class 6 TOPrS Claims............................................................111
                      (iv)  Class 8 Common Stock Claims and Interests.......................................111
                      (v)   Best Interests Test Conclusion..................................................111
          3.    Feasibility of the Plan.....................................................................112
          4.    Confirmation Without Acceptance by All Impaired Classes ("Cramdown")........................113

VII.     ALTERNATIVES TO THE PLAN...........................................................................114

VIII.    RECOMMENDATION.....................................................................................115

IX.      CONCLUSION.........................................................................................115

                        INTRODUCTORY STATEMENT/DISCLAIMER

          This Disclosure Statement contains a summary of certain provisions of the First Amended Joint Plan of Reorganization dated as of ________ __, 2002 (the "Plan")(1) proposed by The Warnaco Group, Inc. ("Group") and certain subsidiaries of The Warnaco Group, Inc., as debtors and debtors-in-possession (collectively, the "Debtors"), and summaries of certain other documents relating to the consummation of the Plan or the treatment of certain parties in interest, and certain financial information relating thereto.

          While the Debtors believe that the summaries contained herein provide adequate information with respect to the documents summarized, such summaries are qualified to the extent that they do not set forth the entire text of such documents. Before casting a ballot, each holder of an impaired claim entitled to vote on the Plan should review all pertinent documentation, including the Plan. The terms of the Plan govern in the event of any inconsistency with the summaries contained in this Disclosure Statement.

          No party is authorized by the Debtors to provide any information to the Debtors' creditors with respect to the Plan other than that contained in this Disclosure Statement. Other than as set forth in this Disclosure Statement, the Debtors have not authorized any representations concerning the Debtors, their anticipated financial position or operations after confirmation of the Plan or the value of their business and property. To the extent information in this Disclosure Statement relates to the Debtors, the Debtors or their advisors have provided the information in this Disclosure Statement.

          The information in this Disclosure Statement is being provided solely for purposes of voting to accept or reject the Plan or objecting to Confirmation of the Plan. Nothing in this Disclosure Statement may be used by any person or entity for any other purpose.

          The deadline for receipt by the Debtors' voting agent, Bankruptcy Services, LLC, of ballots voting to accept or reject the Plan is 4:00 p.m., Prevailing Eastern Time, on [_______, 2002], unless extended in writing by the Debtors or order of the Bankruptcy Court.

          Nothing contained in this Disclosure Statement, express or implied, is intended to give rise to any commitment or obligation of the Debtors or confers upon any person any rights, benefits or remedies of any nature whatsoever (other than as set forth in the Plan), nor should the contents of this Disclosure Statement be construed as providing any legal, business, financial or tax advice. Holders of claims and interests should consult with their own advisors. The contents of this Disclosure Statement shall not constitute or be construed as an admission of any fact or liability, stipulation or waiver, but rather as a statement made in settlement negotiations.

          Except as hereafter noted, the information contained herein is generally intended to describe facts and circumstances only as of the date of this Disclosure Statement, and neither the delivery of the Disclosure Statement nor the Confirmation of the Plan will create any implication, under any circumstances, that the information contained herein or therein is correct

----------
(1) Capitalized terms not defined herein have the meanings ascribed to them in the Plan unless otherwise noted.

or complete at any time after the date hereof or thereof, or that the Debtors are or will be under any obligation to update such information in the future.

          11 U.S.C. 'SS' 1125(b) prohibits the solicitation of an acceptance or rejection of a plan of reorganization from a holder of a claim or interest with respect to such claim or interest unless, at the time of or before such solicitation, there is transmitted to such holder such plan or a summary of such plan and a written disclosure statement approved, after notice and hearing, by the Bankruptcy Court as containing adequate information.

          This Disclosure Statement has not been approved or disapproved by, and the securities offered hereby have not been registered with or approved or recommended by, the Securities and Exchange Commission (the "SEC") or any securities regulatory authority of any state, nor has the SEC nor any state securities regulatory authority passed upon the accuracy or adequacy of this Disclosure Statement or the statements or information contained herein. Any representation to the contrary is a criminal offense.

          This Disclosure Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are made pursuant to the safe harbor provisions of 11 U.S.C. 'SS' 1125 reflecting, when made, expectations or beliefs concerning future events that involve risks and uncertainties, including the ability of the Debtors to satisfy the conditions and requirements of their credit facilities, the effects of the Cases on the operations of the Debtors, the Debtors' ability to obtain court approval with respect to motions in the Cases prosecuted by them from time to time, the ability of the Debtors to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Cases, the effect of national, international and regional economic conditions, the overall level of consumer spending, the performance of the Debtors' products within the prevailing retail environment, customer acceptance of both new designs and newly introduced product lines, financial difficulties encountered by customers, the ability of the Debtors to attract, motivate and retain key executives and employees and the ability of the Debtors to attract and retain customers.

          All statements other than statements of historical facts included in this Disclosure Statement, without limitation, are forward-looking statements. Although the Debtors believe that the expectations reflected in such forward-looking statements are reasonable, they can give no assurance that such expectations will prove to have been correct. The Debtors disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements may contain the words "believe", "anticipate", "expect", "estimate", "project", "will be", "will continue", "will likely result" and other similar words and phrases. Forward-looking statements and the Debtors' plans and expectations are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, and the Debtors' business in general is subject to certain risks that could affect the value of the Debtors' stock.

          The unaudited projections attached hereto as Exhibit E (the "Projections") have been prepared by the Debtors as projections of possible future results based upon the assumptions set forth therein, and are dependent on many factors over which the Debtors do not have control. No assurance can be given that any of the assumptions on which the Projections are based will prove to be correct. The Projections were not prepared in compliance with (i) published guidelines of the SEC, (ii) the guidelines established by the American Institute of Certified Public Accountants regarding projections or (iii) generally accepted accounting principles ("GAAP"). Neither Deloitte & Touche LLP ("Deloitte & Touche"), the independent auditors for the Debtors, nor BDO Seidman, LLP ("BDO Seidman"), the Debtors' bankruptcy consultant and financial advisors, has participated in the preparation of or compiled such Projections and, accordingly, neither party expresses any view, opinion or any other form of assurance with respect to, assume no responsibility for and disclaim any association with, such Projections. In connection with its enterprise valuation of the Reorganized Debtors, BDO Seidman, did, however, perform certain procedures that included evaluating selected assumptions underlying the Projections relating to revenues and EBITDAR.(2) See Section VI.C.2.(b), entitled "Best Interests of Claim Holders - Enterprise Valuation of the Reorganized Debtors." While presented with numerical specificity, such Projections are based upon a variety of assumptions, which may not be realized, relating to the future business and operations of the Debtors and are subject to significant uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of the Debtors. To the extent that actual results vary from the assumptions, recoveries may vary from the Projections. The Debtors do not make any express or implied representation or warranty as to the attainability of the projected financial information set forth in the Projections or as to the accuracy or completeness of the assumptions from which that projected information is derived.

I.   EXECUTIVE SUMMARY

     A.   Overview of Chapter 11 Filing

          The Warnaco Group, Inc., a Delaware corporation, and certain of its subsidiaries, as debtors and debtors-in-possession, transmit this Disclosure Statement (the "Disclosure Statement") pursuant to Section 1125(b) of title 11, United States Code, 11 U.S.C. 'SS''SS' 101 et seq. (the "Code"), to all known impaired creditors of the Debtors entitled to vote on the Plan in connection with the solicitation of acceptances of the Plan. A copy of the Plan, which has been filed with the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court"), is annexed hereto and made a part hereof as Exhibit A.

          On June 11, 2001 (the "Petition Date"), each of the Debtors filed a voluntary petition for reorganization under chapter 11 of the Code. During the Cases, the Debtors' management has continued to manage the operation and affairs of the Debtors as debtors-in-possession under the jurisdiction of the Bankruptcy Court. The Cases currently are pending before the Honorable Richard L. Bohanon, United States Bankruptcy Judge for the Southern District of New York.

          Chapter 11 is the principal business reorganization chapter of the Code. Under chapter 11 of the Code, a debtor is authorized to reorganize its business for the benefit of its creditors and stockholders. In addition to permitting rehabilitation of the debtor, another goal of chapter 11 is to promote equality of treatment of creditors and equity security holders of equal

----------
(2) EBITDAR is defined as earnings before interest, taxes, depreciation, amortization, restructuring charges and other items as set forth in the DIP Credit Agreement.

rank with respect to the restructuring of debt. Recognizing the need for representation of unsecured creditors in the reorganization process, Section 1102 of the Code provides for the establishment of a creditors' committee. The Creditors' Committee in the Cases, initially comprised of nine creditor representatives, was appointed by the United States Trustee for the Southern District of New York on June 19, 2001.

          Confirmation and consummation of a plan of reorganization are the principal objectives of a chapter 11 reorganization case. A plan of reorganization sets forth the means for satisfying claims against, and interests in, a debtor. Confirmation of a plan requires, among other things, the affirmative vote of creditors holding at least two-thirds in total dollar amount and more than one-half in number of the allowed claims in each impaired class of claims that have voted on the plan, and two-thirds in amount of equity interests in each impaired class of interests that have voted on the plan. Section 1129(b) of the Code, commonly referred to as the "cramdown" provision, permits confirmation of a plan over the objection of an impaired class under certain circumstances. Confirmation of a plan of reorganization by a bankruptcy court makes the plan binding upon the debtor, any issuer of securities under the plan, any person acquiring property under the plan and any creditor or equity security holder of the debtor. Subject to certain limited exceptions, the confirmation order discharges the debtor from any debt that arose prior to the effective date of the plan and substitutes therefor the obligations, if any, specified under the confirmed plan.

          THE DEBTORS BELIEVE THAT THE PLAN COMPLIES WITH ALL REQUIREMENTS OF THE CODE AND PROVIDES THE BEST AVAILABLE RECOVERY TO THEIR RESPECTIVE ESTATES. THE PLAN ALSO HAS THE SUPPORT OF THE CREDITORS' COMMITTEE, WHICH WILL RECOMMEND TO ITS CONSTITUENCY THAT IT VOTE TO ACCEPT THE PLAN. THE DEBTORS URGE ALL IMPAIRED CREDITORS THAT ARE ENTITLED TO VOTE ON THE PLAN TO ACCEPT THE PLAN.

     B.   The Debtors

          Group is a holding company and the ultimate corporate parent of approximately 100 domestic (the "U.S. Subsidiaries") and foreign subsidiaries (the "Foreign Subsidiaries" and, collectively with Group and the U.S. Subsidiaries, the "Company") with operations in various jurisdictions throughout the United States and in approximately 25 foreign countries. The Company designs, manufactures and markets a broad line of: (i) women's intimate apparel, such as bras, panties, sleepwear, shapewear and daywear; (ii) men's apparel, such as sportswear, jeanswear, khakis, underwear and accessories; (iii) women's and junior's apparel, such as sportswear and jeanswear; and (iv) active apparel, such as swimwear, swim accessories and fitness apparel. The Company's products are sold to wholesale accounts or directly to consumers through the Company's Retail Stores Division under a variety of internationally recognized brand names. The Company's products are marketed under owned or licensed brand names, including Warner's'r', Olga'r', Calvin Klein'r', Lejaby'r', Rasurel'r', Bodyslimmers'r', White Stag'r', Chaps by Ralph Lauren'r', Catalina'r', A.B.S. by Allen Schwartz'r', Speedo'r', Speedo'r' Authentic Fitness'r', Anne Cole'r', Cole of California'r', Lauren'r'/Ralph Lauren'r', Ralph'r'/Ralph Lauren'r', Ralph Lauren'r', Polo Sport by Ralph Lauren'r', Polo Sport-RLX'r', Sunset Beach'r', and Sandcastle'r'.

          Group, 36 of its U.S. Subsidiaries and Warnaco of Canada Company ("Warnaco of Canada"), are Debtors in the Cases. The remainder of Group's Foreign Subsidiaries are not Debtors in the Cases, nor are they subject to foreign bankruptcy or insolvency proceedings.

     C.   The Disclosure Statement; Voting Requirements

          This Disclosure Statement has been approved by the Bankruptcy Court pursuant to an order dated [_________, 2002] (the "Disclosure Statement Approval Order"), as containing information of a kind and in sufficient detail to enable a hypothetical, reasonable investor typical of the holders of impaired Claims to make an informed judgment with respect to voting to accept or reject the Plan. A copy of the Disclosure Statement Approval Order is attached hereto as Exhibit B. This Disclosure Statement is being transmitted in connection with the Plan to provide adequate information to enable holders of Claims entitled to vote on the Plan ("Voting Claims") to make an informed judgment with respect to such vote.

          Approval by the Bankruptcy Court of this Disclosure Statement does not constitute an endorsement of any of the representations contained in this Disclosure Statement or in the Plan, nor does it constitute an endorsement of the fairness or merits of the Plan itself.

          Each holder of a Voting Claim should carefully review the material set forth in this Disclosure Statement and the exhibits hereto in order to make an independent determination as to whether to vote to accept or reject the Plan. In addition, each holder of a Voting Claim should review the entire Plan and the exhibits thereto before casting a Ballot.

          Accompanying this Disclosure Statement are:

          1.   A copy of the Plan (attached hereto as Exhibit A);

          2. A copy of the Disclosure Statement Approval Order (attached hereto as Exhibit B);

          3. A copy of an Organizational Chart for the Reorganized Debtors (attached hereto as Exhibit C);

          4. Copies of the audited consolidated financial statements of Group for the three fiscal years ending January 5, 2002 (attached hereto as Exhibit D);

          5. A copy of the Projections relating to the Reorganized Debtors for the fiscal years ended 2002 through 2005 (attached hereto as Exhibit E);

          6. Copies of the unaudited consolidated financial statements of Group for the period January 6, 2002 through July 5, 2002 (attached hereto as Exhibit F).(3)

----------
(3) On or about November 15, 2002, the Company intends to file its Form 10-Q which will contain the unaudited consolidated financial statements of Group for the period January 6, 2002 through October 5, 2002, copies of which will be available from the SEC's public reference room, through www.sec.gov or, upon request, from the Debtors.

          7. A copy of the projected consolidated balance sheet for the Reorganized Debtors as of the Effective Date (attached hereto as Exhibit G);

          8.   A liquidation analysis of the Debtors (attached hereto as Exhibit
               H); and

          9. The notice approved by the Bankruptcy Court (attached hereto as Exhibit I) that sets forth, among other things, the time fixed by the Bankruptcy Court for:

               (a) receipt of Ballots indicating acceptance or rejection of the Plan;

               (b)  Confirmation Hearing;

               (c) filing objections to confirmation of the Plan, including, without limitation, objections to the assumption of certain executory contracts and unexpired leases under the Plan;

               (d)  filing of administrative claims by certain parties;

               (e) filing claims arising from the rejection of leases and executory contracts and unexpired leases under the Plan; and

               (f) filing of objections to the Debtors' proposed cure payments in connection with assumed leases and executory contracts and unexpired leases under the Plan.

          Holders of Claims in Class 2, Class 5 and Class 6 are entitled to vote on the Plan. TO BE COUNTED, YOUR SIGNED ORIGINAL BALLOT MUST BE ACTUALLY RECEIVED ON OR BEFORE 4:00 P.M. (PREVAILING EASTERN TIME) ON [________, 2002] (THE "VOTING DEADLINE"), AS FOLLOWS:

               For  Ballots sent by regular mail:

                         Warnaco Ballot Processing
                         P.O. Box 5014
                         FDR Station
                         New York, NY 10150-5014

               For Ballots sent by messenger or overnight mail:

                         Warnaco Ballot Processing
                         c/o Bankruptcy Services, LLC
                         70 East 55th Street, 6th Floor
                         New York, NY 10022-3222

Copies of Ballots and Ballots received by facsimile will NOT be counted.

     D.   Sources of Information

          The information contained in this Disclosure Statement was derived from (i) the Debtors' books and records (such as their general purpose financial statements, books of account and corporate records) and (ii) consultations with Group's Board of Directors and the Debtors' officers, senior management, key personnel and various of their outside professionals, including legal, accounting and financial advisors.

     E.   General Structure of the Plan

          Each Debtor is a proponent of the Plan within the meaning of Section 1129 of the Code. In general, the Plan provides for the substantive consolidation of all of the Debtors for voting and distribution purposes only, and provides for the Debtors' reorganization pursuant to the terms of the Plan. The Plan contemplates the payment in full in Cash of all administrative and priority claims against the Debtors, and the repayment in full in Cash of outstanding amounts, if any, under the Debtors' post-petition financing facility. Furthermore, the Plan provides for the treatment of allowed claims against, and interests in, the Debtors as follows:

     o With respect to the Debtors' pre-petition secured lenders (a) payment in Cash of all amounts due in respect of the Original Foreign Facility Guaranty Claims, estimated at approximately $90.1 million; (b) distribution of new second lien notes of Reorganized Warnaco in the principal amount of $200 million and (c) distribution of 96.263% of newly issued common stock of Reorganized Warnaco, subject to dilution in respect of new common stock to be issued to management of Reorganized Warnaco under a stock incentive plan, plus, in the event holders of Class 6 Claims receive no distribution pursuant to Section 2.9.(C) of the Plan, an additional 0.581% of the newly issued common stock of Reorganized Warnaco, subject to dilution as described above;

     o With respect to each holder of an allowed unsecured claim other than a TOPrS Claim, distribution of its pro rata share of 2.549% of the newly issued common stock of Reorganized Warnaco, subject to dilution as described above, plus, in the event holders of TOPrS Claims receive no distribution pursuant to Section 2.9.(C) of the Plan, an additional 0.015% of the newly issued common stock of Reorganized Warnaco, subject to dilution as described above;

     o With respect to TOPrS Claims, distribution of 0.596% of the newly issued common stock of Reorganized Warnaco, subject to dilution as described above, in full satisfaction of any and all TOPrS Claims, unless the holders of such Claims vote as a class to reject the Plan in which case there will be no distribution on account of such claims; and

     o No distributions on account of common stock issued by Group, including claims arising out of, or with respect to, such common stock interests.

          After careful review of the Debtors' current business operations, estimated recoveries in sale or liquidation scenarios, the prospects of ongoing businesses, and the strategic business plan for future operations developed by the Debtors' management and discussed more fully in Section III. hereof, entitled "Future Business of the Reorganized Debtors," the Debtors have concluded that at this time the recovery to their creditors will be maximized by the continued operation of the Debtors, rather than a sale of some or all of the Debtors as a going concern to a third party, or an orderly liquidation. Thus, the Plan provides for the reorganization of the Debtors.

          A complete list of the legal entities that comprise the Debtors, the jurisdiction of incorporation and a brief description of the business purpose or activities for each entity is set forth below. This list identifies each Debtor by its case number in the Cases and designates those Debtors that are being reorganized under the Plan and, therefore, will emerge from bankruptcy as reorganized entities, as well as those Debtors that will be merged pursuant to the Plan, and, therefore, will not exist following the Effective Date of the Plan. Finally, for informational purposes only, the list sets forth the non-Debtor subsidiaries of Group that are not subject to the Plan or the Cases. The jurisdiction of incorporation and a brief description of the business purpose or activities for each entity also is shown.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                    DEBTORS BEING REORGANIZED UNDER THE PLAN

The Warnaco Group, Inc. (U.S.-Delaware), 01-41643 (RLB) - Parent Holding Company

184 Benton Street Inc. (U.S.-Delaware), 01-41644 (RLB) - Operator - Warnaco
   Retail Outlet Stores*

Abbeville Manufacturing Company (U.S.-Delaware), 01-41646 (RLB) - Inactive CK
   Jeanswear Manufacturing Company*

A.B.S. Clothing Collection, Inc. (U.S.-California), 01-41645 (RLB) Principal
   A.B.S. Operating Company

Authentic Fitness Corporation (U.S.-Delaware), 01-41648 (RLB) - Holding Company for Authentic Fitness

Authentic Fitness Products Inc. (U.S.-Delaware), 01-41650 (RLB) - Principal
   Authentic Fitness Operating Company

Authentic Fitness On-Line, Inc. (U.S.-Nevada), 01-41649 (RLB) - Authentic
   Fitness Retail On-line Company

Authentic Fitness Retail Inc. (U.S.-Delaware), 01-41651 (RLB) - Operator -
   Authentic Fitness Retail Stores

Calvin Klein Jeanswear Company (U.S.-Delaware), 01-41656 (RLB) - Principal CK
   Jeanswear Operating Company

CCC Acquisition Corp. (U.S.-Delaware), 01-41653 (RLB) - Holding Company for
   Catalina Trademarks

C.F. Hathaway Company (U.S.-Delaware), 01-41655 (RLB) - Inactive*

CKJ Holdings, Inc. (U.S.-Delaware), 01-41657 (RLB) - Holder of CK Jeanswear
   License

Designer Holdings Ltd. (U.S.-Delaware), 01-41659 (RLB) - Holding Company for CK
   Jeanswear Business in U.S.

Gregory Street, Inc. (U.S.-Delaware), 01-41660 (RLB) - Accounts Receivable
   Management Company

Jeanswear Holdings, Inc. (U.S.-Delaware), 01-41661 (RLB) - Inactive*

Kai Jay Manufacturing Company (U.S.-Delaware), 01-41662 (RLB) - Inactive CK
   Jeanswear Manufacturing Company*

Myrtle Avenue, Inc. (U.S.-Delaware), 01-41663 (RLB) - Intercompany Financing
   Corporation*

Penhaligon's by Request, Inc. (U.S.-Delaware), 01-41666 (RLB) - Inactive U.S.
   Mail Order Company*

Outlet Holdings, Inc. (U.S.-Delaware), 01-41664 (RLB) - Holding Company for CK
   Outlet Stores*

Outlet Stores, Inc. (U.S.-Delaware), 01-41665 (RLB) - Operator - CK Jeanswear
   Retail Outlet Stores*

Rio Sportswear, Inc. (U.S.-Delaware), 01-41667 (RLB) - Inactive*

Ubertech Products, Inc. (U.S.-Delaware), 01-41668 (RLB) - Research and
   Development Company; assets sold in July 2002; now Inactive*

Warmana Limited (U.S.-Delaware), 01-41670 (RLB) - Holding Company for certain offshore manufacturing operations

Warnaco Inc. (U.S.-Delaware), 01-41671 (RLB) - Principal Warnaco Operating
   Company

Warnaco International, Inc. (U.S.-Delaware), 01-41672 (RLB) - Holding Company for foreign subsidiaries

Warnaco International, LLC (U.S.-Delaware), 01-41673 (RLB) - Inactive*

Warnaco of Canada Company (Canada), 01-41675 (RLB) - Principal Canadian
   Operating Company

Warnaco Puerto Rico, Inc. (U.S.-Delaware), 01-41676 (RLB) - Operator - Intimate
   Apparel Retail Store in Puerto Rico

Warnaco Sourcing Inc. (U.S.-Delaware), 01-41677 (RLB) - Inactive*

Warnaco U.S., Inc. (U.S.-Delaware), 01-41678 (RLB) - Intangibles Holding Company

Warner's De Costa Rica Inc. (U.S.-Delaware), 01-41680 (RLB) - Inactive

* Commencing within 18 months of the Effective Date, the Company intends to continue to simplify its corporate structure through the merger of each of the entities indicated with an asterisk above into their respective parent.

                      DEBTORS BEING MERGED UNDER THE PLAN*

AEI Management Corporation (U.S.-California), 01-41647 (RLB) - to be merged into
   Rio Sportswear Inc.

Blanche, Inc. (U.S.-Delaware), 01-41652 (RLB) -  to be merged into Warnaco Inc.

CCC Acquisition Realty Corp. (U.S.-Delaware), 01-41654 (RLB) - to be merged into
   Authentic Fitness Products Inc.

CKJ Sourcing, Inc. (U.S.-Delaware), 01-41658 (RLB) - to be merged into Calvin
   Klein Jeanswear Company

Ventures Ltd. (U.S.-Delaware), 01-41669 (RLB) - to be merged into Warnaco
   Ventures Ltd.

Warnaco Men's Sportswear Inc. (U.S.-Delaware), 01-41674 (RLB) - to be merged into Warnaco Inc.

Warnaco Ventures Ltd. (U.S.-Delaware), 01-41679 (RLB) - to be merged into
   Warnaco Inc.

* The Debtors expect each merger to be governed by the liquidation provisions of the Internal Revenue Code for United States tax purposes.

          NON-DEBTOR DOMESTIC SUBSIDIARIES THAT ARE NOT SUBJECT TO THE
           CHAPTER 11 CASES AND ARE NOT GENERALLY SUBJECT TO THE PLAN

     Warnaco Operations Corporation (U.S.-Delaware) - Accounts Receivable Management Company

           NON-DEBTOR FOREIGN SUBSIDIARIES THAT ARE NOT SUBJECT TO THE CHAPTER 11 CASES AND ARE NOT GENERALLY SUBJECT TO THE PLAN

Authentic Fitness (HK) Ltd. (Barbados) - Inactive Corporation*

Authentic Fitness de Mexico S.A. de C.V. (Mexico) - Inactive Corporation*

Authentic Fitness of Canada Inc. (Canada) - Canadian manufacturer/sales subsidiary of Authentic Fitness

Calvin Klein France S.N.C. (France) - Commissioned agent for sale of Calvin
   Klein Underwear and Accessories in France

Centro de Corte de Tetla, SA de CV (Mexico) - Operator - Mexican cutting center

Designer Holdings Overseas Limited (Hong Kong) - Inactive corporation*

Donatex-Warnaco S.A. (Belgium) - Belgian sales corporation for Lejaby and
   Rasurel products

Eratex-Warnaco LAC TWO GmbH & Co. KG (Germany) - German sales corporation for
   Lejaby and Rasurel products

Euralis S.A.S. (France) - Holding company for Intangibles and Leases in France

Hamlet Manufacturing, S.A. (Honduras) - Operator - Honduran sewing facility

Hamlet Shirt Company Limited (UK) - Inactive Company*

Juarmex, S.A. de C.V. (Mexico) - Inactive Corporation*

Lejaby S.A.S. (France) - Manufacturing and distribution company for Lejaby products

Lenitex Warnaco Handelsgesellschaft mbH (Austria) - Austrian sales corporation for CKU, Lejaby and Warner's products

Leratex-Warnaco Ltd. (United Kingdom) - Inactive Company*

Linda Vista de Tlaxcala S.A. de C.V. (Mexico) - Maquiladora operation involved in production of AFC and Intimate Apparel products

Linda Vista de Veracruz, S.A. de C.V. (Mexico) - Mexican sales corporation for
   CKJ, CKU and Chaps products

Lintex-Warnaco SA (Switzerland) - Swiss sales corporation for Lejaby and Rasurel products

Mullion International Limited (BVI) - Inactive corporation with intercompany debt*

Olga de Villanueva S.A. (Honduras) - Operator - Honduras sewing facility

Olguita de Mexico, SA (Mexico) - Maquiladora operation involved in production of Intimate Apparel products

PMJ S.A. (France) - Inactive manufacturing facility of IZKA*

Private Pleasures Ltd. (United Kingdom) - Holder of internet Domain Name

Tilbes Servisport, Inc. (Canada) - Inactive corporation*

Vista de Huamantla, S.A. de C.V. (Mexico) - Maquiladora operation involved in production of AFC products

Vista de Puebla, S.A. de C.V. (Mexico) - Inactive operation

Vista de Yucatan, S.A. de C.V. (Mexico) - Sales facility which purchases products from AFC US for sale into the Mexican market

Warnaco (HK) Ltd. (Barbados) - Sourcing Company for Calvin Klein Underwear; and retail and distribution company for Calvin Klein Underwear and Accessories in Asia

Warnaco B.V. (Netherlands) - Holding Company which acts as a treasury hub for all European Companies and performs sales and distribution functions of the CK products

Warnaco France S.A.R.L. (France) - Holding Company for Calvin Klein France
   S.N.C. (France)*

Warnaco Germany GmbH (Germany) - German sales corporation for CKU products

Warnaco Holland B.V. (Netherlands) - Holding Company for CKU.

Warnaco Intimo S.A. (Spain) - Spanish sales corporation for CKU, Lejaby and
   Warner's products

Warnaco Japan K.K. (Japan) - Inactive Corporation*

Warnaco LAC ONE GmbH (Germany) - Holding Company Eratex-Warnaco LAC TWO GmbH &
   Co. KG

Warnaco LAC TWO GmbH (Germany) - Holding Company Eratex-Warnaco LAC TWO GmbH &
   Co. KG

Warnaco Ltd. (U.K.) (United Kingdom) - Inactive Company*

Warnaco Netherlands B.V. (Netherlands) - Holding Company for the trademark of
   Warner's UK Ltd. and Warnaco of Canada Company related to the Warner's and Olga marks

Warnaco Portugal - Vesutario e Acessorios, Sociedade Unipessoal, Lda. (Portugal)
   - Portugese sales corporation for CKU products

Warnaco S.r.L. (Italy) - Italian sales corporation for Lejaby and Rasurel products

Warnaco Singapore Private Ltd. (Singapore) - Operator - Retail stores located in
   Singapore

Warner's (Eire) Teoranta (Ireland) - Inactive corporation with intercompany debt*

Warner's (U.K.) Limited (United Kingdom) - Corporation manufacturing Warner's and selling Warner's, CKU and Lejaby products in U.K.

Warner's Aiglon, S.A. (France) - French sales corporation involved in the sale of Warner's products in France

Warner's Company (Belgium) S.A. (Belgium) - Belgian sales corporation involved in the sale of Warner's and CKU products

Warner's de Honduras, S.A. (Honduras) - Operator - Honduran manufacturing facility

Warner's de Mexico, S.A. de C.V. (Mexico) - Mexican sales corporation for CKU,
   CKJ, Chaps and Intimate Apparel products

Williams Manufacturing S.A. (Honduras) - Inactive corporation

* Commencing within 18 months of the Effective Date, the Company intends to continue to simplify its corporate structure through the merger of each of the entities indicated with an asterisk above into their respective parent.

     F.   Summary of the Treatment Under the Plan of Holders of Claims and
          Interests

          The following summary is qualified in its entirety by reference to the Plan and to the more detailed description of provisions for the Classes created under the Plan set forth in Section IV hereof, entitled "Summary of the Plan of Reorganization". This Disclosure Statement contains only a summary of the terms of the Plan. It is the Plan (as may be modified by the Confirmation Order) and not this Disclosure Statement that governs the rights and obligations of the parties.

           Summary of Treatment of Claims and Interests Under the Plan

                                 Estimate of Aggregate                                    Estimated
Class        Description        Allowed Claim Amount(4)          Treatment              Recovery (%)
-----   ---------------------   -----------------------   -------------------------   ----------------
        Administrative Claims   $1.9 million(5)           Paid in full in Cash (i)          100%
        - General                                         at the Debtors' sole
                                                          option (a) on the Initial
                                                          Distribution Date or (b)
                                                          in the ordinary course of
                                                          business as such Claim
                                                          becomes due and owing or
                                                          (ii) on such other date
                                                          as the Bankruptcy Court
                                                          may order.

        Administrative Claims   $5.7 million              Distribution on the               100%
        - Alvarez Incentive                               Effective Date of: (i)
          Bonus(6)                                        $1.95 million in Cash;
                                                          (ii) New Warnaco Second
                                                          Lien Notes in the
                                                          principal amount of $0.94
                                                          million; and (iii) 0.592%
                                                          of the New Warnaco Common
                                                          Shares issued, subject to
                                                          Dilution in respect of
                                                          the Management Stock
                                                          Incentive Program (valued
                                                          at approximately $2.81
                                                          million).

        Priority Tax Claims     $2.5 million              At the Debtors' sole              100%
                                                          option, (i) paid in Cash
                                                          equal to the allowed
                                                          amount of such Claim on
                                                          the Effective Date or
                                                          (ii) paid in Cash in six
                                                          equal annual
                                                          installments, together
                                                          with interest thereon at
                                                          the legal rate required
                                                          for such Claims in
                                                          chapter 11 cases, which
                                                          interest will be paid
                                                          annually in arrears
                                                          pursuant to Section
                                                          1129(a)(9)(C) of the
                                                          Code.

-------------
(4) The estimates set forth in this table are as of the date of this Disclosure Statement and are for descriptive purposes only, and do not and will not constitute an admission as to the Debtors' obligations with respect to any Claim.

(5) Estimate does not include (i) pre-confirmation professional fees which will be paid upon the approval of final fee applications post-confirmation by the Bankruptcy Court, (ii) administrative liabilities to be paid in the ordinary course of business, (iii) the Alvarez Incentive Bonus, (iv) the Designated Post-Petition Loans or (v) claims of the Debt Coordinators and the Pre-Petition Collateral Trustee payable under paragraph 22 of the DIP Approval Orders.

(6) See Section II.B.4.(h)(iv) entitled "Summary of Significant Orders Entered and Other Actions Taken During the Cases - Order Relating to the Debtors' Employees and Executives - Antonio C. Alvarez II Employment Agreement" for a description of the Alvarez Incentive Bonus.

        DIP Facility Claim      $0 million                Paid in full in Cash on           100%
                                                          the Effective Date, or
                                                          otherwise satisfied in a
                                                          manner acceptable to the
                                                          DIP Lenders, provided
                                                          however, that all letters
                                                          of credit under the DIP
                                                          Facility as of the
                                                          Effective Date will
                                                          remain outstanding as of
                                                          the Effective Date and
                                                          will be paid, in the
                                                          event drawn, through a
                                                          borrowing by the
                                                          Reorganized Debtors under
                                                          the Exit Financing
                                                          Facility.

1       Priority Non-Tax        $0                        Paid in full in Cash on           100%
        Claims                                            the Initial Distribution
                                                          Date or upon such other
                                                          terms as the Debtors and
                                                          the holder of such Claim
                                                          may agree.

2       Senior Secured Bank     Approximately $2185.4     Each holder of a Senior          34.2%
        Claims                  million                   Secured Bank Claim will
                                                          receive on the Effective
                                                          Date its pro rata share
                                                          of the following:

                                                          (i) Cash equal to the
                                                          amount of the balance due
                                                          on the original Foreign
                                                          Facilities Guaranty
                                                          Claims, which will be
                                                          applied to repay in full
                                                          satisfaction of any
                                                          outstanding amounts owing
                                                          by the Debtors under the
                                                          Original Foreign
                                                          Facilities as of the
                                                          Petition Date;

                                                          (ii) New Warnaco Second
                                                          Lien Notes in the
                                                          aggregate principal
                                                          amount of $200 million;
                                                          and

                                                          (iii) 96.263% of the New
                                                          Warnaco Common Shares,
                                                          subject to Dilution in
                                                          respect of the Management
                                                          Stock Incentive Program.

                                                          In the event that holders
                                                          of Class 6 Claims are not
                                                          entitled to receive a
                                                          distribution as provided
                                                          in Section 2.9.(C) of the
                                                          Plan, each holder of a
                                                          Senior Secured Bank Claim
                                                          will receive its pro rata
                                                          share of an additional
                                                          0.581% of the New Warnaco
                                                          Common Shares, subject to
                                                          Dilution.

                                                          All distributions in
                                                          respect of Senior Secured
                                                          Bank Claims will be made
                                                          by the Administrative
                                                          Agent to the holders of
                                                          such claims in accordance
                                                          with the pro rata sharing
                                                          arrangement contained in
                                                          the Pre-Petition Facility
                                                          and Intercreditor
                                                          Agreements.

3       GE Capital Secured      $15.2 million, with a     Paid in Cash without              100%
        Claims under the 1997   balance of $5.4           interest at the rate of
        MLA                     million as of the         $750,000 per month from
                                Effective Date            and after the Effective
                                                          Date until the GE
                                                          Settlement Amount (i.e.,
                                                          $15.2 million) is paid in
                                                          full.

4       Other Secured Claims    $1.8 million              At the Debtors' sole              100%
                                                          option, (i) paid in full
                                                          in Cash on the Initial
                                                          Distribution Date; (ii)
                                                          reinstated according to
                                                          the terms of the relevant
                                                          instrument; (iii) paid on
                                                          such other terms as the
                                                          Debtors and the holder of
                                                          such Claim may agree; or
                                                          (iv) satisfied through
                                                          the surrender by the
                                                          applicable Debtor of the
                                                          collateral securing the
                                                          Claim to the holder
                                                          thereof.

5       Unsecured Claims        $169.2 million            Each holder of an Allowed         7.2%
                                                          Unsecured Class 5 Claim
                                                          will receive its pro rata
                                                          share of 2.549% of the
                                                          New Warnaco Common
                                                          Shares, subject to
                                                          Dilution. In the event
                                                          that holders of Class 6
                                                          Claims are not entitled
                                                          to receive a distribution
                                                          as provided in Section
                                                          2.9.(C) of the Plan, each
                                                          holder of an Allowed
                                                          Unsecured Claim will
                                                          receive its pro rata
                                                          share of an additional
                                                          0.015% of the New Warnaco
                                                          Common Shares, subject to
                                                          Dilution.

6       TOPrS Claims            $125.2 million            In the event that holders         2.3%,
                                                          of the TOPrS Claims vote          plus
                                                          as a class to reject the    reimbursement of
                                                          Plan, the holders of           actual and
                                                          TOPrS Claims will not        reasonable fees
                                                          receive or retain any        and expenses of
                                                          interest or property            the TOPrS
                                                          under the Plan, and no      Trustee incurred
                                                          distribution will be made    under the TOPrS
                                                          on account of the TOPrS        Indenture.
                                                          Claims. In such event,
                                                          the New Warnaco Common
                                                          Shares that would
                                                          otherwise be distributed
                                                          on account of the TOPrS
                                                          Claims as set forth in
                                                          the next sentence will
                                                          instead be distributed
                                                          pro rata to holders of
                                                          Allowed Class 2 and
                                                          Allowed Class 5 Claims in
                                                          the following
                                                          percentages: 0.581% to
                                                          the holders of Allowed
                                                          Class 2 Claims and 0.015%
                                                          to the holders of Allowed
                                                          Class 5 Claims, subject
                                                          to Dilution. Otherwise,
                                                          in full satisfaction of
                                                          the TOPrS Claims, on the
                                                          Initial Distribution
                                                          Date, the Reorganized
                                                          Debtors will distribute
                                                          to the TOPrS Trustee,
                                                          subject to the right of
                                                          the TOPrS Trustee to
                                                          assert its TOPrS Trustee
                                                          Charging Lien against the
                                                          distributions to the
                                                          holders of the TOPrS to
                                                          the extent the TOPrS
                                                          Trustee Fee remains
                                                          unpaid, or such persons
                                                          as the TOPrS Trustee
                                                          designates at least ten
                                                          days prior to the
                                                          Confirmation Hearing, for
                                                          redelivery to the
                                                          holder(s) of the TOPrS
                                                          Claims a stock
                                                          certificate evidencing
                                                          ownership of 0.596% of
                                                          the New Warnaco Common
                                                          Shares, subject to
                                                          Dilution, and in addition
                                                          will pay the amount of up
                                                          to $300,000 to the TOPrS
                                                          Trustee on account of the
                                                          TOPrS Trustee Fee,
                                                          subject to receipt and
                                                          review by the Debtors of
                                                          invoices detailing such
                                                          fees and expenses.

7       Intercompany Claims     Not Estimated             Intercompany Claims will          N/A
                                                          be discharged, provided,
                                                          however, that prior to
                                                          discharge the Debtors
                                                          have the right to retain
                                                          or effect such transfers
                                                          and setoffs with respect
                                                          to, Intercompany Claims
                                                          as they may deem
                                                          appropriate for
                                                          accounting, tax and
                                                          commercial business
                                                          purposes, to the fullest
                                                          extent permitted by
                                                          applicable law.

8       Common Stock Claims     Not estimated             No distribution                     0%
        and Interests

     G.   Conditions to Effectiveness of the Plan

          The Bankruptcy Court has scheduled a hearing to consider confirmation of the Plan for [INSERT DATE]. The Code imposes a number of voting and other requirements as conditions to the confirmation of a plan of reorganization. These Code requirements are described in Section VI.B. hereof, entitled "Confirmation Requirements Under the Code".

          In addition, certain conditions specified in the Plan must be satisfied or waived prior to the Effective Date of the Plan in order for the Plan to become effective. A summary of these conditions is set forth in Section IV.D. hereof, entitled "Conditions to Effective Date", and reference is made to the terms of the Plan, which is attached hereto as Exhibit A.

II.  DESCRIPTION OF THE DEBTORS

     A.   Background Information Regarding the Debtors

     1.   Overview of History and Operations

          Generally. Group was organized in 1986 for the purpose of acquiring the outstanding shares of Warnaco Inc., then a diversified public apparel company. Since the acquisition of Warnaco Inc. in 1986, the Company expanded the scope and size of its business substantially, through a series of acquisitions, mergers and joint ventures.

          The Debtors' operations currently are conducted through eight principal lines: (i) Authentic Fitness, (ii) CK Jeanswear, (iii) CK Underwear,
(iv) Chaps by Ralph Lauren, (v) Sportswear Licensing, (vi) Warner's/Olga/Bodyslimmers'r', (vii) Lejaby and (viii) ABS by Allen B. Schwartz. The Debtors design, manufacture, import and market moderate to premium priced intimate apparel and other products for women under the Warner's'r', Olga'r', Calvin Klein'r', Lejaby'r', Rasurel'r' and Bodyslimmers'r' brand names. In addition, the Company designs, manufactures, imports and markets men's underwear under the Calvin Klein'r' brand name. Through its Sportswear Licensing, the Company licenses and provides design support for White Stag'r' women's sportswear. The Warner's'r' and Olga'r' brand names, which are owned by the Company, have been utilized for 128 and 61 years, respectively. All of the Company's continuing intimate apparel brands are owned. The Company designs, manufactures, imports and markets (i) moderate to premium priced men's apparel and accessories under the Chaps by Ralph Lauren'r', Calvin Klein'r' and Catalina'r' brand names, (ii) better to premium priced women's and junior's apparel under the Calvin Klein'r' and A.B.S. by Allen Schwartz'r' brand names and (iii) moderate to better priced swimwear and activewear under the Speedo'r', Speedo'r' Authentic Fitness'r', Catalina'r', Anne Cole'r', Cole of California'r', Lauren'r'/Ralph Lauren'r', Ralph'r'/Ralph Lauren'r', Ralph Lauren'r', Polo Sport Ralph Lauren'r', Polo Sport-RLX'r', Sunset Beach'r' and Sandcastle'r' brand names. The Company sells many of its products to the general public through both outlet stores and full-price retail stores (the "Retail Stores"). As of January 5, 2002, the Company operated 86 Warners/Olga and CK Jeanswear outlet stores (64 in the United States, seven in Canada, 13 in the United Kingdom, one in France and one in Spain). As of the same date, the Company also operated 95 Speedo/Authentic Fitness'r' full price retail stores.

          Geography. The Company engages in sourcing, sales, manufacturing and marketing activities through North American subsidiaries in the United States, Canada and Mexico, along with foreign subsidiaries in the United Kingdom, France, Belgium, Ireland, Spain, Italy, Austria, Switzerland, the Netherlands, Germany and Hong Kong. The Company's products are distributed to approximately 20,000 wholesale customers operating approximately 50,000 department, specialty and mass merchandising stores, including leading retailers in the United States such as Dayton-Hudson, Macy's and other units of Federated Department Stores, The May Department Stores, J. C. Penney, Kohl's, Sears, Kmart and Wal-Mart and leading retailers in Canada such as The Hudson Bay Company and Zeller's. The Company's products are also distributed to leading European retailers such as House of Fraser, Harrods, Galeries Lafayette, Au Printemps, Karstadt, Kaufhof and El Corte Ingles, and to leading Mexican retailers such as Palacio de Hierro and Liverpool.

          Employees. As of September 1, 2002, the Company employed approximately 13,000 employees. The Company's U.S. Subsidiaries employ approximately 23% of the Company's workforce and the Foreign Subsidiaries employed the remaining 77%. As of September 1, 2002, approximately 156 of the Company's domestic were members of the Union of Needletrades, Industrial and Textile Employees, AFL-CIO, CLC.

          Facilities. The Company has domestic manufacturing and warehouse facilities located in California, Georgia and Pennsylvania. Additionally, the Company has 44 international manufacturing and warehouse facilities located in Canada, Costa Rica, France, Honduras, Mexico, the Netherlands (through a joint venture) and the United Kingdom. The Company operates manufacturing facilities in Mexico and in the Caribbean pursuant to duty-advantaged (commonly referred to as "Item 807") programs. Because the Company has many potential sources of manufacturing, a disruption at any one facility will not significantly impact the Company.

          Licenses. The Company has license agreements permitting it to manufacture and market specific products using the trademarks of others, including Chaps by Ralph Lauren, Calvin Klein Jeans, and Speedo. The Company's exclusive license and design agreements for the Chaps by Ralph Lauren trademark expire on December 31, 2008. These licenses grant the Company an exclusive right to use the Chaps by Ralph Lauren trademark in the United States, Canada and Mexico.

          The Company's license to develop, manufacture and market designer jeanswear and jeans-related sportswear under the Calvin Klein Jeans trademark in North, South and Central

America extends for an initial term expiring on December 31, 2034, and is extendable at the Company's option for a further 10 year term expiring on December 31, 2044. The Company's exclusive worldwide license agreement with Calvin Klein, Inc. to produce Calvin Klein men's accessories expires June 30, 2004.

          The Company has license agreements in perpetuity with Speedo International, Ltd. which permit it to design, manufacture and market certain men's, women's and children's apparel including swimwear, sportswear and a wide variety of other products using the Speedo trademark and certain other trademarks, including Speedo Surf Walker'r', and Speedo Authentic Fitness. The Company's license to use the Speedo trademark and such other trademarks was granted in perpetuity subject to certain conditions and is exclusive in the United States, its territories and possessions, Canada, Mexico and the Caribbean. Speedo International, Ltd., retains the right to use or license such brand names in other jurisdictions and actively uses and licenses such brand names throughout the world outside of the Company's licensed areas. Also, the license agreements may be terminated in the event the Company manufactures or is controlled by a company that manufactures racing/competitive swimwear, swimwear caps or swimwear accessories, under a different trademark, as specifically defined in the license agreements. The Company has certain rights to sublicense the Speedo trademark within the geographic regions covered by the licenses.

          In 1992, the Company entered into an agreement with Speedo Holdings B.V. and its successor, Speedo International, Ltd., granting certain irrevocable rights to the Company relating to the use of the Authentic Fitness name and service mark, which rights are in addition to the rights under the license agreements with Speedo International, Ltd. The Company is currently engaged in litigation with Speedo International, Ltd. with respect to these agreements. See
Section II.B.4.(k)(i) hereof, entitled "Summary of Significant Orders Entered and Other Actions Taken During the Cases - Other Legal Proceedings - Speedo Litigation".

          In October 1993, the Company entered into a worldwide license agreement with Anne Cole and Anne Cole Design Studio Ltd. Under the licensing agreement, the Company obtained the exclusive right in perpetuity to use the Anne Cole trademark for women's swimwear, activewear, beachwear and children's swimwear, subject to certain terms and conditions. Under the license, the licensee is required to pay certain minimum guaranteed annual royalties, to be credited against earned royalties, based on a percentage of net sales. Anne Cole and Anne Cole Design Studio Ltd. have the right to approve products bearing the licensed trademark, as set forth in the license.

          On February 1, 1998, the Company entered into an exclusive worldwide license agreement with The Polo/Lauren Company, L.P. and PRL USA, Inc., and a design services agreement with Polo/Ralph Lauren Corporation for Ralph Lauren, Polo Sport Ralph Lauren and Polo Sport-RLX brand swimwear for women and girls. Under the license, the Company produces and markets swimsuits, bathing suits and coordinating cover-ups, tops and bottoms for women and girls. Shipments under this license agreement began in January 1999. Effective January 1, 2001, the Lauren/Ralph Lauren and Ralph/Ralph Lauren marks were added to the license. These agreements will expire on June 30, 2003.

          Although the specific terms of each of the Company's license agreements vary, generally such agreements provide for minimum royalty payments and/or royalty payments based on a percentage of net sales. Such license agreements also generally grant the licensor the right to approve any designs marketed by the licensee.

          The Company owns or has other ownership rights in other trademarks, the most important of which are Warner's, Olga, Calvin Klein men's underwear and sleepwear, Calvin Klein women's intimate apparel and sleepwear, Lejaby, Rasurel, Bodyslimmers, White Stag, Catalina, A.B.S by Allen Schwartz, Sunset Beach, Sandcastle and Cole of California.

          The Company sub-licenses the White Stag and Catalina brand names to Wal-Mart for sportswear and other products. These agreements require the licensee to pay royalties and fees to the Company. The Company regularly monitors product design, development, quality, merchandising and marketing and schedules meetings throughout the year with third-party licensees to assure compliance with the Company's overall marketing, merchandising and design strategies, and to ensure uniformity and quality control. The Company, on an ongoing basis, evaluates entering into distribution or license agreements with other companies that would permit such companies to market products under the Company's trademarks. Generally, in evaluating a potential distributor or licensee, the Company considers the experience, financial stability, manufacturing performance and marketing ability of the proposed licensee. Royalty income derived from licensing was approximately $16.1 million, $16.5 million and $17.7 million in fiscal 2001, 2000 and 1999, respectively.

          Office and Store Leases. The Company has been assessing, and continues to assess, its office and store leases. Currently, the principal executive offices of the Company are located at 90 Park Avenue, New York, New York 10016, and are occupied pursuant to a lease that expires in 2004. In addition to its executive offices, the Company leases offices in Connecticut, California and New York, pursuant to leases that expire between 2003 and 2008.

          The Company leases sales offices in a number of major cities, including Atlanta, Dallas, Los Angeles and New York in the United States; Brussels, Belgium; Toronto, Canada; Mexico City, Mexico; Paris, France; Cologne, Germany; Hong Kong; Milan, Italy; and Lausanne, Switzerland. The sales office leases expire between 2002 and 2008 and generally are renewable at the Company's option. The Company also occupies office space in London, England subject to a freehold lease that expires in 2114. The Company currently leases 26 U.S. outlet store locations for CK Jeanswear (see Section II.B.4.(e) hereof, entitled "Summary of Significant Orders Entered and Other Actions Taken During The Cases
- Sales of Certain Real and Personal Property"), 14 European outlet store locations for Warner's/Olga and 47 Speedo/Authentic Fitness retail store sites. The outlet store and retail store leases expire between 2002 and 2008 and generally are renewable at the Company's option.

     2.   Pre-Petition Capital Structure

          (a) Pre-Petition Secured Indebtedness. Until October 2000, the Company had funded its worldwide operations through numerous unsecured domestic credit facilities (the "Original Domestic Facilities") and foreign credit facilities (the "Original Foreign Facilities" and together with the Original Domestic Facilities, the "Original Facilities"), each of which was provided by one or more of the Pre-Petition Secured Lenders. By the summer of 2000, the Company faced the upcoming maturity in July of its existing $500 million trade credit facility and the maturity in October of a $600 million bridge loan utilized to acquire Authentic Fitness, as well as potential defaults under certain financial covenants, which were waived on a short-term basis by the Pre-Petition Secured Lenders. Through the summer and early fall of 2000, the Company engaged in extensive negotiations with the Pre-Petition Secured Lenders towards a global restructuring of all of the Original Domestic Facilities and Original Foreign Facilities. As a result of such negotiations, the Company and the Pre-Petition Secured Lenders entered into an Amendment, Modification, Restatement and General Provisions Agreement, dated as of October 6, 2000, together with various related loan, intercreditor and security agreements, that accomplished the overall restructuring by linking the Original Facilities together (collectively, the "Pre-Petition Facility and Intercreditor Agreements"). In general, under the Pre-Petition Facility and Intercreditor Agreements, the Company's Original Facilities were modified (as modified, the "Modified Facilities") to, inter alia, permanently waive all existing defaults under the Original Facilities, and to provide for identical representations and warranties, covenants, mandatory prepayment obligations, and events of default with respect to each of the Original Facilities. In addition, the Pre-Petition Facility and Intercreditor Agreements provided for: (i) the extension of the maturity of each of the Original Facilities to August 12, 2002 (unless the maturity of an Original Facility occurred after such date); (ii) the conversion of those Original Facilities that were uncommitted into committed facilities, and the elimination of any demand features in such Original Facilities; (iii) collective voting on amendments, waivers and enforcement of the Modified Facilities and (iv) aggregate commitment reductions under the Original Facilities of approximately $300 million.

          Furthermore, in conjunction with entering into the Pre-Petition Facility and Intercreditor Agreements, the Company entered into a new $400 million trade credit facility to replace its $500 million original trade credit facility and to continue to obtain letters of credit to finance the Company's international sourcing and manufacturing operations. The Company also amended its existing $300 million receivables securitization facility (the "Pre-Petition Securitization Facility") to, inter alia, extend the maturity date thereof to August 12, 2002.

          The Pre-Petition Facility and Intercreditor Agreements required that mandatory and voluntary repayments (other than amortization payments) made by the Company with respect to any Modified Facility must be shared pro rata by the lenders party to the Pre-Petition Facility and Intercreditor Agreements. As a result of the global restructuring of the Original Domestic Facilities, as of October 6, 2000, the Company had committed to Modified Facilities in the aggregate amount of $2,593.2 million, all of which were due to mature on or after August 12, 2002.

          Group and its U.S. Subsidiaries pledged substantially all of their assets to secure their respective obligations under the Modified Facilities (including their obligations under guarantees) (the "Pre-Petition Collateral"). The common stock of Group's U.S. Subsidiaries, two-thirds of the stock of Foreign Subsidiaries owned by U.S. Subsidiaries and all of the stock of Foreign Subsidiaries in certain jurisdictions, also were pledged as security for the obligations under the Modified Facilities. Additionally, in conjunction with entering into the Pre-Petition Facility and Intercreditor Agreements in October of 2000, Group and its U.S. Subsidiaries guaranteed all of the Company's obligations under the Modified Facilities, and certain of the Foreign Subsidiaries guaranteed the foreign Modified Facilities.

          The scope, validity and effectiveness of the grant of the Pre-Petition Collateral were the subject of investigations conducted by the Creditors' Committee during the Cases. Specifically, pursuant to paragraph 18(ii) of the DIP Order (as defined in Section II.B.4.(b), entitled "Summary of Significant Orders Entered and Other Actions Taken During the Cases - Debtor-in-Possession Financing"), the Creditors' Committee had until October 22, 2001 to object to or contest in any manner the validity, perfection, priority or enforceability of the Pre-Petition Secured Lenders' interest in the Pre-Petition Collateral (the "Objection Deadline"). Pursuant to subsequent orders of the Bankruptcy Court, the Objection Deadline was extended through and including March 22, 2002. The Debtors, the Creditors' Committee and the Pre-Petition Secured Lenders ultimately entered into a stipulation (the "Bank Collateral Stipulation") that was approved by the Bankruptcy Court on April 18, 2002, pursuant to which the Parties agreed that all of the Debtors' personal property and other assets, wherever located, and the proceeds, products, rents, and profits thereof constitute Pre-Petition Collateral of the Pre-Petition Secured Lenders except for (i) inventory and equipment owned by the Debtors, together with the proceeds and products thereof as of the Petition Date, located in Tennessee, (ii) certain real property owned by the Debtors located in, inter alia, Costa Rica, Rhode Island, Pennsylvania and South Carolina and (iii) license agreements relating to, inter alia, use of the Calvin Klein, Ralph Lauren and Speedo brand names, listed in the Bank Collateral Stipulation (the "License Agreements"), except that any licensed products on hand as of the Petition Date, in the process of manufacture and uncut piece goods on hand, packaging and business materials used on or in connection with the aforementioned merchandise in connection with any of the License Agreements, would constitute Pre-Petition Collateral.

          The Debtors' Foreign Subsidiaries are not Debtors in the Cases or otherwise subject to insolvency proceedings. Certain of the Company's Foreign Subsidiaries are parties to or guarantors of the Original Foreign Facilities that are subject to standstill and intercreditor agreements. These agreements provide, inter alia, for (i) certain restrictions on asset transfers, (ii) a standstill of enforcement of default provisions under the Original Foreign Facilities and (iii) payments made under any respective Original Foreign Facility to be shared pro rata with all other Original Domestic Facilities and Original Foreign Facilities. As of the Petition Date, the aggregate amount outstanding under the Original Foreign Facilities was $90.1 million, and is estimated (together with non-default rate interest and other applicable charges) to be $100.8 million as of January 6, 2003, the assumed effective date of the Plan. The Company has accrued interest of $4.1 million in fiscal year 2001 on certain of these Original Foreign Facilities (the "Foreign Interest") and will continue to accrue interest through the Effective Date. On the Effective Date, all amounts due and owing under the Original Foreign Facilities will be paid in full in Cash in accordance with the terms of the Original Foreign Facilities (i) pursuant to the terms of the Plan by the Debtors or (ii) by the applicable non-Debtor foreign subsidiary obligors.

          (b) 6% Convertible Trust Originated Preferred Securities and 6% Convertible Common Securities. In 1997, Group acquired Designer Holdings Ltd. ("Designer Holdings"). In 1996, Designer Finance Trust, a non-debtor affiliate of Designer Holdings (the "Trust") issued 2.4 million mandatorily redeemable convertible preferred securities for aggregate gross proceeds of $120 million, and certain convertible common securities for aggregate gross proceeds of

$3,711,350 (collectively, the "TOPrS"). In turn, Designer Holdings issued certain 6% Convertible Subordinated Debentures due 2016 to the Trust in return for the proceeds of the TOPrS (the "Convertible Debentures"). The TOPrS are mandatorily redeemable upon the maturity of the Convertible Debentures on December 31, 2016. The holders of the TOPrS, which were publicly traded on the New York Stock Exchange until August 10, 2001, were entitled to receive certain cash distributions, payable quarterly in arrears, from the Trust. However, Designer Holdings had the right to defer distributions on the TOPrS, as well as interest payments on the Convertible Debentures, for up to five years. Beginning in December 2000, Designer Holdings exercised this right. Designer Holdings guaranteed distributions with respect to the TOPrS only to the extent that the Trust had funds available for that purpose, and the Trust failed to make such distributions (the "DH Guarantee").

          On or about March 31, 1998, Group entered into a supplemental indenture (the "Supplemental Indenture") pursuant to which it became a joint and several obligor with Designer Holdings for the payment of principal, premium and interest on the Convertible Debentures. On the same date, Group also entered into a guarantee in substantially the same form as the DH Guarantee (together with the DH Guarantee, the "TOPrS Guarantee").

          Any claim by holders of the TOPrS (the "TOPrS Claims") against Designer Holdings with respect to the Convertible Indentures is (i) contractually subordinated to claims of the Pre-Petition Secured Lenders and
(ii) structurally subordinated to all general unsecured claims below the Designer Holdings level. Similarly, the TOPrS Claim under the Supplemental Indenture against Group is (i) contractually subordinated to claims of the Pre-Petition Secured Lenders and (ii) structurally subordinated to all debt below the Group level.

          As a consequence of the foregoing structure, the holders of TOPrS, although owners in the first instance of equity securities of the Trust, which is not a Debtor, also have the ability to assert rights as creditors of the Debtors, and in particular against Designer Holdings, with respect to the Subordinated Debentures issued to the Trust, and, to a more limited extent, directly against Group and Designer Holdings under the TOPrS Guaranty which were issued directly for the benefit of the holders of TOPrS. Accordingly, the TOPrS are classified as creditors in the Plan, and are receiving a distribution, subject to the terms of the Plan, which reflects the agreement of Class 2 holders to allow such distribution to the holders of Class 6 Claims, notwithstanding the subordination provisions contained in the TOPrS documentation which could require all distributions to holders of Class 6 Claims to be turned over to holders of Class 2 Claims.

          Notwithstanding the subordination of the TOPrS Claims as described above, as part of the settlements and compromises embodied in the Plan, 0.596% of the New Warnaco Common Shares (valued by the Debtors at approximately $2.8 million), subject to Dilution, will be made available to the TOPrS Trustee and will be distributed to the holders of the TOPrS, unless the holders of the TOPrS Claims reject the Plan. In addition, up to $300,000 will be paid to the TOPrS Trustee on account of its actual and reasonable fees and expenses incurred under the TOPrS Indenture, subject to receipt and review by the Debtors of invoices detailing such fees and expenses, and subject to a further surcharge (as provided in the TOPrS agreements for application of payment first to pay fees of the TOPrS Trustee) by the TOPrS Trustee, to the extent the aforesaid $300,000 is insufficient, against the property otherwise to be distributed to the holders of TOPrS Claims. As a result of these compromises, holders of TOPrS would receive distributions under the Plan aggregating approximately $2.8 million in value (less any surcharge) absent a rejection of the Plan by holders of the TOPrS Claims, whereas the TOPrS Claims would receive no distribution if the contractual and subordination provisions of the applicable agreements were enforced in accordance with their terms (see Section VI.C.2.(d)(iii), entitled "Best Interests of Claim Holders - Application of Best Interests Test - Class 6 TOPrS Claims").

          (c) Group Common Stock. Group's Class A Common Stock, $0.01 par value per share (the "Common Stock") was listed on the New York Stock Exchange under the symbol "WAC" until June 11, 2001 and is now traded on the over-the-counter electronic bulletin board under the symbol "WACGQ.PK". As of the Petition Date, Group had 52,873,637 shares of Common Stock outstanding.

          In addition, there are a number of stock compensation plans (the "Pre-Petition Stock Compensation Plans") approved by the shareholders of Group and administered by the Board of Directors of the Company including (i) the Amended and Restated 1988 Employee Stock Purchase Plan, (ii) The Warnaco Group, Inc. 1991 Stock Option Plan, (iii) The Warnaco Group, Inc. 1993 Stock Plan, (iv) the Amended and Restated 1993 Non-Employee Director Stock Plan, (v) The Warnaco Group, Inc. 1997 Stock Option Plan and (vi) the 1998 Stock Plan for Non-Employee Directors.

          In August 1999, the Board of Directors of Group adopted a rights plan in relation to the Common Stock (the "Pre-Petition Rights Plan"). The Pre-Petition Rights Plan was set to expire on August 31, 2009, unless earlier redeemed or extended by Group. Under the Pre-Petition Rights Plan, each holder of Common Stock received a dividend distribution of one right (a "Pre-Petition Right") for each outstanding share of Common Stock entitling the holder to purchase from Group one-thousandth of a share of Series A Junior Participating Preferred Stock at a purchase price of $100, subject to adjustment. Under the Pre-Petition Rights Plan, the Pre-Petition Rights separate from the Common Stock and a Distribution Date (as defined in the Pre-Petition Rights Plan) generally occurs upon the earlier of (i) ten business days following a public announcement that a person or group of affiliated or associated persons, has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Common Stock or a person enters into an Acquisition Transaction (as defined in the Pre-Petition Rights Plan) (the "Stock Acquisition Date") or (ii) ten business days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of such outstanding Common Stock.

          The Pre-Petition Rights Plan provides, inter alia, that, in the event that a person becomes the beneficial owner of more than 15% of the then outstanding Common Stock or enters into an Acquisition Transaction, each holder of a Pre-Petition Right thereafter generally would have the right to receive, upon exercise, Common Stock having a value equal to two times the exercise price of the Pre-Petition Right. Pre-Petition Rights beneficially owned by any Acquiring Person (as defined in the Pre-Petition Rights Plan) would be null and void. Pre-Petition Rights would not be exercisable following the occurrence of the event set forth above until such time as the Rights are no longer redeemable by the Company as set forth below.

          Further, the Pre-Petition Rights Plan provides that, in the event that, at any time following the Stock Acquisition Date, (i) Group is acquired in a merger or other business combination transaction in which Group is not the surviving corporation or (ii) 50% or more of Group's assets, cash flow or earning power is sold or transferred, each holder of a Pre-Petition Right thereafter generally would have the right to receive, upon exercise, Common Stock of the acquiring company having a value equal to two times the exercise price of the Pre-Petition Right.

          At any time until ten business days following the Stock Acquisition Date, Group may redeem the Rights at a price of $.0l per Pre-Petition Right. The Pre-Petition Rights generally could not be redeemed for 180 days following a change in a majority of the Board as a result of a proxy contest.

     B.   The Debtors' Operations in Chapter 11

     1.   Overview of the Debtors' Operations and Business Plan

          Since the Petition Date, the Cases have been pending before the Honorable Richard L. Bohanon, United States Bankruptcy Judge for the Southern District of New York. During this period, the Debtors have functioned as debtors-in-possession pursuant to Sections 1107 and 1108 of the Code and have continued to operate their business and manage their properties. The Bankruptcy Court has exercised supervisory powers over the operations of the Debtors with respect to the employment of attorneys, financial advisors and other professionals, and transactions out of the Debtors' ordinary course of business or otherwise requiring bankruptcy court approval under the Code. Generally, the Debtors have been paying undisputed obligations that have arisen subsequent to the Petition Date on a timely basis.

          The Debtors completed a comprehensive business plan review process for each of their operating units in late 2001. Based on these comprehensive business plan reviews, the Debtors formulated a business plan (the "Business Plan"). In general, the Business Plan contained three components intended to maximize value in the Cases. First, the Debtors committed to continue in their efforts to stabilize and improve the operations of their main business units. Second, to permit the Debtors to focus on maximizing the value of their main businesses, the Debtors planned to pursue the sale or liquidation of certain ancillary businesses, including GJM, its private label sleepwear division, Penhaligon's, its fragrance and toiletries division, Ubertech, a research and development division, The Bra Company SARL, its Moroccan intimate apparel manufacturing joint venture and IZKA, its French intimate apparel retail subsidiary. Third, the Debtors determined that they would explore the sale of their main businesses, or the Company as a whole, for purposes of comparing the values that might be achieved in a sale with stand-alone reorganization values.

          The Debtors aggressively have implemented the Business Plan. First, as noted above, they have taken the steps necessary to stabilize and improve the operations of their main businesses, including recruiting new leadership of their main businesses and additional new talent where necessary, implementing further cost-cutting measures and making operational changes that have dramatically improved the performance of the businesses.

          Second, the Debtors essentially have completed the sale or liquidation process for certain ancillary businesses. The sales of substantially all of the assets GJM, Penhaligon's and Ubertech Products, Inc. have been completed, generating gross proceeds totaling approximately $20 million (see Section II.B.4.(g), entitled "Summary of Significant Orders Entered and Other Actions Taken During the Cases - Sale of Business Units"). Additionally, IZKA has been liquidated.

          Finally, during the Cases, the Debtors, with the assistance of Bear Stearns & Co., Inc. ("Bear Stearns"), explored the potential sale of their core businesses for purposes of comparing the values that might be achieved in a sale with stand-alone reorganization values. To date, the Company and its creditor constituencies believe that the stand-alone values for the core units exceed the values that could be obtained by selling these assets. The Company continues to receive and will continue to respond to offers or expressions of interest with respect to acquisition offers. The Board of Directors will appropriately consider any acquisition offers which reflect better values than a stand alone restructuring of the Company.

     2. Parties-in-Interest; Retention of Professionals and Appointment of Creditors' Committee

          (a) Advisors to the Debtors. The Bankruptcy Court entered interim orders on June 11, 2001, and final orders on July 9, 2001, authorizing the Debtors to retain the following professionals: Sidley Austin Brown & Wood LLP as general bankruptcy counsel; Skadden, Arps, Slate, Meagher & Flom LLP as special counsel with respect to certain corporate and litigation matters; Deloitte & Touche as accountants, independent auditors and tax advisors; Blake Cassels & Graydon LLP as special Canadian counsel; BDO Seidman, as bankruptcy consultants and accountants, and Rosenman & Colin (now known as Katten Muchin Zavis Rosenman) as special intellectual property counsel.

          On June 11, 2001, the Bankruptcy Court approved the Debtors' appointment of Bankruptcy Services, LLC as noticing, claims and administrative agent of the Bankruptcy Court in order to assist the Debtors in (i) distributing notices and ballots and (ii) engaging in organization, management, control and reconciliation of claims asserted against the Debtors.

          On July 26, 2001, the Bankruptcy Court approved the Debtors' application to employ Keen Realty, LLC as special real estate consultants.

          On September 24, 2001, the Bankruptcy Court approved the Debtors' employment and retention of (i) Sharretts, Paley, Carter & Blauvelt, P.C. as special customs and international trade counsel and (ii) Dewey Ballantine LLP as special counsel to assist the Debtors' Audit Committee with its investigation of suspected accounting errors relating to Designer Holdings Ltd.

          On October 18, 2001, the Bankruptcy Court approved the Debtors' applications to employ and retain (i) Bear Stearns as financial advisors in connection with the sale of certain assets and (ii) FTI Consulting Inc. as accountants to assist Dewey Ballantine LLP.

          On August 5, 2002 and September 18, 2002, the Bankruptcy Court approved subsequent expansions of BDO Seidman's retention to include enterprise valuation services in connection with the preparation of the Plan.

          In addition, pursuant to the Order Authorizing the Employment and Compensation of Professionals for Specific Services Rendered to the Debtors in the Ordinary Course of Business, entered by the Bankruptcy Court on June 20, 2001, the Debtors have employed approximately 56 professionals to assist in the Debtors' substantial domestic and international operations.

          (b) The Creditors' Committee and its Advisors. On June 19, 2001, the United States Trustee appointed the Creditors' Committee pursuant to Section 1102 of the Code, comprised of the following members:

               Milliken & Company
               Charbert NFA Corp.
               Liberty Fabrics, Inc.
               Galey & Lord Industries, Inc.
               Elastic Corp. of America, Inc.
               United Parcel Service (UPS)
               Systech Solutions, Inc.
               Pension Benefit Guaranty Corporation
               Wells Fargo Bank of Minnesota, N.A.

          The Union of Needletrades, Industrial and Textile Employees serves as an "ex-officio" member of the Creditors' Committee.

          By orders of the Bankruptcy Court, dated July 9, 2001, the Creditors' Committee retained Otterbourg, Steindler, Houston & Rosen, P.C. as its legal counsel and Arthur Andersen LLP as its financial, accounting and tax advisors. By order of the Bankruptcy Court dated July 9, 2002, Huron Consulting Group LLC replaced Arthur Andersen LLP as financial, accounting and tax advisors to the Creditors' Committee.

          (c) United States Trustee. Carolyn S. Schwartz, United States Trustee for Region 2, and Mary E. Tom, Assistant United States Trustee, have acted on behalf of the office of the United States Trustee (the "U.S. Trustee") in the Reorganization Cases.

     3.   Operating Results During Chapter 11

          Since the Petition Date, the Debtors have filed Monthly Operating Reports with the U.S. Trustee and the SEC on Forms 8-K. These Operating Reports are public documents and are available at the Office of the U.S. Trustee and the SEC's public reference room or www.sec.gov. Additional public financial information can also be found in the Form 10-K for the Fiscal Year ended January 5, 2002, which Group filed with the SEC on July 31, 2002 and in the Form 10-Q for the Quarterly Period ended April 6, 2002, which Group filed with the SEC on September 27, 2002.

          As part of its "first day" orders, the Bankruptcy Court approved on an interim basis a $600 million debtor-in-possession facility (the "DIP Facility"). See Section II.B.4.(a)(i), entitled "Significant Orders Entered and Other Actions Taken During the Cases - Significant `First Day' Orders - Interim DIP Financing." Borrowings shortly after the Debtors filed for chapter 11 protection amounted to approximately $186 million, which represented the use of the DIP Facility to pay off the Debtors' Pre-Petition receivable securitization debt. Peak borrowings of $203.4 million occurred in July, 2001, at which time trade and standby letters of credit outstanding were $63.2 million. As of the close of fiscal month September, 2002, outstanding funded borrowings under the DIP Facility amounted to $0 with trade and standby letters of credit outstanding amounting to approximately $59.3 million and availability of $152.9 million under Tranche A of the DIP Facility. Tranche B of the DIP Facility was retired in April, 2002 due to a stronger than expected liquidity position. Additionally, as of the close of fiscal month September, 2002, the Debtors had approximately $64 million in excess cash and cash equivalents on hand, which were pledged as collateral for the outstanding letters of credit. Thus, the Debtors currently have improved liquidity by $267 million from July 2001 peak borrowings of $203.4 million to an excess cash position of $64 million in September, 2002.

Increase in Liquidity

          The Debtors' positive liquidity position primarily is attributable to operating results in the first, second and third quarters of 2002 and improvements in management of receivables and inventory. The Debtors' operating results for the first, second and third quarters of 2002 reflect positive consolidated EBITDAR of $101.6 million. By contrast, consolidated EBITDAR for the entire 2001 fiscal year was $20.2 million. The improvement in operating earnings as well as inventory and receivable turns has been achieved by changes in operating discipline at the division level, as follows:

          o Beginning in November 2001, the Debtors instituted monthly operating reviews for each division to monitor purchasing/production levels, key retailers' sell-through and inventory positions and clean-up of excess/obsolete inventories and past-due receivables.

          o The Debtors now monitor purchasing and production levels against what is sold to customers thereby minimizing requests by customers for setoffs, credits or discounts. The Debtors have minimized manufacturing and distribution inefficiencies by selling to retailers what retailers are likely to sell.

          o The Debtors' divisional management has focused on collecting past due receivables and liquidating excess and obsolete inventories.

          o The Debtors have strengthened credit policies throughout the organization, particularly in their Authentic Fitness business and Mexico operations (insisting that customers reduce accounts receivable prior to shipment of new goods).

Strengthening of the Organization

          On April 30, 2001, Warnaco appointed Antonio C. Alvarez II, a founding partner of a leading turnaround and crisis management consulting firm, Alvarez & Marsal, Inc. ("A&M"), as Chief Restructuring Advisor to oversee the reorganization process. At the same time, A&M's James P. Fogarty joined Warnaco as Senior Vice President-Finance. In November 2001, Mr. Alvarez was named President and Chief Executive Officer to succeed Linda J. Wachner. In December 2001, Mr. Fogarty was appointed Chief Financial Officer, and Warnaco's General Counsel, Stanley P. Silverstein, was named Chief Administrative Officer. In addition, during 2002, the Debtors have recruited the following new management:
(i) John Kourakos as head of the CK Jeanswear, the CK Underwear and the Chaps by Ralph Lauren lines, (ii) Roger Williams as head of the Authentic Fitness unit comprised of Speedo and Designer Swimwear lines and (iii) Tom Wyatt as head of Intimate Apparel, Lejaby, A.B.S. by Allen Schwartz and Sportswear Licensing. Each of the new managers has recruited additional new talent to his respective group.

          The efforts and restructuring expertise of Messrs. Alvarez and Fogarty have contributed substantially to the dramatic turnaround of the Company in these Cases. As the Company approaches emergence from chapter 11, an executive search firm has been engaged to identify internal and external candidates for the roles of Chief Executive Officer and Chief Financial Officer. Mr. Alvarez and Mr. Fogarty have committed to remain in place through the completion of the restructuring process and to provide for a smooth and orderly transition. Following the transition period, Messrs. Alvarez and Fogarty will return to A&M.

     4. Summary of Significant Orders Entered and Other Actions Taken During the Cases

          Numerous motions, applications and stipulations have been filed, and many orders have been entered on the Bankruptcy Court's official docket with respect to the Cases, including the following significant motions and orders:

          (a) Significant "First Day" Orders. Although, under the Code, the Debtors continue to operate their businesses, they may not engage in transactions outside the ordinary course of business without the Bankruptcy Court's approval, following notice and opportunity for a hearing in accordance with the Code and Bankruptcy Rules. Moreover, the Code prohibits the Debtors from paying pre-petition claims absent a court order. Accordingly, on the Petition Date, the Debtors requested entry of specific orders by the Bankruptcy Court approving certain transactions outside the Debtors' ordinary course of business, and authorizing the Debtors to pay certain pre-petition claims and to continue specific pre-petition practices essential to its continued business operations during the pendency of the Cases. Among such "first day" orders entered by the Bankruptcy Court were the following:

          (i) Interim DIP Financing. As part of its "first day" orders, the Bankruptcy Court approved on an interim basis the DIP Facility consisting of a borrowing-base revolving facility of $375 million and a $225 million reducing revolving credit facility. On the Petition Date, $375 million was made immediately available under the DIP Facility to the Debtors in order to fund immediately estimated working capital and general corporate requirements as follows: $121 million for the issuance of new letters of credit for products to be shipped post-petition (including $10 million of standby letters of credit); $185 million for the repurchase of receivables generated by the Debtors and sold pre-petition under the Pre-Petition Securitization Facility; $50 million for the purchase of goods which were shipped pursuant to pre-petition letters of credit, which could not be drawn due to various discrepancies in the draw request or its supporting documentation. A final order was entered approving the DIP Facility on July 9, 2001. See Section II.B.4.(b), entitled "Summary of Significant Orders Entered and Other Actions Taken During the Cases - Debtor-in-Possession Financing." As also discussed in Section II.B.4.(b), the DIP Facility has been subsequently amended.

          (ii) Interim Order Employing Antonio C. Alvarez II as Chief Restructuring Officer. On the Petition Date, the Debtors were authorized to employ Antonio C. Alvarez II as Chief Restructuring Officer pursuant to Section 363 of the Code to, inter alia, oversee all restructuring and refinancing related efforts of the Company, including: (i) the activities of all professionals retained to assist in the marketing and sale of assets, the recapitalization of the Company or otherwise retained as part of the restructuring efforts;
          (ii) the preparation and presentation of reports and other general communications with the Company's creditors and shareholders; (iii) at the request of the Board of Group, the development of a restructuring plan for the Company and to assist the CEO and other senior management in the preparation of an operating plan and cash flow forecast; and
          (iv) identification of cost reduction opportunities and working capital opportunities. Mr. Alvarez's base salary was set at $175,000 per month. In November 2001, the Company terminated the employment of Linda J. Wachner, former Chief Executive Officer, and elected Mr. Alvarez to replace Mrs. Wachner as President and Chief Executive Officer. As a result, the Company entered into an employment agreement with Mr. Alvarez, the terms of which were approved by the Bankruptcy Court on December 13, 2001, and later amended in February 2002. See
          Section II.B.4.(h)(iv), entitled "Summary of Significant Orders Entered and Other Actions Taken During the Cases - Orders Relating to the Debtors' Employees and Executives - Antonio C. Alvarez II Employment Agreement."

          (iii) Employee Matters. The Debtors were authorized (but not required) to: (i) pay their employees all wages, salaries, vacation pay (including contributions to savings plans and all federal, state and local payroll-related taxes, deductions and withholdings) and union dues that have accrued by virtue of the services rendered by their employees prior to the Petition Date; (ii) pay all out-of-pocket business and business related expenses incurred by employees that arose or accrued prior to the Petition Date in accordance with the Debtors' existing policies; (iii) make payments to certain terminated employees under the Debtors' pre-petition reduction-in-force program;
          (iv) pay all workers' compensation and related policies that arose or accrued prior to the Petition Date; (v) pay all employees' health, medical, dental, disability and death claims that arose or accrued prior to the Petition Date, the premiums on the insurance policies pertaining thereto, and the costs and expenses incurred in connection with the servicing and administration of such policies and plans; (vi) continue the employee benefit plans and programs in effect immediately prior to the Petition Date; and (vii) make payments with respect to pre-petition commissions owing to the commission-based independent sales representatives. The Bankruptcy Court's order also directed all banks to honor all checks and drafts drawn on the Debtors' Payroll Accounts, whether presented for payment and/or drawn or issued before or after the Petition Date.

          (iv) Cash Management System. The Debtors were authorized to: (i) continue to use their centralized cash management system; (ii) maintain their pre-petition bank accounts; and (iii) maintain and continue to use any and all existing business forms, stationery and checks.

          (v) Reclamation Claims. The Debtors were authorized to establish certain detailed procedures for the treatment and reconciliation of reclamation claims. The Debtors were directed to file a report within 90 days listing those reclamation claims that the Debtors deemed to be valid. Additionally, any vendor asserting a reclamation right against the Debtors was required to demonstrate that it had satisfied all the requirements for a right of reclamation under applicable state law and
          Section 546(c)(1) of the Code. The Debtors have paid approximately $1.4 million to date in satisfaction of reclamation claims.

          (vi) Pre-Petition Shipping Charges. The Debtors were authorized to satisfy their pre-petition import obligations, shipping charges and warehousing charges (the "Pre-Petition Shipping Charges") in order to ensure the uninterrupted release of the Debtors' goods (including imported goods held by shippers, distributors and warehousemen) and to satisfy any liens in favor of shippers, distributors, warehousemen or others with respect to such goods. The Debtors also were authorized to pay such incidental pre-petition import expenses, including customs duties, general order penalties, ocean freight, air freight, trucking charges, brokerage fees, detention and demurrage fees, surety bond premiums, and consolidation and deconsolidation charges (the "Import Obligations") to date. The Debtors have paid approximately $3.7 million in Pre-Petition Shipping Charges and $2.8 million in Import Obligations to date.

          (vii) Essential Trade Creditors and Licensees. The Debtors were authorized, but not obligated, to pay pre-petition trade claims to "essential trade creditors" (the "Essential Vendor Claims") up to an aggregate of $10 million and pre-petition royalty payment claims to licensees (the "Royalty Claims") up to an aggregate of $4.8 million. To date, the Debtors have made payments of approximately $9.4 million in satisfaction of Essential Vendor Claims and $4.2 million in satisfaction of Royalty Claims.

          (viii) Pre-Petition Customer Accommodation Programs. The Debtors were authorized to honor their pre-petition obligations arising under various customer accommodation programs, including policies regarding returns, refunds, gift certificates, and special promotional certificates, enabling the Debtors to maintain high customer satisfaction and customers' goodwill throughout the Cases.

          (ix) Payment of Pre-Petition Sales, Use and Other Taxes. The Debtors were authorized to pay certain specifically identified sales taxes, use taxes, and other "trust fund taxes" that accrued pre-petition. The Debtors have made payments of approximately $4.1 million to date under this order.

          (x) Warnaco of Canada. Warnaco of Canada was authorized, but was not obligated, to pay pre-petition claims up to an aggregate of $2 million. Pursuant to this order, the Debtors made payments to all known pre-petition creditors of Warnaco of Canada in the aggregate amount of $744,875 shortly after the Petition Date, and have continued to pay all ongoing obligations of Warnaco of Canada in full in the ordinary course of business.

          (b) Debtor-In-Possession Financing. On July 9, 2001, the Bankruptcy Court entered an order (the "DIP Order") finally approving the DIP Facility, which included approval of a $225 million tranche under the DIP Facility, to a total of $600 million. The DIP Facility was provided to the Debtors pursuant to the Senior Secured Super-Priority Debtor in Possession Revolving Credit Agreement, dated as of June 11, 2001, by and among Warnaco Inc., Group and the Domestic Subsidiaries, the Lenders and the Issuers (as defined therein) (the "DIP Credit Agreement"). Among other things, the agreements entered into between the Debtors, the DIP Lenders and the Pre-Petition Secured Lenders in connection with the DIP Facility provided that the Debtors would pay or reimburse the fees and expenses of counsel to the DIP Lenders and the Pre-Petition Secured Lenders. The DIP Lenders retained the law firm of Weil, Gotshal & Manges LLP as counsel, and the Pre-Petition Secured Lenders retained the law firm of Shearman & Sterling as counsel.

          The terms of the DIP Credit Agreement were negotiated by the Debtors based on certain financial projections (the "DIP Financial Projections") which were developed prior to the Petition Date. The DIP Financial Projections were the basis for certain of the Debtors' covenants in the DIP Credit Agreement, including, inter alia, a minimum EBITDAR requirement (the "DIP EBITDAR Covenant").

          The DIP Credit Agreement subsequently was amended as of August, 27, 2001, December 27, 2001, February 5, 2002 and May 15, 2002 (collectively, the "DIP Amendments"). In addition, the Administrative Agent granted certain extensions under the DIP on April 12, 2002, June 19, 2002, July 18, 2002, August 22, 2002 and September 30, 2002. By order dated December 27, 2001, the Debtors were authorized to amend the DIP Credit Agreement to adjust, inter alia, the DIP EBITDAR Covenant to reflect the Debtors' revised financial Projections and business plans, which took into account current business performance and Projections including economic developments since the Petition Date and the tragic events of September 11, 2001. It also reduced the total commitment amount under the DIP Facility from $600 million to $475 million in view of the stronger than projected post-petition liquidity performance due to better working capital management. The DIP Amendments also amended certain definitions and covenants, permitted the sale of certain of the Company's assets and businesses and extended certain deadlines with respect to required asset sales.

          (c) Change In Chief Executive Officer. As discussed in Section II.B.4.(a)(ii), entitled "Summary of Significant Orders Entered and Other Actions Taken During the Cases - Significant `First Day' Orders - Interim Order Employing Antonio C. Alvarez II as Chief Restructuring Officer," upon the filing of these cases, Antonio C. Alvarez II was employed as Chief Restructuring Officer of the Debtors to oversee the Debtors' restructuring efforts. In November 2001, the Company terminated the employment of Linda J. Wachner, former Chief Executive Officer, and elected Mr. Alvarez to replace Mrs. Wachner as President and Chief Executive Officer.

          (d) Exclusivity Orders. Pursuant to Section 1121 of the Code, the Debtors are afforded periods of 120 and 180 days, respectively, from the Petition Date during which period they have the exclusive right to file, and solicit acceptances of, a plan or plans of reorganization. The Debtors have obtained approval of five separate extensions of their exclusive periods, the most recent extensions being to and including October 7, 2002 and December 6, 2002, respectively. The Plan was filed prior to the expiration of the Debtors' exclusive period to file a plan of reorganization.

          (e) Sales of Certain Real and Personal Property. Throughout these Cases, the Debtors have obtained Bankruptcy Court authority to sell certain real estate and miscellaneous personal property.

          The Debtors have sold a number of real property holdings not necessary to the Debtors' ongoing business operations. On July 26, 2001, the Bankruptcy Court approved the sales of (i) a non-essential distribution facility in Stratford, Connecticut for $4.5 million, and (ii) a corporate apartment located at 80 Park Avenue, New York, New York for $675,000. On November 2, 2001, the Bankruptcy Court approved the sale of a research and development facility in Westerly, Rhode Island for $345,000. On April 18, 2002, the Bankruptcy Court entered orders authorizing the sale of a parcel of vacant land located at Duncansville, Pennsylvania for the amount of $340,000 and the sale of a closed distribution and warehouse facility located at Murfreesboro, Tennessee for the amount of $3,025,000. On July 11, 2002, the Bankruptcy Court approved the sale of a closed distribution facility in Alajuela, Costa Rica for $635,000.

          On July 15, 2002, the Bankruptcy Court approved auction procedures for the sale of two improved real properties that housed sewing facilities used in the manufacturing of jeans under the Calvin Klein'r' label to the highest bidder without further court order. Such real properties are as follows: (i) the Abbeville Facility located in Abbeville, South Carolina; and (ii) the Kai Jay Facility, located in Nesquehoning, Pennsylvania. The Abbeville Facility sold for $116,000 and the Kai Jay Facility sold for $150,000.

          On July 10, 2001, the Bankruptcy Court entered an Order Approving Procedures to Sell Certain Assets Free and Clear of all Liens, Claims and Encumbrances Without Further

Court Approval. Pursuant to this order, the Debtors have sold various miscellaneous assets which they have determined are not necessary to their business operations, including aircraft and helicopter parts, motor vehicles, artwork and surplus cutting and sewing equipment. These de minimus sales have yielded approximately $1.8 million to the Debtors' estates.

          (f) Store Closing Sales. On April 26, 2002, the Debtors filed a motion seeking authority to conduct store closing sales at up to 25 of the Debtors' Warner's'r', Olga'r' and Warnaco outlet stores (collectively, the "Warnaco Stores"). On May 8, 2002, the Bankruptcy Court approved procedures for (i) conducting the Warnaco Store closing sales, (ii) auctioning the sale rights to an agent and (iii) rejecting leases subject to the Warnaco Store closings. On May 21, 2002, the Bankruptcy Court approved the sale of the rights to conduct the closing sales at the Warnaco Stores to a joint venture composed of SB Capital Group, LLC and The Tiger Capital Group, LLC pursuant to an Agency Agreement. The Debtors completed the Warnaco Store closing sales during the period from June 3, 2002 through approximately September 16, 2002, and realized cash proceeds of approximately $12 million.

          On September 3, 2002, the Debtors filed a motion seeking authority to conduct store closing sales at up to 26 Calvin Klein'r' outlet stores (the "CK Stores") either by way of a independent facilitator if such facilitator were to submit a sufficient bid for the sale rights or, if not, by the Debtors themselves. On September 17, 2002, the Bankruptcy Court approved procedures for
(i) conducting the CK Store closing sales, (ii) auctioning the sale rights to a facilitator and (iii) rejecting leases subject to the CK Store closings. On October 22, 2002, the Bankruptcy Court approved the sale to Hilco Merchant Resources, LLC of the rights to conduct the closing sales at the CK Stores pursuant to a Store Closing Sale Agreement. The Debtors anticipate conducting these sales during the period from October 23, 2002 through approximately January 26, 2003.

          (g) Sale of Business Units. On January 17, 2002, the Bankruptcy Court entered an order approving the sale of one of the Company's business divisions, GJM, to Luen Thai Overseas Limited for $10.1 million (the "GJM Sale"). Certain of the assets of GJM, consisting of receivables, inventory and certain trademarks, were property of Warnaco Inc., a Debtor. These assets (apart from the trademarks) had a book value of approximately $3,774,000 as of the date of the closing of the sale, February 6, 2002.

          The remaining assets of GJM were owned by non-debtor foreign subsidiaries and consisted of manufacturing plants in China, the Philippines, and Sri Lanka (the "GJM Manufacturing Plants"), as well as trademarks, inventory, receivables, and other assets. Some of the foreign assets or stock that were sold in the GJM Sale were subject to a lien in favor of the Pre-Petition Secured Lenders. Another portion of the remaining GJM assets, including the GJM Manufacturing Plants, were not directly subject to the Pre-Petition Secured Lenders' liens, but were owned by entities which are direct or indirect subsidiaries of foreign subsidiaries which are themselves independently liable on the Debtors' pre-petition debt to the Pre-Petition Secured Lenders.

          Under the Pre-Petition Facility and Intercreditor Agreements and the Original Foreign Facilities, the non-debtor foreign subsidiaries are required to remit the proceeds of any substantial asset sales to the Pre-Petition Secured Lenders. Under the DIP Facility, the Debtors were required to pay all asset disposition proceeds to the DIP Lenders. The DIP Lenders, the Debtors and the Pre-Petition Secured Lenders agreed that the proceeds of the GJM Sale (the "GJM Sale Proceeds") would be distributed as follows. First, $4.2 million, which was equal to the amount advanced under the DIP Credit Agreement with respect to the U.S. assets to be sold in the GJM Sale, was paid by the Debtors to the DIP Lenders for application under the DIP Credit Agreement. This payment to the DIP Lenders did not result in a permanent reduction in the availability under the DIP Loan Agreement, but could be reborrowed. After a payment of $51,000 due to GE Capital, the balance of the GJM Sale proceeds was maintained in an escrow account established by certain non-debtors in favor of the Collateral Trustee under the Modified Facility for the benefit of the Pre-Petition Secured Lenders. On or about May 8, 2002, the proceeds in the escrow account were paid to the Administrative Agent for the benefit of the Pre-Petition Secured Lenders.

          In addition to the GJM Sale, at the end of December, 2001, certain of Group's non-debtor foreign subsidiaries entered into an agreement to sell the stock of Penhaligon's, a specialized fragrance retail division, to Royal Holdings, Inc. for $11 million (the "Penhaligon's Sale"). As part of that sale process, the Bankruptcy Court entered an order on February 26, 2002, authorizing Warnaco Inc. to transfer to Royal Holdings, Inc. certain assets relating to the Penhaligon's business located in the United States. Similar to the ownership structure of the foreign assets of GJM, the remaining assets of Penhaligon's were owned by non-debtor foreign subsidiaries and directly subject to the liens of the Pre-Petition Secured Lenders. Other Penhaligon's assets were not directly subject to the Pre-Petition Secured Lenders' liens, but were owned by entities which are direct or indirect subsidiaries of foreign subsidiaries which are guarantors of the Original Foreign Facilities. Accordingly, after the repayment of certain debt of Penhaligon's, the proceeds of the Penhaligon's Sale were escrowed and ultimately disbursed to the Administrative Agent for the benefit of the Pre-Petition Secured Lenders on or about May 8, 2002.

          In addition, $1.7 million was placed in an escrow fund for the benefit of the purchaser of Penhaligon's for potential indemnification claims and for working capital valuation adjustments, if any, released upon the earlier of (i) the first anniversary of the completion date of the Penhaligon's Sale and (ii) the deadline set by the Bankruptcy Court to file and serve objections to the Disclosure Statement filed in these Cases.

          On July 11, 2002, the Bankruptcy Court entered an order approving the sale of substantially all of the assets of one the Debtors' non-core business divisions, Ubertech Products, Inc., a research and development enterprise specializing in a silicone molding technique for affixing raised logos and other message imprints and designs on sportswear apparel for $150,000 and certain continuing interests.

          (h)  Orders and Claims Relating to the Debtors' Employees and
               Executives.

          (i) "First Day" Order to Pay Employee Wages, etc. As more fully set forth in Section II.B.4.(a)(iii) above, entitled "Summary of Significant Orders Entered and Other Actions Taken During the Cases - Significant 'First Day' Orders - Employee Matters," on the Petition Date, the Bankruptcy Court entered an order allowing the Debtors to pay pre-petition wages, salaries and benefits owing to their union and non-union employees.

          (ii) Employee Retention Plan. On November 20, 2001, the Bankruptcy Court authorized the Debtors to implement a key employee retention plan (the "Employee Retention Plan") designed to provide appropriate incentives and/or severance protection to certain key executives, managers and employees, depending upon their function and anticipated period of employment with the Debtors, in an effort to stem the employee attrition the Debtors had been experiencing and to ensure the full commitment of such key employees to the operation of the Debtors' business during these Cases. The Employee Retention Plan covers approximately 245 key domestic employees of the Debtors (the "Covered Employees"), and provides for three types of cash compensation including: (i) stay bonuses (the "Stay Bonuses"), (ii) severance protection (the "Severance Protection") and (iii) transaction bonuses (the "Transaction Bonuses"), which may be awarded in the event of a sale of one of the Debtors' divisions, or a sale of the entire company.

               The total cost to the Debtors of the Stay Bonuses was approximately $15.5 million, $3.1 million of which is attributable to senior managers, $6.9 million of which is attributable to managers and $5.5 million of which is attributable to supervisors. To date, approximately $9.7 million has been paid in Stay Bonuses and the Debtors anticipate a further $4.2 million will be paid. The total potential cost to the Debtors of the Severance Protection is approximately $10.3 million. Finally, Transaction Bonuses in an amount equal to $6 million were available to be awarded. To date, only $53,040.00 has been paid in Transaction Bonuses in connection with the sale of GJM (see, Section II.B.4.(g), entitled "Summary of Significant Orders Entered and Other Actions Taken During the Cases - Sale of Business Units").

               Further Transaction Bonuses will not be paid unless the Company or any of its businesses are sold during these Cases.

          (iii) Rejection of Wachner Employment Agreement. As of the Petition Date, Mrs. Linda J. Wachner was the Chief Executive Officer and President of the Company pursuant to an employment agreement dated January 6, 1991. On November 16, 2001, the Company's Board of Directors terminated Mrs. Wachner's employment. On December 13, 2001, the Bankruptcy Court approved a stipulation entered into between Group and Mrs. Wachner, pursuant to which Mrs. Wachner's employment agreement was deemed rejected effective November 16, 2001. On January 18, 2002, Mrs. Wachner filed a proof of claim in the Cases asserting, among other things, a claim for an administrative priority expense in an amount in excess of $25 million allegedly arising from the termination of her employment and the rejection of her employment agreement (the "Wachner Claim"). On May 7, 2002, the Debt Coordinators for the Pre-Petition Secured Lenders and the Creditors' Committee filed a detailed objection to the Wachner Claim asserting, inter alia, that the Wachner Claim, if any, is not entitled to administrative priority and, to the extent that it is a valid, pre-petition claim, it is limited by Section 502(b)(7) of the Code. On May 14, 2002, the Debtors filed an objection to the Wachner Claim on the same grounds. On August 2, 2002, Mrs. Wachner filed a response to the objections. Following the conclusion of discovery and additional briefing, the Bankruptcy Court will conduct a hearing and render a decision with respect to the Wachner Claim. Confirmation and the effectiveness of the Plan are not conditioned upon or otherwise dependent upon resolving the Wachner Claim.

          (iv) Antonio C. Alvarez II Employment Agreement. As more fully set forth in Section II.B.4.(a)(ii) above, entitled "Summary of Significant Orders Entered and Other Actions Taken During the cases - Significant `First Day' Orders - Interim Order Employing Antonio C. Alvarez II as Chief Restructuring Officer," on the Petition Date, the Debtors obtained Bankruptcy Court approval to employ Antonio C. Alvarez II as Chief Restructuring Officer of the Debtors. On November 16, 2001, Mr. Alvarez was named Chief Executive Officer and President of Group to succeed Linda J. Wachner. On December 13, 2001, the Bankruptcy Court authorized the Debtors to enter into an Employment Agreement with Mr. Alvarez, as President and Chief Executive Officer of Group. By an order entered by the Bankruptcy Court on February 21, 2002, Mr. Alvarez's employment agreement was amended (as amended, the "Alvarez Agreement"). The principal terms of the Alvarez Agreement are as follows:

               o Mr. Alvarez receives a base salary of $125,000 per month during the term of the Alvarez Agreement from June 11, 2001 through the earlier of April 30, 2003, or consummation of a plan of reorganization for all or substantially all of the Debtors.

               o Mr. Alvarez will receive a minimum incentive payment in the amount of $2.25 million (the "Minimum Bonus"), against which $301,000 of payments previously received by Mr. Alvarez during these Cases will be credited. In addition to the Minimum Bonus, Mr. Alvarez is eligible to earn additional incentive bonus amounts (the "Incremental Bonus") determined by applying percentages to the excess "achieved values" over a base amount of $625 million (the "Hurdle Amount"). The concept of "achieved value" is a concept of value achieved for the Debtors' pre-petition constituencies during the pendency of the Cases through, among other things, repayment of pre-petition debt or reduction in pre-petition creditor exposure on guaranties, letters of credit or the like. In particular, the definition of "Constituency Payment Pool" in the Alvarez Agreement identifies eleven categories of recoveries that may be achieved for the Debtors' pre-petition constituencies that will be aggregated in most cases on a present value basis as of April 11, 2002, to determine the total achieved value for purposes of calculating the Incremental Bonus (the "Achieved Value"). The Incremental Bonus is then determined by applying the following percentages to the incremental amounts by which Achieved Values exceed the Hurdle Amount:

               Incremental Value of
               Constituency Payment Pool in
               Excess of the Hurdle Amount                      Percentage Bonus
               -----------------------------------------------------------------
               $0 to $100 million                                    1.5%
               In excess of $100 million up to $200 million          2.0%
               In excess of $200 million up to $300 million          2.5%
               In excess of $300 million up to $400 million          3.0%
               In excess of $400 million                             0.0%

          o The form of consideration received by Mr. Alvarez will be in the same ratio as the consideration distributed as part of the Constituency Payment Pool, subject to a minimum payment in cash of $2.25 million, less the $301,000 in prior cash payments.

          o In the event that Mr. Alvarez's employment is terminated by Group other than for "Cause" or by Mr. Alvarez for "Good Reason" (as defined in the Alvarez Agreement), Mr. Alvarez will receive a severance payment equal to his base salary times the lesser of 12 and the number of months (including fractions thereof) remaining until the expiration of the Alvarez Agreement.

          Application of the methodology set forth in the Alvarez Agreement, and assuming an estimated equity valuation of Reorganized Warnaco of $485.6 (see
Section VI.C.2.(b), entitled "Satisfaction of Conditions Precedent to Confirmation Under the Code - Best Interests of Claim Holders - Enterprise Valuation of the Reorganized Debtors"), would result in a total Incentive Bonus under the Alvarez Agreement of approximately $5.045 million. This computation is based upon payments or satisfaction of pre-petition letters of credit aggregating approximately $64.2 million, payments on account of pre-petition Claims throughout the Cases with a present value as of April 11, 2002 of approximately $63.4 million, and an aggregate present value of securities to be distributed as of the Effective Date of approximately $677.2 million. After discussions among the Restructuring Committee of Group's Board of Directors, the Steering Committee for the Pre-Petition Secured Lenders and the Creditors' Committee, it was determined that, in view of Mr. Alvarez's substantial contribution to the Debtors' successful reorganization in these Cases, he should receive an additional 0.139% of New Warnaco Common Shares, valued at $660,000, as part of his Incentive Bonus. Therefore, the Plan provides that Mr. Alvarez will receive an Incentive Bonus with an aggregate estimated value of $5.705 million, comprised of $1.95 million in Cash ($2.25 million minimum cash bonus paid to Mr. Alvarez as monthly salary under the Alvarez Agreement, minus $301,000 already paid to Mr. Alvarez as monthly salary during these Cases), $940,000 in New Warnaco Second Lien Notes and 0.592% of New Warnaco Common Shares, with an estimated value of $2.81 million.

          (i) Claim by ILGWU National Retirement Fund for Withdrawal Liability Under MultiEmployer Pension Plan Under ERISA. In April 2002, as a part of their restructuring efforts, the Debtors closed two of their sewing facilities used in the manufacturing of jeans under the Calvin Klein'r' label located in Abbeville, South Carolina and Nesquehoning, Pennsylvania (collectively, the "Abbeville and Nesquehoning Facilities"). See Section II.B.4.(e), entitled "Summary of Significant Orders Entered and Other Actions Taken During the Cases - Sales of

Certain Real and Personal Property." Approximately 224 employees who were members of the Union of Needletrades, Industrial and Textile Employees, AFL-CIO, CLC ("UNITE") were employed by the Debtors at the Abbeville and Nesquehoning Facilities at the time of closure. Pursuant to the collective bargaining agreement between the Debtors and UNITE, the Debtors are obligated to make contributions to the ILGWU National Retirement Fund on behalf of these union employees. The Debtors' obligations in this regard are governed by the MultiEmployer Pension Plan Amendments Act of 1980, as amended ("MPPAA"), which amended Title IV of the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. 'SS''SS' 1301-1461 (1994 and Supp. 14 1998) ("ERISA"). On
June 20, 2002, the ILGWU National Retirement Fund filed an amended proof of claim against each of the Debtors in these Cases asserting a claim in the amount of $978,931.00 on the basis of "withdrawal liability under ERISA" i.e., unfunded benefit liability claims, based on the potential shortfall of the ILGWU National Retirement Fund's assets in meeting its obligations to pay benefits to participants in the Retirement Fund.

          (j) Administrative Orders - Schedules; Bar Date. On the Petition Date, the Bankruptcy Court granted the Debtors' motion to extend their time to file their Schedules of Assets, Liabilities and Executory Contracts, and the Statement of Financial Affairs (the "Schedules") on a consolidated basis to August 27, 2001. The Debtors filed their Schedules on that date which, among other things, list claims against the Debtors on a consolidated basis as of the Petition Date, as reflected in the Debtors' books and records.

          On November 2, 2001, the Bankruptcy Court entered an order (the "Bar Date Order") setting a deadline of January 4, 2002 for the filing of certain proofs of claim (the "Initial Bar Date"), including (i) claims (as defined in Section 101(5) of the Code) against any of the Debtors that arose prior to the Petition Date and (ii) administrative claims relating to executory contracts or unexpired leases that have been rejected by the Debtors during the Cases.(7) The Bar Date Order provided that, among other things, any holder of a claim listed on the Schedules as liquidated, non-contingent and undisputed, and as to which the holder agreed with the claim amount set forth in the Schedules, need not file a proof of claim. In the event that the holder of a claim listed on the Schedules chose to file a proof of claim, the amount set forth on such filed proof of claim superseded the amount and classification of the Scheduled claim, subject to further review, reconciliation and/or objection by the Debtors.

          As of the date of this Disclosure Statement, the Debtors are aware that 2,271 proofs of claim had been filed in the Cases, representing an aggregate filed amount of approximately $25,403,550.85 in administrative claims, $42,991,350.68 in secured claims (exclusive of the Senior Secured Bank Claims), $116,292,224.52 in priority unsecured claims and $2,140,720,105.24 in non-priority unsecured claims.(8) With the assistance of their professionals, the Debtors promptly commenced a thorough review of the filed claims and are well into the process of litigating or resolving the Claims, which process the Debtors anticipate

----------
(7) On May 8, 2002, the Bankruptcy Court entered an order setting a supplemental bar date of June 24, 2002 (the "Supplemental Bar Date"), for the filing of proofs of claim by ProLogis Trust ("ProLogis") and Security Capital Industrial Trust ("Security Capital")

(8) In addition to the Claims filed by Creditors in the Cases, the Debtors' Schedules reflect approximately $58,411.00 in additional secured liabilities, $0 in additional priority unsecured liabilities and $14,820,860.96 in additional non-priority unsecured liabilities. These scheduled amounts have been included in the Debtors' estimates of total pre-petition liabilities set forth in this Section.

will continue after the Confirmation Date. The Debtors, after consultation with their professionals and after (i) eliminating duplicative Claims and Claims that had been amended, superceded or otherwise withdrawn by creditors, (ii) reclassifying certain Claims that the Debtors believe erroneously were filed as secured or priority unsecured Claims, (iii) comparing the filed claims to the Debtors' books and records, and the amount listed in the Schedules and (iv) analyzing the various legal and factual issues raised by the filed proofs of claim, estimate that their approximate aggregate liability with respect to Allowed Claims in the Cases on a consolidated basis to be:

          o    $1.9 million with respect to Administrative Claims;(9)

          o    $2.5 million with respect to Priority Tax Claims;

          o $1.8 million with respect to Secured Claims (exclusive of the Senior Secured Bank Claims and the GE Capital Secured Claim);

          o Approximately $2185.4 million with respect to the Senior Secured Bank Claims;

          o $169.2 million with respect to non-priority Unsecured Claims (exclusive of the TOPrS Claims); and

          o $125.2 million with respect to the subordinated unsecured TOPrS Claims.

CLAIMANTS MAY DISAGREE WITH THE DEBTORS' ANALYSIS OF THEIR CLAIMS, AND THE AGGREGATE AMOUNT AND PRIORITY OF CLAIMS AS ULTIMATELY DETERMINED BY THE BANKRUPTCY COURT OR AFTER NEGOTIATIONS BETWEEN THE DEBTORS AND THE RESPECTIVE CLAIMANTS MAY DIFFER FROM THE FOREGOING ESTIMATES.

          (k) Other Legal Proceedings. As a consequence of the filing of these Cases, all pending claims and litigation against the Debtors have been automatically stayed pursuant to Section 362 of the Code absent further order of the Bankruptcy Court. Other than certain personal injury claims that currently are being defended by the Debtors' insurance companies, the Debtors are aware of the following material pending actions:

          (i) Speedo Litigation. Authentic Fitness Corporation's ("AFC") right to use the Speedo trademarks is derived from certain license agreements with Speedo International Limited ("SIL"). The current license agreements (the "Speedo Licenses") were entered into on May 10, 1990. These Speedo Licenses, however, were preceded by earlier license agreements dating back to 1976.

----------
(9) Estimate does not include (i) pre-confirmation professional fees which will be paid upon the approval of final fee applications post-confirmation by the Bankruptcy Court, (ii) administrative liabilities to be paid in the ordinary course of business, (iii) the Alvarez Incentive Bonus, (iv) the Designated Post-Petition Loans, and (v) claims of the Debt Coordinators and the Pre-Petition Collateral Trustee payable under paragraph 22 of the DIP Approval Orders.

               On September 14, 2000, SIL filed a complaint in the United States District Court for the Southern District of New York (the "District Court") captioned Speedo International Limited v. Authentic Fitness Corp., et al., No. 00 Civ. 6931 (DAB) against AFC, Authentic Fitness Products, Inc. ("AFI" and together with AFC, "Authentic"), Warnaco Inc., and Group seeking, inter alia, a declaratory judgment entitling SIL to terminate the Speedo Licenses based upon Authentic's alleged defaults, including non-payment of royalties and unauthorized ownership and use of the speedo.com web site (the "Speedo Lawsuit"). The Speedo Licenses are critical to Authentic's business, which accounts for approximately 25% of projected net revenue of the Company and 45% of its projected Consolidated EBITDAR.

               On November 8, 2000, Authentic, Warnaco Inc. and Group filed an answer and counterclaims against SIL seeking, inter alia, a declaration that they have not engaged in trademark violations and are not in breach of the licensing agreements, and that the Speedo Licenses may not be terminated.

               Pursuant to Section 362 of the Code, the Speedo Lawsuit was stayed. On or about October 30, 2001, SIL filed a motion in the Bankruptcy Court seeking relief from the automatic stay in these Cases to pursue the Speedo Lawsuit in the District Court, and have its rights determined through a jury trial (the "Speedo Motion"). SIL argued that as a matter of law, the Bankruptcy Court did not have jurisdiction over the breach of contract action and that it had a constitutional right to a jury. Authentic opposed the motion, and oral argument was held on February 21, 2002. On June 11, 2002, the Bankruptcy Court rendered a decision denying the Speedo Motion on the basis that, inter alia, (i) the Speedo Motion was premature and (ii) the Bankruptcy Court has core jurisdiction over resolution of the Speedo Claims.

               Pursuant to, and in conjunction with seeking confirmation of, the Plan, the Debtors will seek to assume the Speedo Licenses. The Debtors believe that all issues raised by SIL with respect to the assumption of the Speedo Licenses can be resolved by the Bankruptcy Court or otherwise resolved in a manner which will not preclude assumption of the Speedo Licenses as of the Effective Date.

          (ii) Shareholder Class Actions. Between August 22, 2000 and October 26, 2000, seven putative class action complaints were filed in the District Court against Group and certain of its officers and directors (the "Shareholder I Class Action"). The complaints, on behalf of a putative class of shareholders of Group who purchased Group stock between September 17, 1997 and July 19, 2000 (the "First Class Period"), allege, inter alia, that the defendants violated the Exchange Act by artificially inflating the price of Group's stock and failing to disclose certain information during the First Class Period.

               On November 17, 2000, the District Court consolidated the complaints into a single action, styled In Re The Warnaco Group, Inc. Securities Litigation, No. 00-Civ-6266 (LMM), and appointed a lead plaintiff and approved a lead counsel for the putative class. A second amended consolidated complaint was filed on May 31, 2001. On October 5, 2001, the defendants other than Group filed a motion to dismiss based upon, among other things, the running of the statute of limitations, failure to state a claim and failure to plead fraud with the requisite particularity. On April 25, 2002, the District Court granted the motion to dismiss this action based on the statute of limitations. On May 10, 2002, the plaintiffs filed a motion for reconsideration in the District Court. On May 24, 2002, the plaintiffs filed a notice of appeal. On July 23, 2002, plaintiffs' motion for reconsideration was denied. On July 30, 2002, the plaintiffs voluntarily dismissed, without prejudice, their claims against Group. On October 2, 2002, the plaintiffs filed a notice of appeal with respect to the District Court's entering a final judgment in favor of the individual defendants.

               Between April 20, 2001 and May 31, 2001, five putative class action complaints against Group and certain of its officers and directors were filed in the District Court (the "Shareholder II Class Action"). The complaints, on behalf of a putative class of shareholders of Group who purchased Group stock between September 29, 2000 and April 18, 2001 (the "Second Class Period"), allege, inter alia, that defendants violated the Exchange Act by artificially inflating the price of Group's stock and failing to disclose negative information during the Second Class Period.

               On August 3, 2001, the Court consolidated the actions into a single action, styled In Re The Warnaco Group, Inc. Securities Litigation (II), No. 01 CIV 3346 (MCG), and appointed a lead plaintiff and approved a lead counsel for the putative class. A consolidated amended complaint was filed against certain current and former officers and directors of Group, which expanded the Second Class Period to encompass August 16, 2000 to June 8, 2001. The amended complaint also dropped Group as a defendant, but added as defendants certain outside directors. On April 18, 2002, the Court dismissed the amended complaint, but granted the plaintiffs leave to replead. On June 7, 2002, the plaintiffs filed a second amended complaint, which again expanded the Second Class Period to encompass August 15, 2000 to June 8, 2001. On June 24, 2002, the defendants filed motions to dismiss the second amended complaint, which motions are pending. On August 21, 2002, the plaintiffs filed a third amended complaint adding Group's current independent auditors as a defendant.

          (iii) SEC Investigation. The staff of the SEC has been conducting an investigation to determine whether there have been any violations of the Exchange Act in connection with the preparation and publication of various financial statements and other public statements. On July 18, 2002, the SEC staff informed Group that it intends to recommend that the SEC authorize a civil enforcement action against Group and certain persons who have been employed by or affiliated with Group since prior to January 3, 1999 alleging violations of the federal securities laws. The SEC staff invited Group to make a Wells Submission describing the reasons why no such action should be brought. On September 3, 2002, Group filed its Wells Submission. Group does not expect the resolution of this matter as to Group to have a material effect on Group's financial condition, results of operation or business.

          (l) Restatement of Financial Statements. In June 2001, during the course of reviewing its business operations, the Company became aware of certain accounting errors involving the recording of intercompany pricing arrangements, the recording of accounts payable primarily related to the purchase of inventory from suppliers and the accrual of certain liabilities. The errors were related to the Designer Holdings subsidiary. The correction of these errors, together with additional errors primarily related to the recording of accounts payable and inventory discovered in certain of the Company's European subsidiaries in connection with the Company's year-end closing for fiscal 2001, caused the Company to restate its previously issued financial statements for the years ended January 1, 2000 and December 30, 2000 (fiscal 1999 and fiscal 2000, respectively), its previously issued financial results for each of the quarterly periods in fiscal 1999 and fiscal 2000 and for the fiscal 2001 quarter ended April 7, 2001. The Company reduced previously reported net income by $4.132 million (net of income tax benefit of $2.703 million), or $0.07 per share, for fiscal 1999, increased its previously reported net loss by $45.788 million (net of income tax benefit of $0.137 million), or $0.87 per share, for fiscal 2000 and increased its previously reported net loss by $1.116 million, (no income tax effect), or $0.02 per share, for the fiscal 2001 quarter ended April 7, 2001 (collectively, the "Restatements").

          The Company began an internal investigation of the suspected accounting errors in June 2001. In August 2001, after reviewing the preliminary results of the internal investigation, the Audit Committee of the Board of Directors of the Company retained the law firm of Dewey Ballantine LLP ("Dewey Ballantine") to investigate the suspected accounting errors at Designer Holdings. See Section II.B.2.(a), entitled "Parties-in-Interest; Retention of Professionals and Appointment of Creditors' Committee - Advisors to the Debtors." In addition, Dewey Ballantine retained FTI Consulting, Inc. ("FTI") to assist in the investigation and provide accounting expertise to Dewey Ballantine. See Section II.B.2.(a), entitled "Parties-in-Interest; Retention of Professionals and Appointment of Creditors' Committee - Advisors to the Debtors." Dewey Ballantine issued its report to the Audit Committee on February 6, 2002. Since the discovery of the accounting errors at Designer Holdings and at certain of the Company's European subsidiaries, the Company has replaced certain financial staff and has taken several steps to improve the accounting for intercompany purchases and the reconciliation of Intercompany accounts.

          The Company estimates that the total cost of conducting the investigation into this matter, consisting primarily of professional fees, was approximately $1 million. Approximately $0.681 million of the cost of the investigation is included in the Company's results of operations for the year ended January 5, 2002, and the remaining $0.319 million was included in the results of operations in the first quarter of fiscal 2002.

          (m) Property Leases. Since the Petition Date, the Debtors also have undertaken a number of steps to address their more than 250 nonresidential real property leases covering, among other things, the Debtors' retail stores, administrative offices and storage and distribution facilities, including: (i) a comprehensive evaluation of over 250 real property leases; resulting in the rejection of approximately 139 leases of retail stores, offices and other facilities, yielding approximately $19.0 million in annual savings to the Debtors' estates; (ii) entering lease termination agreements relating to seven retail stores; (iii) arranging a rent reduction agreement at one of the Debtors' retail stores; (iv) assuming and assigning eight leases to non-debtor third parties; (v) successfully prosecuting a contested motion to reject the Debtors' lease of the Second Floor at its corporate headquarters at 90 Park Avenue in New York City resulting in approximately $1.8 million in annual savings; and (vi) the assumption and assignment of a lease of the 25th floor at the Debtors' corporate headquarters at 90 Park Avenue in New York City for an approximate yield of $585,000.00 to the Debtors' estates. The Debtors also determined that they no longer needed the full facility located in Van Nuys, California, used primarily for pre-production engineering for Warners'r', Olga'r' and Bodyslimmers'r' intimate apparel. Accordingly, the Debtors rejected a portion of the leased premises, and entered a new lease for a smaller portion of the Van Nuys facility at substantial savings to their estates.

          (n) Personal Property Leases and Executory Contracts. Since the Petition Date, the Debtors have undertaken a comprehensive review of their extensive and numerous personal property lease agreements. As the Debtors have downsized their operations and closed various facilities, approximately 63 personal property lease agreements were identified as unnecessary to the Debtors' ongoing business operations and were rejected pursuant to nine motions during the pendency of the Cases, achieving an approximate annual savings of $3.9 million.

          The Debtors also have comprehensively reviewed their extensive and numerous executory contracts. To date, the Debtors have (i) rejected 124 executory contracts, yielding approximately $750,000 in annual savings to the Debtors' estates, (ii) successfully litigated the rejection of a termination, settlement and release agreement with Fruit of the Loom and (iii) rejected a series of agreements with Active Media Services, Inc. ("Active Media") and a related Consent Agreement with Active Media and National Westminster Bank PLC, which permitted the Debtors to avoid making payments arising from pre-petition arrearages totaling $505,000 and making an acceleration payment in excess of $14 million.

          As part of the Debtors' ongoing marketing efforts in connection with their Speedo brand swimwear and activewear, the Debtors entered a number of endorsement agreements with various athletes to promote their products. On March 19, 2002 and September 19, 2002, the Bankruptcy Court entered orders rejecting certain endorsement agreements with certain beach volleyball players and swimmers that the Debtors determined were no longer necessary to the estates due to a changing product line and marketing focus, resulting in a total savings of approximately $265,000 plus potential bonuses.

          (o) Termination of License Agreement with Weight Watchers. Warnaco Inc. and Weight Watchers were parties to a license agreement dated January 8, 1999 (as amended from time to time, the "Weight Watchers License Agreement"). Pursuant to the Weight Watchers License Agreement, Weight Watchers granted a license to Warnaco Inc. to use the "Weight Watchers" mark, all variations and formatives thereof, and all associated logos in the United States and Canada for an initial term through July 31, 2004, on intimate apparel for shaping, enhancing and slenderizing and certain activewear manufactured by Warnaco Inc. (the "Licensed Products") for distribution through approved retailers and distributors. The Weight Watchers License Agreement also gave Warnaco Inc. the right of first refusal to (i) distribute the Licensed Products to other geographic areas and (ii) expand the Licensed Products to include other product categories such as hosiery, pantyhose, swimwear and bodywear. The Parties entered into a stipulation (the "Weight Watchers Stipulation") to execute a termination of the Weight Watchers License Agreement on the terms set forth in a termination agreement including, inter alia, the right to market, sell and dispose of the Licensed Product for a period of six months following termination of the Weight Watchers License Agreement (the "Disposition Period"). The Weight Watchers Stipulation was approved by the Court on November 2, 2001. The Disposition Period ended in April, 2002.

          (p) Termination of Fruit of the Loom License. Group and Fruit of the Loom, Inc. ("FOTL") were parties to a certain license agreement pursuant to which FOTL granted Group the right to manufacture, distribute and sell certain licensed articles bearing FOTL's trademarks (the "FOTL License Agreement"). In April 2001, FOTL notified Group, via letter, of its intention to terminate the FOTL License Agreement on the basis of certain alleged defaults. Following extensive negotiations, in May 2001, Group and FOTL entered into a termination, settlement and release agreement (the "FOTL Termination Agreement"), pursuant to which Group received a limited, nonexclusive right to manufacture certain articles bearing the FOTL trademark through July 31, 2001, and a limited, nonexclusive right to sell certain articles bearing the FOTL trademark domestically through October 31, 2001, and in Mexico and Canada through December 31, 2001. In return, pursuant to the FOTL Termination Agreement, Group agreed to pay FOTL $3,689,000 in three installments, of which Group made two payments totaling $2,476,500 prior to the Petition Date.

          In October 2001, Group sought entry of an order of the Bankruptcy Court pursuant to Section 365(a) of the Code authorizing the rejection of the FOTL Termination Agreement. In response, FOTL filed an objection to the rejection motion, arguing that Group was required to pay FOTL the remaining installment as an administrative expense. After extensive argument, by Order dated December 13, 2001, the Bankruptcy Court granted Group's request to reject the FOTL Termination Agreement and denied FOTL's request for payment of the remaining installment as an administrative expense. As a result, FOTL filed a notice of appeal, dated December 13, 2001.

          After extensive negotiations, Group and FOTL entered a settlement (the "FOTL Settlement") that contemplated, among other things: (i) rejection of the FOTL Termination Agreement as of December 13, 2001, (ii) payment by Group of $500,000 to FOTL; and (iii) withdrawal by FOTL, with prejudice, its pending appeal. Additionally, the FOTL Settlement provided for mutual general releases. On May 8, 2002, the Bankruptcy Court approved the FOTL Settlement.

          (q) Customs Duties. Prior to Petition Date, certain of the Debtors were, and continue to be, importers of various goods associated with their manufacturing, distribution and retail businesses. Accordingly, the Debtors become obligated to pay duties to the U.S. Customs Service ("Customs") assessed (based upon the import's tariff classification and value) at the time goods arrive at a Customs port.

          In certain instances, post-entry action taken by the Debtors, such as filing a protest pursuant to 19 C.F.R. 'SS' 174, may result in a reduction against the duty amount assessed at the time of entry. For example, Congress passed the Caribbean Basin Trade Partnership Act (the "CBTPA") which, under interim regulations, became effective October 1, 2000, and provides for duty free treatment on entries of qualifying goods. As an importer of merchandise from CBTPA beneficiary countries, Warnaco Inc. initiated an extensive analysis of its manufacturing and sourcing practices and determined that certain of its imported goods, entered on or after October 1, 2000, for which it had tendered duties at the applicable General Column 1 duty rate, qualified for duty free treatment under CBTPA. Accordingly, Warnaco Inc. filed protests with Customs against the liquidation of such pre-petition entries where duties were erroneously assessed at the applicable General Column 1 duty rate, and requested that Customs reliquidate the subject entries and refund to Warnaco Inc. the overpaid duties.

          To date, Customs has approved protests that entitle Warnaco Inc. to receive refunds of at least $1.7 million relating to pre-petition entries (the "Approved Refunds"). Similarly, Warnaco Inc. anticipates receiving approvals by Customs of other protests that will entitle Warnaco Inc. to receive future refunds relating to pre-petition entries (the "Future Refunds"). The Approved Refunds, Future Refunds and any other refunds are referred to collectively in this subsection as the "Refunds."

          Customs, however, has been withholding payment of the Refunds on the grounds there is a possibility that Warnaco Inc. could owe Customs additional duties relating to pre-petition entries that Customs would seek to setoff against the Refunds. Such a right to setoff, for example, arguably may arise if Customs determines that additional duties are due at liquidation of a pre-petition entry. Warnaco Inc. has proposed entering into a stipulation with Customs that will provide for the immediate payment of the Refunds by Customs to Warnaco Inc.

          In addition, Authentic Fitness Products Inc. ("AFPI"), a Debtor herein, is an importer of goods that, under certain circumstances, are qualified for duty free entry pursuant to the North American Free Trade Agreement ("NAFTA"). In or around December 2001, AFPI received notification from a supplier that NAFTA origin certificates for certain fabrics had been issued in error. Promptly thereafter, AFPI initiated a review of all entries covering goods using such fabric.

          AFPI also immediately advised Customs of the issue, and, by letter dated June 7, 2002, provided Customs with its analysis of all additional duties due resulting from this matter.

          The entries underpayments can be divided into three categories:

          o Entries for which there is no additional duty owing because such entries properly qualify for duty free entry under another tariff provision;

          o Entries occurring during the year immediately preceding the Petition Date and liquidated after the Petition Date that give rise to a Priority Tax Claim. The duty underpayment resulting from these entries is $612,542.59 plus interest; and

          o Entries liquidating after the Petition Date that give rise to an Administrative Claim. The duty underpayment resulting from these entries is $1,551,551.37 plus interest. AFPI has tendered payments to Customs totalling approximately one-third of the Administrative Claim.

          Although the foregoing represent significant mutual debts owing between Customs and the Debtors, the Debtors will likely owe other duties to Customs and/or other jurisdictions in the ordinary course of business in connection with their current and former international trade activities.

          (r) Transaction with Floor Ready Apparel. Prior to the Petition Date, Calvin Klein Jeanswear, a subsidiary of Designer Holdings, and Floor Ready Apparel Company LLC ("FRAC") were parties to that certain Distribution Agreement, dated September 7, 1995 (the "Distribution Agreement"), pursuant to which FRAC provided Calvin Klein Jeanswear with merchandise processing and distribution services, including facilities, material handling equipment, labor security, management and operating supplies. By its terms, the Distribution Agreement was to expire on April 30, 1997.

          In October, 1996, by written agreement, Calvin Klein Jeanswear and FRAC extended the terms of the Distribution Agreement until January 1, 1998, and, thereafter, entered into a series of supplemental agreements each of which:
(i) extended the term of the Distribution Agreement for an additional one year period; (ii) provided for the continuation of FRAC's services on the same general terms and conditions set forth in the Distribution Agreement; and (iii) provided for new economic terms. Although the parties did not execute a formal supplemental agreement for the year 2002, they have been performing under revised terms of the Distribution Agreement that were agreed to in principle in December 2001. In connection with its obligations to Calvin Klein Jeanswear under the Distribution Agreement, FRAC is a party to a certain lease dated November 18, 1996, with ProLogis (formerly Security Capital), as landlord (the "ProLogis Trust Lease") evidencing a term of ten (10) years. Under the terms of the Lease, FRAC leased approximately 500,000 square feet of space located at 1000 New Country Road, Secaucus, New Jersey (the "New Jersey Facility") for the purposes of receiving, storing, shipping, selling and distributing Calvin Klein Jeanswear Product. In turn, Designer Holdings is the Guarantor under a certain Lease Guaranty dated November 12, 1996, pursuant to which Designer Holdings, among other things, guaranteed FRAC's payment and performance obligations under the ProLogis Trust Lease.

          On or about January 4, 2002, FRAC filed two (2) proofs of claim with the Clerk of the Bankruptcy Court in connection with the Debtors' Cases. Pursuant to Proof of Claim number 1855 ("POC 1855"), FRAC asserted a claim against the Debtors in the amount of $93.5 million, alleging that the alleged Distribution Agreement is co-terminous with the ProLogis Trust Lease, which the Debtors dispute. The Debtors have interpreted POC 1855 as a contingent claim for rejection damages in the event that the Debtors reject the Distribution Agreement. In addition, pursuant to Proof of Claim number 1856 ("POC 1856"), FRAC asserted a claim against the Debtors in the amount of $64,520.99, representing certain alleged pre-petition liabilities.

          On May 8, 2002, the Bankruptcy Court approved an agreement (the "Modified Distribution Agreement") between Designer Holdings and FRAC, to provide Designer Holdings with logistic and distribution services at a facility in Secaucus, New Jersey with respect to the distribution of Calvin Klein men's, women's and children's jeans and sportswear manufactured by the Debtors. The term of the Modified Distribution Agreement extends from January 6, 2002 through November 30, 2002, and gave Designer Holdings the option to extend the Modified Distribution Agreement through January 3, 2004 (the "Option"). On July 30, 2002, Designer Holdings exercised the Option.

          Pursuant to the Modified Distribution Agreement, Designer Holdings will pay FRAC $260,764 per week for the period of January 6, 2002 through November 30, 2002 (other than the week of January 7, 2002) in exchange for certain services. Pursuant to the Option, Designer Holdings will pay $0.74 per unit processing fee for a minimum of 19,000,000 units during the period of December 1, 2002 through January 3, 2004. Upon execution of the Modified Distribution Agreement, FRAC and Designer Holdings executed a general release against each other and their affiliates from all claims they may have against each other and their respective affiliates (except for claims related to the Modified Distribution Agreement), and FRAC agreed to withdraw its claims with prejudice with respect to POC 1855 and POC 1856.

          (s) Administrative Claims. Administrative expenses payable in these Cases include, among other things, the fees and expenses of attorneys, accountants, financial advisors and other professionals retained by the Debtors and the Creditors' Committee in connection with the Cases (collectively, the "Case Professionals"). See Section II.B.2., entitled "Parties-in-Interest; Retention of Professionals and Appointment of Creditors' Committee." Such fees are calculated generally as the product of the customary hourly billing rates and the aggregate hours billed by such Case Professionals. Some advisors are paid a monthly fee plus expenses incurred, rather than on an hourly basis. The Bankruptcy Court has entered orders (the "Interim Fee Orders") approving three interim fee applications of such Case Professionals on January 29, 2002, June 12, 2002 and September 17, 2002 covering the periods June 11, 2001 through October 31, 2001, November 1, 2001 through February 28, 2002 and March 1, 2002 through June 30, 2002, respectively. Pursuant to the Interim Fee Orders, the Bankruptcy Court has approved fee applications in the aggregate amount of $29,141,021.46 in fees and $2,227,664.72 in disbursements.

          All due and unpaid fees of the U.S. Trustee will be paid on the Effective Date. Such fees have been paid as they accrued during the pendency of the Cases.

     5.   Settlement of Significant Claims

          (a) Bancomext Claim. In 1998, Bancomext, the trade development bank of Mexico, entered into an arrangement with Warnaco whereby, in the first instance, Bancomext acquired the Company's three tracts of land located in the Mexican municipalities of Huejotzingo, Huamantla and Tetla, and constructed a manufacturing facility on each of the properties (the "Mexican Facilities"). In turn, each of three non-debtor Mexican subsidiaries of Warnaco(10) entered into three separate lease agreements (the "Bancomext Leases") with respect to the respective Mexican Facilities, each for an initial term of twenty (20) years, renewable for an additional ten (10) year term by Bancomext unilaterally pursuant to a power of attorney granted by each of the Warnaco Mexico Subsidiaries. Group executed a guaranty in favor of

----------
(10) These subsidiaries (the "Warnaco Mexico Subsidiaries") are (i) Vista de Puebla, S.A. de C.V., as lessee with respect to the Huejotzingo Facility,
     (ii) Vista de Huamantla, S.A. de C.V., as lessee with respect to the Huamantla Facility, and (iii) Centro de Corte de Tetla, S.A. de C.V., as lessee with respect to the Tetla Facility.

Bancomext with respect to the payment of rents and any other amounts due and owing under the Bancomext Leases (the "Warnaco Guaranty"). To finance the construction of the Mexican Facilities, Bancomext entered into a credit agreement for the benefit of the Warnaco Mexico Subsidiaries in the amount of $20.56 million (the "Bancomext Credit Agreement"). Under the Bancomext Credit Agreement, amounts paid by the Warnaco Mexico Subsidiaries for rent and other amounts due and owing under the Bancomext Leases were applied to amortize amounts due and owing under the Bancomext Credit Agreement. Finally, the Bancomext Leases are cross-defaulted to one another. Therefore, in the event of a default under any of the Bancomext Leases, all amounts outstanding under the Bancomext Credit Agreement, together with all rents and other amounts due over the remaining term of the Bancomext Leases, could be accelerated and would become immediately due and owing.

          The Mexican Facilities are used primarily to manufacture swimwear. In late 2000, the Company determined that it no longer needed all three Mexican Facilities, and closed the Huejotzingo Facility, resulting in a default under each of the Bancomext Leases. Warnaco's filing of a chapter 11 petition also constituted an event of default under the Bancomext Leases. Based on the foregoing, Bancomext filed a proof of claim in Warnaco's chapter 11 case in the amount of $474 million (the "Bancomext Claim").

          Warnaco and Bancomext reached a settlement in principle in April, 2002 and executed a Memorandum of Understanding containing the following terms: (i) the Huejotzingo Lease will be terminated as of April 22, 2002; (ii) Warnaco will pay the outstanding rent due under the Huejotzingo Lease in the total amount of $104,487, together with $8,000 for the cost of an engineers' report prepared in connection with Warnaco's exit from the Huejotzingo Facility, and will complete certain repairs identified in the engineers' report; (iii) the Huamantla and Tetla Leases will be amended (the "Amended Bancomext Leases") to terminate on July 31, 2005 (the "Initial Term") and Warnaco, in its sole discretion, may extend the Initial Term, in the first instance, for a period of one to three years, and, thereafter, for seven successive renewable three year terms, provided that Warnaco provides at least 12 months' prior written notice of any such extension; during the Initial Term, the rent payable under the Huamantla and Tetla leases will be reduced to 80.8% of the rent provided for in the existing Bancomext Leases, and the rent during any renewable term will be at the rate set forth in the existing Bancomext Leases; (iv) the Warnaco Guaranty will be amended to secure the obligations of the Warnaco Mexico Subsidiaries under the Amended Bancomext Leases; (v) Bancomext will withdraw its $474 million proof of claim against Warnaco; and (vi) Bancomext will have an allowed unsecured claim in the amount of $9.5 million in Group's chapter 11 case.

          The Memorandum of Understanding was conditioned upon, among other things, Bancomext obtaining certain approvals to consummate the above-described settlement. Subject to Bancomext obtaining such approvals, the Bankruptcy Court approved the settlement by order dated June 12, 2002. Bancomext has not yet obtained such approval, and has indicated that certain terms of the Memorandum of Understanding may not be acceptable. The parties continue to negotiate towards a resolution of these issues, and the Debtors are endeavoring to conclude a settlement with Bancomext. Pending the outcome of these settlement negotiations, on October 11, 2002, the Debtors filed an objection to the Bancomext Claim, and, if the settlement is not consummated, the Debtors intend to discharge any obligations under the Warnaco Guaranty in these Cases. While the Debtors believe that it is in all parties' best interests to consummate a settlement with Bancomext, the Debtors believe that the termination of the Warnaco Guaranty will not be materially detrimental to their estates, inasmuch as the termination would result in a non-priority unsecured Claim that would be capped at a maximum of approximately $4.6 million pursuant to Section 502(b)(6) of the Code.

          (b) Amster Claim. Prior to the Petition Date, the Debtors employed Amster Rothstein & Ebenstein ("Amster") to perform certain legal services (the "Legal Services") with respect to various matters, including the Debtors' worldwide intellectual property. Effective May 1, 2001, the Debtors changed legal representation with respect to their intellectual property holdings to Katten Muchin Zavis & Rosenman (then known as Rosenman & Colin). Amster retained possession of files relating to the Legal Services including, but not limited to, certain domestic and foreign patent and licensing files, and certain patent litigation, arbitration and international trademark files. On or about October 4, 2001, the Debtors filed a motion with the Bankruptcy Court seeking turnover of the files relating to the Legal Services. On December 27, 2001, Amster filed a proof of claim in the Cases in the amount of approximately $3.5 million for pre-petition legal fees and expenses (the "Amster Pre-Petition Claim"). To resolve the Amster Pre-Petition Claim and the retaining lien asserted by Amster against certain of the files relating to the Debtors' worldwide intellectual property, the Debtors entered into a settlement agreement that was approved by the Bankruptcy Court on January 29, 2002 (the "Amster Settlement Agreement"). Pursuant to the Amster Settlement Agreement, the Debtors agreed to pay Amster the aggregate amount of $450,000 on the Amster Pre-Petition Claim, agreed to a $500,000 allowed general unsecured claim and agreed to compensate Amster as an "ordinary course" professional for post-petition fees and expenses. In consideration thereof, Amster was to turnover promptly all files and documents related in any way to the Legal Services (the "Files"). In connection with the implementation of the Amster Settlement Agreement, various disputes arose between Amster and the Debtors regarding: (i) the nature and scope of the Files that were to be returned to the Debtors; (ii) whether Amster under the Amster Settlement Agreement had released potential claims against certain non-debtor affiliates of the Debtors; and (iii) the amount of post-petition fees and expenses due to Amster (collectively the "Post-Settlement Disputes"). The Debtors and Amster have reached an agreement in principle, subject to the approval of the Bankruptcy Court, to resolve the Post-Settlement Disputes in which Amster will deliver all Files claimed by the Debtors and will confirm the release of all claims against the non-debtor affiliates in exchange for the Debtors' payment of the remaining installments on the $450,000, and a settlement and payment of the disputed post-petition fees.

          (c) HIS Claim. Warnaco Inc. and Calvin Klein Jeanswear Company (collectively, the "Debtor Litigants"), together with HIS Equipment Marketing Co., LP and HIS Equipment Services Inc. (collectively, "HIS"), were parties to certain lease agreements ("HIS Leases") whereby HIS leased computer equipment and computer related equipment to the Debtor Litigants in exchange for the Debtor Litigants making monthly payments to HIS. In June 1999, the Debtor Litigants, believing that they had overpaid HIS for the leased equipment, stopped making payments under the HIS Leases. As a result, HIS commenced an action against the Debtor Litigants seeking, among other things, replevin of the equipment and damages for unpaid rent under the leases. Subsequently, the Debtor Litigants commenced an action against HIS seeking, among other things, recovery of over $2 million in alleged overpayments made under the HIS leases.

          After HIS filed an order to show cause, which was fully briefed and argued, the trial court ordered the Debtor Litigants to return the computer equipment. The court reserved for a jury trial the issue of HIS' damages for the Debtor Litigants' failure to perform under the HIS Leases. Subsequently, as an alternative to returning the equipment, the court permitted the Debtor Litigants to pay HIS $895,145.12, which purported to reflect the value of the computer equipment. Given that the Debtor Litigants continued to use the equipment, the court entered a judgment in HIS' favor in the sum of $895,145.12. The Debtor Litigants appealed the court's decision and posted an appeal bond in the amount of the judgment issued by Liberty Mutual Insurance Company ("Liberty").

          Group was the only signatory to an agreement indemnifying Liberty for all of Liberty's losses under the bond. The indemnification agreement also purported to confer liability for Liberty's losses on all of Group's affiliates and subsidiaries, including those companies that are not Debtors in the Cases.

          While the appeal was pending, the Debtor Litigants filed for relief under chapter 11 of the Code thereby preventing any further prosecution of the appeal without first seeking relief from the automatic stay. HIS subsequently moved for relief from the automatic stay.

          To avoid the risks of accruing an administrative claim in excess of $3 million and to reduce HIS' general unsecured claim from more than $6 million to $1.9 million, the Debtor Litigants entered a settlement with HIS that contemplated, among other things: (i) the Debtor Litigants withdrawing the appeal with prejudice; (ii) HIS being granted an allowed general unsecured claim in the amount of $1.9 million to be allocated appropriately against the chapter 11 estates of Warnaco Inc. and Calvin Klein Jeanswear Company; and (iii) Liberty paying HIS the full amount of the appeals bond totaling $895,145.12 plus interest from August 31, 2000 (the "HIS Settlement"). Liberty objected to the settlement, arguing under various theories that it should be released from its obligations to pay under the appeals bond.

          To resolve Liberty's objection to the HIS Settlement, HIS agreed to cap its claim under the bond at $890,000, of which Liberty paid $491,000 and the Debtor Litigants paid $399,000. In addition, Liberty was granted an allowed general unsecured claim in the amount of $1.0 million against the chapter 11 estate of Group and released its claims under the indemnification agreement against the non-debtor affiliates. The other terms and conditions of the HIS Settlement remained unaffected. On June 12, 2002, the Bankruptcy Court entered an order approving these settlements.

          (d) GE Capital Secured Claims. Warnaco Inc. and General Electric Capital Corporation, for itself and other participants ("GE Capital") are parties to certain lease agreements including: (i) a Master Lease Agreement dated as of December 22, 1994 (as amended, the "1994 MLA"), pursuant to which Warnaco Inc. leased certain equipment described therein (the "1994 Equipment");
(ii) an Aircraft Lease Agreement dated as of December 28, 1994 (as amended, the "Helicopter Lease"), pursuant to which Warnaco Inc. leased a helicopter from GE Capital; (iii) a certain Aircraft Lease Agreement dated as of February 20, 1995 (as amended, the "Aircraft Lease"), pursuant to which Warnaco Inc. leased an aircraft from GE Capital; and (iv) a Master Lease Agreement dated as of October 21, 1997, and certain Equipment

Schedules designated as Schedule Nos. 001, 002, 003, A-1, A-2, A-3, B-1 and B-2 with GE Capital for itself and other participants (as amended and collectively, the "1997 MLA"), pursuant to which Warnaco Inc. leased certain equipment described therein (the "1997 Equipment"). Group guaranteed certain of Warnaco Inc.'s obligations to GE Capital.

          On the Petition Date, Warnaco Inc. rejected the Aircraft Lease and the Helicopter Lease. On August 14, 2001, GE Capital filed (i) for itself and other participants a Motion to Compel Assumption or Rejection of Unexpired Leases and For Post-Petition Lease Payments Pursuant to Section 365(d)(10) of The Bankruptcy Code (Docket #268 in the Bankruptcy Cases) and (ii) for itself, a Motion to Compel Assumption or Rejection of Unexpired Leases and for Post-Petition Lease Payments Pursuant to Section 365(d)(10) of The Bankruptcy Code (collectively, the "Motions to Compel"), seeking, inter alia, an order compelling the Debtors to assume or reject the 1997 MLA and the 1994 MLA (together, the "MLA Leases") and payment of all past due and future post-petition rental payments thereunder to GE Capital until the MLA Leases are rejected (the "GE Capital Secured Claims"). On January 24, 2002, the Debtors filed their opposition to the Motion to Compel as to the 1997 MLA, together with a cross-motion for summary judgment, a supporting memorandum of law and affidavit, and an adversary proceeding (the "Adversary Proceeding") seeking to have the 1997 MLA recharacterized as a financing arrangement (or secured loan) rather than a true lease (the "Cross-Motion").

          To avoid the risk and expense associated with litigating the characterization of the MLA Leases, to resolve the amount of GE Capital's claim and to ensure continued use of the personal property necessary to the business which was included in the 1997 MLA and 1994 MLA, the Debtors entered into a settlement agreement with GE Capital to settle the disputes related to the Motions to Compel, the Cross-Motion, the Adversary Proceeding, the 1994 MLA, the 1997 MLA, the Aircraft Lease, the Helicopter Lease, as well as other outstanding issues between the Debtors and GE Capital (the "GE Capital Settlement Agreement"). The GE Capital Settlement Agreement was approved by the Bankruptcy Court on June 12, 2002. Pursuant to the GE Capital Settlement Agreement, GE Capital was afforded a secured claim (the "GE Capital Secured Claim") with respect to certain amounts due under the 1997 MLA in the amount of $15.2 million (the "GE Settlement Amount"). The Debtors were afforded a credit against the GE Settlement Amount equal to the sum of (i) all prior post-petition rental payments in cash made by the Debtors to GE Capital on account of the 1997 MLA and (ii) all actual net proceeds of sale of certain of the 1997 Equipment, which net proceeds are actually received by GE Capital during the course of the Cases. The Debtors are also obligated to pay GE Capital the sum of $550,000 per month through the date of entry of an Order by the Bankruptcy Court in the Cases confirming any plan of reorganization, and $750,000 per month thereafter, all without interest, until the GE Settlement Amount is paid in full (collectively, the "Secured Payments"). If any portion of any Secured Payment is not paid in its entirety when due, the Debtors must pay to GE Capital interest at the rate of 14% per annum on any portion of any Secured Payment not paid when due (the "GE Interest"). The GE Interest is secured by GE Capital's security interest in and to the 1997 Equipment. In addition, subject to such payment having been made, the monthly Secured Payments are reduced by the percentage applicable to the sale of such Business as set forth in the GE Capital Settlement Agreement.

          Under the GE Capital Settlement Agreement, GE Capital is also afforded an allowed general unsecured claim in both Warnaco Inc.'s and Group's Cases in the amount of

$33,557,667.26 with respect to the 1997 MLA and a general unsecured claim in both Warnaco Inc.'s and Group's Bankruptcy Cases in the amount of $2,394,037 with respect to the Helicopter Lease, minus any net rental payments and any net sale proceeds received by GE Capital on account of GE Capital's lease or sale of the helicopter. Also, pursuant to the GE Capital Settlement Agreement, the Debtors have the right to sell any of their divisions or subsidiaries free and clear of all liens and claims of GE Capital, and the 1994 Equipment with the written consent of GE Capital and upon payment at the closing of the sale of any Business, GE Capital is to be paid the percentage set forth in the chart set forth in the GE Capital Settlement Agreement of the then-outstanding GE Settlement Amount (i.e., the GE Settlement Amount less all amounts paid to GE Capital to date). In addition, Warnaco Inc. assumed the 1994 MLA and has the option to purchase the 1994 Equipment at the stipulated loss value. On or about July 1, 2002, the Debtors paid $1.29 million under the 1994 MLA to purchase certain of the 1994 Equipment and the only 1994 Equipment outstanding is that on
Schedule 11 to the 1994 MLA which runs through to October 2003 at which time Warnaco Inc. will decide whether to purchase that equipment. The GE Capital Settlement Agreement also provided for mutual releases between the Parties.

          The Debtors are current with respect to their continuing obligations under the GE Capital Settlement Agreement.

     6.   Current Executive Officers and Directors

          (a) Antonio C. Alvarez II. Mr. Alvarez was elected President and Chief Executive Officer of the Company on November 16, 2001 and was elected to the Board of Directors on March 19, 2002. Mr. Alvarez is a member of the Board's Restructuring Committee. Prior to his election to these positions, Mr. Alvarez served the Company as Chief Restructuring Officer from June 11, 2001 to November 16, 2001 and as Chief Restructuring Advisor to the Company (while employed by Alvarez & Marsal, Inc., a leading turnaround and crisis management consulting firm, which Mr. Alvarez co-founded) from April 30, 2001 to June 11, 2001. Mr. Alvarez serves as Non-Executive Chairman of the Board of Wherehouse Entertainment, Inc. ("Wherehouse"). Mr. Alvarez served as Chairman of the Board and Chief Executive Officer of Wherehouse from January 1997 until October 2001. Over the last 18 years as a founding Managing Director of A&M, Mr. Alvarez has served as restructuring officer, consultant or operating officer of numerous troubled companies.

          (b) James P. Fogarty. Mr. Fogarty was elected Senior Vice President-Finance and Chief Financial Officer of the Company on December 20, 2001. Prior to his election to these positions, Mr. Fogarty served the Company as Senior Vice President from June 11, 2001 to December 20, 2001, and served as an advisor to the Company (while employed by A&M) from April 30, 2001 to June 11, 2001. Mr. Fogarty has been associated with A&M since August 1994. As part of his work with A&M, Mr. Fogarty has held management positions with Bridge Information Systems, DDS Partners LLC, AM Cosmetics, Inc. and Color Tile, Inc. In addition, Mr. Fogarty provided restructuring advisory services to Fruehauf Trailer and Homeland Stores, Inc. Mr. Fogarty was associated with the accounting firm KPMG from June 1990 until July 1994. Mr. Fogarty holds a B.A. degree in Economics and Computer Science from Williams College, a MS in Accounting from the Leonard Stern School of Business at New York

University and a MBA in Finance and Accounting from the Leonard Stern School of Business at New York University.

          (c) Stanley P. Silverstein. Mr. Silverstein has served as Vice President, General Counsel and Secretary of the Company since December 1990. Mr. Silverstein was elected Chief Administrative Officer of the Company in December 2001. Mr. Silverstein served as Assistant Secretary of the Company from June 1986 until his appointment as Secretary in January 1987. Mr. Silverstein received a B.A. from Yale College in 1974 and received a J.D. from Harvard Law School in 1977.

          (d) Stuart D. Buchalter. Mr. Buchalter currently serves as Non-Executive Chairman of the Board of Directors for the Company and is a member of the Board's Restructuring Committee. Mr. Buchalter joined the Company in February 2000 as a Director. Mr. Buchalter is Of Counsel to the California law firm of Buchalter, Nemer, Fields & Younger P.C. He served as Chairman of the Board of Standard Brands Paint Company, which successfully reorganized under chapter 11 of the Code, through June 15, 1993. He serves as director of City National Corporation and Earl Scheib, Inc. He also serves as the Chairman of the Board of Trustees of Otis College of Art & Design. Mr. Buchalter did his undergraduate work at the University of California at Berkeley, receiving a B.A. in 1959, and attended Harvard Law School, earning an L.L.B. in 1962.

          (e) Joseph A. Califano, Jr. Mr. Califano has been a Director of the Company since March 1992. Mr. Califano is Chairman and President of The National Center on Addiction and Substance Abuse at Columbia University. He is a Director of Automatic Data Processing, Inc. Mr. Califano is a Trustee of New York-Presbyterian Hospital, The Century Foundation, The Urban Institute and The American Ditchley Foundation, Trustee Emeritus of The John F. Kennedy Center for the Performing Arts, and a member of the Advisory Council of the American Foundation for AIDS Research and the Council on Foreign Relations. He is Founding Chairman of the Board of the Institute for Social and Economic Policy in the Middle East at the Kennedy School of Government at Harvard University. Mr. Califano served as Secretary of the United States Department of Health, Education, and Welfare from 1977 to 1979. He was Special Assistant for Domestic Affairs to the President of the United States from 1965 to 1969. He is the author of nine books.

          (f) Donald G. Drapkin. Mr. Drapkin has been a Director of the Company since July 1999. He has been a Director and Vice Chairman of MacAndrews and Forbes Holdings, Inc. and several of its affiliates since 1987. Mr. Drapkin was a partner in the law firm of Skadden, Arps, Slate, Meagher & Flom LLP for more than five years prior to 1987. Mr. Drapkin is also a Director of the following corporations which file periodic reports pursuant to the Exchange Act:
Anthracite Capital, Inc., Black Rock Asset Investors, The Molson Companies Limited, Panavision, Inc, Playboy.com, Inc., Playboy Enterprises, Inc., Revlon Consumer Products Corporation, Revlon, Inc. and SIGA Technologies, Inc.

          (g) Richard Karl Goeltz. Richard Karl Goeltz has been a Director of the Company since July 2002. Mr. Goeltz served as Vice Chairman and Chief Financial Officer of the American Express Company from 1996 to 2000. Previously, Mr. Goeltz was Group Chief Financial Officer and a member of the Board of Directors of NatWest Group ("NatWest"), the parent company of National Westminster Bank PLC. Prior to joining NatWest, Mr. Goeltz served The Seagram Company for over 20 years in a variety of management positions. Mr. Goeltz previously held various financial positions in the treasurer's department of Exxon Corporation in New York and Central America. Mr. Goeltz is a director of the New Germany Fund, a member of the Board of Overseers of Columbia Business School, a director of Opera Orchestra of New York, a member of the Council on Foreign Relations and a member of the Court of Governors of the London School of Economics and Political Science. Mr. Goeltz received his M.B.A. from Columbia Business School, his B.A. in economics from Brown University and also studied at the London School of Economics and New York University.

          (h) Harvey Golub. Mr. Golub has been a Director of the Company since January 2001. Mr. Golub is a member of the Board's Restructuring Committee. Mr. Golub served as a member of the Board of Directors of American Express Company from September 1990 until his retirement in April 2001, as Chairman of American Express Company from August 1993 until April 2001 and as Chief Executive Officer from January 1993 to January 2001. Mr. Golub serves as a Director of Campbell Soup Company and Dow Jones & Co., and as the Chairman of Airclic Inc., Chairman of ClientLogic and Chairman of TH Lee Putnam Ventures. Mr. Golub also serves on the Boards of Lincoln Center for the Performing Arts, the American Enterprise Institute and the New York-Presbyterian Hospital. Mr. Golub serves as a Senior Advisor to Lazard Freres.

          (i) Dr. Manuel T. Pacheco. Dr. Pacheco has been a Director of the Company since August 1999. He has been President of the University of Missouri since 1997. He served on the Board of Directors of ASARCO until its sale in 1999, and currently serves on the Boards of PNM Resources, Inc., Boy Scouts of America, The Higher Education Center for Alcohol and Other Drug Prevention, Nelson-Atkins Museum of Art, University of Arizona Science and Technology Park and The National Center on Addiction and Substance Abuse. He has a Presidential appointment to the National Security Education Program Board, serves on the Provost's External Advisory Board on Teaching at Ohio State University and is a Trustee of the University of Kansas City.

          (j) Linda J. Wachner. Mrs. Wachner has been a Director of the Company since March 1986. Mrs. Wachner served as President of the Company from March 1986 until November 2001, as Chief Executive Officer of the Company from August 1987 until November 2001 and as Chairman of the Board of Directors from August 1991 until November 2001. Mrs. Wachner held various positions, including President and Chief Executive Officer, with Max Factor and Company from December 1978 to October 1984.

III. FUTURE BUSINESS OF THE REORGANIZED DEBTORS

     A.   Structure and Business of the Reorganized Debtors

          Following the Effective Date, the Reorganized Debtors intend to continue to conduct their business essentially as restructured and consolidated during the pendency of the Cases except for the Debtors which have either merged or liquidated pursuant to the Plan. See Section I.E., entitled "General Structure of the Plan." In addition, the Reorganized Debtors will be subject to fresh start accounting rules. See Section III.C., entitled "Projected Financial


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

Information." As more fully described in Section II.B.1. hereof, entitled "Overview of Debtors' Operations and Business Plan," the Reorganized Debtors will continue to manufacture, market and distribute products through existing wholesale channels and through certain retail outlets. The Reorganized Debtors also intend to continue with the licensing arrangements described in Section II.A.1. hereof, entitled "Overview of History and Operations." In addition, as set forth in Section 5.4. of the Plan, certain subsidiaries of the Debtors will be merged under the Plan in order to simplify the corporate structure of the Debtors, and the stock of Designer Holdings Ltd., Myrtle Avenue, Inc. and Authentic Fitness Corporation will be transferred to Warnaco Inc., to clarify organizational relationships among subsidiaries of the Reorganized Debtors.

     B.   Executive Officers and Directors of the Reorganized Debtors

          As set forth in Section II.B.3., entitled "Operating Results During Chapter 11 - Strengthening of the Organization," the Debtors' current President and Chief Executive Officer, Antonio C. Alvarez II, and Chief Financial Officer, James P. Fogarty, joined the Debtors from the turnaround and crisis management consulting firm, Alvarez & Marsal, Inc. in April 2001. Messrs. Alvarez and Fogarty will return to their practice at A&M. Mr. Alvarez has committed to remain in place through the completion of the restructuring process and to provide for a smooth and orderly transition to a new Chief Executive Officer. An executive search firm has been engaged to identify internal and external candidates for the Chief Executive Officer and Chief Financial Officer positions. Separately, an executive search firm has been engaged to identify candidates for the Board of Directors of Reorganized Warnaco.

          Pursuant to Section 5.6. of the Plan, the Debtors will file Plan
Schedule 5.6 with the Bankruptcy Court on or before the Exhibit Filing Date setting forth the offices, names and affiliations of, and the compensation proposed to be paid to, the individuals intended to serve as directors and officers of each Reorganized Debtor on and after the Effective Date. On and after the Effective Date, each Reorganized Debtor will be governed in accordance with the Amended Certificates of Incorporation and Bylaws.

     C.   Projected Financial Information

          The Debtors have prepared the Projections for the years 2002 through 2005, which are attached hereto as Exhibit E and discussed in Section VI.C.3. hereof, entitled "Feasibility of the Plan".

          THE DEBTORS HAVE PREPARED THE PROJECTIONS ATTACHED AS EXHIBIT E TO THIS DISCLOSURE STATEMENT IN CONNECTION WITH THE PLANNING AND DEVELOPMENT OF THE PLAN. THE PROJECTIONS INCLUDE A PRO-FORMA REORGANIZED BALANCE SHEET AT JANUARY 6, 2003, INCLUDING ESTIMATED REORGANIZATION AND FRESH START ADJUSTMENTS. THE PROJECTIONS ASSUME THAT THE PLAN SUCCESSFULLY WILL BE IMPLEMENTED ON THE TERMS DESCRIBED IN THIS DISCLOSURE STATEMENT. THE PROJECTIONS, WHICH WERE PREPARED AS DESCRIBED THEREIN, ARE SUBJECT TO BUSINESS, ECONOMIC AND OTHER UNCERTAINTIES INHERENT IN DEVELOPING PROJECTIONS, AS DISCUSSED IN SECTION VI.C.3. HEREOF, ENTITLED "FEASIBILITY OF THE PLAN".


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

          The Projections have been made pursuant to the safe harbor provisions of 11 U.S.C. 'SS' 1125 that reflect when made, expectations or beliefs concerning future events that invoke risks and uncertainties. Any statements contained herein (including, without limitation, statements to the effect that the Debtors or their management or Board of Directors "believe", "anticipate", "expect", "plan", "estimate", "project", "will be", "will continue", "will likely result" and similar expressions) that are not statements of historical fact should be considered forward-looking statements. Forward-looking statements and the Debtors' plans and expectations are subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Debtors, or their management or Board of Directors. As noted in Section VI.C.3., entitled "Feasibility of the Plan," the assumptions underlying the Projections are subject to significant business, economic and competitive uncertainties and contingencies, including those set forth in the Risk Factors set forth below, many of which are beyond the Debtors' control. There generally will be a difference between projections of future performance and actual results because certain events and circumstances may not occur as expected. These differences could be material.

     1.   Risk Factors

          (a) Adverse Retail Industry Conditions. The Debtors sell their products to a number of major retailers that have experienced financial difficulties during past years. Some of these retailers have previously sought protection under the Code. In addition, some of the Debtors' current retail customers may seek protection under the Code or state insolvency laws in the future. As a result of these financial difficulties and bankruptcy and insolvency proceedings, the Debtors may be unable to collect some or all amounts owed by these retail customers. In addition, all or part of the operations of a retail customer that seeks bankruptcy or other debtor protection may be discontinued, or sales of the Debtors' products to the customer may be curtailed or terminated as a result of bankruptcy or insolvency proceedings. There can be no assurance that the Debtors will not be adversely affected by retail industry conditions in the future.

          (b) Fluctuations in Price, Availability and Quality of Raw Materials. The principal fabrics used in the Debtors' apparel consist of cotton, wool, silk, synthetic and cotton-synthetic blends of fabrics and yarns. The price paid for these fabrics is mostly dependent on the market prices for the raw materials used to produce them, namely cotton, wool, silk, rayon and polyester. Depending on a number factors, including crop yields and weather patterns, the market price of these raw materials may fluctuate significantly. While raw materials are available to the Debtors from various sources of supply, any disruption in the Debtors ability to obtain raw materials of usable quality in sufficient quantities could have a material adverse effect on the Debtors' businesses, operating results, and financial condition.

          (c) Relationships with Suppliers and Vendors. While the Debtors have not experienced any significant disruption in their relationships with suppliers or vendors, the Debtors may have difficulty maintaining existing or creating new relationships with suppliers or vendors as a result of the Cases. The Debtors' suppliers and vendors could stop providing supplies or services to the Debtors or provide such supplies or services only on "cash on


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

delivery", "cash on order," or other terms that could have an adverse impact on the Debtors' short-term cash flows.

          (d) Relationships with Customers. The Debtors' financial success is directly related to the success of their customers and the willingness of these customers, in particular the Debtors' major customers, to continue buying the Debtors' products. Sales to the Debtors' five largest customers represented approximately 29.3%, 31.6% and 36.3% of net revenues during fiscal 2001, 2000 and 1999, respectively.

          The Debtors do not have long-term contracts with any of their customers. Sales to customers are generally on an order-by-order basis and are subject to rights of cancellation and rescheduling by the customer or the Debtors. Accordingly, the number of unfilled orders at any given time is not indicative of the number that will eventually be shipped. If the Debtors cannot fill customers' orders on time, relationships with customers may suffer, and this could have an adverse effect on the Debtors, especially if the relationship is with a major customer. Furthermore, if any of the Debtors' major customers experiences a significant downturn in its business, or fails to remain committed to the Debtors' program or brands, such customer(s) may reduce or discontinue purchases from the Debtors. The loss of a major customer or reduction in the amount of the Debtors' products purchased by several of the Debtors' major customers could have a material adverse effect on the Debtors' businesses, results of operations and financial condition.

          (e) Substantial Competition. The Debtors' products compete with many designer and non-designer product lines. The Debtors' products compete primarily on the basis of price, quality, and the Debtors' ability to satisfy customer orders in a timely manner. Failure to satisfy any one of these factors could cause the Debtors' customers to purchase products from their competitors. Many of the Debtors' competitors and potential competitors have greater financial, manufacturing and distribution resources than the Debtors. If manufacturers or retailers become more successful in competing with the Debtors, it could have a material adverse effect on the Debtors' businesses, results of operations and financial condition.

          (f) Licensing Risks. The Debtors' use of their trademarks, together with licenses to use trademarks of other third party entities, may subject the Debtors to claims or challenge.

          The Debtors use many trademarks and product designs in their businesses, some of which have been registered with the United States Patent and Trademark Office and others of which are used under license from third parties or have been purchased from third parties. The Debtors believe these registered and common law trademarks, designs and other proprietary rights are important to their competitive position and success. The use and registration of the Debtors' trademarks, patents and product designs may be challenged periodically.

          Despite efforts to the contrary, the Debtors' trademarks, patents, designs and proprietary rights may violate the proprietary rights of others. If any of the Debtors' trademarks or other proprietary rights are found to violate the proprietary rights of others, or are subjected to some other challenge, there can be no assurance that the Debtors will be permitted to continue using these particular trademarks or other proprietary rights. Furthermore, if the Debtors are


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

sued for alleged infringement of another's proprietary rights, the party claiming infringement might have greater resources than the Debtors to pursue its claims and the Debtors could be forced to incur substantial costs to defend the litigation. Moreover, if the party claiming infringement were to prevail, the Debtors could be forced to discontinue the use of the related trademark, patent or design and/or pay significant damages, or to enter into expensive royalty or licensing arrangements with the prevailing party.

          Pursuant to licensing agreements, the Debtors also have exclusive rights to use trademarks owned by other companies in promoting, distributing and selling their products. The Debtors have periodically been involved in disputes or litigation regarding these licensing agreements. There can be no assurance that these licensing agreements will remain in effect. In addition, any future disputes concerning these licenses may cause the Debtors to incur significant litigation costs or force the Debtors to suspend use of the trademarks.

          Certain of the Debtors' licensing agreements with third parties will expire by their terms over the next several years. There can be no assurance that the Debtors will be able to negotiate and conclude extensions of such agreements on economically favorable terms.

          The Debtors expect to assume certain of their license agreements as part of the Plan. The assumption of any executory contracts, including licenses, is subject to the entry of the Confirmation Order by the Bankruptcy Court or by other order of the Bankruptcy Court. There can be no assurance that the Debtors will be successful in their efforts to assume these licenses.

          (g) Changing Fashion Trends. The apparel industry is subject to rapidly changing consumer demands and preferences. The Debtors believe that their success depends on their ability to anticipate, gauge and respond in a timely manner to changing consumer demands and fashion trends. There can be no assurance that the Debtors will be successful in this regard. If fashion trends shift away from the Debtors' products, or if the Debtors otherwise misjudge the market for their product lines, resulting in a decline in sell-through rates at the retail level, the Debtors may be faced with conditions that could have a negative effect on the Debtors' financial condition and results of operations.

          Changing consumer demands and fashion trends also require the Debtors to continually design and deliver new products and new product lines. As is typical with new products, demand for and market acceptance of new products introduced by the Debtors are subject to uncertainty. There can be no assurance that the Debtors' efforts will be successful. In addition, the failure of new products or new product lines to gain sufficient market acceptance could negatively affect consumer demand for the Debtors' other products.

          (h) International Operations. The Debtors' ability successfully to conduct assembly and production operations in facilities in foreign countries depends on many factors beyond their control. The Debtors' maintain manufacturing facilities in Mexico, Honduras, Costa Rica, Ireland and France. In addition, the Debtors source products from contractors located in Mexico, Central America, Morocco, Tunisia, China (including Hong Kong) and Asia. Manufacturing in foreign countries requires the Debtors to order products further in advance to account for transportation time. If the Debtors overestimate customer demand, they may have to


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

hold goods in inventory, and may be unable to sell these goods at the same margins as in the past. On the other hand, if the Debtors underestimate customer demand, they may not be able to fill orders on time.

          Other problems the Debtors may encounter by manufacturing in foreign countries include, but are not limited to, work stoppages, transportation delays and interruptions, delays and interruptions from natural disasters, political instability, economic disruptions, expropriation, nationalization, imposition of tariffs, imposition of import and export controls and changes in government policies.

          Because the Debtors own foreign facilities, they are subject to additional risks associated with owning and operating manufacturing facilities abroad. For example, a facility operated in a foreign country may become subject to labor laws and government regulations in the foreign country. If the laws are or become unfavorable to the Debtors' operations in any foreign country, the Debtors could experience a loss in revenues, customer orders and customer goodwill.

          (i) Fluctuations in Foreign Exchange Rates. Fluctuations between the U.S. dollar and the currencies of each of the countries in which the Debtors operate have affected and will continue to affect the results of international operations reported in U.S. dollars and the value of such operations' net assets reported in U.S. dollars. The results of operations and financial condition of the Debtors' businesses will be affected by the relative strength of the currencies in countries where its products are currently sold. The Debtors' results of operations and financial condition may be adversely affected by fluctuations in foreign currencies and by translations of the financial statements of the Debtors' foreign subsidiaries from local currencies into U.S. dollars.

          (j) Import Restrictions. The Debtors' import operations may be subject to bilateral textile agreements between United States and a number of other countries These agreements establish quotas for the amount and type of goods that can be imported into the United States from these countries. These agreements also allow the United States, in certain circumstances, to impose restraints at any time on the importation of additional or new categories of merchandise. Future bilateral textile agreements may also contain similar restraints. Excluding the countries covered under Caribbean Basin Trade Partnership Act and North American Free Trade Agreement, the Debtors' imported products are also subject to U.S. customs duties. The United States and the countries in which the Debtors manufacture their products may adjust quotas, duties, tariffs or other restrictions currently in effect. There can be no assurance that any adjustments would benefit the Debtors. These same countries may also impose new quotas, duties, tariffs or other restrictions. Furthermore, the United States may bar imports of products that are made by convicts or forced or indentured labor. The United States may also withdraw the "most favored nation" status of certain countries which could result in the imposition of higher tariffs on products imported from these countries. Any of these changes could result in the imposition of higher tariffs on products imported from these countries. Any of these changes could have a material adverse effect on the Debtors' businesses, results of operations and financial condition.


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

          (k) Dependence on Key Personnel. The Debtors believe that future success will be dependent upon their ability to attract and retain skilled senior executives, managers and other personnel. Since the Petition Date, the Debtors have been able to retain many of their key employees through retention programs, and have attracted new employees to several key positions. However, no assurance can be given that the Debtors will be able to continue to attract and retain such personnel in the future. As discussed above in Section III.B., entitled "Executive Officers and Directors of the Reorganized Debtors," the Debtors' current President and Chief Executive Officer, Antonio C. Alvarez II, and current Chief Financial Officer, James P. Fogarty, will be returning to the restructuring advisory firm, Alvarez & Marsal, Inc., upon the consummation of the Debtors' reorganization in these Cases, and after a period in which they ensure a smooth and orderly transition to new permanent senior management. Professional search firms have been engaged to identify internal and external candidates for such positions, as well as for directors of Reorganized Warnaco.

IV.  SUMMARY OF THE PLAN OF REORGANIZATION

          THIS SECTION PROVIDES A SUMMARY OF THE STRUCTURE AND IMPLEMENTATION OF THE PLAN, TOGETHER WITH THE CLASSIFICATION AND TREATMENT OF CLAIMS UNDER THE PLAN, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN, WHICH ACCOMPANIES THIS DISCLOSURE STATEMENT, AND TO THE EXHIBITS AND SCHEDULES ATTACHED THERETO.

          ALTHOUGH THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT INCLUDE SUMMARIES OF THE PROVISIONS CONTAINED IN THE PLAN AND IN DOCUMENTS REFERRED TO THEREIN, THIS DISCLOSURE STATEMENT DOES NOT PURPORT TO BE A PRECISE OR COMPLETE STATEMENT OF ALL THE TERMS AND PROVISIONS OF THE PLAN OR DOCUMENTS REFERRED TO THEREIN, AND REFERENCE IS MADE TO THE PLAN AND TO SUCH DOCUMENTS FOR THE FULL AND COMPLETE STATEMENTS OF SUCH TERMS AND PROVISIONS.

          THE PLAN ITSELF AND THE DOCUMENTS REFERRED TO THEREIN WILL CONTROL THE TREATMENT OF CLAIMS AND INTERESTS OF CREDITORS AND EQUITY SECURITY HOLDERS UNDER THE PLAN AND WILL, UPON THE EFFECTIVE DATE, BE BINDING UPON HOLDINGS OF CLAIMS AGAINST, OR INTERESTS IN, THE DEBTORS, THE REORGANIZED DEBTORS, AND OTHER PARTIES IN INTEREST.

     A.   Brief Explanation of Chapter 11 Plan of Reorganization

          Chapter 11 is the principal business reorganization chapter of the Code. Under chapter 11, a debtor is authorized to reorganize its business for the benefit of its creditors and equity security holders. In addition to facilitating the rehabilitation of the debtor, reorganization under chapter 11 is intended to promote equality of treatment of creditors and equity security holders of equal rank with respect to the distribution of the debtor's assets. In furtherance of these goals, upon filing of a petition for reorganization under chapter 11, Section 362 of the Code generally provides for an automatic stay of substantially all actions and proceedings against the


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

debtor and its properties, including attempts to collect debtors or enforce liens that arose prior to the commencement of the debtor's case under chapter 11.

          Consummation of a plan of reorganization is the principal objective of a chapter 11 reorganization case. In general, a chapter 11 plan of reorganization: (a) divides most claims and interests into classes; (b) specifies the property, distribution or other treatment that each member of a class is to receive under the plan on account of its claim or interest, if any; and (c) contains other provisions necessary or appropriate to the reorganization of the debtor. Confirmation of a plan of reorganization by a bankruptcy court makes the plan binding upon the debtor, any issuer of securities under the plan, any person acquiring property under the plan and any creditor or interest holder of the debtor. Except as specifically provided in the plan of reorganization or the order confirming the plan, the order confirming the plan discharges the debtor from any debt that arose prior to the date that the plan becomes effective to the fullest extent authorized or provided for by the Code or other applicable law, and substitutes for such indebtedness the obligations specified in the plan of reorganization.

     B.   Structure of the Plan

          As noted above, Group is a publicly held holding company that is the ultimate corporate parent of each of the Debtors. Group also is the ultimate corporate parent of over 40 foreign corporations that are not subject to insolvency proceedings.

          The Plan, based on extensive analyses by the Debtors and discussions among the Debtors, a Steering Committee for the Pre-Petition Secured Lenders, and the Creditors' Committee, contemplates the substantive consolidation of all of the Debtors. Substantive consolidation of the Debtors is appropriate for a number of reasons. First, the Company historically has dealt with its creditors as a single economic unit, and its creditors in general did not rely on the creditworthiness of separate legal entities, as opposed to the Company as a whole. By way of example, the Company did not issue or provide creditors with separate financial statements for its various operating units or divisions, and accordingly transactions between these units or divisions and creditors tended to be effected based on the overall financial credit of the Company as a whole. Second, the Company maintains a consolidated cash management system, pursuant to which the domestic and foreign legal entities comprising the Company routinely have engaged in extensive Intercompany loans and other Intercompany transactions to fund and operate the Company's world-wide business. The effect of these arrangements was to provide cash to those units or divisions that had cash needs, and to obtain such cash from units or divisions with cash surpluses. The Company also maintained a practice of consolidating all U.S. receivables, in order to facilitate certain securitization finance transactions, under transfer pricing arrangements. In addition, the Company's restructured financing arrangements with its Pre-Petition Secured Lenders were completed in October 2000 on a Company-wide basis, with each of the Company's domestic, separate legal entities, granting extensive security interests on substantially all their assets to support the approximate $2.2 billion of outstanding debt utilized by the Company as a whole. Similar overlapping of corporate formalities existed with respect to the 1997 MLA with GE Capital, in which approximately $80 million of equipment of Warnaco Inc., Authentic Fitness, and Calvin Klein Jeanswear was financed under a purported sale-leaseback (which by stipulation and order dated June 12, 2002, was effectively treated as a secured loan) to which Warnaco Inc., but not Authentic Fitness or Calvin Klein Jeanswear, was


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

party. Finally, although certain aspects of the business were conducted on a divisional basis, the overall operations of the Company, including certain arrangements for allocation of the significant corporate overheads and certain other transactions between divisional units (such as Intercompany licensing arrangements), were conducted as though all units were part of a single Company. Accordingly, under all these circumstances, the Company believes that the affairs of the Debtors are sufficiently entangled to justify their substantive consolidation and represents the fairest treatment of the Debtors' creditors. It was, in part, for this reason that the Debtors filed consolidated Schedules and Statements of Financial Affairs in the Cases and that the DIP Financing in these Cases was effected on the basis that obligations thereunder would constitute joint and several obligations of each of the Debtors.

          Moreover, the Debtors further believe that the substantive consolidation treatment proposed in the Plan is in the interests of their estates and their creditors, in that it will avoid the substantial cost, time and uncertainty of litigating the complex series of issues associated with development of separate plans for the Debtors' 38 separate entities or various subsets thereof. Were the Debtors to seek to develop such separate plans, it would be necessary to attempt to classify or reclassify hundreds of filed claims asserted against one entity against an entity which might (with varying degrees of certainty) more properly be regarded as the obligor on such claims. It further would be necessary to evaluate how the overriding lien of the Pre-Petition Secured Lenders in the assets of the Company (including its subsidiaries) would affect the distribution to putative creditors of any particular entity, particularly with respect to intercompany claims, which are pledged for the benefit of the Pre-Petition Secured Lenders - if and to the extent that those intercompany claims are not recharacterized or equitably subordinated under applicable bankruptcy and other law. Any such effort would be highly complex and dependant on numerous assumptions, almost all of which would be subject to dispute and potentially protracted and costly litigation. Moreover, any determination as to the appropriateness of substantially consolidating all, some or none of the 38 Debtor entities would itself be subject to extensive debate and litigation which would delay confirmation and, as a consequence of such delays, damage the enterprise value of the Debtors' estates to the detriment of creditors.

          Accordingly, the Debtors, after discussion with their principal constituencies, have concluded that the fairest and most efficient approach is the substantive consolidation adopted in the Plan for all of the Debtors. The proposed treatment of unsecured creditors under the Plan, moreover, reflects a substantial compromise of the Claims of the Pre-Petition Secured Lenders, including the contention that as a consequence of the Debtors' use of Pre-Petition Collateral during the course of the Cases, the Pre-Petition Secured Lenders are entitled to Replacement Liens (as defined in the DIP Approval Orders) under the DIP Order which would encompass the value of all assets not already pledged to the Pre-Petition Secured Lenders as collateral. Accordingly, although the wide range of potential assumptions make it possible that a particular creditor might receive a higher distribution under a different Plan structure and under a different set of assumptions than are embodied in the Plan, the Debtors believe that the treatment proposed for each creditor in the Plan is fair and equitable, and most likely superior to the treatment that such creditor would receive under other assumptions and theories that would be expensive, time-consuming and uncertain to litigate and, instead, are being settled and compromised as part of this consensual Plan.


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

     C.   Classification and Treatment of Claims and Interests

     1.   General

          Section 1123 of the Code requires a plan to classify certain claims against and interests in a debtor. In accordance with Section 1123, Article II of the Plan divides Claims and Interests into eight (8) Classes for the Debtors. Pursuant to Section 1123(a)(1) of the Code, Administrative Claims, including the DIP Facility Claim and Priority Tax Claims, are not classified in the Plan and are treated separately under Article II of the Plan. Article II of the Plan also sets forth the treatment that each Class will receive under the Plan, and provides whether or not each Class is impaired under the Plan.

          Section 1122 of the Code provides that, except for certain unsecured claims that may be classified for administrative convenience, a plan may place a claim or interest in a particular class only if the claim or interest is substantially similar to the other claims or interests of that class. The Plan designates (a) seven (7) classes of Claims for the Debtors and (b) one (1) class of Interests. This classification scheme takes into account the differing nature and priority of such Claims and Interests under the Code and other applicable laws in light of their treatment under the Plan. The Debtors believe that they have classified all Claims and Interests in compliance with the provisions of
Section 1122 of the Code. It is possible, however, that a holder of a Claim or Interest may challenge these classifications, and the Bankruptcy Court may find that a different classification is required for the Plan. In the event that the Bankruptcy Court finds that a different classification is required for the Plan to be confirmed, the Debtors may seek to: (a) modify the Plan pursuant to
Section 1127 of the Code to provide for whatever reasonable classification might be required for Confirmation and (b) use the acceptances received from the holder of any Claim or Interest pursuant to Solicitation for the purpose of obtaining the approval of the Class or Classes of which such holder ultimately is deemed to be a member. Such acceptances may be used for this purpose only if such reclassification does not adversely affect the treatment of such holder. There can be no assurance that the Bankruptcy Court, after finding that a classification was inappropriate and requiring a reclassification, would approve the Plan based upon such reclassification.

          Section 1123(a)(4) of the Code provides that a plan must afford the same treatment for all members of a particular class, unless the holder of a particular claim or interest agrees to less favorable treatment. The Debtors believe that the Plan complies with Section 1123(a)(4). In the event that the Bankruptcy Court finds that the Plan violates Section 1123(a)(4) and the holders of Claims or Interests affected do not consent to the Plan's treatment, the Bankruptcy Court could deny Confirmation of the Plan or require modifications to address the requirements of such Section.

          A Claim or Interest will be deemed classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and will be deemed classified in a different Class to the extent that any remainder of the Claim or Interest qualifies within the description of such different Class. A Claim is in a particular Class and entitled to a distribution only to the extent that the Claim is an Allowed Claim in that Class.


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

          Under the Plan, a Claim or any portion thereof without duplication is "Allowed": (a) that has been allowed by a Final Order, or by the Plan; (b) as to which, on or by the Effective Date, (i) no proof of claim has been filed with the Bankruptcy Court and (ii) the liquidated and noncontingent amount of which is listed in the Schedules at zero, in an unknown amount, or as disputed; or (c) for which a proof of claim in a liquidated amount has been timely filed with the Bankruptcy Court in accordance with Bankruptcy Rule 3003(c)(3) and pursuant to the Code, any Final Order of the Bankruptcy Court or other applicable bankruptcy law, and as to which either (i) no objection to its allowance has been filed within the periods of limitation fixed by the Plan, the Code or by any order of the Bankruptcy Court or (ii) any objection to its allowance has been settled, abandoned, waived, withdrawn, or has been denied by a Final Order; (d) that is expressly allowed in the Plan; or (e) arises from the recovery of property under Sections 550 or 553 of the Code and is allowed in accordance with Section 502(h) of the Code.

          The treatment of, and consideration to be provided to, holders of Allowed Claims and Interests will be in full settlement, release and discharge of such Allowed Claims and Interests; provided, that such discharge will not affect the liability of any other entity on, or the property of any other entity encumbered to secure payment of, any such Claim or Interest, except as otherwise provided in the Plan; and provided, further, that such discharge will not affect the Reorganized Debtors' obligations under and pursuant to the Plan. The treatment of and consideration to be provided to Allowed Claim and Interest holders in each Class will apply to all of the Cases. No Claim will entitle the holder thereof to a distribution of cash or securities or to other consideration pursuant to the Plan unless, and only to the extent that, such Claim is an Allowed Claim. Finally, Claims against more than one Debtor with respect to a single obligation, by reason of guaranty, joint or "control group" liability, or otherwise, will be deemed to be a single Claim in the Allowed amount of such obligation for purposes of voting, allowance, distribution and all other purposes under the Plan.

     2.   Treatment of Unclassified Claims

          Pursuant to Section 1123(a)(1) of the Code, the Plan does not classify certain priority Claims. These unclassified Claims will be treated as follows:

          (a) Administrative Claims. Generally, Administrative Claims consist of the costs and expenses of administration of the Cases. Such costs and expenses include, but are not limited to, the cost of operating the business since the Petition Date, the outstanding unpaid fees and expenses of the Case Professionals and the payments necessary to cure pre-petition defaults or unexpired leases and executory contracts that will be assumed by the Debtors under the Plan. Additionally, the Plan contemplates the satisfaction in full of Administrative Claims, including (i) $1.9 million for certain estimated liabilities arising in the ordinary course of business and (ii) payments and distributions having a total estimated value of $5.7 million to Antonio C. Alvarez II, the Company's current President and Chief Executive Officer on account of the Alvarez Incentive Bonus comprised of $1.95 million in Cash, New Warnaco Second Lien Notes in the principal amount of $0.94 million and 0.592% of the New Warnaco Common Shares (valued at $2.81 million), subject to Dilution. See Section II.B.4.(h)(iv), entitled "Summary of Significant Orders Entered and Other Actions Taken During the Cases - Orders Relating to the Debtors' Employees and Executives - Antonio C. Alvarez II Employment Agreement."


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

          Pursuant to Section 6.6.(A) of the Plan, all applications for final compensation of professional persons employed by the Debtors or the Creditors' Committee pursuant to orders entered by the Bankruptcy Court and on account of services rendered prior to the Effective Date, and all other requests for payment of Administrative Claims (except for the Alvarez Incentive Bonus, claims of the Debt Coordinators and the Pre-Petition Collateral Trustee payable under paragraph 22 of the DIP Approval Orders, the Designated Post-Petition Loans, claims for taxes pursuant to Section 507(a)(8) of the Code, the GE Capital Secured Claims, ordinary course trade debt and customer deposit and credits incurred in the ordinary course of business after the Petition Date) must be served on the Reorganized Debtors in accordance with the notice provisions of
Section 8.10. of the Plan and filed with the Bankruptcy Court no later than 25 days after the Effective Date. Any such Claim that is not timely filed and served will be forever barred. Objections to any such application must be filed within 15 days after receipt thereof. The Debtors will review all filed Administrative Claims, and object to such Claims, as they deem appropriate. Subject to the foregoing, and unless otherwise agreed by the holder of an Allowed Administrative Claim, each holder of an Allowed Administrative Claim, except the Alvarez Incentive Bonus, will be paid in full in Cash: (a) at the sole option of the Debtors (before the Effective Date) or the Reorganized Debtors (on or after the Effective Date), (i) in the ordinary course of business as the Claim becomes due and owing, or (ii) on the Initial Distribution Date; or
(b) on such other date as the Bankruptcy Court may order.

          (b) Priority Tax Claims. A Priority Tax Claim is any Claim of the kind described in, and entitled to priority in payment under, Section 507(a)(8) of the Code, which, in general, includes unsecured claims of governmental units to the extent such claims are for income tax, property tax, withholding tax, certain kinds of employment tax, excise tax, customs duties arising from the importation of merchandise or a penalty related to the above types of claims and in compensation for actual loss. The aggregate estimated amount of Priority Tax Claims as of January 6, 2003 is $2.5 million.

          Section 2.2. of the Plan provides that, unless otherwise agreed by the holder of an Allowed Priority Tax Claim (in which event such other agreement will govern), each holder of an Allowed Priority Tax Claim will receive, at the sole option of the Debtors, on the Initial Distribution Date either: (i) Cash equal to the amount of such Allowed Priority Tax Claim; or (ii) Cash in six equal annual installments, together with interest thereon at the legal rate required for such claims in chapter 11 cases, which interest will be paid annually in arrears pursuant to Section 1129(a)(9)(C) of the Code.

          (c) DIP Facility Claim. As more fully described in Section II.B.4.(b) hereof, entitled "Summary of Significant Orders Entered and Other Actions Taken During the Cases - Debtor-in-Possession Financing," on July 9, 2001, the Bankruptcy Court granted final approval of the DIP Facility provided by the DIP Lenders. Pursuant to Section 2.3. of the Plan, all amounts outstanding under the DIP Facility will be paid in full in Cash on the Effective Date, or otherwise satisfied in a manner acceptable to the DIP Lenders, provided, however, that all letters of credit under the DIP Facility as of the Effective Date will remain outstanding as of the Effective Date and will be paid, in the event drawn, through a borrowing by the Reorganized Debtors under the Exit Financing Facility. The Debtors estimate that, as of the Effective Date projected for January 2003, no borrowed indebtedness will be outstanding under the DIP Facility, and letters of credit aggregating approximately $66.6 million will be outstanding.


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

     3.   Treatment of Classified Claims and Interests.

          The following is a summary of the manner in which Claims and Interests are classified and treated under the Plan, together with a description of the estimated amounts of Allowed Claims and Interests included in each such Class as of January 6, 2003. The Allowed Claims in Class 1, Class 3 and Class 4 are unimpaired under the Plan and Claims and Interests in Class 2, Class 5, Class 6, Class 7 and Class 8 are impaired under the Plan. The Debtors believe that the treatment afforded all Classes of Claims and Interests under the Plan fully comports with the requirements of the Code and case law.

          (a)  Class 1 - Priority Non-Tax Claims.

          o Description of Priority Non-Tax Claims. Allowed Claims, if any, entitled to priority pursuant to Sections 507(a)(3), 507(a)(4) or 507(a)(6) of the Code are Priority Non-Tax Claims. Such Claims include claims for (a) wages, salaries or commissions earned within 90 days before the Petition Date up to $4,650 per individual or corporation and (b) contributions to employee benefit plans, such as pension or health or life insurance plans, arising from services rendered within 180 days prior to the Petition Date, subject to certain limits.

          o Classification Scheme. Allowed Priority Non-Tax Claims are classified in Class 1. The Debtors believe that all liquidated Class 1 Claims already have been paid pursuant to orders entered by the Bankruptcy Court. See Section II B.4.(a)(iii), entitled "Summary of Significant Orders Entered and Other Actions Taken During the Cases - Significant `First Day' Orders - Employee Matters." Therefore, the aggregate estimated amount of Allowed Class 1 Claims as of the Petition Date is $0.

          o Treatment. Unless otherwise agreed by the holder of an Allowed Priority Non-Tax Claim (in which event such agreement will govern), each Allowed Class 1 Claim will be paid in full in Cash on the later of the Initial Distribution Date and a date that is soon as practicable after the date upon which such Claim becomes an Allowed Priority Non-Tax Claim.

          (b)  Class 2 - Senior Secured Bank Claims.

          o Description of Senior Secured Bank Claims. Claims against the Debtors Allowed pursuant to the Plan held by the Pre-Petition Secured Lenders arising under or relating to the Pre-Petition Facility and Intercreditor Agreements, the Original Domestic Facilities, the Original Foreign Facilities and related agreements, and the DIP Approval Orders, including, without limitation, the Designated Post-Petition Loans, but excluding any claims against any Warnaco Non-Debtor Subsidiary under or relating to the Pre-Petition Facility and Intercreditor Agreements and the Original Foreign Facilities, are Class 2 Senior Secured Bank Claims.

          o Classification Scheme and Allowance. The Senior Secured Bank Claims are classified in Class 2.


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

          o Treatment. On the Effective Date, each holder of a Senior Secured Bank Claim will receive in full satisfaction of its Senior Secured Bank Claims its pro rata share of the following, to be distributed by the Administrative Agent in accordance with the Pre-Petition Facility and Intercreditor Agreements: (i) Cash in the estimated amount of $90.1 million on account of the Original Foreign Facilities Guaranty Claims, which will be applied to repay all amounts outstanding under the Original Foreign Facilities as of the Petition Date, in full; (ii) New Warnaco Second Lien Notes in the aggregate principal amount of $200 million; and (iii) 96.263% of the New Warnaco Common Shares, subject to Dilution. In the event that holders of Class 6 Claims are not entitled to receive a distribution as provided in Section 2.9.(C) of the Plan, on the Effective Date each holder of a Class 2 Senior Secured Bank Claim will receive its pro rata share of an additional 0.581% of the New Warnaco Common Shares, subject to Dilution. In addition to the $90.1 million distribution to be made by the Debtors on account of the Original Foreign Facilities Guaranty Claims, on the Effective Date, the Warnaco Non-Debtor Subsidiaries will deliver to the Administrative Agent for distribution to holders of Senior Secured Bank Claims in accordance with the Pre-Petition Facility and Intercreditor Agreements all remaining amounts due and owing under the Original Foreign Facilities, including accrued and unpaid interest and fees, in an amount estimated at $10.7 million as of January 6, 2003. As a result, all obligations under the Original Foreign Facilities will be satisfied in full and the Original Foreign Facilities will be terminated.

          (c)  Class 3 - GE Capital Secured Claim Under the 1997 MLA.

          o Description of GE Capital Secured Claim. The GE Capital Secured Claim is a Secured Claim held by GE Capital pursuant to the GE Capital Settlement Agreement dated June 12, 2002, approved by the Bankruptcy Court on June 12, 2002, in satisfaction of obligations with respect to the 1997 MLA.(11)

          o Classification Scheme. Allowed GE Capital Secured Claims are classified in Class 3 and Allowed under the Plan in an amount equal to $15.2 million, less all amounts paid by the Debtors to GE Capital with respect to the 1997 MLA from the Petition Date through the Effective Date, estimated to be $5.4 million.

          o Treatment. The GE Capital Settlement Agreement and the GE Settlement Order and each of their provisions will be deemed part of the Plan and the Confirmation Order. As provided in the GE Capital Settlement Agreement, in satisfaction of obligations arising under the 1997 MLA, GE Capital will receive the GE Settlement Amount, less all amounts paid by

----------
(11) Under the GE Capital Settlement Agreement, GE Capital was also granted an Allowed Unsecured Claim in the amount of $33.5 million against each of Warnaco Inc. and Group. These Unsecured Claims are treated as a single $33.5 Allowed Unsecured Claim in Class 5.


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

               the Debtors to GE Capital with respect to the 1997 MLA from the Petition Date through and including the Effective Date, which amount will be payable without interest at the rate of $750,000 per month from and after the Effective Date until the GE Settlement Amount is satisfied in full. The other provisions of the GE Capital Settlement Agreement will apply to the GE Capital Secured Claim under the 1997 MLA. GE Capital will retain its first priority perfected security interest in and to all of the 1997 Equipment (as that term is defined in the GE Capital Settlement Agreement) all as more particularly set forth in the GE Capital Settlement Agreement. To the extent of a conflict between the GE Capital Settlement Agreement and/or the GE Settlement Order on the one hand, and the Plan and/or the Confirmation Order on the other hand, the terms of the GE Capital Settlement Agreement and the GE Settlement Order will govern and control.

          (d)  Class 4 - Other Secured Claims.

          o Description of Other Secured Claims. Other Secured Claims are Secured Claims not classified in other Classes under the Plan, and might include, for example, claims for the delivery of goods or services to the Debtors to the extent of any cash deposit made by the Debtors before, and remaining unapplied on, the Petition Date.

          o Classification Scheme. Allowed Other Secured Claims are classified in Class 4.

          o Treatment. At the Debtors' sole option, Other Secured Claims (if any) will be: (a) paid in Cash on the Initial Distribution Date;
               (b) reinstated according to the terms of the relevant instrument;
               (c) paid on such other terms as the Debtors and the holder of such Claim may agree; or (d) satisfied through the surrender by the applicable Debtors of the collateral securing the Claim to the Holder thereof.

          (e)  Class 5 - Unsecured Claims.

          o Description of Unsecured Claims. All Unsecured Claims, including, without limitation, trade claims and claims arising from rejection of executory contracts and leases of nonresidential real property, constitute the Unsecured Claims.

          o Classification Scheme. All Allowed Unsecured Claims are classified in Class 5. The aggregate estimated amount of the Allowed Class 5 Claims is $169.2 million.

          o Treatment. Each holder of an Allowed Unsecured Claim will receive its pro rata share of 2.549% of the New Warnaco Common Shares, subject to Dilution. In the event that holders of Class 6 Claims are not entitled to receive a distribution as provided in Section 2.9.(C) of the Plan, each holder of an Allowed Unsecured Claim will receive its pro rata share of an


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

               additional 0.015% of the New Warnaco Common Shares, subject to Dilution.

          (g)  Class 6 - TOPrS Claims.

          o Description of Class 6 TOPrS Claims. All TOPrS Claims, including, without limitation, Claims under the TOPrS Indenture, under the TOPrS Supplemental Indenture, the TOPrS Guarantee or any documents executed in connection with or related to the issuance of the TOPrS.

          o Classification Scheme. TOPrS Claims are classified in Class 6 and Allowed under the Plan in an aggregate amount of $125.2 million.

          o Treatment. In the event that holders of the TOPrS Claims vote to reject the Plan, the holders of TOPrS Claims will not receive or retain any interest or property under the Plan, and no distribution will be made on account of the TOPrS Claims, and the New Warnaco Common Shares to be distributed on account of the TOPrS Claims as set forth in the next sentence will instead be distributed on a pro rata basis to holders of Allowed Class 2 and Allowed Class 5 Claims in the following percentages: 0.581% to the holders of Allowed Class 2 Claims and 0.015% to the holders of Allowed Class 5 Claims, subject to Dilution. Otherwise, in full satisfaction of the TOPrS Claims, on the Initial Distribution Date, the Reorganized Debtors will distribute to the TOPrS Trustee, subject to the right of the TOPrS Trustee to assert its TOPrS Trustee Charging Lien against the distributions to the holders of the TOPrS to the extent the TOPrS Trustee Fee remains unpaid, or such persons as the TOPrS Trustee will designate at least ten days prior to the Confirmation Hearing, for redelivery to the holder(s) of the TOPrS Claims, a stock certificate evidencing ownership of 0.596% of the New Warnaco Common Shares, subject to Dilution, and in addition will pay the amount of up to $300,000 to the TOPrS Trustee on account of the TOPrS Trustee Fee, subject to receipt and review by the Debtors of invoices detailing such fees and expenses.

          (h)  Class 7 - Intercompany Claims.

          o Description of Intercompany Claims. Intercompany Claims consist of Claims by a Debtor or an affiliate of a Debtor against a Debtor or an affiliate of a Debtor.

          o Classification Scheme. Intercompany Claims against any Debtor are classified in Class 7.

          o Treatment. Subject to 5.10. of the Plan, Intercompany Claims will be discharged, and the holders of Intercompany Claims will not be entitled to receive or retain any property on account of such Claims. Section 5.10. of the Plan provides that prior to the discharge of Intercompany Claims, the Debtors have the right to retain, or effect such transfers and setoffs with


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

               respect to, Intercompany Claims as they may deem appropriate for accounting, tax and commercial business purposes, to the fullest extent permitted by applicable law.

          (i)  Class 8 - Common Stock Claims and Interests.

          o Description of Common Stock Claims and Interests. Class 8 Common Stock Claims and Interests include: (i) all rights (including Claims, see Section II.B.4.(k)(ii), entitled "Summary of Significant Orders Entered and Other Actions Taken During The Cases - Other Legal Proceedings - Shareholder Class Action") arising from the ownership of the common stock of Group and its subsidiaries, (ii) all options, warrants, conversion, privilege or other legal or contractual rights to purchase the common stock of Group, (iii) all rights associated with the common stock under that certain Rights Agreement adopted by the Board of Directors of Group in August 1999, (iv) any rights associated with the common stock of any predecessor or Group or any predecessor of Group's subsidiaries and (v) any Claims asserted by an officer, director, or underwriter for contribution, reimbursement or indemnification.

          o Classification Scheme. Common Stock Claims and Interests are classified in Class 8.

          o Treatment. Common Stock Interests in Class 8 will be canceled, and the holders of Claims and Interests in Class 8 will not be entitled to receive or retain any property on account of their Claims and Interests.

     D.   Conditions to Effective Date

          Pursuant to Article IV of the Plan, the following are conditions to the occurrence of the Effective Date, each of which may be satisfied or waived in accordance with Section 4.2. of the Plan: (i) the Reorganized Debtors have entered into definitive documentation with respect to the Exit Financing Facility and the New Warnaco Second Lien Notes, and all conditions precedent under such Facility and Notes will have been satisfied (but for the occurrence of the Effective Date); (ii) the Reorganized Debtors have entered into the Registration Rights Agreement; (iii) the Confirmation Order has been entered by the Bankruptcy Court; (iv) more than ten (10) days have elapsed since the Confirmation Date; (v) no stay of the Confirmation Order is in effect; and (vi) the Confirmation Order has not been reversed, modified or vacated.

     E.   Executory Contracts and Unexpired Leases

     1. General. The Code gives a debtor the power, subject to the approval of the bankruptcy court, to assume or reject executory contracts and unexpired leases. Generally, an "executory contract" is a contract under which material performance (other than the payment of money) still is due by each party. Rejection or assumption of executory contracts and unexpired leases may be effected pursuant to a plan of reorganization or with approval of the bankruptcy court after notice and a hearing. If an executory contract or unexpired lease is rejected, the other party to the agreement may file a claim for damages incurred as a result of the rejection within the time provided in the plan or otherwise by the Federal Rules of Bankruptcy Procedure (the


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

"Bankruptcy Rules") or the bankruptcy court. Damages arising from the rejection of certain employment agreements and leases or real property may be limited under the Code. In general, in the case of assumption of an executory contract or unexpired lease, the Code requires that the debtor promptly cure or provide adequate assurance that it promptly will cure any existing defaults (other than certain types of nonmonetary defaults, such as defaults based on bankruptcy or the debtor's financial condition) and provide adequate assurance of future performance.

          As more fully described in Section II.B.4.(m), entitled "Summary of Significant Orders Entered and Other Actions Taken During the Cases - Property Leases," pursuant to various court orders the Debtors negotiated and rejected 134 of their unexpired retail store leases. Additionally, during the pendency of the Cases, the Bankruptcy Court has authorized the Debtors' rejection of certain other executory contracts and unexpired leases.

     2. Assumption and Rejection of Executory Contracts and Unexpired Leases. Pursuant to Section 3.1. of the Plan, each executory contract and unexpired lease to which any of the Debtors is a party will be deemed automatically rejected as of the Effective Date, except with respect to Intellectual Property Contracts which will be deemed automatically assumed as of the Effective Date, unless such executory contract or unexpired lease (a) has been previously rejected or assumed by order of the Bankruptcy Court, (b) is the subject of a motion to assume or reject filed on or before the Confirmation Date, or (c) is listed on the schedule of contracts and leases to be rejected or assumed pursuant to the Plan, annexed as Plan Schedules 3.1 and 3.2, respectively, and to be filed concurrently with the Plan and modified or supplemented, if at all, pursuant to Section 3.3.(B) of the Plan. The Confirmation Order will constitute an order of the Bankruptcy Court approving such rejection as of the Effective Date. All executory contracts and unexpired leases specifically listed on the schedule of rejected executory contracts and unexpired leases, annexed as Plan
Schedule 3.1, will be deemed automatically rejected pursuant to the Plan by the applicable Debtor as of the Effective Date.

          All executory contracts and unexpired leases specifically listed on the schedule of assumed executory contracts and unexpired leases, annexed as Plan Schedule 3.2 and to be filed concurrently with the Plan and modified or supplemented, if at all, pursuant to Section 3.3.(B) of the Plan, will be deemed automatically assumed pursuant to the Plan by the applicable Debtor as of the Effective Date. Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire or occupancy of real property includes
(a) all modifications, amendments, supplements, restatements or other agreements made directly or indirectly by any agreement, instrument or other document that in any manner affect such executory contract or unexpired lease and (b) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, reciprocal easement agreements and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to a Final Order of the Bankruptcy Court or is otherwise rejected as part of the Plan.

          Pursuant to Section 3.3. of the Plan, the Debtors reserve the right to file a motion on or before the Confirmation Date to assume or reject any executory contract or unexpired lease. Notwithstanding any other provision of the Plan, each of the Debtors retains the right to, at any time prior to the Confirmation Hearing, modify or supplement Plan Schedule 3.1 and Plan Schedule 3.2, including, without limitation, the right to add any executory contract or unexpired


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

lease to, or delete any executory contract or unexpired lease from, Plan
Schedule 3.1 or Plan Schedule 3.2. Listing an executory contract or unexpired lease on Plan Schedule 3.1 or Plan Schedule 3.2 does not constitute an admission by any of the Debtors or the Reorganized Debtors that such contract or lease (including any related agreements that may exist) is an executory contract or unexpired lease or that the applicable Debtor or Reorganized Debtor has any liability thereunder.

     3. Payments Related to Assumption of Executory Contracts and Unexpired Leases. Section 3.4. of the Plan provides that any monetary amounts by which each executory contract and unexpired lease to be assumed under the Plan may be in default will be satisfied by Cure in the amount, if any, set forth in Plan
Schedule 3.2, or, in the event of an objection to such Cure amount or if no such Cure amount is listed, in the amount agreed between the parties or as ordered by the Bankruptcy Court or another court of competent jurisdiction. To the extent the non-Debtor party to the unexpired lease or executory contract does not object to the amount of Cure set forth in Plan Schedule 3.2 on or before the Voting Deadline, such non-Debtor party will be deemed to accept such Cure amount. In the event of a dispute regarding (a) the nature or the amount of any Cure, (b) the ability of the applicable Reorganized Debtor or any assignee to provide "adequate assurance of future performance" (within the meaning of Section 365 of the Code) under the contract or lease to be assumed, or (c) any other matter pertaining to assumption, such dispute will be determined by the Bankruptcy Court or another court of competent jurisdiction or as the parties may otherwise agree. To the extent the Debtor who is a party to the unexpired lease or executory contract is to be merged pursuant to Section 5.4. of the Plan, upon assumption as contemplated herein, the Reorganized Debtor that is the surviving entity after such merger will be the party to the unexpired lease or executory contract.

     4. Post-Petition Contracts and Leases. Pursuant to Section 3.5. of the Plan, all contracts, agreements and leases that were entered into by the Debtors or assumed by the Debtors after the Petition Date will be deemed assigned by the Debtors to the Reorganized Debtors on the Effective Date.

     5. Rejection Damages Bar Date. Section 3.6. of the Plan provides that if the rejection by a Debtor, pursuant to the Plan or otherwise, of an executory contract or unexpired lease results in a Claim, then such Claim will be forever barred and will not be enforceable against any Debtor or Reorganized Debtor or the properties of any of them unless a proof of claim is filed with the clerk of the Bankruptcy Court and served upon counsel to the Debtors within thirty (30) days after service of the earlier of (a) notice of the Confirmation Date or (b) other notice that the executory contract or unexpired lease has been rejected pursuant to an order of the Bankruptcy Court.


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

     F.   Implementation of the Plan

     1. Pre-Effective Date Management and Operation of Debtors. Pursuant to
Section 5.1. of the Plan, after the Confirmation Date and until the Effective Date, the current directors and officers of each Debtor will continue to serve in such capacities, subject to such changes as may be determined by the Board of Directors of a Debtor in accordance with the current Bylaws and Certificate of Incorporation of such Debtor.

     2. Post-Effective Date Committee; Dissolution of Committee. Pursuant to
Section 5.2. of the Plan, the Creditors' Committee will continue to exist after the Confirmation Date until the Effective Date with the same power and authority, and the same ability to retain and compensate professionals, as it had prior to the Confirmation Date. On and as of the Effective Date, the Creditors' Committee will be reconstituted and will be comprised of no more than seven (7) members of the Creditors' Committee prior to the Effective Date (the "Post-Effective Date Committee"). The members of the Creditors' Committee who are not members of the Post-Effective Date Committee will be released and discharged of and from all further authority, duties, responsibilities, and obligations related to and arising from and in connection with the Cases. In the event of the death or resignation of any member of the Post-Effective Date Committee after the Effective Date, the remaining members of the Post-Effective Date Committee will have the right to designate a successor from among the holders of Allowed Class 5 Claims. If a Post-Effective Date Committee member assigns its Claim or releases the Debtors from payment of all or the balance of its Claim, such act will constitute a resignation from the Post-Effective Date Committee. Until a vacancy on the Post-Effective Date Committee is filled, the Post-Effective Date Committee will function in its reduced number. The Reorganized Debtors will consult with the Post-Effective Date Committee on a regular basis concerning the Reorganized Debtors' investigation, prosecution and proposed settlement of Class 5 Claims and will provide written reports to the Post-Effective Date Committee on a monthly basis regarding the status of the Claims resolution process. The Reorganized Debtors will not settle or compromise any Class 5 Claim in excess of the Allowed amount of $25,000 without either the approval of the Post-Effective Date Committee (which will act by majority vote) or an order of the Bankruptcy Court. Subject to the approval of the Post-Effective Date Committee, the Reorganized Debtors may settle or compromise any Class 5 Claim in excess of the Allowed amount of $25,000 without an order of the Bankruptcy Court. The Reorganized Debtors may settle or compromise any Class 5 Claim for less than the Allowed amount of $25,000 and without an order of the Bankruptcy Court and without the approval of the Post-Effective Date Committee. The duties of the Post-Effective Date Committee will also include services related to any applications for allowance of compensation or reimbursement of expenses pending on the Effective Date or filed after the Effective Date (collectively, the "Filed Fee Applications"). The Reorganized Debtors will pay
(a) the reasonable expenses of the members of the Creditors' Committee between the Confirmation Date and the Effective Date and the Post-Effective Date Committee (the "Post-Effective Date Committee Expenses") and (b) the fees of the professional persons employed by the Post-Effective Date Committee in connection with its duties and responsibilities as set forth in the Plan (the "Post-Effective Date Committee Fees"); provided, however, that the total aggregate amount of the Post-Effective Date Committee Expenses and the Post-Effective Date Committee Fees will not exceed $100,000.00 (exclusive of services related to Filed Fee Applications). The Post-Effective Date Committee Fees and the Post-Effective Date Committee Expenses will be paid within fifteen
(15) Business Days after


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

submission of a detailed invoice to the Reorganized Debtors. If the Reorganized Debtors dispute the reasonableness of any such invoice, the Reorganized Debtors, the Post-Effective Date Committee or the affected professional may submit such dispute to the Bankruptcy Court for a determination of the reasonableness of such invoice, and the disputed portion of such invoice will not be paid until the dispute is resolved. The undisputed portion of such fees and expenses will be paid as provided herein. The Post-Effective Date Committee will be dissolved and the members thereof will be released and discharged of and from further authority, duties, responsibilities and obligations relating to and arising from and in connection with the Cases on the later of (i) the Final Distribution Date and (ii) the date all services related to Filed Fee Applications are completed and the retention or employment of the Post-Effective Date Committee's attorneys, accountants and other agents, will terminate.

     3. Merger of Certain Debtors. Pursuant to Section 5.4. of the Plan, effective as of the Effective Date but immediately prior to the discharge of the Debtors described in Section 7.2. of the Plan, the following transactions will occur in the following order: (i) each of Warnaco Men's Sportswear Inc., Warnaco Ventures Ltd., Ventures Ltd. and Blanche Inc. will be merged into Warnaco Inc. and Warnaco Inc. will be the surviving corporation in such merger; (ii) AEI Management Corporation will be merged into Rio Sportswear Inc. and Rio Sportswear Inc. will be the surviving corporation in such merger; (iii) CCC Acquisition Realty Corp. will be merged into Authentic Fitness Products Inc. and Authentic Fitness Products Inc. will be the surviving corporation in such merger; (iv) CKJ Sourcing Inc. will be merged into Calvin Klein Jeanswear Company and Calvin Klein Jeanswear Company will be the surviving entity in such merger; and (iv) Group will transfer 100% of the shares held by Group in each of Myrtle Avenue, Inc., Authentic Fitness Corporation and Designer Holdings Ltd. to Warnaco Inc. Except as otherwise set forth in the Plan, or as modified by appropriate corporate action after the Effective Date, the corporate structure and equity ownership of the Debtors and their subsidiaries will be unchanged.

     4. Amended Certificates of Incorporation and Bylaws. Pursuant to Section
5.5. of the Plan, as of the Effective Date, the certificates of incorporation and bylaws of each of the Debtors will be amended as necessary to satisfy the provisions of the Plan and the Code, including, without limitation, the prohibition against the issuance of non-voting equity securities set forth in
Section 1123(a)(6) of the Code (the "Amended Certificates of Incorporation and Bylaws"). The forms of Amended Certificates of Incorporation and Bylaws, to be filed on or before the Exhibit Filing Date as Exhibits 1 and 2 to the Plan, will become effective on the Effective Date. After the Effective Date, the Amended Certificates of Incorporation and Bylaws will be subject to such further amendments or modifications as may be made by law, or pursuant to such Amended Certificates of Incorporation and Bylaws.

     5. Post-Effective Date Management and Operation of Reorganized Debtors. Pursuant to Section 5.6. of the Plan, as of the Effective Date, the directors and officers of each Debtor that is not a Reorganized Debtor will be terminated. The Debtors will file Plan Schedule 5.6 with the Bankruptcy Court on or before the Exhibit Filing Date setting forth the offices, the names and affiliations of, and the compensation proposed to be paid to, the individuals intended to serve as directors and officers of each Reorganized Debtor on and after the Effective Date. On and after the Effective Date, each Reorganized Debtor will be governed in accordance with the Amended Certificates of Incorporation and Bylaws.


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

     6. Repayment of DIP Facility/Exit Financing. In order to consummate the Plan, Reorganized Warnaco and its Debtor and non-Debtor subsidiaries will enter into one or more credit facilities (collectively, the "Exit Financing Facility") which will be used, together with such Cash as the Debtors may have on hand, to repay the outstanding balance, if any, under the DIP Facility, to repay all amounts outstanding under the Original Foreign Facilities, to fund working capital requirements and to provide for trade letters of credit and standby letters of credit. The Company currently is negotiating an Exit Financing Facility that is anticipated to be secured by substantially all of the Debtors' unencumbered U.S. assets with a mandatory paydown on asset sales feature. The Exit Financing Facility will contain customary affirmative and negative covenants, financial covenants and events of default, and in any event is anticipated to be on no less favorable terms to the Company than the DIP Facility. It is expected that the Exit Financing Facility will consist of a revolving credit loan of $275 million on the following terms:

               Revolving Loan Facility

               Principal:     $275 million (with an option to increase at the
                              Company's election for an additional $50 million)

               Maturity:      4 Years

               Interest Rate: LIBOR plus 250 basis points

          The foregoing is based upon discussions to date with prospective lenders. Final rates, fees and other terms will be determined through negotiations with the proposed lenders and are expected to be customary for facilities of that type. The Reorganized Debtors will enter into all documents in connection with the Exit Financing Facility as previously agreed upon by the Debtors and the respective lenders thereunder. The principal terms and conditions with respect to such financing arrangements will be filed by the Debtors with the Bankruptcy Court as Plan Schedule 5.7 no later than the Exhibit Filing Date. Pursuant to Section 5.7. of the Plan, on the Effective Date the Reorganized Debtors will enter into definitive documentation with respect to the Exit Financing Facility with the respective lenders thereunder. On or about the Effective Date, the Debtors will borrow funds under the Exit Financing Facility in amounts which, together with such other Cash as is available to the Debtors, will be sufficient to pay all Cash distributions to be made under the Plan.

     7. Issuance of New Warnaco Second Lien Notes. The Plan provides for the issuance of New Warnaco Second Lien Notes to (a) holders of Senior Secured Bank Claims in the principal amount of $200 million and (b) Antonio C. Alvarez II on account of the Alvarez Incentive Bonus in the principal amount of $0.94 million, secured by a second priority security interest to the Exit Financing Facility on substantially all of the Company's U.S. assets and guaranteed by Group and its domestic subsidiaries that guaranty the Exit Financing Facility. The following is a description of the principal terms of the New Warnaco Second Lien Notes:

     Principal:       $200.94 million

     Maturity:        5 Years


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     Amortization:    $40.188 million per year, so long as certain specified
                      parameters are satisfied (including no Event of Default under the Exit Financing Facility, availability of $75 million post-amortization under the Exit Financing Facility, and maintenance of fixed charge coverage ratio of 1.25x).

     Security:        Second lien to Exit Financing Facility

     Interest Rate:   Greater of (i) 9.5% per annum and (ii) LIBOR plus 500
                      basis points, subject in each case to an increase of 50 basis points per annum at the end of the six month period following the Effective Date and an increase of an additional 0.5% per annum at the end of each six month period thereafter, until the Notes are paid in full. Cash interest cap of 12% per annum; interest in excess of 12% is to be capitalized, as is interest not paid because of any existing Default under the Exit Financing Facility.

     Mandatory
     Repayment:       Notes to be repaid with net cash proceeds of (i) certain
                      subordinated debt or equity securities issued after the Effective Date and (ii) asset sales and other debt incurred, subject to standard exceptions to be determined
                      (including payments under the Exit Financing Facility).

     The New Warnaco Second Lien Notes will contain customary affirmative and negative covenants and events of default, but no financial covenants. Final terms in the definitive documentation are expected to be customary for facilities of this type.

          Pursuant to Section 5.8. of the Plan, on the Effective Date, Reorganized Warnaco will enter into definitive documentation with respect to, and will issue, the New Warnaco Second Lien Notes for distribution in accordance with the Plan. The issuance of the New Warnaco Second Lien Notes and the distribution, transfer or exchange thereof in accordance with the Plan will be exempt from registration under applicable securities laws (including without limitation, Section 5 of the Exchange Act or any similar state or local law requiring the registration for offer or sale of a security or registration or licensing of an issuer or a security) pursuant to Section 1145(a) of the Code, and may be sold without registration to the extent permitted under Section 1145 of the Code.

     8. Issuance of New Warnaco Common Shares. Section 5.9. of the Plan provides that, on the Effective Date, Reorganized Warnaco will issue the New Warnaco Common Shares for distribution in accordance with the Plan. The issuance of the New Warnaco Common Shares and the distribution, transfer or exchange thereof in accordance with the Plan will be exempt from registration under applicable securities laws (including without limitation, Section 5 of the Exchange Act or any similar state or local law requiring the registration for offer or sale of a security or registration or licensing of an issuer of a security) pursuant to
Section 1145(a) of the Code, and may be sold without registration to the extent permitted under Section 1145 of the Code.


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

     9. Adoption of Rights Plan. Section 5.12. of the Plan provides that Reorganized Warnaco will implement a stockholder rights plan (the "Rights Plan") and distribute to the holders of New Warnaco Common Shares one preferred share purchase right for each New Warnaco Common Share then outstanding (the "Rights"). The Rights are not exercisable until the earlier to occur of the tenth day after a public announcement is made that a person has acquired beneficial ownership of 15% or more of New Warnaco Common Shares or the tenth business day after the date of commencement of a tender or exchange offer by any person to acquire 15% or more of New Warnaco Common Shares. Until the Rights become exercisable, the Rights are transferable only in connection with the transfer of New Warnaco Common Shares. Upon the Rights becoming exercisable, separate certificates evidencing the Rights will be distributed and the Rights will trade independently from the New Warnaco Common Shares. The Rights, which do not have voting rights, expire three years after their date of issue, subject to earlier redemption upon approval by holders of at least 55% of the outstanding New Warnaco Common Shares at any time prior to a person acquiring beneficial ownership of 15% or more of the New Warnaco Common Shares. At any meeting called to consider the redemption of the Rights, the outstanding New Warnaco Common Shares will not include New Warnaco Common Shares held by any person who has made an offer to acquire New Warnaco Common Shares.

          If a person acquires beneficial ownership of 15% or more of the outstanding New Warnaco Common Shares, other than pursuant to a Qualifying Offer or a person who beneficially owns 15% of the New Warnaco Common Shares implements a reverse merger in which Reorganized Warnaco survives or engages in a self-dealing transaction with Reorganized Warnaco, then each Right not owned by such person entitles the holder to buy for the exercise price preferred stock in Reorganized Warnaco equal to twice the exercise price. A "Qualifying Offer" is a tender or exchange offer for all outstanding New Warnaco Common Shares that
(a) to the extent the offer includes cash consideration, is fully financed (with firm written commitments evidencing such financing), (b) remains open for a period of at least 30 business days, (c) results in the offeror owning at least 55% of the New Warnaco Common Shares after consummation of the offer (excluding New Warnaco Common Shares owned by certain employees of Reorganized Warnaco) and
(d) includes an irrevocable written commitment to consummate a second-step acquisition of New Warnaco Common Shares not purchased in the initial offer at the same price and on the same terms as the initial offer.

          Reorganized Warnaco may amend the Rights Plan to the extent such amendments do not adversely affect the interests of Rights holders, provided that Reorganized Warnaco may not amend the definition of "Qualifying Offer", the length of the Rights Plan or the right of redemption. Any amendment that adversely affects the interests of Rights holders or amends the definition of "Qualifying Offer", the length of the Rights Plan or the right of redemption requires the approval of the holders of at least 55% of the outstanding New Warnaco Common Shares (not including New Warnaco Common Shares held by any person who has acquired beneficial ownership of 15% or more of the New Warnaco Common Shares or any person who has made an offer to acquire New Warnaco Common Shares). Reorganized Warnaco may not replace the Rights Plan or enter into any new shareholder rights plan.

     10. Registration Rights Agreement. Section 5.13. of the Plan provides that Reorganized Warnaco will enter into a registration rights agreement (the "Registration Rights Agreement") with all creditors who agree to become parties to the agreement and with Antonio


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

C. Alvarez II. The Registration Rights Agreement will become effective only if creditors that hold at least 70% of the New Warnaco Common Shares agree to participate, but certain provisions (as described below) are expected to be effective in any event. Creditors will become parties to the Registration Rights Agreement by checking the box provided on the Ballots or in the case of the Coordinating Committee by signing the Registration Rights Agreement.

          The agreement will provide that Eligible Creditors (as defined below) will, through the coordinating committee identified below (the "Coordinating Committee"), have the right to exercise three demand registrations that will allow them to complete three separate underwritten secondary offerings of their New Warnaco Common Shares. The first demand registration will not be exercisable by the Coordinating Committee until the later of four months after the Effective Date and May 4, 2003 (which is the date one month after Reorganized Warnaco will be required to file with the Securities and Exchange Commission ("SEC") its Form 10-K for 2002). Each successive demand may not be exercised until six months after the closing of the previous offering.

          Within 60 days after its receipt of a demand notice from the Coordinating Committee, Reorganized Warnaco will be obligated to file a registration statement with the SEC covering the underwritten offering of the New Warnaco Common Shares (subject to Reorganized Warnaco's right to delay this filing for up to 30 days in case it possesses certain material non-public information). Reorganized Warnaco will be required to use its reasonable efforts to cause the registration statement to become effective within 150 days after its receipt of this demand notice (or 180 days if it is the first registration statement filed by Reorganized Warnaco after the Effective Date). Reorganized Warnaco will not be obligated to effect an offering of less than $25 million in value. "Value" means, until completion of the first demand offering, the value of the New Warnaco Common Shares based on the equity value of Reorganized Warnaco as determined in the Plan and, thereafter, will be the value of the New Warnaco Common Shares as quoted on the NASDAQ National Market or, if other than NASDAQ on the principal securities exchange on which the New Warnaco Common Shares are listed on any date of determination.

          The Coordinating Committee will consist of the following creditors:

               Bank of America, N.A.
               The Bank of Nova Scotia
               Citibank, N.A.
               Commerzbank A.G.
               GE Capital Commercial Finance, Inc.
               JPMorgan Chase
               Societe Generale
               Antonio C. Alvarez II

          Any of the foregoing creditors that is no longer an Eligible Creditor will cease to be a member of the Coordinating Committee and Mr. Alvarez may not serve on the Coordinating Committee if he serves as a member of Reorganized Warnaco's Board of Directors.

          The Coordinating Committee may replace any member who has resigned or ceased to be an Eligible Creditor with another Eligible Creditor and will replace one or more


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

departed member if the number of members is less than five. The Coordinating Committee will act by majority vote, with the majority to be determined by the number of New Warnaco Common Shares owned by each Coordinating Committee member at the time of the relevant vote.

          To be eligible to participate in an offering (an "Eligible Creditor"), a creditor must be a party to the Registration Rights Agreement and, as of any date of determination, may not have sold, disposed, assigned, pledged or monetized, in the aggregate, more than the following percentage of the number of New Warnaco Common Shares owned by it on the Effective Date or in the case of a person who becomes a party to the Registration Rights Agreement after the Effective Date, any New Warnaco Common Shares owned by such person on the date it becomes a party to the Registration Rights Agreement plus any additional New Warnaco Common Shares thereafter acquired by it from another party to the Registration Rights Agreement (its "Covered Shares"):

          o 10% of its Covered Shares, if the date of determination is on or prior to December 31, 2003;

          o    20% of its Covered Shares if this date is during 2004; and

          o    30% of its Covered Shares if this date is during 2005 or later.

          Any sale of New Warnaco Common Shares to a person (including an affiliate of the seller) that becomes, or already is, a party to the Registration Rights Agreement and sales of New Warnaco Common Shares pursuant to an offering under the Registration Rights Agreement, will not be taken into account in determining whether a creditor is an Eligible Creditor.

          In connection with each offering, each creditor that becomes a party to the Registration Rights Agreement (whether or not it elects to sell in that offering) will agree that it will not sell, assign, transfer, pledge, convey, monetize or otherwise dispose of or grant any options or other rights to acquire (subject to customary exceptions) any of the New Warnaco Common Shares then owned by it, without the consent of the managing underwriter(s) in the offering:

          o from the time the preliminary prospectus is printed until the date of the prospectus used in the offering (the "final prospectus"); and

          o for a period of 90 days following the date of the final prospectus (unless the managing underwriter(s) agree to a shorter period).

          The Coordinating Committee will be entitled to select the book-running lead underwriter(s) and Reorganized Warnaco will be entitled to select the co-manager(s) for each offering, subject in each case to the other's consent (such consent not to be unreasonably withheld).

          The Coordinating Committee will give each participating creditor at least 30 days written notice of the proposed offering and each creditor will be given an opportunity to establish


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

that it is an Eligible Creditor and to specify the number of New Warnaco Common Shares it wishes to sell in the offering. Unless otherwise agreed among the Eligible Creditors and/or by Reorganized Warnaco, each participating creditor must give the underwriters an option on additional New Warnaco Common Shares owned by it, so that the underwriters receive a customary 15% over-allotment or green shoe option on the number of New Warnaco Common Shares to be offered by that creditor. The Registration Rights Agreement will contain a procedure under which an Eligible Creditor that wishes to provide New Warnaco Common Shares for the green shoe option will be permitted to do so for another Eligible Creditor that does not wish to do so. Any cut-back required in the number of shares proposed to be offered (or any partial exercise of the green shoe option) will be effected pro-rata among the participating creditors.

          Reorganized Warnaco will bear all reasonable fees and expenses incurred in connection with each registration of the New Warnaco Common Shares (other than all underwriting discounts and selling commission and certain transfer taxes). Each Eligible Creditor will be required to pay $5,000 to the Coordinating Committee in connection with each offering in which it participates. The $5,000 payments will be used (i) first, to pay out-of-pocket expenses incurred or reasonably anticipated to be incurred by the Coordinating Committee; (ii) second, to cover registration expenses otherwise payable by Reorganized Warnaco in connection with the second demand offering; (iii) third, to cover registration expenses otherwise payable by Reorganized Warnaco in connection with the third demand offering; and (iv) fourth, the balance, if any, remaining at the time of the expiration of the Registration Rights Agreement shall be paid over to Reorganized Warnaco.

          In the Registration Rights Agreement, Reorganized Warnaco will agree to:

          o    cooperate fully in each offering;

          o make members of its senior management available for customary "road shows";

          o a provision prohibiting it, without the prior written consent of a majority of the Coordinating Committee, from doing a registered or unregistered offering of shares of its common stock or securities convertible into such shares (including shares issued in mergers, acquisitions and other business combinations, but excluding employee stock options and securities issued under other employee benefit plans), for (i) a period of three years after the Effective Date; (ii) until the Coordinating Committee has exercised its three demand rights or (iii) such time as no New Warnaco Common Shares qualify as Covered Shares whichever is earlier; provided, however, Reorganized Warnaco will be permitted to issue common stock or securities convertible into shares of its common stock in acquisitions after completion of the first offering under the Registration Rights Agreement; and

          o use its reasonable best efforts to list the New Warnaco Common Shares on the NASDAQ National Market within 60 days after the Effective Date.


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

          The Registration Rights Agreement will require Reorganized Warnaco and the Eligible Creditors to enter into a customary underwriting agreement with the underwriters, containing customary representations and warranties, covenants, company lock-up, closing conditions and indemnification and contribution provisions. Reorganized Warnaco will agree in the underwriting agreement to indemnify the Eligible Creditors to the same extent that it indemnifies the underwriters. Each Eligible Creditor will, in the Underwriting Agreement, give representations and warranties in the underwriting agreement, on a several basis, limited to its title to its New Warnaco Common Shares, its power and authority to do the transaction, its status as an Eligible Creditor, that it is subject to the Creditor lock-up, absence of manipulation by it of the market for the New Warnaco Common Shares and the accuracy of the information furnished by it in writing for inclusion in the prospectus.

          The Registration Rights Agreement will contain customary indemnification by Reorganized Warnaco, holding the Eligible Creditors harmless from all losses, claims, damages and liabilities caused by an untrue statement of material fact, or the omission of a material fact, in the prospectus unless the information was specifically provided in writing by the Eligible Creditors for inclusion in the prospectus. Each Eligible Creditor will severally indemnify Reorganized Warnaco solely as to the information furnished by it in writing for use in the prospectus.

          Under the terms of the Plan, if creditors holding at least 70% of the New Warnaco Common Shares issued to all creditors do not agree to become parties to the Registration Rights Agreement, the majority of the provisions in the Registration Rights Agreement will not become effective and will have no force and effect. However, if on or prior to the Effective Date, Reorganized Warnaco, Antonio C. Alvarez II and at least four other members of the Coordinating Committee shall execute the Registration Rights Agreement, then certain provisions of the Registration Rights Agreement will become effective and Reorganized Warnaco will: (i) be obligated to use its reasonable best efforts to list the New Warnaco common shares on the NASDAQ within 60 days after the Effective Date and (ii) agree that, without the prior written consent of a majority of the Coordinating Committee, it will not issue or sell any shares of its common stock or securities convertible into such shares (including shares issued in mergers, acquisitions and other business combinations, but excluding the grant or exercise of employee stock options and the issuance of Reorganized Warnaco securities under other employee benefit plans), whether or not the transaction is registered under the Securities Act, for a period of two years starting on the Effective Date. The provisions in the Registration Rights Agreement dealing with the formation and governance of the Coordinating Committee as well as the definitions and miscellaneous provisions will also apply.

     11. Management Stock Incentive Program and Confirmation Bonuses. Pursuant to Section 5.11. of the Plan, on or as soon as practicable after the Effective Date, the Management Stock Incentive Program will be adopted by Reorganized Warnaco pursuant to its terms. The Management Stock Incentive Program is a stock incentive plan, pursuant to which, among other provisions, the Reorganized Debtors will reserve 10.0% of the New Warnaco Common Shares for award to certain members of management of the Reorganized Debtors on a date and in a manner to be determined in the sole discretion of the Board of Directors of Reorganized Warnaco.


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

          Pursuant to Section 5.11. of the Plan, on the Effective Date, the Confirmation Bonus Plan will be implemented. The Confirmation Bonus Plan is a plan awarding certain bonus payments totaling $1 million to selected employees of the Debtors in recognition of their contribution to the Debtors' reorganization in the Cases, 50% of which will be payable on or as soon as practicable after April 30, 2003 and the remainder of which will be payable on or as soon as practicable after August 31, 2003, provided such employee remains in the active employ of the Reorganized Debtors as of the applicable payment date.

          Finally, pursuant to Section 5.11. of the Plan, Stuart D. Buchalter, the Non-Executive Chairman of the Board, will receive a bonus, on or as soon as practicable after the Effective Date. On November 16, 2001, Mr. Buchalter was elected Non-Executive Chairman of the Board to replace Linda J. Wachner. In recognition of his contribution to the Debtors' reorganization in these Cases and his undertaking to serve on the board of directors of Reorganized Warnaco, Mr. Buchalter will receive a bonus in the aggregate amount of $350,000, comprised of $210,000 in Cash and an amount of New Warnaco Common Shares equal in value to $140,000 which will be distributed from the New Warnaco Common Shares reserved under the Management Stock Incentive Program.

     12. Continuation of Pension Plan. Warnaco Inc. (the "Plan Sponsor"), one of the Debtors, maintains the Employee Retirement Plan of Warnaco Inc. (the "Pension Plan") for the employees of Warnaco Inc. and its domestic subsidiaries (the "Participants"). The Pension Plan is a defined benefit pension plan that is funded by the Plan Sponsor. The Pension Plan is subject to ERISA and is intended to be a qualified plan described in Section 401(a) of the Internal Revenue Code. The insurance program for pension plans covered by Title IV of ERISA is administered by The Pension Benefit Guaranty Corporation (the "PBGC"), a wholly owned United States government corporation. Participants vest in their accrued Pension Plan benefits upon five years of employment. The annual pension benefit for each Participant is based on the Participant's number of years of service and average annual salary. As of January 1, 2000, the Pension Plan had 7,841 Participants, of which 3,851 were active employees, 1,796 were terminated employees who had vested benefits payable upon retirement age, and 2,194 were retirees currently receiving benefits. The Pension Plan is covered by Title IV of ERISA. The PBGC has taken the position that when a pension plan terminates under 29 U.S.C. 'SS' 1341(c) or 1342, the PBGC becomes statutory trustee of the plan and guarantees the payment of certain benefits to the plan participants and beneficiaries. The PBGC also has taken the position that the Pension Plan may be terminated voluntarily if the requirements of 29 U.S.C. 'SS' 1341(c) are met, or the PBGC may terminate the Pension Plan involuntarily under 29 U.S.C. 'SS' 1342(a). The PBGC has filed contingent claims against Warnaco
Inc. and certain of its domestic and foreign subsidiaries, based on, inter alia, termination of the Pension Plan.

          Section 5.16. of the Plan provides that, upon the occurrence of the Effective Date, the Reorganized Debtors will continue the Pension Plan, including meeting the minimum funding standards under ERISA and the Internal Revenue Code, paying all PBGC insurance premiums, and administering and operating the Pension Plan in accordance with its terms and ERISA. Nothing in the Plan will be deemed to discharge, release, or relieve the Debtors, the Reorganized Debtors, any member of the Debtors' controlled groups (as defined in 29 U.S.C. 'SS''SS' 1301(a)(14)), or any other party, in any capacity, from any current or future liability with respect to the Pension Plan, and PBGC and the Pension Plan will not be enjoined or precluded


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

from enforcing such liability as a result of the Plan's provisions or confirmation. Upon the Effective Date, PBGC will be deemed to have withdrawn the Single-Employer Pension Plan Claims with prejudice. After the Effective Date, the Reorganized Debtors will have the authority to terminate, amend or freeze the Pension Plan in accordance with the terms of the Pension Plan, ERISA and the Internal Revenue Code.

     13. Employment, Retirement, and Incentive Compensation Plans and Programs.
Section 5.17. of the Plan provides that, except as otherwise set forth in the Plan, to the extent that any of the Debtors have in place as of the Effective Date retirement income plans, welfare benefit plans and other employee-related plans and programs, such plans and programs will be deemed terminated as of the Effective Date; provided that, the plans and programs set forth in Plan Schedule
5.17 to be filed on or before the Exhibit Filing Date will be deemed in effect. After the Effective Date, the Reorganized Debtors will have the sole authority to terminate, amend or implement retirement income plans, welfare benefit plans and other plans and programs for employees in accordance with the terms of such plans and applicable law.

     G.   Distributions Under the Plan

     1.   Distributions

          (a) Distributions to Holders of Senior Secured Bank Claims. Section
6.2. of the Plan provides that on the Effective Date, Reorganized Warnaco will deliver to the Administrative Agent for distribution on behalf of the Debtors to holders of Senior Secured Bank Claims in Class 2: (a) Cash equal to the amount of the balance due on the Original Foreign Facilities Guaranty Claims, which will be applied to repay in full satisfaction of any outstanding amounts owing by the Debtors under the Original Foreign Facilities as of the Petition Date;
(b) New Warnaco Second Lien Notes in the aggregate principal amount of $200 million; and (c) share certificates for the aggregate amount of either (i) 96.263% of the New Warnaco Common Shares, subject to Dilution, if the holders of Class 6 Claims receive a distribution as provided in Section 2.9.(C) of the Plan, or (ii) 96.844% of the New Warnaco Common Shares, subject to Dilution, if the holders of Class 6 Claims are not entitled to receive a distribution as provided in Section 2.9.(C) of the Plan. Notwithstanding any other provision of the Plan, all distributions and issuances of such Cash, New Warnaco Second Lien Notes and New Warnaco Common Shares to holders of Class 2 Claims will be made as applicable, (i) based on the amount of Class 2 Claims held by such holders as set forth in the books and records of the Administrative Agent as of the close of business on the Confirmation Date, and (ii) in accordance with the Pre-Petition Facility and Intercreditor Agreements. Such Cash will be distributed to the holders of Class 2 Claims by the Administrative Agent, and the New Warnaco Second Lien Notes and New Warnaco Common Shares will be issued by Reorganized Warnaco as directed by the Administrative Agent, in the names of the respective holders of Class 2 Claims, in each case in accordance with the foregoing.

          (b) Distributions to Holders of Allowed Class 5 Claims. Section 6.3. of the Plan provides that on the Effective Date, Reorganized Warnaco will deliver to the Disbursing Agent for distribution on behalf of the Debtors to holders of Allowed Class 5 Claims, share certificates for the aggregate amount of either (i) 2.549% of the New Warnaco Common Shares, subject to Dilution, if the holders of Class 6 Claims receive a distribution as provided in Section


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2.9. of the Plan or (ii) 2.564% of the New Warnaco Common Shares, subject to
Dilution, if the holders of Class 6 Claims are not entitled to receive a distribution as provided in Section 2.9. of the Plan. The Disbursing Agent will make distributions of New Warnaco Common Shares to holders of Allowed Class 5 Claims as of the Distribution Record Date as follows: (A) on the Initial Distribution Date, the Disbursing Agent will distribute the New Warnaco Common Shares allocable to Allowed Claims held by holders of Class 5 Claims as of the Distribution Record Date. For the purpose of calculating the amount of New Warnaco Common Shares to be distributed to holders of Allowed Class 5 Claims on the Initial Distribution Date, all Disputed Claims in Class 5 will be treated as though such Claims will be Allowed Claims in the Face Amount of such Claims; (B) on any Interim Distribution Date, the Disbursing Agent will make interim distributions of New Warnaco Common Shares to holders of Allowed Class 5 Claims pursuant to and consistent with resolutions of Disputed Claims since the Initial Distribution Date; (C) on the Final Distribution Date the Disbursing Agent will make the balance of all distributions to holders of Allowed Class 5 Claims as required under the Plan.

          (c) Distributions to Holders of TOPrS Claims, if Any. Section 6.4. of the Plan provides that in the event that holders of Class 6 Claims are entitled to receive a distribution as provided in Section 2.9.(C) of the Plan, on the Initial Distribution Date, the Reorganized Debtors will distribute to the TOPrS Trustee, subject to the rights of the TOPrS Trustee to assert its TOPrS Trustee Charging Lien against the distributions to the holders of the TOPrS to the extent the TOPrS Trustee Fee remains unpaid, or such persons as the TOPrS Trustee will designate at least ten (10) days prior to the Confirmation Hearing, for redelivery to the holder(s) of the TOPrS Claims, a stock certificate evidencing ownership of 0.596% of the New Warnaco Common Shares, subject to Dilution, and in addition will pay in Cash the amount of up to $300,000 to the TOPrS Trustee on account of its actual and reasonable fees and expenses incurred under the TOPrS Indenture, subject to receipt and review by the Reorganized Debtors of invoices detailing such fees and expenses. All New Warnaco Common Shares to be distributed to holders of Class 6 Claims will be distributed by the TOPrS Trustee and the Reorganized Debtors will pay the reasonable fees and expenses of the TOPrS Trustee in connection with such distribution, subject to receipt and review by the Reorganized Debtors of invoices detailing such fees and expenses.

               On the Effective Date, all TOPrS, the TOPrS Indenture, the TOPrS Supplemental Indenture, the TOPrS Guarantees, the TOPrS Trust Agreement, and the 6% Convertible Subordinated Debentures due 2016 will be deemed automatically canceled and discharged. However, the TOPrS, the TOPrS Indenture, the TOPrS Supplemental Indenture, the TOPrS Guarantees, the TOPrS Trust Agreement, and the 6% Convertible Subordinated Debentures due 2016 will continue in effect solely for the purposes of (i) allowing the holders of the TOPrS Claims to receive their distributions hereunder, (ii) allowing the TOPrS Trustee to make the distributions, if any, to be made on account of the TOPrS, and (iii) permitting the TOPrS Trustee to assert its TOPrS Trustee Charging Lien against such distributions to the holders of the TOPrS for payment of the TOPrS Trustee Fee to the extent that the TOPrS Trustee Fee remains unpaid.

               Section 6.4.(C) of the Plan provides that, as soon as practicable after the Effective Date, the Debtors with the cooperation of the TOPrS Trustee will send a letter of transmittal to each holder of a TOPrS, advising such holder of the effectiveness of the Plan and


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providing instructions to such holder to deliver to the TOPrS Trustee its TOPrS in exchange for the distributions, if any, to be made pursuant to the Plan. Delivery of any TOPrS will be effected, and risk of loss and title thereto will pass, only upon delivery of such TOPrS to the TOPrS Trustee in accordance with the terms and conditions of such letter of transmittal, such letter of transmittal to be in such form and have such other provisions as the Debtors (or the Disbursing Agent) may reasonably request.

               Pursuant to Section 6.4.(D) of the Plan, no distribution will be made to or on behalf of any holder of TOPrS unless and until such TOPrS is received by the TOPrS Trustee, or the loss, theft or destruction of such TOPrS is established to the satisfaction of the TOPrS Trustee, including requiring such holder (i) to submit a lost instrument affidavit and an indemnity bond, and
(ii) to hold the Debtors and the TOPrS Trustee harmless in respect of such TOPrS and any distributions made in respect thereof. Upon compliance with Section 6.4.(D) by a holder of TOPrS, such holder will, for all purposes under the Plan, be deemed to have surrendered such TOPrS. Any such holder that fails to surrender such TOPrS or satisfactorily explain its non-availability to the TOPrS Trustee within eighteen months of the Effective Date will be deemed to have no TOPrS Claim against the Debtors, or their property or the TOPrS Trustee in respect of such TOPrS Claim and will not participate in any distribution hereunder, and the distribution that would otherwise have been made to such holder will be distributed to all holders who have surrendered their TOPrS or satisfactorily explained their non-availability to the TOPrS Trustee within eighteen months of the Effective Date.

               As of the close of business on the Distribution Record Date, (i) the claims register will be closed, (ii) the transfer books and records of the TOPrS as maintained by the TOPrS Trustee or its agent will be closed and (iii) any transfer of any TOPrS Claim or any interest therein will be prohibited. The Debtors, the Reorganized Debtors, and the TOPrS Trustee will have no obligation to recognize any transfer of any TOPrS Claims occurring after the close of business on the Distribution Record Date, and will instead be entitled to recognize and deal for all purposes under the Plan with only those holders of record as of the close of business on the Distribution Record Date.

          (d) Fractional Interests. Section 6.5.(A) of the Plan provides that notwithstanding any other provision of the Plan, only whole numbers of shares of New Warnaco Common Shares will be issued. When any distribution on account of an Allowed Claim would otherwise result in the issuance of a number of shares of New Warnaco Common Shares that are not a whole number, the actual distribution of such Shares only will include the next lower whole number of Shares. When any distribution on the Final Distribution Date would otherwise result in the issuance of a number of shares of New Warnaco Common Shares that is not a whole number, the actual distribution of such Shares will be rounded to the next higher or lower whole number of Shares as follows: (i) fractions equal to or greater than 1/2 will be rounded to the next higher whole number; and (ii) fractions less than 1/2 will be rounded to the next lower number. The total number of shares of New Warnaco Common Shares specified to be distributed to holders of Allowed Claims pursuant to the Plan will be adjusted as necessary to account for the rounding provided for herein. No consideration will be provided in lieu of fractional shares that are rounded down, except that with respect to distributions made to holders of Allowed Class 5 and Class 6 Claims on the Initial Distribution Date, such fractional shares will, with respect to each Allowed Claim, be deemed held by the Reorganized Debtors,


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for the benefit of the holder of such Allowed Claim, to be aggregated with the remaining distribution to be made to such holder, if any, on the Final Distribution Date.

          (e) Disputed Claims and Payments. Pursuant to Section 6.5.(D) of the Plan, notwithstanding anything to the contrary in the Plan, if any portion of a Claim is a Disputed Claim, no payment or distribution provided in the Plan will be made on account of the portion of such Claim that is a Disputed Claim unless and until such Disputed Claim becomes an Allowed Claim. However, payment or distribution provided in the Plan will be made on account of the portion of such Claim that is an Allowed Claim. No Claim will be allowed under the Plan or otherwise to the extent that it is for post-petition fees or interest.

          If any dispute arises as to the identity of the holder of an Allowed Claim entitled to receive any distribution under the Plan, then pursuant to
Section 6.5.(E) of the Plan, the Reorganized Debtors may retain such distribution until its disposition is determined by a Final Order or written agreement among the interested parties to such dispute

          (f) Unclaimed Property. Pursuant to Section 6.5.(G) of the Plan, if there is a distribution on account of an Allowed Claim under the Plan and such distribution remains unclaimed by the holder of such Allowed Claim for ninety
(90) days, the holder of such Allowed Claim will cease to be entitled to such distribution and the distribution will be delivered to the Disbursing Agent by Reorganized Warnaco in accordance with Section 6.3. of the Plan for distribution to holders of Allowed Class 5 Claims.

     H.   Procedure For Determination of Claims and Interests

     1. Bar Date For Certain Administrative Claims. Pursuant to Section 6.6.(A) of the Plan, all applications for final compensation of Case Professionals and on account of services rendered prior to the Effective Date, and all other requests for payment of Administrative Claims (except for the Alvarez Incentive Bonus, the Designated Post-Petition Loans, claims of the Debt Coordinators and the Pre-Petition Collateral Trustee payable under paragraph 22 of the DIP Approval Orders, claims for taxes pursuant to Section 507(a)(8) of the Code, ordinary course trade debt and customer deposits and credits incurred in the ordinary course of business after the Petition Date) will be served on the Reorganized Debtors in accordance with Section 8.10. of the Plan and filed with the Bankruptcy Court, no later than 25 days after the Effective Date. Any such claim that is not served and filed within this time period will be forever barred. Objections to any such application must be filed within 15 days after receipt thereof.

     2. Objections To Claims. Section 6.6.(B) of the Plan provides that objections to any Claim filed by any party other than the Debtors (other than Administrative Claims governed by Section 6.6.(A) of the Plan) must be filed no later than twenty (20) days before the Effective Date; provided, however, that the Reorganized Debtors may file objections to Claims through and including forty-five (45) days after the Effective Date. In accordance with Section 6.5.(D) of the Plan, payment or distribution will be made on account of all or any portion of such Claim that is an Allowed Claim. To the extent any property is distributed to an entity on account of a Claim that is not an Allowed Claim, such property will be held in trust for and will promptly be returned to the Reorganized Debtors. On and after the Effective Date, the Reorganized Debtors


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will have authority to continue to prosecute, settle or withdraw objections to
Claims and will be entitled to compromise or settle any Disputed Claim in accordance with Section 5.2. of the Plan.

     I.   Effect of the Plan on Claims and Interests

     1. Revesting of Assets. Pursuant to Section 7.1. of the Plan and except as otherwise provided in the Plan (including, without limitation, Sections 7.4. and 7.5. of the Plan), on the Effective Date, all property of the Estate, to the full extent of Section 541 of the Code, and any and all other rights and assets of the Debtors of every kind and nature will revest in the Reorganized Debtors free and clear of all Liens, Claims and Interests other than (i) those Liens, Claims and Interests retained or created pursuant to the Plan or any document entered into in connection with the transactions described in the Plan and (ii) Liens that have arisen subsequent to the Petition Date on account of taxes that arose subsequent to the Petition Date.

     2. Discharge of Claims and Termination of Interests. Section 7.2. of the Plan provides that as of the Effective Date, except as provided in the Confirmation Order, the rights afforded under the Plan and the treatment of Claims and Interests under the Plan will be in exchange for and in complete satisfaction, discharge and release of all Claims and satisfaction or termination of all Interests, including any interest accrued on Claims from and after the Petition Date. Except as provided in the Plan or the Confirmation Order, Confirmation will, as of the Effective Date: (i) discharge the Debtors from all Claims or other debts that arose before the Effective Date, and all debts of the kind specified in Sections 502(g), 502(h) or 502(i) of the Code, whether or not (x) a proof of claim based on such debt is filed or deemed filed pursuant to Section 501 of the Code, (y) a Claim based on such debt is Allowed pursuant to Section 502 of the Code, or (z) the holder of a Claim based on such debt has accepted the Plan; and (ii) satisfy, terminate or cancel all Interests and other rights of equity security holders in the Debtors.

          As of the Effective Date, except as provided in the Plan or the Confirmation Order, all Persons will be precluded from asserting against the Debtors or the Reorganized Debtors, or their respective successors or property, any other or further Claims, demands, debts, rights, causes of action, liabilities or equity interests based upon any act, omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date. In accordance with the foregoing, except as provided in the Plan or the Confirmation Order, the Confirmation Order will be a judicial determination, as of the Effective Date, of discharge of all such Claims and other debts and liabilities against the Debtors and satisfaction, termination or cancellation of all Interests and other rights of equity security holders in the Debtors, pursuant to Sections 524 and 1141 of the Code, and such discharge will void any judgment obtained against the Debtors or the Reorganized Debtors at any time, to the extent that such judgment relates to a discharged Claim.

     3. Injunctions. Pursuant to Section 7.3. of the Plan, except as provided in the Plan or the Confirmation Order, as of the Effective Date, all Persons that have held, currently hold or may hold a Claim or other debt or liability that is discharged or an Interest or other right of an equity security holder that is terminated pursuant to the terms of the Plan are permanently enjoined from taking any of the following actions on account of any such discharged Claims, debts or liabilities or terminated Interests or rights: (i) commencing or continuing in any manner any action or other proceeding against the Debtors or the Reorganized Debtors or their respective property; (ii) enforcing, attaching,


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collecting or recovering in any manner any judgment, award, decree or order against the Debtors or the Reorganized Debtors or their respective property;
(iii) creating, perfecting or enforcing any lien or encumbrance against the Debtors or the Reorganized Debtors or their respective property; (iv) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtors or the Reorganized Debtors or their respective property; and (v) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

          Additionally, as of the Effective Date, all Persons that have held, currently hold or may hold a Claim, demand, debt, right, cause of action or liability that is released pursuant to the Plan are permanently enjoined from taking any of the following actions on account of such released Claims, demands, debts, rights, causes of action or liabilities: (i) commencing or continuing in any manner any action or other proceeding; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (iii) creating, perfecting or enforcing any lien or encumbrance; (iv) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to any released entity; and (v) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

          In exchange for the distributions pursuant to the Plan, each holder of an Allowed Claim receiving such distribution pursuant to the Plan will be deemed to have specifically consented to the injunctions set forth in Section 7.3. of the Plan.

     4. Limitation of Liability. Pursuant to Section 7.4. of the Plan, none of the Debtors, the Reorganized Debtors, the Creditors' Committee, the DIP Lenders, the Pre-Petition Secured Lenders, the TOPrS Trustee, nor any of their respective directors, employees employed by the Debtors as of the Effective Date, members, attorneys, investment bankers, restructuring consultants and financial advisors, nor any other professional Persons employed by any of them (collectively, the "Exculpated Persons"), will have or incur any liability to any Person for any act taken or omission from and after the Petition Date in connection with, relating to or arising out of the Cases, the management and operation of the Debtors, the formulation, negotiation, implementation, confirmation or consummation of the Plan, the Disclosure Statement or any contract, instrument, release or other agreement or document created in connection with the Plan. The Exculpated Persons will have no liability to any Debtor, holder of a Claim, holder of an Interest, other party in interest in the Cases or any other Person for actions taken or not taken in connection with, relating to or arising out of the Cases, the management and operation of the Debtors, the Plan or the property to be distributed under the Plan, including, without limitation, failure to obtain Confirmation of the Plan or to satisfy any condition or conditions, or refusal to waive any condition or conditions, to the occurrence of the Effective Date, and in all respects such Exculpated Persons will be entitled to rely upon the advice of counsel with respect to their duties and responsibilities in the Cases, the management and operation of the Debtors and under the Plan.

     5. Releases. Pursuant to Section 7.5. of the Plan, on the Effective Date, the Reorganized Debtors on their own behalf and as representatives of the Estates, release unconditionally, and will be deemed to have released unconditionally, (i) each of the


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Debtors' directors who served at any time during the Cases, (ii) each of the
Debtors' officers employed as of the Effective Date, (iii) the members of the Creditors' Committee, (iv) the DIP Lenders, (v) the Pre-Petition Secured Lenders, (vi) the TOPrS Trustee and (vii) the attorneys, investment bankers, restructuring consultants and financial advisors of the foregoing, from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever (including, without limitation, those arising under the Code), whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or after the Petition Date through and including the Effective Date in connection with, relating to or arising out of the Cases, the management and operation of the Debtors, the formulation, negotiation, implementation, confirmation or consummation of the Plan, the Disclosure Statement or any contract, instrument, release or other agreement or document created in connection with the Plan.

          Section 7.5. of the Plan further provides that, on the Effective Date, the Reorganized Debtors on their own behalf and as representatives of the Estates, release unconditionally, and will be deemed to have released unconditionally, (i) each of the Debtors' former and present officers and directors, (ii) the Pre-Petition Secured Lenders, (iii) the TOPrS Trustee and
(iv) the attorneys, investment bankers, restructuring consultants and financial advisors of the foregoing (collectively, the "Pre-Petition Releasees") from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever (including, without limitation, those arising under the Code), whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part on any act, omission, transaction, event or other occurrence taking place before the Petition Date in connection with or relating to The Warnaco Group, Inc. or any of its direct or indirect subsidiaries (the "Pre-Petition Released Matters"); provided, however, that the foregoing release will not apply to any current or former officers or directors of any of the Debtors who, as of November 13, 2002, has been invited by the SEC to make a Wells Submission describing the reasons why no enforcement proceedings should be brought against them with respect to potential violations of the Securities and Exchange Act of 1934 in connection with the preparation and publication of various financial statements and other public statements of Group (each, a "Wells Recipient"); and provided, further, that notwithstanding the foregoing proviso, the release set forth in Section 7.5.(B) of the Plan will apply to a Wells Recipient in the event that either (i) the SEC has determined not to commence an enforcement proceeding against such Wells Recipient, or (ii) the SEC has commenced an enforcement proceeding and such proceeding has been concluded with no finding against, or concession by, such Wells Recipient that he or she (a) committed fraud, intentional or negligent misrepresentation, or gross negligence in connection with the matters investigated, or (b) may not serve in the future as an officer or director of any public company.

          On the Effective Date, each holder of a Claim that is entitled to vote on the Plan will be deemed to have unconditionally released the Pre-Petition Releasees from the Pre-Petition Released Matters; provided, however, that the foregoing release will not apply to any Wells Recipient; provided, further, that notwithstanding the foregoing proviso, the release set forth in Section 7.5.(C) of the Plan will apply to a Wells Recipient in the event


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that either (i) the SEC has determined not to commence an enforcement proceeding against such Wells Recipient, or (ii) the SEC has commenced an enforcement proceeding and such proceeding has been concluded with no finding against, or concession by, such Wells Recipient that he or she (a) committed fraud, intentional or negligent misrepresentation, or gross negligence in connection with the matters investigated, or (b) may not serve in the future as an officer or director of any public company. A holder of a Claim entitled to vote on the Plan may elect, by checking the box provided on the Ballot, not to grant the releases, set forth in this Section 7.5.(C).

          The Confirmation Order will contain a permanent injunction to effectuate the releases granted in Section 7.5. of the Plan.

     J.   Miscellaneous Provisions

     1. Retention of Jurisdiction. Pursuant to Section 8.1. of the Plan, following the Effective Date, the Bankruptcy Court will retain jurisdiction over matters to the fullest extent available under applicable law, including, without limitation:

          (a) To determine the allowability, classification and priority of Claims and Interests upon objection, or to estimate, pursuant to Section 502(c) of the Code, the amount of any Claim that is or is anticipated to be contingent or unliquidated as of the Effective Date;

          (b) To construe and to take any action authorized by the Code and requested by the Reorganized Debtors or any other party in interest to enforce the Plan and the documents and agreements filed in connection with the Plan, issue such orders as may be necessary for the implementation, execution and consummation of the Plan, including, without limiting the generality of the foregoing, orders to expedite regulatory decisions for the implementation of the Plan and to ensure conformity with the terms and conditions of the Plan, such documents and agreements and other orders of the Bankruptcy Court, notwithstanding any otherwise applicable non-bankruptcy law;

          (c) To determine any and all applications for allowance of compensation and expense reimbursement of professionals retained by the Debtors, the Reorganized Debtors or the Creditors' Committee, and for members of the Creditors' Committee, for periods on or before the Effective Date, and to determine any other request for payment of administrative expenses;

          (d) To determine all matters that may be pending before the Bankruptcy Court on or before the Effective Date;

          (e) To resolve any dispute regarding the implementation or interpretation of the Plan, or any related agreement or document that arises at any time before the Cases are closed, including determination, to the extent a dispute arises, of the entities entitled to a distribution within any particular Class of Claims and of the scope and nature of the Reorganized Debtors' obligations to cure defaults under assumed contracts, leases, franchises and permits;

          (f) To determine any and all matters relating to the rejection, assumption or assignment of executory contracts or unexpired leases entered into prior to the Petition Date, the


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nature and amount of any Cure required for the assumption of any executory contract or unexpired lease, and the allowance of any Claim resulting therefrom;

          (g) To determine all applications, adversary proceedings, contested matters and other litigated matters that were brought or that could have been brought in the Bankruptcy Court on or before the Effective Date;

          (h) To determine matters concerning local, state and federal taxes in accordance with Sections 346, 505 and 1146 of the Code, and to determine any tax claims that may arise against the Debtors or the Reorganized Debtors as a result of the transactions contemplated by the Plan; and

          (i) To modify the Plan pursuant to Section 1127 of the Code or to remedy any apparent nonmaterial defect or omission in the Plan, or to reconcile any nonmaterial inconsistency in the Plan so as to carry out its intent and purposes.

               From the Confirmation Date through the Effective Date, the Bankruptcy Court will retain jurisdiction with respect to each of the foregoing items and all other matters that were subject to its jurisdiction prior to the Confirmation Date.

     2. Retention and Enforcement Of Causes Of Action. Except as otherwise set forth in the Plan, pursuant to Section 1123(b)(3)(B) of the Code, and subject to Sections 7.5. and 7.6. of the Plan, on the Effective Date, all Causes of Action including, without limitation, the Causes of Action identified on Plan Schedule 7.6, will become the property of the Reorganized Debtors' estates and the Reorganized Debtors will retain all Causes of Action that the Debtors had or had power to assert immediately prior to the Effective Date, whether or not such Causes of Action are listed on Plan Schedule 7.6, and may commence or continue in any appropriate court or tribunal any suit or other proceeding for the enforcement of such Causes of Action. However, all of the Debtors' claims and causes of action arising under Section 547 of the Code (collectively, the "Preference Actions") that are not the subject of pending litigation as of the Effective Date will be waived, abandoned, discharged and released pursuant to the Plan. To date, the Debtors have commenced a single adversary proceeding entitled Authentic Fitness Corporation v. Dobbs Temporary Help Services, Inc. d/b/a ProStaff Personnel Services, Inc., Adversary Proceeding No. 01-03628
(RLB), seeking relief pursuant to, inter alia, Section 547 of the Code. With the exception of that action, the Debtors do not intend to commence any Preference Actions through the Effective Date. Except with respect to Preference Actions, nothing contained in the Plan will constitute a release, satisfaction or settlement of the Causes of Action or will constitute waiver of the rights, if any, of the Debtors or the Reorganized Debtors to a jury trial with respect to any Cause of Action or objection to any Claim or Interest and nothing in the Plan or the Confirmation Order will constitute a waiver or release of claims under the doctrine of res judicata nor will such claims be barred or limited by any estoppel, whether judicial, equitable or otherwise

     3. Confirmation Order and Plan Control. Section 8.4. of the Plan provides that, except as otherwise provided in the Plan, in the event that there is any inconsistency between the Plan and this Disclosure Statement, any exhibit to the Plan or any other instrument or document


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created or executed pursuant to the Plan, the Plan will control. In the event there is any inconsistency between the Plan and the Confirmation Order, the Confirmation Order will control.

     4. Severability. Section 8.6. of the Plan provides that if the Bankruptcy Court determines at the Confirmation Hearing that any material provision of the Plan is invalid or unenforceable, such provision, subject to Section 1127 of the Code, will be severable from the Plan and will be null and void, and, in such event, such determination will in no way limit or affect the enforceability or operative effect of any or all other portions of the Plan.

     5. Modifications to the Plan. Pursuant to Section 8.8. of the Plan, upon the mutual consent of the Debtors, the Debt Coordinators and the Creditors' Committee, the Plan, and any Exhibit or Schedule to the Plan, may be amended or modified at any time prior to the Confirmation Date in accordance with the Code and Bankruptcy Rules.

     6. Revocation, Withdrawal or Non-Consummation. Section 8.9. of the Plan provides that the Debtors have the right to revoke or withdraw the Plan at any time prior to the Effective Date. If the Debtors revoke or withdraw the Plan prior to the Effective Date, or if the Confirmation Date or the Effective Date does not occur, then the Plan, any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims), the assumption or rejection of executory contracts or leases effected by the Plan, and any document or agreement executed pursuant to the Plan will be null and void; provided, however, that all orders of the Bankruptcy Court and all documents executed pursuant thereto will remain in full force and effect. In such event, nothing contained herein, and no acts taken in preparation for consummation of the Plan, will be deemed to constitute a waiver or release of any Claims by or against any of the Debtors or any other Person, to prejudice in any manner the rights of any of the Debtors or any Person in any further proceedings or to constitute an admission of any sort by any of the Debtors or any other Person.

     K.   Exemption From Securities Laws

          Holders of Allowed Claims in Class 2, Class 5 and Class 6 will receive their pro rata share of New Warnaco Common Shares under the Plan. In addition, holders of Allowed Claims in Class 2 will receive their pro rata share of New Warnaco Second Lien Notes under the Plan. The Debtors believe that the provisions of Section 1145(a)(1) of the Code exempt the offer and distribution of the New Warnaco Common Shares and the New Warnaco Second Lien Notes from federal, state and local securities registration requirements (including, without limitation, Section 5 of the Exchange Act or any similar state or local law requiring the registration for offer or sale of a security of registration of licensing of an issuer or a security).

     1.   Code Exemption From Registration Requirements.

          (a) Initial Offer and Sale of Securities. Section 1145(a)(1) of the Code exempts the offer and sale of securities under a plan of reorganization from registration under the Exchange Act and state laws if three principal requirements are satisfied: (i) the securities must be offered and sold under a plan of reorganization and must be securities of the debtor, of an affiliate participating in a joint plan with the debtor or of a successor to the debtor under the plan; (ii) the recipient of the securities must hold a pre-petition or administrative claim against, or an


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interest in, the debtor; and (iii) the securities must be issued entirely in exchange for the recipient's claim against or interest in the debtor, or principally in such exchange and partly for cash or property.

          (b) Subsequent Transfers of Securities. In general, all resales and subsequent transactions in such common shares will be exempt from registration under the Exchange Act pursuant to Section 4(1) of the Exchange Act, unless the holder thereof is deemed to be an "underwriter" with respect to such securities or a "dealer". Section 1145(b)(1) of the Code defines four types of "underwriters":

          (i) persons who purchase a claim against, an interest in or a claim for administrative expense against the debtor with a view to distributing any security received in exchange for such a claim or interest ("accumulators");

          (ii) persons who offer to sell securities offered under a plan for the holders of such securities;

          (iii) persons who offer to buy securities offered under a plan from the holders of such securities, if the offer to buy is (x) with a view to distributing such securities and (y) made under a distribution agreement (together with the persons described in clause (ii) above, "distributors"); or

          (iv) a person who is an "issuer" with respect to the securities, as the term "issuer" is defined in Section 2(11) of the Exchange Act.

          Under Section 2(11) of the Exchange Act, an "issuer" includes any "affiliate" of the issuer, which means any person directly or indirectly through one or more intermediaries controlling, controlled by or under common control with the issuer. Under Section 2(12) of the Exchange Act, a "dealer" is any person who engages either for all or part of his or her time, directly or indirectly, as agent, broker or principal, in the business of offering, buying, selling or otherwise dealing or trading in securities issued by another person. Whether any particular person would be deemed to be an "underwriter" with respect to the common shares or a "dealer" would depend upon various facts and circumstances applicable to that person. Accordingly, the Debtors express no view as to whether any person would be an "underwriter" or a "dealer".

          Resales by accumulators and distributors of securities distributed under a plan of reorganization who are not affiliates of the issuer of such securities are exempt from registration under the Exchange Act if effected in "ordinary trading transactions". The staff of the SEC has indicated in this context that a transaction by such non-affiliates may be considered an "ordinary trading transaction" if it is made on an exchange or in the over-the-counter market and does not involve any of the following factors:

          (i) (x) concerted action by the recipients of securities issued under a plan in connection with the sale of such securities or (y) concerted action by distributors on behalf of one or more such recipients in connection with such sales;


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          (v) the use of informational documents concerning the offering of the securities prepared or used to assist in the resale of such securities, other than a bankruptcy court-approved disclosure statement and supplements thereto, and documents filed with the SEC pursuant to the Exchange Act; or

          (vi) the payment of special compensation to brokers and dealers in connection with the sale of such securities designed as a special incentive to the resale of such securities (other than the compensation that would be paid pursuant to arm's-length negotiations between a seller and a broker or dealer, each acting unilaterally, not greater than the compensation that would be paid for a routine similar-sized sale of similar securities of a similar issuer).

          The views of the SEC on the matter have not, however, been sought by the Debtors and, therefore, no assurance can be given regarding the proper application of the "ordinary trading transaction" exemption described above. Any person intending to rely on such exemption is urged to consult his or her own counsel as to the applicability thereof to his or her circumstances.

          Exchange Act Rule 144 provides an exemption from registration under the Exchange Act for certain limited public resales of unrestricted securities by "affiliates" of the issuer of such securities. Rule 144 allows a holder of unrestricted securities that is an affiliate of the issuer of such securities to sell, without registration, within any three-month period a number of shares of such unrestricted securities that does not exceed the greater of one percent (1%) of the number of outstanding securities in question or the average weekly trading volume in the securities in question during the four calendar weeks preceding the date on which notice of such sale was filed pursuant to Rule 144, subject to the satisfaction of certain other requirements of Rule 144 regarding the manner of sale, notice requirements and the availability of current public information regarding the issuer. The Debtors believe that, pursuant to Section 1145(c) of the Code, the unregistered securities being distributed under and in connection with the Plan will be unrestricted securities for purposes of Rule 144.

          GIVEN THE COMPLEX NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER, THE DEBTORS MAKE NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN THE SHARES ISSUED UNDER THE PLAN. THE DEBTORS RECOMMEND THAT HOLDERS OF CLAIMS CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.

          (c) Certain Transactions by Stockbrokers. Under Section 1145(a)(4) of the Code, stockbrokers effecting transactions in the New Warnaco Common Shares issued under the Plan prior to the expiration of 40 days after the Effective Date are required to deliver to the purchaser of such securities a copy of this Disclosure Statement (and supplements hereto, if any, if ordered by the Bankruptcy Court) at or before the time of delivery of such securities to such purchaser.


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

          THE DEBTORS DO NOT PRESENTLY INTEND TO SUBMIT ANY NO-ACTION OR INTERPRETATIVE REQUESTS TO THE SEC WITH RESPECT TO ANY SECURITIES LAWS MATTERS.

V.   CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     A.   General Tax Considerations

          The following discussion summarizes the material federal income tax consequences of the implementation of the Plan to the Debtors and the United States holders of certain Claims. This summary does not discuss all aspects of federal income taxation that may be relevant to a particular holder of a Claim subject to special treatment under the federal income tax laws (such as foreign taxpayers, broker-dealers, banks, thrifts, insurance companies, financial institutions, regulated investment companies, real estate investment trusts and pension plans and other tax-exempt investors), and does not discuss any aspects of state, local or foreign tax laws.

          This discussion is based on the Internal Revenue Code of 1986, as amended (the "Tax Code"), Treasury Regulations promulgated and proposed thereunder, judicial decisions and published administrative rules and pronouncements of the Internal Revenue Service ("IRS") in effect on the date hereof, all of which are subject to change (possibly with retroactive effect). The Debtors have not received an opinion of counsel as to the federal income tax consequences of the Plan and do not intend to seek a ruling from the IRS as to any aspect of the Plan.

          ACCORDINGLY, THE FOLLOWING SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER OF A CLAIM. EACH HOLDER OF A CLAIM IS STRONGLY URGED TO CONSULT WITH ITS OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES OF THE PLAN.

     B.   Tax Consequences of the Plan on the Debtors

          The Debtors reported a consolidated U.S. net operating loss ("NOL") carryforward of approximately $1.1 billion for their 2001 tax year (substantially all of which is allocable to Warnaco Inc.). The amount of such NOLs remains subject to adjustment by the IRS.

          As discussed below, the amount of such NOLs (and possibly certain other tax attributes of the Debtors), is likely to be significantly reduced or eliminated upon the implementation of the Plan. In addition, the subsequent utilization of any remaining NOLs (and possibly certain other tax attributes) may be restricted upon the implementation of the Plan.

     1.   Cancellation of Indebtedness Income

          In general, cancellation of indebtedness ("COD") income is the amount by which indebtedness discharged exceeds any consideration given in exchange. Under Section 108 of the Tax Code, a taxpayer may exclude COD income from gross income if the discharge occurs in a case brought under chapter 11 of the Code, provided the taxpayer is under the jurisdiction of a


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

court in such case and the cancellation of indebtedness is granted by the court or is pursuant to a plan approved by the court (the "Bankruptcy Exception").

          Generally, any COD income excluded from a debtor's gross income under
Section 108 of the Tax Code must be applied against and reduce certain tax attributes of the taxpayer. Such reduction is applied in the following order: net operating losses, general business credit carryovers (at 33 1/3 cents on the dollar), capital loss carryovers, tax basis of the debtor's property (but not below an amount equal to the aggregate of the debtor's liabilities immediately after the discharge) and foreign tax credit carryovers (33 1/3 cents on the dollar). A debtor may elect to reduce the basis of depreciable property that it owns first, reducing NOLs and other attributes in the order prescribed. It is unclear whether this reduction in tax attributes (e.g., NOLs and credits) should occur on a separate company basis or a consolidated return basis. The IRS has, in certain cases, asserted that such reduction generally should occur on a consolidated basis.

          The Debtors believe they will realize COD income of approximately $1.6 billion as a result of the implementation of the Plan. Pursuant to the Bankruptcy Exception, this COD income will not be recognized, but the Debtor that realizes COD income will have to reduce its tax attributes. The Debtors believe that, other than their NOLs and the tax basis of their property, they have no significant tax attributes to which the attribute reduction rules would apply. Based on a preliminary analysis, the Debtors expect they will not make the election described above to first reduce the tax bases of depreciable property.

          It is expected that Warnaco Inc. will incur almost all of the COD income. Based on preliminary estimates, it is anticipated that the COD income that Warnaco Inc. will incur will significantly exceed the NOLs that would be apportioned to it. Consequently, the NOLs of Warnaco Inc. are expected to be wholly eliminated. Further, Warnaco Inc. likely will have to reduce the tax basis of its assets. It is expected that a significant portion of the reduction in the tax basis will be with respect to nondepreciable assets, such as subsidiary stock.

          Cancellation of intercompany claims is not expected to materially affect the discussion above. Intercompany balances will be resolved in the most effective business and tax manner.

     2.   Effect of Section 382 of the Tax Code

          As discussed above, the Debtors believe that all of the NOLs apportioned to Warnaco Inc. will be eliminated pursuant to the Bankruptcy Exception. Further, because of the uncertainty as to whether attribute reduction occurs on a separate company basis or a consolidated basis, the Projections assume a consolidated reduction that eliminates all of the Debtors' NOLs. It is possible, however, that a separate company approach would result in some of the Debtors' NOLs remaining after attribute reduction. Any such NOLs and certain other tax attributes of the Debtors allocable to periods prior to the Effective Date will be subject to the limitations imposed by Section 382 of the Tax Code.

          Under Section 382, if a corporation with NOLs (a "loss corporation") undergoes an "ownership change," the amount of its pre-change NOLs that may be utilized to offset future


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taxable income is, in general, subject to an annual limitation (the "Section 382
Limitation") equal to the product of the applicable long-term-tax-exempt rate (which rate is 4.78% for October 2002 and the value of the loss corporation. In general, for the purpose of calculating the Section 382 Limitation, the value of the loss corporation is the value of the stock of the loss corporation immediately before the ownership change (with certain adjustments). Generally,
Section 382 and the Section 382 Limitation are applied to a consolidated group as though the group were a single corporation. The Section 382 Limitation does not limit the use of NOLs to offset taxable income allocable to the pre-ownership change portion of the taxable year in which the ownership change occurs. Generally, if a loss corporation does not continue its historic business or use a significant portion of its business assets in a new business for two years after the ownership change, the annual limitation would be zero.

          The Section 382 Limitation may also apply to certain losses or deductions which are "built-in" (i.e., economically accrued but unrecognized) as of the date of the ownership change and that are subsequently recognized. If a loss corporation has a net unrealized built-in loss at the time of an ownership change (taking into account most assets and all items of "built-in" income and deductions), then any built-in losses recognized during the following five years (up to the amount of the original net built-in loss) generally will be treated as a pre-change loss and similarly will be subject to the Section 382 Limitation. Conversely, if the loss corporation has a net unrealized built-in gain at the time of an ownership change, any built-in gains recognized during the following five years (up to the amount of the original net built-in gain) generally will increase the Section 382 Limitation in the year recognized, such that the loss corporation would be permitted to use its pre-change losses against such built-in gain income in addition to its regular annual allowance. The Debtors anticipate that, immediately before the ownership change, they will have a net unrealized built-in gain in their assets rather than a net unrealized built-in loss; however, there can be no assurance as to the fair market value of the Debtors' assets at that time. In the case that a net unrealized built-in gain exists, any built-in losses and deductions recognized after the ownership change will not be subject to the Section 382 Limitation.

          The Debtors believe that Group will undergo an ownership change as a result of the implementation of the Plan. If that occurs, the ability of the Debtors to utilize any NOLs that remain after the implementation of the Plan, and their ability to utilize certain subsequently recognized built-in losses and deductions (if any) may be subject to the Section 382 Limitation, as described above. However, Section 382 provides an exception to the application of the
Section 382 Limitation for corporations under the jurisdiction of a court in a bankruptcy case (the "Section 382 Bankruptcy Exception"). The Section 382 Bankruptcy Exception applies if the historic shareholders and creditors that held certain "qualified indebtedness" (as defined by regulation) prior to implementation of the Plan own at least 50 percent of the total voting power and total value of the Debtors' stock after such implementation. If the Section 382 Bankruptcy Exception applies, the Debtors' ability to utilize its NOLs arising prior to the Effective Date and built-in losses and deductions (if any) recognized after the Effective Date will not be limited as described above. The
Section 382 Bankruptcy Exception would, however, reduce the Debtors' and its subsidiaries' pre-change NOLs that may be carried over to a post-change year for any interest paid or accrued on notes in respect of which stock is issued. The
Section 382 Bankruptcy Exception also provides that a second ownership change occurring during the two-year period immediately following the first ownership change would reduce the Section 382


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Limitation to zero. There is no clear interpretation as to whether and how the
Section 382 Bankruptcy Exception applies to a consolidated group.

          Section 382 provides that a corporation under the jurisdiction of a Bankruptcy Court may elect out of the Section 382 Bankruptcy Exception even if the corporation meets all of the requirements thereof. The Debtors believe they may qualify for such exception; however, at this time, they have not determined whether it would be advantageous to elect out of this exception. The Debtors will make a timely decision regarding whether they qualify for the Section 382 Bankruptcy Exception and, if so, whether to elect out of this exception.

          If the Debtors do not qualify for the Section 382 Bankruptcy Exception or elect out of the Section 382 Bankruptcy Exception as discussed above, a special rule under Section 382 applicable to corporations under the jurisdiction of a Bankruptcy Court that are not subject to the Section 382 Bankruptcy Exception will apply in calculating the Debtors' Section 382 Limitation. Under this special rule, the limitation will be calculated by reference to the lesser of (a) the value of Group stock (with certain adjustments) immediately after the ownership change, (as opposed to immediately before the ownership change as discussed above), or (b) the value of the Debtors' assets determined without regard to liabilities immediately before the ownership change. Although such calculation may substantially increase the Section 382 Limitation, the Debtors' use of any NOLs and built-in losses and deductions (if applicable) remaining after the implementation of the Plan still may be substantially limited after the ownership change.

          The Section 382 Limitation will serve to limit the use of all of the Debtor's NOLs in the taxable year in which the bankruptcy reorganization is effective. The Debtor's NOLs will not be reduced pursuant to the Bankruptcy Exception until the end of that tax year. In subsequent taxable years, the only NOLs that may be subject to the Section 382 Limitation are the NOLs of the Warnaco U.S. Debtor Subsidiaries other than Warnaco Inc. Assuming a post-reorganization equity value for Group of approximately $485.6 million and a long-term tax-exempt rate of approximately 5.00%, the Section 382 Limitation would be approximately $24.3 million per year, subject to an increase for the amount of recognized built-in gains, if any. The Section 382 Limitation for the taxable year in which the plan is executed would be pro-rated (i.e. the limitation for that particular year would be equal to the product of the Section 382 Limitation and the fraction of the remaining portion of the year over the full year).

     C.   Federal Income Tax Consequences to U.S. Holders of Certain Claims

     1.   Senior Secured Bank Claims

          Holders of Senior Secured Bank Claims will receive, in exchange for their Claim, (i) Cash in satisfaction of the Original Foreign Facilities Guaranty Claims, (ii) New Warnaco Second Lien Notes and (iii) New Warnaco Common Shares. All distributions in respect of Senior Secured Bank Claims will be made by the Administrative Agent to the holders of such Claims in accordance with the pro rata sharing arrangement contained in the Pre-Petition Facility and Intercreditor Agreements. Except in the limited circumstance described below, such exchange is expected to be a fully taxable transaction. A holder of a Senior Secured Bank Claim will recognize gain or loss equal to the difference between (a) its tax basis in the Claim and (b) the sum of (i) the Cash, (ii) the "issue price" of the New Warnaco Second Lien Notes (as


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described below) and (iii) the fair market value of the New Warnaco Common
Shares it receives. The character of such gain or loss as ordinary or capital will depend on a number of factors, including, without limitation, the tax status of the holder of the Senior Secured Bank Claim, whether the Claim is a capital asset in the hands of the holder, and the extent to which the holder previously claimed a loss, bad debt deduction or charge to a reserve for bad debts with respect to the Claim. If gain or loss recognized by a holder of a Senior Secured Bank Claim is capital gain or loss, it will be long-term if the holder held it for more than one year. A holder will have an initial tax basis in the New Warnaco Second Lien Notes and New Warnaco Common Shares received in the exchange equal to the amounts used in determining gain or loss and will have a holding period in such property beginning on the day following the exchange.

          Notwithstanding the foregoing, to the extent a Senior Secured Bank Claim constitutes a "security" of Group for federal income tax purposes, the exchange would constitute a recapitalization for federal income tax purposes and the tax consequences to a holder would differ from those described above. The determination of whether a debt obligation constitutes a security for such purposes is complex and depends on the facts and circumstances surrounding the origin and nature of the claim. Generally, obligations arising out of the extension of trade credit have been held not to be tax securities, while corporate debt obligations evidenced by written instruments with original maturities of ten years or more have been held to be tax securities. It is uncertain whether the Senior Secured Bank Claims will be considered securities for federal tax purposes and holders are advised to consult their tax advisors with respect to this issue. Unless otherwise indicated, the remainder of this discussion assumes that none of the Senior Secured Bank Claims constitutes securities.

          A holder of a Senior Secured Bank Claim will recognize ordinary income to the extent it receives cash or property in respect of interest (including original issue discount that has accrued during the time that the holder has held such Claim) that has not already been included by the holder in income for federal income tax purposes under its method of accounting. If the cash and other property allocable to interest is less than the amount previously included as interest in the holder's federal income tax return, the discharged portion of interest may be deducted in the taxable year in which the Effective Date occurs. The extent to which consideration distributed under the Plan is allocable to interest is uncertain, and holders of Senior Secured Bank Claims are urged to consult their own tax advisors concerning that subject.

          The "issue price" of a New Warnaco Second Lien Note should be equal to its stated principal amount if neither the Note nor the Claim for which it is exchanged is considered to be "publicly traded" within the meaning of the original issue discount ("OID") rules of the Tax Code within a short period before or after the Effective Date of the Plan. Otherwise, such issue price will be its actual fair market value, as determined by such public trading. The OID rules of the Tax Code define "publicly traded" to include appearance on a "quotation medium" that provides a reasonable basis to determine fair market value by disseminating either recent price quotations of identified brokers, dealers or traders, or actual prices of recent sales transactions. As no transfer restrictions are contemplated for the New Warnaco Second Lien Notes, no assurance can be given that they will not be considered "publicly traded." If the New Warnaco Second Lien Notes or the Senior Secured Bank Claims were considered publicly traded within the meaning of the OID rules, the difference between their "stated redemption price at maturity" (which would include, at a minimum, the stated principal amount of the Notes) and


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their issue price would constitute OID. In general, a holder of a debt instrument with OID must include such OID in income on a constant yield to maturity basis over the term of the instrument, regardless of whether such holder is on a cash or accrual method of accounting.

          The New Warnaco Second Lien Notes provide for a rate increase of 50 basis points per annum at the end of the six month period following the Effective Date and an increase of an additional 0.5% per annum at the end of each six month period thereafter, until the Notes are paid in full. Under the OID rules, the possibility of such rate increase may cause all or a portion of the interest on the New Warnaco Second Lien Notes to constitute OID. However, the OID rules contain certain presumptions for debt instruments that provide for "alternative payment schedules" applicable upon the occurrence of contingencies. Under such rules, an issuer is presumed to exercise any call rights in such a way as to minimize the yield on the debt instrument. Assuming these rules applied, it would be presumed that Reorganized Warnaco would exercise its call rights prior to a rate increase, with the effect that the semi-annual rate increases would not be includable in a holder's income prior to such date. Further, stated interest on the New Warnaco Second Lien Notes generally would be taken into account in accordance with a holder's regular method of accounting. The alternative payment schedule rules require the timing and amount of the payments that comprise each payment schedule to be known as of the issue date. Because the New Warnaco Second Lien Notes have a floating rate component (and, by reason of the increasing interest rate, may not qualify for certain simplifying assumptions applicable to "variable rate debt instruments"), it is unclear whether the New Warnaco Second Lien Notes may in fact rely upon the alternative payment schedule rules. However, based in part on the preamble to the Treasury Department decision finalizing such rules, Reorganized Warnaco intends to take the position that such rules do apply.

          If, contrary to the position outlined above, the alternative payment schedule rules did not apply, the possibility of the semi-annual rate increases could cause the New Warnaco Second Lien Notes to constitute contingent payment debt instruments, unless such payments were considered "remote" or "incidental." Although Reorganized Warnaco will use reasonably best efforts to pre-pay the New Warnaco Second Lien Notes following the Effective Date, no assurance can be given that the possibility of such payments can be considered remote or incidental within the meaning of the OID regulations. Accordingly, if the alternative payment schedule rules do not apply, the New Warnaco Second Lien Notes may be treated as contingent payment debt instruments. Among other things, such treatment would affect the determination of issue price described above and the timing of inclusion of interest and other payments. The rules governing contingent payment debt instruments are complex and would in turn depend on whether the New Warnaco Second Lien Notes are publicly traded as described above. Holders of New Warnaco Second Lien Notes are strongly urged to consult their own tax advisors concerning this subject.

     2.   Allowed Class 5 Claims and TOPrS Claims

          Each holder of an Allowed Class 5 Claim or a TOPrS Claim may receive New Warnaco Common Shares in exchange for its Claim. Except in the limited circumstances described below, such exchange is expected to be a fully taxable transaction. A holder of an Allowed Class 5 Claim or a TOPrS Claim will recognize gain or loss equal to the difference between its tax basis in the Claim and the fair market value of the New Warnaco Common


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Shares it receives. The character of such gain or loss as ordinary or capital will depend on a number of factors, including, without limitation, the origin and nature of the Claim, the tax status of the holder of the Claim, whether the Claim is a capital asset in the hands of the holder, and the extent to which the holder previously claimed a loss, bad debt deduction or charge to a reserve for bad debts with respect to the Claim. If gain or loss recognized by a holder of an Allowed Class 5 Claim is capital gain or loss, it will be long-term if the holder held it for more than one year. A holder will have an initial tax basis in the New Warnaco Common Shares received in the exchange equal to the fair market value used in determining gain or loss and will have a holding period in such New Warnaco Common Shares beginning on the day following the exchange.

          Notwithstanding the foregoing, to the extent an Allowed Class 5 Claim, or a TOPrS Claim, constitutes a "security" of Group (as opposed to a security of Warnaco Inc. or another Debtor other than Group) for federal income tax purposes as described above under "Senior Secured Bank Claims," the exchange would constitute a recapitalization for federal income tax purposes and the tax consequences to holders would differ from those described above. The TOPrS Claims generally would constitute securities for such purposes. Although none of the Allowed Class 5 Claims are expected to constitute securities, holders of such Claims are advised to consult their tax advisors with respect to this issue.

          A holder of an Allowed Class 5 Claim or a TOPrS Claim will recognize ordinary income to the extent it receives cash or property in respect of interest (including original issue discount that has accrued during the time that the holder has held such Claim) that has not already been included by the holder in income for federal income tax purposes under its method of accounting. If the cash and other property allocable to interest is less than the amount previously included as interest in the holder's federal income tax return, the discharged portion of interest may be deducted in the taxable year in which the Effective Date occurs. The extent to which consideration distributed under the Plan is allocable to interest is uncertain, and holders of Allowed Class 5 Claims and TOPrS Claims are urged to consult their own tax advisors concerning that subject.

     3.   Withholding

          All distributions to holders of Claims under the Plan are subject to any applicable withholding. Under federal income tax law, interest, dividends and other reportable payments may, under certain circumstances, be subject to "backup withholding" at a 30% rate (which rate is scheduled to be reduced in increments to 28% by 2006). Backup withholding generally applies if the holder
(i) fails to furnish his or her social security number or other taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN and the payor is so notified by the IRS, (iii) fails to report properly interest or dividends or
(iv) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Backup withholding is not an additional tax. Rather, any amounts withheld from a payment to a holder under the backup withholding rules are allowed as a refund or a credit against such holder's federal income tax, provided that the required information is furnished to the IRS. Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions. Holders should consult their tax advisors regarding the application of backup withholding to their


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particular situations, the availability of an exemption therefrom and the procedure for obtaining such an exemption, if available.

VI.  CONFIRMATION OF THE PLAN UNDER THE CODE

     A.   The Confirmation Hearing and Objections

          In order for the Plan to be consummated, the Bankruptcy Court must confirm the Plan in accordance with Section 1129 of the Code. The Bankruptcy Court has scheduled a hearing on confirmation of the Plan (the "Confirmation Hearing") at [____] p.m., Prevailing Eastern Time, on [______, 2002], before the Honorable Richard L. Bohanon, United States Bankruptcy Judge, Alexander Hamilton Custom House, One Bowling Green, New York, New York 10004-1408. The Confirmation Hearing may be adjourned from time to time without further notice except for the announcement of such adjournment by the Bankruptcy Court at such hearing.

          Section 1128(b) of the Code provides that any party in interest may object to confirmation of a plan. Pursuant to the Disclosure Statement Approval Order attached hereto as Exhibit B, any objections to confirmation of the Plan, including, without limitation, any objections to the assumption or rejection of executory contracts or unexpired leases under the Plan, must be in writing, must set forth the objecting party's standing to assert such objection and the basis of such objection and must be filed with the Bankruptcy Court and served upon the United States Trustee for the Southern District of New York, counsel for the Debtors, counsel for the Debt Coordinators for the Pre-Petition Secured Lenders, counsel for the Creditors' Committee, and counsel for the DIP Agent, together with proof of such service, so as to be ACTUALLY RECEIVED on or before [____] p.m., Prevailing Eastern Time, on [_______, 2002].

          Objections to confirmation are governed by Bankruptcy Rule 9014 and the Disclosure Statement Approval Order. PURSUANT TO ORDER OF THE BANKRUPTCY COURT, UNLESS A WRITTEN OBJECTION TO CONFIRMATION IS DULY AND TIMELY FILED AND SERVED, THE BANKRUPTCY COURT IS NOT REQUIRED TO CONSIDER SUCH OBJECTION.

     B.   Confirmation Requirements Under the Code

          In order for a plan of reorganization to be confirmed, the Code requires, among other things, that such plan be proposed in good faith, that the proponent of such plan disclose specified information concerning payments made or promised to insiders and that such plan comply with the applicable provisions of chapter 11 of the Code. Section 1129(a) of the Code also imposes requirements that each dissenting member of a class receive at least as much under the plan as it would receive in a chapter 7 liquidation of the debtor, that at least one class of impaired claims has accepted the plan, that confirmation of the plan is not likely to be followed by the need for further financial reorganization and that the plan is "fair and equitable" with respect to each class of claims or interests that is impaired under the plan and fails to accept the Plan by the required majorities. The bankruptcy court will confirm a plan only if it finds that all of the applicable requirements enumerated in Section 1129(a) of the Code have been met or, if


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

all of the requirements of Section 1129(a) other than the requirements of
Section 1129(a)(8) have been met (i.e., that all impaired classes have accepted the plan), that all of the applicable requirements enumerated in Section 1129(b) of the Code have been met.

          In particular, Section 1129(a) of the Code provides that:

          1. The plan must comply with the applicable provisions of the Code.

          2. The proponent of the plan must comply with the applicable provisions of the Code.

          3. The plan must be proposed in good faith and not by any means forbidden by law.

          4. Any payment made or to be made by the proponent, by the debtor or by a person issuing securities or acquiring property under the plan, for services or for costs and expenses in or in connection with the case, or in connection with the plan and incident to the case, must have been approved by, or be subject to the approval of, the court as reasonable.

          5. The proponent of the plan must disclose the identity and affiliations of any individual proposed to serve, after confirmation of the plan, as a director, officer or voting trustee of the debtor, an affiliate of the debtor participating in a joint plan with the debtor or a successor to the debtor under the plan; and

               (a) the appointment to, or continuance in, such office of such individual must be consistent with the interests of creditors and equity security holders and with public policy; and

               (b) the proponent of the plan must disclose the identity of any insider that will be employed or retained by the reorganized debtor, and the nature of any compensation for such insider.

          6. Any governmental regulatory commission with jurisdiction, after confirmation of the plan, over the rates of the debtor must have approved any rate change provided for in the plan, or such rate change must be expressly conditioned on such approval.

          7. With respect to each impaired class of claims or interests

               (a)  each holder of a claim or interest of such class

                    (i) must have accepted the plan; or

                    (ii) must receive or retain under the plan on account of such claim or interest property of a value, as of the effective date of the plan, that is not less than the amount that such holder would receive or retain if the debtor were liquidated under chapter 7 of the Code on such date; or


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

               (b) if Section 1111(b)(2) of the Code applies to the claims of such class, each holder of a claim of such class must receive or retain under the plan on account of such claim property of a value, as of the effective date of the plan, that is not less than the value of such holder's interest in the estate's interest in the property that secures such claim.

          8. With respect to each class of claims or interests

               (a) such class must have accepted the plan; or

               (b) such class must not be impaired under the plan.

          9. Except to the extent that the holder of a particular claim has agreed to a different treatment of such claim, the plan must provide that

               (a) with respect to a claim of a kind specified in Section 507(a)(1) or 507(a)(2) of the Code, on the effective date of the plan, the holder of such claim will receive on account of such claim cash equal to the allowed amount of such claim;

               (b)  with respect to a class of claims of a kind specified in
                    Section 507(a)(3), 507(a)(4), 507(a)(5), 507(a)(6) and
                    507(a)(7) of the Code, each holder of a claim of such class will receive

                    (i) if such class has accepted the plan, deferred cash payments of a value, as of the effective date of the plan, equal to the allowed amount of such claim; or

                    (ii) if such class has not accepted the plan, cash on the
                         effective date of the plan equal to the allowed amount of such claim; and

               (c) with respect to a claim of a kind specified in Section 507(a)(8) of the Code, the holder of such claim must receive on account of such claim deferred cash payments, over a period not exceeding six years after the date of assessment of such claim, of a value, as of the effective date of the plan, equal to the allowed amount of such claim.

          10. If a class of claims is impaired under the plan, at least one class of claims that is impaired under the plan must have accepted the plan, determined without including any acceptance of the plan by any insider.

          11. Confirmation of the plan must not be likely to be followed by the liquidation, or the need for further financial reorganization, of the debtor or any successor to the debtor under the plan, unless such liquidation or reorganization is proposed in the plan.


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

          12. All fees payable under Section 1930 of Title 28, as determined by the court at the hearing on confirmation of the plan, must have been paid or the plan must provide for the payment of all such fees on the effective date of the plan.

          13. The plan must provide for the continuation after its effective date of payment of all retiree benefits, as that term is defined in
          Section 1114 of the Code, at the level established pursuant to subsection (e)(1)(B) or (g) of Section 1114 of the Code, at any time prior to confirmation of the plan, for the duration of the period the debtor has obligated itself to provide such benefits.

THE DEBTORS BELIEVE THAT THE PLAN SATISFIES OR WILL SATISFY, AS OF THE CONFIRMATION DATE, ALL OF THE REQUIREMENTS FOR CONFIRMATION.

     C.   Satisfaction of Conditions Precedent to Confirmation Under the Code

     1.   Acceptance by Impaired Classes

          By this Disclosure Statement, the Debtors are seeking the affirmative vote of each impaired Class of Claims under the Plan that is proposed to receive a distribution under the Plan. Pursuant to Section 1126(f) of the Code, a class that is not "impaired" under a plan will be conclusively presumed to have accepted such plan; solicitation of acceptances with respect to any such class is not required. Pursuant to Section 1126(g) of the Code, a class of claims or interests that does not receive or retain any property under a plan of reorganization is deemed not to have accepted the plan, although members of that class are permitted to consent, or waive object, to its confirmation.

          Pursuant to Section 1124 of the Code, a class is "impaired" unless the plan (a) leaves unaltered the legal, equitable and contractual rights to which the claim or interest entitles the holder thereof, or (b) (i) cures any default (other than defaults resulting from the breach of an insolvency or financial condition provision), (ii) reinstates the maturity of such claim or interest,
(iii) compensates the holder of such claim or interest for any damages incurred as a result of any reasonable reliance by such holder on any contractual provision or applicable law entitling such holder to demand or receive accelerated payments after the occurrence of a default and (iv) does not otherwise alter the legal, equitable or contractual rights to which the holder of such claim or interest is entitled.

          Pursuant to Section 1126(c) of the Code, a class of impaired claims has accepted a plan of reorganization when such plan has been accepted by creditors (other than an entity designated under Section 1126(e) of the Code) that hold at least two-thirds in dollar amount and more than one-half in number of the allowed claims of such class held by creditors (other than any entity designated under Section 1126(e) of the Code) that have actually voted to accept or reject the plan. A class of interests has accepted a plan if the plan has been accepted by holders of interests (other than any entity designated under Section 1126(e) of the Code) that hold at least two-thirds in amount of the allowed interests of such class held by interest holders (other than any entity designated under Section 1126(e) of the Code) that have actually voted to accept or reject the plan. Section 1126(e) of the Code allows the bankruptcy court to designate the votes


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

of any party that did not vote in good faith or whose vote was not solicited or procured in good faith or in accordance with the Code. Holders of claims or interests who fail to vote are not counted as either accepting or rejecting the plan.

     2.   Best Interests of Claim Holders

          (a) Generally. Even if a plan is accepted by each class of Claim holders and Interest holders, the Code requires a bankruptcy court to determine that the plan is in the best interests of all Claim holders and Interest holders that are impaired by the Plan and have not accepted the Plan. Specifically,
Section 1129(a)(7) of the Code requires, with respect to each impaired class, that each holder of an allowed claim or interest in such class either (a) has accepted the plan or (b) will receive or retain under the plan on account of such claim or interest property of a value, as of the effective date of such plan, that is not less than the amount that such person would receive or retain if the debtor were liquidated under chapter 7 of the Code on the effective date. This is the so-called "best interests test." This test considers, hypothetically, the fair salable value of a debtor's assets through liquidation in a chapter 7 bankruptcy proceeding and the costs that would be incurred and the additional liabilities that would arise in such proceeding. The hypothetical chapter 7 return to creditors is then calculated, giving effect to secured claims, distribution priorities established by the Code that apply in a chapter 7 proceeding and subordination agreements.

          The first step in meeting this test is to determine the dollar amount that would be generated from the liquidation of the Debtors' assets and properties in the context of a chapter 7 liquidation case. The total cash available would be the sum of the proceeds (net of transaction costs) from the disposition of the Debtors' assets and the cash held by the Debtors at the time of the commencement of the chapter 7 case. The next step would be to reduce that total by the amount of any claims secured by such assets, the costs and expenses of the liquidation and such additional administrative expenses and priority claims that may result from the termination of the Debtors' business and the use of chapter 7 for the purposes of liquidation. Next, any remaining cash would be allocated to creditors and shareholders in strict priority in accordance with
Section 726 of the Code. Finally, the present value of such allocations (taking into account the time necessary to accomplish the liquidation) would be compared to the value of the property that is proposed to be distributed under the Plan on the Effective Date.

          The Debtors' costs of liquidation under chapter 7 would include the fees payable to a trustee in bankruptcy, as well as those that would be payable to attorneys and other professionals that such a trustee would engage, plus any unpaid expenses incurred by the Debtors during their chapter 11 cases and allowed in the chapter 7 case. These expenses could include compensation for attorneys, financial advisors, appraisers, accountants and other professionals, and costs and expenses of members of the statutory committee of unsecured creditors appointed by the United States Trustee pursuant to Section 1102 of the Code and any other committee so appointed. In addition, claims would arise by reason of the breach or rejection of obligations incurred and executory contracts entered into by the Debtors both prior to, and during the pendency of, the chapter 11 cases, which would either take precedence (in the case of post-petition obligations) or dilute the recoveries available for unsecured creditors.

          The foregoing types of claims, costs, expenses and fees and such other claims that may arise in a liquidation case or result from the pending chapter 11 cases would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay pre-chapter 11 priority and unsecured claims.

          As more fully described in Section IV.C.3. hereof, entitled "Treatment of Classified Claims and Interests," Claims and Interests in Classes 2, 5, 6, 7 and 8 of the Plan are impaired and either (i) the holders of such Claims will receive partial or no distributions under the Plan and/or (ii) the legal, equitable and contractual rights to which such Claims entitle the holders of such Claims will be altered. Therefore, if any holder of a Claim or Interest in Classes 2, 5 or 6 does not accept the Plan, the "best interests test" must be satisfied with respect to such Class(es). In addition, because the holders of Class 8 Claims and Interests are deemed not to have accepted the Plan, the "best interests test" must be satisfied with respect to Class 8. To determine if the Plan is in the best interests of holders of such Claims or Interests, it is necessary to compare the value of distributions offered to such holders of Claims or Interests under the Plan with the value of distributions to such holders from proceeds of a hypothetical chapter 7 liquidation, less the estimated costs and expenses attributable thereto. THE DEBTORS BELIEVE THAT THE MEMBERS OF EACH CLASS OF IMPAIRED CLAIMS AND INTERESTS WILL RECEIVE MORE UNDER THE PLAN THAN THEY WOULD RECEIVE IF THE DEBTORS WERE LIQUIDATED UNDER CHAPTER 7.

          (b) Enterprise Valuation of the Reorganized Debtors. For purposes of evaluating whether the Plan satisfies the "best interests test," the Debtors engaged BDO Seidman to prepare a valuation analysis of the Reorganized Debtors. In preparing the analysis, BDO Seidman (1) received certain publicly available historical information and financial statements of the Debtors, (2) reviewed and discussed with corporate, group and divisional senior management the Debtors' overall business plan for the Reorganized Debtors, including the longer term risks and opportunities of the businesses, (3) evaluated the Debtors' Projections attached hereto as Exhibit E, and the Debtors' assumptions underlying the Projections, (4) considered the market values of publicly traded companies that BDO Seidman and the Debtors believe are in businesses reasonably comparable to the Reorganized Debtors' operating business, (5) considered the purchase price paid in mergers and acquisitions transactions of comparable companies, (6) considered certain economic and industry information relevant to the operating business of the Reorganized Debtors, and (7) made such other analyses as BDO Seidman deemed necessary or appropriate for the purposes of its valuation.

          In preparing its analysis, BDO Seidman assumed and relied upon the accuracy and completeness of all of the financial and other information available to it from public sources and that was provided by the Debtors or their representatives, and has not assumed any responsibility for the independent verification of any such information. With respect to the financial Projections prepared by the Debtors, BDO Seidman assumed the accuracy thereof and that such Projections have been prepared in good faith and on a basis reflecting the best currently available estimates and judgments of the Debtors as to the future operating and financial performance of the Reorganized Debtors. BDO Seidman undertook certain expanded valuation procedures to evaluate key underlying assumptions to the Projections relating to revenues, profit margins and EBITDAR. This included interviews of financial and operating officers and review of documents prepared by Warnaco's operating divisions and groups and corporate management.

BDO Seidman did not make or obtain any independent evaluation of the Reorganized Debtors' assets, nor did BDO Seidman independently verify any of the information it reviewed and relied upon in preparing its analyses.

          In determining an enterprise valuation for the Reorganized Debtors, BDO Seidman made the following assumptions:

          o The Reorganized Debtors' enterprise valuation consists of the aggregate enterprise value of all of Warnaco's direct and indirect subsidiaries upon emergence from chapter 11, including the numerous non-Debtor operating subsidiaries doing business worldwide.

          o The enterprise valuation range assumes certain pro forma debt levels (as set forth in the Projections attached hereto as Exhibit E).

          o The Debtors will emerge from chapter 11 on or about January 6, 2003.

          o The Projections for the Reorganized Debtors are predicated upon the assumption that the Debtors will be able to obtain the necessary financing to emerge from chapter 11, and that no substantial asset sales are consummated by the Debtors prior to the Effective Date.

          o The general financial and market conditions as of the assumed Effective Date - January 6, 2003 - will not differ materially from those conditions prevailing as of the date of this Disclosure Statement.

Based upon the foregoing analyses, reviews, discussions, considerations and assumptions, BDO Seidman estimates that the enterprise value of the Reorganized Debtors is in the range of $780 million to $820 million, and that the equity value of Reorganized Warnaco is in the range of $466 million to $506 million. THESE ESTIMATED VALUES ARE PREMISED UPON MANY FACTORS THAT ARE SUBJECT TO CHANGE, INCLUDING, WITHOUT LIMITATION, CONDITIONS IN THE CAPITAL MARKETS AND THE DEBTORS' PROJECTIONS. TO THE EXTENT THAT ANY OR ALL OF THE FACTORS CONSIDERED BY BDO SEIDMAN MATERIALLY CHANGE, THE ESTIMATED VALUES MAY CHANGE SUBSTANTIALLY.

          (c) Liquidation Value of the Debtors. Attached hereto as Exhibit H is a liquidation analysis of the Debtors (the "Liquidation Analysis") that has been prepared using information as of the date of this Disclosure Statement, and indicates the net present value that would be allocated to creditors of the Debtors in strict priority in accordance with Section 726 of the Code. The following is a summary of the sources and application of proceeds of a hypothetical chapter 7 liquidation of the Debtors:


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

                                              $ Millions
                                              ----------
Gross Proceeds from Liquidation of Assets        $546.7

Less Administrative Expenses of Liquidation     ($122.5)

Adjusted Gross Proceeds from Liquidation         $424.2

Less Repayment of DIP Facility                    ($0)
                                               --------
Net Proceeds Available to Creditors              $424.2
                                               ========

          As indicated in the Liquidation Analysis, the Debtors believe that the net cash proceeds that would be available in a hypothetical chapter 7 liquidation would total approximately $424.2 million. Underlying the Liquidation Analysis are a number of estimates and assumptions that are inherently subject to significant uncertainties. There can be no assurance that the recoveries shown, and Liquidation Value indicated, in this analysis would be realized if the Debtors were, in fact, to undergo such a liquidation.

          The Debtors' Liquidation Analysis assumes that their assets would be broken up and sold by a chapter 7 trustee or its duly appointed advisors, brokers or liquidators, irrespective of their current use. Some of the Debtors' assets when broken up may not be able to be sold or may realize minimal proceeds. The estimated liquidation value of the Debtors' assets, net of transaction costs and discounted to take account of the estimated time it might take to dispose of such assets, are set forth in the Liquidation Analysis.

          The costs associated with a chapter 7 liquidation of the Debtors, including the fees that would be associated with a chapter 7 trustee, are anticipated to be significant. Estimates of the major elements of such costs are set forth in the Liquidation Analysis.

          (d) Application of the Best Interests Test. As indicated above, to determine if the Plan is in the best interests of the holders of impaired Claims and Interests, i.e. holders of Senior Secured Bank Claims in Class 2, holders of Allowed Unsecured Claims in Class 5, the holder(s) of the TOPrS Claims in Class 6 and the holders of Common Stock Claims and Interests in Class 8, it is necessary to compare the value of distributions offered to such holders of Claims and Interests under the Plan with the value of distributions to such holders from the net proceeds of a hypothetical chapter 7 liquidation.

          (i) Class 2 Senior Secured Bank Claims. Pursuant to Section 2.5. of the Plan, Class 2 consists of holders of the Senior Secured Bank Claims. As set forth in Section II.A.2. hereof, entitled "Pre-Petition Capital Structure," in October 2000, the Debtors granted security interests in substantially all of their assets to the Pre-Petition Secured Lenders, along with certain pledges of some or all of the stock of Warnaco's U.S. and foreign subsidiaries and guaranties by certain Warnaco entities, to secure the pre-petition indebtedness owing to the Pre-Petition Secured Lenders.


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

               Under the Plan, holders of Senior Secured Banks Claims are to receive their pro rata share of the following on the Effective Date:
          (i) Cash equal to the amount of the Original Foreign Facilities Guaranty Claims, estimated at approximately $90.1 million; (12)
          (ii) New Warnaco Second Lien Notes in the principal amount of
          $200 million; and (iii) 96.263% of the New Warnaco Common Shares, subject to Dilution, plus, in the event that holders of Class 6
          Claims receive no distribution pursuant to Section 2.9.(C) of the Plan, an additional 0.581% of the New Warnaco Common Shares, subject to Dilution. Based upon the mid-point value of BDO Seidman's estimated equity value of Reorganized Warnaco at $485.6 million, the estimated value of the distributions to holders of Senior Secured Bank Claims under the Plan is $747.9 million, calculated as follows:

                           TYPE                          $ MILLIONS
                           ----                          ----------
          Cash (payment of Original Foreign Facilities
             Guaranty Claims)                              $ 90.1
          New Warnaco Second Lien Notes                    $200.0
          New Warnaco Common Shares
             (assuming TOPrS Claims accept Plan)           $457.8
                                                           ------
          Total Distributions to Senior Secured
             Bank Claims Under the Plan                    $747.9
                                                           ======

               In contrast to the $747.9 million estimated aggregate recovery by holders of Senior Secured Bank Claims under the Plan, the Liquidation Analysis indicates that such holders would receive no more than the entire aggregate amount of $424.2 million in a hypothetical chapter 7 liquidation proceeding. As set forth in Section II.A.2.(a) above, entitled "Pre-Petition Capital Structure - Pre-Petition Secured Indebtedness," pursuant to the Bank Collateral Stipulation, the parties identified certain of the Debtors' personal property and other assets that do not constitute the Pre-Petition Collateral of the Pre-Petition Secured Lenders. Therefore, in a chapter 7 proceeding, holders of Unsecured Claims (other than the substantial deficiency claims of the Pre-Petition Secured Lenders) could be entitled to a de minimus recovery. In any event, the Pre-Petition Secured Lenders' estimated 34.2% recovery on their Senior Secured Bank Claims under the Plan is considerably greater than the estimated maximum 19.4% recovery in a chapter 7 liquidation.

----------
(12) On the Effective Date, in addition to the estimated $90.1 million distribution to be made by the Debtors on account of the Original Foreign Facilities Guaranty Claims, the Warnaco Non-Debtor Subsidiaries will pay to the Administrative Agent for distribution to the Pre-Petition Secured Lenders in accordance with the Pre-Petition Facility and Intercreditor Agreements all remaining amounts due and owing under the Original Foreign Facilities, including accrued and unpaid interest and fees, in an amount estimated at $10.7 million as of January 6, 2003. As a result, all obligations under the Original Foreign Facilities will be satisfied in full and the Original Foreign Facilities will be terminated.


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

          (ii) Class 5 Allowed Unsecured Claims. Pursuant to Section 2.8. of the Plan, Class 5 consists of holders of Unsecured Claims, the Allowed amount of which is estimated by the Debtors to be approximately $169.2 million. Under the Plan, each holder of an Allowed Class 5 Claim is to receive its pro rata share of 2.549% of the New Warnaco Common Shares, subject to Dilution, plus, in the event that the holders of Class 6 claims receive no distribution pursuant to Section 2.9.(C) of the Plan, an additional 0.015% of the New Warnaco Common Shares, subject to Dilution. The estimated aggregate value of this distribution to holders of Allowed Class 5 Claims under the Plan is $12.1 million. Thus, assuming that the TOPrS Claims receive distributions under the Plan, the Debtors estimate a 7.2% recovery by holders of Allowed Class 5 Claims. By contrast, as set forth above, in view of the amount and priority of the Senior Secured Claims (including the substantial deficiency claims of the Pre-Petition Secured Lenders in a chapter 7 proceeding), holders of Allowed Class 5 Claims likely would receive no more than a de minimus recovery in a chapter 7 liquidation.

          (iii) Class 6 TOPrS Claims. Pursuant to Section 2.9.(C) of the Plan, if the holders of Class 6 TOPrS Claims vote as a class to accept the Plan, holders of Class 6 TOPrS Claims will receive their pro rata share of 0.596% of the New Warnaco Common Shares, subject to Dilution. The estimated aggregate value of this distribution to holders of TOPrS Claims under the Plan is $2.8 million, or a 2.3% recovery on such Claims (subject to any applicable rights of the TOPrS Trustee to assert the TOPrS Trustee Charging Lien). By contrast, the Debtors believe that, in a chapter 7 proceeding, the holders of TOPrS Claims would receive no distributions in view of the subordination provisions in the TOPrS Indenture, as well as the priority and amount of the Senior Secured Bank Claims.

          (iv) Class 8 Common Stock Claims and Interests. Pursuant to Section 2.11.(B) of the Plan, holders of Common Stock Claims and Interests are not entitled to receive or retain any property on account of such Claims and Interests under the Plan. Likewise, in view of the priority and amount of the Claims in Classes 2, 5 and 6, Common Stock Claims and Interests in Class 8 would receive no distributions in a chapter 7 proceeding.

          (v) Best Interests Test Conclusion. After consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in the Cases, including (a) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee, (b) the erosion in value of the Debtors' assets in a chapter 7 case in the context of the expeditious liquidation required under chapter 7 and the "forced sale" atmosphere that would prevail, (c) the adverse effects on the saleability of the Debtors' assets resulting from the departure of key employees an the loss of major customers and suppliers, (d) substantial increases in claims that would be satisfied on a priority basis or on a priority with creditors in the Cases and (e) the substantial time that would elapse to complete the liquidation process and, therefore, before which creditors would receive any distributions with respect to their Claims, the Debtors believe that confirmation of the Plan will provide each creditor with a recovery that is not less, and, in some cases, most likely considerably greater, than the distribution received in a chapter 7 liquidation proceeding, as summarized below:

                           Estimated Recovery   Estimated Recovery
          Impaired Class     Under the Plan      in a Liquidation
          --------------   ------------------   ------------------
          Class 2                 34.2%                19.4%
          Class 5                  7.2%             de minimus
          Class 6                  2.3%                  0%
          Class 8                    0%                  0%

               Therefore, the Debtors believe that confirmation of the Plan is in the best interests of their creditors and equity security holders, satisfying the requirements of Section 1129(a)(7) of the Code.

     3.   Feasibility of the Plan

          Pursuant to Section 1129(a)(11) of the Code, among other things, the Bankruptcy Court must determine that confirmation of a plan of reorganization is not likely to be followed by the liquidation or need for further financial reorganization of the Debtors or any successors to the Debtors under the Plan. The Debtors believe that the Plan satisfies this requirement.

          To demonstrate the feasibility of the Plan, the Debtors have prepared the Projections comprised of pro forma projected results of operations, balance sheets and statements of cash flow for the fiscal years 2002-2005, which are attached hereto as Exhibit E. The Projections indicate that the Reorganized Debtors should have more than sufficient cash flow to pay and service their debt obligations, including the $275 million Exit Financing Facility and the $200.942 million New Warnaco Second Lien Notes, and to fund their ongoing operations as contemplated by their business plan. Thus, the Projections demonstrate that confirmation of the Plan will not likely be followed by the need to further reorganize or liquidate the Reorganized Debtors. However, the assumptions used in preparing the Projections are subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Debtors' control. There generally will be a difference between projections of future performance and actual results because certain events and circumstances may not occur as expected. These differences could be material. While the Debtors believe the Projections presented in Exhibit E are reasonable, there can be no assurance that such Projections will be realized. Consequently, the Projections included therein should not be regarded as a representation by the Debtors or their advisors or any other person that the projected results will be achieved. In considering the Projections attached hereto and contained herein, holders of Claims and Interests should be mindful of the inherent risk in developing projections for the future, particularly given the competitive industry in which the Reorganized Debtors will conduct their business.

          THE PROJECTIONS WERE NOT PREPARED IN COMPLIANCE WITH (I) PUBLISHED GUIDELINES OF THE SEC, (II) THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING

PROJECTIONS OR (III) GAAP. NEITHER DELOITTE & TOUCHE, THE INDEPENDENT AUDITORS FOR THE DEBTORS, NOR BDO SEIDMAN, BANKRUPTCY CONSULTANTS AND FINANCIAL ADVISORS TO THE DEBTORS, HAS PARTICIPATED IN THE PREPARATION OF OR COMPILED SUCH PROJECTIONS AND, ACCORDINGLY, DO NOT EXPRESS ANY VIEW, OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT TO, ASSUME NO RESPONSIBILITY FOR AND DISCLAIM ANY ASSOCIATION WITH, SUCH PROJECTIONS. IN CONNECTION WITH ITS ENTERPRISE VALUATION OF THE REORGANIZED DEBTORS, BDO SEIDMAN, DID, HOWEVER, PERFORM CERTAIN PROCEDURES THAT INCLUDED EVALUATING SELECTED ASSUMPTIONS UNDERLYING THE PROJECTIONS RELATING TO REVENUES AND EBITDAR. SEE SECTION VI.C.2.(b), ENTITLED "BEST INTERESTS OF CLAIM HOLDERS - ENTERPRISE VALUATION OF THE REORGANIZED DEBTORS." WHILE PRESENTED WITH NUMERICAL SPECIFICITY , SUCH PROJECTIONS ARE BASED UPON A VARIETY OF ASSUMPTIONS, WHICH MAY NOT BE REALIZED, RELATING TO THE FUTURE BUSINESS AND OPERATIONS OF THE DEBTORS AND ARE SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT AND MANY OF WHICH ARE BEYOND THE CONTROL OF THE DEBTORS. THE DEBTORS DO NOT MAKE ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE ATTAINABILITY OF THE PROJECTED FINANCIAL INFORMATION SET FORTH IN THE PROJECTIONS OR AS TO THE ACCURACY OR COMPLETENESS OF THE ASSUMPTIONS FROM WHICH THAT PROJECTED INFORMATION IS DERIVED.

     4.   Confirmation Without Acceptance by All Impaired Classes ("Cramdown")

          Section 4.3. of the Plan provides that because Class 7 and Class 8 are deemed not to have accepted the Plan pursuant to Section 1126(g) of the Code, as to such Classes, as well as to any other Class that votes to reject the Plan, the Debtors are seeking confirmation of the Plan pursuant to Section 1129(b) of the Code. Section 1129(b) of the Code, referred to as the "cramdown" provision, provides that the Bankruptcy Court may still confirm a plan at the request of the debtor if, as to each impaired class that has not accepted the plan, the plan "does not discriminate unfairly" and is "fair and equitable." In general, a plan does not discriminate unfairly within the meaning of the Code if a dissenting class is treated equally with respect to other classes of equal rank and is not treated less favorably than classes of junior rank.

          Section 1129(b)(2)(A) of the Code provides that with respect to a non-accepting class of impaired secured claims, "fair and equitable" includes the requirement that the plan provides: (a) that each holder of a claim in such class (i) retains the liens securing its claim to the extent of the allowed amount of such claim and (ii) receives deferred cash payments at least equal to the allowed amount of its claim with a present value as of the effective date of such plan at least equal to the value of such creditor's interest in the debtor's interest in the property securing the creditor's claim; (b) for the sale, subject to Section 363(k) of the Code, of the property securing the creditor's claim, free and clear of the creditor's liens, with those liens attaching to the proceeds of the sale, and such liens on the proceeds will be treated in accordance with clauses (a) or (c) hereof; or (c) for the realization by the creditor of the "indubitable equivalent" of its claim.

          Section 1129(b)(2)(B) of the Code provides that with respect to a non-accepting class of impaired unsecured claims, "fair and equitable" includes the requirement that: (a) the plan provide that each holder of a claim in such class receives or retains property of a value as of the effective date equal to the allowed amount of its claim; or (b) the holders of claims or interests in classes that are junior to the claims of the dissenting class will not receive or retain any property under the plan on account of such junior claim or interest.

          Section 1129(b)(2)(C) of the Code provides that with respect to a non-accepting class of impaired equity interests, "fair and equitable" includes the requirement that (a) the plan provides that each holder of an impaired interest in such class receives or retains property of a value as of the effective date equal to the greatest of (i) the allowed amount of any fixed liquidation preference to which such holder is entitled, (ii) any fixed redemption price to which such holder is entitled and (iii) the value of such interest or (b) the holders of all interests that are junior to the interests of the dissenting class will not receive or retain any property under the plan on account of such junior interest.

          The Debtors believe that the Plan does not discriminate unfairly against, and is fair and equitable as to, each impaired Class under the Plan because the creditors and interest holders in each such Class are treated equally with respect to other classes of equal rank and are not treated less favorably than junior classes.

VII. ALTERNATIVES TO THE PLAN

          The Debtors believe that the Plan is the optimal means of providing maximum recoveries to their creditors. THE CREDITORS' COMMITTEE SUPPORTS THE PLAN AND WILL RECOMMEND TO ALL HOLDERS OF CLAIMS THAT THEY VOTE TO ACCEPT THE PLAN. Alternatives to the Plan include: (a) liquidation of the Debtors' assets under chapter 7 of the Code; and (b) an alternative chapter 11 plan providing for (i) a sale of some or all of the Debtors' assets, or (ii) an internal reorganization different than the Plan.

          As more fully described herein in Section VI.C.2. hereof, entitled "Best Interests of Claim Holders," the Debtors have determined that confirmation of the Plan will provide each creditor and equity security holder with a recovery that is greater than or equal to that which it would receive pursuant to a liquidation of the Debtors under chapter 7 of the Code. Therefore, the Debtors have concluded that confirmation of the Plan, rather than a chapter 7 liquidation of the Debtors, is in the best interests of their creditors.

          As described herein in Section II.B.1., entitled "Overview of the Debtors' Operations and Business Plan," during the pendency of the Cases, the Debtors have engaged in a sale process to explore the possible values they might realize from a sale of some or all of their core businesses, compared with stand-alone values. The Debtors received certain indications of interest with respect to a sale of all or a portion of the Debtors' business. The Debtors have responded as appropriate to such inquiries, which have not produced any acceptable merger or sale offers. Based upon consultation with the Debtors' professionals and the evaluation and business judgment of the Debtors' management and Board of Directors, the Debtors believe that no merger or sale opportunities for some or all of the Debtors' assets are available that would result in greater recoveries for the Debtors' creditors than the distributions provided for in the Plan.

          Similarly, the Debtors believe that confirmation of the Plan, as opposed to some other plan of reorganization formulated over time, provides the greatest and most certain recoveries to the Debtors' creditors within a reasonable time period. If the Plan is not confirmed, the Debtors (or other parties-in-interest) could attempt to formulate an alternative chapter 11 plan. Any attempt to formulate an alternative chapter 11 plan will necessarily delay creditors' receipt of any distributions from the Debtors, will result in the incurrence of ongoing substantial administrative expenses during the period of delay, and could result in the deterioration of the Debtors' business caused by a prolonged stay in chapter 11. Accordingly, the Debtors believe that the Plan will enable creditors to realize the greatest possible recovery on their Claims with the least delay and expense.

          In general, following careful and thorough consideration and evaluation of the alternatives, the Debtors have concluded that the Plan provides the greatest and most certain recoveries to creditors on a more expeditious timetable, and in a manner that minimizes certain risks in any other course of action available in these Cases.

VIII. RECOMMENDATION

          The Debtors believe that confirmation of the Plan is preferable to the available alternatives because it provides a greater and more timely distribution to Creditors than would otherwise result. In addition, any alternative to confirmation of the Plan could result in extensive delays and increased administrative expenses resulting most likely in smaller distributions, or no distributions, to the holders of Claims in the Cases. THE CREDITORS' COMMITTEE SUPPORTS THE PLAN AND WILL RECOMMEND TO ALL HOLDERS OF CLAIMS THAT THEY VOTE TO ACCEPT THE PLAN.

IX.  CONCLUSION

          The Debtors urge all holders of Claims that are or may be impaired under the Plan to vote to accept the Plan and to evidence such acceptance by returning their Ballots so that they will be timely received.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

          Respectfully submitted this 8th day of November, 2002.

                            THE WARNACO GROUP, INC.
                            184 BENTON STREET INC.
                            CLOTHING COLLECTION, INC.
                            ABBEVILLE MANUFACTURING COMPANY
                            AEI MANAGEMENT CORPORATION
                            AUTHENTIC FITNESS CORPORATION
                            AUTHENTIC FITNESS ON-LINE, INC.
                            AUTHENTIC FITNESS PRODUCTS INC.
                            AUTHENTIC FITNESS RETAIL INC.
                            BLANCHE, INC.
                            CCC ACQUISITION CORP.
                            CCC ACQUISITION REALTY CORP.
                            C.F. HATHAWAY COMPANY
                            CALVIN KLEIN JEANSWEAR COMPANY
                            CKJ HOLDINGS, INC.
                            CKJ SOURCING, INC.
                            DESIGNER HOLDINGS LTD.
                            GREGORY STREET, INC.
                            JEANSWEAR HOLDINGS, INC.
                            KAI JAY MANUFACTURING COMPANY
                            MYRTLE AVENUE, INC.
                            OUTLET HOLDINGS, INC.
                            OUTLET STORES, INC.
                            PENHALIGON'S BY REQUEST, INC.
                            RIO SPORTSWEAR, INC.
                            UBERTECH PRODUCTS, INC.
                            VENTURES LTD.
                            WARMANA LIMITED
                            WARNACO INC.
                            WARNACO INTERNATIONAL, INC.
                            WARNACO INTERNATIONAL, LLC
                            WARNACO MEN'S SPORTSWEAR INC.
                            WARNACO OF CANADA COMPANY
                            WARNACO PUERTO RICO, INC.
                            WARNACO SOURCING INC.
                            WARNACO U.S. INC.
                            WARNACO VENTURES LTD.
                            WARNER'S DE COSTA RICA INC.
                            Debtors and Debtors-in-Possession


                            By: /s/ Antonio C. Alvarez II
                                ------------------------------------------------
                            Antonio C. Alvarez II
                            President and Chief Executive Officer of
                            The Warnaco Group, Inc. and Authorized Signatory

                                    EXHIBIT A

J. Ronald Trost  (JT-4745)
Kelley A. Cornish  (KC-0754)
Shalom L. Kohn  (SK-2626)
Elizabeth R. McColm  (EM-8532)
SIDLEY AUSTIN BROWN & WOOD LLP
787 Seventh Avenue
New York, New York  10019
Telephone:  (212) 839-5300

Counsel for Debtors and Debtors-in-Possession

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

- - - - - - - - - - - - - - - - - - - - - -    x
                                               :      Chapter 11
                                               :
In re                                          :      Case Nos. 01-41643 (RLB)
                                               :      through   01-41680 (RLB)
     THE WARNACO GROUP, INC., et al.,          :

                       Debtors.                :      (Jointly Administered)
                                               x
- - - - - - - - - - - - - - - - - - - - - -

                   FIRST AMENDED JOINT PLAN OF REORGANIZATION
            OF THE WARNACO GROUP, INC. AND ITS AFFILIATED DEBTORS AND
          DEBTORS IN POSSESSION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

                             Dated: November 8, 2002

                                TABLE OF CONTENTS

                                                                                        Page
                                                                                        ----
INTRODUCTION.............................................................................2

ARTICLE I                                                                                3

DEFINITIONS AND INTERPRETATION...........................................................3

ARTICLE II                                                                              14

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS....................................14

   2.1.    Administrative Claims........................................................15
   2.2.    Priority Tax Claims..........................................................15
   2.3.    DIP Facility Claim...........................................................16
   2.4.    Class 1 -- Priority Non-Tax Claims...........................................16
   2.5.    Class 2 -- Senior Secured Bank Claims........................................16
   2.6.    Class 3 -- GE Capital Secured Claims Under the 1997 MLA......................17
   2.7.    Class 4 -- Other Secured Claims..............................................17
   2.8.    Class 5 -- Unsecured Claims..................................................18
   2.9.    Class 6 -- TOPrS Claims......................................................18
   2.10.   Class 7 -- Intercompany Claims...............................................19
   2.11.   Class 8 -- Common Stock Claims and Interests.................................19

ARTICLE III                                                                             19

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES...................................19

   3.1.    Rejected Contracts and Leases................................................19
   3.2.    Assumed Contracts and Leases.................................................19
   3.3.    Miscellaneous................................................................20
   3.4.    Payments Related to Assumption of Executory Contracts and Unexpired Leases...20
   3.5.    Post-Petition Contracts and Leases...........................................21
   3.6.    Rejection Damages Bar Date...................................................21

ARTICLE IV                                                                              21

CONDITIONS PRECEDENT....................................................................21

   4.1.    Conditions to Occurrence of Effective Date...................................21
   4.2.    Waiver of Conditions to Consummation.........................................21
   4.3.    Non-Consensual Confirmation..................................................21

ARTICLE V                                                                               22

IMPLEMENTATION OF PLAN..................................................................22

   5.1.    Pre-Effective Date Management and Operation of Debtors.......................22
   5.2.    Post-Effective Date Committee; Dissolution of Committee......................22
   5.3.    Pre-Effective Date Injunctions or Stays......................................23
   5.4.    Merger of Certain Debtors....................................................23
   5.5.    Amended Certificates of Incorporation and Bylaws.............................23
   5.6.    Post-Effective Date Management and Operation of Reorganized Debtors..........24
   5.7.    Exit Financing Facility......................................................24
   5.8.    Issuance of New Warnaco Second Lien Notes....................................24
   5.9.    Issuance of New Warnaco Common Shares........................................24
   5.10.   Transfer of Intercompany Claims..............................................24
   5.11.   Management Stock Incentive Program and Confirmation Bonuses..................24
   5.12.   Rights Plan..................................................................25
   5.13.   Registration Rights Agreement................................................25
   5.14.   Effectuating Documents; Further Transactions.................................25
   5.15.   Exemption From Certain Transfer Taxes........................................25
   5.16.   Continuation of Warnaco Pension Plan.........................................26
   5.17.   Employment, Retirement, and Incentive Compensation Plans and Programs........26

ARTICLE VI                                                                              26

DISTRIBUTIONS AND CLAIMS ALLOWANCE......................................................26

   6.1.    Cash Distributions...........................................................26
   6.2.    Distributions to Holders of Senior Secured Bank Claims.......................26
   6.3.    Distributions to Holders of Allowed Unsecured Claims.........................27
   6.4.    Distributions to Holders of TOPrS Claims, If Any.............................27
   6.5.    Miscellaneous Distribution Provisions........................................29
   6.6.    Procedure For Determination of Claims and Interests..........................30

ARTICLE VII                                                                             31

EFFECT OF THIS PLAN ON CLAIMS AND INTERESTS.............................................31

   7.1.    Revesting of Assets..........................................................31
   7.2.    Discharge of Claims and Termination of Interests.............................31
   7.3.    Injunctions..................................................................32
   7.4.    Limitation of Liability......................................................33
   7.5.    Releases.....................................................................33
   7.6.    Retention and Enforcement, and Release, Of Causes Of Action..................34

ARTICLE VIII                                                                            35

MISCELLANEOUS PROVISIONS................................................................35

   8.1.    Retention of Jurisdiction....................................................35
   8.2.    Terms Binding................................................................36
   8.3.    Successors and Assigns.......................................................36
   8.4.    Confirmation Order and Plan Control..........................................36
   8.5.    Governing Law................................................................37
   8.6.    Severability.................................................................37
   8.7.    Incorporation by Reference...................................................37
   8.8.    Modifications to this Plan...................................................37
   8.9.    Revocation, Withdrawal or Non-Consummation...................................37
   8.10.   Notice.......................................................................37

          The Warnaco Group, Inc. ("Group"), together with certain of its direct and indirect subsidiaries, 184 Benton Street Inc., A.B.S. Clothing Collection, Inc., Abbeville Manufacturing Company, AEI Management Corporation, Authentic Fitness Corporation, Authentic Fitness On-Line, Inc., Authentic Fitness Products Inc., Authentic Fitness Retail Inc., Blanche, Inc., CCC Acquisition Corp., CCC Acquisition Realty Corp., C.F. Hathaway Company, Calvin Klein Jeanswear Company, CKJ Holdings, Inc., CKJ Sourcing, Inc., Designer Holdings Ltd., Gregory Street, Inc., Jeanswear Holdings, Inc., Kai Jay Manufacturing Company, Myrtle Avenue, Inc., Outlet Holdings, Inc., Outlet Stores, Inc., Penhaligon's by Request, Inc., Rio Sportswear, Inc., Ubertech Products, Inc., Ventures Ltd., Warmana Limited, Warnaco Inc., Warnaco International, Inc., Warnaco International, LLC, Warnaco Men's Sportswear Inc., Warnaco of Canada Company, Warnaco Puerto Rico, Inc., Warnaco Sourcing Inc., Warnaco U.S. Inc., Warnaco Ventures Ltd., Warner's De Costa Rica Inc., each a debtor and debtor-in-possession herein (collectively, the "Debtors"), hereby propose the following First Amended Joint Plan of Reorganization (the "Plan").

                                  INTRODUCTION

          In general, this Plan provides for the substantive consolidation of all of the Debtors for voting and distribution purposes only, and provides for the Debtors' reorganization pursuant to the terms of this Plan. This Plan contemplates the payment in full in cash of all administrative claims (other than such claims held by the Debtors' pre-petition secured lenders granted as adequate protection) and priority claims against the Debtors, and the repayment in full in cash of outstanding amounts, if any, under the Debtors' post-petition financing facility. Furthermore, this Plan provides for the treatment of allowed claims against, and interests in, the Debtors as follows:

     o With respect to the Debtors' pre-petition secured lenders (a) payment in Cash of the Original Foreign Facility Guaranty Claims,(1) (b) distribution of new second lien notes of Reorganized Warnaco in the principal amount of $200 million and (c) distribution of 96.263% of newly issued common stock of Reorganized Warnaco, subject to dilution in respect of new common stock to be issued to management of Reorganized Warnaco under a stock incentive plan, plus, in the event holders of TOPrS Claims receive no distribution pursuant to Section 2.9.(C) of this Plan, an additional 0.581% of the newly issued common stock of Reorganized Warnaco, subject to dilution as described above;

     o With respect to each holder of an allowed unsecured claim other than a TOPrS Claim, distribution of its pro rata share of 2.549% of the newly issued common stock of Reorganized Warnaco, subject to dilution as described above, plus, in the event holders of TOPrS Claims receive no distribution pursuant to Section 2.9.(C) of this Plan, an additional 0.015% of the newly issued common stock of Reorganized Warnaco, subject to dilution as described above;

----------
(1) Capitalized terms used in this introductory section are defined in Article I of this Plan.

     o With respect to TOPrS Claims, distribution of 0.596% of the newly issued common stock of Reorganized Warnaco, subject to dilution as described above, in full satisfaction of any and all TOPrS Claims, unless the holders of such Claims vote as a class to reject this Plan, in which case there will be no distribution on account of such Claims; and

     o No distributions on account of common stock issued by Group, including claims arising out of or with respect to such common stock interests.

          Reference is made to the Disclosure Statement accompanying this Plan, including the exhibits thereto, for a discussion of the Debtors' history, business, properties, results of operations, and projections for future operations and risk factors, together with a summary and analysis of this Plan. All creditors entitled to vote on this Plan are encouraged to consult the Disclosure Statement and to read this Plan carefully before voting to accept or reject this Plan.

          NO SOLICITATION MATERIALS, OTHER THAN THE DISCLOSURE STATEMENT AND RELATED MATERIALS TRANSMITTED THEREWITH AND APPROVED BY THE BANKRUPTCY COURT, HAVE BEEN AUTHORIZED BY THE BANKRUPTCY COURT FOR USE IN SOLICITING ACCEPTANCES OR REJECTIONS OF THIS PLAN.

                                   ARTICLE I

                         DEFINITIONS AND INTERPRETATION

               A. Definitions. The following terms (which appear in this Plan as capitalized terms) shall have the meanings set forth below. A term used in this Plan and not defined in this Plan but that is defined in the Code has the meaning set forth in the Code.

               1.1. "1997 MLA" means the Master Lease Agreement, dated as of October 21, 1997, between Warnaco Inc. and GE Capital for itself and other participants.

               1.2. "Administrative Agent" means the administrative agent as defined in each of the Pre-Petition Facility and Intercreditor Agreements.

               1.3. "Administrative Claim" means a Claim to the extent that it is of the kind described in Section 503(b) of the Code and is entitled to priority under Section 507(a)(1) or 507(b) of the Code, including, without limitation, (a) any actual and necessary expenses of preserving the Estate, (b) any actual and necessary expenses of operating the business of the Debtors, (c) any actual indebtedness or obligations incurred or assumed by the Debtors during the pendency of the Cases in connection with the conduct of their business, (d) any actual expenses necessary or appropriate to facilitate or effectuate this Plan, (e) any amount required to be paid under Section 365(b)(1) of the Code in connection with the assumption of executory contacts or unexpired leases, (f) all allowances of compensation or reimbursement of expenses to the extent allowed by the Bankruptcy Court under Sections 330(a), 331 or 503(b)(2), (3),
(4) or

(5) of the Code, (g) Claims with respect to the Alvarez Incentive Bonus and (h) all fees and charges payable pursuant to Section 1930 of title 28 of the United States Code.

               1.4. "Allowed Claim" means a Claim or any portion thereof without duplication, (a) that has been allowed by a Final Order or by this Plan, (b) as to which, on or by the Effective Date, (i) no proof of claim has been filed with the Bankruptcy Court and (ii) the liquidated and noncontingent amount of which is listed in the Schedules, other than a Claim that is listed in the Schedules at zero, in an unknown amount, or as disputed, (c) for which a proof of claim in a liquidated amount has been timely filed with the Bankruptcy Court in accordance with Bankruptcy Rule 3003(c)(3) and pursuant to the Code, any Final Order of the Bankruptcy Court or other applicable bankruptcy law, and as to which either (i) no objection to its allowance has been filed within the periods of limitation fixed by this Plan, the Code or by any order of the Bankruptcy Court or (ii) any objection to its allowance or classification has been settled, abandoned, waived, withdrawn, or has been denied by a Final Order, (d) that is expressly allowed in this Plan or (e) arises from the recovery of property under Sections 550 or 553 of the Code and is allowed in accordance with Section 502(h) of the Code.

               1.5. "Alvarez Agreement" means that certain Amended Employment Agreement dated as of June 11, 2001 and approved by order of the Bankruptcy Court dated February 21, 2002 between Group and Antonio C. Alvarez II.

               1.6. "Alvarez Incentive Bonus" means the payments and distributions, as set forth in Plan Schedule 1.6, to be made on the Effective Date to Antonio C. Alvarez II on account of the Administrative Claim held by Mr. Alvarez pursuant to the Alvarez Agreement, including, without limitation, such Claim on account of the Incentive Bonus, as defined in the Alvarez Agreement, plus the additional distributions to be made to Mr. Alvarez under this Plan as set forth in Plan Schedule 1.6.

               1.7. "Amended Certificates of Incorporation and Bylaws" has the meaning ascribed in Section 5.5. of this Plan.

               1.8. "Assets" means all assets of the Debtors or the Reorganized Debtors, as the case may be, of any nature whatsoever, including, without limitation, property of the Estate pursuant to Section 541 of the Code, Cash, Causes of Action, claims of right, interests and property, real and personal, tangible and intangible, but excluding all Claims released pursuant to this Plan or the Confirmation Order.

               1.9. "Ballot" means the ballot for voting to accept or reject this Plan distributed by the Debtors to all holders of impaired Claims entitled to vote on this Plan.

               1.10. "Bankruptcy Court" means the United States Bankruptcy Court for the Southern District of New York in which the Cases were filed or any other court with jurisdiction over the Cases.

               1.11. "Bankruptcy Rules" means the Federal Rules of Bankruptcy Procedure and the local rules and standing orders of the Bankruptcy Court, as amended from time to time to the extent applicable to the Cases.

               1.12. "Bar Date" means the dates by which the Bankruptcy Court ordered that proof of certain claims be filed.

               1.13. "Business Day" means any day other than a Saturday, Sunday or "legal holiday" as such term is defined in Bankruptcy Rule 9006(a).

               1.14. "Cases" means the reorganization proceedings of the Debtors under chapter 11 of the Code, jointly administered as Case Nos. 01-41643 (RLB) through 01-41680 (RLB).

               1.15. "Cash" means cash and cash equivalents, such as bank deposits, checks and other similar items or instruments denominated in legal tender of the United States of America.

               1.16. "Causes of Action" means any and all actions, causes of action, suits, accounts, controversies, agreements, promises, rights to legal remedies, rights to equitable remedies, rights to payment and claims, whether known, unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured and whether asserted or assertable directly or derivatively, in law, equity or otherwise.

               1.17. "Claim" means "claim" as defined in Section 101(5) of the Code, as supplemented by Section 102(2) of the Code, against any of the Debtors, whether or not asserted.

               1.18. "Class" means each category or group of holders of Claims or Claims and Interests as designated under this Plan.

               1.19. "Code" means the United States Bankruptcy Code, 11 U.S.C. 'SS''SS' 101 et seq., as amended from time to time to the extent applicable to the Cases.

               1.20. "Common Stock" means, collectively, (a) the common stock of Group issued and outstanding immediately prior to the Effective Date, (b) all options, warrants, conversion, privilege or other legal or contractual rights to purchase the common stock of Group, (c) any rights associated with the common stock under that certain Rights Agreement adopted by the Board of Directors of Group in August 1999 and (d) any rights associated with the common stock of any predecessor of Group or any predecessor of Group's subsidiaries.

               1.21. "Common Stock Claim" means any Claim with respect to the Common Stock of the kind described in Section 510(b) of the Code, together with any Claim asserted by an officer, director or underwriter for contribution, reimbursement or indemnification related thereto or otherwise.

               1.22. "Confirmation" means "confirmation" as used in Section 1129 of the Code.

               1.23. "Confirmation Bonus Plan" means a plan awarding certain bonus payments totaling $1 million to selected employees of the Debtors in recognition of their contribution to the Debtors' reorganization in the Cases, 50% of which shall be payable on or as soon as practicable after April 30, 2003 and the remainder of which shall be payable on or as soon as practicable after August 31, 2003, provided that such employee remains in the active employ of the Reorganized Debtors as of the applicable payment date.

               1.24. "Confirmation Date" means the date on which the Confirmation Order is entered in the docket by the clerk of the Bankruptcy Court.

               1.25. "Confirmation Hearing" means the hearings at which the Bankruptcy Court considers Confirmation of this Plan.

               1.26. "Confirmation Order" means an order of the Bankruptcy Court confirming this Plan pursuant to Section 1129 of the Code.

               1.27. "Creditor" means "creditor" as defined in Section 101(10) of the Code and shall mean a creditor of any Debtor.

               1.28. "Creditors' Committee" means the Official Committee of Unsecured Creditors appointed by the United States Trustee for the Southern District of New York pursuant to Section 1102(a) of the Code in the Cases on June 19, 2001, as it may be reconstituted from time to time.

               1.29. "Cure" means the distribution, within five (5) Business Days after the Effective Date or such other time as may be agreed upon by the parties or as ordered by the Bankruptcy Court or another court of competent jurisdiction, of Cash or such other property as may be agreed upon by the parties, ordered by the Bankruptcy Court or another court of competent jurisdiction, as the case may be, or determined in such other manner as the Bankruptcy Court may specify, with respect to the assumption of an executory contract or unexpired lease in accordance with the provisions of Article III of this Plan.

               1.30. "Debt Coordinators" has the meaning given to such term in the Pre-Petition Facility and Intercreditor Agreements.

               1.31. "Debtors" has the meaning set forth on page 2 of this Plan, a list of which entities, together with their jurisdictions of incorporation and case numbers in the Cases, is attached hereto as Plan Schedule 1.31.

               1.32. "Designated Post-Petition Loans" shall have the meaning as such term is defined in paragraph 3 of the DIP Approval Orders.

               1.33. "Designer Finance Trust" means that certain trust established pursuant to a Declaration of Trust dated as of September 26, 1996 and a Certificate of Trust filed with the Secretary of State of the State of Delaware on September 27, 1996 for the sole purpose of issuing and selling the TOPrS.

               1.34. "Dilution" means the dilution resulting from (a) grants pursuant to the Management Stock Incentive Program to the percentage distributions of New Warnaco Common Shares provided for under this Plan and (b) such adjustments in the total issued New Warnaco Common Shares as may occur pursuant to Section 6.5.(A) of this Plan.

               1.35. "DIP Approval Orders" means, collectively, the Interim and Final Orders (a) Authorizing Debtors to (i) Obtain Post-Petition Financing, Including Execution of Credit Agreement and (ii) Grant Liens and Priority Administrative Expense Status, (b) Approving Use Of Cash Collateral and Granting Adequate Protection and (c) Scheduling Final Hearing on Post-Petition Financing and Approving Form and Manner of Notice Thereof, dated June 11, 2001 and July 9, 2001, respectively.

               1.36. "DIP Credit Agreement" means the Senior Secured Super-Priority Debtor in Possession Revolving Credit Agreement dated as of June 11, 2001 by and among Warnaco Inc., Group and the Domestic Subsidiaries (defined therein), the Lenders (defined therein) and the Issuers (defined therein), as amended from time to time.

               1.37. "DIP Facility" means the senior secured superpriority debtor-in-possession financing facility in an original principal amount up to $600 million, provided by the DIP Lenders pursuant to the DIP Credit Agreement, as approved by the DIP Approval Orders.

               1.38. "DIP Facility Claim" means any Claim arising under the DIP Credit Agreement and related agreements.

               1.39. "DIP Lenders" means the Lenders as defined in the DIP Credit Agreement.

               1.40. "Disbursing Agent" means one or more disbursing agents, to be designated by the Debtors prior to the Confirmation Hearing in consultation with the Creditors' Committee, which may receive and make distributions to holders of Allowed Claims under and as provided in this Plan.

               1.41. "Disclosure Statement" means the Disclosure Statement with respect to this Plan approved by order of the Bankruptcy Court and all supplements, schedules and exhibits thereto.

               1.42. "Disputed Claim" means any Claim against a Debtor to the extent that (a) the allowance of such Claim or any portion thereof is the subject of an objection, appeal or motion to estimate that has been timely filed by a party in interest and which objection, appeal or motion has not been determined by a Final Order, (b) such Claim is scheduled by the Debtors in the Schedules as disputed, contingent and/or unliquidated or (c) during the period prior to the deadline fixed by this Plan and/or the Bankruptcy Court for objecting to such Claim, such Claim is in excess of the amount scheduled as other than disputed, unliquidated or contingent.

               1.43. "Distribution Record Date" means the date which is ten days prior to the Voting Deadline.

               1.44. "Effective Date" means the first Business Day that is 10 days after the later of the date on which (a) all conditions precedent set forth in Section 4.1. of this Plan have been satisfied or waived as provided in
Section 4.2. of this Plan and (b) no stay of the Confirmation Order is in effect.

               1.45. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. 'SS''SS' 1301-1461 (1994 & Supp. IV 1998).

               1.46. "Estate" means the estates of the Debtors, individually or collectively, as is appropriate in the context, created in the Cases pursuant to
Section 541 of the Code.

               1.47. "Exculpated Persons" has the meaning ascribed in Section
7.4. of this Plan.

               1.48. "Exhibit Filing Date" means the date on which certain exhibits and schedules to this Plan, which shall be in a form reasonably acceptable to the Debt Coordinators and the Creditors' Committee, shall be filed with the Bankruptcy Court, which date shall be at least ten days prior to the Voting Deadline.

               1.49. "Exit Financing Facility" means the senior secured asset-based financing facility to be entered into by the Reorganized Debtors and the lender(s) thereunder as contemplated in Section 5.7. of this Plan, providing for the principal terms and conditions set forth on Plan Schedule 5.7 to be filed on or before the Exhibit Filing Date.

               1.50. "Face Amount" means respecting a Claim, the amount equal to the first of the following that is applicable: (a) the amount fixed or estimated in an order of the Bankruptcy Court; (b) the liquidated amount set forth in a proof of claim filed by the applicable Bar Date; or (c) the amount of the Claim listed in the Schedules as liquidated or not contingent. If none of the foregoing applies, the Face Amount of the Claim shall be zero ($0) dollars.

               1.51. "Filed Fee Applications" has the meaning ascribed in
Section 5.2. of this Plan.

               1.52. "Final Distribution Date" means the first Business Day that is ten (10) days (or such longer period as may be reasonably determined by the Reorganized Debtors in consultation with the Post-Effective Date Committee) after the date on which all Disputed Claims have been resolved by Final Order.

               1.53. "Final Order" means an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the subject matter (a) that has not been reversed, stayed, modified or amended and as to which (i) any right to appeal or seek certiorari, review, reargument, stay or rehearing has been waived or (ii) the time to appeal or seek certiorari, review, reargument, stay or rehearing has expired and no appeal or petition for certiorari, review, reargument, stay or rehearing is pending or (b) as to which an appeal has been taken or petition for certiorari, review, reargument, stay or rehearing has been filed and (i) such appeal or petition for certiorari, review, reargument, stay or rehearing has been resolved by the highest court to which the order or judgment was appealed or from which certiorari, review, reargument, stay or rehearing was sought or (ii) the time to appeal further or seek certiorari, further review, reargument, stay or rehearing has expired and no such further appeal or petition for certiorari, further review, reargument, stay or rehearing is pending.

               1.54. "GE Capital" means General Electric Capital Corporation.

               1.55. "GE Capital Settlement Agreement" means that certain settlement agreement entered into by and among the Debtors and GE Capital, for itself and other participants, approved by the GE Settlement Order.

               1.56. "GE Settlement Amount" has the meaning ascribed in Section 2.6.(C) of this Plan.

               1.57. "GE Settlement Order" means that certain Order Pursuant to Rule 9019(a) of the Federal Rules of Bankruptcy Procedure (i) Approving the Settlement Between the Debtors and GE Capital Settlement, inter alia, of the Claims Asserted in the Motions Filed Pursuant to 11 U.S.C. 'SS' 365(d)(10) (Docket #266 and #268) and Cross Motion for Partial Summary Judgment (Docket #796) and (ii) Authorizing Entry into a Settlement Agreement, entered by the Bankruptcy Court on June 12, 2002.

               1.58. "Group" means The Warnaco Group, Inc., as defined on page 2 of this Plan, a Delaware corporation and debtor-in-possession in the above-captioned Case No. 01-41643 (RLB), pending in the Bankruptcy Court.

               1.59. "Initial Distribution Date" means the first Business Day that is ten (10) days (or such longer period as may be reasonably determined by the Reorganized Debtors in consultation with the Post-Effective Date Committee) after the Effective Date.

               1.60. "Intellectual Property Contract" means any contract or agreement relating to the right to use trademarks, service marks, trade names, personal names, endorsements, domain names, designs, patents, art work, trade secrets, copyrights and other proprietary mediums.

               1.61. "Intercompany Claim" means a Claim by a Debtor or an affiliate of a Debtor against a Debtor or an affiliate of a Debtor.

               1.62. "Interest" means all rights (including unpaid dividends) arising from any equity security (as defined in Section 101(16) of the Code) of any of the Debtors, including, without limitation, the Common Stock, but excluding Common Stock Claims.

               1.63. "Interim Distribution Date" means any date after the Initial Distribution Date on which the Reorganized Debtors determine, in consultation with the Post-Effective Date Committee, that an interim distribution should be made to Class 5, in light of, inter alia, resolutions of Disputed Claims and the administrative costs of such a distribution.

               1.64. "Lien" means, with respect to any interest in property, any mortgage, lien, pledge, charge, security interest, easement or encumbrance of any kind whatsoever affecting such interest in property.

               1.65. "Management Stock Incentive Program" means a stock incentive plan, pursuant to which, among other provisions, the Reorganized Debtors will reserve 10.0% of the New Warnaco Common Shares for award to certain members of management of the Reorganized Debtors, on a date and in a manner to be determined in the sole discretion of the Board of Directors of Reorganized Warnaco.

               1.66. "New Warnaco Common Shares" means the shares of common stock of Reorganized Warnaco that are to be issued and outstanding pursuant to, and as contemplated in, Section 5.9. of this Plan.

               1.67. "New Warnaco Second Lien Notes" means the notes to be issued by Reorganized Warnaco, as contemplated in Sections 2.1.(C) and 2.5.(C) of this Plan on account of the Alvarez Incentive Bonus and the Senior Secured Bank Claims, respectively, containing the principal terms and conditions set forth on Plan Schedule 1.67.

               1.68. "Original Domestic Facilities" means all unsecured credit facilities entered into by any of the Debtors prior to October 6, 2000, referred to in the Pre-Petition Facility and Intercreditor Agreements, and listed on Plan
Schedule 1.68.

               1.69. "Original Foreign Facilities" means all unsecured credit facilities entered into by any Warnaco Non-Debtor Subsidiary prior to October 6, 2000, referred to in the Pre-Petition Facility and Intercreditor Agreements, and listed on Plan Schedule 1.69.

               1.70. "Original Foreign Facilities Guaranty Claims" means the Claims arising under guaranties issued by any Debtor in respect of obligations under the Original Foreign Facilities, determined in each case as of the Petition Date.

               1.71. "Other Secured Claim" means a Secured Claim not classified in Class 2 and Class 3 under this Plan.

               1.72. "PBGC" means the Pension Benefit Guaranty Corporation, a wholly-owned United States government corporation that administers the defined benefit pension plan termination insurance program under Title IV of ERISA.

               1.73. "Pension Plan" means the Employee Retirement Plan of Warnaco Inc., a defined benefit pension plan covered by Title IV of ERISA and sponsored by Warnaco Inc.

               1.74. "Person" means any person, including, without limitation, any individual, partnership, joint venture, association, corporation, limited liability company, limited liability partnership company, trust, estate, unincorporated organization or governmental unit.

               1.75. "Petition Date" means June 11, 2001, the date on which the petitions initiating the Cases were filed with the Bankruptcy Court.

               1.76. "Plan" means this First Amended Joint Plan of Reorganization, as defined on page 2 of this Plan, and all addenda, exhibits, schedules and other attachments hereto, all of which are incorporated herein by reference, as the same may be amended from time to time, pursuant to this Plan, the Code or the Bankruptcy Rules.

               1.77. "Post-Effective Date Committee" has the meaning ascribed in
Section 5.2. of this Plan.

               1.78. "Post-Effective Date Committee Expenses" has the meaning ascribed in Section 5.2. of this Plan.

               1.79. "Post-Effective Date Committee Fees" has the meaning ascribed in Section 5.2. of this Plan.

               1.80. "Pre-Petition Collateral Trustee" shall have the meaning as such term is defined in paragraph C of the DIP Approval Orders.

               1.81. "Pre-Petition Facility and Intercreditor Agreements" means, collectively, (a) the Amendment, Modification, Restatement and General Provisions Agreement dated as of October 6, 2000 (as amended, supplemented or otherwise modified) among The Warnaco Group, Inc., Warnaco Inc., the other direct and indirect subsidiaries of Group party thereto, The Bank of Nova Scotia, as Administrative Agent, Scotiabank and Citibank, N.A., as Debt Coordinators, for themselves and as representatives of each of the Lender Parties, and State Street Bank and Trust Company, as Collateral Trustee and (b) the Intercreditor Agreement dated as of October 6, 2000 (as amended, supplemented or otherwise modified) among The Warnaco Group, Inc., Warnaco Inc., the other subsidiaries of The Warnaco Group, Inc. party thereto, The Bank of Nova Scotia, as Administrative Agent, The Bank of Nova Scotia and Salomon Smith Barney Inc., as Lead Arrangers, The Bank of Nova Scotia and Citibank, N.A., as Debt Coordinators, The Bank of Nova Scotia, Salomon Smith Barney Inc., Morgan Guaranty Trust Company of New York, Commerzbank A.G., New York Branch and Societe Generale, as Arrangers, Societe Generale, as Security Agent, the other financial institutions from time to time parties thereto and State Street Bank and Trust Company, as Collateral Trustee.

               1.82. "Pre-Petition Secured Lenders" means those lenders enumerated in the Pre-Petition Facility and Intercreditor Agreements, as such lenders may be constituted from time to time.

               1.83. "Pre-Petition Releasees" has the meaning ascribed in
Section 7.5. of this Plan.

               1.84. "Pre-Petition Released Matters" has the meaning ascribed in
Section 7.5. of this Plan.

               1.85. "Priority Non-Tax Claim" means a Claim to the extent that it is of the kind described in, and entitled to priority under, Section 507(a)(3), (4), (5) or (6) of the Code.

               1.86. "Priority Tax Claim" means a Claim to the extent that it is of the kind described in, and entitled to priority under, Section 507(a)(8) of the Code.

               1.87. "Registration Rights Agreement" means that certain agreement, to be dated as of the Effective Date, and filed on or before the Exhibit Filing Date, between Reorganized Warnaco, Antonio C. Alvarez II and certain creditors of the Debtors.

               1.88. "Reorganized Debtors" means, on and after the Effective Date, collectively, all of the Debtors that are reorganized under and pursuant to this Plan, and not merged pursuant to Section 5.4. of this Plan.

               1.89. "Reorganized Warnaco" means, on and after the Effective Date, Group, as reorganized under and pursuant to this Plan.

               1.90. "Rights Plan" means the rights plan to be filed on or prior to the Exhibit Filing Date, providing for, inter alia, the distribution to holders of New Warnaco Common Shares of one preferred share purchase right for each New Warnaco Common Share then outstanding.

               1.91. "Schedules" means the joint Schedules of Assets, Liabilities and Executory Contracts filed by the Debtors with the Clerk of the Bankruptcy Court for the Southern District of New York pursuant to Bankruptcy Rule 1007, as such schedules have been or may be amended or supplemented by the Debtors from time to time.

               1.92. "SEC" means the Securities and Exchange Commission.

               1.93. "Secured Claim" means a Claim that constitutes a secured claim under Section 506(a) or 1111(b) of the Code.

               1.94. "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

               1.95. "Senior Secured Bank Claim" means all Claims arising under or relating to the Pre-Petition Facility and Intercreditor Agreements, the Original Domestic Facilities, the Original Foreign Facilities and related agreements, and the DIP Approval Orders, including, without limitation, the Designated Post-Petition Loans, but excluding any claims against any Warnaco Non-Debtor Subsidiary under or relating to the Pre-Petition Facility and Intercreditor Agreements and the Original Foreign Facilities.

               1.96. "Single-Employer Pension Plan Claims" means all Claims of the PBGC against any of the Debtors, whether or not filed in the Cases, including, without limitation, proof of claim numbers 1435, 1436 and 1437 filed by the PBGC.

               1.97. "TOPrS" means the 6% Convertible Trust Originated Preferred Securities and the 6% Convertible Common Securities issued by Designer Finance Trust and representing undivided beneficial interests in the assets of Designer Finance Trust.

               1.98. "TOPrS Claim" means any claim arising under or with respect to the TOPrS Indenture, the TOPrS Supplemental Indenture, the TOPrS Guarantees, the TOPrS Trust Agreement or any documents executed in connection with or related to the issuance of the TOPrS, including, without limitation, the claims asserted in proofs of claim numbered 1692, 1693, 1694, and 1695 filed by the TOPrS Trustee.

               1.99. "TOPrS Guarantees" means, collectively, (i) that certain Preferred Securities Guarantee Agreement of The Warnaco Group, Inc. dated as of March 31, 1998, (ii) that certain Preferred Securities Guarantee Agreement of Designer Holdings Ltd. dated as of November 6, 1996, (iii) that certain Common Securities Guarantee Agreement of The Warnaco Group, Inc. dated as of March 31, 1998, and (iv) that certain Common Securities Guarantee Agreement of Designer Holdings Ltd. dated as of November 6, 1996.

               1.100. "TOPrS Indenture" means that certain Indenture between Designer Holdings Ltd., as Issuer, and IBJ Schroder Bank & Trust Company, as Trustee, dated as of November 6, 1996 with respect to the 6% Convertible Subordinated Debentures due 2016.

               1.101. "TOPrS Supplemental Indenture" means that certain First Supplemental Indenture between Designer Holdings Ltd., The Warnaco Group, Inc. and IBJ Schroder Bank & Trust Company, as Trustee, dated as of March 31, 1998.

               1.102. "TOPrS Trust Agreement" means that certain Declaration of Trust, dated as of September 26, 1996, as amended by the Amended and Restated Declaration of Trust, dated as of November 6, 1996, among Designer Holdings Ltd., as Sponsor, IBJ Schroder Bank & Trust Company, as Property Trustee, Delaware Trust Capital Management, Inc., as Delaware Trustee, and Arnold H. Simon and Merril M. Halpern, as Regular Trustees.

               1.103. "TOPrS Trustee" means, collectively, (i) the Indenture Trustee under the TOPrS Indenture and the TOPrS Supplemental Indenture, (ii) the Property Trustee for the holders of the TOPrS, (iii) the Guarantee Trustee with respect to the TOPrS Guarantees, and (iv) the Property Trustee, as the sole holder of the 6% Convertible Subordinated Debentures due 2016, currently Wells Fargo Bank Minnesota, N.A.

               1.104. "TOPrS Trustee Charging Lien" means any Lien or other priority in payment arising prior to the Effective Date to which the TOPrS Trustee is entitled, pursuant to the TOPrS Indenture, the TOPrS Supplemental Indenture, the TOPrS Guarantees, and the TOPrS Trust Agreement, against distributions to be made to holders of TOPrS Claims for payment of any TOPrS Trustee Fee.

               1.105. "TOPrS Trustee Fee" means the reasonable compensation, fees, expenses, disbursements and indemnity claims, including, without limitation, attorneys' and agents' fees, expenses and disbursements, incurred by the TOPrS Trustee, whether prior to or after the Petition Date and whether prior to or after the consummation of the Plan.

               1.106. "Unclaimed Property" means any distribution under the Plan that is unclaimed by the holder of the Allowed Claim entitled to such distribution ninety (90) days after the distribution date applicable to such distribution.

               1.107. "Unsecured Claim" means a Claim that is not an Administrative Claim, a Priority Tax Claim, a Priority Non-Tax Claim, a Secured Claim, a Senior Secured Bank Claim, a TOPrS Claim, an Intercompany Claim or a Common Stock Claim.

               1.108. "Unsecured Pool" means the shares of New Warnaco Common Shares to be delivered to the Disbursing Agent by Reorganized Warnaco in accordance with Section 6.3. of this Plan for distribution to holders of Allowed Class 5 Claims.

               1.109. "Voting Deadline" means the date set in an order of the Bankruptcy Court as the deadline for the return of Ballots accepting or rejecting this Plan.

               1.110. "Warnaco Non-Debtor Subsidiary" means any direct or indirect subsidiary of Group that is not a Debtor in the Cases.

               B. Interpretation. For purposes of this Plan: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, will include both the singular and the plural; (b) unless otherwise provided in this Plan, any reference in this Plan to a contract, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that such document will be substantially in such form or substantially on such terms and conditions; (c) unless otherwise provided in this Plan, any reference in this Plan to an existing document or exhibit means such document or exhibit, as it may have been or may be amended, modified or supplemented pursuant to this Plan; (d) unless otherwise specified herein, any reference to an entity as a holder of a Claim includes that entity's successors, assigns and affiliates; (e) unless otherwise specified, all references in this Plan to Sections, Articles, schedules and exhibits are references to Sections, Articles, schedules and exhibits of or to this Plan; (f) the words "herein" and "hereto" refer to this Plan in its entirety rather than to a particular portion of this Plan; (g) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be part of or to affect the interpretation of this Plan; and (h) the rules of construction set forth in Section 102 of the Code will apply.

               C. Computation of Time. In computing any period of time prescribed or allowed by this Plan, the provisions of Bankruptcy Rule 9006(a) will apply.

                                   ARTICLE II

              CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

          The following is a designation of the Classes of Claims and Interests classified under this Plan. A Claim or Interest is in a particular Class for purposes of voting on, and of receiving distributions pursuant to, this Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and such Claim or Interest has not been paid, released or otherwise settled prior to the Effective Date. Claims against more than one Debtor with respect to a single obligation, by reason of guaranty, joint or "control group" liability, or otherwise, shall be deemed to be a single Claim in the Allowed amount of such obligation for purposes of voting, allowance, distribution and all other purposes under this Plan. In accordance with Section 1123(a)(1) of the Code, Administrative Claims and Priority Tax Claims have not been classified, although the treatment for such unclassified Claims is set forth below.

          A. Unclassified Claims.

               2.1. Administrative Claims.

                    (A) General. Subject to the provisions of Section 6.6.(A) of this Plan and unless otherwise agreed by the holder of an Allowed Administrative Claim (in which event such other agreement shall govern), and except with respect to the Alvarez Incentive Bonus (see subsection (C) below), the Designated Post-Petition Loans (see subsection (D) below), and claims of the Debt Coordinators and the Pre-Petition Collateral Trustee payable under paragraph 22 of the DIP Approval Orders, each holder of an Allowed Administrative Claim shall be paid in full in Cash (i) at the sole option of the Debtors (before the Effective Date) or the Reorganized Debtors (on or after the Effective Date), (a) in the ordinary course of business as the Claim becomes due and owing or (b) on the Initial Distribution Date or (ii) on such other date as the Bankruptcy Court may order.

                    (B) Statutory Fees. On the Effective Date, Administrative Claims for fees payable pursuant to Section 1930 of title 28 of the United States Code, 28 U.S.C. Section 1930, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid in Cash in an amount equal to the amount of such Administrative Claims. All such fees payable after the Effective Date will be assumed and paid by the Reorganized Debtors.

                    (C) Alvarez Incentive Bonus. On the Effective Date, the Reorganized Debtors shall make the payments in Cash and the distributions of New Warnaco Second Lien Notes and New Warnaco Common Shares, as set forth in Plan
Schedule 1.6, in satisfaction of the Alvarez Incentive Bonus.

                    (D) Designated Post-Petition Loans. The Designated Post-Petition Loans shall be satisfied in full by the payments and distributions to be made to the Pre-Petition Secured Lenders as set forth in Section 2.5.(C) of this Plan.

               2.2. Priority Tax Claims. Unless otherwise agreed by the holder of an Allowed Priority Tax Claim (in which event such other agreement shall govern), each holder of an Allowed Priority Tax Claim shall receive, on the Initial Distribution Date, at the Reorganized Debtors' option, (a) Cash equal to the amount of such Allowed Priority Tax Claim or (b) Cash in six equal annual installments, together with interest thereon at the legal rate required for such claims in chapter 11 cases, which interest shall be paid annually in arrears pursuant to Section 1129(a)(9)(C) of the Code.

               2.3. DIP Facility Claim. On the Effective Date, the DIP Facility Claim shall be paid in full in Cash, or otherwise satisfied in a manner acceptable to the DIP Lenders; provided, however, that all letters of credit under the DIP Facility as of the Effective Date shall remain outstanding as of the Effective Date and shall be paid, in the event drawn, through a borrowing by the Reorganized Debtors under the Exit Financing Facility.

          B. Classified Claims and Interests.

               2.4. Class 1 -- Priority Non-Tax Claims.

                    (A) Classification. Class 1 consists of all Priority Non-Tax Claims.

                    (B) Allowance. Class 1 Claims shall be allowed or disallowed in accordance with Section 6.6.(B) of this Plan and applicable provisions of the Code and Bankruptcy Rules.

                    (C) Treatment. Unless otherwise agreed by the holder of an Allowed Priority Non-Tax Claim (in which event such agreement shall govern), each holder of an Allowed Class 1 Claim shall be paid in full in Cash on the later of the Initial Distribution Date and a date that is as soon as practicable after the date upon which such Claim becomes an Allowed Priority Non-Tax Claim.

                    (D) Impairment and Voting. Class 1 Claims are unimpaired and the holders thereof are not entitled to vote on this Plan.

               2.5. Class 2 -- Senior Secured Bank Claims.

                    (A) Classification. Class 2 consists of all Senior Secured Bank Claims.

                    (B) Allowance. Class 2 Claims shall be Allowed Claims pursuant to this Plan and entitled to the distributions set forth herein.

                    (C) Treatment. On the Effective Date, each holder of a Senior Secured Bank Claim shall receive in full satisfaction of its Senior Secured Bank Claim its pro rata share of the following, to be distributed by the Administrative Agent in accordance with the Pre-Petition Facility and Intercreditor Agreements: (i) Cash equal to the amount of the balance due on the Original Foreign Facilities Guaranty Claims, which shall be applied to repay in full satisfaction of any outstanding amounts owing by the Debtors under the Original Foreign Facilities as of the Petition Date; (ii) New Warnaco Second Lien Notes in the aggregate principal amount of $200 million; and (iii) 96.263% of the New Warnaco Common Shares, subject to Dilution. In the event that holders of Class 6 Claims are not entitled to receive a distribution as provided in
Section 2.9.(C) of this Plan, on the Effective Date, each holder of a Class 2 Senior Secured Bank Claim will receive its pro rata share of an additional 0.581% of the New Warnaco Common Shares, subject to Dilution.

                    (D) Impairment and Voting. Class 2 Claims are impaired and the holders thereof are entitled to vote on this Plan.

               2.6. Class 3 -- GE Capital Secured Claims Under the 1997 MLA.

                    (A) Classification. Class 3 consists of GE Capital Secured Claims Under the 1997 MLA.

                    (B) Allowance. Class 3 Claims shall be Allowed as provided in the GE Capital Settlement Agreement.

                    (C) Treatment. The GE Capital Settlement Agreement and the GE Settlement Order and each of their provisions shall be deemed to be a part of this Plan and the Confirmation Order. As provided in the GE Capital Settlement Agreement, in satisfaction of obligations arising under the 1997 MLA, GE Capital shall receive an amount equal to $15.2 million (the "GE Settlement Amount"), less all amounts paid by the Debtors to GE Capital with respect to the 1997 MLA from the Petition Date through and including the Effective Date, which amount shall be payable without interest at the rate of $750,000 per month from and after the Effective Date until the GE Settlement Amount is paid in full. GE Capital shall retain its first priority perfected security interest in and to all of the 1997 Equipment (as that term is defined in the GE Capital Settlement Agreement) all as more particularly set forth in the GE Capital Settlement Agreement. To the extent of a conflict between the GE Capital Settlement Agreement and/or the GE Settlement Order, on the one hand, and this Plan and/or the Confirmation Order, on the other hand, the terms of the GE Capital Settlement Agreement and the GE Settlement Order shall govern and control.

                    (D) Impairment and Voting. Class 3 Claims are unimpaired and the holders thereof are not entitled to vote on this Plan.

               2.7. Class 4 -- Other Secured Claims.

                    (A) Classification. Class 4 consists of Other Secured
Claims.

                    (B) Allowance. Class 4 Claims shall be allowed or disallowed in accordance with Section 6.6.(B) of this Plan and applicable provisions of the Code and Bankruptcy Rules.

                    (C) Treatment. Other Secured Claims against the Debtors shall, at the sole option of the Debtors, be: (i) paid in full in Cash on the Initial Distribution Date; (ii) reinstated according to the terms of the relevant instrument; (iii) paid on such other terms as the Debtors and the holder of such Claim may agree; or (iv) satisfied through the surrender by the applicable Debtors of the collateral securing the Claim to the holder thereof.

                    (D) Impairment and Voting. Class 4 Claims are unimpaired and the holders thereof are not entitled to vote on this Plan.

               2.8. Class 5 -- Unsecured Claims.

                    (A) Classification. Class 5 consists of Unsecured Claims.

                    (B) Allowance. Class 5 Claims shall be allowed or disallowed in accordance with Section 6.6.(B) of this Plan and applicable provisions of the Code and Bankruptcy Rules.

                    (C) Treatment. Each holder of an Allowed Unsecured Claim shall receive its pro rata share of 2.549% of the New Warnaco Common Shares, subject to Dilution. In the event that holders of Class 6 Claims are not entitled to receive a distribution as provided in Section 2.9.(C) of this Plan, each holder of an Allowed Unsecured Claim will receive its pro rata share of an additional 0.015% of the New Warnaco Common Shares, subject to Dilution.

                    (D) Impairment and Voting. Class 5 Claims are impaired and the holders thereof are entitled to vote on this Plan.

               2.9. Class 6 -- TOPrS Claims.

                    (A) Classification. Class 6 consists of TOPrS Claims.

                    (B) Allowance. Class 6 Claims shall be Allowed Claims pursuant to this Plan and entitled to the distributions set forth herein; provided, however, that any proof of claim in respect of the TOPrS filed by a registered or beneficial holder of a TOPrS Claim shall be disallowed as duplicative of proofs of claim numbered 1692, 1693, 1694 and 1695 filed by the TOPrS Trustee.

                    (C) Treatment. In the event that the holders of the TOPrS Claims vote as a Class to reject this Plan, the holders of TOPrS Claims shall not receive or retain any interest or property under this Plan, and no distribution shall be made on account of the TOPrS Claims, and the New Warnaco Common Shares that would otherwise be distributed on account of the TOPrS Claims as set forth in the next sentence shall instead be distributed pro rata to holders of Allowed Class 2 and Allowed Class 5 Claims in the following percentages: 0.581% to the holders of Allowed Class 2 Claims and 0.015% to the holders of Allowed Class 5 Claims, subject to Dilution. Otherwise, in full satisfaction of the TOPrS Claims, on the Initial Distribution Date, the Reorganized Debtors shall distribute to the TOPrS Trustee, subject to the right of the TOPrS Trustee to assert its TOPrS Trustee Charging Lien against the distributions to the holders of the TOPrS to the extent the TOPrS Trustee Fee remains unpaid, or such persons as the TOPrS Trustee shall designate at least ten days prior to the Confirmation Hearing, for redelivery to the holder(s) of the TOPrS Claims, a stock certificate evidencing ownership of 0.596% of the New Warnaco Common Shares, subject to Dilution, and in addition shall pay the amount of up to $300,000 to the TOPrS Trustee on account of the TOPrS Trustee Fee, subject to receipt and review by the Debtors of invoices detailing such fees and expenses.

                    (D) Impairment. TOPrS Claims are impaired.

               2.10. Class 7 -- Intercompany Claims.

                    (A) Classification. Class 7 consists of Intercompany Claims.

                    (B) Treatment. Subject to Section 5.10. of this Plan, Intercompany Claims shall be discharged, and the holders of Intercompany Claims shall not be entitled to receive or retain any property on account of such Claims.

               2.11. Class 8 -- Common Stock Claims and Interests.

                    (A) Classification. Class 8 consists of Common Stock Claims and Interests.

                    (B) Treatment. Interests shall be cancelled, and the holders of Common Stock Claims and Interests shall not be entitled to receive or retain any property on account of such Claims and Interests.

                    (C) Impairment and Voting. Class 8 Claims and Interests are impaired and the holders thereof are deemed not to have accepted this Plan.

                                  ARTICLE III

              TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

               3.1. Rejected Contracts and Leases. Each executory contract and unexpired lease to which any of the Debtors is a party shall be deemed automatically rejected as of the Effective Date, except with respect to Intellectual Property Contracts, which shall be deemed automatically assumed as of the Effective Date, unless such executory contract or unexpired lease (a) shall have been previously rejected or assumed by order of the Bankruptcy Court or (b) is the subject of a motion to assume or reject filed on or before the Confirmation Date or (c) is listed on the schedule of contracts and leases to be rejected or assumed pursuant to this Plan, annexed as Plan Schedules 3.1 and 3.2, respectively (and as the same may be modified or supplemented, if at all, pursuant to Section 3.3.(B) of this Plan). The Confirmation Order shall constitute an order of the Bankruptcy Court approving such deemed rejection or assumption (with respect to Intellectual Property Contracts only), as applicable, as of the Effective Date. All executory contracts and unexpired leases specifically listed on the schedule of rejected executory contracts and unexpired leases, annexed as Plan Schedule 3.1, shall be deemed automatically rejected pursuant to this Plan by the applicable Debtor as of the Effective Date.

               3.2. Assumed Contracts and Leases. All executory contracts and unexpired leases specifically listed on the schedule of assumed executory contracts and unexpired leases, annexed as Plan Schedule 3.2 and modified or supplemented, if at all, pursuant to Section 3.3.(B) of this Plan, shall be deemed automatically assumed pursuant to this Plan by the applicable Debtor as of the Effective Date.

               Each executory contract and unexpired lease that is assumed under this Plan and relates to the use, ability to acquire or occupancy of real property shall include (a) all modifications, amendments, supplements, restatements or other agreements made directly or indirectly by any agreement, instrument or other document that in any manner affect such executory contract or unexpired lease and (b) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, reciprocal easement agreements and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to a Final Order of the Bankruptcy Court or is otherwise rejected as part of this Plan.

               3.3. Miscellaneous.

                    (A) The Debtors reserve the right to file a motion on or before the Confirmation Date to assume or reject any executory contract or unexpired lease.

                    (B) Notwithstanding any other provision of this Plan, each of the Debtors shall retain the right to, at any time prior to the Confirmation Hearing, modify or supplement Plan Schedule 3.1 and Plan Schedule 3.2, including, without limitation, the right to add any executory contract or unexpired lease to, or delete any executory contract or unexpired lease from, Plan Schedule 3.1 or Plan Schedule 3.2.

                    (C) Listing an executory contract or unexpired lease on Plan
Schedule 3.1 or Plan Schedule 3.2 shall not constitute an admission by any of the Debtors or the Reorganized Debtors that such contract or lease (including any related agreements that may exist) is an executory contract or unexpired lease or that the applicable Debtor or Reorganized Debtor has any liability thereunder.

               3.4. Payments Related to Assumption of Executory Contracts and Unexpired Leases. Any monetary amounts by which each executory contract and unexpired lease to be assumed under this Plan may be in default shall be satisfied by Cure in the amount, if any, set forth in Plan Schedule 3.2, or, in the event of an objection to such Cure amount or if no such Cure amount is listed, in the amount agreed between the parties or as ordered by the Bankruptcy Court or another court of competent jurisdiction. To the extent the non-Debtor party to the unexpired lease or executory contract does not object to the amount of Cure set forth in Plan Schedule 3.2 on or before the Voting Deadline, such non-Debtor party shall be deemed to accept such Cure amount. In the event of a dispute regarding (a) the nature or the amount of any Cure, (b) the ability of the applicable Reorganized Debtor or any assignee to provide "adequate assurance of future performance" (within the meaning of Section 365 of the Code) under the contract or lease to be assumed or (c) any other matter pertaining to assumption, such dispute shall be determined by the Bankruptcy Court or another court of competent jurisdiction, or as the parties may otherwise agree. To the extent that the Debtor who is a party to the unexpired lease or executory contract is to be merged pursuant to Section 5.4. of this Plan, upon assumption as contemplated herein, the Reorganized Debtor that is the surviving entity after such merger shall be the party to the unexpired lease or executory contract.

               3.5. Post-Petition Contracts and Leases. All contracts, agreements and leases that were entered into by the Debtors or assumed by the Debtors after the Petition Date shall be deemed assigned by the Debtors to the Reorganized Debtors on the Effective Date.

               3.6. Rejection Damages Bar Date. If the rejection by a Debtor, pursuant to this Plan or otherwise, of an executory contract or unexpired lease results in a Claim, then such Claim shall be forever barred and shall not be enforceable against any Debtor or Reorganized Debtor or the properties of any of them unless a proof of claim is filed with the clerk of the Bankruptcy Court and served upon counsel to the Debtors within thirty (30) days after service of the earlier of (a) notice of the Confirmation Date or (b) other notice that the executory contract or unexpired lease has been rejected pursuant to an order of the Bankruptcy Court.

                                   ARTICLE IV

                              CONDITIONS PRECEDENT

               4.1. Conditions to Occurrence of Effective Date. The following are conditions precedent to the occurrence of the Effective Date, each of which may be satisfied or waived in accordance with Section 4.2. of this Plan: (i) the Reorganized Debtors have entered into definitive documentation with respect to the Exit Financing Facility and the New Warnaco Second Lien Notes, and all conditions precedent under such Facility and Notes shall have been satisfied (but for the occurrence of the Effective Date); (ii) the Reorganized Debtors have entered into the Registration Rights Agreement; (iii) the Confirmation Order has been entered by the Bankruptcy Court; (iv) at least ten (10) days have elapsed since the Confirmation Date; (v) no stay of the Confirmation Order is in effect; and (vi) the Confirmation Order has not been reversed, modified or vacated.

               4.2. Waiver of Conditions to Consummation. The conditions set forth in Section 4.1. of this Plan may be waived, in whole or in part, upon the mutual consent of the Debtors, the Debt Coordinators and the Creditors' Committee, without notice to any other parties in interest or the Bankruptcy Court and without a hearing. No waiver or non-waiver of any conditions to Confirmation or to the Effective Date shall diminish the application of the mootness doctrine with respect to the Confirmation of this Plan or any order entered in connection therewith, which doctrine shall apply to the fullest extent of applicable law.

               4.3. Non-Consensual Confirmation. Because Class 7 and Class 8 are deemed not to have accepted this Plan pursuant to Section 1126(g) of the Code, as to such Classes and any other Class that votes to reject this Plan, the Debtors are seeking confirmation of this Plan in accordance with Section 1129(b) of the Code, either under the terms provided herein or upon such terms as may exist if this Plan is modified in accordance with Section 1127(d) of the Code.

                                   ARTICLE V

                             IMPLEMENTATION OF PLAN

               5.1. Pre-Effective Date Management and Operation of Debtors. After the Confirmation Date and until the Effective Date, the current directors and officers of each Debtor shall continue to serve in such capacities, subject to such changes as may be determined by the Board of Directors of a Debtor in accordance with the current Bylaws and Certificates of Incorporation of such Debtor.

               5.2. Post-Effective Date Committee; Dissolution of Committee. The Creditors' Committee shall continue to exist after the Confirmation Date until the Effective Date with the same power and authority, and the same ability to retain and compensate professionals, as it had prior to the Confirmation Date. On and as of the Effective Date, the Creditors' Committee shall be reconstituted and shall be comprised of no more than seven (7) members of the Creditors' Committee prior to the Effective Date (the "Post-Effective Date Committee"). The members of the Creditors' Committee who are not members of the Post-Effective Date Committee shall be released and discharged of and from all further authority, duties, responsibilities, and obligations related to and arising from and in connection with the Cases. In the event of the death or resignation of any member of the Post-Effective Date Committee after the Effective Date, the remaining members of the Post-Effective Date Committee shall have the right to designate a successor from among the holders of Allowed Class 5 Claims. If a Post-Effective Date Committee member assigns its Claim or releases the Debtors from payment of all or the balance of its Claim, such act shall constitute a resignation from the Post-Effective Date Committee. Until a vacancy on the Post-Effective Date Committee is filled, the Post-Effective Date Committee shall function in its reduced number. The Reorganized Debtors shall consult with the Post-Effective Date Committee on a regular basis concerning the Reorganized Debtors' investigation, prosecution and proposed settlement of Class 5 Claims and shall provide written reports to the Post-Effective Date Committee on a monthly basis regarding the status of the Claims resolution process. The Reorganized Debtors shall not settle or compromise any Class 5 Claim in excess of the Allowed amount of $25,000 without either the approval of the Post-Effective Date Committee (which shall act by majority vote) or an order of the Bankruptcy Court. Subject to the approval of the Post-Effective Date Committee, the Reorganized Debtors may settle or compromise any Class 5 Claim in excess of the Allowed amount of $25,000 without an order of the Bankruptcy Court. The Reorganized Debtors may settle or compromise any Class 5 Claim for less than the Allowed amount of $25,000 without an order of the Bankruptcy Court and without the approval of the Post-Effective Date Committee. The duties of the Post-Effective Date Committee shall also include services related to any applications for allowance of compensation or reimbursement of expenses pending on the Effective Date or filed after the Effective Date (collectively, the "Filed Fee Applications"). The Reorganized Debtors shall pay (a) the reasonable expenses of the members of the Creditors' Committee between the Confirmation Date and the Effective Date, and the Post-Effective Date Committee (the "Post-Effective Date Committee Expenses") and (b) the reasonable fees of the professional persons employed by the Post-Effective Date Committee in connection with its duties and responsibilities as set forth in this Plan (the "Post-Effective Date Committee Fees"); provided, however, that the total aggregate amount of the Post-Effective Date Committee Expenses and the Post-Effective

Date Committee Fees shall not exceed $100,000.00 (exclusive of services related to Filed Fee Applications). The Post-Effective Date Committee Fees and the Post-Effective Date Committee Expenses shall be paid within fifteen (15) Business Days after submission of a detailed invoice therefor to the Reorganized Debtors. If the Reorganized Debtors dispute the reasonableness of any such invoice, the Reorganized Debtors, the Post-Effective Date Committee or the affected professional may submit such dispute to the Bankruptcy Court for a determination of the reasonableness of such invoice, and the disputed portion of such invoice shall not be paid until the dispute is resolved. The undisputed portion of such reasonable fees and expenses shall be paid as provided herein. The Post-Effective Date Committee shall be dissolved and the members thereof shall be released and discharged of and from further authority, duties, responsibilities and obligations relating to and arising from and in connection with the Cases on the later of (i) the Final Distribution Date and (ii) the date all services related to Filed Fee Applications are completed, and the retention or employment of the Post-Effective Date Committee's professionals shall terminate.

               5.3. Pre-Effective Date Injunctions or Stays. All injunctions or stays, whether by operation of law or by order of the Bankruptcy Court, provided for in the Cases pursuant to Sections 105 or 362 of the Code or otherwise that are in effect on the Confirmation Date shall remain in full force and effect until the Effective Date.

               5.4. Merger of Certain Debtors. Effective as of the Effective Date but immediately prior to the discharge of the Debtors described in Section
7.2. of this Plan, the following transactions shall occur in the following order: (i) each of Warnaco Men's Sportswear Inc., Warnaco Ventures Ltd., Ventures Ltd. and Blanche Inc. shall be merged with and into Warnaco Inc. and Warnaco Inc. shall be the surviving corporation in such merger; (ii) AEI Management Corporation shall be merged with and into Rio Sportswear Inc. and Rio Sportswear Inc. shall be the surviving corporation in such merger; (iii) CCC Acquisition Realty Corp. shall be merged with and into Authentic Fitness Products Inc. and Authentic Fitness Products Inc. shall be the surviving corporation in such merger; (iv) CKJ Sourcing Inc. shall be merged with and into Calvin Klein Jeanswear Company and Calvin Klein Jeanswear Company shall be the surviving entity in such merger; and (iv) Group shall transfer 100% of the shares held by Group in each of Myrtle Avenue, Inc., Authentic Fitness Corporation and Designer Holdings Ltd. to Warnaco Inc. Except as otherwise set forth in this Plan, or as modified by appropriate corporate action after the Effective Date, the corporate structure and equity ownership of the Debtors and their subsidiaries shall be unchanged.

               5.5. Amended Certificates of Incorporation and Bylaws. As of the Effective Date, the certificates of incorporation and bylaws of each of the Debtors shall be amended as necessary to satisfy the provisions of this Plan and the Code, including, without limitation, the prohibition against the issuance of non-voting equity securities set forth in Section 1123(a)(6) of the Code (the "Amended Certificates of Incorporation and Bylaws"). The forms of Amended Certificates of Incorporation and Bylaws, to be filed on or before the Exhibit Filing Date as Exhibits 1 and 2 to this Plan, shall become effective on the Effective Date. After the Effective Date, the Amended Certificates of Incorporation and Bylaws shall be subject to such further amendments or modifications as may be made by law, or pursuant to such Amended Certificates of Incorporation and Bylaws.

               5.6. Post-Effective Date Management and Operation of Reorganized Debtors. As of the Effective Date, the directors and officers of each Debtor that is not a Reorganized Debtor will be terminated. The Debtors shall file Plan
Schedule 5.6 with the Bankruptcy Court on or before the Exhibit Filing Date setting forth the offices, the names and affiliations of, and the compensation proposed to be paid to, the individuals intended to serve as directors and officers of each Reorganized Debtor on and after the Effective Date. On and after the Effective Date, each Reorganized Debtor shall be governed in accordance with the Amended Certificates of Incorporation and Bylaws.

               5.7. Exit Financing Facility. On the Effective Date, the Reorganized Debtors will enter into definitive documentation with respect to the Exit Financing Facility with the respective lenders thereunder. On or about the Effective Date, the Debtors shall borrow funds under the Exit Financing Facility in amounts which, together with such other cash as is available to the Debtors, will be sufficient to make all Cash distributions to be made under this Plan.

               5.8. Issuance of New Warnaco Second Lien Notes. On the Effective Date, Reorganized Warnaco will enter into definitive documentation with respect to, and will issue, the New Warnaco Second Lien Notes for distribution in accordance with this Plan. The issuance of the New Warnaco Second Lien Notes and the distribution, transfer or exchange thereof in accordance with this Plan shall be exempt from registration under applicable securities laws (including without limitation, Section 5 of the Securities Act or any similar state or local law requiring the registration for offer or sale of a security or registration or licensing of an issuer or a security) pursuant to Section 1145(a) of the Code, and may be sold without registration to the extent permitted under Section 1145 of the Code.

               5.9. Issuance of New Warnaco Common Shares. On the Effective Date, Reorganized Warnaco will issue the New Warnaco Common Shares for distribution in accordance with this Plan. The issuance of the New Warnaco Common Shares and the distribution, transfer or exchange thereof in accordance with this Plan shall be exempt from registration under applicable securities laws (including without limitation, Section 5 of the Securities Act or any similar state or local law requiring the registration for offer or sale of a security or registration or licensing of an issuer of a security) pursuant to
Section 1145(a) of the Code, and may be sold without registration to the extent permitted under Section 1145 of the Code.

               5.10. Transfer of Intercompany Claims. Prior to the discharge of Intercompany Claims, as provided in Section 2.10.(B) of this Plan, the Debtors shall have the right to retain, or effect such transfers and setoffs with respect to, Intercompany Claims as they may deem appropriate for accounting, tax and commercial business purposes, to the fullest extent permitted by applicable law.

               5.11. Management Stock Incentive Program and Confirmation Bonuses. On or as soon as practicable after the Effective Date, the Management Stock Incentive Program will be adopted by Reorganized Warnaco pursuant to its terms. In addition, on the Effective Date, the Confirmation Bonus Plan will be implemented. In addition, on or as soon as practicable after the Effective Date, Stuart D. Buchalter, the Non-Executive Chairman of the Board of Directors of Group shall receive a bonus in recognition of his contribution to the Debtors' reorganization in these Cases and his undertaking to serve on the board of directors of Reorganized Warnaco in the aggregate amount of $350,000, comprised of $210,000 in Cash and an amount of New Warnaco Common Shares equal in value to $140,000 which shall be distributed from the New Warnaco Common Shares reserved under the Management Stock Incentive Program.

               5.12. Rights Plan. On the Effective Date, Reorganized Warnaco will enter into the Rights Plan, which shall become effective in accordance with its terms.

               5.13. Registration Rights Agreement. On the Effective Date, Reorganized Warnaco will enter into the Registration Rights Agreement, which shall become effective in accordance with its terms. The Reorganized Debtors shall use their reasonable best efforts to cause the New Warnaco Common Shares to be quoted on the NASDAQ National Market within sixty (60) days after the Effective Date.

               5.14. Effectuating Documents; Further Transactions. The Chief Executive Officer, President, Chief Financial Officer or General Counsel of Reorganized Warnaco or any Debtor shall be authorized to execute, deliver, file or record such contracts, instruments, releases, indentures and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and implement the provisions of this Plan, without any further order of the Bankruptcy Court and without the requirement of any further action by any stockholder or director of any of the Debtors or Reorganized Debtors. The Secretary or any Assistant Secretary of each Debtor or Reorganized Debtor shall be authorized to certify or attest to any of the foregoing actions.

               5.15. Exemption From Certain Transfer Taxes. Pursuant to Section 1146 of the Code, (a) the issuance, transfer or exchange of any securities, instruments or documents, (b) the creation of any Lien, mortgage, deed of trust or other security interest, (c) the making or assignment of any lease or sublease or the making or delivery of any deed or other instrument of transfer under, pursuant to, in furtherance of, or in connection with this Plan, including, without limitation, any deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under this Plan or the reinvesting, transfer or sale of any real or personal property of the Debtors pursuant to, in implementation of, or as contemplated in this Plan and (d) the issuance, renewal, modification or securing of indebtedness by such means, and the making, delivery or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, this Plan, including, without limitation, the Confirmation Order, shall not be subject to any document recording tax, stamp tax, conveyance fee or other similar tax, mortgage tax, real estate transfer tax, mortgage recording tax or other similar tax or governmental assessment. Consistent with the foregoing, each recorder of deeds or similar official for any county, city or governmental unit in which any instrument hereunder is to be recorded shall, pursuant to the Confirmation Order, be ordered and directed to accept such instrument without requiring the payment of any filing fees, documentary stamp tax, deed stamps, stamp tax, transfer tax, intangible tax or similar tax.

               5.16. Continuation of Warnaco Pension Plan. Upon the occurrence of the Effective Date, the Reorganized Debtors will continue the Pension Plan, including meeting the minimum funding standards under ERISA and the Internal Revenue Code, paying all PBGC insurance premiums, and administering and operating the Pension Plan in accordance with its terms and ERISA. Nothing in this Plan shall be deemed to discharge, release, or relieve the Debtors, the Reorganized Debtors, any member of the Debtors' controlled groups (as defined in 29 U.S.C. 'SS''SS' 1301(a)(14)), or any other party, in any capacity, from any current or future liability with respect to the Pension Plan, and PBGC and the Pension Plan shall not be enjoined or precluded from enforcing such liability as a result of this Plan's provisions or confirmation. Upon the Effective Date, PBGC shall be deemed to have withdrawn the Single-Employer Pension Plan Claims with prejudice. After the Effective Date, the Reorganized Debtors shall have the authority to terminate, amend or freeze the Pension Plan in accordance with the terms of the Pension Plan, ERISA and the Internal Revenue Code.

               5.17. Employment, Retirement, and Incentive Compensation Plans and Programs. Except as otherwise set forth in this Plan, to the extent that any of the Debtors have in place as of the Effective Date retirement income plans, welfare benefit plans and other employee-related plans and programs, such plans and programs shall be deemed terminated as of the Effective Date; provided that, the plans and programs set forth in Plan Schedule 5.17 to be filed on or before the Exhibit Filing Date shall be deemed in effect. After the Effective Date, the Reorganized Debtors shall have the sole authority to terminate, amend or implement retirement income plans, welfare benefit plans and other plans and programs for employees in accordance with the terms of such plans and applicable law.

                                   ARTICLE VI

                       DISTRIBUTIONS AND CLAIMS ALLOWANCE

               6.1. Cash Distributions. Except as otherwise provided in this Plan, all distributions of Cash to be made to the holders of Allowed Claims shall be made on or as soon as practicable after the Initial Distribution Date.

               6.2. Distributions to Holders of Senior Secured Bank Claims. On the Effective Date, Reorganized Warnaco shall deliver to the Administrative Agent for distribution on behalf of the Debtors to holders of Senior Secured Bank Claims in Class 2: (a) Cash equal to the amount of the balance due on the Original Foreign Facilities Guaranty Claims, which shall be applied to repay in full satisfaction of any outstanding amounts owing by the Debtors under the Original Foreign Facilities as of the Petition Date; (b) New Warnaco Second Lien Notes in the aggregate principal amount of $200 million; and (c) share certificates for the aggregate amount of either (i) 96.263% of the New Warnaco Common Shares, subject to Dilution, if the holders of Class 6 Claims receive a distribution as provided in Section 2.9.(C) of this Plan or (ii) 96.844% of the New Warnaco Common Shares, subject to Dilution, if the holders of Class 6 Claims are not entitled to receive a distribution as provided in Section 2.9.(C) of this Plan. Notwithstanding any other provision of this Plan, all distributions and issuances of such Cash, New Warnaco Second Lien Notes and New Warnaco Common Shares to holders of Class 2 Claims shall be made as applicable, (i) based on the amount of Class 2 Claims held by such holders as set forth in the books and records of the Administrative Agent as of the close of business on the Confirmation Date, and (ii) in accordance with the Pre-Petition Facility and Intercreditor Agreements. Such Cash shall be distributed to the holders of Class 2 Claims by the Administrative Agent, and the New Warnaco Second Lien Notes and New Warnaco Common Shares shall be issued by Reorganized Warnaco as directed by the Administrative Agent in the names of the respective holders of Class 2 Claims, in each case in accordance with the foregoing.

               6.3. Distributions to Holders of Allowed Unsecured Claims. On the Effective Date, Reorganized Warnaco shall deliver to the Disbursing Agent for distribution on behalf of the Debtors to holders of Allowed Class 5 Claims share certificates for the aggregate amount of either (i) 2.549% of the New Warnaco Common Shares, subject to Dilution, if the holders of Class 6 Claims receive a distribution as provided in Section 2.9.(C) of this Plan or (ii) 2.564% of the New Warnaco Common Shares, subject to Dilution, if the holders of Class 6 Claims are not entitled to receive a distribution as provided in Section 2.9.(C) of this Plan. The Disbursing Agent shall make distributions of New Warnaco Common Shares to holders of Allowed Class 5 Claims as follows:

                    (A) On the Initial Distribution Date, the Disbursing Agent shall distribute the New Warnaco Common Shares allocable to Allowed Claims held by holders of Class 5 Claims as of the Distribution Record Date. For the purpose of calculating the amount of New Warnaco Common Shares to be distributed to holders of Allowed Class 5 Claims on the Initial Distribution Date, all Disputed Claims in Class 5 will be treated as though such Claims will be Allowed Claims in the Face Amount of such Claims.

                    (B) On any Interim Distribution Date, the Disbursing Agent shall make interim distributions of New Warnaco Common Shares to holders of Allowed Class 5 Claims pursuant to and consistent with resolutions of Disputed Claims since the Initial Distribution Date.

                    (C) On the Final Distribution Date, the Disbursing Agent shall make the balance of all distributions to holders of Allowed Class 5 Claims as required under this Plan.

               6.4. Distributions to Holders of TOPrS Claims, If Any.

                    (A) In the event that holders of Class 6 Claims are entitled to receive a distribution as provided in Section 2.9.(C) of this Plan, on the Initial Distribution Date, the Reorganized Debtors shall distribute to the Disbursing Agent subject to the right of the TOPrS Trustee to assert its TOPrS Trustee Charging Lien against the distributions to the extent the TOPrS Trustee Fee remains unpaid, or such persons as the TOPrS Trustee shall designate at least ten (10) days prior to the Confirmation Hearing, for redelivery to the holder(s) of the TOPrS Claims, a stock certificate evidencing ownership of 0.596% of the New Warnaco Common Shares, subject to Dilution, and in addition shall pay in Cash the amount of up to $300,000 to the TOPrS Trustee on account of its actual and reasonable fees and expenses incurred under the TOPrS Indenture, subject to receipt and review by the Reorganized Debtors of invoices detailing such fees and expenses.

                    (B) All TOPrS, the TOPrS Indenture, the TOPrS Supplemental Indenture, the TOPrS Guarantees, the TOPrS Trust Agreement, and the 6% Convertible Subordinated Debentures due 2016 shall be deemed automatically cancelled and discharged on the Effective Date, provided, however, that the TOPrS, the TOPrS Indenture, the TOPrS Supplemental Indenture, the TOPrS Guarantees, the TOPrS Trust Agreement, and the 6% Convertible Subordinated Debentures due 2016 shall continue in effect solely for the purposes of (i) allowing the holders of the TOPrS Claims to receive their distributions hereunder, (ii) allowing the TOPrS Trustee to make the distributions, if any, to be made on account of the TOPrS, and (iii) permitting the TOPrS Trustee to assert its TOPrS Trustee Charging Lien against such distributions to the holders of the TOPrS for payment of the TOPrS Trustee Fee to the extent that the TOPrS Trustee Fee remains unpaid.

                    (C) As soon as practicable after the Effective Date, the Debtors with the cooperation of the TOPrS Trustee shall send a letter of transmittal to each holder of a TOPrS, advising such holder of the effectiveness of this Plan and providing instructions to such holder to deliver to the TOPrS Trustee its TOPrS in exchange for the distributions to be made pursuant to this Plan. Delivery of any TOPrS will be effected, and risk of loss and title thereto shall pass, only upon delivery of such TOPrS to the TOPrS Trustee, if any, in accordance with the terms and conditions of such letter of transmittal, such letter of transmittal to be in such form and have such other provisions as the Debtors (or the Disbursing Agent) may reasonably request.

                    (D) Each holder of TOPrS shall surrender such TOPrS to the TOPrS Trustee. No distribution hereunder shall be made to or on behalf of any such holder unless and until such TOPrS is received by the TOPrS Trustee, or the loss, theft or destruction of such TOPrS is established to the satisfaction of the TOPrS Trustee, including requiring such holder (i) to submit a lost instrument affidavit and an indemnity bond, and (ii) to hold the Debtors and the TOPrS Trustee harmless in respect of such TOPrS and any distributions made in respect thereof. Upon compliance with this Section by a holder of TOPrS, such holder shall, for all purposes under this Plan, be deemed to have surrendered such TOPrS. Any such holder that fails to surrender such TOPrS or satisfactorily explain its non-availability to the TOPrS Trustee within eighteen months of the Effective Date shall be deemed to have no TOPrS Claim against the Debtors, or their property or the TOPrS Trustee in respect of such TOPrS Claim and shall not participate in any distribution hereunder, and the distribution that would otherwise have been made to such holder shall be distributed to all holders who have surrendered their TOPrS or satisfactorily explained their non-availability to the TOPrS Trustee within eighteen months of the Effective Date.

                    (E) As of the close of business on the Distribution Record Date, (i) the claims register shall be closed, (ii) the transfer books and records of the TOPrS as maintained by the TOPrS Trustee or its agent shall be closed and (iii) any transfer of any TOPrS Claim or any interest therein shall be prohibited. The Debtors, the Reorganized Debtors, and the TOPrS Trustee shall have no obligation to recognize any transfer of any TOPrS Claims occurring after the close of business on the Distribution Record Date, and shall instead be entitled to recognize and deal for all purposes under this Plan with only those holders of record as of the close of business on the Distribution Record Date.

               6.5. Miscellaneous Distribution Provisions.

                    (A) Fractional Plan Securities. Notwithstanding any other provision of this Plan, only whole numbers of shares of New Warnaco Common Shares shall be issued. When any distribution on account of an Allowed Claim would otherwise result in the issuance of a number of shares of New Warnaco Common Shares that are not a whole number, the actual distribution of such Shares only shall include the next lower whole number of Shares. When any distribution on the Final Distribution Date would otherwise result in the issuance of a number of shares of New Warnaco Common Shares that is not a whole number, the actual distribution of such Shares shall be rounded to the next higher or lower whole number of Shares as follows: (i) fractions equal to or greater than 1/2 shall be rounded to the next higher whole number; and (ii) fractions less than 1/2 shall be rounded to the next lower number. The total number of shares of New Warnaco Common Shares specified to be distributed to holders of Allowed Claims pursuant to this Plan shall be adjusted as necessary to account for the rounding provided for herein. No consideration shall be provided in lieu of fractional shares that are rounded down, except that with respect to distributions made to holders of Allowed Class 5 and Class 6 Claims on the Initial Distribution Date, such fractional shares shall, with respect to each Allowed Claim, be deemed held by the Reorganized Debtors, for the benefit of the holder of such Allowed Claim, to be aggregated with the remaining distribution to be made to such holder, if any, on the Final Distribution Date.

                    (B) Distributions on Non-Business Days. Any payment or distribution due on a day other than a Business Day shall be made, without interest, on the next Business Day.

                    (C) Post-Consummation Effect of Evidences of Claims or Interests. Notes, stock certificates and other evidence of Claims against or Interests in the Debtors shall, effective on the Effective Date, represent only the right to participate in the distributions contemplated by this Plan and shall not be valid or effective for any other purpose.

                    (D) No Distribution in Excess of Allowed Amount of Claim. Notwithstanding anything to the contrary herein, if any portion of a Claim is a Disputed Claim, no payment or distribution provided hereunder shall be made on account of the portion of such Claim that is a Disputed Claim unless and until such Disputed Claim becomes an Allowed Claim, but the payment or distribution provided hereunder shall be made on account of the portion of such Claim that is an Allowed Claim. Unless otherwise expressly provided herein, no Claim shall be allowed under this Plan or otherwise to the extent that it is for post-petition fees or interest.

                    (E) Disputed Payments. If any dispute arises as to the identity of the holder of an Allowed Claim entitled to receive any distribution under this Plan, the Reorganized Debtors may retain such distribution until its disposition is determined by a Final Order or written agreement among the interested parties to such dispute.

                    (F) Estimation of Disputed Claims. The aggregate Face Amount of (a) Disputed Claims and (b) Allowed Claims shall set the maximum allowable aggregate amount of Claims in Class 5. The existence of a Disputed Claim in Class 5 shall not impair or impede the making of a distribution to Allowed Claims in such Class or any other Class. If the Allowed amount of any particular Disputed Claim is reconsidered under Section 502(j) of the Code and Bankruptcy Rule 3008 and/or is Allowed in an amount that is greater than the estimated amount of such Claim, or the ultimately Allowed amount of all Disputed Claims in a Class 5 is greater than the estimated aggregate Face Amount of such Claims, no claimant shall have recourse against the Reorganized Debtors (or any property thereof), any distributions made to a creditor in any other Class herein, or any distribution previously made on account of any Allowed Claim (however, nothing herein shall modify any right of a holder of a reconsidered Claim under the penultimate sentence of Section 502(j) of the Code).

                    (G) Unclaimed Property. Holders of Allowed Claims to Unclaimed Property shall cease to be entitled thereto, and such Unclaimed Property shall be reallocated to the Unsecured Pool.

                    (H) Voting of New Warnaco Common Shares. New Warnaco Common Shares that are Unclaimed Property or held for Disputed Claims shall not be voted at any meeting of the stockholders of Reorganized Warnaco.

                    (I) Setoffs and Recoupment. The Reorganized Debtors may, but shall not be required to, setoff or recoup against any Allowed Claim and the distributions to be made pursuant to this Plan on account of such Claim, claims of any nature that the Debtors or Reorganized Debtors may have against the holder of such Allowed Claim (other than a Class 2 Claim); provided, however, that neither the failure to effect such a setoff or recoupment nor the allowance of any Claim against the Debtors or the Reorganized Debtors shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any claim that the Debtors or the Reorganized Debtors may possess against such holder.

                    (J) Compliance with Tax Requirements. In connection with this Plan, to the extent applicable, the Reorganized Debtors shall comply with all tax withholding and reporting requirements imposed on them by any governmental unit, and all distributions pursuant to this Plan that may be necessary or appropriate to comply with such withholding and reporting requirements. Notwithstanding any other provision of this Plan, each Person that has received any distribution pursuant to this Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligation imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution.

               6.6. Procedure For Determination of Claims and Interests.

                    (A) Bar Date For Certain Administrative Claims. All applications for final compensation of professional persons employed by the Debtors or the Creditors' Committee pursuant to orders entered by the Bankruptcy Court and on account of services rendered prior to the Effective Date, and all other requests for payment of Administrative Claims (except for the Alvarez Incentive Bonus, the Designated Post-Petition Loans, claims of the Debt Coordinators and the Pre-Petition Collateral Trustee payable under paragraph 22 of the DIP Approval Orders, claims for taxes pursuant to Section 507(a)(8) of the

Code, ordinary course trade debt and customer deposits and credits incurred in the ordinary course of business after the Petition Date) shall be served on the Reorganized Debtors in accordance with Section 8.10. of this Plan and filed with the Bankruptcy Court, no later than 25 days after the Effective Date. Any such claim that is not served and filed within this time period shall be discharged and forever barred. Objections to any such application must be filed within 15 days after filing thereof.

                    (B) Objections To Claims. Objections to any Claim filed by any party other than the Debtors (other than Administrative Claims governed by Section 6.6.(A) of this Plan) must be filed no later than twenty (20) days before the Effective Date; provided, however, that the Reorganized Debtors may file objections to Claims through and including forty-five (45) days after the Effective Date. In accordance with Section 6.5.(D) of this Plan, payment or distribution shall be made on account of all or any portion of such Claim that is an Allowed Claim. To the extent any property is distributed to an entity on account of a Claim that is not an Allowed Claim, such property shall be held in trust for and shall promptly be returned to the Reorganized Debtors. On and after the Effective Date, the Reorganized Debtors shall have authority to continue to prosecute, settle or withdraw objections to Claims and shall be entitled to compromise or settle any Disputed Claim in accordance with Section
5.2. of this Plan.

                                  ARTICLE VII

                   EFFECT OF THIS PLAN ON CLAIMS AND INTERESTS

               7.1. Revesting of Assets. Except as provided in this Plan (including, without limitation, Sections 7.4. and 7.5. of this Plan), on the Effective Date, all property of the Estate, to the fullest extent of Section 541 of the Code, and any and all other rights and assets of the Debtors of every kind and nature shall revest in the Reorganized Debtors free and clear of all Liens, Claims and Interests other than (i) those Liens, Claims and Interests retained or created pursuant to this Plan or any document entered into in connection with the transactions described in this Plan and (ii) Liens that have arisen subsequent to the Petition Date on account of taxes that arose subsequent to the Petition Date.

               7.2. Discharge of Claims and Termination of Interests.

                    (A) As of the Effective Date, except as provided in the Confirmation Order, the rights afforded under this Plan and the treatment of Claims and Interests under this Plan shall be in exchange for and in complete satisfaction, discharge and release of all Claims and satisfaction or termination of all Interests, including any interest accrued on Claims from and after the Petition Date. Except as otherwise provided in this Plan or the Confirmation Order, Confirmation shall, as of the Effective Date: (i) discharge the Debtors from all Claims or other debts that arose before the Effective Date, and all debts of the kind specified in Sections 502(g), 502(h) or 502(i) of the Code, whether or not (x) a proof of claim based on such debt is filed or deemed filed pursuant to Section 501 of the Code, (y) a Claim based on such debt is Allowed pursuant to Section 502 of the Code or (z) the holder of a Claim based on such debt has accepted this Plan; and (ii) satisfy, terminate or cancel all Interests and other rights of equity security holders in the Debtors.

                    (B) As of the Effective Date, except as otherwise provided in this Plan or the Confirmation Order, all Persons shall be precluded from asserting against the Debtors or the Reorganized Debtors, or their respective successors or property, any other or further Claims, demands, debts, rights, causes of action, liabilities or equity interests based upon any act, omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date. In accordance with the foregoing, except as provided in this Plan or the Confirmation Order, the Confirmation Order will be a judicial determination, as of the Effective Date, of discharge of all such Claims and other debts and liabilities against the Debtors and satisfaction, termination or cancellation of all Interests and other rights of equity security holders in the Debtors, pursuant to Sections 524 and 1141 of the Code, and such discharge will void any judgment obtained against the Debtors or the Reorganized Debtors at any time, to the extent that such judgment relates to a discharged Claim.

               7.3. Injunctions.

                    (A) Except as otherwise provided in this Plan or the Confirmation Order, as of the Effective Date, all Persons that have held, currently hold or may hold a Claim or other debt or liability that is discharged or an Interest or other right of an equity security holder that is terminated pursuant to the terms of this Plan are permanently enjoined from taking any of the following actions on account of any such discharged Claims, debts or liabilities or terminated Interests or rights: (i) commencing or continuing in any manner any action or other proceeding against the Debtors or the Reorganized Debtors or their respective property; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtors or the Reorganized Debtors or their respective property; (iii) creating, perfecting or enforcing any lien or encumbrance against the Debtors or the Reorganized Debtors or their respective property; (iv) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtors or the Reorganized Debtors or their respective property; and (v) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of this Plan.

                    (B) As of the Effective Date, all Persons that have held, currently hold or may hold a Claim, demand, debt, right, cause of action or liability that is released pursuant to this Plan are permanently enjoined from taking any of the following actions on account of such released Claims, demands, debts, rights, causes of action or liabilities: (i) commencing or continuing in any manner any action or other proceeding; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (iii) creating, perfecting or enforcing any lien or encumbrance; (iv) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to any released entity; and (v) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of this Plan.

                    (C) In exchange for the distributions pursuant to this Plan, each holder of an Allowed Claim receiving such distribution pursuant to this Plan will be deemed to have specifically consented to the injunctions set forth in this Section 7.3.

               7.4. Limitation of Liability. None of the Debtors, the Reorganized Debtors, the Creditors' Committee, the Post-Effective Date Committee, the DIP Lenders, the Pre-Petition Secured Lenders, the TOPrS Trustee nor any of their respective directors, employees employed by the Debtors as of the Effective Date, members, attorneys, investment bankers, restructuring consultants and financial advisors, nor any other professional Persons employed by any of them (collectively, the "Exculpated Persons"), shall have or incur any liability to any Person for any act taken or omission from and after the Petition Date in connection with, relating to or arising out of the Cases, the management and operation of the Debtors, the formulation, negotiation, implementation, confirmation or consummation of this Plan, the Disclosure Statement or any contract, instrument, release or other agreement or document created in connection with this Plan. The Exculpated Persons shall have no liability to any Debtor, holder of a Claim, holder of an Interest, other party in interest in the Cases or any other Person for actions taken or not taken in connection with, relating to or arising out of the Cases, the management and operation of the Debtors, this Plan or the property to be distributed under this Plan, including, without limitation, failure to obtain Confirmation of this Plan or to satisfy any condition or conditions, or refusal to waive any condition or conditions, to the occurrence of the Effective Date, and in all respects such Exculpated Persons shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities in the Cases, the management and operation of the Debtors and under this Plan.

               7.5. Releases.

                    (A) On the Effective Date, the Reorganized Debtors on their own behalf and as representatives of the Estates, release unconditionally, and are hereby deemed to release unconditionally, (i) each of the Debtors' directors who served at any time during the Cases, (ii) each of the Debtors' officers employed as of the Effective Date, (iii) the members of the Creditors' Committee, (iv) the DIP Lenders, (v) the Pre-Petition Secured Lenders, (vi) the TOPrS Trustee and (vii) the attorneys, investment bankers, restructuring consultants and financial advisors of the foregoing from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever (including, without limitation, those arising under the Code), whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or after the Petition Date through and including the Effective Date in connection with, relating to or arising out of the Cases, the management and operation of the Debtors, the formulation, negotiation, implementation, confirmation or consummation of this Plan, the Disclosure Statement or any contract, instrument, release or other agreement or document created in connection with this Plan.

                    (B) On the Effective Date, the Reorganized Debtors on their own behalf and as representatives of the Estates, release unconditionally, and are hereby deemed to release unconditionally, (i) each of the Debtors' former and present officers and directors, (ii) the Pre-Petition Secured Lenders, (iii) the TOPrS Trustee and (iv) the attorneys, investment bankers, restructuring consultants and financial advisors of the foregoing (collectively, the "Pre-Petition Releasees") from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever (including, without limitation, those arising under the Code), whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part on any act, omission, transaction, event or other occurrence taking place before the Petition Date in connection with or relating to The Warnaco Group, Inc. or any of its direct or indirect subsidiaries (the "Pre-Petition Released Matters"); provided, however, that the foregoing release shall not apply to any current or former officers or directors of any of the Debtors who, as of November 13, 2002, has been invited by the SEC to make a Wells Submission describing the reasons why no enforcement proceedings should be brought against them with respect to potential violations of the Securities and Exchange Act of 1934 in connection with the preparation and publication of various financial statements and other public statements of Group (each, a "Wells Recipient"); and provided, further, that notwithstanding the foregoing proviso, the release set forth in this Section 7.5.(B) shall apply to a Wells Recipient in the event that either (i) the SEC has determined not to commence an enforcement proceeding against such Wells Recipient, or (ii) the SEC has commenced an enforcement proceeding and such proceeding has been concluded with no finding against, or concession by, such Wells Recipient that he or she
(a) committed fraud, intentional or negligent misrepresentation, or gross negligence in connection with the matters investigated, or (b) may not serve in the future as an officer or director of any public company.

                    (C) On the Effective Date, each holder of a Claim that is entitled to vote on this Plan shall be deemed to have unconditionally released the Pre-Petition Releasees from the Pre-Petition Released Matters; provided, however, that the foregoing release shall not apply to any Wells Recipient; provided, further, that notwithstanding the foregoing proviso, the release set forth in this Section 7.5.(C) shall apply to a Wells Recipient in the event that either (i) the SEC has determined not to commence an enforcement proceeding against such Wells Recipient, or (ii) the SEC has commenced an enforcement proceeding and such proceeding has been concluded with no finding against, or concession by, such Wells Recipient that he or she (a) committed fraud, intentional or negligent misrepresentation, or gross negligence in connection with the matters investigated, or (b) may not serve in the future as an officer or director of any public company; provided, further, that each holder of a Claim entitled to vote on this Plan may elect, by checking the box provided on the Ballot, not to grant the releases set forth in this Section 7.5.(C).

                    (D) The Confirmation Order shall contain a permanent injunction to effectuate the releases granted in this Section 7.5.

               7.6. Retention and Enforcement, and Release, Of Causes Of Action. Except as otherwise set forth in this Plan, pursuant to Section 1123(b)(3)(B) of the Code, on the Effective Date, all Causes of Action, including, without limitation, the Causes of Action identified on Plan Schedule 7.6, to be filed on or before the Exhibit Filing Date, shall become the property of the Reorganized Debtors and the Reorganized Debtors shall retain all Causes of Action that the Debtors had or had power to assert immediately prior to the Effective Date, whether or not such Causes of Action are listed on Plan Schedule 7.6, and may commence or continue in any appropriate court or tribunal any suit or other proceeding for the enforcement of such Causes of Action; provided, however, that any and all of the Debtors' claims and causes of action arising under Section 547 of the Code that are not the subject of pending litigation as of the Effective Date (collectively, the "Preference Actions") shall be waived, abandoned, discharged and released pursuant to this Plan. Except with respect to Preference Actions, nothing contained in this Plan shall constitute a release, satisfaction or settlement of the Causes of Action or shall constitute waiver of the rights, if any, of the Debtors or the Reorganized Debtors to a jury trial with respect to any Cause of Action or objection to any Claim or Interest, and nothing in this Plan or the Confirmation Order shall constitute a waiver or release of any Cause of Action under the doctrine of res judicata nor shall any Cause of Action be barred or limited by any estoppel, whether judicial, equitable or otherwise.

                                  ARTICLE VIII

                            MISCELLANEOUS PROVISIONS

               8.1. Retention of Jurisdiction. Following the Effective Date, the Bankruptcy Court shall retain jurisdiction over all matters arising from or relating to the Cases to the fullest extent of applicable law, including, without limitation:

                    (A) To determine the allowability, classification and priority of Claims and Interests upon objection, or to estimate, pursuant to
Section 502(c) of the Code, the amount of any Claim that is or is anticipated to be contingent or unliquidated as of the Effective Date;

                    (B) To construe and to take any action authorized by the Code and requested by the Reorganized Debtors or any other party in interest to enforce this Plan and the documents and agreements filed in connection with this Plan, issue such orders as may be necessary for the implementation, execution and consummation of this Plan, including, without limiting the generality of the foregoing, orders to expedite regulatory decisions for the implementation of this Plan and to ensure conformity with the terms and conditions of this Plan, such documents and agreements and other orders of the Bankruptcy Court, notwithstanding any otherwise applicable non-bankruptcy law;

                    (C) To determine any and all applications for allowance of compensation and expense reimbursement of professionals retained by the Debtors, the Reorganized Debtors or the Creditors' Committee, and for members of the Creditors' Committee, for periods on or before the Effective Date, and to determine any other request for payment of administrative expenses;

                    (D) To determine all matters that may be pending before the Bankruptcy Court on or before the Effective Date;

                    (E) To resolve any dispute regarding the implementation or interpretation of this Plan, or any related agreement or document that arises at any time before the Cases are closed, including determination, to the extent a dispute arises, of the entities entitled to a distribution within any particular Class of Claims and of the scope and nature of the

Reorganized Debtors' obligations to cure defaults under assumed contracts, leases, franchises and permits;

                    (F) To determine any and all matters relating to the rejection, assumption or assignment of executory contracts or unexpired leases entered into prior to the Petition Date, the nature and amount of any Cure required for the assumption of any executory contract or unexpired lease, and the allowance of any Claim resulting therefrom;

                    (G) To determine all applications, adversary proceedings, contested matters and other litigated matters that were brought or that could have been brought in the Bankruptcy Court on or before the Effective Date;

                    (H) To determine matters concerning local, state and federal taxes in accordance with Sections 346, 505 and 1146 of the Code, and to determine any tax claims that may arise against the Debtors or the Reorganized Debtors as a result of the transactions contemplated by this Plan; and

                    (I) To modify this Plan pursuant to Section 1127 of the Code or to remedy any apparent nonmaterial defect or omission in this Plan, or to reconcile any nonmaterial inconsistency in this Plan so as to carry out its intent and purposes.

               From the Confirmation Date through the Effective Date, the Bankruptcy Court shall retain jurisdiction with respect to each of the foregoing items and all other matters that were subject to its jurisdiction prior to the Confirmation Date.

               8.2. Terms Binding. Upon the entry of the Confirmation Order, all provisions of this Plan, including all agreements, instruments and other documents filed in connection with this Plan and executed by the Debtors or the Reorganized Debtors in connection with this Plan, shall be binding upon the Debtors, the Reorganized Debtors, all Claim and Interest holders and all other Persons that are affected in any manner by this Plan. All agreements, instruments and other documents filed in connection with this Plan shall have full force and effect, and shall bind all parties thereto as of the entry of the Confirmation Order, whether or not such exhibits actually shall be executed by parties other than the Debtors or the Reorganized Debtors, or shall be issued, delivered or recorded on the Effective Date or thereafter.

               8.3. Successors and Assigns. The rights, benefits and obligations of any Person named or referred to in this Plan shall be binding upon, and shall inure to the benefit of, the heir, executor, administrator, successor or assignee of such Person.

               8.4. Confirmation Order and Plan Control. Except as otherwise provided in this Plan, in the event of any inconsistency between this Plan and the Disclosure Statement, any exhibit to this Plan or any other instrument or document created or executed pursuant to this Plan, this Plan shall control. In the event of any inconsistency between the Plan and the Confirmation Order, the Confirmation Order shall control.

               8.5. Governing Law. Except to the extent that the Code or any other federal law is applicable or to the extent the law of a different jurisdiction is validly elected by the Debtors, the rights, duties and obligations arising under this Plan shall be governed in accordance with the substantive laws of the United States of America and, to the extent federal law is not applicable, the laws of the State of New York.

               8.6. Severability. If the Bankruptcy Court determines at the Confirmation Hearing that any material provision of this Plan is invalid or unenforceable, such provision, subject to Section 1127 of the Code, shall be severable from this Plan and shall be null and void, and, in such event, such determination shall in no way limit or affect the enforceability or operative effect of any or all other portions of this Plan.

               8.7. Incorporation by Reference. Each Exhibit or Schedule to this Plan is incorporated herein by reference.

               8.8. Modifications to this Plan. Upon the mutual consent of the Debtors, the Debt Coordinators and the Creditors' Committee, this Plan, and any Exhibit or Schedule to this Plan, may be amended or modified at any time prior to the Confirmation Date in accordance with the Code and Bankruptcy Rules.

               8.9. Revocation, Withdrawal or Non-Consummation. The Debtors reserve the right to revoke or withdraw this Plan at any time prior to the Effective Date. If the Debtors revoke or withdraw this Plan prior to the Effective Date, or if the Confirmation Date or the Effective Date does not occur, then this Plan, any settlement or compromise embodied in this Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims), the assumption or rejection of executory contracts or leases effected by this Plan, and any document or agreement executed pursuant to this Plan, shall be null and void; provided, however, that all orders of the Bankruptcy Court and all documents executed pursuant thereto, except the Confirmation Order, shall remain in full force and effect. In such event, nothing contained herein, and no acts taken in preparation for consummation of this Plan, shall be deemed to constitute a waiver or release of any Claims by or against any of the Debtors or any other Person, to prejudice in any manner the rights of any of the Debtors or any Person in any further proceedings or to constitute an admission of any sort by any of the Debtors or any other Person.

               8.10. Notice. Any notice required or permitted to be provided under this Plan shall be in writing and served by (a) certified mail, return receipt requested, (b) hand delivery or (c) overnight delivery service, to be addressed as follows:

          If to the Debtors:

                    The Warnaco Group, Inc.
                    90 Park Avenue
                    New York, New York 10016
                    Attention:  Stanley P. Silverstein, Esq.

          With a copy to:

                    Sidley Austin Brown & Wood LLP
                    787 Seventh Avenue
                    New York, New York 10019
                    Attention: J. Ronald Trost, Esq.
                               Kelley A. Cornish, Esq.
                               Shalom L. Kohn, Esq.
                               Elizabeth R. McColm, Esq.

          If to the Creditors' Committee:

                    Otterbourg, Steindler, Houston & Rosen, P.C.
                    230 Park Avenue
                    New York, New York 10169-0075
                    Attention: Scott L. Hazan, Esq.
                               Enid N. Stuart, Esq.

          If to the DIP Lenders:

                    Weil, Gotshal & Manges LLP
                    767 Fifth Avenue
                    New York, New York 10153
                    Attention: Marcia L. Goldstein, Esq.
                               Brian Rosen, Esq.

          If to the Debt Coordinators for the Pre-Petition Secured Lenders:

                    Shearman & Sterling
                    599 Lexington Avenue
                    New York, New York 10022
                    Attention: James L. Garrity, Jr., Esq.
                               Marc B. Hankin, Esq.

Dated:  November 8, 2002

                                           Respectfully submitted,

                                           THE WARNACO GROUP, INC.
                                           184 BENTON STREET INC.
                                           A.B.S. CLOTHING COLLECTION, INC.
                                           ABBEVILLE MANUFACTURING COMPANY
                                           AEI MANAGEMENT CORPORATION
                                           AUTHENTIC FITNESS CORPORATION
                                           AUTHENTIC FITNESS ON-LINE, INC.
                                           AUTHENTIC FITNESS PRODUCTS INC.
                                           AUTHENTIC FITNESS RETAIL INC.
                                           BLANCHE, INC.
                                           CCC ACQUISITION CORP.
                                           CCC ACQUISITION REALTY CORP.
                                           C.F. HATHAWAY COMPANY
                                           CALVIN KLEIN JEANSWEAR COMPANY
                                           CKJ HOLDINGS, INC.
                                           CKJ SOURCING, INC.
                                           DESIGNER HOLDINGS LTD.
                                           GREGORY STREET, INC.
                                           JEANSWEAR HOLDINGS, INC.
                                           KAI JAY MANUFACTURING COMPANY
                                           MYRTLE AVENUE, INC.
                                           OUTLET HOLDINGS, INC.
                                           OUTLET STORES, INC.
                                           PENHALIGON'S BY REQUEST, INC.
                                           RIO SPORTSWEAR, INC.
                                           UBERTECH PRODUCTS, INC.
                                           VENTURES LTD.
                                           WARMANA LIMITED
                                           WARNACO INC.
                                           WARNACO INTERNATIONAL, INC.
                                           WARNACO INTERNATIONAL, LLC
                                           WARNACO MEN'S SPORTSWEAR INC.
                                           WARNACO OF CANADA COMPANY
                                           WARNACO PUERTO RICO, INC.
                                           WARNACO SOURCING INC.
                                           WARNACO U.S. INC.
                                           WARNACO VENTURES LTD.
                                           WARNER'S DE COSTA RICA INC.

                                           Debtors and Debtors-in-Possession


                                           By: /s/ Antonio C. Alvarez II
                                               ---------------------------------
                                                   Antonio C. Alvarez II
                                                   President and Chief Executive
                                                   Officer of The Warnaco Group,
                                                   Inc. and Authorized Signatory

                               PLAN SCHEDULE 1.31

                                 LIST OF DEBTORS

-------------------------------------------------------------------------------------
             Debtor                Jurisdiction of Incorporation       Case Number
-------------------------------------------------------------------------------------
184 Benton Street Inc.                        Delaware             No. 01-41644 (RLB)
-------------------------------------------------------------------------------------
A.B.S. Clothing Collection, Inc.             California            No. 01-41645 (RLB)
-------------------------------------------------------------------------------------
Abbeville Manufacturing Company               Delaware             No. 01-41646 (RLB)
-------------------------------------------------------------------------------------
AEI Management Corporation                   California            No. 01-41647 (RLB)
-------------------------------------------------------------------------------------
Authentic Fitness Corporation                 Delaware             No. 01-41648 (RLB)
-------------------------------------------------------------------------------------
Authentic Fitness On-Line, Inc.                Nevada              No. 01-41649 (RLB)
-------------------------------------------------------------------------------------
Authentic Fitness Products Inc.               Delaware             No. 01-41650 (RLB)
-------------------------------------------------------------------------------------
Authentic Fitness Retail Inc.                 Delaware             No. 01-41651 (RLB)
-------------------------------------------------------------------------------------
Blanche, Inc.                                 Delaware             No. 01-41652 (RLB)
-------------------------------------------------------------------------------------
CCC Acquisition Corp.                         Delaware             No. 01-41653 (RLB)
-------------------------------------------------------------------------------------
CCC Acquisition Realty Corp.                  Delaware             No. 01-41654 (RLB)
-------------------------------------------------------------------------------------
C.F. Hathaway Company                         Delaware             No. 01-41655 (RLB)
-------------------------------------------------------------------------------------
Calvin Klein Jeanswear Company                Delaware             No. 01-41656 (RLB)
-------------------------------------------------------------------------------------
CKJ Holdings, Inc.                            Delaware             No. 01-41657 (RLB)
-------------------------------------------------------------------------------------
CKJ Sourcing, Inc.                            Delaware             No. 01-41658 (RLB)
-------------------------------------------------------------------------------------
Designer Holdings Ltd.                        Delaware             No. 01-41659 (RLB)
-------------------------------------------------------------------------------------
Gregory Street, Inc.                          Delaware             No. 01-41660 (RLB)
-------------------------------------------------------------------------------------
Jeanswear Holdings, Inc.                      Delaware             No. 01-41661 (RLB)
-------------------------------------------------------------------------------------
Kai Jay Manufacturing Company                 Delaware             No. 01-41662 (RLB)
-------------------------------------------------------------------------------------
Myrtle Avenue, Inc.                           Delaware             No. 01-41663 (RLB)
-------------------------------------------------------------------------------------
Outlet Holdings, Inc.                         Delaware             No. 01-41664 (RLB)
-------------------------------------------------------------------------------------
Outlet Stores, Inc.                           Delaware             No. 01-41665 (RLB)
-------------------------------------------------------------------------------------
Penhaligon's by Request, Inc.                 Delaware             No. 01-41666 (RLB)
-------------------------------------------------------------------------------------
Rio Sportswear, Inc.                          Delaware             No. 01-41667 (RLB)
-------------------------------------------------------------------------------------
Ubertech Products, Inc.                       Delaware             No. 01-41668 (RLB)
-------------------------------------------------------------------------------------
Ventures Ltd.                                 Delaware             No. 01-41669 (RLB)
-------------------------------------------------------------------------------------
Warmana Limited                               Delaware             No. 01-41670 (RLB)
-------------------------------------------------------------------------------------
The Warnaco Group, Inc.                       Delaware             No. 01-41643 (RLB)
-------------------------------------------------------------------------------------
Warnaco Inc.                                  Delaware             No. 01-41671 (RLB)
-------------------------------------------------------------------------------------
Warnaco International, Inc.                   Delaware             No. 01-41672 (RLB)
-------------------------------------------------------------------------------------
Warnaco International LLC                     Delaware             No. 01-41673 (RLB)
-------------------------------------------------------------------------------------
Warnaco Men's Sportswear Inc.                 Delaware             No. 01-41674 (RLB)
-------------------------------------------------------------------------------------
Warnaco of Canada Company                      Canada              No. 01-41675 (RLB)
-------------------------------------------------------------------------------------
Warnaco Puerto Rico, Inc.                     Delaware             No. 01-41676 (RLB)
-------------------------------------------------------------------------------------
Warnaco Sourcing Inc.                         Delaware             No. 01-41677 (RLB)
-------------------------------------------------------------------------------------
Warnaco U.S. Inc.                             Delaware             No. 01-41678 (RLB)
-------------------------------------------------------------------------------------
Warnaco Ventures Ltd.                         Delaware             No. 01-41679 (RLB)
-------------------------------------------------------------------------------------
Warner's De Costa Rica Inc.                   Delaware             No. 01-41680 (RLB)
-------------------------------------------------------------------------------------

                                PLAN SCHEDULE 1.6

                             ALVAREZ INCENTIVE BONUS

Cash                                           $1.95 million(1)

New Warnaco Second Lien Notes                  $0.94 million(2)

New Warnaco Common Shares                      $2.81 million(3)
                                               -------------
   (0.592% of outstanding shares, subject to dilution on account of Management Stock
   Incentive Program)

Total Alvarez Incentive Bonus                  $5.70 million
                                               =============
   (Aggregate Estimated Value of Cash,
   New Warnaco Second Lien Notes
   and New Warnaco Common Shares)

----------
(1) As provided in the Alvarez Agreement, reflects the minimum cash bonus payment of $2.25 million reduced by $301,000 previously received by Mr. Alvarez.

(2)  Calculated based upon the formula provided in the Alvarez Agreement.

(3) Based upon the formula provided in the Alvarez Agreement and an estimated $485.6 equity value of Reorganized Warnaco (see Disclosure Statement,
     Section VI.C.2.(b)), Mr. Alvarez is entitled to receive 0.453% of the New Warnaco Common Shares under the Alvarez Agreement. In recognition of Mr. Alvarez's substantial contribution to the Debtors' successful reorganization in these Cases, Mr. Alvarez will receive an additional 0.139% of the New Warnaco Common Shares (see Disclosure Statement, Section II.B.4.(h)(iv)).

                               PLAN SCHEDULE 1.67

                  PRINCIPAL TERMS AND CONDITIONS OF NEW WARNACO
                                SECOND LIEN NOTES

Principal:       $200.94 million

Maturity:        5 Years

Amortization:    $40.188 million per year, so long as certain
                 specified parameters are satisfied (including no Event of Default under the Exit Financing Facility, availability of $75 million post-amortization under the Exit Financing Facility, and maintenance of fixed charge coverage ratio of 1.25x).

Security:        Second Lien to Exit Financing Facility

Interest Rate:   Greater of (i) 9.5% per annum and (ii) LIBOR
                 plus 500 basis points, subject in each case to an increase of 50 basis points per annum at the end of the six month period following the Effective Date and an increase of an additional 0.5% per annum at the end of each six month period thereafter, until the Notes are paid in full. Cash interest cap of 12% per annum; interest in excess of 12% is to be capitalized, as is interest not paid because of any existing Default under the Exit Financing Facility.

Mandatory
Repayment:       Notes to be repaid with net cash proceeds of (i)
                 certain subordinated debt or equity securities issued after the Effective Date and (ii) asset sales and other debt incurred, subject to standard exceptions to be determined (including payments under the Exit Financing Facility).

The New Warnaco Second Lien Notes will contain customary affirmative and negative covenants and events of default, but no financial covenants. Final terms in the definitive documentation are expected to be customary for facilities of this type.

                               PLAN SCHEDULE 1.68

                          ORIGINAL DOMESTIC FACILITIES

1. U.S. $600 million U.S. Amended and Restated Revolving Credit Facility, dated 11/17/99

2.   U.S. $450 million 5-Year Revolving Credit Facility, dated 11/17/99

3.   U.S. $600 million Bridge Facility, dated 11/17/99

4.   U.S. $21.5 million KBC Term Facility, dated 7/31/98

5. U.S. $15 million Dai-ichi Kangyo Bank, Ltd. Credit Facility, entered into on 10/6/00

6.   Bank of Nova Scotia Equity forward purchase agreement, dated 12/10/99

7.   SunTrust Bank Equity forward purchase agreement, dated 2/10/00

8.   FRF 370,000,000 Societe Generale Term Loan, dated 7/9/96

                               PLAN SCHEDULE 1.69

                           ORIGINAL FOREIGN FACILITIES

----------------------------------------------------------------------------------------------------------------
                                                                                             Principal Balance +
                                  Facility                                                        Currency
----------------------------------------------------------------------------------------------------------------
CN $30,000,000 Revolving Facility, dated 9/24/96
----------------------------------------------------------------------------------------------------------------
'L'9,000,000 U.K. Facility Agreement, dated 5/15/95
----------------------------------------------------------------------------------------------------------------
FRF 480,000,000 French Franc Revolving Line of Credit, dated 10/31/96 and amended 4/17/98
----------------------------------------------------------------------------------------------------------------
2,500,000,000 Italian Lire Unicredito Credit Line Facility, dated 7/9/98
----------------------------------------------------------------------------------------------------------------
35,000,000 Belgian Francs Overdraft Facility, dated 12/2/98
----------------------------------------------------------------------------------------------------------------
U.S. $6,000,000 Bank of Nova Scotia Hong Kong Overdraft Facility, dated 8/24/99
----------------------------------------------------------------------------------------------------------------
U.S. $10,000,000 Bank of East Asia Letter of Credit Facility, dated 9/13/96
----------------------------------------------------------------------------------------------------------------
U.S. $75,000,000 Bank of America Letter of Credit Facility, dated 1/10/00
----------------------------------------------------------------------------------------------------------------
Societe Generale Overdraft Facilities:
   20,000,000 Austrian Shillings dated 7/26/99
   4,000,000 Deutsche Marks dated 3/21/00
   $6,000,000 Multi-Purpose dated 10/29/97
   7,500,000 French Francs dated 7/31/98
----------------------------------------------------------------------------------------------------------------
U.S. $500,000,000 6th Amended and Restated Credit Agreement, dated 11/17/99
----------------------------------------------------------------------------------------------------------------
$91,700,000 uncommitted Citibank Letter of Credit, dated 8/4/99
----------------------------------------------------------------------------------------------------------------
U.S. $27,000,000 Standard Chartered Bank Letter of Credit Facility Letter, dated 12/29/99
----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
                                                     PLAN SCHEDULE 3.1
-----------------------------------------------------------------------------------------------------------------------------
                              LIST OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES TO BE REJECTED
-----------------------------------------------------------------------------------------------------------------------------
                                                                                     CONTRACT
                                                                   CONTRACT       DATE/CONTRACT
     CONTRACT PARTY               NOTICE ADDRESS                 DESCRIPTION      EXTENSION DATE   REJECTION EFFECTIVE DATE
-----------------------------------------------------------------------------------------------------------------------------
                               B-12 Nizamuddin West             Buying Agency                     Earlier of Effective Date
 Impulse (India) Private      New Delhi 110013, India          Agreement - Non                    of Plan and expiration date
         Limited              Contact: Ashwani Gupta              exclusive           03/28/00    of contract or lease
-----------------------------------------------------------------------------------------------------------------------------
                                  P.O. Box 701250
          ASNA              San Antonio, TX 78270-1250     Utility Tool (software)    01/31/03    Reject as of 1/31/03
-----------------------------------------------------------------------------------------------------------------------------
                            25 Communications Highway,
                                    Drawer 6000                                                   Earlier of Effective Date
                                 Hyannis, MA 02601             Software 2000 /                    of Plan and expiration date
        Infinium            Contact: Kristen Hambleton         Financial Sys.                     of contract or lease
-----------------------------------------------------------------------------------------------------------------------------
                             909 Third Ave. 12th Floor                                            Earlier of Effective Date
                                New York, NY 10022                                                of Plan and expiration date
    Cable & Wireless            Contact: Robert Law              Internet T1         11/3/1999    of contract or lease
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                  Earlier of Effective Date
                                 2225 American Dr                                                 of Plan and expiration date
   Pitney Bowes (PBCC)        Neenah, WI 54656-1005             1 DL4S COPIER          11/1/99    of contract or lease
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                  Earlier of Effective Date
                                  P.O. Box 642555                                                 of Plan and expiration date
      G.E. Capital           Pittsburgh, PA 15264-2555     KONICA 7265 DIG COPIER       7/1/00    of contract or lease
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                  Earlier of Effective Date
                                   99 Park Ave.                                                   of Plan and expiration date
Vista Business Equipment        New York, NY 10016            Two Iris printers                   of contract or lease
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                  Earlier of Effective Date
                                  P.O. Box 41647                                                  of Plan and expiration date
 Citicorp Vendor Finance      Philadelphia, PA 19101          2 FAX MACHINES NY         May 99    of contract or lease
-----------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
                                                     PLAN SCHEDULE 3.1
------------------------------------------------------------------------------------------------------------------------------
                              LIST OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES TO BE REJECTED
------------------------------------------------------------------------------------------------------------------------------
                                                                                       CONTRACT
                                                                    CONTRACT       DATE/CONTRACT
     CONTRACT PARTY               NOTICE ADDRESS                   DESCRIPTION      EXTENSION DATE   REJECTION EFFECTIVE DATE
------------------------------------------------------------------------------------------------------------------------------
                                 Helmsley-Spear, Inc.
                                   60 E. 42nd Street
                                  New York, NY 10165
                                 230 Park Ave. Ste 559
                                  New York, NY 10169
                                Copy to: Helmsley-Noyes    Real property lease at
                                      PO Box 5852              1385 Broadway,
  1385 Broadway Company         New York, NY 10087-5852         New York, NY             2/28/95              5/31/03
------------------------------------------------------------------------------------------------------------------------------
                                Abramson Brothers Inc.
                                    501 Fifth Ave.         Real property lease at
                                  New York, NY 10017           149 Madison Ave
    149 Madison, LLC           Contact: Alan B. Abramson          5th Floor             April-96              5/31/03
------------------------------------------------------------------------------------------------------------------------------
                              C/O Lend Lease Real Estate
                                   Investments, Inc.
                                   787 Seventh Ave.
                                  New York, NY 10019
                              Copy to: Corporate Campus/
                            Joint Venture (Crown Milford,
                                    LLC) PO Box 9440
                               Uniondale, New York 11555
                            Copy to: Rogin Nassau, Caplan,
                                 Lassman & Hirtle, LLC
                                City Place I-22nd FLoor
                                  Hartford, CT 06103       Real property lease at
   Corporate Campus I           Attention: Barry S.         Milford Crowne Plaza/
      Joint Venture               Feigenbaum, Esq.           Wheelers Farms Road        12/24/98              5/31/03
------------------------------------------------------------------------------------------------------------------------------
                                C/O MRC Management LLC
                                   330 Madison Ave.
                                  New York, NY 10017
                                 Att: Mr. David L Sims
                                Copy to: Proskaur Rose
                                     1585 Broadway
                                  New York, NY 10036
                             Att: Lawrence J. Lipson, Esq.
                                 Vornado Realty Trust
                                (MRC Management, LLC)
                                     PO Box 11191
                                 Church Street Station
                                  New York, NY 10286
                            Copy to: Ninety Park Property,
                                LLC c/o Vornado Office
                                    Management LLC
                                    888 Seventh Ave.
                                  New York, NY 10019
                             Attn: Mr. David R. Greenbaum
                             Copy to: Vornado Realty Trust
                                   210 Route 4 East        Real property lease at      10/24/63
                               Paramus, New Jersey 07652     90 Park Ave. (12th,      as amended
Ninety Park Property LLC     Attention: Mr. Joseph Macnow   13th and 26th Floor)        5/27/99               5/31/03
------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
                                                 PLAN SCHEDULE 3.1
------------------------------------------------------------------------------------------------------------------------------
                              LIST OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES TO BE REJECTED
------------------------------------------------------------------------------------------------------------------------------
                                                                                      CONTRACT
                                                                  CONTRACT         DATE/CONTRACT
     CONTRACT PARTY               NOTICE ADDRESS                DESCRIPTION        EXTENSION DATE   REJECTION EFFECTIVE DATE
------------------------------------------------------------------------------------------------------------------------------
                               200 Park Ave. 6th Floor      Telecommunications                     Earlier of Effective Date
                                 New York, NY 10016       Voice and Data/Service                   of Plan and expiration date
           MCI                 Contact: Deborah Drake            Contract            October-98    of contract or lease
------------------------------------------------------------------------------------------------------------------------------
                                 71 Hammer Mill Rd.                                                Earlier of Effective Date
                                Rocky Hill, CT 06067      Iron Mountain Off Site                   of Plan and expiration date
      Iron Mountain             Contact: Matt Cronin           Data Storage                1999    of contract or lease
------------------------------------------------------------------------------------------------------------------------------
                            500 W. Madison St. Suite 2050                                          Earlier of Effective Date
                                  Chicago IL 60661                                                 of Plan and expiration date
        Veri-Sign               Contact: Eric Johnson         AS/400 Software           9/29/01    of contract or lease
------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
                                                       PLAN SCHEDULE 3.2
------------------------------------------------------------------------------------------------------------------------------
                                LIST OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES TO BE ASSUMED
------------------------------------------------------------------------------------------------------------------------------
                                                                                                    CONTRACT
                                                                                                  DATE/CONTRACT
      CONTRACT PARTY                  NOTICE ADDRESS                  CONTRACT DESCRIPTION       EXTENSION DATE    CURE AMOUNT
------------------------------------------------------------------------------------------------------------------------------
                                     15 W. 39th Street
                                     New York, NY 10015           Buying Agency Agreement - Non
        Inseco Inc.              Attention: Mike Behmoaras                  exclusive                02/07/97         0.00
------------------------------------------------------------------------------------------------------------------------------
                               2399 Mandeville Canyon Road,
     Allen B. Schwartz             Los Angeles, CA 90049                    Name agreement           09/01/99         0.00
------------------------------------------------------------------------------------------------------------------------------
                                        Nancy Ganz,
                               300 Central Park West Apt. 2L
                                     New York, NY 10024
                               Paul Weiss Rifkind Wharton &
                                        Garrison
                                1285 Avenue of the Americas,
                                   New York, NY 10019
        Nancy Ganz               Att: Robert M. Hirsh, Esq.                 Name Agreement           07/17/96         0.00
------------------------------------------------------------------------------------------------------------------------------
                               c/o Evan Morgenstein Premier
                                         Management
                                    200 Merry Hill Drive
       Amanda Beard                  Raleigh, NC 27606                Athlete/Coach Agreement        06/01/01         0.00
------------------------------------------------------------------------------------------------------------------------------
                                  4948 Caldwell Mill Road
  Ambrose (Rowdy) Gaines            Birmingham, AL 35243              Athlete/Coach Agreement        01/01/01         0.00
------------------------------------------------------------------------------------------------------------------------------
                                c/o Gold Medal Management
       Amy Van Dyken        1750-14th Street Boulder, CO 80302        Athlete/Coach Agreement        03/01/99         0.00
------------------------------------------------------------------------------------------------------------------------------
                                       P.O. Box 284
     Barbara Lindquist                Wilson, WY 83014                Athlete/Coach Agreement        01/01/01         0.00
------------------------------------------------------------------------------------------------------------------------------
                                   505 Attleboro Avenue
        Bob Steele               Bakersfield, CA 93314-4909           Athlete/Coach Agreement        01/01/01         0.00
------------------------------------------------------------------------------------------------------------------------------
                               c/o Evan Morgenstein Premier
                                         Management
                                    200 Merry Hill Drive
      Brooke Bennett                 Raleigh, NC 27606                Athlete/Coach Agreement        01/01/01         0.00
------------------------------------------------------------------------------------------------------------------------------
                               c/o Evan Morgenstein Premier
                                          Management
                                    200 Merry Hill Drive
      Chris Thompson                 Raleigh, NC 27606                Athlete/Coach Agreement        06/01/01         0.00
------------------------------------------------------------------------------------------------------------------------------
                                       1914 David St.
       Colleen Lanne                  Austin, TX 78705                Athlete/Coach Agreement        03/27/01         0.00
------------------------------------------------------------------------------------------------------------------------------
  College Swimming Coaches            P.O. Box 63285
   Association of America       Colorado Springs, CO 801962           Athlete/Coach Agreement        07/01/98         0.00
------------------------------------------------------------------------------------------------------------------------------
                               155 International Drive #609
      Courtney Shealy                 Athens, GA 30605                Athlete/Coach Agreement        09/01/00         0.00
------------------------------------------------------------------------------------------------------------------------------
                                        c/o SFX 220
                                  West 42nd St. 12th Floor
     Cristina Teuscher        New York, NY 10036 (SFX, N1272)         Athlete/Coach Agreement        04/01/00         0.00
------------------------------------------------------------------------------------------------------------------------------
                                    1586 Electric Ave.
     Cynthia Gallagher                Venice, CA 90291                Athlete/Coach Agreement        07/01/99         0.00
------------------------------------------------------------------------------------------------------------------------------
                                  245 E. 72nd St. Apt. 9G
 Dara Torres (Wilhelmina)         New York, NY 10021-4588             Athlete/Coach Agreement        08/01/99         0.00
------------------------------------------------------------------------------------------------------------------------------
                                    8604 Constance Way
      Dave Parrington               Knoxville, TN 37923               Athlete/Coach Agreement        04/17/98         0.00
------------------------------------------------------------------------------------------------------------------------------
                                   21762 Quiet Oak Drive
         Dave Salo                 Lake Forest, CA 92630              Athlete/Coach Agreement        01/01/99         0.00
------------------------------------------------------------------------------------------------------------------------------
                                     1774 Girard Ave.
        Dennis Dale               S. Minneapolis, MN 55403            Athlete/Coach Agreement         Jan 01          0.00
------------------------------------------------------------------------------------------------------------------------------
                                     201 Sesqui Trail
        Donald Gibb                  Columbia, SC 29223               Athlete/Coach Agreement        01/01/00         0.00
------------------------------------------------------------------------------------------------------------------------------
                                     8222 Forest Hills
        Ed Sinnott                    Dallas, TX 75218                Athlete/Coach Agreement        01/01/01         0.00
------------------------------------------------------------------------------------------------------------------------------
                                    3640 Churchwell Ct.
        Ed Spencer                    Tucker, GA 30084                Athlete/Coach Agreement        01/01/01         0.00
------------------------------------------------------------------------------------------------------------------------------
                                   5924 Gorham Glen Lane
        Eddie Reese                   Austin, TX 78739                Athlete/Coach Agreement        01/01/01         0.00
------------------------------------------------------------------------------------------------------------------------------
                                       P.O. Box 4130
       Greg Louganis                  Malibu, CA 90265                Athlete/Coach Agreement        01/01/01         0.00
------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
                                                       PLAN SCHEDULE 3.2
------------------------------------------------------------------------------------------------------------------------------
                                LIST OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES TO BE ASSUMED
------------------------------------------------------------------------------------------------------------------------------
                                                                                                    CONTRACT
                                                                                                  DATE/CONTRACT
      CONTRACT PARTY                  NOTICE ADDRESS                  CONTRACT DESCRIPTION       EXTENSION DATE    CURE AMOUNT
------------------------------------------------------------------------------------------------------------------------------
                                    4962 Starling Way
        Hongping Li                 La Palma, CA 90623               Athlete/Coach Agreement         01/01/99         0.00
------------------------------------------------------------------------------------------------------------------------------
                                   500 Crooked Oak Ct.
       Hunter Kemper                Longwood, FL 32779               Athlete/Coach Agreement         01/01/01         0.00
------------------------------------------------------------------------------------------------------------------------------
                                   1335 Mountain Ave.
         Ira Klein               Santa Barbara, CA 93101             Athlete/Coach Agreement         01/01/01         0.00
------------------------------------------------------------------------------------------------------------------------------
                                    125 Tipperary Rd.
       Jack Bauerle                  Athens, GA 30606                Athlete/Coach Agreement         1/1/2001         0.00
------------------------------------------------------------------------------------------------------------------------------
                                   417 Idlewyld Drive
        Jack Nelson              Ft. Lauderdale, FL 33301            Athlete/Coach Agreement         01/01/01         0.00
------------------------------------------------------------------------------------------------------------------------------
                                    5377 Traci Drive
        Jason Lezak              Santa Barbara, CA 93111             Athlete/Coach Agreement         10/15/98         0.00
------------------------------------------------------------------------------------------------------------------------------
                                    6116 Jordan Drive
       Jay Schryver                 Loveland, CO 80537               Athlete/Coach Agreement         05/01/01         0.00
------------------------------------------------------------------------------------------------------------------------------
                                   3522 Glencairn Rd.
       Jerry Holtrey             Shaker Heights, OH 44122            Athlete/Coach Agreement         01/01/99         0.00
------------------------------------------------------------------------------------------------------------------------------
                                  5507 Mr. Bonnell Rd.
       Jill Sterkel                  Austin, TX 78731                Athlete/Coach Agreement         01/01/01         0.00
------------------------------------------------------------------------------------------------------------------------------
                                       c/o Epstein
                                    8631 Constence Way
       Joanna Zeiger               Knoxville, TN 37923               Athlete/Coach Agreement         01/01/99         0.00
------------------------------------------------------------------------------------------------------------------------------
                                    806 Defense Drive
       John Carroll                 Marlton, NJ 08053                Athlete/Coach Agreement         09/01/98         0.00
------------------------------------------------------------------------------------------------------------------------------
                                    105 Rockland Ave.
       John Collins                Larchmont, NY 10538               Athlete/Coach Agreement         01/01/01         0.00
------------------------------------------------------------------------------------------------------------------------------
                                  190 S. County Road #5
        John Mattos               Ft. Collins, CO 80524              Athlete/Coach Agreement         01/01/01         0.00
------------------------------------------------------------------------------------------------------------------------------
                                      2713 Wortham
        John Morse                 Nashville, TN 37215               Athlete/Coach Agreement         01/01/01         0.00
------------------------------------------------------------------------------------------------------------------------------
                                 7515 Little River Road
       John Trembley               Knoxville, TN 37920               Athlete/Coach Agreement         01/01/01         0.00
------------------------------------------------------------------------------------------------------------------------------
                                   4408 Airport Blvd.
        Josh Davis                   Austin TX 78722                 Athlete/Coach Agreement         01/01/98         0.00
------------------------------------------------------------------------------------------------------------------------------
                                  801 Astoria Park Dr.
       Kerry Classen              Bakersfield, CA 93311              Athlete/Coach Agreement         01/01/01         0.00
------------------------------------------------------------------------------------------------------------------------------
                                    4743 S. Cedar Rd.
       Kerstin Weule               Evergreen, CO 80439               Athlete/Coach Agreement         03/27/01         0.00
------------------------------------------------------------------------------------------------------------------------------
                                 6000 N. Maple Grove Rd.
       Kris Kirchner              Bloomington, IN 47404              Athlete/Coach Agreement         01/01/01         0.00
------------------------------------------------------------------------------------------------------------------------------
                                    1726 Colony Drive
       Kristy Kowal                Wyomissing, PA 19610              Athlete/Coach Agreement         04/01/00         0.00
------------------------------------------------------------------------------------------------------------------------------
                                  7315 San Carlos Road
        Larry Shofe               Jacksonville, FL 32217             Athlete/Coach Agreement         07/01/98         0.00
------------------------------------------------------------------------------------------------------------------------------
                             LK Sports Inc.
                             attn: Peter Carlisle
                             Octagon
                             50 Courtland Pier
                             Portland, ME 04101
                             OR LK Sports Inc. Octagon Box
     Lenny Krayzelburg       17574 Portland, ME 04112                      Athlete/Coach Agreement   07/01/98         0.00
------------------------------------------------------------------------------------------------------------------------------
                               c/o Evan Morgenstein Premier
                             Management 200 Merry Hill Drive
       Lindsay Benko                Raleigh, NC 27606                Athlete/Coach Agreement         07/01/99         0.00
------------------------------------------------------------------------------------------------------------------------------
                            c/o Premier Management Merry Hill
         Mark Ruiz               Drive Raleigh, NC 27606             Athlete/Coach Agreement         07/01/98         0.00
------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
                                                       PLAN SCHEDULE 3.2
------------------------------------------------------------------------------------------------------------------------------
                                LIST OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES TO BE ASSUMED
------------------------------------------------------------------------------------------------------------------------------
                                                                                                    CONTRACT
                                                                                                  DATE/CONTRACT
      CONTRACT PARTY                  NOTICE ADDRESS                  CONTRACT DESCRIPTION       EXTENSION DATE    CURE AMOUNT
------------------------------------------------------------------------------------------------------------------------------
                                   A-104 Surfside Ave.
       Mark Schubert                Surfside, CA 90743               Athlete/Coach Agreement         01/01/01         0.00
------------------------------------------------------------------------------------------------------------------------------
                                4900 Calhoun Canyon Loop
       Matt Scoggins                 Austin, TX 78735                Athlete/Coach Agreement         10/15/98         0.00
------------------------------------------------------------------------------------------------------------------------------
                                11602-135th Street, Court
        Megan Quann                E Puyallup, WA 98374              Athlete/Coach Agreement         10/01/00         0.00
------------------------------------------------------------------------------------------------------------------------------
                                     1704 Todd Trail
        Melvin Nash             College Station, TX 77845            Athlete/Coach Agreement         01/01/01         0.00
------------------------------------------------------------------------------------------------------------------------------
                                     1 Olympic Plaza
      Michael Smedley           Colorado Springs, CO 80909           Athlete/Coach Agreement          Mar 01          0.00
------------------------------------------------------------------------------------------------------------------------------
                                 3431 E. Cherokee Street
       Mike Chasson                 Phoenix, AZ 85044                Athlete/Coach Agreement         01/01/01         0.00
------------------------------------------------------------------------------------------------------------------------------
                                     10755 Voyaitzes
       Mike Hastings                 Auburn, CA 95603                Athlete/Coach Agreement         01/01/01         0.00
------------------------------------------------------------------------------------------------------------------------------
                                  1801 Lakeshore Drive
        Mike Walker                  Austin, TX 78746                Athlete/Coach Agreement         01/01/01         0.00
------------------------------------------------------------------------------------------------------------------------------
                                     1869 Alma Road
        Misty Hyman                Palo Alto, CA 94301               Athlete/Coach Agreement         06/01/01         0.00
------------------------------------------------------------------------------------------------------------------------------
                                   11123 Powers Avenue
      Muray Stephens              Cockeyville, MD 21030              Athlete/Coach Agreement         01/01/01         0.00
------------------------------------------------------------------------------------------------------------------------------
                           c/o IMG 1360 East 9th St., Ste 100
        Neil Walker                Cleveland, OH 44114               Athlete/Coach Agreement         08/01/98         0.00
------------------------------------------------------------------------------------------------------------------------------
                                      4 Irvine
       Nort Thornton                 Moraga, CA 64556                Athlete/Coach Agreement         01/01/01         0.00
------------------------------------------------------------------------------------------------------------------------------
                                  10104 Whitehorn Drive
       Patrick Hogan               Charlotte, NC 28277               Athlete/Coach Agreement         01/01/01         0.00
------------------------------------------------------------------------------------------------------------------------------
                                 14910 SW Carlsbad Drive
        Paul Bergen                Beaverton, OR 97007               Athlete/Coach Agreement         01/01/01         0.00
------------------------------------------------------------------------------------------------------------------------------
                                   216 Ridgeway Drive
        Paul Blair                Little Rock, AR 72205              Athlete/Coach Agreement         01/01/01         0.00
------------------------------------------------------------------------------------------------------------------------------
                                 22253 N. DeAnza Circle
      Pete Raykovich               Cupertino, CA 95014               Athlete/Coach Agreement         01/01/01         0.00
------------------------------------------------------------------------------------------------------------------------------
                                  14320 Diplomat Drive
        Peter Banks                  Tampa, FL 33613                 Athlete/Coach Agreement         01/01/99         0.00
------------------------------------------------------------------------------------------------------------------------------
                                     8008 West Gate
       Peter Malone                  Lenexa, KS 66215                Athlete/Coach Agreement         01/01/01         0.00
------------------------------------------------------------------------------------------------------------------------------
                                    3252 E. Highland
     Pierre LaFontaine              Phoenix, AZ 85018                Athlete/Coach Agreement         01/01/99         0.00
------------------------------------------------------------------------------------------------------------------------------
                                 c/o Premier Management
                                     Merry Hill Drive
         Rada Owen                  Raleigh, NC 27606                Athlete/Coach Agreement         09/01/00         0.00
------------------------------------------------------------------------------------------------------------------------------
                                   730 Springvale Rd.
       Richard Curl               Great falls, VA 22066              Athlete/Coach Agreement         07/31/95         0.00
------------------------------------------------------------------------------------------------------------------------------
                                    725 Hobart Street
       Richard Quick               Menlo Park, CA 94025              Athlete/Coach Agreement         01/01/01         0.00
------------------------------------------------------------------------------------------------------------------------------
                                   3208 Sunset Avenue
     Richard Shoulberg             Norristown, PA 19401              Athlete/Coach Agreement         01/01/01         0.00
------------------------------------------------------------------------------------------------------------------------------
                                      2618 5th St.
        Rick Benner               SW Puyallup, WA 98373              Athlete/Coach Agreement         01/01/00         0.00
------------------------------------------------------------------------------------------------------------------------------
                                   48 Pearce Mitchell
       Rick Schavone                Stanford, CA 94305               Athlete/Coach Agreement         01/01/01         0.00
------------------------------------------------------------------------------------------------------------------------------
                                   941 N. Calvert St.
       Robert Bowman               Baltimore, MD 21202               Athlete/Coach Agreement         01/01/01         0.00
------------------------------------------------------------------------------------------------------------------------------
                                      197 Pineview
       Scott Tucker                  Irvine, CA 92620                Athlete/Coach Agreement         05/01/01         0.00
------------------------------------------------------------------------------------------------------------------------------
                              c/o SFX 220 West 42nd Street,
                                      12th Floor
        Janet Evans           New York, NY 10036 SFX(N1598)          Athlete/Coach Agreement         01/01/01         0.00
------------------------------------------------------------------------------------------------------------------------------
                                      30542 Puritan
      Sheila Taormina               Livonia, MI 48154                Athlete/Coach Agreement         01/01/99         0.00
------------------------------------------------------------------------------------------------------------------------------
                                     1316 Ann Court
        Skip Runkle                West Linn, OR 97068               Athlete/Coach Agreement         01/01/01         0.00
------------------------------------------------------------------------------------------------------------------------------
                                 c/o Thomas Wojslowoucs
                                      93 Kennedy Blvd.
 Speedo/NISCA Sponsorship             Bayonne, NJ 07002              Athlete/Coach Agreement         09/01/00         0.00
------------------------------------------------------------------------------------------------------------------------------
                                     5233 Vanderbilt
       Steve Collins                 Dallas, TX 75206                Athlete/Coach Agreement         01/01/01         0.00
------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
                                                       PLAN SCHEDULE 3.2
------------------------------------------------------------------------------------------------------------------------------
                                LIST OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES TO BE ASSUMED
------------------------------------------------------------------------------------------------------------------------------
                                                                                                    CONTRACT
                                                                                                  DATE/CONTRACT
      CONTRACT PARTY                  NOTICE ADDRESS                  CONTRACT DESCRIPTION       EXTENSION DATE    CURE AMOUNT
------------------------------------------------------------------------------------------------------------------------------
                                  44 Maplewood Drive
     Susan Teeter                 Cranbury, NJ 08512                 Athlete/Coach Agreement         01/01/98         0.00
------------------------------------------------------------------------------------------------------------------------------
                                  501 Seabreeze Blvd.
      Tim O'Brien              Ft. Lauderdale, FL 33316              Athlete/Coach Agreement         01/01/01         0.00
------------------------------------------------------------------------------------------------------------------------------
                             c/o Evan Morgenstein Premier
                            Management 200 Merry Hill Drive
      Tom Malchow                   Raleigh, NC 27606                Athlete/Coach Agreement         07/01/99         0.00
------------------------------------------------------------------------------------------------------------------------------
                                     2 Alpha Ct.
      Tom Wilkens               Middletown, NJ 07748                 Athlete/Coach Agreement         07/15/98         0.00
------------------------------------------------------------------------------------------------------------------------------
                            Universtiy Athletic Assoc. Inc.
                                       PO 14485
 University of Florida         Gainesville, FL 32604-2485            Athlete/Coach Agreement         07/01/98         0.00
------------------------------------------------------------------------------------------------------------------------------
                                 Athletic Department
                                 1000 S. State Street
University of Michigan           Ann Arbor, MI 48109                 Athlete/Coach Agreement         07/01/00         0.00
------------------------------------------------------------------------------------------------------------------------------
                                     Jean Freeman
                                 3508 Spain Place NE
University of Minnesota          Minneapolis, MN 55418               Athlete/Coach Agreement         01/01/01         0.00
------------------------------------------------------------------------------------------------------------------------------
                           Athletic Department University
University of Virginia     Hall Charlottesville, VA 22903            Athlete/Coach Agreement         07/15/00         0.00
------------------------------------------------------------------------------------------------------------------------------
                                   1 Olympic Plaza
     USA Swimming             Colorado Springs, CO 80909             Athlete/Coach Agreement         01/01/01         0.00
------------------------------------------------------------------------------------------------------------------------------
                                   2600 Darling Road
    Vince Panzano                 Blacklick, OH 43004                Athlete/Coach Agreement         01/01/01         0.00
------------------------------------------------------------------------------------------------------------------------------
                                    111 Wall Street
                                   New York, NY 10043
      Citibank                   Attention: David Humza              Retirement Plan Trustee         06/29/89         0.00
------------------------------------------------------------------------------------------------------------------------------
                             1400 Merrill Lynch Drive, MSC
                                      04BSPRO,
                               Pennington, NJ 08534-4125            Savings Plan Trustee and
     Merrill Lynch            Attention: Connie Carpenter                  Recordkeeper              05/01/95         0.00
------------------------------------------------------------------------------------------------------------------------------
                                  1751 Lake Cook Road
 Deloite & Touche Tax             Deerfield, IL 60015              CORPTax Return Preparation        1/01/01-
   Technologies LLC             Attention: Chris Popson                  Software License            12/31/03         0.00
------------------------------------------------------------------------------------------------------------------------------
                              3911 S. Walton Walker Blvd.
                                   Dallas, TX 75236                    Vendor agreement for
         AAFES                  Attn: Ramona Brookshire            markdowns, advertising, etc.      03/08/02         0.00
------------------------------------------------------------------------------------------------------------------------------
                                      PO Box 46527                     Vendor agreement for
        Gart's                      Denver, CO 80201               markdowns, advertising, etc.      03/14/02         0.00
------------------------------------------------------------------------------------------------------------------------------
                                    702 SW 8th St.                     Vendor agreement for
      Sam's Club                 Bentonville, AK 72716             markdowns, advertising, etc.      11/01/01         0.00
------------------------------------------------------------------------------------------------------------------------------
                                  920 Foothill Blvd.                   Vendor agreement for
     Sport Chalet                La Canada, CA 91011               markdowns, advertising, etc.      03/14/02         0.00
------------------------------------------------------------------------------------------------------------------------------
                                     PO Box 508003                     Vendor agreement for
   Sports Authority            Lauderdale, FL 33340-7002           markdowns, advertising, etc.      05/28/02         0.00
------------------------------------------------------------------------------------------------------------------------------
                                     702 SW 8th St.                    Vendor agreement for
       Wal-Mart                  Bentonville, AK 72716             markdowns, advertising, etc.                       0.00
------------------------------------------------------------------------------------------------------------------------------
                                   650 Liberty Ave.
                                   Union, NJ 07083
                            Copy to: City of Philadelphis
                            c/o Liberty Place RetailAssoc.
                                   1625 Chestnut St.
  Bed, Bath & Beyond        Philadelphia, Pennsylvania 19103               EDI Agreement             11/10/98         0.00
------------------------------------------------------------------------------------------------------------------------------
                                     1600 Cantrell Rd.
                                 Little Rock, AR 72201
       Dillards                     Attn: Dean Worley                      EDI Agreement             07/31/00         0.00
------------------------------------------------------------------------------------------------------------------------------
                                  3201 W. Royal Lane
     Footstar Corp                 Irving, TX 75063                        EDI Agreement                              0.00
------------------------------------------------------------------------------------------------------------------------------
                                    2929 Walker Ave.
        Meijer                 NW Grand Rapids, MI 49504                   EDI Agreement             02/21/00         0.00
------------------------------------------------------------------------------------------------------------------------------
                                  Gart's Sports Co.
                                    PO Box 46527
Oshman's Sporting goods            Denver, CO 80201                        EDI Agreement             01/07/00         0.00
------------------------------------------------------------------------------------------------------------------------------
                           Karen Kong Polo/Ralph Lauren Corp
                                    9 Polito Ave.
  Polo Ralph Lauren             Lyndhurst, NY 07071                        EDI Agreement             07/10/00         0.00
------------------------------------------------------------------------------------------------------------------------------
                              AP Dept. Serv Cptes. Foum.
                                PO Box 4220, Station A
       Zellers                    Toronto, ON Canada                       EDI Agreement             06/09/00         0.00
------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
                                                       PLAN SCHEDULE 3.2
------------------------------------------------------------------------------------------------------------------------------
                                LIST OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES TO BE ASSUMED
------------------------------------------------------------------------------------------------------------------------------
                                                                                                   CONTRACT
                                                                                                 DATE/CONTRACT
      CONTRACT PARTY                  NOTICE ADDRESS                 CONTRACT DESCRIPTION        EXTENSION DATE     CURE AMOUNT
------------------------------------------------------------------------------------------------------------------------------
 David Saxl & Spencer              205 W. 39th Street
      Weinberg                     New York, NY 10018                       Indp Rep                 12/01/98         0.00
------------------------------------------------------------------------------------------------------------------------------
                              250 Spring St. Ste.135 118A
Lawler Grp & Pam Lawler            Atlanta, GA 30303                        Indp Rep                 12/01/98         0.00
------------------------------------------------------------------------------------------------------------------------------
                                     J. Price Inc.
                                 1320 Fairway Drive
Price Inc & James Price         Chesapeake, VA 23320                        Indp Rep                 11/01/00         0.00
------------------------------------------------------------------------------------------------------------------------------
                             4764 La Villa Marina, Suite A
    Stacey Gossman            Marina Del Rey, CA 90292                      Indp Rep                 03/01/99         0.00
------------------------------------------------------------------------------------------------------------------------------
                                                                    Unemployment Compensation
                                10101 Woodfield Lane               Service Agreement (formerly    12/30/94 and
    TALXUC Express               St. Luis, MO 63132                    The Frick Company)         amended 1/02        0.00
------------------------------------------------------------------------------------------------------------------------------
                           UNITE Mid-Atlantic Regional Joint
                                          Board
                              903 Russell Ave. Suite 400,             Collective Bargaining
   UNITE Local 1701             Gaithersburg, PA 20879                     Agreement                 03/02/01         0.00
------------------------------------------------------------------------------------------------------------------------------
                                  1220 Rankin Street
        VPSI                        Troy, MI 48083                  Rideshare transportation         07/01/97         0.00
------------------------------------------------------------------------------------------------------------------------------
                                     25 Phesant Run                   Independent Sales
    Elaine Villano                 Kinnelon, NJ 07405                   Representative                                0.00
------------------------------------------------------------------------------------------------------------------------------
                               1 Bay Club Dr. Ste. 19-A               Independent Sales
      Pam Lawler                   Bayside, NY 11360                    Representative               12/01/98         0.00
------------------------------------------------------------------------------------------------------------------------------
                                  9770 Trans Canada
     AFC - Canada             Saint Larent, Que, H4S 1V9                 Royalty-Speedo                               0.00
------------------------------------------------------------------------------------------------------------------------------
                                194 Rue de Rivoli 75001
   Agnes B. Trouble                 Paris France                    Agreement on ALLEN B mark        02/20/01         0.00
------------------------------------------------------------------------------------------------------------------------------
                                                                       License agreement in
                                                                    perpetuity to manufacture
                                                                  and distribute swimwear and
                                  1709 Ambassador Ave.                activewear under the        10/26/93 as
     Anne Cole                 Beverly Hills, CA 90210                ANNE COLE trademark           amended           0.00
------------------------------------------------------------------------------------------------------------------------------
                                 79-81 Coppin Street                                              08/01/98 as
                           Richmond Victoris 3121 Australia         Export Customer Exclusive     amended and
  Body Art Australia         Attention: Mr. Clyde Davenport           Distribution Agreement        extended          0.00
------------------------------------------------------------------------------------------------------------------------------
                                  205 W. 39th Street
                                  New York, NY 10018
                           Attention: Mr. Barry K. Schwartz
                             copy to: Calvin Klein, Inc.,
                                   205 W. 39th Street
                                   New York, NY 10018
                            Attention: Deirdre Miles-Graeter
                             Copy to: Paul, Weiss, Rifkind,
                                   Wharton & Garrison
                             1285 Avenue of the Americas
                               New York, NY 10019-6064
   Calvin Klein Inc.       Attention: Robert M. Hirsh, Esq.             Royalty CK Jeans             03/31/99         0.00
------------------------------------------------------------------------------------------------------------------------------
                                  205 W. 39th Street
                                  New York, NY 10018
                           Attention: Mr. Barry K. Schwartz
                             copy to: Calvin Klein, Inc.,
                                   205 W. 39th Street
                                   New York, NY 10018
                            Attention: Deirdre Miles-Graeter
                             Copy to: Paul, Weiss, Rifkind,
                                   Wharton & Garrison
                             1285 Avenue of the Americas
                               New York, NY 10019-6064
  Calvin Klein Inc.         Attention: Robert M. Hirsh, Esq.        Royalty CK Jeans - Kids                           0.00
------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
                                                       PLAN SCHEDULE 3.2
------------------------------------------------------------------------------------------------------------------------------
                                LIST OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES TO BE ASSUMED
------------------------------------------------------------------------------------------------------------------------------
                                                                                                   CONTRACT
                                                                                                 DATE/CONTRACT
      CONTRACT PARTY                  NOTICE ADDRESS                 CONTRACT DESCRIPTION        EXTENSION DATE    CURE AMOUNT
------------------------------------------------------------------------------------------------------------------------------
                                  205 W. 39th Street
                                  New York, NY 10018
                           Attention: Mr. Barry K. Schwartz
                             copy to: Calvin Klein, Inc.,
                                   205 W. 39th Street
                                   New York, NY 10018
                            Attention: Deirdre Miles-Graeter
                             Copy to: Paul, Weiss, Rifkind,
                                   Wharton & Garrison
                             1285 Avenue of the Americas
                               New York, NY 10019-6064               National Advertising
  Calvin Klein Inc.         Attention: Robert M. Hirsh, Esq.               CK Jeans                                   0.00
------------------------------------------------------------------------------------------------------------------------------
                                  205 W. 39th Street
                                  New York, NY 10018
                           Attention: Mr. Barry K. Schwartz
                             copy to: Calvin Klein, Inc.,
                                   205 W. 39th Street
                                   New York, NY 10018
                            Attention: Deirdre Miles-Graeter
                             Copy to: Paul, Weiss, Rifkind,
                                   Wharton & Garrison
                             1285 Avenue of the Americas          Men's Accessories License
                               New York, NY 10019-6064            for CALVIN KLEIN products        03/14/94 as
  Calvin Klein Inc.         Attention: Robert M. Hirsh, Esq.         on men's accessories           extended          0.00
------------------------------------------------------------------------------------------------------------------------------
                                  205 W. 39th Street
                                  New York, NY 10018
                           Attention: Mr. Barry K. Schwartz
                             copy to: Calvin Klein, Inc.,            Exclusive License to
                                   205 W. 39th Street            manufacture, distribute and
                                   New York, NY 10018            sell Men's and Women's jeans
                            Attention: Deirdre Miles-Graeter      and jeans related items for
                             Copy to: Paul, Weiss, Rifkind,      CALVIN KLEIN/CK CALVIN KLEIN
                                   Wharton & Garrison             and variations and CALVIN
                             1285 Avenue of the Americas         KLEIN JEANS, CK/CALVIN KLEIN      08/04/98 as
                               New York, NY 10019-6064            JEANS AND CK/CALVIN KLEIN        amended and
  Calvin Klein Inc.         Attention: Robert M. Hirsh, Esq.               KHAKIS                    extended         0.00
------------------------------------------------------------------------------------------------------------------------------
                                  205 W. 39th Street
                                  New York, NY 10018
                           Attention: Mr. Barry K. Schwartz
                             copy to: Calvin Klein, Inc.,
                                   205 W. 39th Street
                                   New York, NY 10018
                            Attention: Deirdre Miles-Graeter
                             Copy to: Paul, Weiss, Rifkind,
                                   Wharton & Garrison
                             1285 Avenue of the Americas         Exclusive License for CALVIN      08/04/98 as
                               New York, NY 10019-6064            KLEIN marks for jeans and        amended and
  Calvin Klein Inc.         Attention: Robert M. Hirsh, Esq.         jeans related items             extended         0.00
------------------------------------------------------------------------------------------------------------------------------
                                  205 W. 39th Street
                                  New York, NY 10018
                           Attention: Mr. Barry K. Schwartz
                             copy to: Calvin Klein, Inc.,
                                   205 W. 39th Street
                                   New York, NY 10018
                            Attention: Deirdre Miles-Graeter
                             Copy to: Paul, Weiss, Rifkind,
                                   Wharton & Garrison
                             1285 Avenue of the Americas
                               New York, NY 10019-6064
  Calvin Klein Inc.         Attention: Robert M. Hirsh, Esq.         Settlement Agreement            01/22/01         0.00
------------------------------------------------------------------------------------------------------------------------------
                                  205 W. 39th Street
                                  New York, NY 10018
                           Attention: Mr. Barry K. Schwartz
                             copy to: Calvin Klein, Inc.,
                                   205 W. 39th Street
                                   New York, NY 10018
                            Attention: Deirdre Miles-Graeter
                             Copy to: Paul, Weiss, Rifkind,
                                   Wharton & Garrison
                             1285 Avenue of the Americas         Trust Agreement transferring
                               New York, NY 10019-6064             all CALVIN KLEIN marks
  Calvin Klein Inc.         Attention: Robert M. Hirsh, Esq.             worldwide                   03/14/94         0.00
------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
                                                       PLAN SCHEDULE 3.2
------------------------------------------------------------------------------------------------------------------------------
                                LIST OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES TO BE ASSUMED
------------------------------------------------------------------------------------------------------------------------------
                                                                                                    CONTRACT
                                                                                                  DATE/CONTRACT
      CONTRACT PARTY                  NOTICE ADDRESS                  CONTRACT DESCRIPTION       EXTENSION DATE    CURE AMOUNT
------------------------------------------------------------------------------------------------------------------------------
                                  205 W. 39th Street
                                  New York, NY 10018
                                Attention: Mr. Barry K.
                                     Schwartz copy
                                to: Calvin Klein, Inc.,
                                  205 W. 39th Street
                                  New York, NY 10018
                           Attention: Deirdre Miles-Graeter
                                 Copy to: Paul, Weiss,
                                   Rifkind, Wharton                       Men's Underwear
                                     & Garrison                      License Agreement between
                              1285 Avenue of the Americas                   Calvin Klein
                                New York, NY 10019-6064                 Trademark Trust and
      Calvin Klein Inc.    Attention: Robert M. Hirsh, Esq.              Calvin Klein, Inc.          03/14/94         0.00
------------------------------------------------------------------------------------------------------------------------------
                                  205 W. 39th Street
                                  New York, NY 10018
                                Attention: Mr. Barry K.
                                     Schwartz copy
                                to: Calvin Klein, Inc.,
                                  205 W. 39th Street
                                  New York, NY 10018
                           Attention: Deirdre Miles-Graeter
                                 Copy to: Paul, Weiss,
                                   Rifkind, Wharton
                                      & Garrison
                               1285 Avenue of the Americas
                                New York, NY 10019-6064                   Women's Intimate
      Calvin Klein Inc.    Attention: Robert M. Hirsh, Esq.          Apparel License Agreement       03/14/94         0.00
------------------------------------------------------------------------------------------------------------------------------
                                  205 W. 39th Street
                                  New York, NY 10018
                                Attention: Mr. Barry K.
                                     Schwartz copy
                                to: Calvin Klein, Inc.,
                                  205 W. 39th Street
                                  New York, NY 10018
                           Attention: Deirdre Miles-Graeter
                                 Copy to: Paul, Weiss,
                                   Rifkind, Wharton
                                     & Garrison
                             1285 Avenue of the Americas
                                New York, NY 10019-6064                  Quality Assurance
      Calvin Klein Inc.    Attention: Robert M. Hirsh, Esq.                  Agreement               03/14/94         0.00
------------------------------------------------------------------------------------------------------------------------------
                                  205 W. 39th Street
                                  New York, NY 10018
                                Attention: Mr. Barry K.
                                     Schwartz copy
                                to: Calvin Klein, Inc.,
                                  205 W. 39th Street
                                  New York, NY 10018
                           Attention: Deirdre Miles-Graeter
                                 Copy to: Paul, Weiss,
                                   Rifkind, Wharton
                                      & Garrison
                               1285 Avenue of the Americas
                                New York, NY 10019-6064
      Calvin Klein Inc.    Attention: Robert M. Hirsh, Esq.             Servicing Agreement          03/14/94         0.00
------------------------------------------------------------------------------------------------------------------------------
                                  205 W. 39th Street
                                  New York, NY 10018
                                Attention: Mr. Barry K.
                                     Schwartz copy
                                to: Calvin Klein, Inc.,
                                  205 W. 39th Street
                                  New York, NY 10018
                           Attention: Deirdre Miles-Graeter
                                 Copy to: Paul, Weiss,
                                   Rifkind, Wharton                    Acquisition Agreement
                                      & Garrison                      acquiring the beneficial
                                1285 Avenue of the Americas            ownership interest in
                                New York, NY 10019-6064                   the CALVIN KLEIN
      Calvin Klein Inc.    Attention: Robert M. Hirsh, Esq.                  Trademarks              03/14/94         0.00
------------------------------------------------------------------------------------------------------------------------------
                                  205 W. 39th Street
                                  New York, NY 10018
                                Attention: Mr. Barry K.
                                     Schwartz copy
                                to: Calvin Klein, Inc.,
                                  205 W. 39th Street
                                  New York, NY 10018
                           Attention: Deirdre Miles-Graeter
                                 Copy to: Paul, Weiss,
                                   Rifkind, Wharton
                                     & Garrison
                               1285 Avenue of the Americas            Administration Agreement
                                New York, NY 10019-6064                    (Underwear and
      Calvin Klein Inc.    Attention: Robert M. Hirsh, Esq.              Intimate Apparel)           03/14/94         0.00
------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
                                                       PLAN SCHEDULE 3.2
------------------------------------------------------------------------------------------------------------------------------
                                LIST OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES TO BE ASSUMED
------------------------------------------------------------------------------------------------------------------------------
                                                                                                    CONTRACT
                                                                                                  DATE/CONTRACT
      CONTRACT PARTY                  NOTICE ADDRESS                  CONTRACT DESCRIPTION       EXTENSION DATE    CURE AMOUNT
------------------------------------------------------------------------------------------------------------------------------
                                 205 W. 39th Street
                                  New York, NY 10018
                                Attention: Mr. Barry K.
                                     Schwartz copy
                                to: Calvin Klein, Inc.,
                                  205 W. 39th Street
                                  New York, NY 10018
                           Attention: Deirdre Miles-Graeter
                                 Copy to: Paul, Weiss,
                                   Rifkind, Wharton
                                      & Garrison
                              1285 Avenue of the Americas
                                New York, NY 10019-6064               Worldwide Transfer
      Calvin Klein Inc.    Attention: Robert M. Hirsh, Esq.               Agreement                  03/14/94         0.00
------------------------------------------------------------------------------------------------------------------------------
     Christine Grimaldi/            17 Cosdrew Lane                   Patent license for
      Matthew Grimaldi          East Hampton, NY 11907                   Fitness Rope               10/31/1995        0.00
------------------------------------------------------------------------------------------------------------------------------
                                 77 South First Street
                                  Elizabeth, NJ 07206
                                   d/b/a Children's
                                    Apparel Network               Termination of Sublicense
                                 112 West 34th Street              Agreement to manufacture
      Cradle Togs, Inc.           New York, NY 10102                 children's swimwear             05/06/99         0.00
------------------------------------------------------------------------------------------------------------------------------
                                                                      Settlement agreement
                                    John Deere Road                   on expanded use of
       Deere & Company          Moline, Illinois 61265             leaping stag design mark          06/23/97         0.00
------------------------------------------------------------------------------------------------------------------------------
                                                                   Settlement agreement of
                                                                  pending litigation on use
                                    John Deere Road                    of leaping stag
       Deere & Company          Moline, Illinois 61265                   design mark                10/14/1975        0.00
------------------------------------------------------------------------------------------------------------------------------
                                                                                                     Oct 96 -
                                    3455 Edison Way                                              perpetuity (or
      Endurance Sports           Menlo Park, CA 94025                                              expiration
    Tech./Hydraulic Swim            Att: Marc Evans                   Swim Foil Paddles          of last patent)      0.00
------------------------------------------------------------------------------------------------------------------------------
                                   FaceFirst, Inc.,
                               34342 Pacific Coast Hwy,
                                 Unti "A", Dana Point,
                                CA 92629; and Skellerup
                                 Industries (Malaysia)
    Face First, Inc. and           SDN BHD, K.B. 705,                   Patent license
          Skellerup             Ulu Tiram Estate, 80990                 for non-stick
    Industries (Malaysia)        Johor Bahru, Malaysia               compound SlickFinish            11/10/98         0.00
------------------------------------------------------------------------------------------------------------------------------
                                  International House
                                  2 Lower Ashley Road
                                   Ashley New Milton                   Export Customer
  Fleetcraft International        Hampshire BH24 5AD                    Non-Exclusive
           Limited                      England                     Distribution Agreement           07/25/00         0.00
------------------------------------------------------------------------------------------------------------------------------
                                  740 West Aire Libre            Method for sealing external
                                  Avenue PO Box 22084                 auditory ear canal              Aug 00 -
   Jaco Enterprises, Inc.          Phoenix, AZ 85028             (earplugs/headband product)      life of patent      0.00
------------------------------------------------------------------------------------------------------------------------------
                                   Al Lotus Building                Distribution Agreement
      Jashanmal National          Salah-Al-Din Street                for intimate apparel
        Company, LLC            PO Box 1545 Dubai, UAR              and men's accessories
------------------------------------------------------------------------------------------------------------------------------
                                  Jordan March Ltda.
                                   Avenida Estacion
                                      No. 5AN-17,
                                 Cali, Columbia/Jordan
                                      March Latin
                                    American, Inc.
                              16th Street, Roosevelt Ave,            Settlement Agreement
                                 Silbros Bldg. Rm. 2,            terminating the Distribution
        Jordan Marsh              PO Box 32-0024                  Agreement and related
     Ltda./Jordan March            Colon Free Zone,                Consent Judgment Against
    Latin American, Inc.          Republic of Panama                     Jordan Marsh                02/02/01         0.00
------------------------------------------------------------------------------------------------------------------------------
                                 Sindia s.a.r.l., B.P.                 Export Customer
                                  773 Beyrouth-Liban                    Non-Exclusive
Khalil Fattal Et Fils S.A.L.   Jisr el Wati - Sin El Fil            Distribution Agreement           10/13/99         0.00
------------------------------------------------------------------------------------------------------------------------------
                                    Marshalls Road
       Lambert Howarth          NN9 6EX Wellingborough
       Safety Limited                Great Britain                  Coexistence Agreement
------------------------------------------------------------------------------------------------------------------------------
                                 36 Rue des Maraichers
                                     P.O. Box 113                      Export Customer               1/1/99 as
                               1211 Geneva, Switzerland                 Non-Exclusive               amended and
  Larema Distribuion, S.A.   Attention: Mr. Bernard Comre           Distribution Agreement            extended        0.00
------------------------------------------------------------------------------------------------------------------------------
                                                                    Settlement Agreement to
                                                                     cease manufacture of
                                                                        Sparkle Satin
      Leading Lady, Inc.                                             padded underwire bra            07/05/00         0.00
------------------------------------------------------------------------------------------------------------------------------
                                                                           Trademark License
                                      c/o Ruby Azrak                    for LIFEGUARD used on
                                  1385 Broadway, Ste. 1407                    apparel and         July 1, 1995
  Lifeguard Licensing Corp.          New York, NY 10018                  sporting accessories      as extended        0.00
------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
                                                       PLAN SCHEDULE 3.2
------------------------------------------------------------------------------------------------------------------------------
                                LIST OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES TO BE ASSUMED
------------------------------------------------------------------------------------------------------------------------------
                                                                                                    CONTRACT
                                                                                                  DATE/CONTRACT
      CONTRACT PARTY                  NOTICE ADDRESS                  CONTRACT DESCRIPTION       EXTENSION DATE    CURE AMOUNT
------------------------------------------------------------------------------------------------------------------------------
                                     Presa Salinillas
                                    No. 370 desp. 704,                Termination and Release
                                     Col. Irrigacion,                 of Sales Representative
      Macroconceptos                    C.P. 11200,                       Letter Agreement
        S.A. de C.V.                   Mexico, D.F.                      dated May 14, 1998        05/01/01           0.00
------------------------------------------------------------------------------------------------------------------------------
                                                                        Settlement agreement
                                    Martin Philip Hull                    of litigation of
     Martin Philip Hull               Menlo Park, CA                       Pro Short Fins          11/02/98           0.00
------------------------------------------------------------------------------------------------------------------------------
                                                                       Coexistence Agreement
                                                                          for WARNER'S IN
                                      25 Edison Road                       CONTROL and IN
 Mayer-Bershire Corporation           Wayne, NJ 07470                     CONTROL products         05/03/96           0.00
------------------------------------------------------------------------------------------------------------------------------
                                                                         Export Customer           1/1/99 as
     N. & AN. Kanellakis           30-32 Perikleous Str.                   Non-Exclusive          amended and
         & Co. O.E.                105 62 Athens, GREECE               Distribution Agreement       extended          0.00
------------------------------------------------------------------------------------------------------------------------------
                                   6-5-1 Nishi Shinjuku
                                        Shinjuku-ku                       Export Customer          8/1/98 as
                                        Tokyo Japan                        Non-Exclusive          amended and
       O.B.T. CO., LTD         Attention: Mr. Takashi Sudo            Distribution Agreement        extended          0.00
------------------------------------------------------------------------------------------------------------------------------
                                                                    Termination of Distribution
                                  Oster Alle 48, DK-2100                  Agreement dated
  Piccoli International A/S         Copenhaen, Denmark                    January 1, 1997          08/26/97           0.00
------------------------------------------------------------------------------------------------------------------------------
                                    650 Madison Avenue
                                    New York, NY 10022
                                   Attention: President
      Polo Ralph Lauren                with copy to                   Chaps License Amendment
         Corporation                   Sherry Jetter                 adding Mexico to Territory    06/02/98           0.00
------------------------------------------------------------------------------------------------------------------------------
                                    650 Madison Avenue
                                    New York, NY 10022               Letter Agreement extending
                                   Attention: President                U.S. Chaps License and
      Polo Ralph Lauren                with copy to                      assigning Canadian
         Corporation                   Sherry Jetter                       Chaps License           06/16/99           0.00
------------------------------------------------------------------------------------------------------------------------------
                                    650 Madison Avenue
                                    New York, NY 10022
                                   Attention: President
                                       with copy to                     Amended and Restated
   Polo Ralph Lauren, L.P.             Sherry Jetter                     License Agreement         01/01/96           0.00
------------------------------------------------------------------------------------------------------------------------------
                                    650 Madison Avenue
                                    New York, NY 10022
                                   Attention: President
                                       with copy to
 PRL Fashions of Europe Sr.            Sherry Jetter                   Distribution Agreement      02/08/99           0.00
------------------------------------------------------------------------------------------------------------------------------
                                    650 Madison Avenue
                                    New York, NY 10022
                                   Attention President;
                                       with copy to
        PRL USA Inc.                   Sherry Jetter                       Royalty Chaps           01/01/02           0.00
------------------------------------------------------------------------------------------------------------------------------
                                    650 Madison Avenue
   PRL USA USA, successor           New York, NY 10022
    to Polo Ralph Lauren,          Attention President;               Men's Sportswear License      1/1/96 as
         LP and the                    with copy to                      for CHAPS BY RALPH       amended and
   Polo/Lauren Company LP              Sherry Jetter                   LAUREN AND CHAPS marks       extended          0.00
------------------------------------------------------------------------------------------------------------------------------
                                                                           License Agreement to
                                                                     manufacture and distribute
                                                                         swimwear under the
                                                                           RALPH LAUREN,
                                                                          POLO SPORT RALPH
                                    650 Madison Avenue                       LAUREN and
                                    New York, NY 10022                     POLO SPORT-RLX,
      PRL USA, Inc. and            Attention: President                 LAUREN-RALPH LAUREN,        2/1/98, as
         Polo/Lauren                   with copy to                      RALPH- RALPH LAUREN       amended and
         Company, LP                   Sherry Jetter                         trademarks             extended          0.00
------------------------------------------------------------------------------------------------------------------------------
                                    1 F, No. 3 Lane 20
                                        Jen Ai Road                       Export Customer           8/1/97 as
         San Floria              Section 2 Taipei, Taiwan                  Non-Exclusive          amended and
   International Co., Ltd.       Attention: Mr. Woody Liu              Distribution Agreement       extended          0.00
------------------------------------------------------------------------------------------------------------------------------
                                    Pentland Group PLC
                                   The Pentland Centre,
                                  Lakside, Squires Lane,                                            5/8/92
                                         Finchley,                       Authentic Fitness         effective
    Speedo Holdings B.V.           London N# 2QL England                   Name Agreement           4/29/92           0.00
------------------------------------------------------------------------------------------------------------------------------
                                   Pentland Group PLC,
                                 The Pentland Centre,                  addendum to address
                                Lakside, Squires Lane,                use of name and marks
                                       Finchley,                          in connection
    Speedo Holdings B.V.         London N# 2QL England                  with retail stores           12/07/95
------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
                                                          PLAN SCHEDULE 3.2
------------------------------------------------------------------------------------------------------------------------------
                                   LIST OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES TO BE ASSUMED
------------------------------------------------------------------------------------------------------------------------------
                                                                                                         CONTRACT
                                                                                                       DATE/CONTRACT    CURE
      CONTRACT PARTY                     NOTICE ADDRESS                 CONTRACT DESCRIPTION          EXTENSION DATE   AMOUNT
------------------------------------------------------------------------------------------------------------------------------
                                                                      Memorandum of Understanding
                                                                   Regarding Calculation of
                              Pentland Group PLC, The Pentland     Royalties for Licensed Products
Speedo Holdings B.V./Speedo    Centre, Lakside, Squires Lane,        Sold By the SPEEDO/AUTHENTIC
    International Ltd.         Finchley, London N# 2QL England          FITNESS Retail Stores            12/15/95        0.00
------------------------------------------------------------------------------------------------------------------------------
                              Pentland Group PLC, The Pentland     License Agreement in perpetuity
                               Centre, Lakside, Squires Lane,        for SPEEDO marks in U.S. and         5/10/90
Speedo International Limited   Finchley, London N# 2QL England                Canada                     as amended      0.00
------------------------------------------------------------------------------------------------------------------------------
                               Pentland Group PLC, The Pentland
                               Centre, Lakeside, Squires Lane,
Speedo International Limited   Finchley, London N3 2QL ENGLAND          Sublicense Agreement             05/14/90
------------------------------------------------------------------------------------------------------------------------------
                              Pentland Group PLC, The Pentland     License Agreement in perpetuity
                               Centre, Lakside, Squires Lane,       for SPEEDO marks in Mexico and        5/10/90
 Speedo International Ltd.     Finchley, London N# 2QL England                Caribbean                  as amended      0.00
------------------------------------------------------------------------------------------------------------------------------
                                Avda. Francisco de Miranda,
                               Torre Proviincial B, Piso 3,        Customer Letter Agreement for
                                      Ofic. 32, Chacao,            sale of multibrand products in
      Sportzone S.A.                 Caracas VENEZUELA                       Venezuela                   03/06/00        0.00
------------------------------------------------------------------------------------------------------------------------------
                                Midland Buendia Bldg., Sen Gil                                            1/1/01
                              Puyat Avenue, Makati City, Metro       Export Customer Non-Exclusive    as amended and
  Store Specialists, Inc.           Manila, Philippines                 Distribution Agreement           extended        0.00
------------------------------------------------------------------------------------------------------------------------------
                                   United States Luggage
                              Company, L.P., 400 Wireless Blvd.
                                     Hauppauge NY 11788                   Termination of Sales
                                 Attention: Mr. Richard Krulik,      Representative Agreement dated
 U.S. Luggage Company, L.P.          Chairman and CEO                        June 1, 1999                03/14/01        0.00
------------------------------------------------------------------------------------------------------------------------------
                                                                                                         08/01/93
                                         702 SW 8th                                                   as amended and
      Wal-Mart Stores            St. Bentonville, AK 72716              License agreement/White Stag      extended       0.00
------------------------------------------------------------------------------------------------------------------------------
                                                                                                         08/01/93
                                       702 SW 8th                                                     as amended and
      Wal-Mart Stores            St. Bentonville, AK 72716              License agreement/White Stag      extended       0.00
------------------------------------------------------------------------------------------------------------------------------
                                                                                                         12/29/93
                                       702 SW 8th                                                     as amended and
      Wal-Mart Stores            St. Bentonville, AK 72716              License agreement/Catalina        extended       0.00
------------------------------------------------------------------------------------------------------------------------------
                                                                                                         12/29/93
                                       702 SW 8th                                                     as amended and
     Wal-Mart Stores             St. Bentonville, AK 72716              License agreement/Catalina         extended      0.00
------------------------------------------------------------------------------------------------------------------------------
                                     555 Logan Avenue
                                 Winnipeg, Manitoba, Canada R3A    Termination of Independent Sales
   Western Glove Works R.S.        OS4 Attention: Mr. R. Silver       Representative Agreement           02/28/00        0.00
------------------------------------------------------------------------------------------------------------------------------
                                    1709 Ambassador Ave.                                                10/26/1993
         Anne Cole                 Beverly Hills, CA 90210            Consultant - Design Services      as amended       0.00
------------------------------------------------------------------------------------------------------------------------------
                                      650 Madison Avenue
                                      New York, NY 10022
                                     Attention: President
      Polo Ralph Lauren           with copy to Sherry Jetter        Compensation/Design services      Jul 98 - Jun 99    0.00
------------------------------------------------------------------------------------------------------------------------------
                                      650 Madison Avenue
                                      New York, NY 10022
                                     Attention: President
      Polo Ralph Lauren           with copy to Sherry Jetter        Compensation/Design services      Jul 99 - Jun 00    0.00
------------------------------------------------------------------------------------------------------------------------------
                                      650 Madison Avenue
                                      New York, NY 10022
                                     Attention: President
      Polo Ralph Lauren           with copy to Sherry Jetter        Compensation/Design services      Jul 00 - Jun 01    0.00
------------------------------------------------------------------------------------------------------------------------------
                                      650 Madison Avenue
                                      New York, NY 10022
                                     Attention: President
      Polo Ralph Lauren           with copy to Sherry Jetter        Compensation/Design services      Jul 01 - Jun 02    0.00
------------------------------------------------------------------------------------------------------------------------------
                                      650 Madison Avenue
                                      New York, NY 10022
                                     Attention: President
      Polo Ralph Lauren           with copy to Sherry Jetter        Compensation/Design services      Jul 02 - Jun 03    0.00
------------------------------------------------------------------------------------------------------------------------------
                                      650 Madison Avenue
                                      New York, NY 10022                                                 2/1/98
   Polo Ralph Lauren                  Attention: President                                            as amended and
     Corporation                  with copy to Sherry Jetter              Design Agreement               extended        0.00
------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
                                                        PLAN SCHEDULE 3.2
-----------------------------------------------------------------------------------------------------------------------------
                                 LIST OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES TO BE ASSUMED
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                     CONTRACT
                                                                                                   DATE/CONTRAC      CURE
      CONTRACT PARTY                   NOTICE ADDRESS                  CONTRACT DESCRIPTION       EXTENSION DATE    AMOUNT
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                      11/1/96
                                    650 Madison Avenue            Design Services and Copyright    (assigned to
                                    New York, NY 10022             License Agreement for CHAPS       Warnaco of
                                   Attention: President              BY RALPH LAUREN mark on         Canada on
  Polo Ralph Lauren, L.P.       with copy to Sherry Jetter               men's sportswear             6/16'99)       0.00
-----------------------------------------------------------------------------------------------------------------------------
  PRL USA USA, successor               650 Madison Avenue
 to Polo Ralph Lauren, LP              New York, NY 10022
    and the Polo/Lauren               Attention: President        Design Services Agreement for
        Company LP                 with copy to Sherry Jetter                 CHAPS                  01/01/96        0.00
-----------------------------------------------------------------------------------------------------------------------------
                                   calle Hermosilla, 112          Commercial Collaboration (Non-
      El Corte Ingles                  Madrid, SPAIN                         Exclusive)              08/15/99        0.00
-----------------------------------------------------------------------------------------------------------------------------
                                  1999 Harrison St. Suite 1500
                                        Oakland, CA 94612
           Aldon                     Attention: Bob Anderson             Software License                            0.00
-----------------------------------------------------------------------------------------------------------------------------
                                       1675 Broadway
                                       New York, NY 10019
           CGS                       Attention: Phil Williams            Hardware Maintenance        12/30/01        0.00
-----------------------------------------------------------------------------------------------------------------------------
                                       1675 Broadway
                                       New York, NY 10019
           CGS                       Attention: Phil Williams            Software                                    0.00
-----------------------------------------------------------------------------------------------------------------------------
                                       12515 Sherman Way
                                    North Hollywood, CA 91605
          DataVault                  Attention: Gary Swaigen          Off-Site Data Storage          06/20/00       4,300.16
-----------------------------------------------------------------------------------------------------------------------------
                                        12515 Sherman Way
                                    North Hollywood, CA 91605
          Datavault                  Attention: Gary Swaigen            Network backup                              482.20
-----------------------------------------------------------------------------------------------------------------------------
                                     2 Pin Plaza Suite 1500
                                       New York, NY 10121
           DSA                        Attention: John Raio               UPS systems                                 0.00
-----------------------------------------------------------------------------------------------------------------------------
                                        19 Tompkins Ave.
                                     Pleasantville, NY 10570
            EMS                      Attention: Rich DeBlasi        EMS Cleaning of Data Center                    2,432.70
-----------------------------------------------------------------------------------------------------------------------------
                                        2684 Lacy Street
        Firemaster                Los Angeles, California 90031       Inergen system, server                        1,320.00
-----------------------------------------------------------------------------------------------------------------------------
                                  100 Edison Park Drive MS52A2
GE Global Exchange Services        Gaithersburg, MD 20878-3204           Maintenance                                 0.00
-----------------------------------------------------------------------------------------------------------------------------
                                  24 Industrial Park Road West
                                        Tolland, CT 06084
 Gerber Technologies Inc.           Attention: Malcom Gullish            Web PDM/PDS                               24,795.43
-----------------------------------------------------------------------------------------------------------------------------
                                       543 Boston Post Rd.           Hartford Fire DC fire
       Hartford Fire                   Milford, CT 06640                surpression                                  0.00
-----------------------------------------------------------------------------------------------------------------------------
                                        P.O. Box 2167
                                   Fort Collins, CO 80522
          Hawkeye                   Attention: Cindy Starck            Software License                              0.00
-----------------------------------------------------------------------------------------------------------------------------
                                    2929 North Central Ave.
          IBM Corp.                    Phoenix, AZ 85012          Lease of Standalone Modem V.32     12/01/01        0.00
-----------------------------------------------------------------------------------------------------------------------------
                                    2929 North Central Ave.
                                       Phoenix, AZ 85012
         IBM Corp.                   Attention: Ray Beye               Hardware maintenance                          0.00
-----------------------------------------------------------------------------------------------------------------------------
                                        1207-E. Crew Rd.
                                        Matthew, NC 28105
   Integrated Visual Systems        Attention: Joe Wadlinger      AS/400 Software/Inventory (IVS)                   2,875.50
-----------------------------------------------------------------------------------------------------------------------------
                                 41 East 11th Street 11th Floor
                                        New York NY 10003
          Interworld                 Attention: Robert Weis            Speedo.com E-commerce Sys.                    0.00
-----------------------------------------------------------------------------------------------------------------------------
                                     14400 North 87th Street
                                    Scottsdale, AZ 85260-3649
              JDA                   Attention: Victor Foreman           AS/400 SOFTWARE (RETAIL)                     0.00
-----------------------------------------------------------------------------------------------------------------------------
                                       P.O. Box 102851
                                      Atlanta, GA 90368
     Manhattan Associates      Attention: Patricia Tessendorf             AS/400 SOFTWARE PkMS                       0.00
-----------------------------------------------------------------------------------------------------------------------------
                                       1 Microsoft Way
        Microsoft                     Redmond, WA 98052                  Software License                            0.00
-----------------------------------------------------------------------------------------------------------------------------
                                 175 Cabot Street, Suite 503
         Monarch                     Kiwekkm, NA 01854            Report Formatting/Merchandising                    0.00
-----------------------------------------------------------------------------------------------------------------------------
                                      1277 Lenox Park Blvd.
                                        Atlanta, GA 30319
        Peregrine                    Attention: Chris Mascis            Software License              08/01/00        0.00
-----------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
                                                        PLAN SCHEDULE 3.2
------------------------------------------------------------------------------------------------------------------------------
                                 LIST OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES TO BE ASSUMED
------------------------------------------------------------------------------------------------------------------------------
                                                                                                        CONTRACT
                                                                                                      DATE/CONTRACT    CURE
      CONTRACT PARTY                   NOTICE ADDRESS                  CONTRACT DESCRIPTION          EXTENSION DATE   AMOUNT
------------------------------------------------------------------------------------------------------------------------------
                                2809 South 160th St., Suite 401
                                     Omaha, Nebraska 68130
           Prodata                Attention: Rachel Hartley           AS/400 Software/DBU                05/30/01       960.00
------------------------------------------------------------------------------------------------------------------------------
                                         1400 Marina Way
             QRS                    South Richmond, CA 94804         Maintenance Agreement                               0.00
------------------------------------------------------------------------------------------------------------------------------
                                  1037 Route 45 East Ste C-106
      Ron Lynn Management               Clifton, NJ 07013          Software License & Consulting                         0.00
------------------------------------------------------------------------------------------------------------------------------
                                  600 Alexander Park, Suite 303
                                       Princeton, NJ 08540
          Safestone               Attention: Martin Norman        AS/400 Software/Detect-IT                          15,900.00
------------------------------------------------------------------------------------------------------------------------------
                            10550 Dearwood Park Blvd. Bldg 300
      Secured Document             Jacksonville, FL 32256
       Systems (SDDS)             Attention: Kim Wolfe               A/P Check Printing software                        0.00
------------------------------------------------------------------------------------------------------------------------------
                               4131 Highway 52 North Ste G11
                                   Rochester, MN 55901
        Showcase Vista             Attention: Tammie Myers        Data Base Query/Finance/software                      0.00
------------------------------------------------------------------------------------------------------------------------------
                                      5607 Plamer Way
                                    Carlsbad, CA 92008
            SVI                    Attention: Pat Jordon            AS/400 Software SVI Retail           03/23/00       0.00
------------------------------------------------------------------------------------------------------------------------------
                                   3151 Airway Bldg. I-3
     Touchtone Corporation         Costa Mesa, CA. 92626                AS/400 Retail                    06/12/01     1,498.50
------------------------------------------------------------------------------------------------------------------------------
                              P.O. Box 688563 New Center Road
      Vital Records Inc.,          Flagtown, NJ 08821                  Maintenance Agreement                          5,147.25
------------------------------------------------------------------------------------------------------------------------------
                                   1212 E. Grandview Rd.
                                  Phoenix, AZ 85022 or
                                7201 W. Oakland, Suite 2
                                   Chandler, AZ 85226
        ICI Solutions             Attention: Kim Meche                  Software Maintenance           7/02 - 6/03      0.00
------------------------------------------------------------------------------------------------------------------------------
                                    300 Lanidex Plaza
                                Parsippany, NJ 07054-3409
   The GetPaid Corporation        Attention: James Kinney               Software Maintenance          12/01 - 12/02     0.00
------------------------------------------------------------------------------------------------------------------------------
                                     1344 Crossman
                                   Avenue Sunnyvale,
                                      CA 94089
                                      Attention:
     Hyperion Solutions        Shereen Moubayed Headquarters            Software Maintenance           7/02 - 6/03    164.50
------------------------------------------------------------------------------------------------------------------------------
                                 155 Technology Parkway
        Fiware, Inc.          #400 Norcross, Georgia 30092
    (formerly Westcorp)        Attention: Evette Jackson                Software Maintenance          11/01 - 10/02     0.00
------------------------------------------------------------------------------------------------------------------------------
                              155 Technology Parkway #100
   Business Software Inc.       Norcross, Georgia 30092
          (BSI)                  Attention: Patty Odell                 Software Maintenance           5/02 - 5/03      0.00
------------------------------------------------------------------------------------------------------------------------------
                            1450 Energy Park Dr. Suite 127
    SPS Commerce                  St. Paul, MN 55108               EDI Testing/Certification            02/23/01        0.00
------------------------------------------------------------------------------------------------------------------------------
                            1230 Long Beach Ave Los Angeles,
   Automation Taft                    CA 90021
  Printing Company             Attention: Aileen Platon                   Parking Lease                   N/A          166.60
------------------------------------------------------------------------------------------------------------------------------
                                   936 Long Beach Ave.
                                  Los Angeles, CA 90021
        Chin Jung Co.                 Attention: Julie                     Parking Lease                   N/A         382.95
------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
                                                      PLAN SCHEDULE 3.2
-----------------------------------------------------------------------------------------------------------------------------
                               LIST OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES TO BE ASSUMED
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                   CONTRACT
                                                                                                 DATE/CONTRACT      CURE
      CONTRACT PARTY                 NOTICE ADDRESS               CONTRACT DESCRIPTION          EXTENSION DATE     AMOUNT
-----------------------------------------------------------------------------------------------------------------------------
                                100 W. Walnut GE104A
                                  Pasadena, CA 91124
          Parpark              Attention: Eli Portiallo               Parking Lease                   N/A            91.57
-----------------------------------------------------------------------------------------------------------------------------
                                    30 Rayette Rd.
      A.P.I. Security            Concord, Ont., L4K 2G3         Alarm monitoring (King St.)         02/02/02         0.00
-----------------------------------------------------------------------------------------------------------------------------
                                  940 6th Ave. St. W.
        ADT Security             Calgary, Alb., T2P 3R1           Alarm monitoring (Leeds)          01/01/02         0.00
-----------------------------------------------------------------------------------------------------------------------------
                                  940 6th Ave. St. W.,
        ADT Security             Calgary, Alb., T2P 3T1          Alarm monitoring (Gervais)         08/01/02         0.00
-----------------------------------------------------------------------------------------------------------------------------
                                                               Security services (US Sports
                                   2858 Banksville Rd.         Building) Account # 010 081 S
                                  Pittsburgh, PA 45216        08149 010 081 S 06027 010
   ADT Security Services         Attention: Tom Madigan                  084 S 05533                01/30/00       7,211.54
-----------------------------------------------------------------------------------------------------------------------------
                                  150 Steelcase Rd. W.
           Ascom                 Markham, Ont. LeR 3J9           Equipment Lease (Postage)          07/31/02         0.00
-----------------------------------------------------------------------------------------------------------------------------
                                  150 Steelcase Rd. W.
           Ascom                 Markham, Ont. LeR 3J9               Service (Postage)              12/01/01         0.00
-----------------------------------------------------------------------------------------------------------------------------
                                  150 Steelcase Rd. W.
           Ascom                 Markham, Ont. LeR 3J9          Rate Update Agreem (Postage)        12/01/01         0.00
-----------------------------------------------------------------------------------------------------------------------------
                                    110 W. Walnut St.            Service contract for color
           Canon                   Gardena, CA 90248                   copiers/Van Nuys                             893.06
-----------------------------------------------------------------------------------------------------------------------------
                                    P.O. Box 42937
      Canon Financial         Philadelphia, PA 19101-2937          3 Canon Color Copiers                             0.00
-----------------------------------------------------------------------------------------------------------------------------
                                1600 Blvd Rene Levesque
        Citicapital          Ste 1400 Mtl., Que., H3H 1p9         Equipment Lease (Routers)         03/01/98         0.00
-----------------------------------------------------------------------------------------------------------------------------
                                  830 San Julian Street
                                 Los Angeles, CA 90014
       Empire Sewing            Attention: David or Craig             Equipment Lease               04/20/99        166.32
-----------------------------------------------------------------------------------------------------------------------------
                                  830 San Julian Street
                                 Los Angeles, CA 90014
       Empire Sewing            Attention: David or Craig             Equipment Lease               04/20/99         0.00
-----------------------------------------------------------------------------------------------------------------------------
                                  830 San Julian Street
                                 Los Angeles, CA 90014
       Empire Sewing            Attention: David or Craig             Equipment Lease               08/25/99         0.00
-----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
                                                    PLAN SCHEDULE 3.2
----------------------------------------------------------------------------------------------------------------------------
                             LIST OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES TO BE ASSUMED
----------------------------------------------------------------------------------------------------------------------------
                                                                                                    CONTRACT
                                                                                                  DATE/CONTRACT    CURE
    CONTRACT PARTY                 NOTICE ADDRESS                  CONTRACT DESCRIPTION          EXTENSION DATE   AMOUNT
----------------------------------------------------------------------------------------------------------------------------
                                830 San Julian Street
                               Los Angeles, CA 90014
     Empire Sewing            Attention: David or Craig                Equipment Lease               03/01/00       0.00
----------------------------------------------------------------------------------------------------------------------------
                                  P.O. Box 642555
       GE Capital            Pittsburgh, PA 15264-2555                  Static Cutter                 May-00      10,113.79
----------------------------------------------------------------------------------------------------------------------------
                              206 Plantation Oak Dr.
Georgia Florida Burglar       Thomasville, GA 31792
       Alarm Co.            Attention: Reese Brookered           Security system/fire alarm          monthly      1,065.00
----------------------------------------------------------------------------------------------------------------------------
                             1979 Marcus Ave. Suite 137
                              Lake Success, NY 11042
     Honeywell Inc.             Attention: Tim Floyd                  Security System                 Feb-99      36,831.76
----------------------------------------------------------------------------------------------------------------------------
                            PO Box 4552 Stn A Toronto
    Image Financial              Ontario M5W 4R9                   Equipment Lease (Fax)              7/1/01        0.00
----------------------------------------------------------------------------------------------------------------------------
                                 PO Box 4552, Stn A,
    Image Financial           Toronto Ontario M5W 4R9             Equipment Lease (Copier)            3/1/00        0.00
----------------------------------------------------------------------------------------------------------------------------
                                                                 Lease of Canon CLC 1150 and
                                   P.O. Box 13078              Color Pass 240 for Design Room
      IOS Capital                 Macon, GA 31208                       (Color Copier).              11/30/00     5,746.47
----------------------------------------------------------------------------------------------------------------------------
                                    PO Box 9115
      IOS Capital              Macon, GA 31208-9115                   Copiers/Van Nuys                            13,727.51
----------------------------------------------------------------------------------------------------------------------------
                              1834 West Third Street
      Mobile Mini                    Tempe, AZ                        Storage Contract                              0.00
----------------------------------------------------------------------------------------------------------------------------
                                  P.O. Box 45822
        Neopost            San Francisco, CA 94145-0822             Postage Metere Lease              Jan-01      1,998.43
----------------------------------------------------------------------------------------------------------------------------
                                  P.O. Box 33057
        Newcourt               Newark, NJ 07188-0057                 Dell Computer Lease              Feb-99      18,407.88
----------------------------------------------------------------------------------------------------------------------------
                                 1769 Paragon Dr.
    Newcourt Leasing            Memphis, TN 38101             Canon 2400 Color Laser NKZ-01017       June 99      11,542.52
----------------------------------------------------------------------------------------------------------------------------
                                 2225 American DR
      Pitney Bowes            Neenah, WI 54956-1005                  Equipment Lease                 01/30/97     5,970.67
----------------------------------------------------------------------------------------------------------------------------
                                  2225 American DR
      Pitney Bowes             Neenah, WI 54956-1005                   Equipment Lease               09/27/99     1,200.28
----------------------------------------------------------------------------------------------------------------------------
                                  105 Gamma Drive
                                     Suite 100
                                 Pittsburgh, PA 15238          Equipment lease(1)Postage Meter
                           Attention: Michael Behringer,          Head-U570 (2) METER BASE
      Pitney Bowes            George Homan, Ned Miller                      U560                     05/30/00       0.00
----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
                                                      PLAN SCHEDULE 3.2
-----------------------------------------------------------------------------------------------------------------------------
                               LIST OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES TO BE ASSUMED
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                    CONTRACT
                                                                                                  DATE/CONTRACT     CURE
    CONTRACT PARTY                   NOTICE ADDRESS                  CONTRACT DESCRIPTION        EXTENSION DATE    AMOUNT
-----------------------------------------------------------------------------------------------------------------------------
                                    105 Gamma Drive
                                       Suite 100
                                   Pittsburgh, PA 15238
                             Attention: Michael Behringer,           Equipment Lease/Postage
      Pitney Bowes              George Homan, Ned Miller              Machine-Shipping #6500         06/20/00       3,535.00
-----------------------------------------------------------------------------------------------------------------------------
                                       PO Box 5311
      Pitney Bowes              Burlington, Ont. L7R 4T9            Equipment Lease (Postage)        09/01/99         0.00
-----------------------------------------------------------------------------------------------------------------------------
                                       PO Box 5311
      Pitney Bowes              Burlington, Ont. L7R 4T9            Equipment Lease (Postage)        11/01/99         0.00
-----------------------------------------------------------------------------------------------------------------------------
                                       PO Box 5311
      Pitney Bowes              Burlington, Ont. L7R 4T9            Equipment Lease (Postage)        12/01/99         0.00
-----------------------------------------------------------------------------------------------------------------------------
                                     2225 American Dr.
Pitney Bowes Credit Corp          Neenah, WI 54956-1005              Postage machine/Van Nuys                         0.00
-----------------------------------------------------------------------------------------------------------------------------
                                1090 Elm Street Suite 201
                                   Rocky Hill, CT 06067
  Security Systems Inc.          Attention: Tony Marrico                Security System               Oct-01          0.00
-----------------------------------------------------------------------------------------------------------------------------
         Symbol                                                  Equipment Inventory Ctrl Lease       Dec-00        4,572.04
-----------------------------------------------------------------------------------------------------------------------------
                                    1301 Ridgeview Drive
         Xerox                      Lewisville, TX 75057                 Equipment Lease             09/09/98         0.00
-----------------------------------------------------------------------------------------------------------------------------
                                    PO Box 4568, Stn A.
         Xerox                   Toronto, Ontario M5W 4T8             Equipment Lease (Fax)          06/22/99         0.00
-----------------------------------------------------------------------------------------------------------------------------
                                     PO Box 4568 Stn A.
         Xerox                   Toronto, Ontario M5W 4T8            Equipment Lease (Copier)        09/10/01         0.00
-----------------------------------------------------------------------------------------------------------------------------
                                     PO Box 4568 Stn A.
         Xerox                   Toronto, Ontario M5W 4T8            Equipment Lease (Copier)        09/10/01         0.00
-----------------------------------------------------------------------------------------------------------------------------
                                     PO Box 4568 Stn A.
         Xerox                   Toronto, Ontario M5W 4T8            Equipment Lease (Copier)        04/30/02         0.00
-----------------------------------------------------------------------------------------------------------------------------
                                     PO Box 4568 Stn A.
         Xerox                   Toronto, Ontario M5W 4T8            Equipment Lease (Copier)        07/15/99         0.00
-----------------------------------------------------------------------------------------------------------------------------
                                   580 White Plains Rd.
                            Tarrytown, NY 10591 Attention
   Xerox Corporation                 Gretchen Reasnor                    Leased copiers               Jun-00          0.00
-----------------------------------------------------------------------------------------------------------------------------
                                 740 Rue St., Maurice
     3437931 Canada                Mt. Que., H3C 1L5              Real Property (Crescent St.)       06/01/01         0.00
-----------------------------------------------------------------------------------------------------------------------------
                                  1231 Long Beach Ave.
                                 Los Angeles, CA 90021
                           Attention: Allen Schwartz Copy to:
                              Allen B. and Pamela Schwartz
                              c/o Gelfand Rennet & Feldman
 Allen B. Schwartz and            1880 Century Park E.
    Pamela Schwartz              Los Angeles, CA 90067                 Real Property Lease           02/25/98       5,299.23
-----------------------------------------------------------------------------------------------------------------------------
                                240 Peachtree Stree, N.W.
                               Atlanta, GA 30303 Ste 2200
                              Att: Glen Bell Copy to: AMC,
                                 Inc. (Americasmart Real
                               Estate, LLC) PO Box 116381
      AMC, Inc.                  Atlanta, Georgia 30368                Real Property Lease           03/22/99        2,107.95
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
                                                       PLAN SCHEDULE 3.2
-----------------------------------------------------------------------------------------------------------------------------
                                LIST OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES TO BE ASSUMED
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                     CONTRACT
                                                                                                   DATE/CONTRACT
      CONTRACT PARTY                  NOTICE ADDRESS                  CONTRACT DESCRIPTION        EXTENSION DATE  CURE AMOUNT
-----------------------------------------------------------------------------------------------------------------------------
                                  19501 Biscayne Blvd.
      Aventura Mall                    Suite 400                       Store Lease (Store
         Venture                   Aventura, FL 33180                   #41 Aventura Mall)          September-94    3,350.24
-----------------------------------------------------------------------------------------------------------------------------
                                  264 Fortaleza Street
                                     Old San Juan,
                                        PR 00901                       Store Lease (Store
      Bared and Sons            Attention: Evelio Santiago             #177 Cristo Street)            March-97      1,666.67
-----------------------------------------------------------------------------------------------------------------------------
                                      401 Biscayne
                                       Blvd. R106
                                    Miami, FL 33132
                                    Copy to: Bayside
                                     Center Limited
                                      PO Box 64181
                                  Baltimore, Maryland
                                       21044-4181
                                    Copy to: Bayside
                                     Center Limited
                                (Central Parking System)
                                2 South Biscayne BLvd.,
                                       Suite 1684                      Store Lease (Store
   Bayside Limited Part           Miami, Florida 33131                  #40 Bayside Mall)           September-94    2,440.09
-----------------------------------------------------------------------------------------------------------------------------
                                401 Biscayne Blvd. R106
                                    Miami, FL 33132
                                       Attention:
   Bayside Market Place             Wendy Hernandez                    Storage (Store #40)          January-02     1,363.00
-----------------------------------------------------------------------------------------------------------------------------
                                  575 Bellevue Square
                                   Bellevue, WA 98004
                               Attention:  Wesley W. Harris
                                   copy to: Bellevue
                                    Square Managers
                                       PO Box 908
       Bellview Sq.                    Bellevue,                       Store Lease (Store
      Managers, Inc.                Washington 98009                   #4 Bellevue Square)           November-93    2,686.10
-----------------------------------------------------------------------------------------------------------------------------
                                 2335 South Ocean Blvd.
                                    #4A Palm Beach,
                                        FL 33480
                                  Attention: Ben Abel
                                        Copy to:
                                  Davis & Gilbert LLP
                                     1740 Broadway,
                                       3rd Floor
                                   New York, NY 10019
                                         Attn:
                                Jeffrey A. Moross, Esq.
                                  Copy to: Jones, Day,
                                     Reavis & Pouge
                                   599 Lexington Ave.
                                   New York, NY 10022
                                Attention: Corinne Bull,
     Ben Wunson d/b/a              Esq., Reginald A.                       Storage and
     Bee & Bee Realty                 Greene, Esq.                        Distribution                             2,686.10
-----------------------------------------------------------------------------------------------------------------------------
                                     60 31St. Ave.
                                       San Mateo,
                                        CA 64403
                                   Copy to: Bohannon
                                  Development Company                   Store Lease (Store
                                   60 Hillsdale Mall                  #101 Hillsdale Shopping
       Bohannon Del               San Mateo, CA 94403                        Center)                November-95    4,200.91
-----------------------------------------------------------------------------------------------------------------------------
                                 4 Embarcacero Center,
                                Lobby Level, Ste. 2600,                Store Lease (Store
                                San Francisco, CA 94111                  #17 Embarcadero
    Boston Properties           Attention: Laura Gigante                     Center)                  July-94      2,365.98
-----------------------------------------------------------------------------------------------------------------------------
                                  800 Boylston Street
                                    Ste. 450 Boston,
                                        MA 02199
                              Attention: Christine Bouffard
                                        Copy to:
                                   Boston Properties
                                      PO Box 3557                      Store Lease (Store
                                 Boston, Massachusetts                    #5 Prudential
    Boston Properties                    02241                               Center)                December-93      0.00
-----------------------------------------------------------------------------------------------------------------------------
                                  800 Boylston Street,
                                    Ste. 450 Boston,
                                        MA 02199
      BP PRU Center                    Attention:                      Store Lease (Store
     Acquisition LLC               Christine Bouffard                 #5 Prudential Center)         November-01     594.77
-----------------------------------------------------------------------------------------------------------------------------
                                    400 Commons Way,
                                 Ste. 100 Bridgewater,
                                        NJ 08807
                                Attention: Janell Vaughan
                                Copy to: Rouse Property
                                       Management
                                      PO Box 64001                     Store Lease (Store
       Bridgewater                Baltimore, Maryland                    #75 Bridgewater
         Commons                       21264-4001                           Commons)                  July-95      2,719.74
-----------------------------------------------------------------------------------------------------------------------------
                                     P.O. Box 9506                     Store Lease (Store
                                       San Juan,                        #175 San Patricio
   Caparr Center Assoc               PR 00908-9506                           Plaza)                 December-96    1,455.89
-----------------------------------------------------------------------------------------------------------------------------
                                   1221 Newton Street
                                   Key West, FL 33040                  Store Lease (Store
                                       Attention:                         #199 611 Duval
CC Ryder's Piano Bar, Inc.          Michael J. Bunis                         Street)                 August-97     3,068.04
-----------------------------------------------------------------------------------------------------------------------------
                                     P.O. Box 31147
                                   Raleigh, NC 27622
                                   2840 Plaza Place,
                                        Ste. 100                       Store Lease (Store
        CVM Assoc                  Raleigh, NC 27612                  #165 Crabtree Valley)         November-96    3,475.36
-----------------------------------------------------------------------------------------------------------------------------
                                  1231 Long Beach Ave.
                                  Los Angeles CA 90021
                               Attention: Allen Schwartz
                                    Copy to: Danjon
                                      Realty, LLC
                                  c/o Gelfand Rennert
                                 & Feldman 1880 Century
                                 Park East Los Angeles,
    Danjon Realty, LLC                  CA 90067                       Real Property Lease            07/01/00     7,664.98
-----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
                                                     PLAN SCHEDULE 3.2
----------------------------------------------------------------------------------------------------------------------------
                              LIST OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES TO BE ASSUMED
----------------------------------------------------------------------------------------------------------------------------
                                                                                                  CONTRACT
                                                                                                DATE/CONTRACT
      CONTRACT PARTY                NOTICE ADDRESS               CONTRACT DESCRIPTION          EXTENSION DATE    CURE AMOUNT
----------------------------------------------------------------------------------------------------------------------------
                              1050 W. Washington Blvd.
                                    Los Angeles
      Downtown Mini                   CA 90015
        Warehouse                 Attention: Oscar                    Storage Lease                06/01/98        775.00
----------------------------------------------------------------------------------------------------------------------------
                              1050 W. Washington Blvd.
      Downtown Mini             Los Angeles CA 90015
        Warehouse                 Attention: Oscar                    Storage Lease                09/23/99        555.00
----------------------------------------------------------------------------------------------------------------------------
                                 501 Woodruff Ave.
                                Los Angeles CA 90024
      Elenore Heller          Attention: Elenor Heller             Real Property Lease             12/03/97       2,871.08
----------------------------------------------------------------------------------------------------------------------------
                               1585 Kapiolani Blvd.,
                                      Ste. 800
                                 Honolulu, HI 96814
                             Attention: Phyllis M. Okuma
                                  Copy to: GGP Ala
                                     Moana, LLC
      General Growth                PO Box 1300                   Store Lease (Store
      Management of               Honolulu, Hawaii                    #77 Ala Moana
       Hawaii, Inc.                  96807-1300                        Shp. Ctr.)                 February-96     7,502.89
----------------------------------------------------------------------------------------------------------------------------
                                   P.O. Box 65262
                                Washington DC 20035
         Goldtree                    Attention:                    Store Lease (Store
      Investment Co.              Gary Nath/Judith                #126 3416 "M" Street)           October-96      2,597.22
----------------------------------------------------------------------------------------------------------------------------
                                   5506 Sixth Ave
                                Rear, Altoona PA 16602
                             Attention: John Radionoff/
                                   Leonard Fiore
                                Copy to: Jones, Day,
                                   Reavis & Pogue
                                 599 Lexington Ave.
                                 New York, NY 10022
                                     Attention:
                                 Corinne Bull, Esq.
    Huntingdon Storage                  and
 and Distribution Limited     Reginald A. Greene, Esq.               Warehouse Lease                              32,180.60
----------------------------------------------------------------------------------------------------------------------------
                                  101 South Hanley
                             Road Ste. 1300 St. Louis,
                                   MO 63105-2494                   Store Lease (Store
     Hycel Properties        Attention: Mary L. Rollins          #32 St. Louis Galleria)          November-94     3,196.24
----------------------------------------------------------------------------------------------------------------------------
                                                                   Real Property Lease
                                 413 Rue St-Jacques                 (Ctre J. Cartier-
       Ivanhoe Inc.             Mtl., Que., H2Y 3Z4                    Longueuil)                  03/15/99         0.00
----------------------------------------------------------------------------------------------------------------------------
                              3333 New Hyde Park Road,
                                      Ste. 100
                                   P.O. Box 5020
                                   New Hyde Park,
                                   NY 11042-0020                   Store Lease (Store
          Kimco              Attention: Patricia Danielo         #11 Bridgehampton Com.)            May-94        1,317.99
----------------------------------------------------------------------------------------------------------------------------
                                L&B Realty Advisors/
                                  Lehndorff Tysons
                                   Joint Venture/
                                 L&B Insititutional
                              Property Managers, Inc.
                              19 61 Chain Bridge Road
                                      Mc Lean,
                                   VA 22101-4562
                                      Copy to:
                                 Tysons Corner, LLC
                                   PO Box 847058                   Store Lease (Store
                                   Dallas, Texas                        #13 Tysons
   L&B Realty Advisors               75284-7058                      Corner Center)                May-94         3,822.33
----------------------------------------------------------------------------------------------------------------------------
                             Affordable Landmarks Inc.
                                   /London Arms/
                                    Lyn Mar LTD
                                1130 Washington Ave.
                             4th Floor Miami Beach, FL             Store Lease (Store
 London Arms/Lyn Mar Ltd.        Attention: Guy Pue                 #155 Collins Ave.)           January-97       1,403.07
----------------------------------------------------------------------------------------------------------------------------
                                  Arden Fair Mall
                                The Mecerice Company
                                   (Macerick Co.)
                                  1689 Arden Way,
                               Ste. 1167 Sacramento,               Store Lease (Store
         Macerich                  CA 95815-4031                   #12 Arden Fair Mall)           April-94        2,530.33
----------------------------------------------------------------------------------------------------------------------------
                                401 Wilshire Blvd.,
                                      Ste. 700
                               Santa Monica, CA 60401
                               Attention: Mark Strain
                              Copy to: Macerich Santa
                                    Monica, LLP
                                395 Santa Monica PL                Store Lease (Store
                                   Santa Monica,                    #70 Santa Monica
         Macerich                  CA 90401-2350                         Place)                  November-95      2,580.48
----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
                                                      PLAN SCHEDULE 3.2
----------------------------------------------------------------------------------------------------------------------------
                               LIST OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES TO BE ASSUMED
----------------------------------------------------------------------------------------------------------------------------
                                                                                                  CONTRACT
                                                                                                DATE/CONTRACT
      CONTRACT PARTY                 NOTICE ADDRESS                  CONTRACT DESCRIPTION      EXTENSION DATE    CURE AMOUNT
----------------------------------------------------------------------------------------------------------------------------
                               401 Wilshire Blvd., Ste. 700
                                  Santa Monica, CA 60401
                                  Attention: Mark Strain
                                    Copy to: Macerick
                                   Northeastern Assoc.
                              (Macerick Northwestern Assoc.)
                                   1275 Broadway Plaza               Store Lease (Store #79
         Macerich                 Walnut Creek, CA 94596                Broadway Plaza)             June-95       2,986.14
----------------------------------------------------------------------------------------------------------------------------
                               401 Wilshire Blvd., Ste. 700
                                  Santa Monica, CA 60401
                                  Attention: Mark Strain
                                    Copy to: Macerick
                                       Corte Madera
                                   1554 Redwood Highway                   Store Lease
                                      Corte Madera,                   (Store #80 Village @
         Macerich                        CA 94925                        Corte Madera)              June-95       4,335.01
----------------------------------------------------------------------------------------------------------------------------
                                     60 East Broadway
                                     Bloomington, MN
                                        55425-5550                     Store Lease (Store
      Mall of America          Attention: Stephanie Miller            #38 Mall of America)        October-94      5,651.26
----------------------------------------------------------------------------------------------------------------------------
                                     148-154 Columbus
                                   Avenue Partner 1995
                                   Broadway, 3rd Floor               Store Lease (Store #26
    Mellenium Partners              New York, NY 10023                   Columbus Ave.)             July-95       5,041.67
----------------------------------------------------------------------------------------------------------------------------
                                      P.O. Box 11191
                                 New York, NY 10286-4142              Store Lease (Store
    MRC Management LLC           Attention: Roger Larson             #3 90 Park Ave. NY, NY)      November-93    144,914.00
----------------------------------------------------------------------------------------------------------------------------
                                      New Mark & Co.
                                     Real Estate Inc.
                                 125 Park Ave. 11th Floor
                                    New York, NY 10017                Store Lease (Store
          Newmark              Attention: William G. Cohen           #145 500 Fifth Ave.)         November-96     10,391.28
----------------------------------------------------------------------------------------------------------------------------
                                 875 Don Mills Rd. Ltd.,
                                c/o Carlton St., Ste 909,             Real Property Lease
      Northam Realty              Toronto, Ont. M5B 1J3               (Gervais Warehouse)          06/01/97         0.00
----------------------------------------------------------------------------------------------------------------------------
                                     725 Warden Ave.                  Real Property Lease
     O & Y Enterprises              Tor. Ont., M1L 4R7                  (Warden Outlet)            11/08/96         0.00
----------------------------------------------------------------------------------------------------------------------------
                                                                     Authentic Fitness Corp
                                                                     Corporate Office 6040
                                 Transamerica Occidental                 Bandini Blvd.
                                    Life Milldrop 5441               Los Angeles, CA 90040.
                                   AEGON 4333 Edgewood               Offices & Common Area
 Occidental Life Insurance           NE Cedar Rapids,               Designer Div. Warehouse
        Co of Calif                      IA 52499                       and Sewing Plant           06/14/67       2,614.84
----------------------------------------------------------------------------------------------------------------------------
                                  525 Building Co., LLC
                                  575 Eight Ave STE 2400
                                    New York, NY 10018
 Olmstead Properties, Inc.       Attention: Waler Muller              Real Property Lease          08/30/99         0.00
----------------------------------------------------------------------------------------------------------------------------
                                  525 Building Co., LLC
                                  575 Eight Ave STE 2400
                                    New York, NY 10018
 Olmstead Properties, Inc.       Attention: Waler Muller              Real Property Lease                         8,346.34
----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
                                                       PLAN SCHEDULE 3.2
-----------------------------------------------------------------------------------------------------------------------------
                                LIST OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES TO BE ASSUMED
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                    CONTRACT
                                                                                                  DATE/CONTRACT
      CONTRACT PARTY                  NOTICE ADDRESS               CONTRACT DESCRIPTION          EXTENSION DATE   CURE AMOUNT
-----------------------------------------------------------------------------------------------------------------------------
                                    24 East Union Street
                                     Pasadena, CA 31103
                                  Attention: Sally Lunetta
                                          Copy to
                                   1 Colorado Investments
                                     PO Box 31001-0399
                                         Pasadena,
  One Colorado Associates               CA 9110-0399                Real Property Lease               2/12/91       2,464.30
-----------------------------------------------------------------------------------------------------------------------------
                                     La Torre de Plaza
                                     525 F.D. Roosevelt
                                       Ave. Ste. 1000
                                     Hato Rey, PR 00918
                                     Copy to: Plaza Las
                                       America, Inc.
                                       PO Box 363268
                                      San Juan, Puerto             Store Lease (Store
 Plaza Las Americas, Inc.                Rico 00936               #176 Plaza Las Americas)            July-00       6,546.53
-----------------------------------------------------------------------------------------------------------------------------
                                     4889 Valley Blvd.
                                   Los Angeles, CA 90032
      Public Storage                Attention: Veronica                Storage Lease                 12/09/99        372.00
-----------------------------------------------------------------------------------------------------------------------------
                                     4889 Valley Blvd.
                                   Los Angeles, CA 90032
      Public Storage                Attention: Veronica                Storage Lease                 10/15/99        438.40
-----------------------------------------------------------------------------------------------------------------------------
                                     4889 Valley Blvd.
                                   Los Angeles, CA 90032
      Public Storage                Attention: Veronica                Storage Lease                 02/03/00        263.00
-----------------------------------------------------------------------------------------------------------------------------
                                   20 Adelaide St. East.,
                                     Ste 1103 Tor. Ont.,            Real Property Lease
     Realspace Manag.                     M5C 2T6                      (Leeds Ave.)                  11/01/86         0.00
-----------------------------------------------------------------------------------------------------------------------------
                                  Realty Associates Fund V
                               Irwindale Distribution Center
                                      PO 51921, Unit I
                                 Los Angeles, CA 90051-6210
                                        Landlord: TZ
                                     Associates Realty
                                    4100 Newport Place,
                                         Suite 830
                                  Newport Beach, CA 92660
                                 Notices to: Wohl Property         Authentic Fitness Corp
                                     Group 30200 Rancho             5305 Rivergrade Road
                                    Viejo Road, Suite C             Irwindale, CA 91076
  Realty Associated Fund            San Juan Capistrano,              Speedo Finished
         V.I.P                            CA 92675                    Goods Warehouse                10/17/00         0.00
-----------------------------------------------------------------------------------------------------------------------------
                                 1 Poydras Street, Ste. 101
                                        New Orleans,
                                          LA 70130
                                     Copy to: Riverwalk
                                        Partnership
                                        PO Box 64865
                                    Baltimore, Maryland              Store Lease (Store
    Riverwalk Partners                   21264-4433               #113 Riverwalk Market Pl.)        October-96      2,572.10
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
                                                      PLAN SCHEDULE 3.2
-----------------------------------------------------------------------------------------------------------------------------
                               LIST OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES TO BE ASSUMED
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                   CONTRACT
                                                                                                 DATE/CONTRACT
      CONTRACT PARTY                 NOTICE ADDRESS                  CONTRACT DESCRIPTION       EXTENSION DATE    CURE AMOUNT
-----------------------------------------------------------------------------------------------------------------------------
                                10275 Little Patuxant Pky.
                                    Columbia, MD 21044
                                Attention: Charles Lanier
                                 Copy to: Rouse Property
                                        Management
                                       PO Box 64117                    Store Lease (Store
                                   Baltimore, Maryland                     #20 Towson
           Rouse                        21264-4117                        Town Center)               July-94       2,410.79
-----------------------------------------------------------------------------------------------------------------------------
                                10275 Little Patuxant Pky.
                                    Columbia, MD 21044
                                Attention: Charles Lanier
                                         Copy to:
                                     Beachwood Place
                                       PO Box 64350
                                   Baltimore, Maryland                Store Lease (Store
           Rouse                        21264-4350                    #82 Beachwood Place)           June-95         0.00
-----------------------------------------------------------------------------------------------------------------------------
                                10275 Little Patuxant Pky.
                                    Columbia, MD 21044                Store Lease (Store
           Rouse                Attention: Charles Lanier             #124 Northstar Mall)          August-96      6,037.44
-----------------------------------------------------------------------------------------------------------------------------
                                      7014-590 East
                                      Camelback Rd.
                                   Scottsdale, AZ 85251
                                   Copy to: Scottsdale
                                      Fashion Square
                                      P.O. Box 3557                    Store Lease (Store
                                  Boston, Massachusetts                  #6 Scottsdale
  Scottsdale Fashion Sq.                  02241                         Fashion Square)            November-93     3,957.13
-----------------------------------------------------------------------------------------------------------------------------
                                    37A Hazelton Ave.                 Real Property Lease
   Seniority Investments            Tor. Ont., M5R 2E3               (King St. - 3rd Floor)         10/01/99         0.00
-----------------------------------------------------------------------------------------------------------------------------
                                    37A Hazelton Ave.                 Real Property Lease
   Seniority Investments            Tor. Ont., M5R 2E3               (King St. - 2nd Floor)         01/01/02         0.00
-----------------------------------------------------------------------------------------------------------------------------
                                  210 North Walton Blvd.              Real Property Lease           10/1/2001
                                  Suite 30 Bentonville,                Rain Tree Business          as amended
 SH&S Limited Partnership             Arkansas 72712                  Center/ Suite 13&14             5/02         810.00
-----------------------------------------------------------------------------------------------------------------------------
                                  14006 Riverside Drive,
                                  Ste. 17 Shearman Oaks,
                                         A 91423
                                  Attention: Ruth Twealt
                                     Copy to: Sherman
                                 Oaks Fashion Association
                                       PO Box 35107                    Store Lease (Store
   Sherman Oaks Fashion             Newark, New Jersey                    #66 Fashion
        Associates                      07193-5107                        Square Mall)              April-95       1,901.50
-----------------------------------------------------------------------------------------------------------------------------
                                  1200 Morris Turnpike,
                                  Ste. A-001 Shorthills,
                                         NJ 07078
                               Attention: Christine Barros
                                   Copy to: Short Hills
                                 Associates PO Box 67000
                                       Dept. 53501                     Store Lease (Store
                                    Detroit, Michigan                     #19 The Mall
     Short Hills Assc                   48267-0523                        @ Shorthills)            November-94       0.00
-----------------------------------------------------------------------------------------------------------------------------
                                   Ward Corporation of
                                 Pennsylvania (Silk Mills
                                     Properties Inc.)
                                5506 Sixth Ave., Com Rear
                                    Altoona, PA 16602
                                Attention: John Radionoff/
                                      Leonard Fiore
                                   Copy to: Jones, Day,
                                      Reavis & Pogue
                                    599 Lexington Ave.
                                    New York, NY 10022
                                 Attention: Corinne Bull,
 Silk Mills Properties LLC    Esq. Reginald A. Greene, Esq.             Warehouse Lease                              0.00
-----------------------------------------------------------------------------------------------------------------------------
                                      P.O. Box 7033
                               Indianapolis, Indiana 46207
                                 Attention: John Geletka
                            Copy to: Town Center at B. Raton
                                          Trust
                                       PO Box 10909
                                    Newark Post Office                 Store Lease (Store
           Simon                  Newark, NJ 07193-0909                #22 Boca Raton Mall)        November-94     8,505.50
-----------------------------------------------------------------------------------------------------------------------------
                                      P.O. Box 7033
                               Indianapolis, Indiana 46207
                                 Attention: Barney Quinn
                                   Copy to: The Retail
                                      Property Trust
                                       PO Box 10909
                                         Newark,                       Store Lease (Store
           Simon                     New Jersey 07193                    #34 Lenox Square)         November-95     4,570.39
-----------------------------------------------------------------------------------------------------------------------------
                                      P.O. Box 7033
                                Indianapolis, India 46207
                                  Attention: Vicki Hanor
                                     Copy to: Fashion
                                 Mall Partners ID #774676
                                       PO Box 5541
                                  Indianapolis, Indiana               Store Lease (Store
           Simon                        46255-5541                     #44 The Westchester)         03/17/95       6,512.19
-----------------------------------------------------------------------------------------------------------------------------
                                      P.O. Box 7033
                                  Indianpolis, IN 46207
                                Attention: Matthew Barger
                                 Copy to: Northgate Mall
                                       Partnership
                                       PO Box 2004
                                      Indianaapolis,                   Store Lease (Store
   Simon Property Group               Indiana 46255                    #182 Northgate Mall)        November-96     4,086.67
-----------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------
                                                     PLAN SCHEDULE 3.2
---------------------------------------------------------------------------------------------------------------------------
                              LIST OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES TO BE ASSUMED
---------------------------------------------------------------------------------------------------------------------------
                                                                                                 CONTRACT
                                                                                               DATE/CONTRACT
      CONTRACT PARTY                NOTICE ADDRESS              CONTRACT DESCRIPTION          EXTENSION DATE    CURE AMOUNT
---------------------------------------------------------------------------------------------------------------------------
                                     47 King St.
                                  St. Jacobs, Ont.,               Real Property Lease
 St. Jacobs Countryside                N0B 2NO                    (St. Jacobs Outlet)             06/01/00         0.00
---------------------------------------------------------------------------------------------------------------------------
                              200 East Long Lake Road,
                            Suite 300 Bloomfield Hills,               Store Lease
                                      MI 48303                     (Store #9 Cherry
         Taubman             Attention: Thomas S. Russom           Creek Shop. Ctr.)             February-94       0.00
---------------------------------------------------------------------------------------------------------------------------
                              100 Galleria Officentre,
                               Ste. 427 P.O. Box 667
                           Southfield, Michigan 48037-066
                           Copy to: Franklin/Forbes-Cohen
                                    PO Box 79001                Store Lease (Store #102
   The Forbes Company       Detroit, Michigan 48279-1252         Somerset Collection N)           August-96      2,129.52
---------------------------------------------------------------------------------------------------------------------------
                                 115 Fairbanks Ave.
                                Thomasville, GA 31792
                            Attention: Harry Thomlinson
                                Copy to: PO Box 848
     TRI Development         Thomasville, Georgia 31799              Building Lease               08/01/96         0.00
---------------------------------------------------------------------------------------------------------------------------
                                4350 Lajolla Drive,
                                Suite 700 San Diego,
                                    CA 92122-1233
                              Attention: Lee H. Wagman
                              Copy to: University Town
       Trizec Hahn           Center Assoc. File #55976           Store Lease (Store #33
 Development Corporation     Los Angeles, CA 90074-5976           University Town Ctr.)         September-94     2,421.81
---------------------------------------------------------------------------------------------------------------------------
                              845 North Michigan Ave.
                                Suite 987W Chicago,
                                      IL 60611                   Store Lease (Store #14
          Urban                Attention: Dan Pollard              Water Tower Place)              May-94        3,402.59
---------------------------------------------------------------------------------------------------------------------------
                                 845 North Michigan
                                  Ave. Suite 987W
                                 Chicago, IL 60611
                               Attention: Dan Pollard
                                Copy to: Century Hill
                                  Center Inc. 7950
                               Collection Center Dr.             Store Lease (Store #25
          Urban               Chicago, Illinois 60693           Century City Shop. Ctr.)         October-94      2,716.87
---------------------------------------------------------------------------------------------------------------------------
                              845 North Michigan Ave.
                                 Suite 987W Chicago,
                                      IL 60611
                               Attention: Dan Pollard
                                Copy to: HG Shopping
                                Centers, LP 135 South
                              La Salle St., Dept. 2088           Store Lease (Store #64
          Urban             Chicago, Illinois 60674-2088           Houston Galleria)              April-95       2,404.52
---------------------------------------------------------------------------------------------------------------------------
                                11601 Wilshire Blvd.
                              12th Floor Los Angeles,
                                      CA 90025
                                Attention: Len Maenza
                             Copy to: Montgomery Mall,
                                  LP File #54738 3L              Store Lease (Store #16
        Westfield            Los Angeles, CA 90074-4738             Montgomery Mall)               May-94        3,464.87
---------------------------------------------------------------------------------------------------------------------------
                                11601 Wilshire Blvd.
                              12th Floor Los Angeles,
                                      CA 90025
                               Attention: Len Maenza
                             Copy to: Valley Fair Mall,
                                   LLC File #55702               Store Lease (Store #50
        Westfield            Los Angeles, CA 90074-5702            Valley Fair Mall)             November-95     7,402.70
---------------------------------------------------------------------------------------------------------------------------
                                2110 Northern Blvd.
     Wheatley Plaza             Manhasset, NY 11030
       Associates            Attention: Frank Castagna            Real Property Lease             02/13/92       2,982.53
---------------------------------------------------------------------------------------------------------------------------
                               2155 Fasan Dr., RR #1              Real Property Lease
     Windsor Factory          Oldcastle, Ont. N0R 1L0           (Windsor Factory Outlet)          11/26/99         0.00
---------------------------------------------------------------------------------------------------------------------------
                               c/o Great Oak Capital
                                Corp. 36 Toronto St.
                                  Ste 1160 Toronto,               Real Property Lease
     Worldland Dev.                 Ont., M5C 2C5                  (Cookstown Outlet)             06/11/02         0.00
---------------------------------------------------------------------------------------------------------------------------
                                 One Exchange Place
                               Suite 501 Jersey City,
     Greenwich Ins.                   NJ 07302
        Company               Attention: Kieran Moran              Security Agreement             05/24/01         0.00
---------------------------------------------------------------------------------------------------------------------------
                                 One Exchange Place
                               Suite 501 Jersey City,
     Greenwich Ins.                   NJ 07302
        Company               Attention: Kieran Moran              Security Agreement             12/19/01         0.00
---------------------------------------------------------------------------------------------------------------------------
                                 One Exchange Place
                               Suite 501 Jersey City,
     Greenwich Ins.                   NJ 07302                     General Indemnity
        Company               Attention: Kieran Moran                  Agreement                  05/21/01         0.00
---------------------------------------------------------------------------------------------------------------------------
                                 One Exchange Place
                               Suite 501 Jersey City,
     Greenwich Ins.                    NJ 07302
        Company               Attention: Kieran Moran              Security Agreement             05/21/01         0.00
---------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
                                                  PLAN SCHEDULE 3.2
----------------------------------------------------------------------------------------------------------------------------
                           LIST OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES TO BE ASSUMED
----------------------------------------------------------------------------------------------------------------------------
                                                                                                  CONTRACT
                                                                                                DATE/CONTRACT
      CONTRACT PARTY                     NOTICE ADDRESS              CONTRACT DESCRIPTION      EXTENSION DATE    CURE AMOUNT
----------------------------------------------------------------------------------------------------------------------------
                                         P.O. Box 2158                  Trash Collection
       AAA Rubish                    Bell Gardena, CA 90202                 Service                               1,019.25
----------------------------------------------------------------------------------------------------------------------------
                                     429 Frelinghuysen Ave.
                                        Newark, NJ 07114                Trash Collection
     Action Carting                      Attention: Joe                     Service                               1,623.78
----------------------------------------------------------------------------------------------------------------------------
                                     5355 Orangethorpe Ave.            Payroll Software/
        ADP, Inc.                      La Palma, CA 90623                 Hardware Fee                            1,431.04
----------------------------------------------------------------------------------------------------------------------------
                                       5400 W. Rosencrans
                                      Hawthorne, CA 90250            Security (Store #3 90
           ADT                    Attention: Nadine Gunderson          Park Ave. NY, NY)                            0.00
----------------------------------------------------------------------------------------------------------------------------
                                       5400 W. Rosencrans
                                      Hawthorne, CA 90250             Security (Store #11
           ADT                    Attention: Nadine Gunderson         Bridgehampton Com.)                           0.00
----------------------------------------------------------------------------------------------------------------------------
                                       5400 W. Rosencrans
                                      Hawthorne, CA 90250             Security (Store #17
           ADT                    Attention: Nadine Gunderson         Embarcadero Center)                           0.00
----------------------------------------------------------------------------------------------------------------------------
                                       5400 W. Rosencrans
                                      Hawthorne, CA 90250             Security (Store #25
           ADT                    Attention: Nadine Gunderson       Century City Shp. Ctr.)                         0.00
----------------------------------------------------------------------------------------------------------------------------
                                       5400 W. Rosencrans
                                      Hawthorne, CA 90250             Security (Store #26
           ADT                    Attention: Nadine Gunderson            Columbus Ave.)                             0.00
----------------------------------------------------------------------------------------------------------------------------
                                       5400 W. Rosencrans
                                       Hawthorne, CA 90250            Security (Store #29
           ADT                    Attention: Nadine Gunderson           Pacific Center)                             0.00
----------------------------------------------------------------------------------------------------------------------------
                                       5400 W. Rosencrans
                                      Hawthorne, CA 90250             Security (Store #33
           ADT                     Attention: Nadine Gunderson       University Town Ctr.)                          0.00
----------------------------------------------------------------------------------------------------------------------------
                                       5400 W. Rosencrans
                                      Hawthorne, CA 90250             Security (Store #40
           ADT                    Attention: Nadine Gunderson            Bayside Mall)                              0.00
----------------------------------------------------------------------------------------------------------------------------
                                       5400 W. Rosencrans
                                      Hawthorne, CA 90250             Security (Store #77
           ADT                    Attention: Nadine Gunderson         Ala moana Shp. Ctr.)                          0.00
----------------------------------------------------------------------------------------------------------------------------
                                       5400 W. Rosencrans
                                      Hawthorne, CA 90250             Security (Store #79
           ADT                    Attention: Nadine Gunderson           Broadway Plaza)                             0.00
----------------------------------------------------------------------------------------------------------------------------
                                       5400 W. Rosencrans
                                      Hawthorne, CA 90250             Security (Store #80
           ADT                    Attention: Nadine Gunderson       Village @ Corte Madera)                         0.00
----------------------------------------------------------------------------------------------------------------------------
                                       5400 W. Rosencrans
                                      Hawthorne, CA 90250             Security (Store #113
           ADT                    Attention: Nadine Gunderson         Riverwalk Market PI.)                         0.00
----------------------------------------------------------------------------------------------------------------------------
                                       5400 W. Rosencrans
                                      Hawthorne, CA 90250           Security (Store #126 3146
           ADT                    Attention: Nadine Gunderson           "M" Street)                                 0.00
----------------------------------------------------------------------------------------------------------------------------
                                       5400 W. Rosencrans
                                      Hawthorne, CA 90250           Security (Store #145 500
           ADT                    Attention: Nadine Gunderson             Fifth Ave.)                               0.00
----------------------------------------------------------------------------------------------------------------------------
                                       5400 W. Rosencrans
                                      Hawthorne, CA 90250           Security (Store #199 611
           ADT                    Attention: Nadine Gunderson            Duval Street)                              0.00
----------------------------------------------------------------------------------------------------------------------------
                                       5400 W. Rosencrans
                                      Hawthorne, CA 90250           Security (Store #205 150
           ADT                    Attention: Nadine Gunderson            Bloor Street)                              0.00
----------------------------------------------------------------------------------------------------------------------------
                                        P.O. Box 371956
                                    Pittsburgh PA 15250-7956
  ADT Security Services             Attention: Shawnail King           Security services                          1,779.14
----------------------------------------------------------------------------------------------------------------------------
                                       14938 Vose Street
                                       Van Nuys, CA 91405
  Antoni's Landscaping              Attention: Debbie/Antony          Landscaping services                        1,378.63
----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
                                                  PLAN SCHEDULE 3.2
----------------------------------------------------------------------------------------------------------------------------
                           LIST OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES TO BE ASSUMED
----------------------------------------------------------------------------------------------------------------------------
                                                                                                  CONTRACT
                                                                                                DATE/CONTRACT
      CONTRACT PARTY                 NOTICE ADDRESS              CONTRACT DESCRIPTION          EXTENSION DATE    CURE AMOUNT
----------------------------------------------------------------------------------------------------------------------------
                                    6330 Commerce
                                     Dr. Ste 150
      Arch Wireless                Irving, TX 75063                  Pager Service                    N/A          113.23
----------------------------------------------------------------------------------------------------------------------------
                                   2767 E. Imperial
                                       HWY #100
        Arrowhead                   Brea, CA 92821               Bottled Water Service                             340.46
----------------------------------------------------------------------------------------------------------------------------
                                   900 N. Cahuenga
                                  Blvd. Los Angeles,
     AT&T Broadband                    CA 90038                      Cable Service                                 160.48
----------------------------------------------------------------------------------------------------------------------------
                                  14400 Hertz Quail
                                 Spring Pkwy Oklahoma               Telephone System
          Avaya                     City, OK 73134                    Maintenance                     N/A          79.96
----------------------------------------------------------------------------------------------------------------------------
                                    5084 Benedict
                                   Court Oak Park,
                                       CA 91301                  Air Condition/Heating
 Avi's Air Conditioning             Attention: Avi                Maintenance Services                             435.00
----------------------------------------------------------------------------------------------------------------------------
                                  360 Lexington Ave.
                                  15th Fl. New York,                  Pest Control
  Barton Exterminating                 NY 10017                         Services                                   232.75
----------------------------------------------------------------------------------------------------------------------------
                                  301 W. Bay Street
                                     Room 12DD1,
                               Jacksonville, Fla 32202
       Bell South               Attention: Judy Arcey               Telephone System                                0.00
----------------------------------------------------------------------------------------------------------------------------
                                   830 County Road               Fire Alarm (Store #11
Bellringer Communications       Southhampton, NY 11968            Bridgehampton Com.)               May-01         259.80
----------------------------------------------------------------------------------------------------------------------------
                                    P.O. Box 30272
                                    Tampa, FL 33630
    Cartegy (Equifax)            Attention: Mel Smith                                                               0.00
----------------------------------------------------------------------------------------------------------------------------
     Central Window                  P.O. Box 106                   Window Cleaning
        Cleaning                  Commack, NY 11725                     Service                       N/A          173.60
----------------------------------------------------------------------------------------------------------------------------
                               17390 Brookhurst Street
                                   Fountain Valley,
                                       CA 92708                                                  2/13/91 last
      Ceridian Tax             Attention: Becky Nelson                Payroll Tax                  amended
         Service                   and Scott Vollmer                    Service                    01/02/02         0.00
----------------------------------------------------------------------------------------------------------------------------
                                    P.O. Box 30272
      Certegy Check                Tampa, FL 33630
         Services               Attention: Pearl Perry                Check Guard                                   0.00
----------------------------------------------------------------------------------------------------------------------------
     Champion Garage               545 Madion Ave.
         Parking                  New York, NY 10022                    Parking                                     0.00
----------------------------------------------------------------------------------------------------------------------------
                                    P.O. Box 60176
     City Centurion                  Oakwood, S.I.                   Guard Service
        Security                     NY 10306-0716                      New York                                 46,174.92
----------------------------------------------------------------------------------------------------------------------------
                                                                    Industrial Waste
   City of Los Angeles          PO Box 806 Sacramento,              Disposal Fee/Van
   Dept of Public Works             CA 95812-0806                         Nuys                                      0.00
----------------------------------------------------------------------------------------------------------------------------
                             227 King St. South Waterloo,         RRSP Administration
         Clarica                     Ont. N2J 4C5                         Fee                      03/01/02         0.00
----------------------------------------------------------------------------------------------------------------------------
                                    944 W. Brevard
                                   St. Tallahassee,
       Culligan of                    Fla, 32304                     Water Softner
       Tallahassee              Attention: Max Ullrich                   System                                     0.00
----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
                                                  PLAN SCHEDULE 3.2
-----------------------------------------------------------------------------------------------------------------------------
                           LIST OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES TO BE ASSUMED
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                   CONTRACT
                                                                                                 DATE/CONTRACT
      CONTRACT PARTY                  NOTICE ADDRESS              CONTRACT DESCRIPTION          EXTENSION DATE    CURE AMOUNT
-----------------------------------------------------------------------------------------------------------------------------
                                  101 North Park Street
      Culligan Water              East Orange, NJ 07017           Bottled Water Service                             160.41
-----------------------------------------------------------------------------------------------------------------------------
                                     151 Sheldon Rd.
                                   Manchester, CT 06040
Data Capture Solutions Inc.       Attention: Tom Venezia         Warehouse Scanning Guns                             0.00
-----------------------------------------------------------------------------------------------------------------------------
                                 P.O. Box 52271 Phoenix,
  Deer Park Spring Water                 AZ 85072                 Bottled Water Service                             177.54
-----------------------------------------------------------------------------------------------------------------------------
                                    3711 Beverly Blvd.
    Dewey Pest Control           Los Angeles, CA 90004            Pest Control Services                             466.70
-----------------------------------------------------------------------------------------------------------------------------
                                   114 Business Circle
                                  Thomasville, GA 31792
    Dixon Exterminating          Attention: Charles Dixon              Exterminator                                  0.00
-----------------------------------------------------------------------------------------------------------------------------
                                   900 East Pine Street
                                     Seattle WA 98122               Music (Store #3
       DMX AEI Music           Attention: Debra Comer-Craft       90 Park Ave. NY, NY)             December-99       0.00
-----------------------------------------------------------------------------------------------------------------------------
                                   900 East Pine Street
                                     Seattle WA 98122                Music (Store #4
       DMX AEI Music           Attention: Debra Comer-Craft          Bellevue Square)              December-99       0.00
-----------------------------------------------------------------------------------------------------------------------------
                                   900 East Pine Street
                                     Seattle WA 98122                Music (Store #5
       DMX AEI Music           Attention: Debra Comer-Craft         Prudential Center)             December-99       0.00
-----------------------------------------------------------------------------------------------------------------------------
                                   900 East Pine Street
                                     Seattle WA 98122                Music (Store #6
       DMX AEI Music           Attention: Debra Comer-Craft      Scottsdale Fashion Sq.)           December-99       0.00
-----------------------------------------------------------------------------------------------------------------------------
                                   900 East Pine Street
                                     Seattle WA 98122                Music (Store #9
       DMX AEI Music           Attention: Debra Comer-Craft      Cherry Creek Shop. Ctr.)          December-99       0.00
-----------------------------------------------------------------------------------------------------------------------------
                                  900 East Pine Street
                                     Seattle WA 98122                Music (Store #11
       DMX AEI Music           Attention: Debra Comer-Craft        Bridgehampton Com.)             December-99       0.00
-----------------------------------------------------------------------------------------------------------------------------
                                   900 East Pine Street
                                     Seattle WA 98122                Music (Store #12
       DMX AEI Music           Attention: Debra Comer-Craft          Arden Fair Mall)              December-99       0.00
-----------------------------------------------------------------------------------------------------------------------------
                                   900 East Pine Street
                                     Seattle WA 98122                Music (Store #13
       DMX AEI Music           Attention: Debra Comer-Craft       Tysons Corner Center)            December-99       0.00
-----------------------------------------------------------------------------------------------------------------------------
                                   900 East Pine Street
                                     Seattle WA 98122             Music (Store #14 Water
       DMX AEI Music           Attention: Debra Comer-Craft            Tower Place)                December-99       0.00
-----------------------------------------------------------------------------------------------------------------------------
                                   900 East Pine Street
                                     Seattle WA 98122                Music (Store #16
       DMX AEI Music           Attention: Debra Comer-Craft          Montgomery Mall)              December-99       0.00
-----------------------------------------------------------------------------------------------------------------------------
                                   900 East Pine Street
                                     Seattle WA 98122                Music (Store #17
       DMX AEI Music           Attention: Debra Comer-Craft        Embaracdero Center)             December-99       0.00
-----------------------------------------------------------------------------------------------------------------------------
                                   900 East Pine Street
                                     Seattle WA 98122                Music (Store #19
       DMX AEI Music           Attention: Debra Comer-Craft      The Mall @ Short Hills)           December-99       0.00
-----------------------------------------------------------------------------------------------------------------------------
                                   900 East Pine Street
                                     Seattle WA 98122                Music (Store #20
       DMX AEI Music           Attention: Debra Comer-Craft        Towson Town Center)             December-99       0.00
-----------------------------------------------------------------------------------------------------------------------------
                                   900 East Pine Street
                                     Seattle WA 98122                Music (Store #22
       DMX AEI Music           Attention: Debra Comer-Craft          Boca Raton Mall)              December-99       0.00
-----------------------------------------------------------------------------------------------------------------------------
                                   900 East Pine Street
                                     Seattle WA 98122                Music (Store #25
       DMX AEI Music           Attention: Debra Comer-Craft      Century City Shop. Ctr.)          December-99       0.00
-----------------------------------------------------------------------------------------------------------------------------
                                   900 East Pine Street
                                     Seattle WA 98122                Music (Store #26
       DMX AEI Music           Attention: Debra Comer-Craft           Columbus Ave.)               December-99       0.00
-----------------------------------------------------------------------------------------------------------------------------
                                   900 East Pine Street
                                     Seattle WA 98122                Music (Store #29
       DMX AEI Music           Attention: Debra Comer-Craft          Pacific Center)               December-99       0.00
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
                                                  PLAN SCHEDULE 3.2
-----------------------------------------------------------------------------------------------------------------------------
                           LIST OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES TO BE ASSUMED
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                   CONTRACT
                                                                                                 DATE/CONTRACT
      CONTRACT PARTY                 NOTICE ADDRESS               CONTRACT DESCRIPTION          EXTENSION DATE    CURE AMOUNT
-----------------------------------------------------------------------------------------------------------------------------
                                  900 East Pine Street
                                    Seattle WA 98122                 Music (Store #32              December-99       0.00
       DMX AEI Music          Attention: Debra Comer-Craft         St. Louis Galleria)
-----------------------------------------------------------------------------------------------------------------------------
                                  900 East Pine Street
                                    Seattle WA 98122                 Music (Store #33
       DMX AEI Music          Attention: Debra Comer-Craft       University Town Center)           December-99       0.00
-----------------------------------------------------------------------------------------------------------------------------
                                  900 East Pine Street
                                    Seattle WA 98122                 Music (Store #34
       DMX AEI Music          Attention: Debra Comer-Craft            Lenox Square)                December-99       0.00
-----------------------------------------------------------------------------------------------------------------------------
                                 900 East Pine Street
                                    Seattle WA 98122                 Music (Store #38
       DMX AEI Music          Attention: Debra Comer-Craft           Mall of America)              December-99       0.00
-----------------------------------------------------------------------------------------------------------------------------
                                  900 East Pine Street
                                    Seattle WA 98122                 Music (Store #40
       DMX AEI Music          Attention: Debra Comer-Craft            Bayside Mall)                December-99       0.00
-----------------------------------------------------------------------------------------------------------------------------
                                  900 East Pine Street
                                    Seattle WA 98122                 Music (Store #41
       DMX AEI Music          Attention: Debra Comer-Craft            Aventura Mall)               December-99       0.00
-----------------------------------------------------------------------------------------------------------------------------
                                  900 East Pine Street
                                    Seattle WA 98122                 Music (Store #44
       DMX AEI Music          Attention: Debra Comer-Craft           The Westchester)              December-99       0.00
-----------------------------------------------------------------------------------------------------------------------------
                                  900 East Pine Street
                                    Seattle WA 98122                 Music (Store #50
       DMX AEI Music          Attention: Debra Comer-Craft           Valley Fair Mall)             December-99       0.00
-----------------------------------------------------------------------------------------------------------------------------
                                 900 East Pine Street
                                    Seattle WA 98122                 Music (Store #64
       DMX AEI Music          Attention: Debra Comer-Craft          Houston Galleria)              December-99       0.00
-----------------------------------------------------------------------------------------------------------------------------
                                  900 East Pine Street
                                    Seattle WA 98122                 Music (Store #66
       DMX AEI Music          Attention: Debra Comer-Craft         Fashion Square Mall)            December-99       0.00
-----------------------------------------------------------------------------------------------------------------------------
                                  900 East Pine Street
                                    Seattle WA 98122                 Music (Store #70
       DMX AEI Music          Attention: Debra Comer-Craft         Santa Monica Place)             December-99       0.00
-----------------------------------------------------------------------------------------------------------------------------
                                  900 East Pine Street
                                    Seattle WA 98122                 Music (Store #75
       DMX AEI Music          Attention: Debra Comer-Craft         Bridgewater Commons)            December-99       0.00
-----------------------------------------------------------------------------------------------------------------------------
                                  900 East Pine Street
                                    Seattle WA 98122                 Music (Store #77
       DMX AEI Music          Attention: Debra Comer-Craft         Ala Moana Shp. Ctr.)            December-99       0.00
-----------------------------------------------------------------------------------------------------------------------------
                                  900 East Pine Street
                                    Seattle WA 98122                 Music (Store #79
       DMX AEI Music          Attention: Debra Comer-Craft           Broadway Plaza)               December-99       0.00
-----------------------------------------------------------------------------------------------------------------------------
                                  900 East Pine Street
                                    Seattle WA 98122                 Music (Store #80
       DMX AEI Music          Attention: Debra Comer-Craft       Village @ Corte Madera)           December-99       0.00
-----------------------------------------------------------------------------------------------------------------------------
                                  900 East Pine Street
                                    Seattle WA 98122                 Music (Store #82
       DMX AEI Music          Attention: Debra Comer-Craft           Beachwood Place)              December-99       0.00
-----------------------------------------------------------------------------------------------------------------------------
                                  900 East Pine Street
                                    Seattle WA 98122                Music (Store #101
       DMX AEI Music          Attention: Debra Comer-Craft      Hillsdale Shopping Center)         December-99       0.00
-----------------------------------------------------------------------------------------------------------------------------
                                  900 East Pine Street
                                    Seattle WA 98122                Music (Store #102
       DMX AEI Music          Attention: Debra Comer-Craft        Somerset Collection N)           December-99       0.00
-----------------------------------------------------------------------------------------------------------------------------
                                  900 East Pine Street
                                    Seattle WA 98122                Music (Store #113
       DMX AEI Music          Attention: Debra Comer-Craft        Riverwlak Market PI.)            December-99       0.00
-----------------------------------------------------------------------------------------------------------------------------
                                  900 East Pine Street
                                    Seattle WA 98122                Music (Store #124
       DMX AEI Music          Attention: Debra Comer-Craft           Northstar Mall)               December-99       0.00
-----------------------------------------------------------------------------------------------------------------------------
                                  900 East Pine Street
                                    Seattle WA 98122                Music (Store #126
       DMX AEI Music          Attention: Debra Comer-Craft           3146 "M" Street)              December-99       0.00
-----------------------------------------------------------------------------------------------------------------------------
                                  900 East Pine Street
                                    Seattle WA 98122                Music (Store #145
       DMX AEI Music          Attention: Debra Comer-Craft           500 Fifth Ave.)               December-99       0.00
-----------------------------------------------------------------------------------------------------------------------------
                                  900 East Pine Street
                                    Seattle WA 98122                Music (Store #155
       DMX AEI Music          Attention: Debra Comer-Craft            Collins Ave.)                December-99       0.00
-----------------------------------------------------------------------------------------------------------------------------
                                  900 East Pine Street
                                    Seattle WA 98122                Music (Store #165
       DMX AEI Music          Attention: Debra Comer-Craft           Crabtree Valley)              December-99       0.00
-----------------------------------------------------------------------------------------------------------------------------
                                  900 East Pine Street
                                    Seattle WA 98122                Music (Store #175
       DMX AEI Music          Attention: Debra Comer-Craft         San Patricio Plaza)             December-99       0.00
-----------------------------------------------------------------------------------------------------------------------------
                                  900 East Pine Street
                                    Seattle WA 98122                Music (Store #176
       DMX AEI Music          Attention: Debra Comer-Craft         Plaza Las Americas)             December-99       0.00
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
                                                PLAN SCHEDULE 3.2
-----------------------------------------------------------------------------------------------------------------------------
                         LIST OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES TO BE ASSUMED
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                   CONTRACT
                                                                                                 DATE/CONTRACT
      CONTRACT PARTY                 NOTICE ADDRESS               CONTRACT DESCRIPTION          EXTENSION DATE    CURE AMOUNT
-----------------------------------------------------------------------------------------------------------------------------
                             900 East Pine Street Seattle
                                       WA 98122                  Music (Store #177 Cristo
      DMX AEI Music          Attention: Debra Comer-Craft                 Street)                  December-99       0.00
-----------------------------------------------------------------------------------------------------------------------------
                             900 East Pine Street Seattle
                                       WA 98122                 Music (Store #182 Northgate
      DMX AEI Music          Attention: Debra Comer-Craft                  Mall)                   December-99       0.00
-----------------------------------------------------------------------------------------------------------------------------
                             900 East Pine Street Seattle
                                       WA 98122                 Music (Store #199 611 Duval
      DMX AEI Music          Attention: Debra Comer-Craft                 Street)                  December-99       0.00
-----------------------------------------------------------------------------------------------------------------------------
                             900 East Pine Street Seattle
                                       WA 98122                 Music (Store #205 150 Bloor
      DMX AEI Music          Attention: Debra Comer-Craft                 Street)                  December-99       0.00
-----------------------------------------------------------------------------------------------------------------------------
                             900 East Pine Street Seattle,
      DMX Music/AEI                    WA 98122                   Music Service Provider                           1,601.000
-----------------------------------------------------------------------------------------------------------------------------
                               1625 Riverside Drive Los
                                   Angeles, CA 90031            Coffee and Water Dispensing
        Foodcraft                  Attention: Linda                  Equipment Rental                                0.00
-----------------------------------------------------------------------------------------------------------------------------
                                   PO Box 5100, Stn F
           IBM                     Tor. Ont. M3Y 2T5           Service/Maint. (4 printers)          01/29/02         0.00
-----------------------------------------------------------------------------------------------------------------------------
                                    2929 N. Central
                                Ave. Phoeniz, AZ 85012
     IBM Corporation            Attention: Ray J. Beye                  Maintenance                                  0.00
-----------------------------------------------------------------------------------------------------------------------------
                               33 Shalimar Place Maple,
       Ines Cacedo                   Ont. L6A 1T6                     Office Cleaning               01/01/02         0.00
-----------------------------------------------------------------------------------------------------------------------------
     ITR (Information           6722 Orangethorpe Ave.
  Technology Resources,           Buena Park CA 90622
          Inc.)                 Attention: Linda Chase                 IS Consulting                11/01/00         0.00
-----------------------------------------------------------------------------------------------------------------------------
                                     P.O. Box 4877
                                   Whittier CA 90607
    Jimenez Janitorial          Attention; Juan Jimenez              Cleaning Service                                0.00
-----------------------------------------------------------------------------------------------------------------------------
                                 JVC Cleaning Services
                                    P.O. Box 630083
                                 Little Neck, NY 11363
  JVC Cleaning Services            Attention: Maria                  Cleaning Service                                0.00
-----------------------------------------------------------------------------------------------------------------------------
                            Lanier de Costa RIca , Apartado
   Lanier De Costa Rica      Postal 301-1005 Barrio Mexico -    Maintenance of Copiers and
           S.A.           Costa Rica Mr. Jose Antonio Ramierz              Faxes                    08/28/99         0.00
-----------------------------------------------------------------------------------------------------------------------------
                              300 River Valley Road Suite
     Methods Workshop               100 Atlanta GA                     GSD/Van Nuys                                  0.00
-----------------------------------------------------------------------------------------------------------------------------
                               1244 West 9th St Upland,
      Nu-Waye Water                    CA 91786
       Conditioning          Attention: Christina Pattison          Dye house/Van Nuys                              568.50
-----------------------------------------------------------------------------------------------------------------------------
                                3039 Roswell Street
    Oliver & Williams            Los Angeles, CA 90065
     Elevator Company           Attention: Stephen Crow            Elevator Maintenance                              0.00
-----------------------------------------------------------------------------------------------------------------------------
                                     1401 S. 52nd
                                  St Tempe, AZ 85281
        Paymentech             Attention: Christy Houmes            Credit Card Service               Dec-98         0.00
-----------------------------------------------------------------------------------------------------------------------------
                               16118 Sherman Way Van Nuys,
                                CA 91406 Attention: Pat
        Pinkerton                       Slater                       Security/Van Nuys                               0.00
-----------------------------------------------------------------------------------------------------------------------------
                                  610 N. Santa Anita
                                   Ave. Arcadia, CA
                                   91006 Attention:
    Post Alarm Systems                Tony Garcia                Alarm Monitoring Services                          293.35
-----------------------------------------------------------------------------------------------------------------------------
                                  105-6 Shields Court
          Q Data                 Markham Ont., L3R 4S1          Bar Coding Guns Maintenance         08/01/00         0.00
-----------------------------------------------------------------------------------------------------------------------------
                                6953 Canoga Ave. Canoga
    Rayne Water System          Park, California 91303              Dye house/Van Nuys                               0.00
-----------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------------
                                                   PLAN SCHEDULE 3.2
----------------------------------------------------------------------------------------------------------------------------
                            LIST OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES TO BE ASSUMED
----------------------------------------------------------------------------------------------------------------------------
                                                                                                 CONTRACT
                                                                                               DATE/CONTRACT
      CONTRACT PARTY                 NOTICE ADDRESS             CONTRACT DESCRIPTION          EXTENSION DATE    CURE AMOUNT
---------------------------------------------------------------------------------------------------------------------------
                                 644-P Poplar Orange,
     Retail Cleaning                   CA 92868
       Specialists               Attention: Jse Torres             Cleaning Service                                0.00
---------------------------------------------------------------------------------------------------------------------------
                                   44248 Palo Verde
                                St. Lancaster, CA 93536
  Robinson Pest Control       Attention: Michael Robinson         Exterminator/Van Nuys                             0.00
----------------------------------------------------------------------------------------------------------------------------
                           National Account Group DEPT L277
      Security Link               Columbus, OH 43260                Security Services                              207.20
----------------------------------------------------------------------------------------------------------------------------
                                   129 Central Ave.
                                 Pompton Lake NJ 07442
       Selami Bauta             Attention: Selami Bauta             Cleaning Service                               3,733.20
----------------------------------------------------------------------------------------------------------------------------
                                 Siemens de Costa Rica
                              Apartado Postal 10022-1000
                                 San Jose - Costa Rica
  Siemens De Costa Rica        Attention: Rosibel Ulate          Telephone system lease            01/01/97         0.00
----------------------------------------------------------------------------------------------------------------------------
                                   7661 DensmoreAve.
   Sola Security of Los            Van Nuys CA 91406
         Angeles                   Attention: 91406               Alarm system/Van Nuys                            1,956.00
----------------------------------------------------------------------------------------------------------------------------
                                      PO Box 176
                                   Hewlett NY, 11557
         Telcorp               Attention: Steve Samuels               Data services                 Mar-00       161,557.38
----------------------------------------------------------------------------------------------------------------------------
                               15720 Ventura BL Ste 421
                                   Encino, CA 91436
      Top Protection              Attention: Adel Ali               Security Services                               0.00
----------------------------------------------------------------------------------------------------------------------------
                                 2707 W. Temple Street
                                     Los Angeles,
       United Alarm                    CA 90026                 Alarm Monitoring Services                          120.00
----------------------------------------------------------------------------------------------------------------------------
                                   1198 Prospect Ave.
  Waste Management of LI            Westbury, NY 11590          Trash Collection Service                           175.12
----------------------------------------------------------------------------------------------------------------------------
                                    9081 Tujunga Ave.
     Waste Management             Sun Valley, CA 91352               Trash/Van Nuys                                 0.00
----------------------------------------------------------------------------------------------------------------------------
                                 265 Broad Hollow Rd.
   Wells Fargo Merchant           Melville, NY 11747
         Services              Attention: Charles Caputo          Credit Card Services                              0.00
----------------------------------------------------------------------------------------------------------------------------
                                    2300 N. Branch
                                   Ave. PO Box 1762
                                Altoona, PA 16603-1762
    Drennings Tractor          Attention: Jeff Drenning              Tractor ZJ72380                               2,347.95
----------------------------------------------------------------------------------------------------------------------------
                              920 Champlain Court Whitby,
      BMW Financial                  Ont. L1K 6K9                       Car Lease                  05/15/01         0.00
----------------------------------------------------------------------------------------------------------------------------
                                    P.O. Box 802556
       G.E. Capital             Chicago, IL 60680-2556             Freightliner Truck               Feb-99         2,097.06
----------------------------------------------------------------------------------------------------------------------------
                               890 Mountain Ave. Murray
                                    Hill, NJ 07974
          K-Line               Attention: Pamela Donovan              Ocean Freight                04/01/01         0.00
----------------------------------------------------------------------------------------------------------------------------
                                   15 Ingram Avenue
                               Pittsburgh, PA 15205-2023
       Ryder Truck              Attention Sandra Becker           Lease of Truck 328425            10/07/99         0.00
----------------------------------------------------------------------------------------------------------------------------
                                                                      Lease of road
                                   404 Kettle Street           trailer-T45-2193 T-48-1415
         Zoresco                   Altoona, PA 16602                (Account #23018)                               1,558.91
----------------------------------------------------------------------------------------------------------------------------
                                      DL Peterson
                                      Trust 5924
                                   Collections Drive
    DIL Peterson Trust             Chicago, IL 60693               Nissan Altima Lease                              34.75
----------------------------------------------------------------------------------------------------------------------------
                                      PO Box 7151              Lease of 2001 Explorer VIN#
    Ford Motor Credit           Springfield, Ohio 45501             1FMZU73E61ZA03053                              147.35
----------------------------------------------------------------------------------------------------------------------------
                                        PO Box 7151            Lease of 2000 Mercury Sable
    Ford Motor Credit           Springfield, Ohio 45501          VIN# 1MEFM55S4YA624247             Dec-00         139.00
----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
                                                    PLAN SCHEDULE 3.2
----------------------------------------------------------------------------------------------------------------------------
                             LIST OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES TO BE ASSUMED
----------------------------------------------------------------------------------------------------------------------------
                                                                                                  CONTRACT
                                                                                                DATE/CONTRACT
      CONTRACT PARTY                NOTICE ADDRESS               CONTRACT DESCRIPTION          EXTENSION DATE    CURE AMOUNT
----------------------------------------------------------------------------------------------------------------------------
                                17197 N. Laurel Park
                               Drive Livonia, Michigan
                                48152 Attention: Jack
  Ford Motor Credit Co.               Champagne                       Vehicle Lease                05/09/00        166.27
----------------------------------------------------------------------------------------------------------------------------
                                   PO Box 630071                 Lease of 2000 Chevrolet
   Smart Lease by GMAC          Dallas, TX 75263-0071         Blazer VIN#1GNDT1BW9Y2107030          Nov-99         173.00
----------------------------------------------------------------------------------------------------------------------------
                                   PO Box 630071                 Lease of GMC Yukon VIN#
   Smart Lease by GMAC          Dallas, TX 75263-0071               1GKEK13T21J198477               Feb-01         1,505.01
----------------------------------------------------------------------------------------------------------------------------
                                   PO Box 70085                Lease of 2000 Toyota Tundra
   Toyota Motor Credit          San Antonio, TX 78270            VIN# 5TBRT3417YS113609             Nov-00         2,221.21
----------------------------------------------------------------------------------------------------------------------------

                                PLAN SCHEDULE 5.6

            LIST OF OFFICERS AND DIRECTORS OF EACH REORGANIZED DEBTOR

                      [TO BE FILED BY EXHIBIT FILING DATE]

                                PLAN SCHEDULE 5.7

            PRINCIPAL TERMS AND CONDITIONS OF EXIT FINANCING FACILITY

                      [TO BE FILED BY EXHIBIT FILING DATE]

                               PLAN SCHEDULE 5.17

                    LIST OF CONTINUED EMPLOYMENT, RETIREMENT,
                       AND INCENTIVE COMPENSATION PROGRAMS

                      [TO BE FILED BY EXHIBIT FILING DATE]

                                PLAN SCHEDULE 7.6

        LIST OF SPECIFIC CAUSES OF ACTION RETAINED BY REORGANIZED DEBTORS

                      [TO BE FILED BY EXHIBIT FILING DATE]

                                  PLAN EXHIBITS

                      [TO BE FILED BY EXHIBIT FILING DATE]

EXHIBIT 1 - AMENDED CERTIFICATES OF INCORPORATION

EXHIBIT 2 - AMENDED BYLAWS

EXHIBIT 3 - REGISTRATION RIGHTS AGREEMENT

EXHIBIT 4 - RIGHTS PLAN

                                    EXHIBIT B

J. Ronald Trost  (JT-4745)
Kelley A. Cornish  (KC-0754)
Shalom L. Kohn  (SK-2626)
Elizabeth R. McColm  (EM-8532)
SIDLEY AUSTIN BROWN & WOOD LLP
787 Seventh Avenue
New York, New York  10019
Telephone: (212) 839-5300

Counsel for Debtors and Debtors-in-Possession

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

- - - - - - - - - - - - - - - - - - - - - - - - X
                                                :   Chapter 11
In re:                                          :
                                                :   Case Nos. 01-41643 (RLB)
     THE WARNACO GROUP, INC., et al.,           :   through  01-41680 (RLB)
                                                :
                             Debtors.           :   (Jointly Administered)
- - - - - - - - - - - - - - - - - - - - - - - - X

                      ORDER APPROVING DISCLOSURE STATEMENT,
                       SCHEDULING CONFIRMATION HEARING AND
                     SETTING RELATED DEADLINES AND APPROVING
                            FORM AND MANNER OF NOTICE

          The Warnaco Group, Inc., a Delaware corporation with its principal place of business in New York, New York, and certain of its subsidiaries, each a debtor and debtor-in-possession herein (collectively, the "Debtors"), having on October 1, 2002, filed the Debtors' Joint Plan of Reorganization (the "Plan")(1) and the Disclosure Statement to the Debtors' First Amended Joint Plan of Reorganization (the "Disclosure Statement"); and the Court finding that proper and adequate notice of the hearing on approval of the Disclosure Statement has been given to all parties-in-interest; and a hearing having been held on November 13, 2002, to consider approval of the Disclosure Statement (the "Disclosure Statement Approval Hearing");

----------
(1) Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Plan.

and all parties-in-interest having been given an opportunity to be heard at the Disclosure Statement Approval Hearing; and the Court having found that the Disclosure Statement contains "adequate information" as that term is defined by 11 U.S.C. 'SS' 1125;

          IT IS HEREBY ORDERED, and notice is hereby given that:

                        Approval of Disclosure Statement

          1. The Disclosure Statement is approved and such Disclosure Statement contains adequate information as such term is defined by 11 U.S.C. 'SS' 1125.

          2. [All Objections to the Disclosure Statement, other than those withdrawn on the record at the Disclosure Statement Approval Hearing or those Objections resolved by making changes to the Disclosure Statement, are overruled.]

          3. Prior to mailing the Disclosure Statement and the Plan, the Debtors may fill in any missing dates and other information, correct any typographical errors and make such other non-material, non-substantive changes to the Disclosure Statement and the Plan as they deem appropriate and necessary.

              Date for Hearing to Consider Confirmation of the Plan

          4. A hearing to consider confirmation of the Plan (the "Confirmation Hearing") will be held on [__________ __, 2002] at [_______] [a.m./p.m.]
Prevailing Eastern Time (the "Confirmation Hearing Date") at the United States Bankruptcy Court for the Southern District of New York before the Honorable Richard L. Bohanon, United States Bankruptcy Judge, at the Alexander Hamilton Custom House, One Bowling Green, New York, New York 10004.

          5. The Debtors shall not be required to give any further notice of any adjournment of the Confirmation Hearing that may be announced in open Court on the Confirmation Hearing Date or at any subsequent Confirmation Hearing Date.

           Deadline for Filing Objections to Confirmation of the Plan

          6. All objections, if any, to confirmation of the Plan, including, without limitation, objections to the assumption or rejection of any executory contract or unexpired lease under the Plan, including any supporting declarations, memoranda or other documentation, must be in writing, filed with the Clerk of the Bankruptcy Court together with proof of service thereof, and shall (a) state the name and the address of the objecting party, and the amount of its Claim or the nature of its Interest in the Debtors' Cases, (b) if applicable, identify the executory contract or unexpired lease to be assumed or rejected under the Plan that is the subject of the objection, (c) state with particularity the provision or provisions of the Plan, including, without limitation, the assumption or rejection of any executory contract or unexpired lease under the Plan, objected to and, for any objection asserted, the legal and factual basis for such objection and (d) be served upon: (i) Sidley Austin Brown & Wood LLP, 787 Seventh Avenue, New York, New York 10019, Attention: Kelley A. Cornish, Esq., counsel to the Debtors, (ii) Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, Attention: Brian S. Rosen, Esq., counsel to the Debtors' post-petition secured lenders, (iii) Shearman & Sterling, 599 Lexington Avenue, New York, New York 10022, Attention: James L. Garrity, Jr., Esq., counsel to the Debt Coordinators for the Debtors' pre-petition Secured Lenders, (iv) the Office of the United States Trustee for the Southern District of New York, 33 Whitehall Street, 21st Floor, New York, New York 10004,
Attention: Mary Tom, Esq., and (v) Otterbourg, Steindler, Houston & Rosen, P.C., 230 Park Avenue, New York, New York 10169, Attention: Scott L. Hazan, Esq., counsel to the Official Committee of Unsecured Creditors so as to be received on or before 4:00 p.m. (Prevailing Eastern Time) on [___________]. Any objection not filed and served as set forth above shall be deemed waived and will not be considered by the Bankruptcy Court.

            Procedure for Distribution of Confirmation Hearing Notice

          7. The Debtors are authorized and directed, as soon as practicable, but no later than [________ __, 2002], to transmit by first class, United States mail, to all known holders of Administrative Claims, Priority Tax Claims, the DIP Facility Claim, unimpaired Claims in Class 1, Class 3, and Class 4, impaired Claims and Interests in Class 2, Class 5, Class 6 and Class 8, to non-Debtor parties to executory contracts and unexpired leases of the Debtors to be rejected or assumed pursuant to the Plan as set forth in Plan Schedules 3.1 and 3.2, respectively, to the Securities and Exchange Commission, to the Internal Revenue Service, to the United States Attorney's Office for the Southern District of New York and to all parties having requested notice pursuant to Fed.
R. Bankr. P. 2002, a copy of the notice in the form attached hereto as Exhibit A (the "Confirmation Hearing Notice"), the form of which hereby is approved.

          8. The Debtors shall not be required to send any notice to any party whose Claim has been disallowed or expunged in its entirety by Final Order entered prior to the mailing of the items identified in paragraph 7 of this Order.

          9. The Debtors are authorized and directed to publish notice of the approval of the Disclosure Statement, the Confirmation Hearing and the Objection Deadline in The Wall Street Journal (Global Edition), the New York Times and Women's Wear Daily on at least one occasion on or before [_________ __, 2002].

          10. Notice given as provided herein shall be deemed adequate and sufficient and the Debtors shall be deemed to have complied with Fed. R. Bankr.
P. 3017(a).

          11. The Debtors are hereby authorized and empowered to take such steps and incur and pay such costs and expenses and to do such things as may be reasonably necessary to implement the provisions of this Order. This Court shall retain jurisdiction to hear all such matters as may be related to, or arise from, this Order.

Dated: New York, New York
       ______________, 2002

                                               ---------------------------------
                                               THE HONORABLE RICHARD L. BOHANON
                                               UNITED STATES BANKRUPTCY JUDGE

                                    EXHIBIT A

          Hearing Date: ________ __, 2002 at 9:45 a.m. (Prevailing Eastern Time) Objection Deadline: _________ __, 2002 at 4:00 p.m. (Prevailing Eastern Time)

J. Ronald Trost (JT-4745)
Kelley A. Cornish (KC-0754)
Shalom L. Kohn (SK-2626)
Elizabeth R. McColm (EM-8532)
SIDLEY AUSTIN BROWN & WOOD LLP
787 Seventh Avenue
New York, New York 10019
Telephone: (212) 839-5300

Counsel for Debtors and Debtors-in-Possession

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

- - - - - - - - - - - - - - - - - - - - - - - - - - x
                                                    :
In re                                               :
                                                    :
     THE WARNACO GROUP, INC.,                       :
     Federal Tax I.D. No. 95-4032739                :
                                                    :
     184 BENTON STREET INC.                         :
     Federal Tax I.D. No. 06-1045343                :
                                                    :
     A.B.S. CLOTHING COLLECTION, INC.               :
     Federal Tax I.D. No. 95-3799247                :
                                                    :   Chapter 11
     ABBEVILLE MANUFACTURING COMPANY,               :
     Federal Tax I.D. No. 13-3779229                :   Case Nos. 01-41643 (RLB)
                                                    :   through   01-41680 (RLB)
     AEI MANAGEMENT CORPORATION,                    :
     Federal Tax I.D. No. 95-4355518                :   (Jointly Administered)
                                                    :
     AUTHENTIC FITNESS CORPORATION,                 :
     Federal Tax I.D. No. 95-4268251                :
                                                    :
     AUTHENTIC FITNESS ON-LINE, INC.                :
     Federal Tax I.D. No. 95-4741962                :
                                                    :
     AUTHENTIC FITNESS PRODUCTS INC.                :
     Federal Tax I.D. No. 95-4267322                :
                                                    :
     AUTHENTIC FITNESS RETAIL INC.                  :
     Federal Tax I.D. No. 95-4442062                :
                                                    :
     BLANCHE INC.                                   :
     Federal Tax I.D. No. 06-1290226                :
                                                    :
                                                    :

     CCC ACQUISITION CORP.                          :
     Federal Tax I.D. No. 95-4456443                :
                                                    :
     CCC ACQUISITION REALTY CORP.                   :
     Federal Tax I.D. No. 95-4456445                :
                                                    :
     C.F. HATHAWAY COMPANY                          :
     Federal Tax I.D. No. 01-0263592                :
                                                    :
     CALVIN KLEIN JEANSWEAR COMPANY,                :
     Federal Tax I.D. No. 13-3779381                :
                                                    :
     CKJ HOLDINGS, INC.                             :
     Federal Tax I.D. No. 13-3928129                :
                                                    :
     CKJ SOURCING, INC.                             :
     Federal Tax I.D. No. 13-3928016                :
                                                    :
     DESIGNER HOLDINGS LTD.                         :
     Federal Tax I.D. No. 13-3818542                :
                                                    :
     GREGORY STREET, INC.                           :
     Federal Tax I.D. No. 06-1469376                :
                                                    :
     JEANSWEAR HOLDINGS, INC.                       :
     Federal Tax I.D. No. 13-3779227                :
                                                    :
     KAI JAY MANUFACTURING COMPANY,                 :
     Federal Tax I.D. No. 13-3779231                :
                                                    :
     MYRTLE AVENUE, INC.                            :
     Federal Tax I.D. No. 06-1469379                :
                                                    :
     OUTLET HOLDINGS, INC.                          :
     Federal Tax I.D. No. 13-3907558                :
                                                    :
     OUTLET STORES, INC.                            :
     Federal Tax I.D. No. 13-3907560                :
                                                    :
     PENHALIGON'S BY REQUEST, INC.                  :
     Federal Tax I.D. No. 13-4076879                :
                                                    :
     RIO SPORTSWEAR, INC.                           :
     Federal Tax I.D. No. 13-3779228                :
                                                    :
     UBERTECH PRODUCTS, INC.                        :
     Federal Tax I.D. No. 06-1577619                :
                                                    :
     VENTURES LTD.                                  :
     Federal Tax I.D. No. 06-1559945                :
                                                    :
     WARMANA LIMITED,                               :
     Federal Tax I.D. No. 06-0902642                :
                                                    :
     WARNACO INC.                                   :
     Federal Tax I.D. No. 22-1897478                :

                                                    :
     WARNACO INTERNATIONAL, INC.                    :
     Federal Tax I.D. No. 06-0967709                :
                                                    :
     WARNACO INTERNATIONAL LLC                      :
     Federal Tax I.D. No. 06-1442942                :
                                                    :
     WARNACO MEN'S SPORTSWEAR INC.                  :
     Federal Tax I.D. No. 25-1141063                :
                                                    :
     WARNACO OF CANADA COMPANY                      :
     Federal Tax I.D. No. 98-0201311                :
     Canada Business No. 105586911                  :
                                                    :
     WARNACO PUERTO RICO, INC.                      :
     Federal Tax I.D. No. 66-0585156                :
                                                    :
     WARNACO SOURCING INC.                          :
     Federal Tax I.D. No. 06-1172666                :
                                                    :
     WARNACO U.S., INC.                             :
     Federal Tax I.D. No. 06-1519997                :
                                                    :
     WARNACO VENTURES LTD.                          :
     Federal Tax I.D. No. 06-1559941                :
                                                    :
     WARNER'S DE COSTA RICA INC.                    :
     Federal Tax I.D. No. 06-0937741                :
                                                    :
                                     Debtors.       :
                                                    x
- - - - - - - - - - - - - - - - - - - - - - - - - -

                   NOTICE OF HEARING TO CONSIDER CONFIRMATION
             OF DEBTORS' FIRST AMENDED JOINT PLAN OF REORGANIZATION

TO ALL HOLDERS OF CLAIMS AND INTERESTS
AND OTHER PARTIES IN INTEREST:

APPROVAL OF DISCLOSURE STATEMENT

          PLEASE TAKE NOTICE that by Order dated [insert date], the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") approved the Debtors' Disclosure Statement to Debtors' First Amended Joint Plan of Reorganization (the "Disclosure Statement") as containing adequate information within the meaning of Section 1125 of the Bankruptcy Code.

CONFIRMATION HEARING

          PLEASE TAKE FURTHER NOTICE that on [insert date at _:_ _.m.] (Prevailing Eastern Time), or as soon thereafter as counsel may be heard, a hearing (the "Confirmation Hearing") will commence before the Honorable Richard
L. Bohanon, United States Bankruptcy Judge, at the United States Bankruptcy Court for the Southern District of New York, Alexander Hamilton Custom House, One Bowling Green, New York, New York 10004-1408 to consider confirmation of the Debtors' First Amended Joint Plan of Reorganization (the "Plan"), as the same may be further amended or modified.

          PLEASE TAKE FURTHER NOTICE that the Confirmation Hearing may be adjourned from time to time without further notice to creditors or other parties in interest other than by an announcement of such an adjournment in open court at the Confirmation Hearing or any adjournment thereof. Additionally, the Plan may be modified in accordance with the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure and other applicable law, without further notice, prior to, at or as a result of the Confirmation Hearing.

SUMMARY OF PLAN TREATMENT OF CLAIMS AND INTERESTS

          PLEASE TAKE FURTHER NOTICE that the Plan proposes to modify the rights of certain creditors and equity securities holders of the Debtors. The Plan establishes the following classes of Claims(1) and Interests with the following treatment:

          o Class 1 -- Priority Non-Tax Claims. Unless otherwise agreed by the holder of an Allowed Priority Non-Tax Claim (in which event such agreement will govern), each holder of an Allowed Class 1 Claim will be paid in full in Cash on the later of the Initial Distribution Date and a date that is as soon as practicable after the date upon which such Claim becomes an Allowed Priority Non-Tax Claim.

          o Class 2 -- Senior Secured Bank Claims. On the Effective Date, each holder of a Senior Secured Bank Claim will receive in full satisfaction of its Senior Secured Bank Claim its pro rata share of the following, to be distributed by the Administrative Agent in accordance with the Pre-Petition Facility and Intercreditor
               Agreements: (i) Cash equal to the amount of the balance due on the Original Foreign Facilities Guaranty Claims, which will be applied to repay in full satisfaction of any outstanding amounts owing by the Debtors under the Original Foreign Facilities as of the Petition Date; (ii) New Warnaco Second Lien Notes in the aggregate principal amount of $200 million; and (iii) 96.263% of the New Warnaco Common Shares, subject to Dilution. In the event that holders of Class 6 Claims are not entitled to receive a distribution as provided in Section 2.9.(C) of the Plan, on the Effective Date, each holder of a Class 2 Senior Secured Bank Claim will receive its pro rata share of an additional 0.581% of the New Warnaco Common Shares, subject to Dilution.

          o Class 3 -- GE Capital Secured Claims Under the 1997 MLA. The GE Capital Settlement Agreement and the GE Capital Settlement Order and each of their provisions will be deemed to be a part of the Plan and the Confirmation Order. As provided in the GE Capital Settlement Agreement, in satisfaction of obligations arising under the 1997 MLA, GE Capital will receive an amount equal to $15.2 million (the "GE Settlement Amount"), less all amounts paid by the Debtors to GE Capital with respect to the 1997 MLA from the Petition Date

----------
(1) Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Plan.

               through and including the Effective Date, which amount will be payable without interest at the rate of $750,000 per month from and after the Effective Date until the GE Settlement Amount is paid in full. GE Capital will retain its first priority perfected security interest in and to all of the 1997 Equipment (as that term is defined in the GE Capital Settlement Agreement) all as more particularly set forth in the GE Capital Settlement Agreement. To the extent of a conflict between the GE Capital Settlement Agreement and/or the GE Settlement Order on the one hand, and the plan and/or the Confirmation Order on the other hand, the terms of the GE Capital Settlement Agreement and the GE Settlement Order will govern and control.

          o Class 4 -- Other Secured Claims. Other Secured Claims against the Debtors will, at the sole option of the Debtors, be: (i) paid in full in Cash on the Initial Distribution Date; (ii) reinstated according to the terms of the relevant instrument; (iii) paid on such other terms as the Debtors and the holder of such Claim may agree; or (iv) satisfied through the surrender by the applicable Debtors of the collateral securing the Claim to the holder thereof.

          o Class 5 -- Unsecured Claims. Each holder of an Allowed Unsecured Claim will receive its pro rata share of 2.549% of the New Warnaco Common Shares, subject to Dilution. In the event that holders of Class 6 Claims are not entitled to receive a distribution as provided in Section 2.9.(C) of the Plan, each holder of an Allowed Unsecured Claim will receive its pro rata share of an additional 0.015% of the New Warnaco Common Shares, subject to Dilution.

          o Class 6 -- TOPrS Claims. In the event that the holders of the TOPrS Claims vote as a Class to reject the Plan, the holders of TOPrS Claims will not receive or retain any interest or property under the Plan, and no distribution will be made on account of the TOPrS Claims, and the New Warnaco Common Shares that would otherwise be distributed on account of the TOPrS Claims as set forth in the next sentence will instead be distributed pro rata to holders of Allowed Class 2 and Allowed Class 5 Claims in the following percentages: 0.581% to the holders of Allowed Class 2 Claims and 0.015% to the holders of Allowed Class 5 Claims, subject to Dilution. Otherwise, in full satisfaction of the TOPrS Claims, on the Initial Distribution Date, the Reorganized Debtors will distribute to the TOPrS Trustee, subject to the right of the TOPrS Trustee to assert its TOPrS Trustee Charging Lien against the distributions to the holders of the TOPrS to the extent the TOPrS Trustee Fee remains unpaid, or such persons as the TOPrS Trustee will designate at least ten days prior to the Confirmation Hearing, for redelivery to the holder(s) of the TOPrS Claims, a stock certificate evidencing ownership of 0.596% of the New Warnaco Common Shares, subject to Dilution, and in addition will pay the amount of up to $300,000 to the TOPrS Trustee on account of the TOPrS Trustee Fee, subject to receipt and review by the Debtors of invoices detailing such fees and expenses.

          o Class 7 - Intercompany Claims. Subject to Section 5.10. of the Plan, Intercompany Claims will be discharged, and the holders of Intercompany Claims will not be entitled to receive or retain any property on account of such Claims.

          o Class 8 -- Common Stock Claims and Interests. Interests will be cancelled, and the holders of Common Stock Claims and Interests will not be entitled to receive or retain any property on account of such Claims and Interests.

          PLEASE TAKE FURTHER NOTICE that, in accordance with Section 1123(a)(1) of the Bankruptcy Code, the Plan does not classify Administrative Claims, the DIP Facility Claim and Priority Tax Claims, but the treatment afforded such Claims under the Plan is as follows:

          o    Administrative Claims.

               (i) General. Subject to the provisions of Section 6.6.(A) of the Plan and unless otherwise agreed by the holder of an Allowed Administrative Claim (in which event such other agreement will govern), and except with respect to the Alvarez Incentive Bonus (see below), the Designated Post-Petition Loans (see below), and claims of the Debt Coordinators and the Pre-Petition Collateral Trustee payable under Paragraph 22 of the DIP Approval Orders, each holder of an Allowed Administrative Claim will be paid in full in Cash (i) at the sole option of the Debtors (before the Effective Date) or the Reorganized Debtors (on or after the Effective Date), (a) in the ordinary course of business as the Claim becomes due and owing or (b) on the Initial Distribution Date or (ii) on such other date as the Bankruptcy Court may order.

               (ii) Alvarez Incentive Bonus. On the Effective Date, the Reorganized Debtors will make the payments in Cash and the distributions of New Warnaco Second Lien Notes and New Warnaco Common Shares, as set forth in Plan Schedule 1.6, in satisfaction of the Alvarez Incentive Bonus.

               (iii) Designated Post-Petition Loans. The Designated Post-Petition Loans will be satisfied in full by the payments and distributions to be made to the Pre-Petition Secured Lenders as set forth in Section 2.5.(C) of the Plan.

          o DIP Facility Claim. On the Effective Date, the DIP Facility Claim will be paid in full in Cash, or otherwise satisfied in a manner acceptable to the DIP Lenders; provided, however, that all letters of credit under the DIP Facility as of the Effective Date will remain outstanding as of the Effective Date and will be paid, in the event drawn, through a borrowing by the Reorganized Debtors under the Exit Financing Facility.

          o Priority Tax Claims. Unless otherwise agreed by the holder of an Allowed Priority Tax Claim (in which event such other agreement will govern), each holder of an Allowed Priority Tax Claim will receive, on the Initial Distribution Date, at the Reorganized Debtors' option, (a) Cash equal to the amount of such Allowed Priority Tax Claim, or (b) Cash in six equal annual installments, together with interest thereon at the legal rate required for such claims in chapter 11 cases, which interest will be paid annually in arrears pursuant to Section 1129(a)(9)(C) of the Code.

SUMMARY OF TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

          PLEASE TAKE FURTHER NOTICE that Article III of the Plan proposes the following treatment of pre-petition executory contracts and unexpired leases to which any of the Debtors are a party:

          o Rejected Contracts and Leases: Each executory contract and unexpired lease to which any of the Debtors is a party will be deemed automatically rejected as of the Effective Date, except with respect to Intellectual Property Contracts, which will be deemed automatically assumed as of the Effective Date, unless such executory contract or unexpired lease (a) will have been previously been rejected or assumed by order of the Bankruptcy Court, or (b) is the subject of a motion to assume or reject filed on or before the Confirmation Date, or (c) is listed on the schedule of contracts and leases to be rejected or assumed pursuant to the Plan, annexed as Plan Schedules 3.1 and 3.2, respectively, (and as the same may be modified or supplemented, if at all, pursuant to Section 3.3.(B) of the Plan). The Confirmation Order will constitute an order of the Bankruptcy Court approving such deemed rejection or assumption (with respect to Intellectual Property Contracts only), as applicable, as of the Effective Date. All executory contracts and unexpired leases specifically listed on the schedule of rejected executory contracts and unexpired leases, annexed as Plan
               Schedule 3.1, will be deemed automatically rejected pursuant to the Plan by the applicable Debtor as of the Effective Date.

          o Assumed Contracts and Leases: All executory contracts and unexpired leases specifically listed on the schedule of assumed executory contracts and unexpired leases, annexed as Plan
               Schedule 3.2 and modified or supplemented, if at all, pursuant to
               Section 3.3.(B) of the Plan, will be deemed automatically assumed pursuant to the Plan by the applicable Debtor as of the Effective Date. Each executory contract and unexpired lease that is assumed under the Plan and relates to the use, ability to acquire or occupancy of real property will include (a) all modifications, amendments, supplements, restatements or other agreements made directly or indirectly by any agreement, instrument or other document that in any manner affect such executory contract or unexpired lease and (b) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, reciprocal easement agreements and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to a Final Order of the Bankruptcy Court or is otherwise rejected as part of the Plan.

          o The Debtors reserve the right to file a motion on or before the Confirmation Date to assume or reject any executory contract or unexpired lease. Notwithstanding any other provision of the Plan, each of the Debtors will retain the right to, at any time prior to the Confirmation Hearing, modify or supplement Plan Schedule
               3.1 and Plan Schedule 3.2, including, without limitation, the right to add any executory contract or unexpired lease to, or delete any executory contract or unexpired lease from, Plan
               Schedule 3.1 or Plan Schedule 3.2. Listing an executory contract or unexpired lease on Plan Schedule 3.1 or Plan Schedule 3.2 will not constitute an admission by any of the Debtors or the Reorganized Debtors that such contract or lease (including any related agreements that may exist) is an executory contract or unexpired lease or that the applicable Debtor or Reorganized Debtor has any liability thereunder.

          o Payments Related to Assumption of Executory Contracts and Unexpired Leases. Any monetary amounts by which each executory contract and unexpired lease to be assumed under the Plan may be in default will be satisfied by Cure in the amount, if any, set forth in Plan Schedule 3.2, or, in the event of an objection to such Cure amount or if no such Cure amount is listed, in the amount agreed between the parties or as ordered by the Bankruptcy Court or another court of competent jurisdiction. To the extent the non-Debtor party to the unexpired lease or executory contract does not object to the amount of Cure set forth in Plan Schedule
               3.2 on or before the Voting Deadline, such non-Debtor party will be deemed to accept such Cure amount. In the event of a dispute regarding (a) the nature or the amount of any Cure, (b) the ability of the applicable Reorganized Debtor or any assignee to provide "adequate assurance of future performance" (within the meaning of Section 365 of the Code) under the contract or lease to be assumed or (c) any other matter pertaining to assumption, such dispute will be determined by the Bankruptcy Court or another court of competent jurisdiction, or as the parties may otherwise agree. To the extent the Debtor who is a party to the unexpired lease or executory contract is to be merged pursuant to
               Section 5.4. of the Plan, upon assumption as contemplated therein, the Reorganized Debtor that is the surviving entity after such merger will be the party to the unexpired lease or executory contract.

          o Post-Petition Contracts and Leases. All contracts, agreements and leases that were entered into by the Debtors or assumed by the Debtors after the Petition Date will be deemed assigned by the Debtors to the Reorganized Debtors on the Effective Date.

          o Rejection Damages Bar Date. If the rejection by a Debtor, pursuant to the Plan or otherwise, of an executory contract or unexpired lease results in a Claim, then such Claim will be forever barred and will not be enforceable against any Debtor or Reorganized Debtor or the properties of any of them unless a proof of claim is filed with the clerk of the Bankruptcy Court and served upon counsel to the Debtors within thirty (30) days after service of the earlier of (a) notice of the Confirmation Date, or (b) other notice that the executory contract or unexpired lease has been rejected pursuant to an order of the Bankruptcy Court.

CONSEQUENCES OF CONFIRMATION AND INJUNCTION

          PLEASE TAKE FURTHER NOTICE that if the Bankruptcy Court confirms the Plan, the Plan will bind all holders of Claims and Interests against the Debtors, whether or not they are entitled to vote or did vote on the Plan and whether or not they receive or retain any distributions or property under the Plan, wherever located. The Plan provides for an injunction against holders of certain Claims and Interests against the Debtors from taking certain actions on account of such Claims and Interests, including, but not limited to: (i) commencing or continuing in any manner any action or other proceeding against the Debtors or the Reorganized Debtors or their respective property; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtors or the Reorganized Debtors or their respective property; (iii) creating, perfecting or enforcing any lien or encumbrance against the Debtors or the Reorganized Debtors or their respective property; (iv) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtors or the Reorganized Debtors or their respective property; and (v) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

          As more particularly described in the Plan, the Plan also provides for certain exculpations and releases by, and injunctions against, the Debtors in favor of (i) each of the Debtors' directors who served at any time during the Cases, (ii) each of the Debtors' officers employed as of the Effective Date,
(iii) the members of the Creditors' Committee, (iv) the members of the Post-Effective Date Committee, (v) the DIP Lenders, (vi) the Pre-Petition Secured Lenders, (vii) the TOPrS Trustee, and (viii) the attorneys, investment bankers, restructuring consultants and financial advisors of the foregoing from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever (including, without limitation, those arising under the Code), whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or after the Petition Date through and including the Effective Date in connection with, relating to or arising out of the Cases, the management and operation of the Debtors, the formulation, negotiation, implementation, confirmation or consummation of the Plan, the Disclosure Statement or any contract, instrument, release or other agreement or document created in connection with the Plan.

          Finally, the Plan provides for certain releases by, and injunctions against, the Debtors and holders of Claims entitled to vote on the Plan in favor of, (i) each of the Debtors' former and present officers and directors, (ii) the Pre-Petition Secured Lenders, (iii) the TOPrS Trustee, and (iv) the attorneys, investment bankers, restructuring consultants and financial advisors of the foregoing from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever (including, without limitation, those arising under the Code), whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part on any act, omission, transaction, event or other occurrence taking place before the Petition Date in connection with or relating to The Warnaco Group, Inc. or any of its direct or indirect subsidiaries to any current or former officers or directors of any of the Debtors that is notified by the Debtors in a writing dated and transmitted by overnight mail on November 13, 2002, has been invited by the SEC to make a Wells Submission describing the reasons why no enforcement proceedings should be brought against them with respect to potential violations of the Securities and Exchange Act of 1934 in connection with the preparation and publication of various financial statements and other public statements of Group (each a "Wells Recipient"); and provided, further, that notwithstanding the foregoing proviso, the release set forth in
Section 7.5 of the Plan will apply to a Wells Recipient in the event that either
(I) the SEC has determined not to commence and enforcement proceeding against such Wells Recipient, or (ii) the SEC has commenced an enforcement proceeding and such proceeding has been concluded with no finding against, or concession by, such Wells Recipient that he or she (a) committed fraud, intentional or negligent misrepresentation, or gross negligence in connection with the matters investigated, or (b) may not serve in the future as an officer or director of a public company; provided, further, that each holder of a Claim entitled to vote on the Plan may elect, by checking the box provided on the Ballot, not to grant such release.

CLASSES OF CLAIMS ENTITLED TO VOTE ON THE PLAN

          PLEASE TAKE FURTHER NOTICE that in accordance with the terms of the Plan and the Bankruptcy Code, holders of Priority Non-Tax Claims in Class 1, GE Capital Secured Claims under the 1997 MLA in Class 3 and Other Secured Claims in Class 4 are unimpaired, are conclusively presumed to have accepted the Plan and are not entitled to vote on the Plan. Additionally, holders of Impaired Claims and Interests in Class 7 and Class 8 are deemed to have rejected the Plan and are not entitled to vote on the Plan. Only the holders of Senior Secured Bank Claims in Class 2, Unsecured Claims in Class 5 and the holders of TOPrS Claims in Class 6 are entitled to vote to accept or to reject the Plan.

BAR DATE FOR CERTAIN ADMINISTRATIVE CLAIMS

          PLEASE TAKE FURTHER NOTICE that all applications for final compensation of professional persons employed by the Debtors or the Creditors' Committee pursuant to orders entered by the Bankruptcy Court and on account of services rendered prior to the Effective Date, and all other requests for payment of Administrative Claims (except for the Alvarez Incentive Bonus, the Designated Post-Petition Loans, claims of the Debt Coordinators and the Pre-Petition Collateral Trustee payable under paragraph 22 of the DIP Approval Orders, claims for taxes, ordinary course trade debt and customer deposits and credits incurred in the ordinary course of business after the Petition Date) will be served on the Reorganized Debtors in accordance with Section 8.10. of the Plan and filed with the Bankruptcy Court, no later than 25 days after the Effective Date. Any such claim that is not served and filed within this time period will be discharged and forever barred. Objections to any such application must be filed within 15 days after filing thereof.

DEADLINE FOR OBJECTIONS TO CONFIRMATION OF THE PLAN

          PLEASE TAKE FURTHER NOTICE that objections, if any, to confirmation of the Plan, including, without limitation, objections to the assumption or rejection of any executory contract or unexpired lease under the Plan, including any supporting declarations, memoranda or other documentation, must be in writing, filed with the Clerk of the Bankruptcy Court together with proof of service thereof, and shall (a) state the name and the address of the objecting party, and the amount of its Claim or the nature of its Interest in the Debtors' Cases, (b) if applicable, identify the executory contract or unexpired lease to be assumed or rejected under the Plan that is the subject of the objection, (c) state with particularity the provision or provisions of the Plan, including, without limitation, the assumption or rejection of any executory contract or unexpired lease under the Plan, objected to and, for any objection asserted, the legal and factual basis for such objection and (d) be served upon: (i) Sidley Austin Brown & Wood LLP, 787 Seventh Avenue, New York, New York 10019,
Attention: Kelley A. Cornish, Esq., counsel to the Debtors, (ii) Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, Attention: Brian S. Rosen, Esq., counsel to the Debtors' post-petition secured lenders, (iii) Shearman & Sterling, 599 Lexington Avenue, New York, New York 10022, Attention:
James L. Garrity, Jr., Esq., counsel to the Debt Coordinators for the Debtors' pre-petition banks, (iv) the Office of the United States Trustee for the Southern District of New York, 33 Whitehall Street, 21st Floor, New York, New York 10004, Attention: Mary Tom, Esq., and (v) Otterbourg, Steindler, Houston & Rosen, P.C., 230 Park Avenue, New York, New York 10169, Attention: Scott L. Hazan, Esq., counsel to the Official Committee of Unsecured Creditors so as to be received on or before 4:00 p.m. (Prevailing Eastern Time) on [insert date]. Any objection not filed and served as set forth above shall be deemed waived and will not be considered by the Bankruptcy Court.

VOTING DEADLINE

          PLEASE TAKE FURTHER NOTICE that the deadline for receipt by the Debtors of ballots to accept or reject the Plan is [insert date] at 4:00 p.m. (prevailing Eastern time) (the "Voting Deadline"). In order for a ballot to be counted, it must be properly completed, signed and returned, so as to be actually received by the Voting Deadline at: Warnaco Ballot Processing, P.O. Box 5014, FDR Station, New York, NY 10150-5014, for ballots sent by regular mail, or Warnaco Ballot Processing, c/o Bankruptcy Services LLC, 70 East 55th Street, 6th Floor, New York, New York, 10022-3222 for ballots sent by messenger or overnight mail. Copies of ballots and facsimile ballots will not be accepted.

          If you believe you are entitled to vote on the Plan and did not receive a ballot, if your ballot is damaged or lost, or if you have questions concerning balloting procedures, you should contact Debtors' counsel, Elizabeth
R. McColm, Esq., at (212) 839-5985.

COPIES OF THE PLAN AND DISCLOSURE STATEMENT

          PLEASE TAKE FURTHER NOTICE that copies of the Plan and Disclosure Statement will be available for inspection by interested parties (a) during regular business hours in the Office of the Clerk of the Bankruptcy Court, Alexander Hamilton Custom House, One Bowling Green, New York, New York 10004, and (b) on the Court's electronic docket for the Debtors' chapter 11 cases, which is posted on the Internet at (www.nysb.uscourts.gov). A PACER password is required to access case information, which can be obtained at (www.pacer.psc.uscourts.gov) or by calling 1-800-676-6856. If it is impracticable for an interested party to obtain access to the Plan and Disclosure Statement by either of the foregoing methods, such party should contact Ms. Brooke Filler at Sidley Austin Brown & Wood LLP, 787 Seventh Avenue, New York, New York 10019, Telephone: (212) 839-5603, Telecopier: (212) 839-5599,
Email: bfiller@sidley.com.

Dated: New York, New York          SIDLEY AUSTIN BROWN & WOOD LLP
       ________ __, 2002


                                   By:
                                      ------------------------------------------
                                            (A Member of the Firm)
                                   J. Ronald Trost (JT-4745)
                                   Kelley A. Cornish (KC-0754)
                                   Shalom L. Kohn (SK-2626)
                                   Elizabeth R. McColm (EM-8532)
                                   787 Seventh Avenue
                                   New York, New York 10019
                                   Telephone:  (212) 839-5300
                                   Telecopier: (212) 839-5599

                                   Counsel for Debtors and Debtors-in-Possession

                                  EXHIBIT C

                              Reorganized Debtors
                                Structure Chart





                                          -----------------
                                             The Warnaco
                                              Group Inc.
                                            95-4032739
                                          03/14/86 Delaware
                                          -----------------
                                                100%
------------------------------------------------------------------------------------------------------

                                          -----------------
                                            Warnaco Inc.
                                            22-1897478
                                          10/22/69 Delaware
                                          -----------------
                                                100%
------------------------------------------------------------------------------------------------------
       100%                  100%                100%                100%                 100%
-------------------   -----------------   -----------------   ------------------   -------------------
Gregory Street Inc.         Warnaco       Authentic Fitness   Warnaco U.S., Inc.     A.B.S. Clothing
    06-1469376          Puerto Rico Inc.     Corporation          06-1519997         Collection Inc.
11/22/96 Delaware         66-0585156         95-4268251       11/22/96 Delaware        95-3799247
-------------------   06/13/00 Delaware   04/11/90 Delaware   ------------------   11/18/82 California
                      -----------------   -----------------                        -------------------

       100%
-------------------                       -----------------   ------------------
Warnaco Operations                            Ubertech        Authentic Fitness
   Corporation                             Products Inc.         Products Inc.
    52-2123311                               06-1577619           95-4287322
 09/23/98 Delaware                        07/21/99 Delaware   04/02/90 Delaware
-------------------                       -----------------   ------------------

                                                100%                 100%                 100%
                                          -----------------   ------------------   -------------------
                                          Authentic Fitness    CCC Acquisition      Authentic Fitness
                                             Online Inc.            Corp.               Retail Inc.
                                             95-4741962            95-4456443           95-4442062
                                          11/19/98 Delaware    9/16/93 Delaware     08/31/93 Delaware
                                          -----------------   ------------------   -------------------



                      -----------------   This foreign subsidiary is indirectly owned
                         Warnaco of       by Warnaco, Inc. through nondebtor
                        Canada Company    foreign subsidiaries.
                          1/3/1999
                            Canada
                      -----------------



                      -----------------
                         The Warnaco
                          Group Inc.
                         95-4032739
                      03/14/86 Delaware
                      ----------------
                            100%
-----------------------------------------------------------

                      -----------------
                        Warnaco Inc.
                         22-1897478
                      10/22/69 Delaware
                      -----------------
                            100%
-----------------------------------------------------------
       100%                  100%                100%
-------------------   -----------------   -----------------
   C.F. Hathaway          Warnaco(b)       Myrtle Ave. Inc.
     Company          International Inc.     06-1469379
    01-0263592           06-0967709       11/22/96 Delaware
08/12/60 Delaware     10/17/77 Delaware   -----------------
-------------------   -----------------

-------------------   -----------------   -----------------
Warmana Limited(c)        Warnaco            Warner's de
    06-0902642          Sourcing Inc.      Costa Rica Inc.
 08/20/73 Delaware       06-1172666           06-0937741
-------------------   03/05/86 Delaware   01/09/76 Delaware
                      -----------------   -----------------



                                    -----------------
                                        The Warnaco
                                         Group Inc.
                                       95-4032739
                                    03/14/86 Delaware
                                    ----------------
                                          100%
------------------------------------------------------------------------------------------

                                    -----------------
                                      Warnaco Inc.
                                       22-1897478
                                    10/22/69 Delaware
                                    -----------------
                                          100%
------------------------------------------------------------------------------------------
       100%                  100%                  100%                       99%
-------------------   -----------------   ----------------------      --------------------
 Penhaligon's By          Designer        184 Benton Street Inc.  1%       Warnaco(a)
  Request, Inc.         Holdings Ltd.          06-1045343             International L.L.C.
   13-4076897            13-3818542          06/17/81 Delaware             06-1442942
 8/26/99 Delaware     03/27/95 Delaware   ----------------------       03/24/95 Delaware
-------------------   -----------------                               --------------------


       100%                  100%                  100%                       100%
-------------------   -----------------   ----------------------      --------------------
     Outlet                Outlet               Jeanswear                Rio Sportswear
  Stores Inc.           Holdings Inc.         Holdings Inc.                   Inc.
  13-3907560             13-3907558            13-3779227                  13-3779228
09/12/96 Delaware     09/12/96 Delaware     07/01/94 Delaware           07/27/94 Delaware
-------------------   -----------------   ----------------------      --------------------


                                                   100%
                                          ----------------------
                                              Calvin Klein
                                            Jeanswear Company
                                                13-3779381
                                             07/01/94 Delaware
                                          ----------------------


                            100%                  100%                       100%
                      -----------------   ----------------------      --------------------
                      CKJ Holdings Inc.   Kai Jay Manufacturing            Abbeville
                          13-3928129             Company                Manufacturing Co.
                      12/05/96 Delaware         13-3779231                 13-3779229
                      -----------------     07/01/94 Delaware           07/01/94 Delaware
                                          ----------------------      --------------------

                                   EXHIBIT D

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of The WARNACO GROUP, INC.
New York, New York

    We have audited the accompanying consolidated balance sheets of The Warnaco Group Inc. (Debtor-in-Possession) and its subsidiaries (the 'Company') as of January 5, 2002 and December 30, 2000, and the related consolidated statements of operations, stockholders' equity (deficiency) and comprehensive income (loss) and of cash flows for each of the three years in the period ended January 5, 2002. Our audits also included the financial statement schedule listed in the Index at Item 14(a) 2. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of The Warnaco Group, Inc. (Debtor-in-Possession) and subsidiaries as of January 5, 2002 and December 30, 2000, and the results of their operations and their cash flows for each of the three years in the period ended January 5, 2002 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

    As discussed in Note 1 to the consolidated financial statements, effective January 2, 2000 the Company changed its method of accounting for its retail outlet store inventory.

    As discussed in Note 1, the Company and certain of its subsidiaries have filed for reorganization under Chapter 11 of the Federal Bankruptcy Code. The accompanying consolidated financial statements do not purport to reflect or provide for the consequences of the bankruptcy proceedings. In particular, such financial statements do not purport to show (a) as to assets, their net realizable value on a liquidation basis or their availability to satisfy liabilities; (b) as to pre-petition liabilities, the amounts that may be allowed for claims or contingencies, or the status or priority thereof; (c) as to stockholder accounts, the effect of any changes that may be made in the capitalization of the Company or; (d) as to operations, the effect of any changes that may be made in its business.

    The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, the Company's recurring losses from operations, stockholders' capital deficiency and Chapter 11 filings raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also discussed in Note 1. The consolidated financial statements do not include adjustments that might result from the outcome of this uncertainty.

    As discussed in Note 2, the accompanying consolidated financial statements for the years ended December 30, 2000 and January 1, 2000 have been restated.

DELOITTE & TOUCHE LLP
New York, New York

May 30, 2002
(June 9, 2002 as to Note 20,
July 5, 2002 as to Note 15,
July 12, 2002 as to Note 1 and
July 18, 2002 as to Note 23)

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)

                          CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCLUDING SHARE DATA)

                                                              DECEMBER 30,    JANUARY 5,
                                                                  2000           2002
                                                                  ----           ----
                                                              (AS RESTATED)
                                                              (SEE NOTE 2)
                           ASSETS
Current assets:
    Cash....................................................   $   11,076     $    39,558
    Accounts receivable, less reserves of $95,669 -- 2000
      and $107,947 -- 2001..................................      127,941         282,387
    Inventories, less reserves of $29,296 -- 2000 and
      $50,097 -- 2001.......................................      481,859         418,902
    Prepaid expenses and other current assets...............       32,891          36,988
    Assets held for sale....................................      --               31,066
    Deferred income taxes...................................        7,632         --
                                                               ----------     -----------
        Total current assets................................      661,399         808,901
                                                               ----------     -----------
Property, plant and equipment -- net........................      329,514         212,129
Other assets:
    Licenses, trademarks, intangible and other assets, at
      cost, less accumulated amortization of $98,066 -- 2000
      and $108,067 -- 2001..................................      359,157         271,500
    Goodwill, less accumulated amortization of
      $92,971 -- 2000 and $101,094 -- 2001..................      855,150         692,925
    Deferred income taxes...................................      136,929         --
                                                               ----------     -----------
        Total other assets..................................    1,351,236         964,425
                                                               ----------     -----------
                                                               $2,342,149     $ 1,985,455
                                                               ----------     -----------
                                                               ----------     -----------
     LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
Liabilities not subject to compromise
  Current liabilities:
    Current portion of long-term debt.......................   $1,493,483     $   --
    Debtor-in-possession revolving credit facility..........      --              155,915
    Accounts payable........................................      467,500          84,764
    Accrued liabilities.....................................      130,269         104,421
    Accrued interest........................................       40,740             857
    Accrued income taxes payable............................       13,630          14,505
                                                               ----------     -----------
        Total current liabilities...........................    2,145,622         360,462
                                                               ----------     -----------
  Other long-term liabilities...............................       65,955          31,754
                                                               ----------     -----------
Liabilities subject to compromise...........................      --            2,439,393
Deferred income taxes.......................................      --                5,130
Commitments and Contingencies (Note 1, 10, 15, 16, 20, and
  23)
Company-Obligated Mandatorily Redeemable Convertible
  Preferred Securities ($120,000-par value) of Designer
  Finance Trust holding solely convertible debentures.......      103,387         --
Stockholders' equity (deficiency):
    Class A Common Stock, $0.01 par value, 130,000,000
      shares authorized, 65,232,594 issued in 2000 and
      2001..................................................          654             654
    Additional paid-in capital..............................      912,983         909,054
    Accumulated other comprehensive loss....................      (33,750)        (53,016)
    Deficit.................................................     (532,521)     (1,393,674)
    Treasury stock, at cost -- 12,063,672 shares -- 2000 and
      12,242,629 shares -- 2001.............................     (313,840)       (313,889)
    Unearned stock compensation.............................       (6,341)           (413)
                                                               ----------     -----------
        Total stockholders' equity (deficiency).............       27,185        (851,284)
                                                               ----------     -----------
                                                               $2,342,149     $ 1,985,455
                                                               ----------     -----------
                                                               ----------     -----------

                 See Notes to Consolidated Financial Statements

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCLUDING PER SHARE DATA)

                                                                      FOR THE YEAR ENDED
                                                          ------------------------------------------
                                                           JANUARY 1,     DECEMBER 30,    JANUARY 5,
                                                              2000            2000           2002
                                                              ----            ----           ----
                                                          (AS RESTATED)   (AS RESTATED)
                                                          (SEE NOTE 2)    (SEE NOTE 2)
Net revenues............................................   $2,114,156      $2,249,936     $1,671,256
Cost of goods sold......................................    1,432,384       1,845,389      1,374,382
                                                           ----------      ----------     ----------
Gross profit............................................      681,772         404,547        296,874
Selling, general and administrative expenses............      476,408         625,014        598,186
Impairment charge.......................................      --              --             101,772
Reorganization items....................................      --              --             177,791
                                                           ----------      ----------     ----------
Operating income (loss).................................      205,364        (220,467)      (580,875)
Investment income (loss), net...........................      --               36,882         (6,556)
Interest expense (contractual interest of
  $221,557 -- 2001).....................................       80,976         172,232        122,752
                                                           ----------      ----------     ----------
Income (loss) before provision for income taxes and
  cumulative effect of change in accounting principle...      124,388        (355,817)      (710,183)
Provision for income taxes..............................       30,734          21,044        150,970
                                                           ----------      ----------     ----------
Income (loss) before cumulative effect of change in
  accounting principle..................................       93,654        (376,861)      (861,153)
Cumulative effect of change in accounting principle, net
  of income tax benefit of $8,577 -- 2000...............      --              (13,110)        --
                                                           ----------      ----------     ----------
Net income (loss).......................................   $   93,654      $ (389,971)    $ (861,153)
                                                           ----------      ----------     ----------
                                                           ----------      ----------     ----------
Basic earnings (loss) per common share:
    Income (loss) before accounting change..............   $     1.68      $    (7.14)    $   (16.28)
    Cumulative effect of accounting change..............      --                (0.25)        --
                                                           ----------      ----------     ----------
    Net income (loss)...................................   $     1.68      $    (7.39)    $   (16.28)
                                                           ----------      ----------     ----------
                                                           ----------      ----------     ----------
Diluted earnings (loss) per common share:
    Income (loss) before accounting change..............   $     1.65      $    (7.14)    $   (16.28)
    Cumulative effect of accounting change..............      --                (0.25)        --
                                                           ----------      ----------     ----------
    Net income (loss)...................................   $     1.65      $    (7.39)    $   (16.28)
                                                           ----------      ----------     ----------
                                                           ----------      ----------     ----------
Weighted average number of shares outstanding used in
  computing earnings (loss) per share:
    Basic...............................................       55,910          52,783         52,911
                                                           ----------      ----------     ----------
                                                           ----------      ----------     ----------
    Diluted.............................................       56,796          52,783         52,911
                                                           ----------      ----------     ----------
                                                           ----------      ----------     ----------

                 See Notes to Consolidated Financial Statements

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)

          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)
                        AND COMPREHENSIVE INCOME (LOSS)
                      (IN THOUSANDS, EXCLUDING SHARE DATA)

                                                             ACCUMULATED
                                     CLASS A   ADDITIONAL       OTHER                                    UNEARNED
                                     COMMON     PAID-IN     COMPREHENSIVE                  TREASURY       STOCK
                                      STOCK     CAPITAL     INCOME/(LOSS)      DEFICIT       STOCK     COMPENSATION   TOTAL
                                      -----     -------     -------------      -------       -----     ------------   -----
Balance at January 2, 1999.........   $652      $953,512     $   (15,703)    $  (202,996)  $(171,559)    $(11,772)  $ 552,134
Net income -- as restated, see note
 2.................................                                               93,654                               93,654
Foreign currency translation
 adjustments.......................                                1,614                                                1,614
Unrealized gain on marketable
 securities, net of tax............                               38,966                                               38,966
                                                                                                                    ---------
Comprehensive income as restated, see
 note 2............................                                                                                   134,234
Employee stock options exercised...                3,131                                         178                    3,309
Issuance of 190,680 shares of
 restricted stock..................      2         5,456                                                   (5,458)     --
Dividends declared.................                                              (20,250)                             (20,250)
Amortization of unearned stock
 compensation......................                                                                         6,246       6,246
Shares tendered for withholding tax
 on restricted stock...............                                                           (2,640)                  (2,640)
Purchase of 6,182,088 shares of
 treasury stock....................                                                         (142,048)                (142,048)
Issuance of 100,000 shares of
 treasury stock for acquisition....                 (731)                                      2,931                    2,200
                                      ----      --------     -----------     -----------   ---------     --------   ---------
Balance at January 1, 2000 -- as
 restated, see note 2..............    654       961,368          24,877        (129,592)   (313,138)     (10,984)    533,185
                                      ----      --------     -----------     -----------   ---------     --------   ---------
Net loss -- as restated, see note
 2.................................                                             (389,971)                            (389,971)
Foreign currency translation
 adjustments.......................                               (4,618)                                              (4,618)
Unfunded minimum pension liability.                              (14,648)                                             (14,648)
Unrealized loss on marketable
 securities, net of tax............                                 (680)                                                (680)
                                                                                                                    ---------
Comprehensive loss as restated, see
 note 2............................                                                                                  (409,917)
Adjustment for items included in net
 income, net of tax................                              (38,681)                                             (38,681)
Shares tendered for withholding tax
 on restricted stock...............                                                             (702)                    (702)
Dividends declared.................                                              (12,958)                             (12,958)
Amortization of unearned stock
 compensation......................                  787                                                    4,643       5,430
Equity Forward Contract............              (49,172)                                                             (49,172)
                                      ----      --------     -----------     -----------   ---------     --------   ---------
Balance at December 30, 2000 -- as
 restated, see note 2..............    654       912,983         (33,750)       (532,521)   (313,840)      (6,341)     27,185
                                      ----      --------     -----------     -----------   ---------     --------   ---------
Transition adjustment related to the
 adoption of accounting principle..                               21,744                                               21,744
Recognition of deferred gain on
 interest rate swap................                              (21,744)                                             (21,744)
Net loss...........................                                             (861,153)                            (861,153)
Foreign currency translation
 adjustments.......................                               (1,854)                                              (1,854)
Unrealized gain (loss) on marketable
 securities, net of tax............                                  434                                                  434
Unfunded minimum pension liability.                              (17,846)                                             (17,846)
                                                                                                                    ---------
Comprehensive loss.................                                                                                  (880,419)
Shares tendered for withholding tax
 on restricted stock...............                                                              (49)                     (49)
Restricted shares forfeited........               (3,929)                                                   3,929      --
Amortization of unearned stock
 compensation......................               --                                                        1,999       1,999
                                      ----      --------     -----------     -----------   ---------     --------   ---------
Balance at January 5, 2002.........   $654      $909,054     $   (53,016)    $(1,393,674)  $(313,889)    $   (413)  $(851,284)
                                      ----      --------     -----------     -----------   ---------     --------   ---------
                                      ----      --------     -----------     -----------   ---------     --------   ---------

                 See Notes to Consolidated Financial Statements

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                          FOR THE YEAR ENDED
                                                              -------------------------------------------
                                                               JANUARY 1,     DECEMBER 30,    JANUARY 5,
                                                                  2000            2000           2002
                                                                  ----            ----           ----
                                                              (AS RESTATED)   (AS RESTATED)
                                                              (SEE NOTE 2)    (SEE NOTE 2)
Cash flows from operating activities:
   Net income (loss)........................................    $  93,654       $(389,971)     $(861,153)
   Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities:
      Pre-tax gain on sale of investment....................      --              (42,782)        --
      Depreciation and amortization.........................       60,956         102,079         97,818
      Provision for receivable allowances...................      218,098         262,641        253,943
      Provision for inventory reserves......................        6,247         179,254         74,786
      Cumulative effect of accounting change, net of
        taxes...............................................      --               13,110         --
      Amortization of deferred financing costs..............        1,430          12,353         19,414
      Interest rate swap income.............................      --               (4,064)       (21,355)
      Preferred stock accretion.............................        1,068             483         16,613
      Market value adjustment to Equity Agreements..........      --                5,900          6,556
      Non-cash asset write-downs............................      --               22,704        273,646
      Amortization of unearned stock compensation...........        6,246           4,643          1,999
      Deferred income taxes.................................       13,748          17,343        149,691
   Sale of accounts receivable..............................       25,400          53,700         --
   Repurchase of accounts receivable........................      --              --            (185,000)
   Accounts receivable......................................     (272,767)       (204,603)      (229,306)
   Inventories..............................................     (155,631)         38,857        (21,647)
   Prepaid expenses and other current and long-term
    assets..................................................      (20,295)         32,401         (5,087)
   Accounts payable and accrued expenses....................       31,857        (114,748)         6,241
                                                                ---------       ---------      ---------
Net cash provided by (used in) operating activities.........       10,011         (10,700)      (422,841)
                                                                ---------       ---------      ---------
Cash flows from investing activities:
   Proceeds from sale/leaseback transaction.................       23,185         --              --
   Disposal of fixed assets.................................        4,726           2,599          6,213
   Increase in intangibles and other assets.................      (29,813)         (9,976)        (1,427)
   Purchase of property, plant and equipment................     (109,088)       (110,062)       (24,727)
   Acquisition of businesses, net of cash acquired..........     (625,515)         (2,585)        (1,492)
   Proceeds from sale of marketable securities..............      --               50,432         --
                                                                ---------       ---------      ---------
Net cash used in investing activities.......................     (736,505)        (69,592)       (21,433)
                                                                ---------       ---------      ---------
Cash flows from financing activities:
   Proceeds from exercise of stock options..................        3,309         --              --
   Proceeds from the termination of interest rate swaps.....      --               26,076         --
   Borrowings under revolving credit facilities.............      247,221         133,724        303,377
   Borrowings under term loan agreements....................          149          15,499         --
   Borrowings under acquisition loan facility...............      586,200          13,800         --
   Borrowings under foreign credit facilities...............       66,838         --              72,842
   Borrowings under capital lease obligations...............        5,443         --              --
   Repayments of acquisition loan facility..................      --              (12,452)        --
   Repayments of term loan agreements.......................      (10,160)        (22,058)       (36,195)
   Repayments of foreign credit facilities..................      --              (18,720)        --
   Repayments of capital lease obligations..................       (1,550)         (2,762)          (938)
   Borrowings under DIP facility............................      --              --             155,915
   Repayments of other debt.................................       (3,503)            (21)        --
   Cash dividends paid......................................      (20,631)        (14,362)        --
   Payment of withholding taxes on option exercises and
    restricted stock vesting................................       (2,640)           (702)           (49)
   Purchase of treasury shares and net cash settlements
    under Equity Agreements.................................     (142,048)          1,404         --
   Deferred financing costs.................................       (1,385)        (37,314)       (19,852)
   Other....................................................       (2,530)        --                (490)
                                                                ---------       ---------      ---------
Net cash provided by financing activities...................      724,713          82,112        474,610
                                                                ---------       ---------      ---------
Translation adjustments.....................................        1,614             (72)        (1,854)
                                                                ---------       ---------      ---------
Increase (decrease) in cash.................................         (167)          1,748         28,482
Cash at beginning of year...................................        9,495           9,328         11,076
                                                                ---------       ---------      ---------
Cash at end of year.........................................    $   9,328       $  11,076      $  39,558
                                                                ---------       ---------      ---------
                                                                ---------       ---------      ---------

                 See Notes to Consolidated Financial Statements

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

NOTE 1 -- NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Organization: The Warnaco Group, Inc. was incorporated in Delaware on
March 14, 1986 and on May 10, 1986 acquired substantially all of the outstanding shares of Warnaco Inc. ('Warnaco'). Warnaco is the principal operating subsidiary of the Company.

    Nature of Operations: The Warnaco Group, Inc. and its subsidiaries (collectively, the 'Company') design, manufacture and market a broad line of
(i) women's intimate apparel, such as bras, panties, sleepwear, shapewear and daywear; (ii) men's apparel, such as sportswear, jeanswear, khakis, underwear and accessories; (iii) women's and junior's apparel, such as sportswear and jeanswear; and (iv) active apparel, such as swimwear, swim accessories and fitness apparel. The Company's products are sold under a variety of internationally recognized brand names which are either owned or licensed by the Company. The Company's products are sold to department and specialty stores, chain stores, mass merchandise stores, sporting goods stores, and catalog and other retailers throughout the world. The Company also sells directly to consumers through its Retail Stores Division.

    Basis of Consolidation and Presentation: The accompanying consolidated financial statements include the accounts of the Company and all subsidiary companies for the years ended January 1, 2000 ('Fiscal 1999'), December 30, 2000 ('Fiscal 2000'), and January 5, 2002 ('Fiscal 2001'). All significant inter-company accounts and transactions are eliminated in consolidation.

    On June 11, 2001 (the 'Petition Date'), the Company and certain of its subsidiaries (each a 'Debtor' and, collectively, the 'Debtors') each filed a petition for relief under Chapter 11 of the U.S. Bankruptcy Code, 11 U.S.C. 'SS'SS' 101-1330, as amended (the 'Bankruptcy Code'), in the United States Bankruptcy Court for the Southern District of New York (the 'Bankruptcy Court') (collectively the 'Chapter 11 Cases'). The Company, 37 of its 38 U.S. subsidiaries and one of Warnaco's Canadian subsidiaries, Warnaco of Canada Company ('Warnaco Canada') are Debtors in the Chapter 11 Cases. The remainder of the Company's foreign subsidiaries are not debtors in the Chapter 11 Cases, nor are they subject to foreign bankruptcy or insolvency proceedings. However, certain debt obligations of the Company's foreign subsidiaries are subject to standstill agreements with the Company's pre-petition lenders.

    On June 11, 2001, the Company entered into a Debtor-In-Possession Financing Agreement (the 'DIP') with a group of banks, which was approved by the Bankruptcy Court in an interim amount of $375,000. On July 9, 2001, the Bankruptcy Court approved an increase in the amount of borrowing available to the Company to $600,000. The DIP was subsequently amended as of August 27, 2001, December 27, 2001, February 5, 2002 and May 15, 2002 (the 'Amended DIP'). The amendments, among other things, amend certain definitions and covenants, permit the sale of certain of the Company's assets and businesses, extend deadlines with respect to certain asset sales and certain filing requirements with respect to a plan of reorganization and reduce the size of the facility to reflect the Debtor's revised business plan. On May 28, 2002, the Company voluntarily reduced the amount of borrowing available to the Company under the Amended DIP to $325,000. Borrowings outstanding under the Amended DIP were $155,915 as of January 5, 2002.

    Pursuant to the Bankruptcy Code, pre-petition obligations of the Debtors, including obligations under debt instruments, generally may not be enforced against the Debtors, and any actions to collect pre-petition indebtedness are automatically stayed, unless the stay is lifted by the Bankruptcy Court. In addition, as debtors-in-possession, the Debtors have a right, subject to Bankruptcy Court approval and certain other limitations, to assume or reject executory contracts and unexpired leases. In this context, 'assumption' means the Debtors agree to perform their obligations under the lease or contract and to cure all defaults, and 'rejection' means that the Debtors are relieved from their obligation to perform under the contract or lease, but are subject to damages for the breach thereof. Any damages resulting from such a breach will be treated as unsecured claims in the Chapter 11 Cases. The Debtors are in the

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

process of reviewing their executory contracts and unexpired leases. Through January 5, 2002, the Debtors have identified and rejected a number of executory contracts and unexpired leases. As of January 5, 2002, the Company had accrued approximately $20,600 related to rejected leases and contracts which is included in liabilities subject to compromise on the consolidated balance sheets. The Company continues to evaluate its business operations and expects to reject additional contracts and leases prior to filing its plan of reorganization. Although the Debtors have attempted to estimate the ultimate amount of liability that may result from rejected contracts and leases, additional leases may be rejected in the future. Such rejections could result in additional liabilities subject to compromise that the Company has not anticipated. In connection with the consummation of a confirmed plan or plans of reorganization, the Company will elect to assume certain of its leases and executory contracts. The success of any plan of reorganization is dependent upon the Bankruptcy Court's approval of the Company's assumption of certain of these executory contracts, including certain license agreements.

    As a result of the Chapter 11 Cases and the circumstances leading to the filing thereof, as of January 5, 2002, the Company was not in compliance with certain financial and bankruptcy covenants contained in certain of its license agreements. Under applicable provisions of the Bankruptcy Code, compliance with such terms and conditions in executory contracts generally are either excused or suspended during the Chapter 11 Cases.

    In the Chapter 11 Cases, substantially all of the Debtors' unsecured liabilities as of the Petition Date are subject to compromise or other treatment under a plan or plans of reorganization which must be confirmed by the Bankruptcy Court after obtaining the requisite amount of votes by affected parties. For financial reporting purposes, those liabilities have been segregated and classified as liabilities subject to compromise in the consolidated balance sheets. The ultimate amount of and settlement terms for such liabilities are subject to a confirmed plan or plans of reorganization and, accordingly, are not presently determinable.

    The Bankruptcy Code provides that the Debtors have exclusive periods during which only they may file and solicit acceptances of a plan of reorganization. The Debtors requested and, on July 12, 2002, were granted an extension of time until August 30, 2002 to file their exclusive plan of reorganization and until October 31, 2002 to solicit acceptances of such plan. If the Debtors fail to file a plan of reorganization or fail to obtain additional extensions of time to file a plan of reorganization by the extension date, or if the Debtors' plan is not accepted by the Bankruptcy Court, impaired classes of creditors and equity holders or any party-in-interest (including a creditor, equity holder, a committee of creditors or equity holders or an indenture trustee) may file their own plan of reorganization for the Debtors.

    After a plan of reorganization has been filed with the Bankruptcy Court, the plan and a disclosure statement approved by the Bankruptcy Court will be sent to classes of creditors whose acceptances will be solicited as part of the plan. Following the solicitation period, the Bankruptcy Court will consider whether to confirm the plan. In order to confirm the plan, the Bankruptcy Court is required to find that (i) with respect to each impaired class of creditors and equity holders, each holder in such class has accepted the plan or will, pursuant to the plan, receive at least as much as such holder would have received in a liquidation, (ii) each impaired class of creditors and equity holders has accepted the plan by the requisite vote (except as described below) and
(iii) confirmation of the plan is not likely to be followed by a liquidation or a need for further financial reorganization unless the plan proposes such measures. If any impaired class of creditors or equity holders does not accept the plan, then, assuming that all of the other requirements of the Bankruptcy Code are met, the proponent of the plan may invoke the 'cram-down' provisions of the Bankruptcy Code. Under these provisions, the Bankruptcy Court may approve a plan notwithstanding the non-acceptance of the plan by an impaired class of creditors or equity holders if certain requirements are met. These requirements include payment in full

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

for a dissenting senior class of creditors before payment to a junior class can be made. Under the priority scheme established by the Bankruptcy Code, absent agreement to the contrary, certain post-petition liabilities and pre-petition liabilities need to be satisfied before shareholders can receive any distribution. As a result of the amount and character of the Company's pre-petition indebtedness, the shortfall between the Company's projected enterprise value and the amount necessary to satisfy the claims, in full, of its secured and unsecured creditors and the impact of the provisions of the Bankruptcy Code applicable to confirmation of a plan or plans of reorganization, the Company believes that it is highly unlikely that current holders of common stock or preferred securities of the Company will receive any distribution under any plan of reorganization or liquidation of the Company. Certain of the Company's financial instruments (e.g., pre-petition secured debt) trade in markets for debt securities and other instruments. The Company expects that holders of the Company's financial instruments will receive substantially less than face value in any plan or plans of reorganization approved by the Bankruptcy Court.

    Management is in the process of stabilizing the business of the Debtors and evaluating the Company's operations as part of the development of a plan of reorganization. After developing a plan of reorganization, the Debtors will seek the acceptance and confirmation of the plan in accordance with the provisions of the Bankruptcy Code.

    During the course of the Chapter 11 Cases, the Debtors may seek Bankruptcy Court authorization to sell assets and settle liabilities for amounts other than those reflected in the consolidated financial statements. The Debtors are in the process of reviewing their operations and identifying assets available for potential disposition, including entire business units of the Company. However, there can be no assurance that the Company will be able to consummate such transactions at prices the Company or the Company's creditor constituencies will find acceptable. Since the Petition Date, through January 5, 2002, the Company has sold certain personal property, certain owned buildings and land and other assets for approximately net book value, generating net proceeds of approximately $6,213. Reorganization items include the write-down of the related assets to net realizable value. The total loss related to asset sales and abandonments, included in reorganization items was $3,656 for the year ended January 5, 2002. In the first quarter of fiscal 2002, the Company sold additional assets for approximately the net book value generating net proceeds of approximately $4,000 (collectively the 'Asset Sales'). Substantially all of the net proceeds from the Asset Sales were used to reduce outstanding borrowings under the Amended DIP. In addition, in the first quarter of fiscal 2002, the Company sold the businesses and substantially all of the assets of GJM Manufacturing Ltd. ('GJM'), a private label manufacturer of women's sleepwear and Penhaligon's Ltd. ('Penhaligon's'), a United Kingdom based retailer of perfumes, soaps, toiletries and other products. The sales of GJM and Penhaligon's generated approximately $20,100 of net proceeds in the aggregate during the first quarter of fiscal 2002. Proceeds from the sale of GJM and Penhaligon's were used to (i) reduce amounts outstanding under certain of the Company's debt agreements ($4,800), (ii) reduce amounts outstanding under the Amended DIP ($4,200), (iii) create an escrow fund (subsequently disbursed in June 2002) for the benefit of pre-petition secured lenders ($9,400) and
(iv) create an escrow fund for the benefit of the purchasers for potential indemnification claims and for any working capital valuation adjustments ($1,700). In the second quarter of fiscal 2002, the Company began the process of closing 25 of its outlet stores. The closing of the stores and the related sale of inventory at approximately net book value generated approximately $12,000 of net proceeds which were used to reduce amounts outstanding under the Amended DIP in fiscal 2002.

    Administrative and reorganization expenses resulting from the Chapter 11 Cases will unfavorably affect the Debtors and, consequently, the Company's consolidated results of operations. Future results of operations may also be adversely affected by other factors relating to the Chapter 11 Cases. Reorganization and administrative expenses related to the Chapter 11 Cases have been separately identified in the consolidated statements of operations as reorganization items.

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

    The accompanying consolidated financial statements have been prepared in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7 Financial Reporting by Entities in Reorganization under the Bankruptcy Code ('SOP 90-7') assuming the Company will continue as a going concern. The Company is currently operating under the jurisdiction of the Bankruptcy Code and the Bankruptcy Court. Continuation of the Company as a going concern is contingent upon, among other things, (i) its ability to formulate a plan of reorganization that will gain approval of the parties required by the Bankruptcy Code and be confirmed by the Bankruptcy Court, (ii) the Company's ability to continue to comply with the terms of the Amended DIP, (iii) its ability to return to profitable operations, and (iv) its ability to generate sufficient cash flows from operations and obtain financing sources to meet future obligations. These matters, along with the Company's recurring losses from operations and stockholders' capital deficiency raise substantial doubt about the Company's ability to continue as a going concern. The accompanying consolidated financial statements do not include any of the adjustments relating to the recoverability and classification of recorded assets or the amounts and classifications of liabilities that might result from the outcome of these uncertainties.

    Use of Estimates: The Company uses estimates and assumptions in the preparation of its financial statements in conformity with accounting principles generally accepted in the United States of America. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. These estimates and assumptions also affect the reported amounts of revenues and expenses during the reporting periods. Actual results could differ materially from these estimates.

    Translation of Foreign Currencies: Cumulative translation adjustments, arising primarily from consolidating the net assets and liabilities of the Company's foreign operations at current rates of exchange as of the respective balance sheet date, are applied directly to stockholders' equity (deficiency) and are included as part of accumulated other comprehensive income (loss). Income and expense items for the Company's foreign operations are translated using monthly average exchange rates.

    Marketable Securities: Marketable securities are stated at fair value based on quoted market prices. Marketable securities are classified as available-for-sale with any unrealized gains or losses, net of tax, included as a component of stockholders' equity (deficiency) and included in other comprehensive income (loss).

    Accounts Receivable: Accounts receivable consist principally of amounts owed to the Company by trade customers, net of allowances for discounts, allowances and doubtful accounts. The Company sells its products to department stores, specialty stores, chain stores, sporting goods stores, catalogs, direct sellers and mass merchandisers. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. The Company has credit insurance covering its customers within agreed upon limits and exclusions.

    Inventories: The Company values its inventories at the lower of cost determined principally on a first-in, first-out basis, or market.

    Assets held for sale: The Company classifies assets to be sold as assets held for sale. Assets held for sale are reported at the lower of their carrying amount or estimated fair value less selling costs. Assets held for sale at January 5, 2002 include accounts receivable, inventories, prepaid expenses, fixed assets and other assets of GJM and Penhaligon's and other assets identified for disposition.

    Property, Plant and Equipment: Property, plant and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are provided over the lesser of the estimated useful lives of the assets or term of the lease, using the straight-line method, as summarized below:

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

Buildings......................................    20 - 40 years
Building improvements..........................     2 - 20 years
Machinery and equipment........................     3 - 10 years
Furniture and fixtures.........................     7 - 10 years
Computer hardware..............................      3 - 5 years
Computer software..............................      3 - 7 years

    Depreciation and amortization expense was $36,671, $62,148 and $60,890 for fiscal years 1999, 2000 and 2001, respectively.

    Computer Software Costs: Internal and external costs incurred in developing or obtaining computer software for internal use are capitalized in property, plant and equipment in accordance with SOP 98-1 Accounting for the Costs of Computer Software Developed or Obtained for Internal Use and related guidance and are amortized on a straight-line basis, over the estimated useful life of the software, generally 3 to 7 years. General and administrative costs related to developing or obtaining such software are expensed as incurred.

    Intangible and Other Assets: Intangible assets consist of goodwill, licenses, trademarks, deferred financing costs and other intangible assets. Goodwill represents the excess of cost over net assets acquired from business acquisitions, and is amortized on a straight-line basis over the estimated useful life, not exceeding 40 years. Deferred financing costs are amortized over the life of the related debt, using the interest method and included in interest expense. Deferred financing costs, net of accumulated amortization, were $43,132 and $8,971 as of December 30, 2000 and January 5, 2002, respectively. Deferred financing costs relating to pre-petition debt of the Company were written-off as of the Petition Date resulting in a charge to reorganization items of $34,599 in the second quarter of fiscal 2001. Licenses and trademarks, net of accumulated amortization, were $269,595 and $250,917 as of December 30, 2000 and January 5, 2002, respectively. Licenses are amortized on a straight line basis over the remaining life of the license, which range between 5 and 40 years. Trademarks are amortized on a straight line basis over the remaining life of the trademark not to exceed 20 years. Other intangible assets are amortized on a straight line basis over their estimated useful lives which range from 8 to 20 years. Other assets of $46,430 at December 30, 2000 and $11,612 at January 5, 2002 include long-term investments, other non-current assets and deposits. During fiscal 2001, the Company reviewed other long-term assets for potential impairment. As a result of this review, in the fourth quarter the Company wrote down the carrying amount of certain barter credits by $30,734 to $2,006 based upon the Company's plans to utilize such credits in the future.

    Amortization expense related to goodwill and intangible assets, included in selling, administrative and general expenses was $24,285, $39,931, and $36,928 for fiscal 1999, fiscal 2000 and fiscal 2001, respectively.

    The Company reviews any potential impairment of long-lived assets when changes in circumstances, which include, but are not limited to, the historical and projected operating performance of business operations, specific industry trends and general economic conditions, indicate that the carrying value of business specific intangibles or goodwill may not be recoverable. Under these circumstances, the Company estimates future undiscounted cash flows as a basis for determining any impairment loss. If undiscounted cash flows are less than the carrying amount of the asset then impairment charges are recorded to adjust the carrying value of long-lived assets to the estimated fair value. The Company recorded an impairment charge of $101,772 for the write-off of goodwill related to Bodyslimmers, CK Kids and ABS of $96,171 and the write-off of certain other intangible assets of $5,601 in the fourth quarter of fiscal 2001.

    Advertising Costs: Advertising costs are included in selling, general and administrative expenses and are expensed when the advertising or promotion is published or presented to consumers.

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

Cooperative advertising allowances provided to customers are charged to operations as earned and are included in selling, general expenses and administrative. The amounts charged to operations for advertising ( including cooperative advertising), marketing and promotion expenses during fiscal 1999, 2000 and 2001 were $118,029, $141,340, and $138,407, respectively.

    Reorganization items: Reorganization items relate to expenses incurred and amounts accrued as a direct result of the Chapter 11 Cases and include certain impairment losses, professional fees, facility shutdown costs, employee severance payments, employee retention payments, lease termination accruals, and other items. Reorganization items are separately identified on the consolidated statement of operations.

    Income Taxes: The provision for income taxes, income taxes payable and deferred income taxes are determined using the liability method. Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured by applying enacted tax rates and laws to taxable years in which such differences are expected to reverse. A valuation allowance is provided when the Company determines that it is more likely than not that a portion of the deferred tax asset balance will not be realized. As of January 5, 2002, unremitted earnings of non-U.S. subsidiaries were approximately $149,800. Since it is the Company's intention to permanently reinvest these earnings, no U.S. taxes have been provided. Management believes that there would be no additional tax liability on the statutory earnings of foreign subsidiaries, if remitted.

    Revenue Recognition: The Company recognizes revenue when goods are shipped and title has passed to customers, net of allowances for returns and other discounts. The Company recognizes revenue from its retail stores when goods are sold to customers.

    Stock Options: The Company accounts for options granted using the intrinsic value method. Because the exercise price of the Company's options equals the market value of the underlying stock on the date of grant, no compensation expense has been recognized for any period presented.

    Financial Instruments: Derivative financial instruments were used by the Company in the management of its interest rate and foreign currency exposures prior to the Petition Date. The Company also used derivative financial instruments to execute purchases of its shares under its stock buyback program. The Company does not use derivative financial instruments for speculation or for trading purposes. Gains and losses resulting from effective hedges of existing assets, liabilities or firm commitments, prior to the Petition Date, were deferred and recognized when the offsetting gains and losses are recognized on the related hedged items. Income and expense were recorded in the same category as that arising from the related asset or liability being hedged. Periodic accruals of amounts to be received or paid under interest rate swap agreements were recognized as interest expense. Gains and losses realized prior to the Petition Date on termination of interest rate swap contracts were deferred and amortized over the remaining terms of the original hedging relationship.

    A number of major international financial institutions are counter-parties to the Company's financial instruments, including derivative financial instruments. The Company monitors its positions with, and the credit quality of, these counter-party financial institutions and does not anticipate non-performance of these counter-parties. Management believes that the Company would not suffer a material loss in the event of nonperformance by these counter-parties.

    Equity Instruments Indexed to the Company's Common Stock: Prior to September 19, 2000, equity instruments indexed to the Company's common stock were recorded at fair value. Proceeds received under net share settlements or amounts paid upon the purchase of such equity instruments were recorded as a component of stockholders' equity. Subsequent changes in the fair value of the Equity Agreements were not recorded. Repurchases of common stock pursuant to the terms of the Equity Agreements were recorded as treasury stock. On September 19, 2000, the Company amended its Equity Agreements and elected to cash settle a portion of its obligation to the bank through notes payable. As a result, the Company recorded notes payable ('Equity Agreement Notes') in an amount equal to the difference between the forward equity price of the Company's common stock and the fair value of the Company's common stock. The recognition of the Equity Agreement Notes was recorded as an adjustment to stockholders' equity. On October 6, 2000, the Company amended its outstanding credit agreements and recorded an adjustment to increase the balance of the Equity Agreement Notes based upon the change in fair value of the Company's common stock. Changes in the fair value of the equity instruments after October 6, 2000 through the Petition Date were recorded as a component of operating income (loss) and as a change in the carrying amount of the related Equity Agreement Notes. Subsequent to October 6, 2000, the Company was required to cash settle the Equity Agreements. Since the Petition Date, no changes in the fair value of the Equity Agreement Notes have been recorded. Equity Agreement Notes are classified in liabilities subject to compromise as of January 5, 2002. (See Note 18)

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

    Comprehensive Income (Loss): Comprehensive income (loss) consists of net income (loss), unrealized gain/(loss) on marketable securities (net of tax), unfunded minimum pension liability and cumulative foreign currency translation adjustments. Because such cumulative translation adjustments are considered a component of permanently invested un-remitted earnings of subsidiaries outside the United States, no income taxes are provided on such amounts.

    Start-Up Costs: Pre-operating costs relating to the start-up of new manufacturing facilities, product lines and businesses are expensed as incurred.

    Change in accounting principle: Effective January 2, 2000, the Company changed its accounting method for valuing its retail outlet store inventory. Prior to the change, the Company valued its retail inventory using average cost. Under its new method, the Company values its retail inventory using the actual cost method. The Company believes its new method is preferable because it results in a better matching of revenue and expense and is consistent with the method used for its other inventories. The cumulative effect of the change as of January 1, 2000 was to reduce net income by $13,110, net of tax of $8,600.

    Reclassifications: Certain fiscal 1999 and 2000 amounts have been reclassified to conform to the current year presentation.

    Recent accounting pronouncements: In June 1998, the Financial Accounting Standards Board ('FASB') issued Statement of Financial Accounting Standards
No. 133, Accounting for Derivative Activities and Hedging Activities ('SFAS 133'). SFAS 133 was amended by SFAS 137 and SFAS 138. SFAS 133, as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The Company adopted the provisions of SFAS 133 as of December 31, 2000. The Company adopted SFAS 133 effective with the first quarter of fiscal 2001. As a result of the adoption of SFAS 133, the Company recorded a transition adjustment of $21,744 primarily related to the reclassification of a gain on the sale of certain interest rate swaps from other liabilities to other comprehensive income. The adoption of SFAS 133 did not have a material impact on the Company's cash flows or its results of operations.

    In June 2001, the FASB issued Statement of Financial Accounting Standards No. 141, Business Combinations, ('SFAS 141') and Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets,
('SFAS 142'). SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated or completed after June 30, 2001.
SFAS 141 specifies criteria for the recognition of certain intangible assets apart from goodwill. SFAS 141 did not have an impact on the Company's financial statements.

    SFAS 142 eliminates the amortization of goodwill and certain other intangible assets with indefinite lives effective for the Company's 2002 fiscal year. SFAS 142 requires that indefinite lived assets be tested for impairment at least annually. SFAS 142 further requires that intangible assets with finite useful lives be amortized over their useful lives and reviewed for impairment in accordance with Statement of Financial Accounting Standards No. 144, Accounting for Impairment or Disposal of Long-Lived Assets ('SFAS 144').

    SFAS 142 requires that the Company evaluate its existing goodwill and other intangible assets with indefinite useful lives. In addition, the Company will reassess the useful lives of its intangible assets and will test indefinite lived intangible assets for impairment in accordance with the provisions of SFAS 142. The Company is in the process of evaluating the impact of SFAS 142 on its financial statements.

    As of January 5, 2002 the Company had goodwill and other intangible assets net of accumulated amortization of approximately $944,000. Based upon preliminary evaluations of the fair value of the Company's business units obtained in connection with preparing the Company's plan of reorganization,

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

the Company believes that the carrying value of the Company's goodwill and intangible assets will substantially exceed the fair value of those assets. As a result, the Company will write-off a significant amount of its goodwill and intangible assets upon the adoption of SFAS 142. In addition, amortization expense related to goodwill and intangible assets for the year ended January 5, 2002 was approximately $36,900. The Company estimates that after the adoption of SFAS 142 and the write-down of intangible assets noted above, amortization expense for the 2002 fiscal year will also be reduced significantly.

    In June 2001, the FASB issued Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations ('SFAS 143'). SFAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated retirement costs. The Company plans to adopt the provisions of SFAS 143 for its 2003 fiscal year and does not expect the adoption of SFAS 143 to have a material impact on the Company's financial position or results of operations.

    In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets
('SFAS 144'). SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The Company is required to adopt the provisions of SFAS 144 for its 2002 fiscal year. The Company does not expect the adoption of SFAS 144 to have a material impact on the Company's financial position or results of operations.

    In April 2002, the FASB issued Statement of Financial Accounting Standards No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections ('SFAS 145'). SFAS 145 rescinds the provisions of SFAS No. 4 that requires companies to classify certain gains and losses from debt extinguishments as extraordinary items, eliminates the provisions of SFAS No. 44 regarding transition to the Motor Carrier Act of 1980 and amends the provisions of SFAS No. 13 to require that certain lease modifications be treated as sale leaseback transactions. The provisions of SFAS 145 related to classification of debt extinguishment is effective for fiscal years beginning after May 15, 2002. The provisions of SFAS 145 related to lease modifications is effective for transactions occurring after May 15, 2002. Earlier application is encouraged. The adoption of SFAS 145 is not expected to have a material impact on the financial position or results of operations of the Company.

    In April 2001, the FASB's Emerging Issues Task Force ('EITF') reached a final consensus on EITF Issue No. 00-25, Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor's Products, which was later codified along with the other similar issues, into EITF 01-09, Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor's Products ('EITF 01-09'). EITF 01-09 will be effective for the Company in the first quarter of 2002. EITF 01-09 clarifies the income statement classification of costs incurred by a vendor in connection with the reseller's purchase or promotion of the vendor's products, resulting in certain cooperative advertising and product placement costs previously classified as selling expenses to be reflected as a reduction of revenues earned from that activity. The Company does not expect the adoption of EITF 01-09 to have a material impact on the Company's results of operations or its financial position.

NOTE 2 -- RESTATEMENT OF FINANCIAL STATEMENTS

    In June 2001, during the course of reviewing its business operations, the Company became aware of certain accounting errors involving the recording of inter-company pricing arrangements, the recording of accounts payable primarily related to the purchase of inventory from suppliers and the accrual of certain liabilities. The errors were related to the Company's Designer Holdings Ltd. ('Designer Holdings') subsidiary. The correction of these errors, together with additional errors primarily related to the recording of accounts payable and inventory discovered in certain of the Company's European

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

subsidiaries in connection with the Company's year-end closing for fiscal 2001, has caused the Company to restate its previously issued financial statements for the years ended January 1, 2000 and December 30, 2000 (fiscal 1999 and fiscal 2000, respectively), its previously issued financial results for each of the quarterly periods in fiscal 1999 and fiscal 2000 and for the fiscal 2001 quarter ended April 7, 2001. The Company reduced previously reported net income by $4,132 (net of income tax benefit of $2,703), or $0.07 per share, for fiscal 1999, increased its previously reported net loss by $45,788 (net of income tax benefit of $137), or $0.87 per share, for fiscal 2000 and increased its previously reported net loss by $1,116, (no income tax effect), or $0.02 per share, for the fiscal 2001 quarter ended April 7, 2001 (collectively, the 'Restatements').

    The Company began an internal investigation of the suspected accounting errors in June 2001. In August 2001, after reviewing the preliminary results of the internal investigation, the Audit Committee of the Board of Directors of the Company retained the law firm Dewey Ballantine LLP ('Dewey Ballantine') to investigate the suspected accounting errors at Designer Holdings. In addition, Dewey Ballantine retained FTI Consulting, Inc. ('FTI') to assist in the investigation and provide accounting expertise to Dewey Ballantine. Dewey Ballantine issued its report to the Audit Committee on February 6, 2002. Since the discovery of the accounting errors at Designer Holdings and at certain of the Company's European subsidiaries, the Company has replaced certain financial staff and has taken several steps to improve the accounting for inter-company purchases, and the reconciliation of inter-company accounts.

    The Company estimates that the total cost of conducting the investigation into this matter, consisting primarily of professional fees, will be approximately $1,000. Approximately $681 of the cost of the investigation is included in the Company's results of operations for the year ended January 5, 2002 and the remaining $319 will be included in the results of operations in the first quarter of fiscal 2002.

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

    A summary of the significant effects of the Restatements is as follows:

                                                   FISCAL YEAR ENDED         FISCAL YEAR ENDED
                                                    JANUARY 1, 2000          DECEMBER 30, 2000
                                                -----------------------   -----------------------
                                                    AS                        AS
                                                PREVIOUSLY       AS       PREVIOUSLY       AS
                                                 REPORTED     RESTATED     REPORTED     RESTATED
                                                 --------     --------     --------     --------
Consolidated statements of operations data:
Cost of goods sold............................   1,425,549    1,432,384    1,799,463    1,845,389
Income (loss) before provision for income
  taxes and cumulative effect of change in
  accounting principle........................     131,223      124,388     (309,892)    (355,817)
Provision for income taxes....................      33,437       30,734       21,181       21,044
Income (loss) before cumulative effect of
  change in accounting principle..............      97,796       93,654     (331,073)    (376,861)
Net income (loss).............................      97,786       93,654     (344,183)    (389,971)
Basic earnings (loss) per common share:
    Income (loss) before accounting change....  $     1.75   $     1.68   $    (6.27)  $    (7.14)
    Net income (loss).........................        1.75         1.68        (6.52)       (7.39)
Diluted earnings (loss) per common share:
    Income (loss) before accounting change....  $     1.72   $     1.65   $    (6.27)  $    (7.14)
    Net income (loss).........................        1.72         1.65        (6.52)       (7.39)
Consolidated balance sheet data:
    Inventories...............................  $  722,539   $  730,379   $  483,111   $  481,859
    Property, plant and equipment, net........     326,352      326,608      329,175      329,514
    Accounts payable..........................     599,768      618,192      413,786      467,500
    Accrued liabilities.......................      90,736       87,243      132,137      130,269
    Accrued income taxes payable..............      16,217       16,217       16,470       13,630
    Deferred income taxes.....................       7,468        4,765       --           --
    Deficit...................................    (125,460)    (129,592)    (482,602)    (532,521)
    Stockholders' equity......................     537,317      533,185       77,105       27,185

    See Note 25 of Notes to Consolidated Financial Statements for restated quarterly information for fiscal 1999, fiscal 2000 and the first quarter of fiscal 2001.

NOTE 3 -- ACQUISITIONS

AUTHENTIC FITNESS CORPORATION

    In December 1999, the Company acquired all of the outstanding common stock of Authentic Fitness Corporation ('Authentic Fitness') for $437,100 (all of which was financed), excluding debt assumed of approximately $154,170 and other costs incurred in the acquisition of $3,255. The acquisition was accounted for as a purchase. Accordingly, the accompanying consolidated financial statements include the results of operations for Authentic Fitness commencing on December 16, 1999. The allocation of the total purchase price, exclusive of cash acquired of approximately $7,000, to the fair value of the net assets acquired and liabilities assumed is summarized as follows:

Fair Value of assets acquired.....................  $674,256
Liabilities assumed...............................   (79,731)
                                                    --------
Purchase price -- net of cash balance.............  $594,525
                                                    --------
                                                    --------

    Goodwill as of December 30, 2000 and January 5, 2002 includes $417,526 and $390,219, respectively, related to the Authentic Fitness acquisition which is being amortized over 40 years.

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

    The following summarized unaudited pro forma information combines financial information of the Company with Authentic Fitness for fiscal year 1999 assuming the acquisition had occurred as of January 3, 1999. The unaudited pro-forma information does not reflect any cost savings or other benefits anticipated by the Company's management as a result of the acquisition. The unaudited pro-forma information reflects interest expense on the additional financing of $437,100 incurred for the acquisition and the amortization of goodwill using a 40-year life.

                                             FOR THE YEAR ENDED
                                              JANUARY 1, 2000
                                              ---------------
Statement of Income Data:
    Net revenues...........................      $2,473,771
    Net income.............................          65,994

A.B.S. CLOTHING COLLECTION, INC.

    In September 1999, the Company acquired the outstanding common stock of A.B.S. Clothing Collection, Inc. ('ABS'). ABS is a designer of casual sportswear and dresses sold through better department and specialty stores. The purchase price consisted of a cash payment of $29,500, shares of the Company's common stock with a fair market value of $2,200 and a deferred cash payment of $22,800 and other costs incurred in the acquisition of approximately $1,208. The acquisition was accounted for as a purchase. The allocation of the purchase price to the fair value of assets acquired and liabilities assumed is summarized as follows:

Fair Value of assets acquired......................  $59,720
Liabilities assumed................................   (3,730)
                                                     -------
Purchase price -- net of cash balance..............  $55,990
                                                     -------
                                                     -------

    The acquisition did not have a material impact on 1999 consolidated earnings. Goodwill related to the ABS acquisition was $54,136 as of December 30, 2000. As part of the Company's evaluation of potential impairment of long-lived assets, the Company determined that the goodwill associated with ABS was impaired, and as a result (Note 1), the Company recorded an impairment charge of $36,803 in the fourth quarter of fiscal 2001. Goodwill related to the ABS acquisition, after giving effect to the impairment charge, was $10,974 at January 5, 2002.

OTHER ACQUISITIONS -- 1999

    During 1999, the Company acquired two other companies and certain other licenses to sell products in Canada which were not significant and did not have a significant pro forma impact on fiscal 1999 consolidated earnings. The excess purchase price over fair value of the net assets acquired and liabilities assumed on these acquisitions was approximately $5,000 as of December 30, 2000. As part of the Company's evaluation of potential impairment of long lived assets (Note 1), the Company determined that the goodwill associated with these acquisitions was impaired, and as a result, the Company recorded an impairment charge of $4,826 during the fourth quarter of fiscal 2001 which is included in reorganization items.

NOTE 4 -- REORGANIZATION ITEMS

    In connection with the Chapter 11 Cases, the Company initiated several strategic and organizational changes during fiscal 2001 to streamline the Company's operations, focus on its core businesses, and return the Company to profitability. Many of the strategic actions are long-term in nature and, though initiated in fiscal 2001, will not be completed until the end of fiscal 2002. In

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

connection with these strategies, the Company has reorganized its Retail Stores Division by closing 86 of the 267 or 32% of the retail stores it operated at the beginning of fiscal 2001.

    The Debtors are in the process of reviewing their operations and identifying assets available for potential disposition including entire business units of the Company. However, there can be no assurance that the Company will be able to consummate any such transactions at prices the Company, or the Company's creditor constituencies will find acceptable.

    In the first quarter of fiscal 2002, the Company sold the assets of Penhaligon's and GJM for net proceeds of approximately $20,100 in the aggregate. The Company recorded an impairment loss of $26,842 related to the write-down of GJM goodwill in fiscal 2001.

    The amount of proceeds that will be realized, if any, and the effect of any additional asset sales on the Company's proposed plan or plans of reorganization cannot presently be determined. The Company has recorded reductions to the estimated net realizable value for those assets that the Company believes will not be fully realized when they are sold or abandoned.

    During fiscal 2001, the Company sold certain personal property, vacated buildings, surplus land and other assets generating net proceeds of approximately $6,213 since the Petition Date. The loss related to the write-down of these assets was $3,656 for the year ended January 5, 2002. The Company has vacated certain leased premises, and rejected those leases (many related to its Retail Stores Division) under the provisions of the Bankruptcy Code.

    As a direct result of the Chapter 11 Cases, the Company has recorded certain liabilities, incurred certain legal and professional fees, written-down certain assets and accelerated the recognition of certain deferred charges. The transactions were recorded consistent with the provisions of SOP 90-7.

    Reorganization items included in the consolidated statements of operations in fiscal 2001 are $177,791. Included in reorganization items are certain non-cash asset impairment provisions and accruals for items that have been, or will be, paid in cash. In addition, certain accruals are included in liabilities subject to compromise under the provisions of the Bankruptcy Code. The Company has recorded these accruals at the estimated amount the creditor is entitled to claim under the provisions of the Bankruptcy Code. The ultimate amount of and settlement terms for such liabilities are subject to determination in the bankruptcy process, including the terms of a confirmed plan or plans of reorganization and accordingly are not presently determinable. However, the Company believes that these claims will ultimately be discharged under a confirmed plan of reorganization for amounts that are substantially less than the carrying amount of the related liability. The components of reorganization items for fiscal 2001 are:

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

Legal and professional fees.......................  $ 24,206
Company-obligated mandatorily redeemable preferred
  securities(a)...................................    21,411
Facility shutdown accruals........................     8,440
Write-down to net realizable value:
    Fixed assets..................................     3,656
    Goodwill......................................    31,668
    Intangible assets.............................       382
    Investments...................................     1,355
Deferred financing costs -- pre-petition debt.....    34,599
Systems development abandoned.....................    33,066
Lease terminations................................    20,591
Employment contracts and retention................     8,728
Other employee costs..............................       821
Interest rate swap gain...........................   (18,887)
Retail store closure provisions...................     6,105
Aviation and other assets.........................     1,650
                                                    --------
                                                    $177,791
                                                    --------
                                                    --------

---------

 (a) Includes original issue discount and deferred bond issue costs of $4,798 net of accumulated amortization.

    For the year ended January 5, 2002, cash reorganization items were $36,893 and non-cash reorganization items were $140,898. Certain accruals are included in liabilities subject to compromise. The ultimate amount of cash payments for all reorganization items are subject to the provisions of a confirmed plan or plans of reorganization and therefore cannot be determined.

NOTE 5 -- SPECIAL CHARGES -- FISCAL 2000

    The Company performed a strategic review of its worldwide businesses, manufacturing, distribution and other facilities, and product lines and styles and initiated a global implementation of programs designed to create cost efficiencies through plant consolidations, workforce reductions and consolidation of the finance, manufacturing and operations organizations within the Company and the discontinuation of product lines and styles that were unprofitable. As a result of these initiatives which commenced in fiscal 2000 and continued into fiscal 2001, the Company recorded special charges of $269,626 during fiscal 2000 related to costs to exit certain facilities and activities and consolidate such operations, including charges related to inventory write-downs and other asset write-offs, facility shutdown and lease obligation costs, employee termination and severance costs, retail outlet store closings and other related costs. The non-cash portion of the charge was originally estimated to be $171,317 and the cash portion was originally estimated to be $98,309. As of January 5, 2002, $6,336 of accruals remained related primarily to severance obligations and expected payments under discontinued licenses. Actual cash charges through January 5, 2002 were $90,589. Non-cash charges were $172,574. Of the total amount of charges, $201,279 is reflected in cost of goods sold and $68,347 is reflected in selling, general and administrative expenses in the 2000 fiscal year. The detail of the charge, including costs incurred and reserves remaining for costs the Company expects to incur through completion of the aforementioned programs are summarized below:

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                            FACILITY
                           INVENTORY        SHUTDOWN       EMPLOYEE
                        WRITE-DOWNS AND   AND CONTRACT    TERMINATION                       LEGAL AND
                          OTHER ASSET     TERMINATION    AND SEVERANCE   RETAIL OUTLET    OTHER RELATED
                          WRITE-OFFS         COSTS           COSTS       STORE CLOSINGS       COSTS         TOTAL
                          ----------         -----           -----       --------------       -----         -----
Provisions............     $ 154,851        $ 53,261       $ 25,772         $ 20,037        $ 15,705      $ 269,626
Cash Reductions --
  2000................       --              (41,456)       (19,117)          (2,969)        (10,909)       (74,451)
Non-cash reductions --
  2000................      (125,350)         --             --              (12,357)           (976)      (138,683)
                           ---------        --------       --------         --------        --------      ---------
Balance as of Dec. 30,
  2000................        29,501          11,805          6,655            4,711           3,820         56,492
Cash Reductions --
  2001................       --               (3,998)        (6,376)          (1,578)         (4,186)       (16,138)
Non-cash reductions --
  2001................       (29,501)         (1,257)        --               (3,133)         --            (33,891)
Other adjustments --
  2001(1).............       --                 (493)        --              --                  366           (127)
                           ---------        --------       --------         --------        --------      ---------
Balance as of Jan. 5,
  2002................     $ --             $  6,057(2)    $    279         $--             $ --          $   6,336
                           ---------        --------       --------         --------        --------      ---------
                           ---------        --------       --------         --------        --------      ---------

---------

(1) Other adjustments represent reversals of over accruals related to facility shutdowns and additional legal costs. The net effect of other adjustments is included in selling, general and administrative expenses in fiscal 2001.

(2) Includes $2,211 of liabilities subject to compromise.

INVENTORY WRITE-DOWNS AND OTHER ASSET WRITE-OFFS $(154,851)

    Management's strategic review of the Company's manufacturing, distribution and administrative facilities and product lines and styles resulted in the decision to close seven manufacturing plants, twelve distribution facilities and two administrative facilities as well as the closure of 26 outlet stores. In addition, the Company discontinued the manufacturing of certain raw materials and product styles and wrote-off shop and fixture costs no longer in service at certain of its customer's retail locations. Included in the above amount are charges for inventory write-downs of $127,825 and write-off of fixed assets and other assets of $27,026. Of the total charge, $134,901 is included in cost of sales and $19,950 is included in selling, general and administrative expenses.

FACILITY SHUTDOWN AND CONTRACT TERMINATION COSTS $(53,261)

    Costs associated with the shutdown of the facilities mentioned above include plant reconfiguration and shutdown costs of $47,751, which were expensed as incurred and lease obligation costs of $5,510. Of the total charge, $40,281 is included in cost of sales and $12,980 is included in selling, administrative and general expenses in fiscal 2000. Accruals amounting to $6,057 for future lease and contract payments remain at January 5, 2002.

EMPLOYEE TERMINATION AND SEVERANCE COSTS $(25,772)

    The Company recorded charges of $11,729 to cost of goods sold related to providing severance and benefits to 3,589 manufacturing related employees terminated as a result of the closure of certain facilities in fiscal 2000. The Company also recorded charges of $14,043 to selling, administrative and general expenses related to providing severance and benefits to 816 distribution and administrative

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

employees who were terminated in fiscal 2000. The Company expects to pay the $279 remaining at January 5, 2002 to terminated employees over the next 12 months.

RETAIL OUTLET STORE CLOSINGS $(20,037)

    During fiscal 2000, the Company announced plans to close 26 retail outlet stores. Included in the charge are costs for the write-down of inventory of discontinued product lines and styles which the Company intends to liquidate through these stores of $13,697, the write-off of fixed assets associated with these stores of $1,793 and the costs of terminating leases of $1,653. Of the total charge, $13,697 is included in cost of sales and $6,340 is included in selling, general and administrative expenses in fiscal 2000.

LEGAL AND OTHER RELATED COSTS $(15,705)

    Also included in the charge are $12,490 of legal expenses related to the Calvin Klein litigation and global initiatives mentioned above and $3,215 of other costs in fiscal 2000. Of the total charge, $671 is included in cost of sales and $15,034 is included in selling, general and administrative expenses in fiscal 2000.

NOTE 6 -- ACCOUNTS RECEIVABLE SECURITIZATION

    In October 1998, the Company entered into a revolving accounts receivable securitization facility, to mature on August 12, 2002, whereby it could obtain up to $200,000 of funding from the securitization of eligible United States trade accounts receivable through a bankruptcy remote special purpose subsidiary. The facility was amended in March 2000 to provide up to $300,000 of funding. In fiscal 1999 the Company securitized $383,827 of accounts receivable (gross) for which it received cash proceeds of $195,900. In fiscal 2000, the Company securitized $454,862 of accounts receivable (gross) for which it received cash proceeds of $249,600. In fiscal 2001, prior to the Petition Date, the Company securitized $366,233 of accounts receivable (gross) for which it received cash proceeds of approximately $185,000. The Company retains the interest in and subsequent realization of the excess of amounts securitized over the proceeds received and provides allowances as appropriate on the entire balance. Accounts receivable at December 30, 2000 are presented net of the $249,600 of proceeds from trade receivables securitized, with the remaining $205,262 included in accounts receivable. Accounts receivable were $282,387 at January 5, 2002 compared to $377,541 at December 30, 2000 after adjusting for accounts receivable securitized. The securitization is reflected as a reduction of accounts receivable at December 30, 2000 and the proceeds received are included in cash flow from operating activities in the consolidated statement of cash flows. Fees for this program were paid monthly and were based on variable rates indexed to commercial paper and are included in selling, general and administrative expense. On June 11, 2001, concurrent with the completion of the DIP, the Company terminated the revolving accounts receivable securitization agreement by repaying $186,214 previously received under the account receivable securitization facility. The repayment of the account receivable securitization facility included $1,214 of fees and accrued interest. Consequently, none of the Company's outstanding trade accounts receivable are securitized at January 5, 2002. The termination of the accounts receivable securitization agreement did not have a material effect on the Company's financial position as of January 5, 2002 or its results of operations for fiscal 2001.

NOTE 7 -- RELATED PARTY TRANSACTIONS

    Prior to the December 1999 acquisition, Authentic Fitness was considered a related party as certain directors and officers of the Company were also directors and officers of Authentic Fitness. From time to time, the Company and Authentic Fitness jointly negotiated contracts and agreements with vendors and suppliers. In fiscal 1999, Authentic Fitness paid the Company $24,614 for certain occupancy services

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

related to leased facilities, computer services, laboratory testing, transportation and contract production services. In fiscal 1999, the Company paid Authentic Fitness approximately $865 for certain design and occupancy services. The Company also purchased inventory from Authentic Fitness for sale in its retail outlet stores of $16,833 in fiscal 1999. In connection with and under a sub-license entered into with Authentic Fitness to design, manufacture and distribute certain intimate apparel using the Speedo brand name the Company recognized royalty expense of $10 in fiscal 1999.

    A former director of the Company is the sole stockholder, President and a director of The Spectrum Group, Inc. ('Spectrum'). The Company recognized consulting expenses of $560, $560 and $0 in fiscal 1999, 2000 and 2001, respectively, pursuant to a consulting agreement with Spectrum that was terminated effective December 31, 2000.

    The Company leases certain real property from an entity controlled by an employee and the former owner of ABS. The lease expires on May 31, 2005 and includes four five-year renewal options. Rent expense related to this lease for fiscal 1999, fiscal 2000 and fiscal 2001 was $60, $345 and $458, respectively.

    From April 30, 2001 to June 11, 2001, the Company incurred consulting fees to Alvarez & Marsal, Inc. ('A&M') of $1,256 pursuant to a consulting agreement. The President and Chief Executive Officer and the Chief Financial Officer of the Company are affiliated with A&M. The A&M consulting agreement was terminated on June 11, 2001.

    The Company believes that the terms of the relationships and transactions described above are at least as favorable to the Company as could have been obtained from an unaffiliated third party.

NOTE 8 -- BUSINESS SEGMENTS AND GEOGRAPHIC INFORMATION

BUSINESS SEGMENTS

    The Company operates in three segments: Intimate Apparel, Sportswear and Accessories and Retail Stores.

    The Company designs, manufactures and markets apparel within the Intimate Apparel and Sportswear and Accessories markets and operates a Retail Stores Division, with stores under the Speedo Authentic Fitness name, as well as Company outlet stores for the disposition of excess and irregular inventory.

    The Intimate Apparel Division designs, manufactures, imports and markets moderate to premium priced intimate apparel for women under the Warner's, Olga, Calvin Klein, Lejaby, Rasurel and Bodyslimmers brand names, and men's underwear under the Calvin Klein brand name.

    The Sportswear and Accessories Division designs, manufactures, imports and markets moderate to premium priced men's, women's, junior's and children's sportswear and jeanswear, men's accessories and men's, women's, junior's and children's active apparel under the Chaps by Ralph Lauren, Calvin Klein, Catalina, A.B.S by Allen Schwartz, Speedo, Anne Cole, Cole of California, Sandcastle, Sunset Beach, Ralph Lauren, Polo Sport Ralph Lauren, Polo Sport RLX and White Stag brand names.

    The Retail Stores Division which is comprised of both outlet as well as full-price retail stores, principally sells the Company's products to the general public through stores under the Speedo Authentic Fitness name as well as the Company's outlet stores for the disposition of excess and irregular inventory. The Company had 95 Speedo Authentic Fitness and 86 outlet stores open as of January 5, 2002.

    The accounting policies of the segments are the same as those described in the 'Summary of Significant Accounting Policies' in Note 1. Transfers to the Retail Stores Division occur at standard cost and are not reflected in net revenues of the Intimate Apparel or Sportswear and Accessories segments. The Company evaluates the performance of its segments based on operating income
(loss) before

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

interest, taxes, amortization of intangibles and deferred financing costs and special charges, as well as the effect of the adoption of new accounting pronouncements or other changes in accounting. Information by business segment is set forth below:

                                                               SPORTSWEAR
                                                  INTIMATE        AND         RETAIL
                                                   APPAREL    ACCESSORIES     STORES     TOTAL(1)
                                                   -------    -----------     ------     --------
Fiscal 2001
    Net revenues................................  $ 626,340    $  869,368    $175,548   $1,671,256
    Operating income (loss).....................  $ (95,071)   $ (163,054)   $(19,349)  $ (277,474)
Fiscal 2000
    Net revenues................................  $ 806,793    $1,227,552    $215,591   $2,249,936
    Operating income (loss).....................  $(130,715)   $   67,258    $(29,633)  $  (93,090)
Fiscal 1999
    Net revenues................................  $ 943,383    $1,022,783    $147,990   $2,114,156
    Operating income (loss).....................  $ 136,305    $  141,535    $ 10,035   $  287,875

    (1) Operating income (loss) for the years ended January 1, 2000 and December 30, 2000 have been restated to reflect the Restatements. See Note 2. Operating income loss does not include corporate expenses not allocated to divisions of $82,511, $127,377 and $125,610 in fiscal 1999, 2000 and
        2001, respectively, and Reorganization Items of $177,791 in fiscal 2001.

    A reconciliation of segment operating income (loss) to consolidated income
(loss) before provision for income taxes and cumulative effect of a change in accounting principle for fiscal years ended January 1, 2000, December 30, 2000 and January 5, 2002 is as follows:

                                                                       FOR THE YEAR ENDED
                                                             --------------------------------------
                                                             JANUARY 1,   DECEMBER 30,   JANUARY 5,
                                                                2000          2000          2002
                                                                ----          ----          ----
Segment operating income (loss)............................   $287,875     $ (93,090)    $(277,474)
General corporate expenses not allocated...................     69,678        71,218       116,249
Depreciation of corporate assets and amortization of
  intangibles and unearned stock compensation..............     12,833        56,159         9,361
Reorganization items.......................................     --            --           177,791
                                                              --------     ---------     ---------
Consolidated operating income (loss).......................    205,364      (220,467)     (580,875)
Investment income (loss)...................................     --            36,882        (6,556)
Interest expense...........................................     80,976       172,232       122,752
                                                              --------     ---------     ---------
Income (loss) before provision for income taxes and
  cumulative effect of a change in accounting principle....   $124,388     $(355,817)    $(710,183)
                                                              --------     ---------     ---------
                                                              --------     ---------     ---------

                                                    SPORTSWEAR
                                        INTIMATE       AND         RETAIL    RECONCILING
                                        APPAREL    ACCESSORIES     STORES      ITEMS*      CONSOLIDATED
                                        -------    -----------     ------      ------      ------------
Year Ended January 5, 2002
    Total assets......................  $420,147    $1,145,134    $ 87,613    $332,561      $1,985,455
    Depreciation and amortization.....    25,995        39,758       7,342      24,723          97,818
    Capital expenditures..............     8,463         4,952       1,187      10,125          24,727
Year Ended December 30, 2000
    Total assets......................  $617,015    $1,375,868    $116,735    $232,531      $2,342,149
    Depreciation and amortization.....    26,618        48,616       4,390      22,455         102,079
    Capital expenditures..............    33,043        17,708      10,089      49,222         110,062
Year Ended January 1, 2000
    Total assets......................  $796,614    $1,515,629    $143,056    $297,882      $2,753,181
    Depreciation and amortization.....    25,367        22,385       2,902      10,302          60,956
    Capital expenditures..............    38,937        23,571       9,008      37,572         109,088

                                                         (footnote on next page)

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

(footnote from previous page)

* Includes corporate items not allocated to business segments, primarily fixed assets related to the Company's management information systems and corporate facilities and goodwill, intangible and other assets.

GEOGRAPHIC INFORMATION

    Included in the consolidated financial statements are the following amounts relating to geographic locations:

                                                                     FISCAL YEAR ENDED
                                                           --------------------------------------
                                                           JANUARY 1,   DECEMBER 30,   JANUARY 5,
                                                              2000          2000          2002
                                                              ----          ----          ----
Net revenues:
    United States........................................  $1,775,905    $1,892,219    $1,342,903
    Canada...............................................      68,953        96,840        82,897
    Europe...............................................     208,593       199,736       185,570
    Mexico...............................................      35,636        45,112        41,896
    Asia.................................................      25,069        16,029        17,990
                                                           ----------    ----------    ----------
                                                           $2,114,156    $2,249,936    $1,671,256
                                                           ----------    ----------    ----------
                                                           ----------    ----------    ----------

Property, plant and equipment, net
    United States........................................  $  291,616    $  293,384    $  173,569
    Canada...............................................       8,964         6,888         4,638
    All other............................................      26,028        29,242        33,922
                                                           ----------    ----------    ----------
                                                           $  326,608    $  329,514    $  212,129
                                                           ----------    ----------    ----------
                                                           ----------    ----------    ----------

INFORMATION ABOUT MAJOR CUSTOMERS

    In fiscal 1999, 2000 and 2001 no customer accounted for more than 10% of the Company's net revenues

NOTE 9 -- INCOME TAXES

    The following presents the United States and foreign components of income from continuing operations before income taxes and cumulative effect of change in accounting principle and the total provision for United States federal and other income taxes:

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                       FISCAL YEAR ENDED
                                                             --------------------------------------
                                                             JANUARY 1,   DECEMBER 30,   JANUARY 5,
                                                                2000          2000          2002
                                                                ----          ----          ----
Income (loss) before provision for income taxes and
  cumulative effect of change in accounting principle:
    Domestic...............................................   $ 67,988     $(337,394)    $(659,321)
    Foreign................................................     56,400       (18,423)      (50,862)
                                                              --------     ---------     ---------
    Total..................................................   $124,388     $(355,817)    $(710,183)
                                                              --------     ---------     ---------
                                                              --------     ---------     ---------

Current tax provision
    Federal................................................   $  1,436     $  --         $  --
    State and local........................................      2,350           588           600
    Foreign................................................     13,200           410        17,946
                                                              --------     ---------     ---------
Total current tax provision................................   $ 16,986           998     $  18,546
                                                              --------     ---------     ---------

Deferred tax provision:
    Federal................................................   $ 17,911     $(106,864)    $(202,150)
    State and local........................................     (3,453)      (20,189)      (44,543)
    Foreign................................................     (5,238)       (4,901)      (14,201)
    Valuation allowance increase...........................      4,528       152,000       393,318
                                                              --------     ---------     ---------
Total deferred tax provision...............................     13,748        20,046       132,424
                                                              --------     ---------     ---------
Provision for income taxes.................................   $ 30,734     $  21,044     $ 150,970
                                                              --------     ---------     ---------
                                                              --------     ---------     ---------

    The following presents the reconciliation of the provision for income taxes to United States federal income taxes computed at the statutory rate:

                                                                       FISCAL YEAR ENDED
                                                             --------------------------------------
                                                             JANUARY 1,   DECEMBER 30,   JANUARY 5,
                                                                2000          2000          2002
                                                                ----          ----          ----
Income (loss) before provision for income taxes and
  cumulative effect of change in accounting principle......   $124,388     $(355,817)    $(710,183)
                                                              --------     ---------     ---------
                                                              --------     ---------     ---------
Provision (benefit) for income taxes at the statutory
  rate.....................................................   $ 43,536     $(124,536)    $(248,564)
State income tax benefit, net of federal taxes.............     (4,324)      (18,947)      (28,353)
Foreign income taxes at rates in excess of (lower than) the
  U.S. statutory rate......................................    (12,214)        1,344         3,899
Non-deductible intangible amortization and impairment
  charges..................................................      3,582         6,504        16,297
Losses not benefited and increase in valuation allowance...      4,528       152,000       393,318
Other, net.................................................     (4,374)        4,679        14,373
                                                              --------     ---------     ---------
Provision for income taxes.................................   $ 30,734     $  21,044     $ 150,970
                                                              --------     ---------     ---------
                                                              --------     ---------     ---------

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

  The components of deferred tax assets and liabilities as of December 30, 2000 and January 5, 2002 are as follows:

                                                              DECEMBER 30,   JANUARY 5,
                                                                  2000          2002
                                                                  ----          ----
Deferred Tax Assets:
    Discounts and sales allowances..........................   $   3,052     $   2,060
    Inventory...............................................       1,016        13,343
    Postretirement benefits.................................       3,366        16,113
    Alternative minimum tax credit carryovers...............       4,835         5,245
    Financing transaction...................................       8,446        13,219
    Reserves and accruals...................................      42,190        98,137
    Net operating losses and tax credits....................     372,234       501,432
                                                               ---------     ---------
        Gross deferred tax assets...........................     435,139       649,549
                                                               ---------     ---------
    Valuation allowance.....................................    (178,657)     (582,249)
                                                               ---------     ---------
            Deferred tax assets -- net......................     256,482        67,300
                                                               ---------     ---------

Deferred Tax Liabilities:
    Prepaid and other assets................................      10,763        10,202
    Depreciation and amortization...........................      74,735        44,956
    Bond discount...........................................       6,865         6,865
    Other...................................................      19,558        10,407
                                                               ---------     ---------
            Deferred tax liabilities........................     111,921        72,430
                                                               ---------     ---------
            Net deferred tax asset (liability)..............   $ 144,561     $  (5,130)
                                                               ---------     ---------
                                                               ---------     ---------

  The Company has estimated United States net operating loss carryforwards of approximately $1,173,225 and foreign net operating loss carryforwards of approximately $95,250 at January 5, 2002. The United States net operating loss carryforwards, if they remain unused, expire as follows:

              YEAR                  AMOUNT
              ----                  ------
2003 - 2010.....................  $  119,013
2011 - 2017.....................      46,316
2018 - 2021.....................   1,007,896
                                  ----------
                                  $1,173,225
                                  ----------
                                  ----------

  The Company has recorded a valuation allowance to reflect the estimated amount of deferred tax assets that may not be realized. The valuation allowance increased to $582,249 (of which $28,041 relates to foreign entities) in fiscal 2001 from $178,657 (of which $15,005 relates to foreign entities) in fiscal 2000. The provision primarily represents an increase in the valuation allowance. The increase in the valuation allowance relates to an increase in the net operating loss and other net deferred tax assets that may not be realized. In addition, the Company was unable to implement certain tax planning strategies resulting in a further increase in the valuation allowance of approximately $126.0 million.

  The Company expects that the consummation of a plan or plans of reorganization will result in the forgiveness of a substantial amount of the Company's pre-petition debt and other liabilities subject to compromise. In the event that a plan or plans of reorganization are consummated, considering the amount and nature of the Company's pre-petition liabilities, the Company expects to utilize a substantial portion of its net operating loss carryforwards to offset taxable income generated from such debt forgiveness. The ability of the Company to consummate a plan or plans of reorganization is subject to uncertainty. In addition, after the Company consummates a plan or plans of reorganization, which includes the forgiveness of pre-petition debt and other liabilities subject to compromise, the provisions of the U.S. tax code will limit the Company's ability to utilize any remaining net operating loss carryforwards. Since the ultimate outcome of the Chapter 11 Cases cannot be determined at this time and there is substantial doubt about the Company's ability to continue as a going concern, the Company has provided a valuation allowance for all U.S. deferred tax assets.

  A portion of the valuation allowance in the amount of approximately $19,026 (of which $4,841 relates to foreign entities) at January 5, 2002 relates to net deferred tax assets which were recorded in

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

purchase accounting. The recognition of such amount in future years will be allocated to reduce the excess purchase price over the net assets acquired and other non-current intangible assets.

    At January 5, 2002, prepaid expenses and other current assets includes current income taxes receivable of $19,500 of which $3,200 relates to foreign entities and current liabilities include income taxes payable of $14,505 of which $13,900 relates to foreign entities.

    At December 30, 2000 prepaid and other current assets includes current income tax receivable of $4,023 of which $2,090 relates to foreign entities and current liabilities include income taxes payable of $13,630 of which $13,042 relates to foreign entities.

NOTE 10 -- EMPLOYEE RETIREMENT PLANS

    The Company has a defined benefit pension plan, which covers substantially all non-union domestic employees (the 'Pension Benefit Plan'). The Pension Benefit Plan is noncontributory and benefits are based upon years of service. The Company also has defined benefit health care and life insurance plans that provide postretirement benefits to retired employees and former directors ('Other Benefit Plans'). The Other Benefit Plans are, in most cases, contributory with retiree contributions adjusted annually.

    The components of net periodic benefit cost is as follows:

                                      PENSION BENEFIT PLAN                     OTHER BENEFIT PLANS
                                       FOR THE YEAR ENDED                       FOR THE YEAR ENDED
                             --------------------------------------   --------------------------------------
                             JANUARY 1,   DECEMBER 30,   JANUARY 5,   JANUARY 1,   DECEMBER 30,   JANUARY 5,
                                2000          2000          2002         2000          2000          2002
                                ----          ----          ----         ----          ----          ----
Service Cost...............   $  2,279      $  2,640      $ 2,658       $ 193         $ 143        $   163
Interest Cost..............      8,867         9,307        9,316         394           424            283
Expected return on plan
  assets...................    (11,586)      (11,252)      (9,645)      --            --             --
Amortization of prior
  service cost.............        (74)          (74)         (74)        (33)          (33)           (33)
Net actuarial gain
  (loss)...................     --            --              684        (163)         (263)          (133)
                              --------      --------      -------       -----         -----        -------
Net benefit cost
  (income).................   $   (514)     $    621      $ 2,939       $ 391         $ 271        $   280
                              --------      --------      -------       -----         -----        -------
                              --------      --------      -------       -----         -----        -------

    A reconciliation of the balance of the benefit obligations is as follows:

                                                   PENSION BENEFIT PLAN         OTHER BENEFIT PLANS
                                                 -------------------------   -------------------------
                                                 DECEMBER 30,   JANUARY 5,   DECEMBER 30,   JANUARY 5,
                                                     2000          2002          2000          2002
                                                     ----          ----          ----          ----
Change in benefit obligations
    Benefit obligation at beginning of year....    $119,634      $126,676       $5,362       $ 5,296
    Service cost...............................       2,640         2,658          143           163
    Interest cost..............................       9,307         9,316          424           283
    Plan participants' contribution............      --            --              280         --
    Change in actuarial assumptions............       4,533         5,015         (118)         (233)
    Benefits paid..............................      (9,438)       (9,592)        (795)         (305)
                                                   --------      --------       ------       -------
    Benefit obligation at end of year..........    $126,676      $134,073       $5,296       $ 5,204
                                                   --------      --------       ------       -------
                                                   --------      --------       ------       -------

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

    A reconciliation of the change in the fair value of plan assets is as follows:

                                                   PENSION BENEFIT PLAN         OTHER BENEFIT PLANS
                                                 -------------------------   -------------------------
                                                 DECEMBER 30,   JANUARY 5,   DECEMBER 30,   JANUARY 5,
                                                     2000          2002          2000          2002
                                                     ----          ----          ----          ----
Fair value of plan assets at beginning of
  year.........................................    $122,871      $104,249      $--           $ --
Actual return on plan assets...................      (9,184)       (2,985)      --             --
Employer's contributions.......................      --             4,186          515           305
Plan participants' contributions...............      --            --              280         --
Benefits paid..................................      (9,438)       (9,591)        (795)         (305)
                                                   --------      --------      -------       -------
Fair value of plan assets at end of year.......    $104,249      $ 95,859      $--           $ --
                                                   --------      --------      -------       -------
                                                   --------      --------      -------       -------
Funded status..................................    $(22,426)     $(38,214)     $(5,296)      $(5,204)
Unrecognized prior service cost................        (124)          (49)        (439)         (406)
Unrecognized net actuarial loss (gain).........      21,588        38,547       (3,488)       (3,588)
                                                   --------      --------      -------       -------
Net amount recognized..........................    $   (962)     $    284      $(9,223)      $(9,198)
                                                   --------      --------      -------       -------
                                                   --------      --------      -------       -------

    Pension Benefit Plan assets include fixed income securities and marketable equity securities, including 673,100 shares of the Company's Class A Common Stock, which had a fair market value of $13,554 and $37 at December 30, 2000 and January 5, 2002, respectively. The Company contributes to a multi-employer defined benefit pension plan on behalf of union employees of its two manufacturing facilities and a warehouse and distribution facility, which amounts are not significant for the periods presented.

    The weighted-average assumptions used in the actuarial calculations were as follows:

                                                             JANUARY 1,   DECEMBER 30,   JANUARY 5,
                                                                2000          2000          2002
                                                                ----          ----          ----
Discount rate..............................................     8.00%         7.75%         7.25%
Expected return on plan assets.............................     9.50%         9.50%         9.50%
Rate of compensation increase..............................     5.00%         5.00%         5.00%

    For measurement purposes, the weighted average annual assumed rate of increase in the per capita cost of covered benefits (health care cost trend rate) was 12% for 2001 and decreases by 0.5% each year from 2002 to 2015 to 5%. Assumed health care cost trend rates have a significant effect on the amounts reported for health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

                                                              ONE PERCENTAGE   ONE PERCENTAGE
                                                                  POINT            POINT
                                                                 INCREASE         DECREASE
                                                                 --------         --------
Effect on total of service and interest cost components.....       $ 44            $ (49)
                                                                   ----            -----
                                                                   ----            -----
Effect on health care component of the accumulated
  postretirement benefit obligation.........................       $214            $(393)
                                                                   ----            -----
                                                                   ----            -----

    The Company also sponsors a defined contribution plan for substantially all of its domestic employees. Employees can contribute to the plan, on a pre-tax and after-tax basis, a percentage of their qualifying compensation up to the legal limits allowed. The Company contributes amounts equal to 15.0% of the first 6.0% of employee contributions to the defined contribution plan. The maximum Company contribution on behalf of any employee is $1.35 in one year. Employees vest in the Company contribution over four years. Company contributions to the defined contribution plan totaled $388, $552 and $483 for fiscal years 1999, 2000 and 2001, respectively.

    In the second quarter of fiscal 2002, the Company closed two manufacturing plants. Plant employees were covered under a multi-employer pension plan. The Company recorded a termination

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

liability related to the closing of the plants amounting to approximately $900 in the second quarter of fiscal 2002.

NOTE 11 -- MARKETABLE SECURITIES

    The Company receives marketable securities from time to time in connection with the settlement of obligations due to the Company. Securities received are recorded at estimated fair market value at the date they are received. During fiscal 1999, the Company received securities with a fair market value of $875 in exchange for the early termination of a non-compete agreement with the former principal stockholder of Designer Holdings. The receipt of such securities was recorded as a reduction of goodwill. The fair market value of such securities was $259 and $231 at December 30, 2000 and January 5, 2002, respectively. During fiscal 2001, the Company received securities as settlement of amounts owed to the Company by certain bankrupt customers. The receipt of the securities was recorded as a recovery of bad debts. The securities had a fair market value of approximately $200 at the time of settlement. The fair market value of such securities was $662 at January 5, 2002. Marketable securities are classified with other assets in the consolidated balance sheet.

    During 1998 and 1999, the Company made investments, aggregating $7,650, to acquire an interest in InterWorld Corporation, a provider of E-Commerce software systems and other applications for electronic commerce sites. These investments were classified as available-for-sale securities and recorded at fair value based on quoted market prices at January 1, 2000. In the first quarter of fiscal 2000, the Company sold its investment in InterWorld resulting in a realized pre-tax gain of $42,782 ($25,862 net of taxes), which is recorded as investment income.

NOTE 12 -- INVENTORIES

                                                              DECEMBER 30,   JANUARY 5,
                                                                  2000          2002
                                                                  ----          ----
Finished goods..............................................    $395,051      $375,956
Work in process.............................................      58,104        47,325
Raw materials...............................................      58,000        45,718
                                                                --------      --------
                                                                 511,155       468,999
Less: reserves..............................................      29,296        50,097
                                                                --------      --------
                                                                $481,859      $418,902
                                                                --------      --------
                                                                --------      --------

NOTE 13 -- PROPERTY, PLANT AND EQUIPMENT

                                                              DECEMBER 30,   JANUARY 5,
                                                                  2000          2002
                                                                  ----          ----
Land and land improvements..................................   $   6,067     $     573
Building and building improvements..........................      98,361        70,428
Furniture and fixtures......................................     110,529       102,833
Machinery and equipment.....................................     124,429        76,711
Computer hardware and software..............................     143,960       169,811
Construction in progress(a).................................      39,406         1,101
                                                               ---------     ---------
                                                                 522,752       421,457
Less: Accumulated depreciation and amortization.............    (193,238)     (209,328)
                                                               ---------     ---------
Property, plant and equipment, net..........................   $ 329,514     $ 212,129
                                                               ---------     ---------
                                                               ---------     ---------

---------

 (a) Reduction in construction in progress includes $33,066 related to computer system developments costs written-off as a reorganization item in fiscal 2001.

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

NOTE 14 -- ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

    The components of accumulated other comprehensive income (loss) as of January 1, 2000, December 30, 2000 and January 5, 2002 are summarized below.

                                                                       FOR THE YEAR ENDED
                                                             --------------------------------------
                                                             JANUARY 1,   DECEMBER 30,   JANUARY 5,
                                                                2000          2000          2002
                                                                ----          ----          ----
Foreign currency translation adjustments...................   $(14,089)     $(18,707)     $(20,561)
Unfunded minimum pension liability.........................     --           (14,648)      (32,494)
Unrealized holding (loss) gain -- net......................     38,966          (395)           39
                                                              --------      --------      --------
Total accumulated other comprehensive income (loss)........   $ 24,877      $(33,750)     $(53,016)
                                                              --------      --------      --------
                                                              --------      --------      --------

NOTE 15 -- DEBT

                                                              DECEMBER 30,   JANUARY 5,
SHORT-TERM DEBT                                                   2000          2002
---------------                                                   ----          ----
Amended DIP.................................................   $  --         $  155,915
Foreign credit facilities...................................          182           215
                                                               ----------    ----------
    Total short-term debt...................................          182       156,130
                                                               ----------    ----------

LONG-TERM DEBT
$600 million term loan......................................      587,548       587,548
Revolving credit facilities.................................      710,391     1,018,719
Term loan agreements........................................       63,356        27,161
Capital lease obligations...................................        6,519         5,582
French Franc facilities.....................................       54,152        59,545
Foreign credit facilities...................................       21,214        83,679
Equity Agreement Notes......................................       50,121        56,677
                                                               ----------    ----------
    Total long-term debt....................................    1,493,301     1,838,911
                                                               ----------    ----------
Current portion.............................................    1,493,483        --
Reclassified to liabilities subject to compromise...........      --          1,839,126
                                                               ----------    ----------
        Total debt..........................................   $1,493,483    $  155,915
                                                               ----------    ----------
                                                               ----------    ----------

Total debt does not include $169,142 of trade drafts outstanding as of December 30, 2000. Trade drafts outstanding as of January 5, 2002 of $351,367 are included in liabilities subject to compromise.

DEBTOR-IN-POSSESSION FINANCING

    On June 11, 2001, the Company entered into a Debtor-In-Possession Financing Agreement (the 'DIP') with a group of banks, which was approved by the Bankruptcy Court in an interim amount of $375,000. On July 9, 2001, the Bankruptcy Court approved an increase in the amount of borrowing available to the Company to $600,000. The DIP was subsequently amended as of August 27, 2001, December 27, 2001, February 5, 2002 and May 15, 2002. The amendments, among other things, amend certain definitions and covenants, permit the sale of certain of the Company's assets and businesses, extend deadlines with respect to certain asset sales and certain filing requirements with respect to a plan of reorganization and reduce the size of the facility to reflect the Debtors' revised business plan.

    The Amended DIP (when originally executed) provided for a $375,000 non-amortizing revolving credit facility (which includes a letter of credit facility of up to $200,000) ('Tranche A') and a $225,000

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

revolving credit facility ('Tranche B'). On December 27, 2001, the Tranche B commitment was reduced to $100,000. On April 19, 2002, the Company elected to eliminate the Tranche B facility based upon its determination that the Company's liquidity position had improved significantly since the Petition Date and the Tranche B facility would not be needed to fund the Company's on-going operations. On May 28, 2002, the Company voluntarily reduced the amount of borrowing available under the Amended DIP to $325,000. The Amended DIP terminates on the earlier of June 11, 2003 or the effective date of a plan of reorganization.

    Borrowing under the Amended DIP bears interest at either the London Inter Bank Offering Rate (LIBOR) plus 2.75% (4.8% on January 5, 2002) or at the Citibank N.A. Base Rate plus 1.75% (6.5% at January 5, 2002). In addition, the fees for the undrawn amounts are .50% for Tranche A. During fiscal 2001 and through its termination on April 19, 2002, the Company did not borrow any funds under Tranche B. The Amended DIP contains restrictive covenants that require the Company to maintain minimum levels of EBITDAR (earnings before interest, taxes, depreciation, amortization, restructuring charges and other items as set forth in the agreement), restrict investments, limit the annual amount of capital expenditures, prohibit paying dividends and prohibit the Company from incurring material additional indebtedness. Certain restrictive covenants are subject to adjustment in the event the Company sells certain business units and/or assets. In addition, the Amended DIP requires that proceeds from the sale of certain business units and/or assets are to be used to reduce the outstanding balance of Tranche A. The maximum borrowings under Tranche A are limited to 75% of eligible accounts receivable, 25% to 67% of eligible inventory, and 50% of other inventory covered by outstanding trade letters of credit.

    Amounts outstanding under the Amended DIP at January 5, 2002 were $155,915 with a weighted average interest rate of 4.8%. In addition, the Company had stand-by and documentary letters of credit outstanding under the Amended DIP at January 5, 2002 of approximately $60,031. The total amount of additional credit available to the Company at January 5, 2002 was $159,054. As of July 5, 2002, the Company had repaid all outstanding borrowings under the Amended DIP and had approximately $61,000 of cash available as collateral against outstanding trade and stand-by letters of credit.

    The Amended DIP is secured by substantially all of the domestic assets of the Company.

PRE-PETITION DEBT AGREEMENTS -- SUBJECT TO COMPROMISE

    The Company was in default of substantially all of its U.S. pre-petition credit agreements as of January 5, 2002. All pre-petition debt of the Debtors has been reclassified with liabilities subject to compromise in the consolidated balance sheet at January 5, 2002. In addition, the Company stopped accruing interest on all domestic pre-petition credit facilities and outstanding balances on June 11, 2001 except for interest on certain foreign credit agreements that are subject to standstill and intercreditor agreements. A brief description of each pre-petition credit facility and its terms is included below.

AMENDMENT AGREEMENT

    On October 6, 2000 the Company and the lenders under its credit facilities entered into an Amendment, Modification, Restatement and General Provisions Agreement (the 'Amendment Agreement') and an Intercreditor Agreement. Pursuant to the Amendment Agreement, the Company's credit facilities were modified so that each contains identical representations and warranties, covenants, mandatory prepayment obligations, and events of default. The Amendment Agreement also amended uncommitted credit facilities and those which matured prior to August 12, 2002 so that they would mature on August 12, 2002 (maturity dates of the credit facilities due after August 12, 2002 were unaffected).

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

    The Amendment Agreement made the margins added to a base rate or Eurodollar rate loan uniform under the credit facilities, and determined according to the debt rating of the Company. As of December 30, 2000, the applicable margin for base rate advances under the credit facilities was 2.5% and the applicable margin for Eurodollar rate advances under the credit facilities was 3.5%. The Amendment Agreement also made the fee charged based on the letters of credit outstanding and a commitment fee charged based on the undrawn amount of the credit facilities consistent across the credit facilities. Both of these fees also varied according to the Company's debt rating.

    As part of the signing of the Amendment Agreement, obligations under the credit facilities were guaranteed by the Company, by all of its domestic subsidiaries and, on a limited basis, by all of its subsidiaries located in Canada, the United Kingdom, France, Germany, the Netherlands, Mexico, Belgium, Hong Kong and Barbados. The Company and each of such entities have granted liens on substantially all of their assets to secure these obligations. As a result of the Amendment Agreement, as of December 30, 2000, the Company had committed credit facilities in an aggregate amount of $2,609,000 all of which were to mature on or after August 12, 2002 with substantially no debt amortization until then. All obligations under the Amendment Agreement are in default under the Chapter 11 Cases. The Company has not accrued interest on these obligations since the Petition Date, except for interest on certain foreign credit agreements. Creditors under the Amendment Agreement are considered secured creditors in the Chapter 11 Cases, and as such will receive a higher priority than other classes of creditors. Amounts outstanding under the Amendment Agreement, not including accrued interest, at the Petition Date were approximately $2,190,493, including $351,367 of trade drafts. The Company has classified these obligations as liabilities subject to compromise. The Company has not completed its plan of reorganization under the Chapter 11 Cases and, as a result, the Company cannot yet determine the ultimate amount that the creditors under the Amendment Agreement will ultimately receive.

$600,000 REVOLVING CREDIT FACILITY

    The Company is the borrower under a $600,000 Revolving Credit Facility, which includes a $100,000 sub-facility available for letters of credit. This facility was scheduled to expire on August 12, 2002 in accordance with the terms of the Amended and Restated Credit Agreement, dated November 17, 1999, which governs the facility. Amounts borrowed under this facility were borrowed at either base rate or at an interest rate based on the Eurodollar rate plus a margin determined under the Amendment Agreement. As of December 30, 2000, the amount of borrowings outstanding under this facility was $425,680. Additionally, as of December 30, 2000, the amount of letters of credit outstanding under this facility was $4,739. The weighted-average interest rate under this facility as of December 30, 2000 was 10.34%. As of January 5, 2002, $595,119 was outstanding under this facility, all of which is included in liabilities subject to compromise at January 5, 2002.

$450,000 REVOLVING CREDIT FACILITY

    The Company is also a borrower under a $450,000 Revolving Credit Facility, which was reduced to $423,600 under the Amendment Agreement. The credit agreement governing this facility, dated November 17, 1999, provides that the term of the facility will expire on November 17, 2004. Amounts borrowed under this facility were subject to interest at a base rate or at an interest rate based on the Eurodollar rate plus a margin determined under the Amendment Agreement. As of December 30, 2000, the amount of borrowings outstanding under this facility was $284,711 with a weighted average interest rate of 10.47%. As of January 5, 2002, $423,600 was outstanding under this facility, all of which is included in liabilities subject to compromise.

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

$587,548 TERM LOAN

    The Company is also a borrower under a $600,000 Term Loan, dated
November 17, 1999, which was reduced to approximately $587,548 under the Amendment Agreement. The maturity of this loan was also extended until August 12, 2002 in conjunction with the Amendment Agreement. Amounts borrowed under this facility were subject to interest at a base rate or an interest rate based on the Eurodollar rate plus a margin determined under the Amendment Agreement. As of December 30, 2000 and January 5, 2002, $587,548 was outstanding under this facility all of which is included in liabilities subject to compromise at January 5, 2002.

FRENCH FRANC FACILITIES

    The Company and its subsidiaries entered into French Franc facilities in July and August 1996 relating to its acquisition of Lejaby. These facilities, which were amended in April 1998 and in August and November 1999, include a term loan facility in an original amount of 370 million French Francs and a revolving credit facility of 480 million French Francs, which was reduced to 441.6 million French Francs pursuant to the Amendment Agreement. Amounts borrowed under these facilities are subject to interest at an interest rate based on the Eurodollar rate plus a margin determined under the Amendment Agreement. The term loan was being repaid in annual installments, which began in July 1997, with a final installment due on December 31, 2001. In conjunction with the Amendment Agreement the annual installments were eliminated and the maturity of the loan was extended to August 12, 2002. As of December 30, 2000, $36,282 equivalent of the term loan was outstanding with a weighted average interest rate of 8.79%. The revolving portion of this facility provides for multi-currency revolving loans to be made to the Company and a number of its European subsidiaries. As of December 30, 2000, approximately $54,152 equivalent of revolving advances were outstanding under this facility with a weighted average interest rate of 9.94%. As of January 5, 2002, the total amount outstanding under these facilities was $59,545 equivalent, all of which is included in liabilities subject to compromise.

$400,000 TRADE CREDIT FACILITY

    On October 6, 2000, in conjunction with signing the Amendment Agreement, the Company entered into a new $400,000 Trade Credit Facility which provided commercial letters of credit for the purchase of inventory from suppliers and offers the Company extended terms for periods of up to 180 days ('Trade Drafts'). Amounts drawn under this facility were subject to interest at an interest rate based on the Eurodollar rate plus a margin determined under the Amendment Agreement. The Company classified the 180-day Trade Drafts in trade accounts payable. As of December 30, 2000, the amount of Trade Drafts outstanding under this facility was $163,947. Also at December 30, 2000, the Company had outstanding letters of credit under this facility totaling approximately $81,062. At January 5, 2002, the Company had approximately $351,367 of Trade Drafts outstanding under this facility, all of which is included in liabilities subject to compromise.

OTHER FACILITIES

    In July 1998, the Company entered into a term loan agreement with a member of its existing bank group. The balance of this loan as of December 30, 2000 was $17,025. This loan was due to be repaid in equal installments with a final maturity date of July 4, 2002. Amounts outstanding under this agreement as of the Petition Date of $27,161 are included in liabilities subject to compromise at January 5, 2002.

    On September 19, 2000 the Company issued Equity Agreement Notes payable to certain banks in an initial aggregate amount of $40,372 related to the Company's Equity Forward Purchase Agreements.

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

Amounts due under such Equity Agreement Notes were $50,121 and $56,677 at December 30, 2000 and January 5, 2002, respectively.

PRE-PETITION DEBT AGREEMENTS -- SUBJECT TO STANDSTILL AGREEMENTS

FOREIGN CREDIT FACILITIES

    The Company and certain of its foreign subsidiaries have entered into credit agreements that provide for revolving lines of credit and issuance of letters of credit ('Foreign Credit Facilities'). At December 30, 2000 and January 5, 2002, the total outstanding amounts of the Foreign Credit Facilities were approximately $16,263 and $83,894, respectively. The foreign subsidiaries are not parties to the Chapter 11 Cases. Certain of the Company's foreign subsidiaries are parties to debt agreements which are subject to standstill and intercreditor agreements. The Company has recorded interest of $4,110 in fiscal 2001 on certain of these foreign credit facilities. Consummation of a plan or plans of reorganizaton may provide for the payment of such interest.

RESTRICTIVE COVENANTS

    Pursuant to the terms of the Amendment Agreement the Company was required to maintain certain financial ratios and was prohibited from paying dividends. On March 29, 2001, lenders under Amendment Agreement waived compliance with the financial ratios until April 16, 2001. On April 13, 2001, the lenders extended this waiver until May 16, 2001 and on May 16, 2001, the lenders extended the waiver to June 15, 2001. The Company filed for protection under Chapter 11 of the Bankruptcy Code on June 11, 2001.

INTEREST RATE SWAPS

    As of December 30, 2000, the Company had four interest rate swap agreements in place which were used to convert variable interest rate borrowings of $329,500 to fixed interest rates. The counter-parties to all of the Company's interest rate swap agreements were banks who were lenders in the Company's bank credit agreements. The fair value of these swaps based on quoted market prices at December 30, 2000 was $512 less than the carrying amount. Due to the Chapter 11 Cases the Company's outstanding swap agreement maturing in June 2006 were cancelled as of the Petition Date at a cost to the Company of $420.

    As of December 30, 2000, the Company's in-place swap agreements were as follows:

               NOTIONAL                                  FIXED INTEREST
                AMOUNT                   MATURITY DATE        RATE
                ------                   -------------        ----
$153,000...............................  March 2001          6.72%
$ 80,000...............................  April 2001          6.74%
$190,000...............................  April 2001          6.75%
$  6,500...............................  June 2006           6.60%

    The Company's agreements in place as of January 1, 2000 in the amounts of $75,000, $210,000, $150,000 and $250,000 were terminated in March 2000 for a cash gain of $26,076 which was being amortized over the life of the agreements. Unamortized deferred swap income of $21,744 was reclassified to other comprehensive income as a transition adjustment upon the adoption of SFAS 133 in the first quarter of fiscal 2001. In conjunction with the Chapter 11 Cases the Company suspended interest payments on the outstanding debt obligations of the Debtors, and as a result, realized the deferred income as of the Petition Date. The unamortized amount of $18,887 is included in reorganization items for the year ended January 5, 2002.

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

    Differences between the fixed interest rate on each swap and the one month or three month LIBOR rate were settled at least quarterly between the Company and each counter-party. Pursuant to its interest rate swap agreements, the Company made payments totaling $4,853 in the year ended January 1, 2000 and made payments totaling $372 in the year ended December 30, 2000 (none in the year ended January 5, 2002).

    The Company's average interest rate on its outstanding debt, after giving effect to the interest rate swap agreements, was approximately 10.19% at December 30, 2000.

NOTE 16 -- LIABILITIES SUBJECT TO COMPROMISE

    The principal categories of obligations classified as liabilities subject to compromise are identified below. The amounts set forth below may vary significantly from the stated amounts of proofs of claim as filed with the Bankruptcy Court and may be subject to future adjustments depending on future Bankruptcy Court action, further developments with respect to disputed claims, determination as to the value of any collateral securing claims, or other events. In addition, other claims may result from the rejection of additional leases and executory contracts by the Debtors. The following summarizes the amount of liabilities subject to compromise at January 5, 2002:

Current liabilities:
    Accounts payable(a).....................................  $  386,711
    Accrued liabilities.....................................      61,961
    Accrued interest........................................       4,110

Debt:
    $600 million term loan..................................     587,548
    Foreign credit facilities...............................     143,439
    Revolving credit facilities.............................   1,018,719
    Term loan agreements....................................      27,161
    Capital lease obligations...............................       5,582
    Equity option note......................................      56,677

Company-obligated mandatorily redeemable convertible
  preferred securities......................................     120,000

Other liabilities...........................................      27,485
                                                              ----------
                                                              $2,439,393
                                                              ----------
                                                              ----------

    (a) Accounts payable includes $351,367 of trade drafts payable. As a result of the Chapter 11 Cases, no principal or interest payments will be made on unsecured pre-petition debt without Bankruptcy Court approval or until a plan of reorganization providing for the repayment terms has been confirmed by the Bankruptcy Court and becomes effective. Therefore, interest expense on domestic pre-petition unsecured obligations has not been accrued after the Petition Date. The Company's foreign subsidiaries (non-filed entities) are parties to certain debt agreements that are subject to standstill and intercreditor agreements. The Company has recorded $4,110 of interest expense related to these agreements in the year ended January 5, 2002. Consummation of a plan or plans of reorganization may provide for the payment of such interest.

NOTE 17 -- COMPANY-OBLIGATED MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED SECURITIES

    In 1996, Designer Holdings issued 2.4 million Company-obligated mandatorily redeemable convertible preferred securities of a wholly owned subsidiary (the 'Preferred Securities') for aggregate gross proceeds of $120,000. The Preferred Securities represent preferred undivided beneficial interests

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

in the assets of Designer Finance Trust ('Trust'), a statutory business trust formed under the laws of the State of Delaware in 1996. Designer Holdings owns all of the common securities representing undivided beneficial interests of the assets of the Trust. Accordingly, the Trust is included in the consolidated financial statements of the Company. The Trust exists for the sole purpose of
(i) issuing the Preferred Securities and common securities (together with the Preferred Securities, the 'Trust Securities'), (ii) investing the gross proceeds of the Trust Securities in 6% Convertible Subordinated Debentures of Designer Holdings due 2016 ('Convertible Debentures') and (iii) engaging in only those other activities necessary or incidental thereto. The Company indirectly owns 100% of the voting common securities of the Trust, which is equal to 3% of the Trust's total capital.

    Each Preferred Security is convertible at the option of the holder thereof into 0.6888 of a share of Common Stock, par value $.01 per share, of the Company, or 1,653,177 shares of the Company's Common Stock in the aggregate, at an effective conversion price of $72.59 per share of common stock, subject to adjustments in certain circumstances.

    The holders of the Preferred Securities are entitled to receive cumulative cash distributions at an annual rate of 6% of the liquidation amount of $50.00 per Preferred Security, payable quarterly in arrears. The distribution rate and payment dates correspond to the interest rate and interest payment dates on the Convertible Debentures, which are the sole assets of the Trust. As a result of the acquisition of Designer Holdings by the Company, the Preferred Securities were adjusted to their estimated fair value at the date of acquisition of $100,500, resulting in a decrease in their recorded value of approximately $19,500. This decrease was being amortized, using the effective interest rate method to maturity of the Preferred Securities. As of December 30, 2000, the unamortized balance was $16,613. Such distributions and accretion to redeemable value were included in interest expense. As of the Petition Date the Company suspended payments due under the Convertible Debentures and wrote off the original issue discount related to the Convertible Debentures and the related bond issue costs, net of accumulated amortization, as of the Petition Date totalling $21,411. This amount is included in reorganization items and the nominal value of the Convertible Debentures of $120,000 is included in liabilities subject to compromise as of January 5, 2002.

    The Company had the right to defer payments of interest on the Convertible Debentures and distributions on the Preferred Securities for up to twenty consecutive quarters (five years), provided such deferral did not extend past the maturity date of the Convertible Debentures. Upon the payment, in full, of such deferred interest and distributions, the Company may defer such payments for additional five-year periods. The Company deferred the interest payments under these instruments that were due on December 31, 2000 and March 31, 2001. The deferred interest and distributions through the Petition Date amounting to $4,975 are included in liabilities subject to compromise at January 5, 2002.

    The Preferred Securities are mandatorily redeemable upon the maturity of the Convertible Debentures on December 31, 2016, or earlier to the extent of any redemption by the Company of any Convertible Debenture, at a redemption price of $50.00 per share plus accrued and unpaid distributions to the date fixed for redemption. In addition, there are certain circumstances wherein the Trust will be dissolved, with the result that the Convertible Debentures will be distributed pro-rata to the holders of the Trust Securities.

    The Company has guaranteed, on a subordinated basis, distributions and other payments due on the Preferred Securities ('Guarantee'). In addition, the Company has entered into a supplemental indenture pursuant to which it has assumed, as a joint and several obligor with Designer Holdings, liability for the payment of principal, premium, if any, and interest on the Convertible Debentures, as well as the obligation to deliver shares of Common Stock, par value $.01 per share, of the Company upon conversion of the Preferred Securities as described above. The claims of the holders of the Convertible Debentures are subordinate to the secured creditors and other preferred creditors under

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

the Chapter 11 Cases and are structurally subordinated to general unsecured claims. Certain post-petition liabilities and pre-petition liabilities need to be satisfied before holders of the Convertible Debentures can receive any distribution. The ultimate recovery, if any, to holders of the Convertible Debentures will not be determined until confirmation of a plan or plans of reorganization. As a result of the amount and character of the Company's pre-petition indebtedness the shortfall between the Company's enterprise value and the amount necessary to satisfy the claims of its secured and unsecured creditors and the impact of the provisions of the Bankruptcy Code, the Company believes that it is highly unlikely that current holders of the Preferred Securities will receive any distribution under any plan of reorganization.

    The following is summarized financial information of Designer Holdings and its subsidiaries as of December 30, 2000 and January 5, 2002 and for each of the three fiscal years in the period ended January 5, 2002.

                                                              DECEMBER 30,   JANUARY 5,
                                                                  2000          2002
                                                                  ----          ----
Current assets..............................................    $118,243      $ 96,536
Non-current assets..........................................     510,059       421,955
Current liabilities.........................................      77,498        24,684
Non-current liabilities.....................................      24,607        39,562
Redeemable preferred securities.............................     103,387        --
Liabilities subject to compromise:
    Current liabilities.....................................      --             8,564
    Redeemable preferred securities.........................      --           120,000
Stockholder's equity........................................     422,810       325,681

                                                  FOR THE YEAR   FOR THE YEAR    FOR THE YEAR
                                                     ENDED           ENDED          ENDED
                                                   JANUARY 1,    DECEMBER 30,     JANUARY 5,
                                                    2000(a)         2000(a)        2002(a)
                                                    -------         -------        -------
Net revenues....................................    $547,126       $481,835        $287,655
Cost of goods sold..............................     359,522        374,221         236,675
Net income (loss)...............................      61,365        (43,171)(b)     (97,129)(b)

---------

 (a) Excludes Retail Store division net revenues of $87,000, $72,456 and $53,146 for fiscal 1999, 2000 and fiscal 2001 respectively, and cost of goods sold of $58,050, $49,025 and $38,643 for fiscal 1999, fiscal 2000 and fiscal
     2001, respectively. As a result of the integration of Designer Holdings into the operations of the Company, net income associated with these revenues cannot be separately identified. Excludes special charges of $18,074 in fiscal 2000 as described in Note 5.

 (b) Net income (loss) includes a charge of $54,752 and $38,842 of general corporate expenses for fiscal 2000 and 2001, respectively.

NOTE 18 -- STOCKHOLDERS' EQUITY (DEFICIENCY)

    Total dividends declared during fiscal years 1999 and 2000 were $20,250 ($0.36 per share) and $12,958 ($0.27 per share), respectively. In December 2000, the Company suspended payment of its quarterly cash dividend. The Amended DIP prohibits the Company from the paying dividends or making distributions to the holders of common stock.

    The Company has 10,000,000 shares of authorized and unissued preferred stock with a par value of $0.01 per share.

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

    In August 1999, the Board of Directors of the Company adopted a rights agreement (the 'Rights Agreement'). Under the terms of the Rights Agreement, the Company declared a dividend distribution of one right for each outstanding share of common stock of the Company to stockholders of record on August 31, 1999. Each right entitles the holder to purchase from the Company a unit consisting of one one-thousandth of a Series A Junior Participating Preferred Stock, par value $.01 per share at a purchase price of $100 per unit. The rights only become exercisable, if not redeemed, ten days after a person or group has acquired 15% or more of the Company's common stock or the announcement of a tender offer that would result in a person or group acquiring 15% or more of the Company's common stock. The Rights Agreement expires on August 31, 2009, unless earlier redeemed or extended by the Company.

STOCK COMPENSATION PLANS

    The Board of Directors and Compensation Committee thereof are responsible for administration of the Company's compensation plans and determine, subject to the provisions of the plans, the number of shares to be issued, the terms of awards, the sale or exercise price, the number of shares awarded and the rate at which awards vest or become exercisable.

1988 EMPLOYEE STOCK PURCHASE PLAN

    In 1988, the Company adopted the 1988 Employee Stock Purchase Plan ('Stock Purchase Plan'), which provides for sales of up to 4,800,000 shares of Class A Common Stock of the Company to certain key employees. At December 31, 2000 and January 5, 2002, 4,521,300 shares were issued and outstanding pursuant to grants under the Stock Purchase Plan. All shares were sold at amounts determined to be equal to the fair market value.

1991 STOCK OPTION PLAN

    In 1991, the Company established The Warnaco Group, Inc. 1991 Stock Option Plan ('Option Plan') and authorized the issuance of up to 1,500,000 shares of Class A Common Stock pursuant to incentive and non-qualified option grants to be made under the Option Plan. The exercise price on any stock option award may not be less than the fair market value of the Company's Common Stock at the date of the grant. The Option Plan limits the amount of qualified stock options that may become exercisable by any individual during a calendar year. Options generally expire 10 years from the date of grant and vest ratably over four years.

1993 STOCK PLAN

    On May 14, 1993, the stockholders approved the adoption of The Warnaco Group, Inc. 1993 Stock Plan ('Stock Plan') which provides for the issuance of up to 2,000,000 shares of Class A Common Stock of the Company through awards of stock options, stock appreciation rights, performance awards, restricted stock units and stock unit awards. On May 12, 1994, the stockholders approved an amendment to the Stock Plan whereby the number of shares issuable under the Stock Plan is automatically increased each year by 3% of the number of outstanding shares of Class A Common Stock of the Company as of the beginning of each fiscal year. The exercise price of any stock option award may not be less than the fair market value of the Company's Common Stock at the date of the grant. Options generally expire 10 years from the date of grant and vest ratably over 4 years.

    In accordance with the provisions of the Stock Plan, the Company granted 190,680 shares of restricted stock to certain employees, including certain officers of the Company, during the fiscal year ended January 1, 2000. During fiscal 2000 and 2001, there were no restricted stock grants. The restricted

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

shares vest over four years. The fair market value of the restricted shares was $5,458 at the date of grant. The Company recognizes compensation expense equal to the fair value of the restricted shares over the vesting period. Compensation expense for the 1999, 2000 and 2001 fiscal years was $6,246, $4,643 and $1,999, respectively. During 1999 and 2000, there were no restricted shares cancelled. During fiscal 2001, 119,250 unvested restricted shares were cancelled and the unearned stock compensation of $3,929 was reversed in stockholders' equity (deficiency). Unearned stock compensation at January 1, 2000, December 30, 2000 and January 5, 2002 was $10,984, $6,341 and $413, respectively, and is a reduction to stockholders' equity (deficiency).

1993 NON-EMPLOYEE DIRECTOR STOCK PLAN AND 1998 DIRECTOR PLAN

    In May 1994, the Company's stockholders approved the adoption of the 1993 Non-Employee Director Stock Plan ('Director Plan'). The Director Plan provides for awards of non-qualified stock options to non-employee directors of the Company. Options granted under the Director Plan are exercisable in whole or in part until the earlier of ten years from the date of the grant or one year from the date on which an optionee ceases to be a Director eligible for grants. Options are granted at the fair market value of the Company's Common Stock at the date of the grant. In May 1998, the Board of Directors approved the adoption of the 1998 Stock Plan for Non-Employee Directors ('1998 Director Plan', and together with the Director Plan, 'Combined Director Plan'). The 1998 Director Plan includes the same features as the Director Plan and provides for issuance of the Company's Common Stock held in treasury. The Combined Director Plan provides for the automatic grant of options to purchase (i) 30,000 shares of Common Stock upon a Director's election to the Company's Board of Directors and
(ii) 20,000 shares of Common Stock immediately following each annual shareholder's meeting as of the date of such meeting.

1997 STOCK OPTION PLAN

    In 1997, the Company's Board of Directors approved the adoption of The Warnaco Group, Inc. 1997 Stock Option Plan ('1997 Plan') which provides for the issuance of incentive and non-qualified stock options and restricted stock up to the number of shares of common stock held in treasury. The exercise price on any stock option award may not be less than the fair market value of the Company's common stock on the date of grant. The Plan limits the amount of qualified stock options that may become exercisable by any individual during a calendar year and limits the vesting period for options awarded under the 1997 Plan.

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

    A summary of the status of the Company's stock option plans are presented below:

                                     FISCAL 1999             FISCAL 2000             FISCAL 2001
                                ---------------------   ---------------------   ----------------------
                                             WEIGHTED                WEIGHTED                 WEIGHTED
                                             AVERAGE                 AVERAGE                  AVERAGE
                                             EXERCISE                EXERCISE                 EXERCISE
                                 OPTIONS      PRICE      OPTIONS      PRICE       OPTIONS      PRICE
                                 -------      -----      -------      -----       -------      -----
Outstanding at beginning of
  year........................   8,908,932    $32.68    13,857,346    $29.85     15,741,796    $26.03
Granted.......................   5,935,338     25.30     2,718,750     10.73        430,000      3.52
Exercised.....................     (29,750)    16.93        --         --           --          --
Canceled......................    (957,174)    31.62      (834,300)    24.10    (10,160,157)    28.85
                                ----------              ----------              -----------
Outstanding at end of year....  13,857,346     29.85    15,741,796     26.03      6,011,639     20.92
                                ----------              ----------              -----------
                                ----------              ----------              -----------
Options exercisable at end of
  year........................  10,309,122     30.33    12,237,437     28.62      3,793,572     23.00
                                ----------              ----------              -----------
                                ----------              ----------              -----------
Weighted average fair value of
  options granted.............                $ 9.69                  $ 5.66                   $ 2.75
                                              ------                  ------                   ------
                                              ------                  ------                   ------
Options available for future
  grant.......................   1,850,552               2,788,611               14,226,104
                                ----------              ----------              -----------
                                ----------              ----------              -----------

    In fiscal 1999, fiscal 2000 and fiscal 2001, in exchange for shares received from option holders with a fair value of $2,640, $702 and $49, respectively, the Company paid $2,640, $702 and $49, respectively, of withholding taxes on options that were exercised during the year. Such shares have been included in treasury at cost, which equals fair value at date of option exercise or vesting.

    Summary information related to options outstanding and exercisable at January 5, 2002 is as follows:

                                                 OPTIONS OUTSTANDING                OPTIONS EXERCISABLE
                                       ---------------------------------------   -------------------------
                                                         WEIGHTED
                                                          AVERAGE     WEIGHTED                    WEIGHTED
                                       OUTSTANDING AT    REMAINING    AVERAGE    EXERCISABLE AT   AVERAGE
                                         JANUARY 5,     CONTRACTUAL   EXERCISE     JANUARY 5,     EXERCISE
RANGE OF EXERCISE PRICES                    2002           LIFE        PRICE          2002         PRICE
------------------------                    ----           ----        -----          ----         -----
                                                          (YEARS)
$ 0.67 - $10.00......................      552,500         9.04        $ 4.32        248,125       $ 2.66
$10.01 - $20.00......................    2,021,250         5.98         12.57      1,092,313        14.19
$20.01 - $30.00......................    2,130,838         6.44         25.15      1,332,919        25.16
$30.01 - $40.00......................    1,222,551         5.72         33.39      1,056,840        33.02
$40.01 - $50.00......................       84,500         6.32         41.79         63,375        41.79
                                         ---------                                 ---------
                                         6,011,639                                 3,793,572
                                         ---------                                 ---------
                                         ---------                                 ---------

    The Company has reserved 10,442,646 shares of Class A Common Stock for issuance under the Director Plan, Stock Plan and Option Plan as of January 5, 2002. In addition, as of January 5, 2002 there are 12,242,629 shares of Class A Common Stock in treasury stock available for issuance under the 1997 Plan.

    The fair value for these stock options was estimated at the date of grant using a Black-Scholes option-pricing model with the following assumptions:

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                     JANUARY 1,   DECEMBER 30,   JANUARY 5,
                                                        2000          2000          2002
                                                        ----          ----          ----
Risk-free interest rate............................      4.83%          5.24%         4.50%
Dividend yield.....................................      1.43%        --            --
Expected volatility of market price of Company's
  Common Stock.....................................     41.64%         54.50%       104.64%
Expected option life...............................  5 years       5 years         5 years
The Company's pro forma information is as follows:
Pro forma income (loss) before cumulative effect of
  accounting change in accounting principle........   $56,374      $(395,128)    $(873,403)
                                                      -------      ---------     ---------
                                                      -------      ---------     ---------
Pro forma basic income (loss) per common share
  before accounting change.........................   $  1.01      $   (7.49)    $  (16.51)
                                                      -------      ---------     ---------
                                                      -------      ---------     ---------
Pro forma diluted income (loss) per common share
  before accounting change.........................   $  0.99      $   (7.49)    $  (16.51)
                                                      -------      ---------     ---------
                                                      -------      ---------     ---------

    These pro forma effects may not be representative of the effects on future years because of the prospective application required by SFAS No. 123, and the fact that options vest over several years and new grants generally are made each year.

    The following are the number of shares of common and treasury stock outstanding as of January 1, 2000, December 30, 2000 and January 5, 2002.

                                                                      NUMBER OF SHARES
                                                           --------------------------------------
                                                           JANUARY 1,   DECEMBER 30,   JANUARY 5,
                                                              2000          2000          2002
                                                              ----          ----          ----
Common Stock:
    Balance at beginning of year.........................  65,172,608    65,393,038    65,232,594
    Shares issued upon exercise of stock options.........      29,750       --             --
    Shares issued under restricted stock grants, net of
      cancellations......................................     190,680      (160,444)       --
                                                           ----------    ----------    ----------
    Balance at end of year...............................  65,393,038    65,232,594    65,232,594
                                                           ----------    ----------    ----------
                                                           ----------    ----------    ----------

Treasury Stock:
    Balance at beginning of year.........................   6,087,674    12,163,650    12,063,672
    Shares issued for acquisition of ABS.................    (100,000)      --             --
    Shares repurchased...................................   6,182,088       --             --
    Net additions/returned...............................       6,112       (99,978)      178,957
                                                           ----------    ----------    ----------
    Balance at end of year...............................  12,163,650    12,063,672    12,242,629
                                                           ----------    ----------    ----------
                                                           ----------    ----------    ----------

STOCK BUYBACK PROGRAM

    On November 14, 1996, the Board of Directors approved a stock buyback program of up to 2.0 million shares. On May 14, 1997, the Company's Board of Directors approved an increase of this program to 2.42 million shares. On February 19, 1998 and on March 1, 1999, the Company's Board of Directors authorized the repurchase of an additional 10.0 million shares, resulting in a total authorization of 22.42 million shares. During fiscal 1999, the Company repurchased 6,182,088 shares of its common stock under the repurchase programs at a cost of $144,688. At January 5, 2002, there were 10,353,894 shares available for repurchase under this program.

    The Company has used a combined put-call option contract to facilitate the repurchase of its common stock. This contract provides for the sale of a put option giving the counter-party the right to sell the Company's shares to the Company at a preset price at a future date and for the simultaneous purchase of a call option giving the Company the right to purchase its shares from the counter-party at the same price at the same future date.

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

    At January 2, 1999, the Company held call options and had sold put options (all covered by one contract) covering 1.5 million shares of common stock with an average forward price of $35.35 per share. The equity instruments were exercisable only at expiration of the contracts, with expiration dates ranging from the first through third quarters of fiscal 1999. The equity instruments were settled, at the election of the Company, through physical, net share or net cash settlement.

    In connection with the Company's stock repurchase program, the Company entered into Equity Forward Purchase Agreements ('Equity Agreements') on December 10, 1999 and February 10, 2000, with two banks for terms of up to two and one-half years. The Equity Agreements provided for the purchase by the Company of up to 5.2 million shares of the Company's Common Stock. The Equity Agreements were required to be settled by the Company, in a manner elected by the Company, on a physical settlement, cash settlement or net share settlement basis within the duration of the Equity Agreements. As of December 30, 2000, the banks had purchased 5.2 million shares under the Equity Agreements. On
September 19, 2000, the Equity Agreements were amended and supplemented to reduce the price at which the Equity Agreements could be settled from $12.90 and $10.90, respectively to $4.50 a share. In return for this reduction the banks received interest bearing notes payable on August 12, 2002 in an aggregate amount of $40,372 which resulted in a corresponding charge to shareholders equity. As of January 5, 2002 and December 30, 2000, the price at which the Company could effect physical settlement or settle in cash or net shares with the two banks under the Equity Agreements was $4.50. Losses related to the Equity Agreements are included with investment income (loss) in the consolidated statements of operations for the years ended December 30, 2000 and January 5, 2002 were $5,900 and $6,556, respectively. Amounts due to the banks under these agreements totalled $56,677 at January 5, 2002 and are included in liabilities subject to compromise.

NOTE 19 -- EARNINGS (LOSS) PER SHARE

                                                                      FOR THE YEAR ENDED
                                                          ------------------------------------------
                                                          JANUARY 1,   DECEMBER 30,       JANUARY 5,
                                                             2000          2000              2002
                                                             ----          ----              ----
Numerator for basic and diluted earnings (loss) per
  share:
    Income (loss) before cumulative effect of change in
      accounting........................................   $93,654      $(376,861)        $(861,153)
    Cumulative effect of change in accounting, net of
      taxes.............................................     --           (13,110)           --
                                                           -------      ---------         ---------
Net income (loss).......................................   $93,654      $(389,971)        $(861,153)
                                                           -------      ---------         ---------
                                                           -------      ---------         ---------
Denominator for basic earnings (loss) per share --
    Weighted average shares.............................    55,910         52,783            52,911
                                                           -------      ---------         ---------
Effect of dilutive securities:
    Employee stock options..............................       237          --                --   (b)
    Restricted stock shares.............................       462          --                --
    Shares under equity agreements (put option
      contracts)........................................       187          --                --
                                                           -------      ---------         ---------
Dilutive potential common shares........................       886(a)       --   (a)          --   (a)
                                                           -------      ---------         ---------
Denominator for diluted earnings (loss) per share --
    Weighted average adjusted shares....................    56,796         52,783            52,911
                                                           -------      ---------         ---------
                                                           -------      ---------         ---------
Basic earnings (loss) per share before cumulative effect
  of change in accounting...............................   $  1.68      $   (7.14)        $  (16.28)
                                                           -------      ---------         ---------
                                                           -------      ---------         ---------
Diluted earnings (loss) per share before cumulative
  effect of change in accounting........................   $  1.65      $   (7.14)        $  (16.28)
                                                           -------      ---------         ---------
                                                           -------      ---------         ---------

                                                        (footnotes on next page)

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

(footnotes from previous page)

 (a) The effect of dilutive securities was not included in the computation of diluted earnings (loss) per share for the fiscal years ended December 30, 2000 and January 5, 2002 because the effect would have been anti-dilutive. Dilutive securities included options outstanding to purchase 15,741,796 and 6,011,639 shares of common stock, unvested restricted stock of 260,950 and 19,424, and 5.200,000 of shares under Equity Agreements at December 30, 2000 and January 5, 2002, respectively.

     Additionally, incremental shares issuable on the assumed conversion of the Preferred Securities of 1,653,177 were not included in the fiscal 1999, 2000, or 2001 computation of diluted earnings per share as the impact would have been anti-dilutive for each period presented.

 (b) There are no outstanding in-the-money stock options at or for the year ended January 5, 2002.

NOTE 20 -- LEASE AND OTHER COMMITMENTS

    In fiscal 1999, the Company sold certain equipment for cash proceeds of $23,185, which approximated net book value. The equipment was leased back from the purchaser under an operating lease with an initial term of three years and a one-year renewal option. Under the terms of certain operating leases, upon lease termination the Company has the option to acquire the related assets at the then fair value. If the Company does not exercise its option, it guaranteed to repay a portion of the residual value loss, if any, incurred by the lessors in remarketing or disposing of such assets upon lease termination or expiration. The Company is a party to various lease agreements for equipment, real estate, furniture, fixtures and other assets which expire at various dates through 2020. Under these agreements the Company is required to pay various amounts including property taxes, insurance, maintenance fees, and other costs. The following is a schedule of future minimum rental payments required under operating leases with terms in excess of one year, as of January 5, 2002:

                                                                  RENTAL PAYMENTS
                                                              -----------------------
                                                              REAL ESTATE   EQUIPMENT
                                                              -----------   ---------
2002........................................................    33,926       18,331
2003........................................................    27,248       12,277
2004........................................................    18,608        1,737
2005........................................................    13,531          615
2006........................................................     9,825          533
2007 and thereafter.........................................    21,572        --

    Rent expense included in the consolidated statements of operations for the years ended January 1, 2000, December 31, 2000 and January 5, 2002 was $61,152, $70,827 and $56,519, respectively.

    The Company's domestic lease agreements are subject to the provisions of the Bankruptcy Code and may be confirmed or rejected by the Company. The Company has estimated the total amount of claims for rejected leases. Accrued rent for rejected leases totalled $20,600 at January 5, 2002. The total amount that will ultimately be paid on these items is subject to a confirmed plan or plans of reorganization and may differ from the amounts the Company has recorded at January 5, 2002.

    On June 9, 2002, the Bankruptcy Court approved the Company's settlement of certain operating lease agreements. The leases had original terms of from three to seven years and were secured by certain equipment, machinery, furniture, fixtures and other assets. The total amount payable to the lessor under the settlement agreement is $15,200 of which $4,400 had been paid by the Company through May 30, 2002. The remaining balance of $10,800 will be paid by the Company in equal installments of $550 through the date of the consummation of a confirmed plan of reorganization and

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

$750 per month thereafter until the balance is fully repaid. Future obligations under operating leases as of January 5, 2002 after giving effect to the settlement are summarized below:

2002........................................................  $ 8,065
2003........................................................    7,725
2004........................................................      972
2005........................................................      615
2006........................................................      533

In connection with the Chapter 11 Cases, the Company instituted a Key Domestic Employee Retention Plan (the 'Retention Plan') which has been approved by the Bankruptcy Court. The Retention Plan provides for stay bonuses, severance protection and discretionary bonuses during the Chapter 11 Cases. Approximately 245 domestic employees are covered under the Retention Plan. Participants must meet certain criteria to receive payments under the Retention Plan. The Company incurred $5,763 of expenses related to the Retention Plan in the year ended January 5, 2002, representing approximately one-third of the total amount due under the Retention Plan. Retention Plan payments are included in reorganization items for the year ended January 5, 2002. On June 10, 2002 the Company made the second payment of $4,654 amounting to one-third of amounts due to employees under the Retention Plan. The payment of the final installment of amounts due under the Plan will be made when a plan or plans of reorganization are consummated or upon the liquidation of the Company and are estimated to be approximately $5,879.

    The Company has entered into an employment agreement with an executive of the Company. The agreement, as amended, provides for a monthly salary of $125 payable through April 30, 2003 or the consummation of a plan of reorganization for all or substantially all of the Debtors in the Chapter 11 Cases. In addition to the employee's monthly salary the employee is entitled to earn an incentive bonus of not less than $2,250. The employee may earn additional incentive bonus amounts based upon criteria established in the agreement up to an additional $7,750. The minimum bonus is payable upon the earlier of the expiration of the agreement, the date a plan of reorganization is consummated, the date of a complete disposition of the Company or the date the employee's employment is terminated under certain circumstances. Additional bonus amounts may be paid to the employee prior to the payment of the minimum bonus if certain financial criteria are met. Total bonus payments cannot exceed $10,000.

    As a result of the Chapter 11 Cases and the circumstances leading to the filing thereof, as of January 5, 2002, the Company was not in compliance with certain financial and bankruptcy covenants contained in certain of its license agreements. Under applicable provisions of the Bankruptcy Code, compliance with such terms and conditions in executory contracts generally are either excused or suspended during the Chapter 11 Cases.

    The Company expects to assume certain of its license agreements as part of its plan or plans of reorganization. The assumption of any executory contracts, including licenses, is subject to the approval of the Company's plan or plans of reorganization by the Bankruptcy Court or other order of the court. There can be no assurance that the Company will be successful in its efforts to assume these licenses.

NOTE 21 -- FINANCIAL INSTRUMENTS

    The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments.

    Accounts Receivable. The carrying amount of the Company's accounts receivables approximate fair value.

    Marketable Securities. Marketable securities are stated at fair value based on quoted market prices.

    Pre-petition revolving loans, term loans and other borrowings. The carrying amounts of the Company's outstanding balances under its various pre-petition Bank Credit Agreements are recorded at the nominal amount plus accrued interest and fees through the Petition Date and are included in

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

liabilities subject to compromise at January 5, 2002. The ultimate amount of and settlement terms for these liabilities are subject to a confirmed plan or plans of reorganization and accordingly are not presently determinable.

    Amended DIP. The carrying amounts under the Amended DIP are recorded at the nominal amount which approximates its fair value because the interest rate on the outstanding debt is variable and there are no prepayment penalties.

    Redeemable preferred securities. These securities were publicly traded on the New York Stock Exchange prior to the petition date. The fair market value was determined based on the closing price on the last trading date prior to December 30, 2000. At January 5, 2002 the redeemable preferred securities are recorded at their nominal value of $120,000 and are included in liabilities subject to compromise.

    Interest rate swap agreements. Prior to the Petition Date the Company entered into interest rate swap agreements, which had the effect of converting the Company's floating rate obligations to fixed rate obligations. The fair value of the Company's interest rate swap agreements at December 30, 2000 were based upon quotes from brokers and represent the cash requirement if the existing agreements had been settled at year-end. There are no swap agreements outstanding at January 5, 2002.

    Letters of credit -- post petition. Letters of credit collateralize the Company's obligations to third parties and have terms ranging from 30 days to one year. The face amounts of the letters of credit are a reasonable estimate of the fair value since the value for each is fixed over its relatively short maturity.

    Letters of credit -- pre-petition. Letters of credit collateralize the Company's obligations to third parties and have terms ranging from 30 days to one year. The face amounts of the letters of credit are a reasonable estimate of the fair value since the value for each is fixed over its relatively short maturity. Pre-petition letters of credit are recorded at their face amount. Pre-petition letters of credit were satisfied by the Company's lenders or by the Company during fiscal 2001.

    Equity Agreements. These arrangements could be settled, at the Company's option, by the purchase of shares, on a net basis in shares of the Company's common stock or on a net cash basis prior to the Petition Date. To the extent that the market price of the Company's common stock on the settlement date was higher or lower than the forward purchase price, the net differential could have been paid or received by the Company in cash or in the Company's common stock. Amounts payable under the Equity Agreements are included in liabilities subject to compromise at January 5, 2002.

    Foreign currency transactions. Prior to the Petition Date the Company entered into various foreign currency forward and option contracts to hedge certain commercial transactions. The fair value of open foreign currency forward and option contracts was based upon quotes from brokers and reflects the cash benefit if the existing contracts had been sold. At December 30, 2000 the Company had foreign currency forward contracts outstanding with a carrying amount of $26 which approximated fair value. The Company has no foreign currency forward contracts outstanding as of January 5, 2002. The Company had no foreign currency option contracts outstanding at December 30, 2000 and January 5, 2002.

    The carrying amounts and fair value of the Company's financial instruments as of December 30, 2000 and January 5, 2002, are as follows:

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                      DECEMBER 30, 2000       JANUARY 5, 2002
                                                     -------------------   ---------------------
                                                     CARRYING     FAIR      CARRYING      FAIR
                                                      AMOUNT     VALUE       AMOUNT      VALUE
                                                      ------     -----       ------      -----
Accounts receivable................................  $127,941   $127,941   $  276,579   $276,579
Marketable securities..............................       259        259          155        155
Amended DIP........................................     --         --         155,915    155,915
Revolving loans....................................   785,757    785,757    1,161,943         (a)
Acquisition term loan..............................   587,548    587,548      587,548         (a)
Term loans.........................................    63,356     63,356       27,161         (a)
Other long-term debt...............................     6,701      6,701        5,582         (a)
Redeemable preferred securities....................   103,387     11,424      120,000         (a)
Interest rate swap agreements......................     --          (512)      --          --
Letters of credit..................................     --       103,300       --         60,031
Equity Agreements..................................    50,121     50,121       56,677         (a)
Foreign currency forward contracts.................        26         26       --          --

---------

 (a) Amounts outstanding under these debt agreements are subject to compromise under the Chapter 11 Cases and as a result the fair value cannot be estimated.

FOREIGN CURRENCY-RISK MANAGEMENT

    The Company's international operations are subject to certain risks, including currency fluctuations and government actions. The Company closely monitors its operations in each country so that it can respond to changing economic and political environments and to fluctuations in foreign currencies. Accordingly, prior to the Petition Date the Company utilized foreign currency option contracts and forward contracts to hedge its exposure on anticipated transactions and firm commitments, primarily for receivables and payables denominated in currencies other than the entities' functional currencies. Foreign currency instruments generally had maturities that did not exceed twelve months.

    The Company had foreign currency instruments, primarily denominated in Canadian dollars, British pounds, Euros and Mexican pesos. At January 1, 2000 and December 30, 2000, the Company had $39,417 and $4,996 in foreign currency instruments outstanding, respectively. For 1999 and 2000 the net realized gains or losses associated with these types of instruments were not material. The net unrealized gain (loss) as of January 1, 2000 and December 30, 2000, based on the fair market value of the instruments, were not material to each respective period.

    The Company did not have any foreign currency hedge contracts at January 5, 2002.

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

NOTE 22 -- CASH FLOW INFORMATION

    The following table sets forth supplemental cash flow information for fiscal 1999, 2000 and 2001:

                                                                     FOR THE YEAR ENDED
                                                           --------------------------------------
                                                           JANUARY 1,   DECEMBER 30,   JANUARY 5,
                                                              2000          2000          2002
                                                              ----          ----          ----
Cash paid (received) during the year for:
    Interest, including $4,038, $3,014 and $ --
      capitalized in fiscal 1999, 2000 and 2001,
      respectively.......................................   $ 82,517      $166,523     $   85,957
    Income taxes, net of refunds received................      1,917       (10,008)         6,148
Supplemental Non-Cash Investing and Financing Activities:
Details of acquisitions:
    Fair value of assets acquired........................   $740,976      $ --         $   --
    Liabilities assumed..................................    (83,461)       --             --
    Stock issued.........................................     (2,200)       --             --
                                                            --------      --------     ----------
                                                             655,315        --             --
    Less cash acquired...................................     (7,000)       --             --
    Less future cash payment(a)..........................    (22,800)        2,585          1,491
                                                            --------      --------     ----------
    Net cash paid........................................   $625,515      $  2,585     $    1,491
                                                            --------      --------     ----------
                                                            --------      --------     ----------

---------

 (a) Represents deferred cash payment related to the acquisition of ABS of which $18,724 was outstanding at January 5, 2002 and is included in liabilities subject to compromise.

NOTE 23 -- LEGAL MATTERS

    As a consequence of the Chapter 11 Cases, all pending claims and litigation against the Company and its filed subsidiaries have been automatically stayed pursuant to Section 362 of the Bankruptcy Code absent further order of the Bankruptcy Court. Below is a summary of legal proceedings the Company believes to be material.

    Calvin Klein Litigation. On May 30, 2000, Calvin Klein, Inc. ('CKI') and the Calvin Klein Trademark Trust filed a complaint in the U.S. District Court in the Southern District of New York (Calvin Klein Trademark Trust, et al. v. The Warnaco Group, Inc., et al., No. 00 CIV. 4052 (JSR) (S.D.N.Y.)) against The Warnaco Group, Inc., various other Warnaco entities, and Linda Wachner alleging, inter alia, claims for breach of contract and trademark violations.

    Certain defendants filed counterclaims against CKI for, inter alia, breach of the jeanswear and men's accessories licenses and breach of fiduciary duty, and against CKI and Calvin Klein personally for tortious interference with business relations, defamation and trade libel. CKI subsequently filed additional claims against CKJ Holdings, Inc. and Calvin Klein Jeanswear Company in the Supreme Court of the State of New York.

    On January 22, 2001, the parties entered into a confidential settlement agreement whereby they agreed, inter alia, to the dismissal of all claims and counterclaims asserted in both actions with prejudice and without the payment of any sum of money by any party to any other party.

    Speedo Litigation. On September 14, 2000, Speedo International Limited ('SIL') filed a complaint in the U.S. District Court for the Southern District of New York, styled Speedo International Limited v. Authentic Fitness Corp., et al., No. 00 Civ. 6931 (DAB) (the 'Speedo Litigation'), against The Warnaco Group, Inc. and various other Warnaco entities (the 'Warnaco Defendants') alleging claims, inter alia,

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

for breach of contract and trademark violations (the 'Speedo Claims'). The complaint seeks, inter alia, termination of certain licensing agreements, injunctive relief and damages.

    On November 8, 2000, the Warnaco Defendants filed an answer and counterclaims against SIL seeking, inter alia, a declaration that the Warnaco Defendants have not engaged in trademark violations and are not in breach of the licensing agreements, and that the licensing agreements at issue (the 'Speedo Licenses') may not be terminated.

    On or about October 30, 2001, SIL filed a motion in the Bankruptcy Court seeking relief from the automatic stay to pursue the Speedo Litigation in the District Court, and have its rights determined there through a jury trial (the 'Speedo Motion'). The Debtors opposed the Speedo Motion, and oral argument was held on February 21, 2002. On June 11, 2002, the Bankruptcy Court denied the Speedo Motion on the basis that, inter alia, (i) the Speedo Motion was premature, and (ii) the Bankruptcy Court has core jurisdiction over resolution of the Speedo Claims. Accordingly, the material issues raised by the Speedo Claims will likely be decided by the Bankruptcy Court in the context of assumption or rejection of the Speedo Licenses or the confirmation of the Company's plan or plans of reorganization.

    The Company believes the Speedo Claims to be without merit and intends to vigorously dispute them and pursue its counterclaims.

    Wachner Claim. On January 18, 2002, Mrs. Linda J. Wachner, former President and Chief Executive Officer of the Company filed a proof of claim in the Chapter 11 Cases related to the post-petition termination of her employment with the Company.

    Shareholder Class Actions. Between August 22, 2000 and October 26, 2000, seven putative class action complaints were filed in the U.S. District Court for the Southern District of New York against the Company and certain of its officers and directors (the 'Shareholder I Class Action'). The complaints, on behalf of a putative class of shareholders of the Company who purchased Company stock between September 17, 1997 and July 19, 2000 (the 'Class Period'), allege, inter alia, that the defendants violated the Securities Exchange Act of 1934, as amended (the 'Exchange Act') by artificially inflating the price of the Company's stock and failing to disclose certain information during the Class Period.

    On November 17, 2000, the Court consolidated the complaints into a single action, styled In Re The Warnaco Group, Inc. Securities Litigation, No. 00-Civ-6266 (LMM), and appointed a lead plaintiff and approved a lead counsel for the putative class. A second amended consolidated complaint was filed on May 31, 2001. On October 5, 2001, the defendants other than the Company filed a motion to dismiss based upon, among other things, the statute of limitations, failure to state a claim and failure to plead fraud with the requisite particularity. On April 25, 2002, the Court granted the motion to dismiss this action based on the statute of limitations. On May 10, 2002, the plaintiffs filed a motion for reconsideration in the District Court. On May 24, 2002, the plaintiffs filed a notice of appeal. On July 23, 2002, plaintiffs' motion for reconsideration was denied.

    The Shareholder I Class Action has been stayed against the Company pursuant to Section 362 of the Bankruptcy Code and is not expected to have a material impact on the Company's financial statements.

    Between April 20, 2001 and May 31, 2001, five putative class action complaints against the Company and certain of its officers and directors were filed in the U.S. District Court for the Southern District of New York (the 'Shareholder II Class Action'). The complaints, on behalf of a putative class of shareholders of the Company who purchased Company stock between September 29, 2000 and April 18, 2001 (the 'Second Class Period'), allege, inter alia that defendants violated the Exchange Act by artificially inflating the price of the Company's stock and failing to disclose negative information during the Second Class Period.

    On August 3, 2001, the Court consolidated the actions into a single action, styled In Re The Warnaco Group, Inc. Securities Litigation (II), No. 01 CIV 3346
(MCG), and appointed a lead plaintiff and approved a lead counsel for the putative class. A consolidated amended complaint was filed against certain current and former officers and directors of the Company, which expanded the Second Class

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

Period to encompass August 16, 2000 to June 8, 2001. The amended complaint also dropped the Company as a defendant, but added as defendants certain outside directors. On April 18, 2002, the Court dismissed the amended complaint, but granted plaintiffs leave to replead. On June 7, 2002, the plaintiffs filed a second amended complaint, which again expanded the Second Class Period to encompass August 15, 2000 to June 8, 2001. On June 24, 2002 the defendants filed motions to dismiss the second amended complaint, which motions are pending.

    Shareholder Derivative Suits. On October 13, 2000, a shareholders' derivative complaint was filed on behalf of the Company in the U.S. District Court for the Southern District of New York, styled Widdicombe, derivatively on behalf of The Warnaco Group, Inc. v. Linda J. Wachner, et al., No. 00 Civ. 7816
(LMM), naming certain of the Company's officers and directors as defendants (the 'Individual Defendants') and the Company as a nominal defendant. The complaint filed on October 13, 2000 asserted claims on the Company's behalf for, inter alia, breach of fiduciary duty, corporate waste and unjust enrichment, and sought, inter alia, damages, punitive damages, and the imposition of a constructive trust upon the assets of the Individual Defendants. The complaint was subsequently withdrawn voluntarily.

    SEC Investigation. As previously disclosed, the staff of the Securities and Exchange Commission (the 'SEC') has been conducting an investigation to determine whether there have been any violations of the Exchange Act in connection with the preparation and publication of various financial statements and other public statements. The Company has cooperated in that investigation. On July 18, 2002, the SEC staff informed the Company that it intends to recommend that the SEC authorize an enforcement action against the Company and certain persons who have been employed by or affiliated with the Company since prior to January 3, 1999 alleging violations of the federal securities laws. The SEC staff has invited the Company to make a Wells Submission describing the reasons why no such action should be brought. The Company intends to make a Wells Submission. The Company does not expect the resolution of this matter as to the Company to have a material effect on the Company's financial condition, results of operation or business.

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

NOTE 24 -- SUPPLEMENTAL CONDENSED FINANCIAL INFORMATION

    The following condensed financial statements of The Warnaco Group, Inc., 37 of its 38 U.S. subsidiaries and Warnaco Canada represent the condensed consolidated financial position, results of operations and cash flows for the Debtors as of January 5, 2002 and for the year ended January 5, 2002.

                                                               FOR THE YEAR
                                                                   ENDED
                                                              JANUARY 5, 2002
                                                              ---------------
Net revenues................................................    $1,410,597
Cost of goods sold..........................................     1,233,982
                                                                ----------
Gross profit................................................       176,615
Selling, general and administrative expenses................       465,120
Impairment charge...........................................       101,772
Reorganization items........................................       138,815
Equity in loss of unconsolidated subsidiaries...............        54,661
                                                                ----------
Operating loss..............................................      (583,753)
Interest expense............................................       129,826
Investment income (loss)....................................        (6,556)
Other income (loss).........................................         1,319
                                                                ----------
Loss before provision for income taxes......................      (718,816)
Provision for income taxes..................................       142,337
                                                                ----------
Net loss....................................................    $ (861,153)
                                                                ----------
                                                                ----------

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                              JANUARY 5, 2002
                                                              ---------------
                           ASSETS
Current assets..............................................       624,623
Net property, plant and equipment...........................       191,117
Intercompany accounts, net..................................        44,532
Intangible assets -- net....................................       869,659
Investment in affiliates....................................       181,212
                                                                ----------
                                                                $1,911,143
                                                                ----------
                                                                ----------

            LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities not subject to compromise:
  Current liabilities:
      Amended DIP...........................................    $  155,915
      Other current liabilities.............................       135,383
                                                                ----------
              Total current liabilities.....................       291,298
                                                                ----------
  Other long-term liabilities...............................        31,736
Liabilities subject to compromise...........................     2,439,393
Stockholders' deficiency:
    Class A Common Stock, $0.01 par value, 130,000,000
      shares authorized, 65,232,594 issued..................           654
    Additional paid-in capital..............................       909,054
    Accumulated other comprehensive loss....................       (53,016)
    Deficit.................................................    (1,393,674)
    Treasury stock, at cost 12,242,629 shares...............      (313,889)
    Unearned stock compensation.............................          (413)
                                                                ----------
            Total stockholders' deficiency..................      (851,284)
                                                                ----------
                                                                $1,911,143
                                                                ----------
                                                                ----------

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                               FOR THE YEAR
                                                                   ENDED
                                                              JANUARY 5, 2002
                                                              ---------------
Cash flows from operating activities:
    Net loss................................................     $(861,153)
    Adjustments to reconcile net loss to net cash used in
      operating activities:
        Depreciation and amortization.......................        87,590
        Amortization of deferred financing costs............        19,414
        Market value adjustment to Equity Agreement.........         6,556
        Non-cash assets write-downs and reorganization
          items.............................................       242,738
        Interest rate swap income...........................       (21,355)
        Preferred stock interest accretion..................        16,613
        Amortization of unearned stock compensation.........         1,999
        Deferred income taxes...............................       149,691
    Repurchase of accounts receivable.......................      (185,000)
    Accounts receivable.....................................        97,745
    Inventories.............................................        50,905
    Prepaid expenses and other current and
        long-term assets....................................         2,210
    Accounts payable and accrued expenses...................         2,456
                                                                 ---------
            Net cash used in operating activities...........      (389,591)
Cash flows from investing activities
    Capital expenditures....................................       (20,155)
    Disposal of fixed assets................................         6,213
    Increase in intangible and other assets.................        (1,427)
                                                                 ---------
            Net cash used in investing activities...........       (15,369)
Cash flows from financing activities
    Repayments under pre-petition credit facilities.........       (37,133)
    Borrowings under pre-petition credit facilities.........       366,593
    Borrowings under Amended DIP............................       155,915
    Deferred financing costs................................       (19,852)
    Net change in intercompany accounts.....................       (42,841)
    Other...................................................        (2,465)
                                                                 ---------
            Net cash provided by financing activities.......       420,217
Translation adjustments.....................................        (1,854)
                                                                 ---------
Net increase in cash........................................        13,403
Cash at beginning of year...................................         5,355
                                                                 ---------
Cash at end of year.........................................     $  18,758
                                                                 ---------
                                                                 ---------

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

NOTE 25 -- QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

    The Company's fiscal 1999 and fiscal 2000 quarterly results of operations have been restated to reflect the correction of certain accounting errors involving the recording of inter-company pricing arrangements, the recording of accounts payable primarily related to the purchase of inventory from suppliers and the accrual of certain liabilities. See Note 2.

                                                                      AS RESTATED
                                                              YEAR ENDED JANUARY 1, 2000
                                                 -----------------------------------------------------
                                                    FIRST        SECOND         THIRD        FOURTH
                                                   QUARTER       QUARTER       QUARTER       QUARTER
                                                   -------       -------       -------       -------
Net revenues...................................   $441,603      $492,237      $577,112      $603,204
Gross profit...................................    149,241       172,000       196,655       163,876
Net income.....................................     21,956        29,001        43,271          (574)
Basic earnings per common share................       0.38          0.52          0.78         (0.01)
Diluted earnings per common share..............       0.37          0.51          0.78         (0.01)

                                                                AS PREVIOUSLY REPORTED
                                                              YEAR ENDED JANUARY 1, 2000
                                                 -----------------------------------------------------
                                                    FIRST        SECOND         THIRD        FOURTH
                                                   QUARTER       QUARTER       QUARTER       QUARTER
                                                   -------       -------       -------       -------
Net revenues...................................   $441,603      $492,237      $577,112      $603,204
Gross profit...................................    150,789       173,563       198,488       165,767
Net income.....................................     22,892        29,946        44,379           569
Basic earnings per common share................       0.39          0.53          0.80          0.01
Diluted earnings per common share..............       0.39          0.52          0.80          0.01

                                                                      AS RESTATED
                                                             YEAR ENDED DECEMBER 30, 2000
                                                 -----------------------------------------------------
                                                    FIRST        SECOND         THIRD        FOURTH
                                                   QUARTER       QUARTER       QUARTER       QUARTER
                                                   -------       -------       -------       -------
Net revenues...................................   $607,138      $ 596,696     $ 500,076     $ 546,026
Gross profit...................................    176,736         89,827        51,397        86,587
Net income (loss) before cumulative effect of
  accounting change............................     21,832        (68,647)     (100,029)     (230,017)
Cumulative effect of accounting change.........    (13,110)        --            --            --
                                                  --------      ---------     ---------     ---------
Net income (loss)..............................   $  8,722      $ (68,647)    $(100,029)    $(230,017)
                                                  --------      ---------     ---------     ---------
                                                  --------      ---------     ---------     ---------
Basic earnings (loss) per common share:
    Income (loss) before accounting change.....   $   0.41      $   (1.30)    $   (1.89)    $   (4.38)
    Cumulative effect of accounting change, net
      of taxes.................................      (0.25)        --            --            --
                                                  --------      ---------     ---------     ---------
    Net income (loss)..........................   $   0.16      $   (1.30)    $   (1.89)    $   (4.38)
                                                  --------      ---------     ---------     ---------
                                                  --------      ---------     ---------     ---------
Diluted earnings (loss) per common share:
    Income (loss) before accounting change.....   $   0.41      $   (1.30)    $   (1.89)    $   (4.38)
    Cumulative effect of accounting change.....      (0.25)        --            --            --
                                                  --------      ---------     ---------     ---------
    Net income (loss)..........................   $   0.16      $   (1.30)    $   (1.89)    $   (4.38)
                                                  --------      ---------     ---------     ---------
                                                  --------      ---------     ---------     ---------

                            THE WARNACO GROUP, INC.
                             (DEBTOR-IN-POSSESSION)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                AS PREVIOUSLY REPORTED
                                                             YEAR ENDED DECEMBER 30, 2000
                                                 -----------------------------------------------------
                                                    FIRST        SECOND         THIRD        FOURTH
                                                   QUARTER       QUARTER       QUARTER       QUARTER
                                                   -------       -------       -------       -------
Net revenues...................................   $607,138      $ 596,696     $ 500,076     $ 546,026
Gross profit...................................    185,417         98,371        61,401       105,284
Net income (loss) before cumulative effect of
  accounting change............................   $ 27,093      $ (63,469)    $ (93,958)    $(200,739)
Cumulative effect of accounting change, net of
  taxes(a).....................................    (13,110)        --            --            --
                                                  --------      ---------     ---------     ---------
Net income (loss)..............................   $ 13,983      $ (63,469)    $ (93,958)    $(200,739)
                                                  --------      ---------     ---------     ---------
                                                  --------      ---------     ---------     ---------
Basic earnings (loss) per common share:
    Income (loss) before accounting change.....   $   0.51      $   (1.20)    $   (1.77)    $   (3.79)
    Cumulative effect of accounting change, net
      of taxes(a)..............................      (0.25)        --            --            --
                                                  --------      ---------     ---------     ---------
    Net Income (loss)..........................   $   0.26      $   (1.20)    $   (1.77)    $   (3.79)
                                                  --------      ---------     ---------     ---------
                                                  --------      ---------     ---------     ---------
Diluted earnings (loss) per common share:
    Income (loss) before accounting change.....   $   0.51      $   (1.20)    $   (1.77)    $   (3.79)
    Cumulative effect of accounting change, net
      of taxes.................................      (0.25)        --            --            --
                                                  --------      ---------     ---------     ---------
    Net Income (loss)..........................   $   0.26      $   (1.20)    $   (1.77)    $   (3.79)
                                                  --------      ---------     ---------     ---------
                                                  --------      ---------     ---------     ---------

(a) Effective January 2, 2000, the Company changed its accounting method for valuing its retail outlet store inventory. Prior to the change, the Company valued its retail inventory using average cost. Under its new method, the Company values its retail inventory using the actual cost method. The Company believes its new method is preferable because it results in a better matching of revenue and expense and is consistent with the method used for its other inventories.

                                                         YEAR ENDED JANUARY 5, 2002
                                    ---------------------------------------------------------------------
                                        FIRST
                                       QUARTER         FIRST
                                    AS PREVIOUSLY     QUARTER       SECOND         THIRD        FOURTH
                                      REPORTED      AS RESTATED     QUARTER       QUARTER       QUARTER
                                      --------      -----------     -------       -------       -------
Net revenues......................    $499,219       $499,219      $ 362,270     $ 397,664     $ 412,103
Gross profit (loss)...............     146,394        145,277        (24,313)       87,512        88,398
Impairment charges(a).............      --             --             --            --           101,772
Reorganization items(b)...........      --             --             78,202        25,735        73,854
Net (loss)........................     (62,502)       (63,618)      (338,418)      (64,171)     (394,946)
Basic earnings (loss) per common
  share...........................       (1.18)         (1.20)         (6.40)        (1.21)        (7.46)
Diluted earnings (loss) per common
  share...........................       (1.18)         (1.20)         (6.40)        (1.21)        (7.46)

 (a) Impairment charges represent the write-down of certain intangible assets to estimated fair value, see Note 1.

 (b) Reorganization items represent costs and expenses related to the Chapter 11 Cases, see Note 4.
---------

    The fourth quarter of fiscal 2001 includes a provision for income taxes of $141,548 primarily related to the increase in the valuation allowance for future income tax benefits.

                                                                     SCHEDULE II

                            THE WARNACO GROUP, INC.

                 VALUATION & QUALIFYING ACCOUNTS & RESERVES(5)
                             (DOLLARS IN THOUSANDS)

                                                    ADDITIONS
                                      BALANCE AT   CHARGES TO                                  BALANCE AT
                                      BEGINNING     COSTS AND      OTHER                          END
            DESCRIPTION                OF YEAR     EXPENSES(1)   ADDITIONS     DEDUCTIONS(4)    OF YEAR
            -----------                -------     -----------   ---------     -------------    -------
Year Ended January 1, 2000
    Receivable allowances...........   $85,668      $218,098      $ 4,383 (2)    $(214,277)     $ 93,872
                                       -------      --------      -------        ---------      --------
                                       -------      --------      -------        ---------      --------
    Inventory reserves..............   $16,901      $  6,247      $ 8,140 (2)    $ (16,914)     $ 14,374
                                       -------      --------      -------        ---------      --------
                                       -------      --------      -------        ---------      --------
Year Ended December 30, 2000
    Receivable allowances...........   $93,872      $262,641      $ 6,993 (2)    $(267,837)     $ 95,669
                                       -------      --------      -------        ---------      --------
                                       -------      --------      -------        ---------      --------
    Inventory reserves..............   $14,374      $179,254      $ 4,076 (2)    $(168,408)     $ 29,296
                                       -------      --------      -------        ---------      --------
                                       -------      --------      -------        ---------      --------
Year Ended January 5, 2002
    Receivable allowances...........   $95,669      $253,943      $(1,344)(3)    $(240,321)     $107,947
                                       -------      --------      -------        ---------      --------
                                       -------      --------      -------        ---------      --------
    Inventory reserves..............   $29,296      $ 74,786      $  (627)(3)    $ (53,358)     $ 50,097
                                       -------      --------      -------        ---------      --------
                                       -------      --------      -------        ---------      --------

    (1) Includes bad debts, cash discounts, allowances and sales returns.

    (2) Reserves related to assets acquired including fair value adjustments -- See Note 3.

    (3) Reclassifications of reserve amounts for assets held for sale.

    (4) Amounts written-off, net of recoveries.

    (5) See Note 9 for income tax valuation allowance information.

                                    EXHIBIT E

Exhibit E

Projected Consolidated Income Statement
($ in Millions)

                                                          Three Year Plan
                                           FY '02   ----------------------------
                                            Plan     FY '03     FY '04    FY '05
                                          -------   --------   -------   -------

Gross Revenue                             1,660.7    1,751.2   1,827.8   1,935.0
Dilution                                    175.2      198.4     184.4     194.9
                                          -------   --------   -------   -------
Net Revenue                               1,485.5    1,552.8   1,643.4   1,740.1

Cost of Goods Sold                        1,046.7    1,079.9   1,138.2   1,206.4
                                          -------   --------   -------   -------
Gross Profit                                438.8      472.9     505.2     533.7

Selling                                     188.5      177.4     185.3     195.5
Marketing                                   101.5      103.7     108.3     111.6
Administrative                               91.1       86.1      97.5      94.6
                                          -------   --------   -------   -------
   Total SM&A                               381.0      367.2     391.1     401.7

EBITAR                                       57.8      105.7     114.1     132.0
Depreciation                                 54.6       46.9      51.3      53.9
                                          -------   --------   -------   -------
EBITDAR                                (a)  112.4      152.6     165.4     185.9

Special Items                                77.4   (2,274.4)       --        --
Extraordinary Prof. Fees                     35.5        6.8        --        --
Depreciation                           (b)   54.6       46.9      51.3      53.9
Amortization                                  1.2        0.1        --        --
Interest Expense                             20.2       29.1      26.4      23.0
Tax Provision                                (2.8)      30.6      35.1      43.6
Other (primarily Unicap)                     16.6         --        --        --
Cum. Effect of Acctg. Change                855.1         --        --        --
                                          -------   --------   -------   -------
Net Income / (Loss)                        (945.4)   2,313.6      52.6      65.4
                                          =======   ========   =======   =======

(a) EBITDAR above reflects the elimination of GE Expense effective July 2002. Excluding 2002 GE expense, Pro Forma FY '02 EBITDAR is $120.4.

(b) The depreciation reflected herein does not give effect to any revaluation of assets for book purposes that will occur. Management is in the process of evaluating the appropriate revaluation and associated depreciation.

Exhibit E

Projected Consolidated Cash Flow
($ in Millions)

                                                           Three Year Plan
                                               Plan    ------------------------
                                              FY '02   FY '03   FY '04   FY '05
                                             -------   ------   ------   ------

EBITDAR                                      $ 112.4   $152.6   $165.4   $185.9
Cash Taxes                                     (11.7)   (26.7)   (44.0)   (51.5)
Cash Interest & Fees (Revolver)                 (4.6)    (7.7)    (7.8)    (7.5)
Cash Interest & Fees (Senior Debt)                --    (19.6)   (17.3)   (14.2)
Employee Retention Program                      (9.7)      --       --       --
Extraordinary Professional Fees                (32.2)   (12.8)      --       --
Closed Store Operating Loss / Other            (18.1)      --       --       --
                                             -------   ------   ------   ------
                                                36.2     85.9     96.3    112.7

Working Capital
Accounts Receivable                             78.5    (35.1)   (14.4)   (15.3)
Inventory                                       68.6     (4.5)   (20.3)   (21.7)
Accounts Payable                                 8.1      4.3      5.6      6.0
Accrued Expenses                                (3.0)    (5.7)     4.8      5.1
Prepaid Expense                                 23.8      3.9     (0.8)    (0.9)
                                             -------   ------   ------   ------
   Sub-total                                   176.0    (37.2)   (25.1)   (26.8)

Change in Other Liabilities                      9.4      2.3       --       --
Pension Funding                                 (2.1)   (11.1)    (3.5)   (14.3)
Change in Pre-Pet. Liabilities                   0.3    (15.0)      --       --
                                             -------   ------   ------   ------
   Change in Working Capital                   183.6    (61.1)   (28.6)   (41.1)

Capital Leases                                  (6.3)    (6.1)    (1.1)      --
Capital Expenditures                           (13.7)   (25.0)   (25.8)   (24.2)
Senior Sub. Debt - Amortization                   --    (40.2)   (40.2)   (40.2)
Deferred Financing Fees                           --    (10.3)      --       --
Sale of Assets                                   8.5      0.4       --       --
                                             -------   ------   ------   ------
Cash Flow (Before Borrowings)                  208.2    (56.4)     0.7      7.2

Pre-Pet Debt - Borrow / (Paydown)               (8.8)   (90.1)      --       --
DIP Facility - Borrow / (Paydown)             (155.9)      --       --       --
Revolver Facility - Borrow / (Paydown)            --     88.4     (0.7)    (7.2)
                                             -------   ------   ------   ------

NET CASH FLOW                                   43.5    (58.0)      --       --
Beginning Cash                                  39.6     83.1     25.0     25.0
                                             -------   ------   ------   ------
Ending Cash                                  $  83.1   $ 25.0   $ 25.0   $ 25.0
                                             =======   ======   ======   ======

                                               DIP          Newco Revolver
                                             -------   ------------------------
Beginning Borrowing / (Cash)                 $ 155.9    ($0.0)  $ 88.4   $ 87.7
Borrow / (Paydown)                            (155.9)    88.4     (0.7)    (7.2)
                                             -------   ------   ------   ------
Ending Borrowing / (Cash)                      ($0.0)  $ 88.4   $ 87.7   $ 80.5
                                             =======   ======   ======   ======

Availability
Borrowing Base                                         $245.8   $257.9   $275.0
Revolver O/S                                             88.4     87.7     80.5
Trade LCs O/S                                            56.2     63.0     65.5
Standby LCs O/S                                          13.0     13.0     13.0
                                                       ------   ------   ------
Availability                                           $ 88.2   $ 94.3   $116.1
                                                       ======   ======   ======

Exhibit E

Projected Consolidated Balance Sheet
($ in Millions)

                                                                          Three Year Plan
                                       FY '02 Plan   Fresh Start   ------------------------------
                                          Old Co.      New Co.*     FY '03     FY '04     FY '05
                                       -----------   -----------   --------   --------   --------
Cash                                    $    32.3      $   32.3    $   25.0   $   25.0   $   25.0
Excess Cash                                  50.8            --          --         --         --
Accounts Receivable, net                    211.0         211.0       246.1      260.5      275.8
Inventories, net                            343.4         343.4       347.9      368.2      389.9
Prepaid Expenses                             17.6          17.6        14.4       15.3       16.2
                                        ---------      --------    --------   --------   --------
   Total Current Assets                     655.0         604.2       633.5      668.9      706.8
                                        ---------      --------    --------   --------   --------

PP&E, net                                   166.4         166.4       144.0      118.5       88.8
Other Investment (Seaway JV)                  0.4           0.4         0.4        0.4        0.4
Intangibles                                  86.8         237.4       237.4      237.4      237.4
Deferred Financing Fees                        --            --         8.5        6.3        4.1
Deferred Income Taxes                         2.3           2.3          --         --         --
Other Long-Term Assets                        5.7           3.3         4.2        4.2        4.2
                                        ---------      --------    --------   --------   --------
Total Assets                            $   916.5      $1,014.0    $1,027.9   $1,035.7   $1,041.6
                                        =========      ========    ========   ========   ========

Liabilities & Shareholders' Equity

Liabilities Subject To Compromise
   Liabilities Subject to Compromise        179.9            --          --         --         --
   Debt Subject to Compromise             2,297.3            --          --         --         --
                                        ---------      --------    --------   --------   --------
                                          2,477.2            --          --         --         --

Current Liabilities:
Accounts Payable                             98.1          98.1        96.3      102.0      108.0
Accrued Expenses                             83.9          85.6        82.3       87.1       92.2
Taxes Payable                                13.1          13.1        10.5       10.5       10.5
                                        ---------      --------    --------   --------   --------
   Total Current Liabilities                195.0         196.7       189.1      199.5      210.6
Deferred Tax Liability                         --          17.6        24.1       15.2        7.3
Other Long-Term Liabilities                  43.7          49.7        40.4       35.9       20.6

Debt:
DIP Facility                                   --            --          --         --         --
New Revolver                                   --          56.3        88.4       87.7       80.5
GE Debt                                       5.4           5.4          --         --         --
Capital Leases                                1.7           1.7         0.9         --         --
Sr. Sub Debt (9.5%)                            --         201.0(a)    160.8      120.6       80.4
                                        ---------      --------    --------   --------   --------
   Total Liabilities                      2,723.0         528.3       503.7      458.9      399.4
                                        ---------      --------    --------   --------   --------

Shareholders Equity                      (1,806.5)        485.6       524.2      576.8      642.2
                                        ---------      --------    --------   --------   --------
Total Liab. & S/H's Equity              $   916.5      $1,014.0    $1,027.9   $1,035.7   $1,041.6
                                        =========      ========    ========   ========   ========

* Reflects the "Fresh Start" projected consolidated balance sheet on the first day of FY '03.

(a)  Rounded from $200.94.

                                   EXHIBIT F

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 10-Q

[X]  QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
                                   ACT OF 1934

                   For The Quarterly Period Ended July 6, 2002

                                       or

[_]  TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

                         COMMISSION FILE NUMBER 1-10857

                             THE WARNACO GROUP, INC.
             (Exact name of registrant as specified in its charter)

          Delaware                                                95-4032739
(State or other jurisdiction                                  (I.R.S. Employer
of incorporation or organization)                            Identification No.)

                                 90 Park Avenue
                            New York, New York 10016
              (Address of registrant's principal executive offices)
                                 (212) 661-1300
              (Registrant's telephone number, including area code)

                        Copies of all communications to:
                             The Warnaco Group, Inc.
                                 90 Park Avenue
                            New York, New York 10016
                  Attention: Vice President and General Counsel

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                 [_] Yes [X] No

The number of shares outstanding of the registrant's Class A Common Stock as of October 15, 2002 is as follows: 52,936,206.

================================================================================

                                     PART I
                              FINANCIAL INFORMATION

Item 1. Financial Statements

                             THE WARNACO GROUP, INC.
                             (Debtor-In-Possession)
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                             (Dollars in thousands)

                                                                                    July 6,      January 5,
                                                                                     2002          2002
                                                                                  -----------   -----------
                                                                                  (Unaudited)
ASSETS
Current assets:
   Cash                                                                           $   116,164   $    39,558
   Accounts receivable, less reserves of $110,991 and $107,947, respectively          212,212       282,387
   Inventories, less reserves of $38,931 and $50,097                                  336,176       418,902
   Prepaid expenses and other current assets                                           19,576        36,988
   Assets held for sale                                                                 1,310        31,066
                                                                                  -----------   -----------
         Total current assets                                                         685,438       808,901
                                                                                  -----------   -----------
Property, plant and equipment -- net                                                  193,823       212,129
Licenses, trademarks, intangible and other assets, at cost, less
   accumulated amortization                                                           101,106       271,500
Goodwill, less accumulated amortization                                                    --       692,925
Deferred income tax                                                                     2,325            --
                                                                                  -----------   -----------
                                                                                  $   982,692   $ 1,985,455
                                                                                  ===========   ===========

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Liabilities not subject to compromise:
   Current liabilities:
      Current portion of long-term debt                                           $     6,825   $        --
      Amended Debtor-in-Possession revolving credit facility                               --       155,915
      Accounts payable                                                                106,715        84,764
      Accrued liabilities                                                              87,438       105,278
      Accrued income tax payable                                                       18,340        14,505
                                                                                  -----------   -----------
         Total current liabilities                                                    219,318       360,462
                                                                                  -----------   -----------
   Other long-term liabilities                                                         34,349        31,754
                                                                                  -----------   -----------
   Long-term debt                                                                       1,756            --
Liabilities subject to compromise                                                   2,470,199     2,439,393
Deferred income taxes                                                                      --         5,130
Stockholders' deficiency:
   Class A Common stock:  $.01 par value, 130,000,000 shares
      authorized, 65,232,594  issued in 2002 and 2001                                     654           654
   Additional paid-in capital                                                         909,054       909,054
   Accumulated other comprehensive loss                                               (55,138)      (53,016)
   Deficit                                                                         (2,283,415)   (1,393,674)
   Treasury stock, at cost 12,242,629 shares                                         (313,889)     (313,889)
   Unearned stock compensation                                                           (196)         (413)
                                                                                  -----------   -----------
Total stockholders' deficiency                                                     (1,742,930)     (851,284)
                                                                                  -----------   -----------
                                                                                  $   982,692   $ 1,985,455
                                                                                  ===========   ===========

See notes to unaudited consolidated condensed financial statements.

                             THE WARNACO GROUP, INC.
                             (Debtor-In-Possession)
                 CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                  (Amounts in thousands, except per share data)

                                                                          Three Months Ended      Six Months Ended
                                                                         --------------------   ---------------------
                                                                          July 6,    July 7,     July 6,     July 7,
                                                                           2002       2001        2002        2001
                                                                         --------   ---------   ---------   ---------
                                                                                         (Unaudited)
Net revenues                                                             $381,767   $ 362,270   $ 791,819   $ 861,489
Cost of goods sold                                                        265,919     386,583     557,559     740,525
                                                                         --------   ---------   ---------   ---------
Gross profit (loss)                                                       115,848     (24,313)    234,260     120,964
Selling, general and administrative expenses                              100,579     188,472     202,697     327,541
                                                                         --------   ---------   ---------   ---------
Operating income (loss) before reorganization items                        15,269    (212,785)     31,563    (206,577)
Reorganization items                                                       42,554      78,202      58,085      78,202
                                                                         --------   ---------   ---------   ---------
Operating loss                                                            (27,285)   (290,987)    (26,522)   (284,779)
Investment loss                                                                --       3,708          --       6,672
Interest expense, net                                                       3,095      40,523      10,059     104,463
                                                                         --------   ---------   ---------   ---------
Loss before provision for income taxes and cumulative
   effect of change in accounting principle                               (30,380)   (335,218)    (36,581)   (395,914)
Provision for income taxes                                                  1,609       3,200      51,538       6,122
                                                                         --------   ---------   ---------   ---------
Loss before cumulative effect of change in
   accounting principle                                                   (31,989)   (338,418)    (88,119)   (402,036)
Cumulative effect of change in accounting principle
   (net of income tax benefits of $53,513)                                     --          --    (801,622)         --
                                                                         --------   ---------   ---------   ---------
Net loss                                                                 $(31,989)  $(338,418)  $(889,741)  $(402,036)
                                                                         ========   =========   =========   =========

Contractual interest expense                                             $ 42,101   $  49,773   $  88,071   $ 113,713
                                                                         ========   =========   =========   =========

Basic and diluted loss per common share:
   Loss before accounting change                                         $  (0.60)  $   (6.40)  $   (1.66)  $   (7.60)
   Cumulative effect of accounting change, net of taxes                        --          --      (15.14)         --
                                                                         --------   ---------   ---------   ---------
Net loss                                                                 $  (0.60)  $   (6.40)  $  (16.81)  $   (7.60)
                                                                         ========   =========   =========   =========

Weighted average number of shares used in computing loss per share:
   Basic and diluted                                                       52,936      52,898      52,936      52,886
                                                                         ========   =========   =========   =========

See notes to unaudited consolidated condensed financial statements.

                             THE WARNACO GROUP, INC.
                 CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                             (Debtor-In-Possession)
                           INCREASE (DECREASE) IN CASH
                             (Dollars in thousands)

                                                                      Six Months Ended
                                                                   ---------------------
                                                                    July 6,     July 7,
                                                                     2002        2001
                                                                   ---------   ---------
                                                                        (Unaudited)
Cash flows from operating activities:
Net loss                                                           $(889,741)  $(402,036)
Adjustments to reconcile net loss to net cash
   provided by (used in) operating activities:
      Loss on sale of GJM and Penhaligon's                             2,100          --
      Loss (gain) on sales of fixed assets                              (105)      4,510
      Non-cash reorganization and other items                         31,994      96,945
      Cumulative effect of change in accounting, net of taxes        801,622          --
      Increase in deferred income tax valuation allowance             46,058          --
      Depreciation and amortization                                   29,011      48,755
      Market value adjustments to Equity Agreements                       --       6,672
      Amortization of interest rate swap gain                             --      (2,468)
      Amortization of unearned stock compensation                        217       1,994
      Amortization of deferred financing costs                         4,731      10,345
Change in operating assets and liabilities:
      Repurchase of accounts receivable                                   --    (185,000)
      Accounts receivable                                             66,617     (29,735)
      Inventories                                                     84,177      71,731
      Prepaid expenses and other assets                               18,570       4,252
      Accounts payable, accrued expenses and other liabilities        19,359     (81,048)
      Accrued income taxes                                             3,835      (8,721)
                                                                   ---------   ---------
Net cash provided by (used in) operating activities                  218,445    (463,804)
                                                                   ---------   ---------

Cash flows from investing activities
      Disposals of fixed assets                                        7,564       3,014
      Purchase of property, plant & equipment                         (5,214)    (20,534)
      Proceeds from sale of business units, net of cash balances      20,459          --
      Increase in intangible and other assets                             --        (151)
                                                                   ---------   ---------
Net cash provided by (used in) investing activities                   22,809     (17,671)
                                                                   ---------   ---------

Cash flows from financing activities:
      Net borrowing under pre-petition credit facilities                  --     340,246
      Repayments of GECC debt                                           (490)         --
      Repayments of pre-petition debt                                (10,054)         --
      Borrowings (repayments) under Amended DIP                     (155,915)    183,922
      Increase in deferred financing costs                                --     (17,344)
                                                                   ---------   ---------
Net cash provided by (used in) financing activities                 (166,459)    506,824
                                                                   ---------   ---------

Translation adjustments                                                1,811         (73)
                                                                   ---------   ---------
Increase in cash                                                      76,606      25,276
Cash at beginning of period                                           39,558      11,076
                                                                   ---------   ---------
Cash at end of period                                              $ 116,164   $  36,352
                                                                   =========   =========

See notes to unaudited consolidated condensed financial statements.

                             THE WARNACO GROUP, INC.
                             (Debtor-In-Possession)
              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                  (Dollars in thousands, except share amounts)
                                   (Unaudited)

Note 1 - Basis of Presentation

     General. The accompanying unaudited consolidated condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and Securities and Exchange Commission rules and regulations for interim financial information. Accordingly, they do not contain all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of The Warnaco Group, Inc. and its subsidiaries (the "Company"), the accompanying consolidated condensed financial statements contain all of the adjustments (all of which were of a normal recurring nature, except for the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets ("SFAS No. 142") and adjustments related to the Chapter 11 Cases) necessary to present fairly the financial position of the Company as of July 6, 2002 as well as its results of operations and cash flows for the periods ended July 6, 2002 and July 7, 2001. Operating results for interim periods may not be indicative of results for the full fiscal year. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's Annual Report on Form 10-K for the fiscal year ended January 5, 2002.

     Chapter 11 Cases. On June 11, 2001 (the "Petition Date"), the Company and certain of its subsidiaries (each a "Debtor" and, collectively, the "Debtors") each filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code, 11 U.S.C. 'SS''SS' 101-1330, as amended (the "Bankruptcy Code"), in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") (collectively the "Chapter 11 Cases"). The Company, 36 of its 37 U.S. subsidiaries and one of the Company's Canadian subsidiaries, Warnaco of Canada Company ("Warnaco Canada") are Debtors in the Chapter 11 Cases. The remainder of the Company's foreign subsidiaries are not debtors in the Chapter 11 Cases, nor are they subject to foreign bankruptcy or insolvency proceedings. However, certain debt obligations of the Company's foreign subsidiaries are subject to standstill agreements with the Company's pre-petition lenders.

     On June 11, 2001, the Company entered into a Debtor-In-Possession Financing Agreement ("DIP") with a group of banks, which was approved by the Bankruptcy Court in an interim amount of $375,000. On July 9, 2001, the Bankruptcy Court approved an increase in the amount of borrowing available to the Company to $600,000. The DIP was subsequently amended on August 27, 2001, December 27, 2001, February 5, 2002 and May 15, 2002. In addition, the Administrative Agent granted certain extensions under the DIP on April 12, 2002, June 19, 2002, July 18, 2002, August 22, 2002 and September 30, 2002 (the "Amended DIP"). The amendments and extensions, among other things, amend certain definitions and covenants, permit the sale of certain of the Company's assets and businesses, extend certain deadlines with respect to certain asset sales and filing requirements with respect to a plan of reorganization and reduce the size of the facility to reflect the Debtor's revised business plan. On May 28, 2002, the Company voluntarily reduced the amount of borrowing available to the Company under the Amended DIP to $325,000. On October 8, 2002, the Company voluntarily reduced the amount of borrowing available to the Company under the Amended DIP to $275,000. As of July 6, 2002, the Company had repaid all outstanding borrowings under the Amended DIP and at October 1, 2002 had approximately $60,835 of cash available as collateral against outstanding trade and stand-by letters of credit.

     Pursuant to the Bankruptcy Code, pre-petition obligations of the Debtors, including obligations under debt instruments, generally may not be enforced against the Debtors, and any actions to collect pre-petition indebtedness are automatically stayed, unless the stay is lifted by the Bankruptcy Court. In addition, as debtors-in-possession, the Debtors have a right, subject to Bankruptcy Court approval and certain other limitations, to assume or reject executory contracts and unexpired leases. In this context,

                            THE WARNACO GROUP, INC.
                             (Debtor-In-Possession)
              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                  (Dollars in thousands, except share amounts)
                                   (Unaudited)

"assumption" means the Debtors agree to perform their obligations under the lease or contract and to cure all defaults, and "rejection" means that the Debtors are relieved from their obligation to perform under the contract or lease, but are subject to damages for the breach thereof. Any damages resulting from such a breach will be treated as unsecured claims in the Chapter 11 Cases. The Debtors are reviewing their executory contracts and unexpired leases. Through July 6, 2002, the Debtors had rejected a number of executory contracts and unexpired leases and had accrued approximately $21,400 related to rejected leases and contracts. Through October 1, 2002, the Company had rejected additional contracts and had accrued an additional $1,694 related to rejected leases which is included in liabilities subject to compromise on the consolidated condensed balance sheets. The Debtors have attempted to estimate the ultimate amount of liability that may result from rejected contracts and leases, however, the ultimate distribution that such creditors will receive is subject to the satisfaction of certain requirements under the Bankruptcy Code and the approval of the Bankruptcy Court. In connection with the consummation of its proposed plan of reorganization as filed on October 1, 2002, the Company will assume certain of its leases and executory contracts. The Debtors' ability to confirm any plan of reorganization is dependent upon the Bankruptcy Court's approval of the Company's assumption of certain license agreements.

     As a result of the Chapter 11 Cases and the circumstances leading to the filing thereof, as of July 6, 2002, the Company was not in compliance with certain financial and bankruptcy covenants contained in certain of its license agreements. Under applicable provisions of the Bankruptcy Code, compliance with such terms and conditions in executory contracts generally are either excused or suspended during the Chapter 11 Cases.

     In the Chapter 11 Cases, substantially all of the Debtors' unsecured liabilities as of the Petition Date are subject to compromise or other treatment under a plan or plans of reorganization which must be confirmed by the Bankruptcy Court after obtaining the requisite amount of votes by affected parties. For financial reporting purposes, those liabilities have been segregated and classified as liabilities subject to compromise in the consolidated condensed balance sheets. The ultimate amount of and settlement terms for such liabilities are subject to confirmation of the Debtors' proposed plan of reorganization and, accordingly, are not presently determinable.

     The Debtors filed their proposed plan of reorganization and related disclosure statement with the Bankruptcy Court on October 1, 2002. A hearing is scheduled before the Bankruptcy Court on November 13, 2002 with respect to the adequacy of the information contained in the disclosure statement. If the Bankruptcy Court approves the Debtors' disclosure statement, the Debtors will solicit acceptances of the plan from certain of their creditors whose claims are impaired under the plan. In order to confirm the plan, the Bankruptcy Court is required to find that (i) with respect to each impaired class of creditors and equity holders, each holder in such class has accepted the plan or will, pursuant to the plan, receive at least as much as such holder would have received in a liquidation, (ii) each impaired class of creditors and equity holders has accepted the plan by the requisite vote (except as described below) and (iii) confirmation of the plan is not likely to be followed by a liquidation or a need for further financial reorganization unless the plan proposes such measures. If any impaired class of creditors or equity holders does not accept the plan, then, assuming that all of the other requirements of the Bankruptcy Code are met, the Debtors may invoke the "cram-down" provisions of the Bankruptcy Code. Under these provisions, the Bankruptcy Court may approve a plan notwithstanding the non-acceptance of the plan by an impaired class of creditors or equity holders if certain requirements are met. These requirements include payment in full for a dissenting senior class of creditors before payment to a junior class can be made. Under the priority scheme established by the Bankruptcy Code, absent agreement to the contrary, certain post-petition liabilities and pre-petition liabilities need to be satisfied before shareholders can receive any distribution.

                            THE WARNACO GROUP, INC.
                             (Debtor-In-Possession)
              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                  (Dollars in thousands, except share amounts)
                                   (Unaudited)

     The Bankruptcy Code provides that the Debtors have exclusive periods during which only they may file and solicit acceptances of a plan of reorganization. The Debtors have obtained approval of five separate extensions of their exclusive periods, the most recent extension being to and including October 7, 2002 and December 2, 2002, respectively. The Debtors filed a proposed joint plan of reorganization on October 1, 2002 within the applicable exclusive period. If the Debtors' plan is not confirmed by the Bankruptcy Court, or if the Debtors fail to obtain additional extensions of time to file an amended plan of reorganization or solicit acceptances thereof by the expiration of the applicable exclusive periods, impaired classes of creditors and equity holders or any party-in-interest (including a creditor, equity holder, a committee of creditors or equity holders or an indenture trustee) may file their own plan of reorganization for the Debtors.

     As a result of the amount and character of the Company's pre-petition indebtedness, the shortfall between the Company's projected enterprise value and the amount necessary to satisfy the claims, in full, of its secured and unsecured creditors and the impact of the provisions of the Bankruptcy Code applicable to confirmation of the Debtors' proposed plan of reorganization, holders of the Company's debt and equity securities will receive distributions under the Company's proposed plan of reorganization as follows:

     (i) the Company's existing common stock will be extinguished and common stockholders will receive no distribution;

     (ii) general unsecured claimants will receive approximately 2.55% of newly issued common stock of the reorganized Company;

    (iii) the Company's pre-petition secured lenders will receive their pro-rata share of approximately $101 million in cash, newly issued senior subordinated notes in the principal amount of $200,000 and approximately 96.26% of newly issued common stock of the reorganized Company;

     (iv) holders of claims arising from or related to certain preferred securities will receive approximately 0.60% of newly issued common stock of the reorganized Company if such holders do not vote to reject the plan; and

     (v) pursuant to the terms of his Employment Agreement, as adjusted under the Plan, Antonio C. Alvarez II, the President and Chief Executive Officer of the Company, will receive an incentive bonus consisting of $1,950 in cash, senior subordinated notes in the principal amount of $940 and 0.59% of newly issued common stock of the reorganized Company.

     (vi) In addition to the foregoing, cash distributions will be made to certain parties holding administrative and certain priority claims. Under the proposed plan, additional shares of common stock of the reorganized Company up to 10% of the newly issued common stock of the Company will be reserved for issuance pursuant to management incentive stock grants.

     During the course of the Chapter 11 Cases, the Debtors may seek Bankruptcy Court authorization to sell assets and settle liabilities for amounts other than those reflected in the consolidated condensed financial statements. The Debtors continue to evaluate the Company's operations and may identify additional assets for potential disposition. However, there can be no assurance that the Company will be able to consummate such transactions at prices the Company or the Company's creditor constituencies will find acceptable. Since the Petition Date, through July 6, 2002, the Company sold certain personal property, certain owned buildings and land and other assets generating net proceeds of approximately $10,200 of which approximately $7,564 was generated in the first half of fiscal 2002 (collectively the "Asset Sales"). The Asset Sales did not result in a material gain or loss since the Company had previously written-down assets identified for potential disposition to estimated net realizable value. Substantially all

                            THE WARNACO GROUP, INC.
                             (Debtor-In-Possession)
              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                  (Dollars in thousands, except share amounts)
                                   (Unaudited)

of the net proceeds from the Asset Sales were used to reduce outstanding borrowings under the Amended DIP. In addition, in the first quarter of fiscal 2002, the Company sold the business and substantially all of the assets of GJM Manufacturing Ltd. ("GJM"), a private label manufacturer of women's sleepwear and Penhaligon's Ltd. ("Penhaligon's"), a United Kingdom based retailer of perfumes, soaps, toiletries and other products. The sales of GJM and Penhaligon's generated approximately $20,459 of net proceeds in the aggregate and a net loss of approximately $2,100. Proceeds from the sale of GJM and Penhaligon's were used to (i) reduce amounts outstanding under certain of the Company's debt agreements ($4,800), (ii) reduce amounts outstanding under the Amended DIP ($4,200), (iii) create an escrow fund (subsequently disbursed in June 2002) for the benefit of pre-petition secured lenders ($9,759) and (iv) create an escrow fund for the benefit of the purchasers for potential indemnification claims and for any working capital valuation adjustments ($1,700). In the second quarter of fiscal 2002, the Company began the process of closing 25 of its outlet retail stores. The closing of the outlet stores and the related sale of inventory at approximately net book value, generated approximately $12,000 of net proceeds which were used to reduce amounts outstanding under the Amended DIP in the second quarter of fiscal 2002. The Company expects to close its remaining 26 domestic outlet retail stores by the end of fiscal 2002. At July 6, 2002, the Company has classified certain assets as assets held for sale. The assets held for sale of $1,310 primarily represent remaining land and buildings that were sold by the Company in the third quarter of fiscal 2002. Such assets were previously written down to estimated net realizable value in fiscal 2001.

     Administrative and reorganization expenses resulting from the Chapter 11 Cases will unfavorably affect the Debtors and, consequently, the Company's consolidated results of operations. Future results of operations may also be adversely affected by other factors relating to the Chapter 11 Cases. Reorganization and administrative expenses related to the Chapter 11 Cases have been separately identified in the consolidated condensed statement of operations as reorganization items.

     The Company's current Chief Executive Officer, Antonio C. Alvarez II, and Chief Financial Officer, James P. Fogarty, joined the Company from the turnaround and crisis management consulting firm, Alvarez & Marsal, Inc. ("A&M") in April 2001. The Company has formed a search committee and has engaged an executive search firm to identify internal and external candidates to succeed Messrs. Alvarez and Fogarty following their return to their practices at A&M. Messrs. Alvarez and Fogarty have committed to remain in place through the completion of the restructuring process and to provide for a smooth and orderly transition to a new Chief Executive Officer and Chief Financial Officer. Separately, the Company has engaged an executive search firm to identify candidates for the Board of Directors of the reorganized Company.

     The accompanying consolidated condensed financial statements have been prepared in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7 Financial Reporting by Entities in Reorganization under the Bankruptcy Code ("SOP 90-7") assuming the Company will continue as a going concern. The Company is currently operating under the jurisdiction of the Bankruptcy Code and the Bankruptcy Court. Continuation of the Company as a going concern is contingent upon, among other things its ability to, (i) formulate a plan of reorganization that will gain approval of the parties required by the Bankruptcy Code and be confirmed by the Bankruptcy Court, (ii) continue to comply with the terms of the Amended DIP, (iii) return to profitability, and (iv) generate sufficient cash flows from operations and obtain financing sources to meet future obligations. These matters, along with the Company's losses from operations and stockholders' capital deficiency, raise substantial doubt about the Company's ability to continue as a going concern. The accompanying consolidated condensed financial statements do not include any of the adjustments relating to the

                             THE WARNACO GROUP, INC.
                             (Debtor-In-Possession)
              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                  (Dollars in thousands, except share amounts)
                                   (Unaudited)

recoverability and classification of recorded assets or the amounts and classifications of liabilities that might result from the outcome of these uncertainties.

     Periods Covered. The quarters ended July 6, 2002 (the "second quarter of fiscal 2002") and July 7, 2001 (the "second quarter of fiscal 2001") included 13 weeks of operations. The six months ended July 6, 2002 (the "first half of fiscal 2002") included 26 weeks of operations. The six months ended July 7, 2001 (the "first half of fiscal 2001") included 27 weeks of operations

     Reclassification: Certain prior period amounts have been reclassified to conform to the current period presentation.

     Impact of New Accounting Standards: In June 2001, the FASB issued SFAS No. 141, Business Combinations and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated or completed after June 30, 2001. SFAS No. 141 specifies criteria for the recognition of certain intangible assets apart from goodwill. The adoption of SFAS No. 141 did not have an impact on the Company's financial statements.

     SFAS No. 142 eliminates the amortization of goodwill and certain other intangible assets with indefinite lives effective for the Company's 2002 fiscal year. SFAS No. 142 requires that indefinite lived intangible assets be tested for impairment at least annually. SFAS No. 142 further requires that intangible assets with finite useful lives be amortized over their useful lives and reviewed for impairment in accordance with SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets. The Company adopted SFAS No. 142 beginning with the first quarter of fiscal 2002, See Note 3.

     In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 addresses financial accounting and reporting obligations associated with the retirement of tangible long-lived assets and the associated retirement costs. The Company plans to adopt the provisions of SFAS No. 143 for its 2003 fiscal year and does not expect the adoption of SFAS No. 143 to have a material impact on the Company's financial position or results of operations.

     In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The Company was required to adopt the provisions of SFAS No. 144 for its 2002 fiscal year. The adoption of SFAS No. 144 did not have a material impact on the Company's financial position or results of operations.

     In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. SFAS No. 145 rescinds the provisions of SFAS No. 4 that require companies to classify certain gains and losses from debt extinguishments as extraordinary items, eliminates the provisions of SFAS No. 44 regarding transition to the Motor Carrier Act of 1980 and amends the provisions of SFAS No. 13 to require that certain lease modifications be treated as sale leaseback transactions. The provisions of SFAS No. 145 related to classification of debt extinguishment are effective for fiscal years beginning after May 15, 2002. The provisions of SFAS No. 145 related to lease modifications are effective for transactions occurring after May 15, 2002. The adoption of SFAS 145 did not have a material impact on the financial position or results of operations of the Company.

     In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or

                             THE WARNACO GROUP, INC.
                             (Debtor-In-Possession)
              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                  (Dollars in thousands, except share amounts)
                                   (Unaudited)

disposal activities and nullifies Emerging Issues Task Force ("EITF") Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS No. 146 requires that a liability for costs associated with the exit or disposal of an activity be recognized when the liability is incurred. This statement also established that fair value is the objective for initial measurement of the liability. The provisions of SFAS No. 146 are effective for exit or disposal activities that are initiated after December 31, 2002. The Company is currently evaluating the impact, if any, that SFAS No. 146 will have on its consolidated financial statements.

     In April 2001, the EITF reached a consensus on EITF Issue No. 00-25, Vendor Income Statement Characterization of Consideration Paid to a Reseller of a Vendor's Products, which was later codified along with other similar issues, into EITF 01-09, Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor's Products ("EITF 01-09"). EITF 01-09 was effective for the Company in the first quarter of fiscal 2002. EITF 01-09 clarifies the income statement classification of costs incurred by a vendor in connection with the reseller's purchase or promotion of the vendor's products. The adoption of EITF 01-09 did not have a material impact on the Company's financial position or its results of operations.

Note 2 - Reorganization Items

     In connection with the Chapter 11 Cases, the Company has initiated several actions and organizational changes designed to streamline the Company's operations, focus on its core businesses and return the Company to profitability. Many of the strategic actions are long-term in nature and, though initiated in fiscal 2001, will not be completed until the end of fiscal 2002 or later. The Company continues to evaluate the operations of the Company and may identify additional assets for disposition. However, there can be no assurance that the Company will be able to consummate any such transactions at prices the Company or the Company's creditor constituencies will find acceptable.

     The amount of proceeds that will be realized, if any, and the effect of any additional asset sales on the Company's proposed plan of reorganization cannot presently be determined. The Company has recorded reductions to the net realizable value for assets the Company believes will not be fully realized when they are sold or abandoned.

     Certain reorganization-related accruals are classified with liabilities subject to compromise. The Company's proposed plan of reorganization summarizes the amount of distribution that each class of impaired creditors is expected to receive. See Note 1.

     As a direct result of the Chapter 11 Cases, the Company has recorded certain liabilities, incurred certain legal and professional fees and written-down certain assets. The transactions recorded were consistent with the provisions of SOP 90-7. The components of reorganization items are as follows:

                             THE WARNACO GROUP, INC.
                             (Debtor-In-Possession)
              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                  (Dollars in thousands, except share amounts)
                                   (Unaudited)

                                           For the Three Months Ended   For the Six Months Ended
                                           --------------------------   ------------------------
                                               July 6,    July 7,          July 6,    July 7,
                                                 2002      2001              2002      2001
                                               -------   --------          -------   --------
GECC lease settlement                          $22,907   $     --          $22,907   $     --
Professional fees                                7,737      6,106           14,918      6,106
Employee contracts and retention                 5,261         --           10,424         --
Write-off of fixed assets related to
   retail stores closed                          4,990         --            4,990         --
(Gains) losses on sales of fixed assets           (231)     4,510             (105)     4,510
Sales of Penhaligon's and GJM                      (39)        --            2,100
Employee benefit costs related to
   plant closings                                  979         --              979         --
Interest rate swap gain                             --    (18,887)              --    (18,887)
Company-obligated mandatorily redeemable
   preferred securities                             --     21,411               --     21,411
Systems development abandoned                       --     30,145               --     30,145
Deferred financing fees                             --     34,822               --     34,822
Other                                              950         95            1,872         95
                                               -------   --------          -------   --------
                                               $42,554   $ 78,202          $58,085   $ 78,202
                                               =======   ========          =======   ========

Cash portion of reorganization items           $13,948   $  6,261          $26,091   $  6,261
Non-cash portion of reorganization items       $28,606   $ 71,941          $31,994   $ 71,941

Note 3 - Intangible Assets and Goodwill

     In June 2001, the FASB issued SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 eliminates the amortization of goodwill and certain other intangible assets with indefinite lives effective for the Company's 2002 fiscal year. SFAS No. 142 addresses financial accounting and reporting for intangible assets and acquired goodwill. SFAS No. 142 requires that indefinite lived intangible assets be tested for impairment at least annually. Intangible assets with finite useful lives are to be amortized over their useful lives and reviewed for impairment in accordance with SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets.

     As of January 5, 2002 the Company had intangible assets with indefinite useful lives and goodwill net of accumulated amortization of approximately $940,065. The Intimate Apparel Division's intangible assets consisted of goodwill of $136,960 and indefinite lived intangible assets (primarily owned trademarks) of $64,992. The Sportswear and Swimwear Division's intangible assets consisted of goodwill of $552,349 and indefinite lived intangible assets (primarily owned trademarks and license rights for periods exceeding forty years) of $172,198. The Retail Stores Division had intangible assets consisting of goodwill of $3,616 (subsequently written-off in connection with the sale of Penhaligon's). The Company also had other indefinite lived intangible assets consisting of owned trademarks of $9,950. In addition, the Sportswear and Swimwear Division had definite lived intangible assets consisting of certain license rights of $6,316.

Under the provisions of SFAS No. 142, goodwill may be deemed impaired if the net book value of a business reporting unit exceeds the fair value of that business reporting unit. Intangible assets may be deemed

                             THE WARNACO GROUP, INC.
                             (Debtor-In-Possession)
              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                  (Dollars in thousands, except share amounts)
                                   (Unaudited)

impaired if the carrying amount exceeds the fair value of the assets. The Company obtained an independent appraisal of its Business Enterprise Value ("BEV") in connection with the preparation of its proposed plan of reorganization. The Company allocated the appraised BEV to its various reporting units and determined that the value of certain of the Company's intangible assets and goodwill were impaired. As a result, the Company recorded a charge of $801,622 net of income tax benefit of $53,513 as a cumulative effect of a change in accounting from the adoption of SFAS No. 142. The remaining value of intangible assets with indefinite useful lives and goodwill after the adoption of SFAS No. 142 is $84,930. The Intimate Apparel Division has indefinite lived intangible assets of $52,037. The Sportswear and Swimwear Division has indefinite lived intangible assets of $19,327. The Company also had other indefinite lived intangible assets of $9,950. The Retail Stores Division had goodwill of $3,616 (subsequently written-off in connection with the sale of Penhaligon's). In addition, the Sportswear and Swimwear Division had definite lived intangible assets of $6,316, net of accumulated amortization of $2,712 with a remaining useful life of seven years.

     Amortization expense related to intangible assets was $226 and $452 in the three and six month periods ending July 6, 2002, respectively. Amortization expense related to goodwill and intangible assets was $17,849 and $27,024 in the three and six month periods ending July 7, 2001, respectively. Pro-forma net loss for the second quarter and first six months of fiscal 2001, assuming SFAS No. 142 had been adopted effective January 1, 2001 is as follows:

                                      Three Months    Six Months
                                          Ended          Ended
                                      July 7, 2001   July 7, 2001
                                      ------------   ------------

Net loss - as originally reported      $(338,418)     $(402,036)
Decrease in amortization expense          17,623         26,572
                                       ---------      ---------
Net Loss - as adjusted                 $(320,795)     $(375,464)
                                       =========      =========

Basic and diluted loss per weighted
   average share outstanding:

   As reported                         $   (6.40)     $   (7.60)
                                       =========      =========
   As adjusted                         $   (6.06)     $   (7.10)
                                       =========      =========

                             THE WARNACO GROUP, INC.
                             (Debtor-In-Possession)
              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                  (Dollars in thousands, except share amounts)
                                   (Unaudited)

Note 4 - Special Charges

     The Company incurred certain special charges during fiscal 2000. The details of reserves remaining as of January 5, 2002 and July 6, 2002 for costs incurred in connection with the fiscal 2000 special charges are summarized below:

                                                           Facility             Employee
                                  Inventory write-       shutdown and       termination and
                                   downs and other   contract termination      severance
                                  asset write-offs         costs (a)             costs
                                  ----------------   --------------------   ---------------
Balance as of January 5, 2002         $     --             $ 6,057              $   279

Cash Reductions - 2002                      --              (1,864)                (207)
                                      --------             -------              -------
Balance as of July 6, 2002            $     --             $ 4,193              $    72
                                      ========             =======              =======

Balance as of December 30, 2000       $ 29,501             $11,805              $ 6,655

Cash Reductions - 2001                      --              (5,302)              (3,861)

Non-cash reductions - 2001             (22,016)               (129)                  --
                                      --------             -------              -------
Balance as of July 7, 2001            $  7,485             $ 6,374              $ 2,794
                                      ========             =======              =======


                                                     Legal and
                                  Retail outlet    other related
                                  store closings       costs        Total
                                  --------------   -------------   --------
Balance as of January 5, 2002        $    --          $    --      $  6,336

Cash Reductions - 2002                    --               --        (2,071)
                                     -------          -------      --------
Balance as of July 6, 2002           $    --          $    --      $  4,265
                                     =======          =======      ========

Balance as of December 30, 2000      $ 4,711          $ 3,820      $ 56,492

Cash Reductions - 2001                  (937)          (3,172)      (13,272)

Non-cash reductions - 2001            (2,859)              --       (25,004)
                                     -------          -------      --------
Balance as of July 7, 2001           $   915          $   648      $ 18,216
                                     =======          =======      ========

(a) Includes $2,211 of liabilities subject to compromise at July 6, 2002 and January 5, 2002.

Note 5 - Inventories

                     July 6,     January 5,
                      2002          2002
                    --------     ----------
Finished goods      $288,522      $375,956
Work in process       46,020        47,325
Raw materials         40,565        45,718
                    --------      --------
                     375,107       468,999
Less:  reserves       38,931        50,097
                    --------      --------
                    $336,176      $418,902
                    ========      ========

Note 6 - Debt

                             THE WARNACO GROUP, INC.
                             (Debtor-In-Possession)
              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                  (Dollars in thousands, except share amounts)
                                   (Unaudited)

                                                    July 6, 2002   January 5, 2002
                                                    ------------   ---------------
Amended DIP                                         $        --      $   155,915
GECC lease settlement (a) (e)                             8,581               --
$600 million term loan (b)                              585,050          587,548
Revolving credit facilities (b)                       1,014,386        1,018,719
Term loan agreements (b)                                 27,045           27,161
Capital lease obligations                                 3,862            5,582
Foreign credit facilities (b)(c)                        143,702          143,439
Equity Agreement Notes (b)(d)                            56,520           56,677
                                                    -----------      -----------
                                                      1,839,146        1,995,041
Current portion                                          (6,825)        (155,915)
Reclassified to liabilities subject to compromise    (1,830,565)      (1,839,126)
                                                    -----------      -----------
   Total long-term debt                             $     1,756      $        --
                                                    ===========      ===========

(a)  Represents payments due pursuant to the GECC lease settlement.

(b) The reduction in the credit facilities primarily reflects the repayment of certain amounts from the proceeds generated from the sale of GJM and Penhaligon's.

(c)  Includes impact of fluctuations in foreign currency exchange rates.

(d) Interest bearing notes payable to certain banks related to the settlement of equity forward purchase agreements ("Equity Agreements") entered into in connection with the Company's stock repurchase program.

(e)  Reflects July 2002 payment.

     Total debt does not include pre-petition trade drafts outstanding as of July 6, 2002 and January 5, 2002 of $349,872 and $351,367, respectively that are included in liabilities subject to compromise.

Debtor-in-Possession Financing

     On June 11, 2001, the Company entered into a Debtor-In-Possession Financing Agreement ("DIP") with a group of banks, which was approved by the Bankruptcy Court in an interim amount of $375,000. On July 9, 2001, the Bankruptcy Court approved an increase in the amount of borrowing available to the Company to $600,000. The DIP was subsequently amended on August 27, 2001, December 27, 2001, February 5, 2002 and May 15, 2002. In addition, the Administrative Agent granted certain extensions under the DIP on April 12, 2002, June 19, 2002, July 18, 2002, August 22, 2002 and September 30, 2002. The amendments and extensions, among other things, amend certain definitions and covenants, permit the sale of certain of the Company's assets and businesses, extend deadlines with respect to certain asset sales and filing requirements with respect to a plan of reorganization and reduce the size of the facility to reflect the Debtor's revised business plan. The Amended DIP (when originally executed) provided for a $375,000 non-amortizing revolving credit facility (which includes letter of credit facility of up to $200,000) ("Tranche A") and a $225,000 revolving credit facility ("Tranche B"). On December 27, 2001 the Tranche B commitment was reduced to $100,000. On April 19, 2002, the Company voluntarily elected to eliminate Tranche B based upon its determination that the Company's liquidity position had improved significantly since the Petition Date and Tranche B would not be needed to fund the Company's on-going operations. On May 28, 2002, the Company voluntarily reduced the amount of borrowing available to the Company under the Amended DIP to $325,000. On October 8, 2002, the Company

                             THE WARNACO GROUP, INC.
                             (Debtor-In-Possession)
              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                  (Dollars in thousands, except share amounts)
                                   (Unaudited)

voluntarily reduced the amount of borrowing available to the Company under the Amended DIP to $275,000.

     All outstanding borrowings under the Amended DIP had been repaid as of July 6, 2002. Amounts outstanding under the Amended DIP at January 5, 2002 were $155,915. In addition, the Company had stand-by and documentary letters of credit outstanding under the Amended DIP at July 6, 2002 and January 5, 2002 of approximately $64,008 and $60,031 respectively. The total amount of additional credit available to the Company at July 6, 2002 and January 5, 2002 was $143,954 and $159,054 respectively. As of October 1, 2002, the Company had repaid all outstanding borrowings under the Amended DIP and had approximately $60,835 of cash available as collateral against outstanding trade and stand-by letters of credit.

     The Amended DIP is secured by substantially all of the domestic assets of the Company.

GECC Settlement

     On June 12, 2002, the Bankruptcy Court approved the Company's settlement of certain operating lease agreements with General Electric Capital Corporation ("GECC"). The leases had original terms of from three to seven years and were secured by certain equipment, machinery, furniture, fixtures and other assets. GECC's total claims under the leases were approximately $51,152. Under the terms of the settlement agreement, the Company will pay GECC $15,200 of which $5,600 had been paid by the Company through June 12, 2002. The Company will pay the balance of $9,600 (net present value of $9,071 at June 12, 2002) in equal installments of $550 through the date of the consummation of a confirmed plan of reorganization and $750 per month thereafter until the balance is fully paid. The net present value of the remaining GECC payments of $8,581 is classified as long-term debt not subject to compromise at July 6, 2002. All other amounts claimed by GECC under the leases of $35,952 (including $13,045 previously accrued and charged to operating expense by the Company) are classified as liabilities subject to compromise at July 6, 2002. Amounts not previously accrued by the Company but included in the GECC claim of $22,907 were charged to reorganization items in the second quarter of fiscal 2002.

     The assets acquired pursuant to the terms of the settlement agreement were recorded at their estimated fair value, which was estimated to be equal to the present value of payments due to GECC under the terms of the settlement agreement. Such assets are being depreciated using the straight-line method over their estimated remaining useful lives of 2 to 4 years.

Pre-Petition Debt Agreements--Subject to Compromise

     The Company was in default of substantially all of its U.S. pre-petition credit agreements as of July 6, 2002. All pre-petition debt of the Debtors has been classified as liabilities subject to compromise in the consolidated condensed balance sheet at July 6, 2002 and January 5, 2002. In addition, the Company stopped accruing interest on all domestic pre-petition credit facilities and outstanding balances on June 11, 2001, except for interest on certain foreign credit agreements that are subject to standstill and inter-creditor agreements. Total interest accrued on foreign debt agreements was $1,630 in the second quarter of fiscal 2002. Total interest accrued on foreign debt agreements since the Petition Date totaled $7,328, which is included in liabilities subject to compromise at July 6, 2002. The Company's proposed plan of reorganization requires the payment of such interest.

                             THE WARNACO GROUP, INC.
                             (Debtor-In-Possession)
              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                  (Dollars in thousands, except share amounts)
                                   (Unaudited)

Interest expense, net

     Interest expense included in the consolidated condensed statement of operations is as follows:

Interest expense

                           For the Three Months Ended   For the Six Months Ended
                           --------------------------   ------------------------
                               July 6,   July 7,          July 6,    July 7,
                                2002      2001              2002       2001
                               -------   -------          --------   --------
Interest expense               $ 6,018   $40,523          $ 12,982   $104,463
Interest income                 (2,923)       --            (2,923)        --
                               -------   -------          --------   --------
Interest expense, net          $ 3,095   $40,523          $ 10,059   $104,463
                               =======   =======          ========   ========

Note 7 - Liabilities Subject to Compromise

     The principal categories of obligations classified as liabilities subject to compromise are identified below. The amounts set forth below may vary significantly from the stated amounts of proofs of claim as filed with the Bankruptcy Court and may be subject to future adjustments depending on future Bankruptcy Court action, further developments with respect to disputed claims, determination as to the value of any collateral securing claims, or other events. In addition, other claims may result from the rejection of additional leases and executory contracts by the Debtors. The following summarizes liabilities subject to compromise at July 6, 2002 and January 5, 2002:

                                                       July 6, 2002   January 5, 2002
                                                       ------------   ---------------
Current liabilities :
   Accounts payable                                     $  385,718      $  386,711
   Accrued liabilities, including GECC claim               106,431          66,071
Debt :
$600 million term loan (a)                                 585,050         587,548
Revolving credit facilities (a)                          1,014,386       1,018,719
Term loan agreements (a)                                    27,045          27,161
Capital lease obligations                                    3,862           5,582
Foreign credit facilities (a) (b)                          143,702         143,439
Equity Agreement Notes (a)                                  56,520          56,677
Company-obligated mandatorily redeemable convertible       120,000         120,000
   preferred securities
Other liabilities                                           27,485          27,485
                                                        ----------      ----------
                                                        $2,470,199      $2,439,393
                                                        ==========      ==========

(a) Reduction in the amount outstanding reflects repayments of certain amounts under the Company's pre-petition credit facilities from the proceeds generated by the sale of GJM and Penhaligon's.

(b)  Reflects the impact of foreign currency translation.

Note 8 - Company-Obligated Mandatorily Redeemable Convertible Preferred Securities.

     In 1996, the Company's wholly owned subsidiary, Designer Holdings Ltd. ("Designer Holdings") issued 2.4 million Company-obligated mandatorily redeemable convertible preferred securities with an aggregate nominal value of $120,000 (the "Preferred Securities"). Each Preferred Security is convertible

                             THE WARNACO GROUP, INC.
                             (Debtor-In-Possession)
              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                  (Dollars in thousands, except share amounts)
                                   (Unaudited)

into 0.6888 of a share of the Company's common stock, or an aggregate of 1,653,177 shares. The nominal value of the Preferred Securities is included in liabilities subject to compromise at July 6, 2002 and January 5, 2002. Holders of Preferred Securities will receive a distribution under the Company's proposed plan of reorganization equal to 0.60% of the newly issued common stock in the Company if such holders do not vote to reject the Company's proposed plan of reorganization, see Note 1.

     The following summarizes the unaudited financial information of Designer Holdings, as of July 6, 2002 and January 5, 2002 and for the three month and six month period ended July 6, 2002 and July 7, 2001.

     The information below may not be indicative of future operating results.

Balance sheet summary:
                                      July 6,   January 5,
                                       2002        2002
                                     --------   ----------
Current assets                       $ 73,090    $ 96,536
Noncurrent assets                     161,156     421,955
Current liabilities                    29,905      24,684
Noncurrent liabilities                 49,085      39,562
Liabilities subject to compromise:
   Current liabilities                  8,551       8,564
   Redeemable preferred securities    120,000     120,000
Stockholders' equity                   18,547     325,681

Statement of operations summary:

                           Three months ended            Six months ended
                       ---------------------------   --------------------------
                          July 6,        July 7,        July 6,        July 7,
                       2002 (a) (b)   2001 (a) (b)   2002 (a) (b)   2001 (a) (b)
                       ------------   ------------   ------------   ------------
Net revenues             $ 59,986       $ 45,898     $ 130,462       $ 126,224
Cost of goods sold         45,377         51,477        98,700         112,436
Net loss                   (7,963)       (68,989)     (307,134)(c)     (88,841)

(a) Excludes Retail Store Division's net revenues of $9,977 and $18,802 and $13,125 and $24,465 for the three and six month periods ended July 6, 2002 and July 7, 2001, respectively. As a result of the integration of Designer Holdings into the operations of the Company, cost of goods sold and net income associated with these net revenues cannot be separately identified.

(b) Net loss includes a charge of $3,801 and $7,924 and $6,031 and $22,985 of general corporate expenses for the three and six month periods, respectively.

(c) Includes the cumulative effect of a change in accounting principle of $302,655 in the first six months of fiscal 2002 related to the adoption of SFAS No. 142.

                             THE WARNACO GROUP, INC.
                             (Debtor-In-Possession)
              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                  (Dollars in thousands, except share amounts)
                                   (Unaudited)

Note 9 - Supplemental Cash Flow Information

                                                     Three Months Ended    Six Months Ended
                                                     ------------------   -------------------
                                                     July 6,    July 7,   July 6,    July 7,
                                                       2002      2001       2002       2001
                                                     --------   -------   --------   --------
Cash paid (received) for:
      Interest                                       $  2,600   $62,213   $  5,802   $120,196
      Income taxes, net of refunds received           (13,743)     (284)   (12,037)     4,938
Supplemental non-cash investing and financing
   activities:
      Debt issued for purchase of fixed assets (a)      9,071        --      9,071         --

(a) Represents debt incurred and assets purchased under the GECC lease settlement - Note 6.

Note 10 - Business Segments

     The Company operates in three segments: Sportswear and Swimwear, Intimate Apparel, and Retail Stores.

     The Sportswear and Swimwear segment designs, manufactures, imports and markets moderate to premium priced men's, women's, junior's and children's sportswear and jeanswear, men's accessories and men's, women's, junior's and children's swimwear and active apparel under the Chaps by Ralph Lauren'r', Calvin Klein'r', Catalina'r', A.B.S. by Allen Schwartz'r', Speedo'r', Speedo'r' Authentic Fitness'r', Anne Cole'r', Cole of California'r', Sandcastle'r', Sunset Beach'r', Lauren'r'/Ralph Lauren'r', Ralph'r'/Ralph Lauren'r', Ralph Lauren'r', Polo Sport Ralph Lauren'r' and Polo Sport-RLX'r' brand names.

     The Intimate Apparel segment designs, manufactures, imports and markets moderate to premium priced intimate apparel for women under the Warner's'r', Olga'r', Calvin Klein'r', White Stag'r', Lejaby'r', Rasurel'r' and Bodyslimmers'r' brand names, and men's underwear under the Calvin Klein'r' brand name.

     The Retail Stores segment which is comprised of both outlet retail as well as full-price retail stores, principally sells the Company's products to the general public through stores under the Speedo'r' Authentic Fitness'r' name as well as Company retail outlet stores for the disposition of excess and irregular inventory. At January 5, 2002 the Company operated 95 Speedo Authentic Fitness retail stores and 86 outlet retail stores. Through July 6, 2002 the Company closed 24 Speedo Authentic Fitness stores and 38 domestic outlet retail stores leaving 71 Speedo Authentic Fitness and 48 outlet retail stores as of July 6, 2002. Through October 14, 2002 the Company had closed 23 additional Speedo Authentic Fitness Stores leaving 48 stores operating on October 14, 2002. The Company expects to close its remaining 26 domestic outlet retail stores by the end of fiscal 2002.

     Net revenues for the 38 outlet retail stores closed in the first half of fiscal 2002 for the six months ended July 6, 2002 and July 7, 2001 were $9,662 and $19,231, respectively. Net revenues for the 26 outlet retail stores to be closed in the fourth quarter of fiscal 2002 for the six months ended July 6, 2002 and July 7, 2001 were $18,583 and $21,826, respectively.

     Net revenues for the 24 Authentic Fitness stores closed in the first half of fiscal 2002 for the six months ended July 6, 2002 and July 7, 2001 were $1,936 and $2,863, respectively. Net revenues for the 23 Authentic Fitness stores closed in the third quarter of fiscal 2002 for the six months ended July 6, 2002 and July 7, 2001 were $3,998 and $4,529, respectively.

     The accounting policies of the segments are the same as those of the Company. Transfers to the Retail Stores segment occur at standard cost and are not reflected in the net revenues of the Intimate Apparel or Sportswear and Swimwear segments. The Company evaluates the performance of its segments based upon operating income (loss) before general corporate expenses not allocated and reorganization items. Information by business segment is set forth below.

                             THE WARNACO GROUP, INC.
                             (Debtor-In-Possession)
              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                  (Dollars in thousands, except share amounts)
                                   (Unaudited)

                                     Sportswear
                                        and       Intimate    Retail
                                      Swimwear     Apparel    Stores      Total
                                     ----------   --------   --------   ---------
Three months ended July 6, 2002:
   Net revenues                       $208,769    $145,277   $ 27,721   $ 381,767
   Segment operating income (loss)      13,010      19,735       (438)     32,307

Three months ended July 7, 2001:
   Net revenues                       $201,094    $113,468   $ 47,708   $ 362,270
   Segment operating loss              (68,977)    (93,214)    (9,698)   (171,889)

Six months ended July 6, 2002:
   Net revenues                       $445,713    $289,444   $ 56,662   $ 791,819
   Segment operating income (loss)      39,698      32,241     (4,648)     67,291

Six months ended July 7, 2001:
   Net revenues                       $492,610    $276,347   $ 92,532   $ 861,489
   Segment operating loss              (36,291)    (84,684)   (13,286)   (134,261)

     The reconciliation of total segment operating income (loss) to total consolidated loss before taxes and cumulative effect of a change in accounting principle for the periods ended July 6, 2002 and July 7, 2001, respectively, is as follows:

                                            Three Months Ended      Six Months Ended
                                           --------------------   --------------------
                                           July 6,     July 7,    July 6,     July 7,
                                             2002       2001       2002        2001
                                           --------   ---------   --------   ---------
Segment operating income (loss)            $ 32,307   $(171,889)  $ 67,291   $(134,261)
General corporate expenses not allocated     17,038      40,896     35,728      72,316
                                           --------   ---------   --------   ---------
Operating income (loss) before
   reorganization items                      15,269    (212,785)    31,563    (206,577)
Reorganization items                         42,554      78,202     58,085      78,202
                                           --------   ---------   --------   ---------
Operating loss                              (27,285)   (290,987)   (26,522)   (284,779)
Investment loss                                  --       3,708         --       6,672
Interest expense, net                         3,095      40,523     10,059     104,463
                                           --------   ---------   --------   ---------
Loss before provision for income taxes
   and cumulative effect of change in
   accounting principle                    $(30,380)  $(335,218)  $(36,581)  $(395,914)
                                           ========   =========   ========   =========

                             THE WARNACO GROUP, INC.
                             (Debtor-In-Possession)
              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                  (Dollars in thousands, except share amounts)
                                   (Unaudited)

Note 11 - Comprehensive (Loss)

     The components of comprehensive loss are as follows:

                                                        Three Months Ended      Six Months Ended
                                                       --------------------   ---------------------
                                                       July 6,     July 7,     July 6,     July 7,
                                                         2002       2001        2002        2001
                                                       --------   ---------   ---------   ---------
Net loss                                               $(31,989)  $(338,418)  $(889,741)  $(402,036)
                                                       --------   ---------   ---------   ---------
Other comprehensive income (loss):
   Foreign currency translation adjustments                 126        (314)      1,856         482
   Change in unfunded minimum pension liability          (2,000)     (2,000)     (4,000)     (3,530)
   Transition adjustment for SFAS No. 133 adoption           --     (20,328)         --          --
   Change in fair value of cash flow hedge,
      interest rate swaps                                    --         202          --          --
   Unrealized deferred loss on marketable securities         67          44          22          30
                                                       --------   ---------   ---------   ---------
Total other comprehensive loss                           (1,807)    (22,396)     (2,122)     (3,018)
                                                       --------   ---------   ---------   ---------
                                                             --
Comprehensive loss                                     $(33,796)  $(360,814)  $(891,863)  $(405,054)
                                                       ========   =========   =========   =========

     The transition adjustment relates to the reclassification of a gain on the termination of certain interest rate swaps from other liabilities to other comprehensive income and the subsequent reclassification of the gain to reorganization items in the second quarter of fiscal 2001.

     The components of accumulated other comprehensive loss are as follows:

                                             July 6,    January 5,
                                              2002         2002
                                             --------   ----------
Unfunded minimum pension liability           $(36,494)   $(32,494)
Foreign currency translation adjustments      (18,705)    (20,561)
Unrealized holding losses, net                     61          39
                                             --------    --------

Total accumulated other comprehensive loss   $(55,138)   $(53,016)
                                             ========    ========

Note 12 - Income Taxes

     The provision for income taxes of $1,609 for the second quarter of fiscal 2002 reflects accrued income taxes on foreign earnings. The provision for income taxes for the first half of fiscal 2002 of $51,538 reflects accrued income taxes of $5,480 on foreign earnings and an increase in the Company's valuation allowance of $46,058. The increase in the valuation allowance resulted from an increase in the Company's deferred tax assets that may not be realized. The tax benefit associated with impairment losses was recorded by the Company in connection with the adoption of SFAS No. 142 during the first quarter of fiscal 2002. The Company has not provided any tax benefit for domestic losses and certain foreign losses incurred during the first half of fiscal 2002.

     The provision for income taxes for the second quarter of fiscal 2001 and first six months of fiscal 2001 reflects accrued taxes of $3,200 and $6,122, respectively on foreign earnings. The Company has not provided any tax benefit for domestic losses and certain foreign losses incurred in the first half of fiscal 2001.

                             THE WARNACO GROUP, INC.
                             (Debtor-In-Possession)
              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                  (Dollars in thousands, expect share amounts)
                                   (Unaudited)

Note 13 - Equity

                                                       Three Months Ended       Six Months Ended
                                                      --------------------   ---------------------
                                                       July 6,    July 7,     July 6,     July 7,
                                                        2002        2001        2002        2001
                                                      --------   ---------   ---------   ---------
Numerator for basic and diluted earnings per share:
   Loss before cumulative effect of change
      in accounting principle                         $(31,989)  $(338,418)  $ (88,119)  $(402,036)
   Cumulative effect of change in accounting
      principle                                             --          --     801,622          --
                                                      --------   ---------   ---------   ---------
Net loss                                              $(31,989)  $(338,418)  $(889,741)  $(402,036)
                                                      ========   =========   =========   =========
Denominator for basic and diluted loss per share
   -- weighted average number of shares                 52,936      52,898      52,936      52,886
                                                      ========   =========   =========   =========
Basic and diluted loss per share before cumulative
   effect of change in accounting principle (a) (b)   $  (0.60)  $   (6.40)  $   (1.66)  $   (7.60)
                                                      ========   =========   =========   =========

(a) The effect of potentially dilutive securities has been excluded from the computation of loss per share for all periods presented because the effect would have been anti-dilutive. Dilutive securities at July 6, 2002 and July 7, 2001 included options to purchase 5,293,342 shares and 15,699,796 shares of common stock, respectively; unvested restricted stock of 19,424 shares and 260,950 shares, respectively, and; 5,200,000 shares issuable pursuant to the Equity Agreements, respectively.

(b)  There were no outstanding, in-the-money options at July 6, 2002.

     Options to purchase shares of common stock outstanding at July 6, 2002 and July 7, 2001 were not included in the computation of diluted earnings per share because the option exercise price was greater than the average market price of the common shares as shown below:

                                   July 6,        July 7,
                                    2002           2001
                                ------------   ------------

Number of shares under option      5,293,342     15,699,796
Range of exercise prices        $0.67-$42.88   $0.67-$42.88

     Incremental shares issuable on the assumed conversion of the Preferred Securities amounting to 1,653,177 shares were not included in the computation of diluted earnings per share for any of the periods presented, as the impact would have been anti-dilutive.

     The Company has reserved 16,132,022 shares of Class A Common Stock for issuance under its various stock option plans as of July 6, 2002. In addition, as of July 6, 2002 and January 5, 2002 there were 12,242,629 shares of Class A Common Stock in treasury stock available for the issuance under certain of the plans.

Note 14 - Legal Matters

     As a consequence of the Chapter 11 Cases, all pending claims and litigation against the Company and its filed subsidiaries have been automatically stayed pursuant to Section 362 of the Bankruptcy Code absent further order of the Bankruptcy Court. Below is a summary of legal proceedings the Company believes to be material.

                             THE WARNACO GROUP, INC.
                             (Debtor-In-Possession)
              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                  (Dollars in thousands, expect share amounts)
                                   (Unaudited)

     Speedo Litigation. On September 14, 2000, Speedo International Limited ("SIL") filed a complaint in the U.S. District Court for the Southern District of New York, styled Speedo International Limited v. Authentic Fitness Corp., et al., No. 00 Civ. 6931 (DAB) (the "Speedo Litigation"), against The Warnaco Group, Inc. and various other Warnaco entities (the "Warnaco Defendants") alleging claims, inter alia, for breach of contract and trademark violations (the "Speedo Claims"). The complaint seeks, inter alia, termination of certain licensing agreements, injunctive relief and damages.

     On November 8, 2000, the Warnaco Defendants filed an answer and counterclaims against SIL seeking, inter alia, a declaration that the Warnaco Defendants have not engaged in trademark violations and are not in breach of the licensing agreements, and that the licensing agreements in issue (the "Speedo Licenses") may not be terminated.

     The Company believes the Speedo Claims to be without merit and intends to vigorously dispute them and pursue its counterclaims.

     On or about October 30, 2001, SIL filed a motion in Bankruptcy Court seeking relief from the automatic stay to pursue the Speedo Litigation in the District Court, and have its rights determined there through a jury trial (the "Speedo Motion"). The Debtors opposed the Speedo Motion, and oral argument was held on February 21, 2002. On June 11, 2002, the Bankruptcy Court denied the Speedo Motion on the basis that inter alia, (i) the Speedo Motion was premature and (ii) the Bankruptcy Court has core jurisdiction over resolution of the Speedo Claims. Pursuant to, and in conjunction with, confirmation of the Company's proposed plan of reorganization, the Debtors will assume the Speedo Licenses. The Debtors believe that all issues raised by SIL with respect to the assumption of the Speedo licenses can be resolved by the Bankruptcy Court or otherwise resolved in a manner which will not preclude assumption of the Speedo Licenses as of the effective date of the proposed plan.

     Wachner Claim. On January 18, 2002, Mrs. Linda J. Wachner, former President and Chief Executive Officer of the Company, filed a proof of claim in the Chapter 11 Cases related to the post-petition termination of her employment with the Company asserting an administrative priority claim in excess of $25 million (the "Wachner Claim"). The Debt Coordinators for the Company's pre-petition lenders, the Official Committee of Unsecured Creditors and the Company have objected to the Wachner Claim. Discovery with respect to the Wachner Claim is proceeding and a hearing will be scheduled in the Bankruptcy Court regarding the Wachner Claim. Confirmation and effectiveness of the Debtors' proposed plan of reorganization are not conditioned upon or otherwise dependent upon a resolution of the Wachner Claim.

     Shareholder Class Actions. Between August 22, 2000 and October 26, 2000, seven putative class action complaints were filed in the U.S. District Court for the Southern District of New York against the Company and certain of its officers and directors (the "Shareholder I Class Action"). The complaints, on behalf of a putative class of shareholders of the Company who purchased Company stock between September 17, 1997 and July 19, 2000 (the "First Class Period"), allege, inter alia, that the defendants violated the Securities Exchange Act of 1934, as amended (the "Exchange Act") by artificially inflating the price of the Company's stock and failing to disclose certain information during the First Class Period.

     On November 17, 2000, the Court consolidated the complaints into a single action, styled In Re The Warnaco Group, Inc. Securities Litigation, No. 00-Civ-6266 (LMM), and appointed a lead plaintiff and approved a lead counsel for the putative class. A second amended consolidated complaint was filed on May 31, 2001. On October 5, 2001, the defendants other than the Company filed a motion to dismiss based upon, among other things, the statute of limitations, failure to state a claim and failure to plead

                             THE WARNACO GROUP, INC.
                             (Debtor-In-Possession)
              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                  (Dollars in thousands, expect share amounts)
                                   (Unaudited)

fraud with the requisite particularity. On April 25, 2002, the District Court granted the individual defendant's motion to dismiss this action based on the statute of limitations. On May 10, 2002, the plaintiffs filed a motion for reconsideration in the District Court. On May 24, 2002, the plaintiffs filed a notice of appeal with respect to such dismissal. On July 23, 2002, plaintiffs' motion for reconsideration was denied. On July 30, 2002, the plaintiffs' voluntarily dismissed, without prejudice, their claims against the Company. On October 2, 2002, plaintiffs filed a notice of appeal with respect to the District Court's entry of final judgement in favor of the individual defendants.

     Between April 20, 2001 and May 31, 2001, five putative class action complaints, against the Company and certain of its officers and directors were filed in the U.S. District Court for the Southern District of New York (the "Shareholder II Class Action"). The complaints, on behalf of a putative class of shareholders of the Company who purchased Company stock between September 29, 2000 and April 18, 2001 (the "Second Class Period"), allege, inter alia, that defendants violated the Exchange Act by artificially inflating the price of the Company's stock and failing to disclose negative information during the Second Class Period.

     On August 3, 2001, the District Court consolidated the actions into a single action, styled In Re The Warnaco Group, Inc. Securities Litigation (II), No. 01 CIV 3346 (MCG), and appointed a lead plaintiff and approved a lead counsel for the putative class. A consolidated amended complaint was filed against certain current and former officers and directors of the Company, which expanded the Second Class Period to encompass August 16, 2000 to June 8, 2001. The amended complaint also dropped the Company as a defendant, but added as defendants certain outside directors. On April 18, 2002, the District Court dismissed the amended complaint, but granted plaintiffs leave to replead. On June 7, 2002, the plaintiffs filed a second amended complaint, which again expanded the Second Class Period to encompass August 15, 2000 to June 8, 2001. On June 24, 2002, the defendants filed motions to dismiss the second amended complaint, which motions are pending. On August 21, 2002, plaintiffs filed a third amended complaint adding the Company's current independent auditors as a defendant.

     SEC Investigation. As previously disclosed, the staff of the Securities and Exchange Commission (the "SEC") has been conducting an investigation to determine whether there have been any violations of the Exchange Act in connection with the preparation and publication of various financial statements and other public statements. On July 18, 2002, the SEC staff informed the Company that it intends to recommend that the SEC authorize a civil enforcement action against the Company and certain persons who have been employed by or affiliated with the Company since prior to January 3, 1999 alleging violations of the federal securities laws. The SEC staff invited the Company to make a Wells Submission describing the reasons why no such action should be brought. On September 3, 2002, the Company filed its Wells Submission. The Company does not expect the resolution of this matter as to the Company to have a material effect on the Company's financial condition, results of operations or its business.

Note 15 - Supplemental Condensed Financial Information.

     The following condensed financial statements of The Warnaco Group, Inc., 36 of its 37 U.S. subsidiaries and Warnaco Canada (the "Debtors") represent the condensed consolidated financial position as of July 6, 2002 and January 5, 2002, results of operations and cash flows for the Debtors for the periods ended July 6, 2002 and July 7, 2001:

                             THE WARNACO GROUP, INC.
                             (Debtor-In-Possession)
              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                  (Dollars in thousands, expect share amounts)
                                   (Unaudited)

                                                                 July 6,      January 5,
                                                                   2002         2002
                                                               -----------   -----------
                                     ASSETS
Current assets                                                 $   530,809   $   624,623
Net property, plant and equipment                                  172,005       191,117
Intercompany accounts, net                                          21,055        44,532
Intangible and other assets, net                                    76,683       869,659
Investment in affiliates                                           116,328       181,212
                                                               -----------   -----------
                                                               $   916,880   $ 1,911,143
                                                               ===========   ===========

                    LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Liabilities not subject to compromise:
   Current Liabilities:
      Amended DIP                                              $        --   $   155,915
      Current portion of long-term debt                              6,825            --
      Other current liabilities                                    146,698       135,383
                                                               -----------   -----------

      Total current liabilities                                    153,523       291,298

      Other long-term liabilities                                   34,332        31,736
Long-term debt                                                       1,756            --
Liabilities subject to compromise                                2,470,199     2,439,393
Stockholders' deficiency:
   Class A Common Stock, $0.01 par value
      130,000,000 shares authorized, 65,232,594 issued                 654           654
   Additional paid-in-capital                                      909,054       909,054
   Accumulated other comprehensive loss                            (55,138)      (53,016)
   Deficit                                                      (2,283,415)   (1,393,674)
   Treasury stock, at cost 12,242 629 shares                      (313,889)     (313,889)
   Unearned stock compensation                                        (196)         (413)
                                                               -----------   -----------
Total stockholders' deficiency                                  (1,742,930)     (851,284)
                                                               -----------   -----------
                                                               $   916,880   $ 1,911,143
                                                               ===========   ===========

                             THE WARNACO GROUP,INC.
                             (Debtor-In-Possession)
              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                  (Dollars in thousands, except share amounts)
                                   (Unaudited)

                                                       Three Months Ended       Six Months Ended
                                                      --------------------   ---------------------
                                                       July 6,    July 7,     July 6,     July 7,
                                                        2002       2001        2002        2001
                                                      --------   ---------   ---------   ---------
Net revenues                                          $320,337   $ 301,816   $ 667,108   $ 728,992
Cost of goods sold                                     231,541     339,724     492,348     660,704
                                                      --------   ---------   ---------   ---------
Gross profit (loss)                                     88,796     (37,908)    174,760      68,288
Selling, general and administrative expenses            78,176     150,622     156,040     264,008
                                                      --------   ---------   ---------   ---------
Operating income (loss) before reorganization items     10,620    (188,530)     18,720    (195,720)
Reorganization items                                    41,228      78,202      55,619      78,202
Equity in (income) loss of unconsolidated
    subsidiaries                                         1,235      25,514      (3,708)      13,983
                                                      --------   ---------   ---------   ---------
Operating loss                                         (31,843)   (292,246)    (33,191)   (287,905)
Interest expense, net                                    3,021      43,946       9,944     112,254
Other income                                              (583)       (358)     (1,074)       (730)
                                                      --------   ---------   ---------   ---------
Loss before provision for income taxes
   and cumulative effect of change in accounting
   principle                                           (34,281)   (335,834)    (42,061)   (399,429)
Provision (benefit) for income taxes                    (2,292)      2,584      46,058       2,607
                                                      --------   ---------   ---------   ---------
Loss before cumulative effect of
   change in accounting principle                      (31,989)   (338,418)    (88,119)   (402,036)
Cumulative effect of change in accounting
   principle net of income tax benefit                      --          --     801,622          --
                                                      --------   ---------   ---------   ---------
Net loss                                              $(31,989)  $(338,418)  $(889,741)  $(402,036)
                                                      ========   =========   =========   =========

                             THE WARNACO GROUP,INC.
                             (Debtor-In-Possession)
              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                  (Dollars in thousands, except share amounts)
                                  (Unaudited)

                                                                         For the Six Months Ended
                                                                         ------------------------
                                                                           July 6,     July 7,
                                                                            2002        2001
                                                                          ---------   ---------
Cash flows from operating activities:
   Net loss                                                               $(889,741)  $(402,036)
   Adjustments to reconcile net loss to net cash
      used in operating activities:
         Depreciation and amortization                                       25,845      47,558
         (Gain) loss on sales of fixed assets                                  (105)      4,510
         Amortization of deferred financing costs                             4,731      10,345
         Cumulative effect of the change in accounting                      801,622          --
         Increase in deferred income tax valuation allowance                 46,058          --
         Loss on sale of GJM and Penhaligon's                                 2,100          --
         Market value adjustments to Equity Agreements                           --       6,672
         Amortization of interest rate swap gain                                 --      (2,468)
         Amortization of unearned stock compensation                            217       1,994
         Non-cash reorganization costs and other items                       31,994      82,506
   Changes in operating assets and liabilities:
      Accounts receivable                                                    68,363    (144,877)
      Inventories                                                            85,029      51,878
      Accounts payable and accrued liabilities                               20,474     (69,604)
      Prepaid expenses and other current assets and liabilities              15,975         870
      Change in other long-term assets and liabilities                       (1,383)       (784)
      Net change in intercompany and investment accounts                     10,293     (52,927)
                                                                          ---------   ---------
            Net cash provided by (used in) operating activities             221,472    (466,363)

Cash flows from investing activities:
   Proceeds from the sale of GJM and Penhaligon's                            20,459          --
   Capital expenditures, net of disposals                                    (1,818)    (16,833)
                                                                          ---------   ---------
            Net cash provided by (used in) investing activities              18,641     (16,833)

Cash flows from financing activities:
      Net borrowings (repayments) under pre-petition credit facilities      (10,032)    329,490
      Net borrowings (repayments) under Amended DIP                        (155,915)    183,922
      Repayments of GECC debt                                                  (490)         --
      Increase in deferred financing costs                                       --     (17,344)
                                                                          ---------   ---------
            Net cash provided by (used in) financing activities            (166,437)    496,068
Translation adjustments                                                       1,811        (223)
                                                                          ---------   ---------
            Net increase in cash and cash equivalents                        75,487      12,649
    Cash at beginning of period                                              18,758       5,355
                                                                          ---------   ---------
    Cash at end of period                                                 $  94,245      18,004
                                                                          =========   =========

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations.

     The Company is subject to certain risks and uncertainties that could cause its future results of operations to differ materially from its historical results of operations and those expected in the future. The Company generally is subject to certain risks that could affect the value of the Company's common stock. Please refer to Item 1. Business included in the Company's Annual Report on Form 10-K for the year ended January 5, 2002 for a discussion of the Company's business operations.

Proceedings under Chapter 11 of the Bankruptcy Code

     On the Petition Date the Company, 36 of its 37 U.S. subsidiaries and Warnaco Canada (the "Debtors") each filed a petition for relief under Chapter 11 of the Bankruptcy Code. The remainder of the Company's foreign subsidiaries are not debtors in the Chapter 11 Cases, nor are they subject to foreign bankruptcy or insolvency proceedings. The Debtors are managing their businesses and properties as debtors-in-possession.

     The Company filed its proposed plan of reorganization on October 1, 2002 and is in the process of seeking the acceptance and confirmation of the plan by the Bankruptcy Court in accordance with the provisions of the Bankruptcy Code.

     During the course of the Chapter 11 Cases, the Debtors may seek Bankruptcy Court authorization to sell assets and settle liabilities for amounts other than those reflected in the consolidated condensed financial statements. The Debtors continue to evaluate the Company's operations and may identify additional assets for potential disposition. However, there can be no assurance that the Company will be able to consummate such transactions at prices the Company or the Company's creditor constituencies will find acceptable. Since the Petition Date, through July 6, 2002, the Company sold certain assets including its GJM and Penhaligon's business and the inventory of certain of its retail outlet stores generating proceeds of approximately $43 million in the aggregate. In October 2002, the Company made a strategic decision to close the remaining 26 outlet retail stores it was then operating. The Company expects that the stores will be closed before the end of fiscal 2002. At July 6, 2002, the Company has classified certain assets as assets held for sale. The assets held for sale of $1,310 primarily represent remaining land and buildings that were sold by the Company in the third quarter of fiscal 2002. Such assets were previously written-down to estimated net realizable value in fiscal 2001.

     The administrative and reorganization expenses resulting from the Chapter 11 Cases will unfavorably affect the Debtors and consequently, the Company's consolidated results of operations. Future results of operations may also be adversely affected by other factors relating to the Chapter 11 Cases.

Basis of Presentation

     The Company's consolidated condensed financial statements included in this Quarterly Report have been prepared on a "going concern" basis in accordance with accounting principles generally accepted in the United States of America. The "going concern" basis of presentation assumes that the Company will continue in operation for the foreseeable future and will be able to realize upon its assets and discharge its liabilities in the normal course of business. Because of the Chapter 11 Cases and the circumstances leading thereto, there is substantial doubt about the appropriateness of the use of the "going concern" assumption. Furthermore, the Company's ability to realize the carrying value of its assets and discharge its liabilities is subject to substantial doubt. If the "going concern" basis was not used in the preparation of the Company's consolidated condensed financial statements significant adjustments would be necessary in the carrying value of assets and liabilities, the classification of assets and liabilities and the amount of revenue and expenses reported. Continuation of the Company as a "going concern" is contingent upon, among other things its ability to (i) formulate a plan of reorganization that will gain the approval of the parties required by the Bankruptcy Code and the Bankruptcy Court, (ii) comply with the terms of the Amended DIP, (iii) return to profitability, and (iv) generate sufficient cash flows from operations and obtain financing sources to meet future obligations. These matters create substantial doubt about the Company's ability to continue as a "going concern".

Discussion of Critical Accounting Policies

     SEC Financial Reporting Release No. 60 encourages companies to include a discussion of critical accounting policies or methods used to prepare financial statements in its quarterly and annual reports. In addition, Financial Reporting Release No. 61 encourages companies to include a discussion addressing, among other matters, liquidity, off-balance sheet arrangements and contractual obligations and commercial commitments. The following are the Company's critical accounting policies and a brief discussion of each.

     Use of estimates. The Company uses estimates and assumptions in the preparation of its financial statements in conformity with accounting principles generally accepted in the United States of America. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated condensed financial statements. These estimates and assumptions also affect the reported amounts of revenues and expenses. Actual results could materially differ from these estimates. The estimates the Company makes are based upon historical factors, current circumstances and the experience and judgment of the Company's management. The Company evaluates its assumptions and estimates on an on-going basis and may employ outside experts to assist in the Company's evaluations. The Company believes that the use of estimates affects the application of all of the Company's accounting policies and procedures.

     The Company has estimated the amounts that its creditors will be entitled to claim in the Chapter 11 Cases as liabilities subject to compromise. The determination of the amount of these claims is subject to the provisions of various contracts, license agreements and leases. In addition, the amount of claims is subject to review and approval by the Bankruptcy Court. The ultimate amount of claims that will be allowed by the Bankruptcy Court and the amount that the claims will ultimately be settled for cannot be determined at this time.

     The Company has identified reorganization items related to the Company's Chapter 11 Cases. The determination of certain of the amounts included in reorganization items involves the estimation of amounts that will ultimately be realized from the sales of assets and the amount of liabilities that will ultimately be claimed by certain of the Company's creditors in the Chapter 11 Cases. The actual amounts that will ultimately be realized or claimed differ significantly from the amounts originally estimated by the Company. The Company reviews its estimates of reorganization items on a monthly basis and adjustments to the previously estimated amounts are recorded when it becomes evident that a particular item will be settled for more or less than was originally estimated.

     In fiscal 2000, the Company recorded special charges related to the closing of facilities, discontinuing under-performing product lines, write-down of assets and reduction of its production, distribution and administrative workforce. The determination of the amount of these special items involved the estimation of amounts that will be realized from the sales of assets and the amount of liabilities that will be incurred in the future. The actual amounts that will ultimately be realized from asset sales or incurred may differ significantly from the amounts originally estimated by the Company. The Company reviews its estimates of special items on an on-going basis. Adjustments to the previously estimated amounts are recorded when it becomes evident that a particular item will be settled for more or less than was originally estimated.

     In the first quarter of fiscal 2002, the Company recorded a charge of $801,622, net of income tax benefit of $53,513, for the cumulative effect of a change in accounting related to the adoption of SFAS No. 142. The determination of the amount of the charge for the cumulative effect involved significant judgment and the use of estimates of the future earnings of the Company and its various business units and the fair value assigned to the Company's various assets and liabilities. The amount that the Company and its various business units will ultimately earn and the future fair value of the Company's assets and business units could differ significantly from these estimates.

     Revenue recognition. The Company recognizes revenue when goods are shipped to customers and title has passed, net of allowances for returns and other discounts. The Company recognizes revenue from its retail stores when goods are sold to customers. The Company maintains an allowance for estimated amounts that the Company does not expect to collect from its trade customers. The allowance for doubtful accounts includes amounts the Company expects its customers to deduct for trade discounts, other promotional activity, amounts for accounts that go out of business or seek the protection of the Bankruptcy Code and amounts related to charges in dispute with customers. The Company's estimate of the allowance amounts that are necessary includes amounts for specific deductions the Company has authorized and a general amount for estimated losses. The amount of the provision for accounts receivable allowances is impacted by the overall economy, the financial condition of the Company's customers and many other factors most of which are not controlled by the Company or its management. The determination of the amount of the allowance accounts is subject to significant levels of judgment and estimation by the Company's management. If circumstances change or economic conditions deteriorate, the Company may need to increase the allowance for doubtful accounts significantly. The Company has purchased credit insurance to help mitigate the potential losses it may incur from the bankruptcy, reorganization or liquidation of certain of its customers.

     Inventories. The Company values its inventories at the lower of cost, determined on a first-in first- out basis, or market value. The Company evaluates all inventories to determine excess units or slow moving styles based upon quantities on hand, orders in house and expected future orders. For those items of which the Company believes it has an excess supply or for styles or colors that are out-of-date, the Company estimates the net amount that the Company expects to realize from the sale of such items. The Company's objective is to recognize projected inventory losses at the time the loss is evident rather than when the goods are ultimately sold. As of July 6, 2002, the Company had identified inventory with a carrying value of approximately $49.7 million as potentially excess and/or obsolete. Based upon the estimated recoveries related to such inventory, as of July 6, 2002, the Company had approximately $38.9 million of inventory reserves for excess, obsolete and other inventory adjustments. As of January 5, 2002, the Company had identified inventory with a carrying value of approximately $88.2 million as potentially excess and/or obsolete. Based upon the estimated recoveries related to such inventory, as of January 5, 2002, the Company had approximately $50.1 million of inventory reserves for excess, obsolete and other inventory adjustments.

     Long-Lived Assets. The Company reviews its long-lived assets for possible impairment when events or circumstances indicate that the carrying value of the assets may not be recoverable. Assumptions and estimates used in the evaluation of impairment may affect the carrying value of long-lived assets, which could result in impairment charges in future periods. In addition, depreciation and amortization expense is affected by the Company's determination of the estimated useful lives of the related assets.

     Income taxes. The provision for income taxes, income taxes payable and deferred income taxes are determined using the liability method. Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured by applying enacted tax rates and laws to taxable years in which such differences are expected to reverse. A valuation allowance is provided when the Company determines that it is more likely than not that a portion of the deferred tax asset balance will not be realized.

Reorganization items

     In connection with the Chapter 11 Cases, the Company initiated several strategic and organizational changes during fiscal 2001 to streamline the Company's operations, focus on its core businesses, and return the Company to profitability. Many of the strategic actions are long-term in nature and, though initiated in fiscal 2001, will not be completed until the end of fiscal 2002 or later. In connection with these strategies, the Company reorganized its Retail Stores Division by closing 141 of the 267 stores it operated at the beginning of fiscal 2001. The Company closed 23 stores in the second and third quarters of fiscal 2002 and expects to close additional stores by the end of fiscal 2002. The Company wrote-off $6.4 million of fixed assets and accrued $2.5 million of lease termination costs related to rejected leases of the closed stores in the second and third quarters of fiscal 2002. Lease termination costs are included in liabilities subject to compromise.

     On June 12, 2002, the Bankruptcy Court approved the Company's settlement of certain operating lease agreements with General Electric Capital Corporation ("GECC"). The leases had original terms of from three to seven years and were secured by certain equipment, machinery, furniture, fixtures and other assets. GECC's total claims under the leases totaled approximately $51.2 million. Under the terms of the settlement agreement, GECC will receive $15.2 million payable in installments of $0.55 million per month until the Company's plan of reorganization is consummated and $0.75 million per month thereafter until the balance is paid in full. Through July 6, 2002, the Company had previously paid GECC $5.6 million of the $15.2 million. The present value of the remaining cash payments to GECC under the settlement agreement of $8.6 million are included in long-term debt not subject to compromise at July 6, 2002. The remaining amount of the GECC claim of approximately $36.0 million is included in liabilities subject to compromise at July 6, 2002. The Company had recorded accrued liabilities related to the GECC leases of approximately $13.0 million prior to the settlement and, recorded approximately $22.9 million as reorganization items in the second quarter of fiscal 2002. See Note 6 of Notes to Consolidated Condensed Financial Statements.

     The Debtors continue to evaluate the assets of the Company for potential disposition. However, there can be no assurance that the Company will be able to consummate any such transactions at prices the Company or the Company's creditor constituencies will find acceptable.

     In the first quarter of fiscal 2002, the Company sold the assets of Penhaligon's and GJM for net proceeds of approximately $20.5 million in the aggregate. In fiscal 2001 the Company recorded an impairment loss related to the goodwill of GJM of approximately $26.8 million.

     The amount of proceeds that will be realized, if any, and the effect of any additional asset sales on the Company's proposed plan or plans of reorganization cannot presently be determined. The Company has recorded asset impairment losses for those assets that the Company believes will not be fully realized when they are sold or abandoned.

     As a direct result of the Chapter 11 Cases, the Company has recorded certain liabilities, incurred certain legal and professional fees, written-down certain assets and accelerated the recognition of certain deferred charges. The transactions were recorded consistent with the provisions SOP 90-7.

     Reorganization items included in the consolidated condensed statement of operations in the first six months of fiscal 2002 are $58.1 million. Included in reorganization items are certain non-cash asset impairment provisions and accruals for items that have been, or will be, paid in cash. In addition, certain accruals are subject to compromise under the provisions of the Bankruptcy Code. The Company has recorded these accruals at the estimated amount the creditor is entitled to claim under the provisions of the Bankruptcy Code. The ultimate amount of and settlement terms for such liabilities are subject to determination in the bankruptcy process including the terms of a confirmed plan or plans of reorganization and accordingly are not presently determinable. The Company's proposed plan of reorganization, as filed with the Bankruptcy Court on October 1, 2002, identifies the Company's plan for the settlement of pre-petition liabilities. The Company is currently seeking approval and confirmation of the plan by its creditor constituencies and the Bankruptcy Court. Under the terms of the Company's proposed plan of reorganization, pre-petition liabilities will be settled for substantially less than face value.

Results of Operations.

                     STATEMENT OF OPERATIONS (SELECTED DATA)

                                                  Three Months Ended        Six Months Ended
                                                 ---------------------    ---------------------
                                                  July 6,     July 7,      July 6,      July 7,
                                                   2002         2001        2002         2001
                                                 --------    ---------    --------    ---------
                                                        (Amounts in thousands of dollars)
                                                                  (Unaudited)
Net revenues                                     $381,767    $ 362,270    $791,819    $ 861,489
Cost of goods sold                                265,919      386,583     557,559      740,525
                                                 --------    ---------    --------    ---------
Gross profit (loss)                               115,848      (24,313)    234,260      120,964
   % of net revenue                                  30.3%        -6.7%       29.6%        14.0%
Selling, general and administrative expenses      100,579      188,472     202,697      327,541
                                                 --------    ---------    --------    ---------
Operating income (loss) before reorganization      15,269     (212,785)     31,563     (206,577)
   items % of net revenue                             4.0%      -58.7%         4.0%       -24.0%
Reorganization items                               42,554       78,202      58,085       78,202
                                                 --------    ---------    --------    ---------
Operating loss                                    (27,285)    (290,987)    (26,522)    (284,779)
   % of net revenue                                  -7.1%       -80.3%       -3.3%       -33.1%
Investment loss                                        --        3,708          --        6,672
Interest expense, net                               3,095       40,523      10,059      104,463
Provision for income taxes                          1,609        3,200      51,538        6,122
                                                 --------    ---------    --------    ---------
Loss before cumulative effect of a
   change in accounting                          $(31,989)   $(338,418)   $(88,119)   $(402,036)
                                                 ========    =========    ========    =========

     The Company's results of operations for the first half of fiscal 2001 included 27 weeks of operations based on a 52/53 week fiscal year compared to 26 weeks in the first half of fiscal 2002.

Net Revenues

     Net revenues are as follows:

                                     Three months ended                         Six months ended
                          ---------------------------------------   ---------------------------------------
                           July 6,    July 7,     Inc.        %      July 6,    July 7,     Inc.       %
                            2002       2001      (Dec.)    change     2002       2001      (Dec.)    change
                          --------   --------   --------   ------   --------   --------   --------   ------
Sportswear and Swimwear   $208,769   $201,094   $  7,675     3.8%   $445,713   $492,610   ($46,897)   -9.5%
Intimate Apparel           145,277    113,468     31,809    28.0%    289,444    276,347     13,097     4.7%
Retail Stores               27,721     47,708    (19,987)  -41.9%     56,662     92,532    (35,870)  -38.8%
                          --------   --------   --------   ------   --------   --------   --------   ------
                          $381,767   $362,270   $ 19,497     5.4%   $791,819   $861,489   ($69,670)  - 8.1%
                          ========   ========   ========   ======   ========   ========   ========   ======

     Second Quarter

     Net revenues increased $19.5 million, or 5.4%, to $381.8 million in the second quarter of fiscal 2002 compared to $362.3 million in the second quarter of fiscal 2001. In the same period, Sportswear and Swimwear Division net revenues increased $7.7 million, or 3.8%, to $208.8 million, Intimate Apparel Division net revenues increased $31.8 million, or 28.0%, to $145.3 million and Retail Stores Division net revenues decreased $20.0 million, or 41.9%, to $27.7 million.

     First Half

     Net revenues decreased $69.7 million, or 8.1%, to $791.8 million in the first half of fiscal 2002 compared to $861.5 million in the first half of fiscal 2001. In the same period, Sportswear and Swimwear Division net revenues decreased $46.9 million, or 9.5%, to $445.7 million, Intimate Apparel Division net revenues increased $13.1 million, or 4.7%, to $289.4 million and Retail Stores net revenues decreased $35.9 million, or 38.8%, to $56.7 million.

Sportswear and Swimwear Division.

     Sportswear and Swimwear Division net revenues are as follows:

                                             Three months ended                         Six months ended
                                   ---------------------------------------   ---------------------------------------
                                    July 6,    July 7,     Inc.       %       July 6,    July 7,     Inc.       %
                                     2002       2001      (Dec.)    change     2002       2001      (Dec.)    change
                                   --------   --------   --------   ------   --------   --------   --------   ------
Authentic Fitness                  $104,691   $ 97,302   $  7,389      7.6%  $217,263   $243,505   ($26,242)  -10.8%
Chaps Ralph Lauren                   24,345     42,376    (18,031)   -42.6%    56,900     85,888    (28,988)  -33.8%
Calvin Klein Jeans/Kids              67,218     52,694     14,524     27.6%   146,433    141,976      4,457     3.1%
Calvin Klein Accessories              2,700      3,430       (730)   -21.3%     6,101      7,443     (1,342)  -18.0%
ABS                                   9,815      5,292      4,523     85.5%    19,016     13,798      5,218    37.8%
                                   --------   --------   --------    -----   --------   --------   --------   -----
Sportswear and Swimwear Division   $208,769   $201,094   $  7,675      3.8%  $445,713   $492,610   ($46,897)   -9.5%
                                   ========   ========   ========    =====   ========   ========   ========   =====

     Second Quarter

     The increase in Authentic Fitness net revenues in the second quarter of fiscal 2002 compared to fiscal 2001 reflects increases in Speedo U.S. shipments to Gart's and membership clubs partially offset by decreases in smaller Speedo accounts and by decreases in the Victoria's Secret private label business. The decrease in Chaps net revenues primarily reflects the elimination of sales to warehouse clubs $(11.5 million) and the strategic decision to reduce accounts receivable exposure in Mexico. The increase in Calvin Klein Jeans/Kids net revenues primarily reflects an increase of $6.5 million in sales to membership clubs partially offset by the strategic decision to reduce accounts receivable exposure in Mexico. The decrease in net revenue in Calvin Klein accessories reflects reductions in the United States associated with the post-September 11 reductions in business and with decreases in business with airport duty free shops somewhat offset by increases in the European accessories business. ABS net revenues have benefited from a favorable reception of its new styles at retail.

     First Half

     The decrease in Authentic Fitness net revenues in the first half of fiscal 2002 compared to the first half of fiscal 2001 reflects decreases in Designer Swimwear due to the loss of the Victoria's Secret catalog business and a strategic decision to reduce accounts receivable exposure with certain swim team dealers. The decrease in Chaps net revenues reflects lower sales to warehouse clubs, the loss of the Dillard's business and lower sales in Mexico. The increase in CK Jeans/Kids net revenues reflects higher sales to membership clubs. CK Jeans/Kids sales to membership clubs for the full 2002 fiscal year are expected to be lower than in fiscal 2001. ABS net revenues have benefited from a favorable reception of its new styles at retail.

Intimate Apparel Division.

Net revenues for the Intimate Apparel Division are as follows:

                                             Three months ended                           Six months ended
                                    ----------------------------------------   ---------------------------------------
                                     July 6,    July 7,     Inc.       %        July 6,    July 7,     Inc.       %
                                      2002       2001      (Dec.)    change      2002       2001      (Dec.)    change
                                    --------   --------   --------   -------   --------   --------   --------   ------
Continuing:
   Warner's/Olga                    $ 65,279   $ 33,989   $ 31,290     92.1%   $123,797   $ 89,463   $ 34,334    38.4%
   Calvin Klein Underwear             50,911     38,177     12,734     33.4%    103,686     91,370     12,316    13.5%
   Lejaby                             25,887     20,259      5,628     27.8%     50,412     44,659      5,753    12.9%
   Mass sportswear licensing           3,121      3,088         33      1.1%      7,953      7,987        (34)   -0.4%
                                    --------   --------   --------    -----     -------   --------   --------   -----

Total continuing                     145,198     95,513     49,685     52.0%    285,848    233,479     52,369    22.4%

Total discontinued business units         79     17,955    (17,876)   -99.6%      3,596     42,868    (39,272)  -91.6%
                                    --------   --------   --------    -----     -------   --------   --------   -----

Intimate Apparel Division           $145,277   $113,468   $ 31,809     28.0%   $289,444   $276,347   $ 13,097     4.7%
                                    ========   ========   ========    =====    ========   ========   ========   =====

     Second Quarter

     Net revenues increased $31.8 million, or 28.0%, to $145.3 million in the second quarter of fiscal 2002 compared with $113.5 million in the second quarter of fiscal 2001. Excluding net revenues from sold and discontinued business units (GJM, Fruit of the Loom and Weight Watchers) Intimate Apparel net revenues increased $49.7 million, or 52.0%, to $145.2 million in the second quarter of fiscal 2002 compared to $95.5 million in the second quarter of fiscal 2001. Warner's/Olga net revenues increased $31.3 million, or 92.1%, primarily through improved distribution fulfillment and increased business with Kohl's (approximately $5 million). The increase in Calvin Klein Underwear net revenues reflects increases in all major accounts, including the international divisions, due to improved sell-through at retail, particularly in the women's business. The increase in Calvin Klein Underwear was realized even though the division made a strategic decision to exit the JC Penney's business in the second quarter of fiscal 2002. Lejaby net revenues increased $5.6 million or 27.8% primarily through improved distribution fulfillment.

     First Half

     For the first half of fiscal 2002 , Intimate Apparel net revenues increased $13.1 million or, 4.7%, to $289.4 million compared with $276.3 million in the first half of fiscal 2001. Excluding net revenues from sold and discontinued business units (GJM, Fruit of the Loom and Weight Watchers) Intimate Apparel net revenues increased $52.4 million, or 22.4%, to $285.9 million in the first half of fiscal 2002 compared to $233.5 million in the first half of fiscal 2001. The increase in net revenues for continuing businesses primarily is a result of improved distribution fulfillment, as noted above.

Retail Stores Division.

     Net revenues are as follows:

                                        Three months ended                      Six months ended
                            ---------------------------------------  ---------------------------------------
                            July 6,   July 7,      Inc.       %       July 6,   July 7,      Inc.       %
                             2002       2001      (Dec.)    change     2002       2001      (Dec.)    change
                            -------   --------   --------   ------   --------   --------   --------   ------
Outlet retail stores       $ 17,293   $ 30,529   ($13,236)   -43.4%  $ 35,398   $ 58,884   ($23,486)  -39.9%
Authentic Fitness stores     10,342     14,736     (4,394)   -29.8%    20,281     28,529     (8,248)  -28.9%
Penhaligon's                     --      2,133     (2,133)  -100.0%       676      4,441     (3,765)  -84.8%
IZKA                             86        310       (224)   -72.3%       307        678       (371)  -54.7%
                           --------   --------   --------   ------   --------   --------   --------   -----
                           $ 27,721   $ 47,708   ($19,987)   -41.9%  $ 56,662   $ 92,532   ($35,870)  -38.8%
                           ========   ========   ========   ======   ========   ========   ========   =====

     The Company expects to close its 26 remaining domestic outlet retail stores by the end of fiscal 2002.

     Second Quarter

     Net revenues decreased $20.0 million, or 41.9%, to $27.7 million in the second quarter of fiscal 2002 compared to $47.7 million in the second quarter of fiscal 2001. The decrease in net revenues reflects the reduction in the number of outlet retail stores and Authentic Fitness stores the Company operates. Same store sales decreased approximately 14.2% for the outlet retail stores and approximately 3.4% for Authentic Fitness stores in the second quarter of fiscal 2002 compared to the same period in the prior year. The sale of the Penhaligon's business and the planned liquidation of IZKA, a French retail subsidiary, in the third quarter of fiscal 2002 also adversely affected net revenues in the second quarter of fiscal 2002.

     First Half

     Net revenues decreased $35.9 million, or 38.8%, to $56.7 million in the first half of fiscal 2002 compared to $92.5 million in the first half of fiscal 2001. The decrease in net revenues reflects the reduction in the number of retail outlets and Authentic Fitness stores the Company operates. The Penhaligon's business was sold in February 2002 and IZKA, a French retail subsidiary, was liquidated in the third quarter of fiscal 2002.

     Net revenues for the 38 outlet retail stores closed in the first half of fiscal 2002 for the six months ended July 6, 2002 and July 7, 2001 were $9,662 and $19,231, respectively. Net revenues for the 26 outlet retail stores to be closed in the fourth quarter of fiscal 2002 for the six months ended July 6, 2002 and July 7, 2001 were $18,583 and $21,826, respectively.

     Net revenues for the 24 Authentic Fitness stores closed in the first half of fiscal 2002 for the six months ended July 6, 2002 and July 7, 2001 were $1,936 and $2,863, respectively. Net revenues for the 23 Authentic Fitness stores closed in the third quarter of fiscal 2002 for the six months ended July 6, 2002 and July 7, 2001 were $3,998 and $4,529, respectively.

Gross Profit

     Second Quarter

     Gross profit increased $140.1 million to $115.8 million in the second quarter of fiscal 2002 compared with a negative gross profit of $(24.3) million in the second quarter of fiscal 2001. The increase in gross profit reflects an improved regular to off-price sales mix due to the Company's improved sales allowance and markdown experience and improved manufacturing efficiencies. In the second quarter of fiscal 2001, the Company revised its strategy to dispose of its excess and obsolete inventory at the end of each selling season and, as a result, recorded an increase in sales allowances and inventory markdowns of $36 million. Gross margin was 30.3% in the second quarter of fiscal 2002 compared with a negative gross margin of -6.7% in the second quarter of fiscal 2001.

     First Half

     Gross profit for the first half of fiscal 2002 increased $113.3 million, or 93.6%, to $234.3 million compared to $121.0 million in the first half of fiscal 2001. Gross profit in the first half of fiscal 2001 includes the impact of the unfavorable markdown and allowance experience, as noted previously. Gross margin for the first half of fiscal 2002 was 29.6% compared to 14.0% in the first half of fiscal 2001.

Selling, General and Administrative Expenses

     Second Quarter

     Selling, general and administrative expenses for the second quarter of fiscal 2002 decreased $87.9 million, or 46.6%, to $100.6 million compared to $188.5 million in the second quarter of fiscal 2001. Selling, general and administrative expenses as a percentage of net revenues were 26.3% in the second quarter of fiscal 2002 compared with 52.0% in the second quarter of fiscal 2001. Marketing expense for the second quarter of fiscal 2001 includes approximately $15.7 million of increased cooperative advertising expense related to the Company's review of the amounts necessary to satisfy customer claims related in part to the decrease in retail traffic and sales experienced by the Company's core department and specialty store customers. Amortization expense associated with goodwill and intangible assets decreased approximately $8.9 million in the second quarter of fiscal 2002 compared to the second quarter of fiscal 2001 reflecting the adoption of SFAS No. 142. The Retail Stores Division reduced selling, general and administrative expenses by approximately $8.3 million due primarily to the reduction in the number of stores the division was operating during the second quarter of fiscal 2002 compared to the second quarter of fiscal 2001. Intimate Apparel Division selling, general and administrative expenses were reduced by approximately $3.5 million related to the sale of GJM and the discontinuance of Fruit of the Loom and Weight Watchers business units. Selling and distribution expenses decreased due to the consolidation of certain of the Company's distribution facilities in Duncansville, PA. Other selling, general and administrative expenses were reduced by approximately $12.3 million in the second quarter of fiscal 2002 compared to the second quarter of fiscal 2001 due to cost saving measures implemented as part of the Company's restructuring efforts.

     First Half

     Selling, general and administrative expenses for the first half of fiscal 2002 decreased $124.8 million, or 38.1%, to $202.7 million compared to $327.5 million in the first half of fiscal 2001. The decrease in selling, general and administrative expenses reflects lower marketing expenses, as noted above, lower amortization expense of $20.2 million, lower retail expenses of $14.9 million due to the reduction in the number of retail stores the Company operates, lower expenses in Intimate Apparel of $6.0 million related to the discontinuance of the Fruit of the Loom and Weight Watchers business units and the sale of GJM, lower distribution expenses due to the consolidation of certain of the Company's distribution facilities in Duncansville, PA and lower administrative expenses of $23.2 million due to cost saving measures implemented as part of the Company's restructuring efforts.

Operating Income before Reorganization Items

     Operating income before reorganization items is as follows:

                            Three months ended                                   Six months ended
                           ---------------------                               ---------------------
                            July 6,      July 7,     increase    percentage    July 6,      July 7,     increase   percentage
                            2002          2001      (decrease)     change       2002        2001       (decrease)    change
                           --------    ---------    ----------   ----------   --------    ---------    ----------  ---------
Sportswear and Swimwear    $ 13,010    $ (68,977)    $ 81,987      118.9%     $ 39,698    $ (36,291)   $  75,989     209.4%
Intimate Apparel             19,735      (93,214)     112,949      121.2%       32,241      (84,684)     116,925     138.1%
Retail Stores                  (438)      (9,698)       9,260       95.5%       (4,648)     (13,286)       8,638      65.0%
                           --------    ---------     --------      -----      --------    ---------    ---------     -----

                             32,307     (171,889)     204,196      118.8%       67,291     (134,261)     201,552     150.1%
General corporate
  expenses, not allocated  (17,038)     (40,896)      23,858       58.3%      (35,728)     (72,316)     (36,588)     50.6%
                           --------    ---------     --------      -----      --------    ---------    ---------     -----
                           $ 15,269    $(212,785)    $228,054      107.2%     $ 31,563    $(206,577)   $ 238,140     115.3%
                           ========    =========     ========      =====      ========    =========    =========     =====

     Second Quarter

     Operating income before reorganization items increased $228.1 million to $15.3 million (4.0% of net revenues) in the second quarter of fiscal 2002 compared to an operating loss of $(212.8) million (-58.7% of net revenues) in the second quarter of fiscal 2001. The increase in operating income reflects the increase in net revenues of $19.5 million, the increase in gross margin to 30.3% from -6.7% and the decrease in selling, general and administrative expenses to 26.3% of net revenues from 52.0% of net revenues. The improvement in gross margin reflects the better regular to off-price sales mix, improved management of customer allowance and markdown deductions and improved manufacturing efficiencies, as noted above. The decrease in selling, general and administrative expenses reflects the lower depreciation and amortization, lower cooperative advertising, lower retail selling and other cost savings, as noted above.

     First Half

     Operating income before reorganization items increased $238.2 million to $31.6 million (4.0% of net revenues) in the first half of fiscal 2002 compared to an operating loss of $206.6 million (-24.0% of net revenues) in the first half of fiscal 2001. The increase in operating income reflects the increase in gross margin to 29.6% from 14.0% and the decrease in selling, general and administrative expenses to 25.6% of net revenues from 38.0% of net revenues. The improvement in gross margin reflects the better regular to off-price sales mix, improved management of customer sales allowance and markdown deductions and improved manufacturing efficiencies, as noted above. The decrease in selling, general and administrative expenses reflects the lower depreciation and amortization, lower cooperative advertising, lower retail selling and other cost savings, as noted above.

     Sportswear and Swimwear Division.

     Sportswear and Swimwear Division operating profit is as follows:

                           Three months ended                                   Six months ended
                           -------------------                                --------------------
                           July 6,     July 7,    increase      percentage     July 6,    July 7,     increase      percentage
                             2002       2001      (decrease)      change         2002      2001       (decrease)      change
                           -------    --------    ----------    ----------    --------    --------    ----------    ----------
Authentic Fitness          $12,450    $(19,949)    $32,399        162.4%      $ 33,371    $ 13,582     $19,789        145.7%
Chaps Ralph Lauren           1,848      (4,964)      6,812        137.2%         5,374      (1,597)      6,971        436.5%
Calvin Klein Jeans/Kids     (1,724)    (38,292)     36,568         95.5%           (66)    (41,292)     41,226         99.8%
Calvin Klein Accessories      (573)     (2,094)      1,521         72.6%          (462)     (1,695)      1,233         72.7%
ABS                          1,009      (3,678)      4,687        127.4%         1,481      (5,289)      6,770        128.0%
                           -------    --------     -------        -----       --------    --------     -------        -----
                           $13,010    $(68,977)    $81,987        118.9%      $ 39,698    $(36,291)    $75,989        209.4%
                           =======    ========     =======        =====       ========    ========     =======        =====

     Second Quarter

     The increase in Authentic Fitness operating income for the second quarter of fiscal 2002 compared to the second quarter of fiscal 2001 reflects higher net revenues and gross margins and the impact of lower selling, general and administrative expenses. The gross margin improvements reflect improved sales mix, more favorable experience related to customer sales allowances and markdowns and lower selling, general and administrative expenses. The increase in Chaps operating income reflects higher gross profit and lower selling, general and administrative expenses. The increase in Calvin Klein Jeans/Kids operating income reflects higher gross profit and lower selling, general and administrative expenses. The improved gross profit in Calvin Klein Jeans/Kids reflects improved regular/off-price sales mix. In addition, in the second quarter of fiscal 2002, the Company closed two domestic Calvin Klein Jeans manufacturing facilities. ABS operating income improvement reflects higher sales volume and gross profit.

     First Half

     Authentic Fitness operating income for the first half of fiscal 2002 reflects higher operating income in Speedo partially offset by lower operating income in Designer Swimwear. The decreased Designer Swimwear operating income primarily reflects lower sales. The improvement in Chaps operating income in the first half of fiscal 2002 compared to the first half of fiscal 2001 reflects lower selling, general and administrative expenses due primarily to cost saving measures (including the consolidation of distribution with intimate apparel) implemented in the second half of fiscal 2001. Chaps gross margin improved to 30.7% of net revenues from 20.8% in the first half of fiscal 2001. The improved gross margin in Chaps reflects better markdown and allowance experience. The increase in Calvin Klein Jeans/Kids operating income reflects higher gross profit (despite lower sales) and lower selling, general and administrative expenses. The improvement in ABS operating income reflects higher net revenues and higher gross margin.

     Intimate Apparel Division.

     Intimate Apparel Division operating income is as follows:

                                    Three months ended                              Six months ended
                                    ------------------                             ------------------
                                    July 6,    July 7,    increase    percentage   July 6,   July 7,    increase     percentage
                                     2002       2001     (decrease)     change       2002     2001      (decrease)    change
                                    -------   --------   ----------   ----------   -------   --------   ----------   ----------
Warner's/Olga                       $ 8,434   $(69,688)   $ 78,122       112.1%    $ 8,584   $(77,490)   $ 86,074     111.1%
Calvin Klein Underwear                6,603    (17,222)     23,825       138.3%     10,738    (10,315)     21,053     204.1%
Lejaby                                2,153         79       2,074      2625.3%      6,647      3,963       2,684      67.7%
Mass sportswear licensing             2,313      2,258          55         2.4%      6,400      6,468         (68)     -1.1%
                                    -------   --------    --------      ------     -------   --------    --------     -----
Total continuing                     19,503    (84,573)    104,076      -123.1%     32,369    (77,374)    109,743     141.8%
Total discontinued business units       232     (8,641)      8,873      -102.7%       (128)    (7,310)      7,182      98.2%
                                    -------   --------    --------      ------     -------   --------    --------     -----
                                    $19,735   $(93,214)   $112,949      -121.2%    $32,241   $(84,684)   $116,925     138.1%
                                    =======   ========    ========      ======     =======   ========    ========     =====

     Second Quarter

     Warner's/Olga operating income increased $78.1 million, or 112.1%, to $8.4 million in the second quarter of fiscal 2002 compared to an operating loss of $69.7 million in the second quarter of fiscal 2001 reflecting higher gross profit and lower selling, general and administrative expenses. The increased gross profit reflects more favorable experience related to customer sales allowances and markdowns and improved manufacturing efficiencies. Lower selling, general and administrative costs reflect the consolidation of Warner's/Olga distribution in the Company's Duncansville, PA facility as well as other cost reduction efforts. The increase in Calvin Klein Underwear operating income reflects higher net revenues, higher gross profit and lower selling, general and administrative expenses. Losses from the discontinued GJM, Fruit of the Loom and Weight Watchers business units totaled $8.6 million in the second quarter of fiscal 2001 compared to operating income of $0.2 million in the second quarter of fiscal 2002. Operating income in the discontinued business units in the second quarter of fiscal 2002 relates primarily to sales of inventory and collection of accounts receivable for more than was originally anticipated.

     First Half

     Warner's/Olga operating income for the first half of fiscal 2002 increased $86.1 million, or 111.1%, to $8.6 million compared to an operating loss of $77.5 million in the first half of fiscal 2001 reflecting more favorable experience related to customer sales allowances and markdowns and improved manufacturing efficiencies. Warner's/ Olga also benefited from lower selling, general and administrative expenses reflecting the consolidation of Warner's/Olga distribution in Duncansville, PA as well as other cost reduction efforts. The increase in Calvin Klein Underwear operating income reflects higher net revenues and higher gross profit and lower selling, general and administrative expenses. Calvin Klein Underwear selling expenses decreased despite an increase in marketing expenses of approximately $2 million over the first six months of fiscal 2001 reflecting the launch of the men's "Body" line. The first half of fiscal 2001 includes the $7.3 million loss from the discontinued/sold GJM, Weight Watchers and Fruit of the Loom businesses compared to an operating loss of $0.1 million in the first half of fiscal 2002. The operating loss in the first half for discontinued units represents operating losses incurred by GJM prior to its sale and losses on accounts receivable and inventory dispositions.

     Retail Stores Division.

     Retail Stores Division operating loss is as follows:

                           Three months ended                               Six months ended
                           ------------------                              ------------------
                            July 6,   July 7,     increase    percentage   July 6,    July 7,   increase     percentage
                             2002      2001      (decrease)     change      2002       2001     (decrease)     change
                            -------   -------    ----------   ----------   -------   --------   ----------   ----------
Outlet retail stores         $(780)   $(8,702)     $7,922        91.0%     $(3,907)  $(11,289)    $7,382        65.4%
Authentic Fitness stores       906         12         894      7450.0%         264       (400)       664       166.0%
Penhaligon's                    --       (524)        524       100.0%        (125)      (712)       587        82.4%
IZKA                          (564)      (484)        (80)      -16.5%        (880)      (885)         5         0.6%
                             -----    -------      ------      ------      -------   --------     ------       -----
                             $(438)   $(9,698)      9,260        95.5%     $(4,648)  $(13,286)     8,638        65.0%
                             =====    =======      ======      ======      =======   ========     ======       =====

     Second Quarter

     The decrease in the Retail Stores Division's operating loss primarily reflects the closing of unprofitable and marginally profitable stores, sale of Penhaligon's and the pending liquidation of IZKA. Authentic Fitness stores operating profit improved $0.9 million in the second quarter of fiscal 2002 compared to the second quarter of fiscal 2001. Outlet retail stores losses for the second quarter of fiscal 2001 include $7.1 million of inventory write-downs to reflect the Company's strategy to close unprofitable and marginally profitable stores.

     First Half

     The decrease in the Retail Stores Division's operating loss for the first half of fiscal 2002 compared to the first half of fiscal 2001 primarily reflects the closing of unprofitable and marginally profitable stores, the sale of Penhaligon's and the liquidation of IZKA. Authentic Fitness stores operating profit improved $0.7 million in the first half of fiscal 2002 compared to the first half of fiscal 2001. Retail Stores Division losses for the first half of fiscal 2001 include $7.1 million of inventory write-downs to reflect the Company's strategy to close unprofitable and marginally profitable stores.

Investment loss

     Second Quarter

     Investment loss for the second quarter of fiscal 2001 was $3.7 million. The investment loss reflects the adjustment of amounts due under the Equity Agreements based upon changes in the Company's common stock price. No comparable adjustment was recorded in the second quarter of fiscal 2002 because the Equity Agreements are liabilities subject to compromise.

     First Half

     Investment loss for the first half of fiscal 2001 was $6.7 million. The investment loss reflects the adjustment of amounts due under the Equity Agreements based upon changes in the Company's common stock price. No comparable adjustment was recorded in the first half of fiscal 2002 because the Equity Agreements are liabilities subject to compromise.

Interest Expense

     Second Quarter

     Interest expense decreased $37.4 million to $3.1 million in the second quarter of fiscal 2002 compared with $40.6 million in the second quarter of fiscal 2001. The decrease reflects the impact of the Chapter 11 Cases where the Company has stopped accruing interest on approximately $2.3 billion of pre-petition debt (not including certain foreign debt agreements, as noted below). Interest expense for the second quarter of fiscal 2002 primarily reflects interest and related fees on the Amended DIP. The

Company had repaid all amounts borrowed under the Amended DIP as of July 6, 2002. Certain of the Company's foreign debt agreements are subject to standstill and inter-creditor agreements with the Company's pre-petition lenders. The Company has continued to accrue interest on these foreign debt agreements. The Company's proposed plan of reorganization requires the payment of such interest. Interest expense for the second quarter fiscal 2002 includes approximately $1.6 million of interest on these foreign debt agreements. In addition, interest expense for the second quarter of fiscal 2002 includes approximately $2.9 million of interest income related to the investment of cash balances held as collateral against letters of credit and interest earned on certain income tax refunds received in June 2002.

     First Half

     Interest expense decreased $94.4 million to $10.1 million in the first half of fiscal 2002 compared with $104.5 million in the first half of fiscal 2001. The decrease reflects the impact of the Chapter 11 Cases where the Company has stopped accruing interest on approximately $2.3 billion of pre-petition debt (not including certain foreign debt agreements, as noted below). Interest expense for the first half of fiscal 2002 primarily reflects interest and related fees on the Amended DIP. The Company had repaid all amounts borrowed under the Amended DIP as of July 6, 2002. Certain of the Company's foreign debt agreements are subject to standstill and inter-creditor agreements with the Company's pre-petition lenders. The Company has continued to accrue interest on these foreign debt agreements. The Company's proposed plan of reorganization requires the payment of such interest. Interest expense for the second quarter fiscal 2002 includes approximately $3.2 million of interest on these foreign debt agreements. Interest expense for the first half of fiscal 2002 includes interest income of approximately $2.9 million as noted above.

Income Taxes

     Second Quarter

     The provision for income taxes for the second quarter of fiscal 2002 and fiscal 2001 reflects taxes on certain foreign earnings. The Company has not provided any tax benefit for its domestic losses and certain foreign losses incurred in the second quarter of fiscal 2002 and second quarter of fiscal 2001.

     First Half

     The provision for income taxes for the first half of fiscal 2002 reflects an increase in the Company's valuation allowance of approximately $46.0 million primarily related to the tax benefit from the write-off of goodwill and intangible assets associated with the adoption of SFAS No.142. The increase in the valuation allowance results from an increase in the Company's deferred tax assets that may not be realized.

Cumulative Effect of Change in Accounting

     As of January 5, 2002, the Company had goodwill and other indefinite lived intangible assets net of accumulated amortization of approximately $940.1 million. The Company adopted SFAS No. 142 effective with the first quarter of fiscal 2002. Under the provisions of SFAS No. 142, goodwill may be deemed impaired if the net book value of a business reporting unit exceeds the fair value of that business reporting unit. Intangible assets may be deemed impaired if the carrying amount exceeds the fair value of the assets. The Company obtained an independent appraisal of its Business Enterprise Value ("BEV") in connection with the preparation of its plan of reorganization. The Company allocated the appraised BEV to its various reporting units and determined that the value of certain of the Company's indefinite lived intangible assets and goodwill was impaired. As a result, the Company recorded a charge of $801.6 million net of income tax benefit of $53.5 million as a cumulative effect of a change in accounting from the adoption of SFAS No. 142 in the first quarter of fiscal 2002.

Capital Resources and Liquidity.

Debtor-in-Possession Financing Arrangement

     On June 11, 2001, the Company entered into the DIP with a group of banks which was approved by the Bankruptcy Court in an interim amount of $375.0 million. On July 9, 2001, the Bankruptcy Court approved an increase in the amount of borrowing available to the Company to $600.0 million. The DIP was subsequently amended as of August 27, 2001, December 27, 2001, February 5, 2002 and May 15, 2002. In addition, the Administrative Agent granted certain extensions under the DIP on April 12, 2002, June 19, 2002, July 18, 2002, August 22, 2002 and September 30, 2002. The amendments and extensions, among other things, amend certain definitions and covenants, permit the sale of certain of the Company's assets and businesses, extend certain deadlines with respect to certain asset sales and certain filing requirements with respect to a plan of reorganization and reduce the size of the facility to reflect the Debtor's revised business plan.

     The Amended DIP (when originally executed) provided for a $375.0 million non-amortizing revolving credit facility (which includes a letter of credit facility of up to $200.0 million) (Tranche A) and a $225.0 million reducing revolving credit facility (Tranche B). On April 19, 2002, the Company elected to eliminate the Tranche B facility based upon its determination that the Company's liquidity position had improved significantly since the Petition Date and the Tranche B facility would not be needed to fund the Company's on-going operations. On May 28, 2002 the Company voluntarily reduced the amount of borrowing available under the Amended DIP to $325.0 million. On October 8, 2002, the Company voluntarily reduced the amount of borrowing available under the Amended DIP to $275.0 million. The Amended DIP terminates on the earlier of June 11, 2003 or the effective date of a plan of reorganization.

     Borrowing under the Amended DIP bears interest at either the London Inter Bank Offering Rate (LIBOR) plus 2.75% (4.8% at April 6, 2002) or at the Citibank N.A. Base Rate plus 1.75% (6.5% at April 6, 2002). In addition, the fees for the undrawn amounts are .50% for Tranche A. During fiscal 2001 and through its termination on April 19, 2002, the Company did not borrow any funds under Tranche B. The Amended DIP contains restrictive covenants that require the Company to maintain minimum levels of EBITDAR (earnings before interest, taxes, depreciation, amortization, restructuring charges and other items as set forth in the agreement), restrict investments, limit the annual amount of capital expenditures, prohibit paying dividends and prohibit the Company from incurring material additional indebtedness. Certain restrictive covenants are subject to adjustment in the event the Company sells certain business units and/or assets. In addition, the Amended DIP requires that proceeds from the sale of certain business units and/or assets are to be used to reduce the outstanding balance of Tranche A. The maximum borrowings under Tranche A are limited to 75% of eligible accounts receivable, 25% to 67% of eligible inventory and 50% of other inventory covered by outstanding trade letters of credit.

     The Company had repaid all amounts outstanding under the Amended DIP at July 6, 2002. The Company had stand-by and documentary letters of credit outstanding under the Amended DIP at July 6, 2002 of $64.0 million. The total amount of additional credit available to the Company at July 6, 2002 was $144.0 million. As of October 1, 2002, the Company had repaid all amounts outstanding under the Amended DIP and had approximately $60.8 million of cash available as collateral against outstanding documentary and stand-by letters of credit.

     The Amended DIP is secured by substantially all of the domestic assets of the Company.

Liquidity

     The Company is operating under the provisions of the Bankruptcy Code which has had a direct effect on the Company's cash flows. By operating under the protection of the Bankruptcy Court, making improvements in the Company's operations and selling certain assets, the Company has improved its cash position subsequent to the Petition Date. The Company is not permitted to pay any pre-petition liabilities without approval of the Bankruptcy Court, including interest or principal on its pre-petition debt obligations (approximately $2.2 billion of pre-petition debt outstanding, including approximately $351.4 million of trade drafts) and approximately $140.0 million of accounts payable and accrued liabilities. Since the Petition Date through September 30, 2002, the Company sold certain personal property, certain owned buildings and land and other assets for approximately $10.2 million approximately $4.0 million of which was recorded in the second quarter of fiscal 2002. Substantially all of the net proceeds from these sales were used to reduce outstanding borrowing under the Amended DIP or provide collateral for outstanding trade and stand-by letters of credit. In the first quarter of fiscal 2002, the Company sold the business and substantially all of the assets of GJM and Penhaligon's. The sales of GJM and Penhaligon's generated approximately $20.5 million of net proceeds in the aggregate. Proceeds from the sale of GJM and Penhaligon's were used to (i) reduce amounts outstanding under certain debt agreements of the Company's foreign subsidiaries which are not part of the Chapter 11 Cases ($4.8 million), (ii) reduce amounts outstanding under the Amended DIP ($4.2 million), (iii) create an escrow fund for the benefit of pre-petition secured lenders ($9.8 million) (subsequently disbursed in June
2002) and (iv) create an escrow fund for the benefit of the purchasers for potential indemnification claims and working capital valuation adjustments ($1.7 million). In the second quarter of fiscal 2002, the Company made a strategic decision to close 25 of its outlet stores. In May 2002, the Company contracted with a third party and sold the inventory in these stores generating approximately $12.0 million of net proceeds which were used to reduce amounts outstanding under the Amended DIP. The Company expects to close its remaining
26 domestic outlet retail stores by the end of fiscal 2002.

     At July 6, 2002, the Company had working capital of $466.1 million, excluding $2,470.2 million of pre-petition liabilities that are subject to compromise.

     The Debtors continue to review their operations and identify assets for potential disposition. However there can be no assurance that the Company will be able to consummate such transactions at prices the Company or the Company's creditor constituencies will find acceptable.

Cash Flows

     For the first half of fiscal 2002 cash provided by operating activities was $218.4 million compared to cash used in operating activities of $463.8 million in the first half of fiscal 2001. The Company repurchased $185.0 million of accounts receivable previously subject to a securitization arrangement in June 2001 as part of the completion of the DIP financing. The improvement in cash flow from operating activities of $497.2 million (not including the repurchase of accounts receivable of $185.0 million) in the first half of fiscal 2002 compared to the first half of fiscal 2001 reflects improved operating income of $258.3 million, (includes reductions in depreciation and amortization expenses of approximately $20.2 million due to the adoption of SFAS No. 142), lower interest expense of $94.4 million, the sale of $12.0 million of retail store inventory and improved working capital management. Better management of inventory and accounts receivable contributed $108.8 million. The reduction in inventory balances reflects improved inventory management including a reduction in excess and obsolete inventory at July 6, 2002 to approximately $49 million from approximately $88 million at January 5, 2002. Improved accounts receivable collection efforts have resulted in a reduction in days sales outstanding of 23 days to 53 days at July 6, 2002 compared to 77 days at July 7, 2001. Cash interest expense for the first six months of fiscal 2002 was $5.8 million, $114.4 million lower than the $120.2 million in the first half of fiscal 2001. The decrease in cash interest is primarily a result of the Chapter 11 Cases. Depreciation and amortization expenses decreased approximately $20.2 million in the first half of fiscal
2002 compared to the first half of fiscal 2001 reflecting the adoption of SFAS No.142 effective with the first quarter of fiscal 2002.

     Net cash provided from investing activities was $22.8 million in the first half of fiscal 2002 compared to cash used in investing activities of $17.7 million in the first half of fiscal 2002. Cash provided from investing activities in the first half of fiscal 2002 primarily reflects proceeds from the sale of GJM and Penhaligon's of $20.5 million and other asset dispositions of $7.6 million partially offset by capital expenditures of $5.2 million. Cash used in investing activities in the first half of fiscal 2001 primarily reflects capital expenditures of $20.5 million offset by the disposition of certain fixed assets of $3.0 million.

     Cash used in financing activities of $166.5 million in the first half of fiscal 2002 reflects the repayment of borrowing under the Amended DIP of $155.9 million, repayments of other debt of $10.5 million consisting primarily of repayments of certain pre-petition debt amounts with proceeds from the sale of GJM and Penhaligon's. In the first half of fiscal 2001, the Company financed its increase in working capital, as noted above, by borrowing approximately $340.2 million. Financing activity for the first half of fiscal 2001 includes the payment of $17.3 million of amendment fees and deferred financing costs associated with the Company's pre-petition credit agreements and with the Amended DIP.

     There were no amounts outstanding under the Amended DIP at July 6, 2002. The Company had stand-by and documentary letters of credit outstanding under the Amended DIP at July 6, 2002 of $64.0 million. The Company had excess cash available as collateral against outstanding trade and stand-by letters of credit of $79.1 million at July 6, 2002. The Company also had cash in operating accounts of approximately $38.7 million at July 6, 2002, including restricted cash of $1.7 million related to the sale of GJM and Penhaligon's. Cash in operating accounts primarily represents lock-box receipts not yet cleared or available to the Company, cash held by foreign subsidiaries and compensating balances required under various trade, credit and other arrangements. As of October 1, 2002, the Company had no outstanding amounts borrowed under the Amended DIP and had approximately $144.0 million of additional credit available under the Amended DIP, not including $60.8 million of cash collateral available for letters of credit.

     New Accounting Standards

In June 2001, the FASB issued SFAS No. 141, Business Combinations and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated or completed after June 30, 2001. SFAS No. 141 specifies criteria for the recognition of certain intangible assets apart from goodwill. The adoption of SFAS No. 141 did not have an impact on the Company's financial statements.

     SFAS No. 142 eliminates the amortization of goodwill and certain other intangible assets with indefinite lives effective for the Company's 2002 fiscal year. SFAS No. 142 requires that indefinite lived intangible assets be tested for impairment at least annually. SFAS No. 142 further requires that intangible assets with finite useful lives be amortized over their useful lives and reviewed for impairment in accordance with SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets. The Company adopted SFAS No. 142 beginning with the first quarter of fiscal 2002. See Note 3 of Notes to Consolidated Condensed Financial Statements.

     In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 addresses financial accounting and reporting obligations associated with the retirement of tangible long-lived assets and the associated retirement costs. The Company plans to adopt the provisions of SFAS No. 143 for its 2003 fiscal year and does not expect the adoption of SFAS No. 143 to have a material impact on the Company's financial position or results of operations.

     In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The Company was required to adopt the provisions of SFAS No. 144 for its 2002 fiscal year. The adoption of SFAS No. 144 did not have a material impact on the Company's financial position or results of operations.

     In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. SFAS No. 145 rescinds the provisions of SFAS No. 4 that require companies to classify certain gains and losses from debt extinguishments as extraordinary items, eliminates the provisions of SFAS No. 44 regarding transition to the Motor Carrier Act of 1980 and amends the provisions of SFAS No. 13 to require that certain lease modifications be treated as sale leaseback transactions. The provisions of SFAS No. 145 related to the classification of debt extinguishment are effective for periods beginning after May 15, 2002. The provisions of SFAS No. 145 related to lease modifications are effective for transactions occurring after May 15, 2002. The adoption of SFAS 145 did not have a material impact on the financial position or results of operations of the Company.

     In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force ("EITF") Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. This statement also established that fair value is the objective for initial measurement of the liability. The provisions of SFAS No. 146 are effective for exit or disposal activities that are initiated after December 31, 2002. The Company is currently evaluating the impact, if any, of SFAS No. 146 on its consolidated financial statements.

     In April 2001, the EITF reached a consensus on EITF Issue No. 00-25, Vendor Income Statement Characterization of Consideration Paid to a Reseller of a Vendor's Products, which was later codified along with other similar issues, into EITF 01-09, Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor's Products ("EITF 01-09"). EITF 01-09 was effective for the Company in the first quarter of fiscal 2002. EITF 01-09 clarifies the income statement classification of costs incurred by a vendor in connection with the reseller's purchase or promotion of the vendor's products. The adoption of EITF 01-09 did not have a material impact on the Company's financial position or its results of operations.

Statement Regarding Forward-looking Disclosure

     This Quarterly Report may contain "forward-looking statements" within the meaning of Section 27A of Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect, when made, the Company's expectations or beliefs concerning future events that involve risks and uncertainties, including the ability of the Company to satisfy the conditions and requirements of its credit facilities, the effects of the Chapter 11 Cases on the operation of the Company, the Company's ability to obtain court approval with respect to motions in the Chapter 11 Cases prosecuted by it from time to time, the ability of the Company to develop, prosecute, confirm, and consummate one or more plans of reorganization with respect to the Chapter 11 Cases, the effect of international, national and regional economic conditions, the overall level of consumer spending, the performance of the Company's products within the prevailing retail environment, customer acceptance of both new designs and newly introduced product lines, financial difficulties encountered by customers, the ability of the Company to attract, motivate and retain key executives and employees and the ability of the Company to attract and retain customers. All statements other than statements of historical facts included in this Quarterly Report, including, without limitation, the statements under Management's Discussion and Analysis of Financial Condition and Results of Operations, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements may contain the words "believe", "anticipate", "expect", "estimate", "project", "will be", "will continue", "will likely result", or other similar words and phrases. Forward-looking statements and the Company's plans and expectations are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, and the Company's business in general is subject to certain risks that could effect the value of the Company's stock.

Item 3. Quantitative and Qualitative Disclosures about Market Risk

     The Company is exposed to market risk related to changes in interest rates and foreign currency exchange rates. Prior to the Petition Date, the Company selectively used financial instruments to manage these risks. The Company has not entered any financial instruments to manage these risks since the Petition Date and has sold or terminated all such arrangements.

     Interest Rate Risk

     The Company is subject to market risk from exposure to changes in interest rates based primarily on its financing activities. Prior to the Petition Date, the Company entered into interest rate swap agreements, which had the effect of converting the Company's variable rate obligations to fixed rate obligations, to reduce the impact of interest rate fluctuations on cash flow and interest expense. As of July 7, 2001, the Company had terminated all previously outstanding interest rate swap agreements. The Company terminated its outstanding interest rate swap at April 6, 2001 in the second quarter of fiscal 2001 at a loss to the Company of approximately $0.4 million. As of July 6, 2002, the Company did not have any borrowings outstanding under the Amended DIP, therefore a hypothetical 10% adverse change in interest rates as of January 5, 2002 would not have had a significant impact on the Company's interest expense in the second quarter of fiscal 2002.

     Foreign Exchange Risk

     The Company has foreign currency exposures related to buying, selling and financing in currencies other than the functional currency in which it operates. These exposures are primarily concentrated in the Canadian dollar, Mexican peso, British pound and the Euro. Prior to the Petition Date, the Company entered into foreign currency forward and option contracts to mitigate the risk of doing business in foreign currencies. As of July 6, 2002, the Company had no such financial instruments outstanding.

     Equity Price Risk

     The Company was subject to market risk from changes in its stock price as a result of its Equity Agreements with several banks prior to the Petition Date. The Equity Agreements provided for the purchase by the Company of up to 5.2 million shares of the Company's Common Stock and would have matured on August 12, 2002. As of July 6, 2002 banks purchased the maximum of 5.2 million shares under the Equity Agreements. Amounts recorded as liabilities subject to compromise as of July 6, 2002 were approximately $56.5 million. The amount of equity notes outstanding reflects repayments of Equity Agreements of approximately $0.2 million in the second quarter of fiscal 2002 from the proceeds of the Penhaligon's and GJM sales. The ultimate amount that the Company will pay to its pre-petition lenders related to the Equity Agreements is included in the Company's proposed plan of reorganization as filed on October 1, 2002. See Note 1 of Notes to Consolidated Condensed Financial Statements.

Item 4. Controls and Procedures.

     The Company's independent auditors, Deloitte & Touche LLP ("Deloitte") had advised the Company's management and its Audit Committee of the following matters noted in connection with its audits of the Company's consolidated financial statements for Fiscal 2000 and Fiscal 2001 which Deloitte considered material weaknesses constituting reportable conditions under standards established by the American Institute of Certified Public Accountants:

          (i) certain corporate and U.S. division accounting personnel lacked appropriate experience and/or technical accounting knowledge appropriate for their responsibilities and required additional supervision and review of their work on an ongoing basis;

         (ii) there were an insufficient number of qualified accounting personnel in certain international accounting departments; and

        (iii) there was an absence of appropriate reviews and approvals of transactions and inadequate procedures for assessing and applying accounting principles resulting in numerous Company-prepared closing and adjusting entries at the end of fiscal 2001.

     Beginning in the second half of Fiscal 2001 and continuing into Fiscal 2002, new management of the Company has taken corrective actions to address each of these matters including:

          (i) replacing certain financial staff and hiring additional accounting and financial staff with appropriate experience and technical accounting knowledge in certain domestic divisions and in corporate finance;

          (ii) replacing and upgrading certain financial staff in its international divisions and assigning personnel with extensive accounting and internal control experience to provide additional supervision of its international accounting personnel and review of its international accounting and financial operations; and

         (iii) instituting monthly and quarterly reviews to ensure timely and consistent application of accounting principles and procedures and approval and appropriate review of transactional activity by each of the Company's business units; in addition the Company has recruited new personnel to create a corporate financial reporting department with responsibility for financial reporting and the assessment and application of accounting principles.

     The Company continues to evaluate the effectiveness of these actions as well as the Company's overall disclosure controls and procedures and internal controls and will take such further actions as dictated by such continuing reviews.

                                     PART II
                                OTHER INFORMATION

Item 1. Legal Proceedings

The information required by Item 1 of Part II is incorporated herein by reference to Part I, Item I. Financial Statements Note 14 - "Legal Matters".

Item 2. Changes in Securities and Use of Proceeds

     None.

Item 3. Defaults upon Senior Securities

     The Company was in default of substantially all of its pre-petition credit agreements as of July 6, 2002 and January 5, 2002. All pre-petition debt of the Debtors has been reclassified with liabilities subject to compromise in the consolidated condensed balance sheets at July 6, 2002 and January 5, 2002. The additional information required by Item 3 of Part II is incorporated herein by reference to Part I of Item 1. Financial Statements - Note 6 - "Debt" and Note 7
- "Liabilities Subject to Compromise".

Item 4. Submission of Matters to a Vote of Security Holders

     None

Item 5. Other Information

     None

Item 6. Exhibits and Reports on Form 8-K

     (a) Exhibits

     99.1 Certificate of CEO and CFO pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

     (b) Reports on Form 8-K

     On October 3, 2002, the Company filed a Current Report on Form 8-K dated October 2, 2002. The Form 8-K reported at Item 5 the financial results of the Debtors as filed with the Bankruptcy Court for the period commencing August 4, 2002 and ending August 31, 2002.

     On October 2, 2002, the Company filed a Current Report on Form 8-K dated October 2, 2002. The Form 8-K reported at Item 9 the filing of the Company's proposed plan of reorganization, the Company's disclosure statement related to its proposed plan of reorganization and the related exhibits.

     On October 1, 2002, the Company filed a Current Report on Form 8-K dated October 1, 2002. The Form 8-K reported at Item 5 the press release announcing the filing of the Company's proposed plan of reorganization with the Bankruptcy Court on October 1, 2002.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                               THE WARNACO GROUP, INC.


     Date:  October 24, 2002                   By: /s/ ANTONIO C. ALVAREZ II
                                               ---------------------------------
                                                   Antonio C. Alvarez II
                                                   Director, President and
                                                   Chief Executive Officer


     Date:  October 24, 2002                   By: /s/ JAMES P. FOGARTY
                                               ---------------------------------
                                                      James P. Fogarty
                                               Senior Vice President Finance and
                                                    Chief Financial Officer

I, Antonio C. Alvarez II, as Chief Executive Officer of the Company, certify that:

     1. I have reviewed this quarterly report on Form 10-Q of The Warnaco Group, Inc.;

     2. Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report; and

     3. Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report.


Date:  October 24, 2002                            /s/ ANTONIO C. ALVAREZ
                                                   -----------------------------
                                                    Antonio C. Alvarez II
                                                   Chief Executive Officer

I, James P. Fogarty, as Chief Financial Officer of the Company, certify that:

     1. I have reviewed this quarterly report on Form 10-Q of The Warnaco Group, Inc.;

     2. Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report; and

     3. Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report.


Date:  October 24, 2002                            /s/ JAMES P. FOGARTY
                                                   -----------------------------
                                                     James P. Fogarty
                                                   Chief Financial Officer

                                                                    Exhibit 99.1

                    Certification of CEO and CFO Pursuant to
                             18 U.S.C. Section 1350,
                             As Adopted Pursuant to
                  Section 906 of the Sarbanes-Oxley Act of 2002

     In connection with the Quarterly Report on Form 10-Q of The Warnaco Group, Inc. (the "Company") for the quarterly period ended July 6, 2002 as filed with the Securities and Exchange Commission (the "SEC") on the date hereof (the "Report"), Antonio C. Alvarez II, as Chief Executive Officer of the Company, and James P. Fogarty, as Chief Financial Officer of the Company, each hereby certifies, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, to the best of his knowledge, based upon a review of the Report, that, subject to the qualifications noted below:

     (1) The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

     (2) The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company as of the dates and for the periods presented.

     In rendering this certification, we note the following qualifications:

     (1) The Report was not filed within 45 days after the end of the Company's first fiscal quarter as required by General Instruction A to Form 10-Q.

     (2) The SEC is currently conducting an investigation to determine whether there have been any violations of the Securities Exchange Act of 1934, as amended, in connection with the preparation and publication of various financial statements and other public statements of the Company. Any determination made by the SEC in this matter may affect information contained in the Report; therefore, the certifications set forth above are subject to, and qualified by, the results of the investigation.

     (3) Certain information in the Report relates to periods prior to the undersigned's affiliation with the Company. Antonio C. Alvarez II joined the Company on June 11, 2001 and was elected President and Chief Executive Officer of the Company on November 16, 2001. James P. Fogarty joined the Company as Senior Vice President Finance on June 11, 2001 and was elected Chief Financial Officer of the Company on December 20, 2001.


/s/ ANTONIO C. ALVAREZ
----------------------
Antonio C. Alvarez II
Chief Executive Officer
October 24, 2002


/s/ JAMES P. FOGARTY
--------------------
James P. Fogarty
Chief Financial Officer
October 24, 2002

     This certification accompanies the Report pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 and shall not, except to the extent required by the Sarbanes-Oxley Act of 2002, be deemed filed by the Company for purposes of
Section 18 of the Securities Exchange Act of 1934, as amended.

                                    EXHIBIT G

Projected Consolidated Balance Sheet as of the Effective Date

"Fresh Start" - Effect Plan of Reorganization
($ in Millions)

                                                     Effect Plan of Reorganization
                                                     -----------------------------
                                         Old Co.                     Pay DIP /         New Co.
                                         1/5/03        Reset      Distribute Value     1/6/03
                                        ---------    ---------    ----------------    --------
Cash                                    $    32.3    $      --     $    --            $   32.3
Excess Cash                                  50.8                    (50.8)(a)              --
Accounts Receivable, net                    211.0           --          --               211.0
Inventories, net                            343.4           --          --               343.4
Prepaid Expenses                             17.6           --          --                17.6
                                        ---------    ---------     -------            --------
   Total Current Assets                     655.0           --       (50.8)              604.2
                                        ---------    ---------     -------            --------

PP&E, net                                   166.4           --          --               166.4
Other Investment (Seaway JV)                  0.4           --          --                 0.4
Assets Held For Sale                           --           --          --                  --
Intangibles                                  86.8        (86.8)      237.4               237.4
Deferred Financing Fees                        --           --          --                  --
Deferred Income Taxes                         2.3           --          --                 2.3
Other Long-Term Assets                        5.7           --        (2.3)                3.3
                                        ---------    ---------     -------            --------
Total Assets                            $   916.5    $   (86.8)    $ 184.2            $1,014.0
                                        =========    =========     =======            ========
Liabilities & Shareholders' Equity

Liabilities Subject to Compromise:
   Liabilities Subject to Compromise        179.9       (164.9)      (15.0)(a)(b)           --
   Debt Subject to Compromise             2,297.3     (2,207.3)      (90.1)(a)(b)           --
                                        ---------    ---------     -------            --------
                                          2,477.2     (2,372.1)     (105.1)                 --
Current Liabilities
Accounts Payable                             98.1           --          --                98.1
Accrued Expenses                             83.9          3.7        (2.0)(a)            85.6
Taxes Payable                                13.1           --          --                13.1
                                        ---------    ---------     -------            --------
   Total Current Liabilities                195.0          3.7        (2.0)              196.7
Deferred Tax Liability                         --           --        17.6                17.6
Other Long-Term Liabilities                  43.7          6.0          --                49.7
Debt:
DIP Facility                                   --           --          --(a)               --
New Revolver                                   --           --        56.3(a)             56.3x
GE Debt                                       5.4           --          --                 5.4x
Capital Leases                                1.7           --          --                 1.7x
Sr. Sub Debt                                   --           --       201.0(c)            201.0x
                                        ---------    ---------     -------            --------
   Total Liabilities                      2,723.0     (2,362.5)      167.8               528.3
                                        ---------    ---------     -------            --------

Shareholders Equity                      (1,806.5)     2,275.7        16.4               485.6x
                                        ---------    ---------     -------            --------
Total Liab. & S/H's Equity              $   916.5    $   (86.8)    $ 184.2            $1,014.0
                                        =========    =========     =======            ========

                                                     Enterprise Value (Sum of "x")    $  750.0
                                                                                      --------

(a) "First Day" draw on Newco Revolver to pay Foreign Debt ($100.8), Priority / Admin Claims ($4.3), A. Alvarez Incentive - Cash ($1.95), partially offset by Excess Cash ($50.8).

(b) Foreign Debt paydown ($100.8) will eliminate $90.1 of debt subject to compromise and $10.7 of liabilities subject to compromise (Accrued interest on Foreign Debt).

(c)  Rounded from $200.94.

                                    EXHIBIT H

A.   Liquidation Analysis Summary (By Asset Class)
     ($ Millions)

                                                                          Liquidation
                                                 1/6/03   Realization %     Proceeds    Comments
                                                 ------   -------------   -----------   -----------------------------------
Proceeds

Cash                                             $ 32.2       100.0%         $ 32.2

Excess Cash                                        50.8       100.0%           50.8

Accounts Receivable, net                          211.0        69.9%          147.6     See Exhibit 1

Inventories, net                                  343.4        39.8%          136.8     See Exhibit 2

Prepaid Expenses                                   17.6        16.7%            2.9     See Exhibit 3
                                                 ------       -----          ------
   Total Current Assets                           655.0        56.5%          370.4
                                                 ------       -----          ------

PP&E, net                                         166.4        16.2%           27.0     See Exhibit 4

Other Investment (Seaway JV)                        0.4           0%             --     No value absent Warnaco utilization

Intangible Assets                                  86.8       172.0%          149.3     See Exhibit 5

Other Long-Term Assets                              8.0          --              --
                                                 ------       -----          ------
Proceeds                                          916.5        59.6%          546.7
                                                 ======       =====          ======

Disbursements

      Chapter 7 Trustee and Professional Fees                                 (40.1)    See Exhibit 6

      Wind-Down Expenses                                                      (82.4)    See Exhibit 7
                                                                             ------
      Adjusted Gross Proceeds From Liquidation                                424.2
                                                                             ------

         Less: DIP Facility                                                      --
                                                                             ------
      Net Cash Available to Creditors                                        $424.2
                                                                             ------

B.   EXHIBITS

     (1)  Accounts Receivable
          ($ Millions)

          Below is a summary of the estimated liquidation value of AR based on the advance rate on gross collateral that Warnaco receives under the asset based DIP agreement. The July 22, 2002 borrowing base utilized is an indication of liquidation value in the open market. Warnaco received an effective advance rate of 50.5% of gross collateral, $106.5 was made available on $211.0 of gross accounts receivables.

          Domestic AR

          The Domestic gross accounts receivable is valued at a 50.5% effective advance rate. This advance rate is equivalent to the July 22, 2002 borrowing base rate.

          Foreign AR

          The Foreign gross accounts receivable is valued at a 25.0% effective advance rate. The discount is applied to account for foreign creditor leakage and a greater uncertainty with regard to collecting foreign receivables.

                                                     Liquidation Proceeds
                                                  ---------------------------
                                                  Domestic   Foreign   Total
                                                  --------   -------   ------

          Gross AR
             Dec '02 Gross AR                      $268.4     $48.2    $316.6
             Effective Advance Rate                  50.5%     25.0%     46.6%
                                                   ------     -----    ------
             AR Proceeds                           $135.5     $12.1    $147.6
                                                   ======     =====    ======

             Dec '02 Net AR                        $178.9     $32.1    $211.0

             Liquidation Value as a % of Net AR      75.8%     37.5%     69.9%
                                                   ======     =====    ======

     (2)  Inventory
          ($ Millions)

          Below is a summary of the estimated liquidation value of the Inventory based on the advance rate on gross collateral that Warnaco receives under the asset based DIP agreement. The July 22, 2002 borrowing base utilized is an indication of liquidation value in the open market. Warnaco received an effective advance rate of 44.1% of gross collateral, $86.8 was made available on $196.9 of gross inventory.

          Domestic Inventory

          The Domestic gross inventory is valued at a 44.1% effective advance rate. This advance rate is equivalent to the July 22, 2002 borrowing base rate.

          Domestic At Foreign Plants Inventory

          The Domestic At Foreign Plants gross inventory is valued at a 10.0% effective advance rate. The significant discount is applied to account for a higher percentage of WIP and raw materials located at Foreign Plants.

          Foreign Inventory

          The Foreign gross inventory is valued at a 20.0% effective advance rate. The discount is applied to account for foreign creditor leakage, fewer closeout distribution channels and lower quality of Foreign inventory.

                                                                 Liquidation Proceeds
                                                      --------------------------------------------
                                                                  Domestic At
                                                      Domestic   Foreign Plants   Foreign   Total
                                                      --------   --------------   -------   ------
          Gross Inventory
          Dec'02 Gross Inventory                       $266.3        $35.8         $64.9    $367.0
          Effective Advance Rate                         44.1%        10.0%         20.0%     36.5%
                                                       ------        -----         -----    ------
          Inventory Proceeds                           $117.4        $ 3.6         $13.0    $134.0
                                                       ======        =====         =====    ======

          Dec'02 Net Inventory                         $235.6        $35.8         $64.9    $336.3

          Liquidation value as a % of Net Inventory      49.8%        10.0%         20.0%     39.8%
                                                       ======        =====         =====    ======

     (3)  Prepaid Expenses
          ($ Millions)

                                                 Realization   Liquidation
                                        1/5/03        %          Proceeds                       Comments
                                        ------   -----------   -----------   ------------------------------------------------
Professional Fees                        $2.4      100.0%          $2.4

Insurance                                 2.1       25.0%           0.5

Taxes                                      --        0.0%            --

Royalty                                   4.0        0.0%            --

Rent                                      1.7        0.0%            --

Advertising                               1.4        0.0%            --

Design                                    1.1        0.0%            --

Samples                                   1.0        0.0%            --

IT                                        0.6        0.0%            --

Deposits                                  0.5        0.0%            --

Sales Conferences                         0.4        0.0%            --

Other                                     2.4        0.0%            --

                                         -----     -----           ----
                                         $17.6      16.7%          $2.9      Most value inherent in the prepaid expenses
                                         =====     =====           ====      is assumed utilized in the liquidation
                                                                             operations.

     (4)  PP&E Analysis
          ($ Millions)

                                                 Realization   Liquidation
                                        1/5/03        %          Proceeds                    Comments
                                        ------   -----------   -----------   ------------------------------------------------
Buildings, Land and Land Improvements
   Duncansville                            2.5        169%          4.4
   Thomasville                             1.3        123%          1.6
   Bandini                                 0.3       93.8%          0.3
   Grecia                                  1.9       67.5%          1.3
   French Manufacturing Facilities         1.4       83.5%          1.2
   Abbeville                               0.3       43.9%          0.1
   Other                                   0.9        0.0%           --
                                        ------     ------         -----
                                           8.8      101.9%          8.9      Based on current market estimates.
Leasehold Improvements
   Warnaco Group Total                    23.5        0.0%           --      No recovery.

Furniture, Fixtures & Fittings
   Store Fixtures & Display Racks         14.4        0.0%           --      No recovery.
   Office Equipment & Fixtures            10.0       13.0%          1.3
                                        ------     ------         -----
                                          24.4        5.3%          1.3
Machinery & Equipment
   Sewing Equipment                       22.6       65.1%         14.7      Based on recovery experience.
   Other Equipment                         0.7       26.1%          0.2      Includes distribution equipment, vehicles, etc.
   Office Equipment                        2.3       13.3%          0.3
                                        ------     ------         -----
                                          25.6       59.3%         15.2
Computers & Software
   AS 400 and Related Equipment            4.1       26.5%          1.1
   PC's and Other Computer Equipment       7.7        6.6%          0.5
   Software                                5.1        0.0%           --
   IT Projects                            67.2        0.0%           --
                                        ------     ------         -----
                                          84.1        1.9%          1.6      Per MIS Director assesment of Liquidation Value.

Construction in Progress                   1.5        0.0%           --      No value.
                                        ------     ------         -----
   Total Company                        $167.9     $  1.7         $27.0
                                        ======     ======         =====

     (5)  Intangibles - Licenses and Trademarks

          Following is an estimate of the liquidation value of Warnaco's Licenses and Trademarks. This value is derived by first calculating the going concern value of the organization, and intangibles. Going concern value of the organization and intangibles is the Enterprise Value less the going concern value of working capital and PP&E. While not necessarily indicative of the results at auction, it is estimated that licenses and trademarks would yield 50% of the going concern value of the organization and intangibles at auction.

          Enterprise Value                                                                       $750.0

          Working Capital - Going Concern

             Inventory, net                                                              336.2

             Accounts Receivable, net                                                    211.0

             AP and Accrued Liabilities (Post-Petition / Foreign)                       (179.0)
                                                                                        ------
                                                                                                  368.2

          PP&E, net                                                                      166.4
             PP&E - Going Concern Value (50%)                                               50%
                                                                                        ------
                                                                                                   83.2
                                                                                                 ------
          Going Concern Value of Organization and Intangibles (Licenses & Trademarks)            $298.6

             Liquidation Value of Licenses and Trademarks
                (at 50% of overall going concern value in excess of WC and PP&E)                     50%
                                                                                                 ------
                                                                                                  149.3
                                                                                                 ======

     (6)  Chapter 7 Trustee and Professional Fees
          ($ Millions)

          Based on an 18 month Liquidation Analysis.

                                          Total
                                         Expense                             Comments
                                         -------   -------------------------------------------------------------
          Trustee
             Chapter 7 Trustee            $16.4    Represents 3% of Gross Liquidation Proceeds.
             US Trustee                     1.3    Maximum quarterly fee of $10K at 22 legal entities.
                                          -----
                                           17.7
          Legal
             Legal - Debtor                 6.3    Estimated Legal Costs of $350K a month for 18 months.

          Commissions
             Commissions - PP&E             1.9    Represents 7% of Gross Proceeds from the sale of the PP&E
             Commissions - Inventory        6.7    Represents 5% of Gross Proceeds from the sale of Inventory.
             Commissions - Intangibles      7.5    Represents 5% of Gross Proceeds from the sale of Intangibles.
                                          -----
                                           16.1
                                          -----
                                          $40.1
                                          =====

     (7)  Wind-Down Expenses
          ($ Millions)

          Warnaco Inc. inventory is assumed to be liquidated over six months out of the Distribution Centers. The wind-down expenses were forecasted using selling, general and administrative expenses from the FY '03 Stand-alone Plan.

          Selling

          Selling expenses are primarily composed of distribution, sales force, sales administration and customer service. Selling expenses are necessary primarily in the first six months to sell and distribute the inventory in an efficient manner.

          The liquidation scenario requires selling expenses of 50% of prior going concern levels in the first 3 months, 25% during months 4 - 6, and 5% during months 7 - 9 (to help collect receivables).

          Marketing

          Marketing expenses include co-op advertising, national advertising, promotions, royalty and administration. A reduced marketing effort will be necessary in the first six months in order to sell inventory and pay necessary royalty expenses.

          The liquidation scenario requires marketing expenses of 20% of prior going concern levels during the first six months.

          Administration

          Administration expenses include Milford Corporate, the office of the President, Division Financial Officers and MIS. A higher level of administrative expenses will be necessary during the first six months to facilitate the inventory and asset liquidation and collect accounts receivables, thereafter, administrative expenses will gradually decrease throughout the end of the case.

          The liquidation scenario requires administrative expenses of 60% of prior going concern levels during the first 3 months, and 40% during the 4 - 6 month periods. After the first 6 months, a much lower level of administrative expense will be necessary, starting at 25% during the 7 - 9 month time frame winding down to 10% at the end of the case.

                                         Wind-Down Time Frame In Months
                                    ---------------------------------------
                           FY '03                                              Total
                            Plan    1-3   4-6   7-9   10-12   13-15   16-18   Expense
                           ------   ---   ---   ---   -----   -----   -----   -------
          Selling          $177.0   50%   25%    5%    --      --      --      $35.4
          Marketing         104.0   20%   20%   --     --      --      --       10.4
          Administrative     86.0   60%   40%   25%    20%     15%     10%      36.6
                           ------                                              -----
                           $367.0                                              $82.4

                                    EXHIBIT I

                                    EXHIBIT I

          Hearing Date: ________ __, 2002 at 9:45 a.m. (Prevailing Eastern Time) Objection Deadline: ________ __, 2002 at 4:00 p.m. (Prevailing Eastern Time)

J. Ronald Trost (JT-4745)
Kelley A. Cornish (KC-0754)
Shalom L. Kohn (SK-2626)
Elizabeth R. McColm (EM-8532)
SIDLEY AUSTIN BROWN & WOOD LLP
787 Seventh Avenue
New York, New York 10019
Telephone: (212) 839-5300

Counsel for Debtors and Debtors-in-Possession

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

- - - - - - - - - - - - - - - - - - - - - - - - -   x
                                                    :
In re                                               :
                                                    :
     THE WARNACO GROUP, INC.,                       :
     Federal Tax I.D. No. 95-4032739                :
                                                    :
     184 BENTON STREET INC.                         :
     Federal Tax I.D. No. 06-1045343                :
                                                    :
     A.B.S. CLOTHING COLLECTION, INC.               :
     Federal Tax I.D. No. 95-3799247                :
                                                    :   Chapter 11
     ABBEVILLE MANUFACTURING COMPANY,               :
     Federal Tax I.D. No. 13-3779229                :   Case Nos. 01-41643 (RLB)
                                                    :   through   01-41680 (RLB)
     AEI MANAGEMENT CORPORATION,                    :
     Federal Tax I.D. No. 95-4355518                :   (Jointly Administered)
                                                    :
     AUTHENTIC FITNESS CORPORATION,                 :
     Federal Tax I.D. No. 95-4268251                :
                                                    :
     AUTHENTIC FITNESS ON-LINE, INC.                :
     Federal Tax I.D. No. 95-4741962                :
                                                    :
     AUTHENTIC FITNESS PRODUCTS INC.                :
     Federal Tax I.D. No. 95-4267322                :
                                                    :
     AUTHENTIC FITNESS RETAIL INC.                  :
     Federal Tax I.D. No. 95-4442062                :
                                                    :
     BLANCHE INC.                                   :
     Federal Tax I.D. No. 06-1290226                :
                                                    :
                                                    :

     CCC ACQUISITION CORP.                          :
     Federal Tax I.D. No. 95-4456443                :
                                                    :
     CCC ACQUISITION REALTY CORP.                   :
     Federal Tax I.D. No. 95-4456445                :
                                                    :
     C.F. HATHAWAY COMPANY                          :
     Federal Tax I.D. No. 01-0263592                :
                                                    :
     CALVIN KLEIN JEANSWEAR COMPANY,                :
     Federal Tax I.D. No. 13-3779381                :
                                                    :
     CKJ HOLDINGS, INC.                             :
     Federal Tax I.D. No. 13-3928129                :
                                                    :
     CKJ SOURCING, INC.                             :
     Federal Tax I.D. No. 13-3928016                :
                                                    :
     DESIGNER HOLDINGS LTD.                         :
     Federal Tax I.D. No. 13-3818542                :
                                                    :
     GREGORY STREET, INC.                           :
     Federal Tax I.D. No. 06-1469376                :
                                                    :
     JEANSWEAR HOLDINGS, INC.                       :
     Federal Tax I.D. No. 13-3779227                :
                                                    :
     KAI JAY MANUFACTURING COMPANY,                 :
     Federal Tax I.D. No. 13-3779231                :
                                                    :
     MYRTLE AVENUE, INC.                            :
     Federal Tax I.D. No. 06-1469379                :
                                                    :
     OUTLET HOLDINGS, INC.                          :
     Federal Tax I.D. No. 13-3907558                :
                                                    :
     OUTLET STORES, INC.                            :
     Federal Tax I.D. No. 13-3907560                :
                                                    :
     PENHALIGON'S BY REQUEST, INC.                  :
     Federal Tax I.D. No. 13-4076879                :
                                                    :
     RIO SPORTSWEAR, INC.                           :
     Federal Tax I.D. No. 13-3779228                :
                                                    :
     UBERTECH PRODUCTS, INC.                        :
     Federal Tax I.D. No. 06-1577619                :
                                                    :
     VENTURES LTD.                                  :
     Federal Tax I.D. No. 06-1559945                :
                                                    :
     WARMANA LIMITED,                               :
     Federal Tax I.D. No. 06-0902642                :
                                                    :
     WARNACO INC.                                   :
     Federal Tax I.D. No. 22-1897478                :

                                                    :
     WARNACO INTERNATIONAL, INC.                    :
     Federal Tax I.D. No. 06-0967709                :
                                                    :
     WARNACO INTERNATIONAL LLC                      :
     Federal Tax I.D. No. 06-1442942                :
                                                    :
     WARNACO MEN'S SPORTSWEAR INC.                  :
     Federal Tax I.D. No. 25-1141063                :
                                                    :
     WARNACO OF CANADA COMPANY                      :
     Federal Tax I.D. No. 98-0201311                :
     Canada Business No. 105586911                  :
                                                    :
     WARNACO PUERTO RICO, INC.                      :
     Federal Tax I.D. No. 66-0585156                :
                                                    :
     WARNACO SOURCING INC.                          :
     Federal Tax I.D. No. 06-1172666                :
                                                    :
     WARNACO U.S., INC.                             :
     Federal Tax I.D. No. 06-1519997                :
                                                    :
     WARNACO VENTURES LTD.                          :
     Federal Tax I.D. No. 06-1559941                :
                                                    :
     WARNER'S DE COSTA RICA INC.                    :
     Federal Tax I.D. No. 06-0937741                :
                                                    :
                                     Debtors.       :
                                                    x
- - - - - - - - - - - - - - - - - - - - - - - - -

                   NOTICE OF HEARING TO CONSIDER CONFIRMATION
             OF DEBTORS' FIRST AMENDED JOINT PLAN OF REORGANIZATION

TO ALL HOLDERS OF CLAIMS AND INTERESTS
AND OTHER PARTIES IN INTEREST:

APPROVAL OF DISCLOSURE STATEMENT

          PLEASE TAKE NOTICE that by Order dated [insert date], the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") approved the Debtors' Disclosure Statement to Debtors' First Amended Joint Plan of Reorganization (the "Disclosure Statement") as containing adequate information within the meaning of Section 1125 of the Bankruptcy Code.

CONFIRMATION HEARING

          PLEASE TAKE FURTHER NOTICE that on [insert date at _:_ _.m.] (Prevailing Eastern Time), or as soon thereafter as counsel may be heard, a hearing (the "Confirmation Hearing") will commence before the Honorable Richard
L. Bohanon, United States Bankruptcy Judge, at the United States Bankruptcy Court for the Southern District of New York, Alexander Hamilton Custom House, One Bowling Green, New York, New York 10004-1408 to consider confirmation of the Debtors' First Amended Joint Plan of Reorganization (the "Plan"), as the same may be further amended or modified.

          PLEASE TAKE FURTHER NOTICE that the Confirmation Hearing may be adjourned from time to time without further notice to creditors or other parties in interest other than by an announcement of such an adjournment in open court at the Confirmation Hearing or any adjournment thereof. Additionally, the Plan may be modified in accordance with the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure and other applicable law, without further notice, prior to, at or as a result of the Confirmation Hearing.

SUMMARY OF PLAN TREATMENT OF CLAIMS AND INTERESTS

          PLEASE TAKE FURTHER NOTICE that the Plan proposes to modify the rights of certain creditors and equity securities holders of the Debtors. The Plan establishes the following classes of Claims(1) and Interests with the following treatment:

          o Class 1 -- Priority Non-Tax Claims. Unless otherwise agreed by the holder of an Allowed Priority Non-Tax Claim (in which event such agreement will govern), each holder of an Allowed Class 1 Claim will be paid in full in Cash on the later of the Initial Distribution Date and a date that is as soon as practicable after the date upon which such Claim becomes an Allowed Priority Non-Tax Claim.

          o Class 2 -- Senior Secured Bank Claims. On the Effective Date, each holder of a Senior Secured Bank Claim will receive in full satisfaction of its Senior Secured Bank Claim its pro rata share of the following, to be distributed by the Administrative Agent in accordance with the Pre-Petition Facility and Intercreditor
               Agreements: (i) Cash equal to the amount of the balance due on the Original Foreign Facilities Guaranty Claims, which will be applied to repay in full satisfaction of any outstanding amounts owing by the Debtors under the Original Foreign Facilities as of the Petition Date; (ii) New Warnaco Second Lien Notes in the aggregate principal amount of $200 million; and (iii) 96.263% of the New Warnaco Common Shares, subject to Dilution. In the event that holders of Class 6 Claims are not entitled to receive a distribution as provided in Section 2.9.(C) of the Plan, on the Effective Date, each holder of a Class 2 Senior Secured Bank Claim will receive its pro rata share of an additional 0.581% of the New Warnaco Common Shares, subject to Dilution.

          o Class 3 -- GE Capital Secured Claims Under the 1997 MLA. The GE Capital Settlement Agreement and the GE Capital Settlement Order and each of their provisions will be deemed to be a part of the Plan and the Confirmation Order. As provided in the GE Capital Settlement Agreement, in satisfaction of obligations arising under the 1997 MLA, GE Capital will receive an amount equal to $15.2 million (the "GE Settlement Amount"), less all amounts paid by the Debtors to GE Capital with respect to the 1997 MLA from the Petition Date

----------
(1) Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Plan.

               through and including the Effective Date, which amount will be payable without interest at the rate of $750,000 per month from and after the Effective Date until the GE Settlement Amount is paid in full. GE Capital will retain its first priority perfected security interest in and to all of the 1997 Equipment (as that term is defined in the GE Capital Settlement Agreement) all as more particularly set forth in the GE Capital Settlement Agreement. To the extent of a conflict between the GE Capital Settlement Agreement and/or the GE Settlement Order on the one hand, and the plan and/or the Confirmation Order on the other hand, the terms of the GE Capital Settlement Agreement and the GE Settlement Order will govern and control.

          o Class 4 -- Other Secured Claims. Other Secured Claims against the Debtors will, at the sole option of the Debtors, be: (i) paid in full in Cash on the Initial Distribution Date; (ii) reinstated according to the terms of the relevant instrument; (iii) paid on such other terms as the Debtors and the holder of such Claim may agree; or (iv) satisfied through the surrender by the applicable Debtors of the collateral securing the Claim to the holder thereof.

          o Class 5 -- Unsecured Claims. Each holder of an Allowed Unsecured Claim will receive its pro rata share of 2.549% of the New Warnaco Common Shares, subject to Dilution. In the event that holders of Class 6 Claims are not entitled to receive a distribution as provided in Section 2.9.(C) of the Plan, each holder of an Allowed Unsecured Claim will receive its pro rata share of an additional 0.015% of the New Warnaco Common Shares, subject to Dilution.

          o Class 6 -- TOPrS Claims. In the event that the holders of the TOPrS Claims vote as a Class to reject the Plan, the holders of TOPrS Claims will not receive or retain any interest or property under the Plan, and no distribution will be made on account of the TOPrS Claims, and the New Warnaco Common Shares that would otherwise be distributed on account of the TOPrS Claims as set forth in the next sentence will instead be distributed pro rata to holders of Allowed Class 2 and Allowed Class 5 Claims in the following percentages: 0.581% to the holders of Allowed Class 2 Claims and 0.015% to the holders of Allowed Class 5 Claims, subject to Dilution. Otherwise, in full satisfaction of the TOPrS Claims, on the Initial Distribution Date, the Reorganized Debtors will distribute to the TOPrS Trustee, subject to the right of the TOPrS Trustee to assert its TOPrS Trustee Charging Lien against the distributions to the holders of the TOPrS to the extent the TOPrS Trustee Fee remains unpaid, or such persons as the TOPrS Trustee will designate at least ten days prior to the Confirmation Hearing, for redelivery to the holder(s) of the TOPrS Claims, a stock certificate evidencing ownership of 0.596% of the New Warnaco Common Shares, subject to Dilution, and in addition will pay the amount of up to $300,000 to the TOPrS Trustee on account of the TOPrS Trustee Fee, subject to receipt and review by the Debtors of invoices detailing such fees and expenses.

          o Class 7 -- Intercompany Claims. Subject to Section 5.10. of the Plan, Intercompany Claims will be discharged, and the holders of Intercompany Claims will not be entitled to receive or retain any property on account of such Claims.

          o Class 8 -- Common Stock Claims and Interests. Interests will be cancelled, and the holders of Common Stock Claims and Interests will not be entitled to receive or retain any property on account of such Claims and Interests.

          PLEASE TAKE FURTHER NOTICE that, in accordance with Section 1123(a)(1) of the Bankruptcy Code, the Plan does not classify Administrative Claims, the DIP Facility Claim and Priority Tax Claims, but the treatment afforded such Claims under the Plan is as follows:

          o    Administrative Claims.

               (i) General. Subject to the provisions of Section 6.6.(A) of the Plan and unless otherwise agreed by the holder of an Allowed Administrative Claim (in which event such other agreement will govern), and except with respect to the Alvarez Incentive Bonus (see below), the Designated Post-Petition Loans (see below), and claims of the Debt Coordinators and the Pre-Petition Collateral Trustee payable under Paragraph 22 of the DIP Approval Orders, each holder of an Allowed Administrative Claim will be paid in full in Cash (i) at the sole option of the Debtors (before the Effective Date) or the Reorganized Debtors (on or after the Effective Date), (a) in the ordinary course of business as the Claim becomes due and owing or (b) on the Initial Distribution Date or (ii) on such other date as the Bankruptcy Court may order.

               (ii) Alvarez Incentive Bonus. On the Effective Date, the Reorganized Debtors will make the payments in Cash and the distributions of New Warnaco Second Lien Notes and New Warnaco Common Shares, as set forth in Plan Schedule 1.6, in satisfaction of the Alvarez Incentive Bonus.

               (iii) Designated Post-Petition Loans. The Designated Post-Petition Loans will be satisfied in full by the payments and distributions to be made to the Pre-Petition Secured Lenders as set forth in Section 2.5.(C) of the Plan.

          o DIP Facility Claim. On the Effective Date, the DIP Facility Claim will be paid in full in Cash, or otherwise satisfied in a manner acceptable to the DIP Lenders; provided, however, that all letters of credit under the DIP Facility as of the Effective Date will remain outstanding as of the Effective Date and will be paid, in the event drawn, through a borrowing by the Reorganized Debtors under the Exit Financing Facility.

          o Priority Tax Claims. Unless otherwise agreed by the holder of an Allowed Priority Tax Claim (in which event such other agreement will govern), each holder of an Allowed Priority Tax Claim will receive, on the Initial Distribution Date, at the Reorganized Debtors' option, (a) Cash equal to the amount of such Allowed Priority Tax Claim, or (b) Cash in six equal annual installments, together with interest thereon at the legal rate required for such claims in chapter 11 cases, which interest will be paid annually in arrears pursuant to Section 1129(a)(9)(C) of the Code.

SUMMARY OF TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

          PLEASE TAKE FURTHER NOTICE that Article III of the Plan proposes the following treatment of pre-petition executory contracts and unexpired leases to which any of the Debtors are a party:

          o Rejected Contracts and Leases: Each executory contract and unexpired lease to which any of the Debtors is a party will be deemed automatically rejected as of the Effective Date, except with respect to Intellectual Property Contracts, which will be deemed automatically assumed as of the Effective Date, unless such executory contract or unexpired lease (a) will have been previously been rejected or assumed by order of the Bankruptcy Court, or (b) is the subject of a motion to assume or reject filed on or before the Confirmation Date, or (c) is listed on the schedule of contracts and leases to be rejected or assumed pursuant to the Plan, annexed as Plan Schedules 3.1 and 3.2, respectively, (and as the same may be modified or supplemented, if at all, pursuant to Section 3.3.(B) of the Plan). The Confirmation Order will constitute an order of the Bankruptcy Court approving such deemed rejection or assumption (with respect to Intellectual Property Contracts only), as applicable, as of the Effective Date. All executory contracts and unexpired leases specifically listed on the schedule of rejected executory contracts and unexpired leases, annexed as Plan
               Schedule 3.1, will be deemed automatically rejected pursuant to the Plan by the applicable Debtor as of the Effective Date.

          o Assumed Contracts and Leases: All executory contracts and unexpired leases specifically listed on the schedule of assumed executory contracts and unexpired leases, annexed as Plan
               Schedule 3.2 and modified or supplemented, if at all, pursuant to
               Section 3.3.(B) of the Plan, will be deemed automatically assumed pursuant to the Plan by the applicable Debtor as of the Effective Date. Each executory contract and unexpired lease that is assumed under the Plan and relates to the use, ability to acquire or occupancy of real property will include (a) all modifications, amendments, supplements, restatements or other agreements made directly or indirectly by any agreement, instrument or other document that in any manner affect such executory contract or unexpired lease and (b) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, reciprocal easement agreements and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to a Final Order of the Bankruptcy Court or is otherwise rejected as part of the Plan.

          o The Debtors reserve the right to file a motion on or before the Confirmation Date to assume or reject any executory contract or unexpired lease. Notwithstanding any other provision of the Plan, each of the Debtors will retain the right to, at any time prior to the Confirmation Hearing, modify or supplement Plan Schedule
               3.1 and Plan Schedule 3.2, including, without limitation, the right to add any executory contract or unexpired lease to, or delete any executory contract or unexpired lease from, Plan
               Schedule 3.1 or Plan Schedule 3.2. Listing an executory contract or unexpired lease on Plan Schedule 3.1 or Plan Schedule 3.2 will not constitute an admission by any of the Debtors or the Reorganized Debtors that such contract or lease (including any related agreements that may exist) is an executory contract or unexpired lease or that the applicable Debtor or Reorganized Debtor has any liability thereunder.

          o Payments Related to Assumption of Executory Contracts and Unexpired Leases. Any monetary amounts by which each executory contract and unexpired lease to be assumed under the Plan may be in default will be satisfied by Cure in the amount, if any, set forth in Plan Schedule 3.2, or, in the event of an objection to such Cure amount or if no such Cure amount is listed, in the amount agreed between the parties or as ordered by the Bankruptcy Court or another court of competent jurisdiction. To the extent the non-Debtor party to the unexpired lease or executory contract does not object to the amount of Cure set forth in Plan Schedule
               3.2 on or before the Voting Deadline, such non-Debtor party will be deemed to accept such Cure amount. In the event of a dispute regarding (a) the nature or the amount of any Cure, (b) the ability of the applicable Reorganized Debtor or any assignee to provide "adequate assurance of future performance" (within the meaning of Section 365 of the Code) under the contract or lease to be assumed or (c) any other matter pertaining to assumption, such dispute will be determined by the Bankruptcy Court or another court of competent jurisdiction, or as the parties may otherwise agree. To the extent the Debtor who is a party to the unexpired lease or executory contract is to be merged pursuant to
               Section 5.4. of the Plan, upon assumption as contemplated therein, the Reorganized Debtor that is the surviving entity after such merger will be the party to the unexpired lease or executory contract.

          o Post-Petition Contracts and Leases. All contracts, agreements and leases that were entered into by the Debtors or assumed by the Debtors after the Petition Date will be deemed assigned by the Debtors to the Reorganized Debtors on the Effective Date.

          o Rejection Damages Bar Date. If the rejection by a Debtor, pursuant to the Plan or otherwise, of an executory contract or unexpired lease results in a Claim, then such Claim will be forever barred and will not be enforceable against any Debtor or Reorganized Debtor or the properties of any of them unless a proof of claim is filed with the clerk of the Bankruptcy Court and served upon counsel to the Debtors within thirty (30) days after service of the earlier of (a) notice of the Confirmation Date, or (b) other notice that the executory contract or unexpired lease has been rejected pursuant to an order of the Bankruptcy Court.

CONSEQUENCES OF CONFIRMATION AND INJUNCTION

          PLEASE TAKE FURTHER NOTICE that if the Bankruptcy Court confirms the Plan, the Plan will bind all holders of Claims and Interests against the Debtors, whether or not they are entitled to vote or did vote on the Plan and whether or not they receive or retain any distributions or property under the Plan, wherever located. The Plan provides for an injunction against holders of certain Claims and Interests against the Debtors from taking certain actions on account of such Claims and Interests, including, but not limited to: (i) commencing or continuing in any manner any action or other proceeding against the Debtors or the Reorganized Debtors or their respective property; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtors or the Reorganized Debtors or their respective property; (iii) creating, perfecting or enforcing any lien or encumbrance against the Debtors or the Reorganized Debtors or their respective property; (iv) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtors or the Reorganized Debtors or their respective property; and (v) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

          As more particularly described in the Plan, the Plan also provides for certain exculpations and releases by, and injunctions against, the Debtors in favor of (i) each of the Debtors' directors who served at any time during the Cases, (ii) each of the Debtors' officers employed as of the Effective Date,
(iii) the members of the Creditors' Committee, (iv) the members of the Post-Effective Date Committee, (v) the DIP Lenders, (vi) the Pre-Petition Secured Lenders, (vii) the TOPrS Trustee, and (viii) the attorneys, investment bankers, restructuring consultants and financial advisors of the foregoing from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever (including, without limitation, those arising under the Code), whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or after the Petition Date through and including the Effective Date in connection with, relating to or arising out of the Cases, the management and operation of the Debtors, the formulation, negotiation, implementation, confirmation or consummation of the Plan, the Disclosure Statement or any contract, instrument, release or other agreement or document created in connection with the Plan.

          Finally, the Plan provides for certain releases by, and injunctions against, the Debtors and holders of Claims entitled to vote on the Plan in favor of, (i) each of the Debtors' former and present officers and directors, (ii) the Pre-Petition Secured Lenders, (iii) the TOPrS Trustee, and (iv) the attorneys, investment bankers, restructuring consultants and financial advisors of the foregoing from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever (including, without limitation, those arising under the Code), whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, based in whole or in part on any act, omission, transaction, event or other occurrence taking place before the Petition Date in connection with or relating to The Warnaco Group, Inc. or any of its direct or indirect subsidiaries; provided, however, that the foregoing releases will not apply to any current or former officers or directors of any of the Debtors who, as of November 13, 2002, has been invited by the SEC to make a Wells Submission describing the reasons why no enforcement proceedings should be brought against them with respect to potential violations of the Securities and Exchange Act of 1934 in connection with the preparation and publication of various financial statements and other public statements of Group (each, a "Wells Recipient"); and provided, further, that notwithstanding the foregoing proviso, the release set forth in the foregoing release will apply to a Wells Recipient as of the first day that either (i) the SEC has determined not to commence an enforcement proceeding against such Wells Recipient, or (ii) the SEC has commenced an enforcement proceeding and such proceeding has been concluded with no finding against, or concession by, such Wells Recipient that he or she (a) committed fraud, intentional or negligent misrepresentation, or gross negligence in connection with the matters investigated, or (b) may not serve in the future as an officer or director of any public company, provided, further, that each holder of a Claim entitled to vote on the Plan may elect, by checking the box provided on the Ballot, not to grant such release.

CLASSES OF CLAIMS ENTITLED TO VOTE ON THE PLAN

          PLEASE TAKE FURTHER NOTICE that in accordance with the terms of the Plan and the Bankruptcy Code, holders of Priority Non-Tax Claims in Class 1, GE Capital Secured Claims under the 1997 MLA in Class 3 and Other Secured Claims in Class 4 are unimpaired, are conclusively presumed to have accepted the Plan and are not entitled to vote on the Plan. Additionally, holders of Impaired Claims and Interests in Class 7 and Class 8 are deemed to have rejected the Plan and are not entitled to vote on the Plan. Only the holders of Senior Secured Bank Claims in Class 2, Unsecured Claims in Class 5 and the holders of TOPrS Claims in Class 6 are entitled to vote to accept or to reject the Plan.

BAR DATE FOR CERTAIN ADMINISTRATIVE CLAIMS

          PLEASE TAKE FURTHER NOTICE that all applications for final compensation of professional persons employed by the Debtors or the Creditors' Committee pursuant to orders entered by the Bankruptcy Court and on account of services rendered prior to the Effective Date, and all other requests for payment of Administrative Claims (except for the Alvarez Incentive Bonus, the Designated Post-Petition Loans, claims of the Debt Coordinators and the Pre-Petition Collateral Trustee payable under paragraph 22 of the DIP Approval Orders, claims for taxes, ordinary course trade debt and customer deposits and credits incurred in the ordinary course of business after the Petition Date) will be served on the Reorganized Debtors in accordance with Section 8.10. of the Plan and filed with the Bankruptcy Court, no later than 25 days after the Effective Date. Any such claim that is not served and filed within this time period will be discharged and forever barred. Objections to any such application must be filed within 15 days after filing thereof.

DEADLINE FOR OBJECTIONS TO CONFIRMATION OF THE PLAN

          PLEASE TAKE FURTHER NOTICE that objections, if any, to confirmation of the Plan, including, without limitation, objections to the assumption or rejection of any executory contract or unexpired lease under the Plan, including any supporting declarations, memoranda or other documentation, must be in writing, filed with the Clerk of the Bankruptcy Court together with proof of service thereof, and shall (a) state the name and the address of the objecting party, and the amount of its Claim or the nature of its Interest in the Debtors' Cases, (b) if applicable, identify the executory contract or unexpired lease to be assumed or rejected under the Plan that is the subject of the objection, (c) state with particularity the provision or provisions of the Plan, including, without limitation, the assumption or rejection of any executory contract or unexpired lease under the Plan, objected to and, for any objection asserted, the legal and factual basis for such objection and (d) be served upon: (i) Sidley Austin Brown & Wood LLP, 787 Seventh Avenue, New York, New York 10019,
Attention: Kelley A. Cornish, Esq., counsel to the Debtors, (ii) Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, Attention: Brian S. Rosen, Esq., counsel to the Debtors' post-petition secured lenders, (iii) Shearman & Sterling, 599 Lexington Avenue, New York, New York 10022, Attention:
James L. Garrity, Jr., Esq., counsel to the Debt Coordinators for the Debtors' pre-petition banks, (iv) the Office of the United States Trustee for the Southern District of New York, 33 Whitehall Street, 21st Floor, New York, New York 10004, Attention: Mary Tom, Esq., and (v) Otterbourg, Steindler, Houston & Rosen, P.C., 230 Park Avenue, New York, New York 10169, Attention: Scott L. Hazan, Esq., counsel to the Official Committee of Unsecured Creditors so as to be received on or before 4:00 p.m. (Prevailing Eastern Time) on [insert date]. Any objection not filed and served as set forth above shall be deemed waived and will not be considered by the Bankruptcy Court.


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

VOTING DEADLINE

          PLEASE TAKE FURTHER NOTICE that the deadline for receipt by the Debtors of ballots to accept or reject the Plan is [insert date] at 4:00 p.m. (prevailing Eastern time) (the "Voting Deadline"). In order for a ballot to be counted, it must be properly completed, signed and returned, so as to be actually received by the Voting Deadline at: Warnaco Ballot Processing, P.O. Box 5014, FDR Station, New York, NY 10150-5014, for ballots sent by regular mail, or Warnaco Ballot Processing, c/o Bankruptcy Services LLC, 70 East 55th Street, 6th Floor, New York, New York, 10022-3222 for ballots sent by messenger or overnight mail. Copies of ballots and facsimile ballots will not be accepted.

          If you believe you are entitled to vote on the Plan and did not receive a ballot, if your ballot is damaged or lost, or if you have questions concerning balloting procedures, you should contact Debtors' counsel, Elizabeth
R. McColm, Esq., at (212) 839-5985.


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

COPIES OF THE PLAN AND DISCLOSURE STATEMENT

          PLEASE TAKE FURTHER NOTICE that copies of the Plan and Disclosure Statement will be available for inspection by interested parties (a) during regular business hours in the Office of the Clerk of the Bankruptcy Court, Alexander Hamilton Custom House, One Bowling Green, New York, New York 10004, and (b) on the Court's electronic docket for the Debtors' chapter 11 cases, which is posted on the Internet at (www.nysb.uscourts.gov). A PACER password is required to access case information, which can be obtained at (www.pacer.psc.uscourts.gov) or by calling 1-800-676-6856. If it is impracticable for an interested party to obtain access to the Plan and Disclosure Statement by either of the foregoing methods, such party should contact Ms. Brooke Filler at Sidley Austin Brown & Wood LLP, 787 Seventh Avenue, New York, New York 10019, Telephone: (212) 839-5603, Telecopier: (212) 839-5599,
Email: bfiller@sidley.com.

Dated: New York, New York          SIDLEY AUSTIN BROWN & WOOD LLP
       ________ __, 2002


                                   By:
                                       -----------------------------------------
                                            (A Member of the Firm)
                                   J. Ronald Trost (JT-4745)
                                   Kelley A. Cornish (KC-0754)
                                   Shalom L. Kohn (SK-2626)
                                   Elizabeth R. McColm (EM-8532)
                                   787 Seventh Avenue
                                   New York, New York 10019
                                   Telephone:  (212) 839-5300
                                   Telecopier: (212) 839-5599

                                   Counsel for Debtors and Debtors-in-Possession


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